As filed with the Securities and Exchange Commission on April 20, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUBLIC STORAGE, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	6798	95-3551121
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

701 Western Avenue

Glendale, California 91201-2349

(818) 244-8080

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John S. Baumann, Esq.

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2349

(818) 244-8080

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam O. Emmerich, Esq. Trevor S. Norwitz, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Richard L. Posen, Esq. Willkie Farr & Gallagher LLP The Equitable Center 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Eric A. DeJong, Esq. Perkins Coie, LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101-3099 (206) 359-8000

Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common shares, par value $0.10 per share	40,905,468	Not applicable	$3,018,524,226	$322,982

(1)	This number is based on (a)(i) 47,073,810 shares of Class A common stock, par value $0.001 per share, of Shurgard Storage Centers, Inc. (“Shurgard”) outstanding as of March 8, 2006, (ii) 2,789,717 shares reserved for issuance under various Shurgard plans as of such date and (iii) 21,190 restricted stock units granted to non U.S. employees, and (b) the exchange ratio of 0.82 shares of common stock, par value $0.10 per share, of the Registrant for each share of Shurgard common stock.
(2)	Not included pursuant to Rule 457(o).
(3)	The registration fee has been computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for shares of Shurgard common stock as reported on the New York Stock Exchange on Monday, April 17, 2006 ($60.51 per share) multiplied by the maximum number of such shares (49,884,717) that may be exchanged for the securities being registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 20, 2006

TO THE SHAREHOLDERS OF

PUBLIC STORAGE, INC. AND

SHURGARD STORAGE CENTERS, INC.

The boards of directors of Public Storage, Inc. and Shurgard Storage Centers, Inc. have approved a merger agreement authorizing the merger of Shurgard into ASKL Sub LLC, an indirect subsidiary of Public Storage that we refer to as Merger Sub. As a result of the merger, Merger Sub will acquire Shurgard and its subsidiaries. We are sending you this joint proxy statement/prospectus to ask you to vote on the approval of the merger.

If the merger is completed, Shurgard shareholders will receive Public Storage common stock in exchange for their shares of Shurgard common stock. Each share of Shurgard common stock will be converted into the right to receive 0.82 shares of Public Storage common stock. Upon completion of the merger, we estimate that Shurgard’s former shareholders will own approximately [    ]% of the then-outstanding shares of Public Storage common stock, based on the number of shares of Shurgard and Public Storage common stock outstanding on [            ], 2006. Public Storage’s shareholders will continue to own their existing shares. Shares of Public Storage common stock are listed on the New York Stock Exchange under the symbol “PSA.” Upon completion of the merger, Shurgard common stock, which is listed on the New York Stock Exchange under the symbol “SHU,” will be delisted. We expect the merger to be taxable for federal income tax purposes for Shurgard shareholders.

Public Storage will hold an annual meeting of shareholders and Shurgard will hold a special meeting of shareholders in order to obtain those approvals necessary to consummate the merger and to approve certain other matters as described in this joint proxy statement/prospectus. At the Public Storage annual meeting, Public Storage will ask its common shareholders and equity shareholders to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Public Storage common stock in connection with the merger, and to vote on the other Public Storage annual meeting matters described in this joint proxy statement/prospectus. At the Shurgard special meeting, Shurgard will ask its owners of common stock and of Shurgard’s Employee Stock Purchase Plan stock, which are referred to as ESPP shares, to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the proposal to approve adjournments or postponements of the special meeting, if necessary, as described in this joint proxy statement/prospectus. More information about Public Storage, Shurgard and the proposed merger is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus carefully, including “ Risk Factors” for a discussion of the risks relating to the merger. You may obtain additional information about Public Storage and Shurgard from the documents that each company has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

After careful consideration, each of our boards of directors has approved the merger agreement and has determined that the merger agreement and the merger are advisable and in the best interests of the shareholders of Public Storage and Shurgard, respectively. Accordingly, the Shurgard board of directors recommends that Shurgard shareholders vote FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and FOR approval of adjournments or postponements of the special meeting. The Public Storage board of directors recommends that the Public Storage shareholders vote FOR the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock and FOR the other Public Storage annual meeting matters. If you do not return or submit the proxy or vote in person at the Shurgard special meeting or the Public Storage annual meeting, the effect will be the same as a vote against the proposal to approve the merger agreement and the transactions contemplated by the merger agreement.

We are very excited about the opportunities the proposed merger brings to both Shurgard and Public Storage shareholders, and we thank you for your consideration and continued support.

Ronald L. Havner, Jr. President and Chief Executive Officer Public Storage, Inc.	David K. Grant President and Chief Executive Officer Shurgard Storage Centers, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                    ], 2006, and is first being mailed to Shurgard and Public Storage shareholders on or about [                    ], 2006.

REFERENCES TO ADDITIONAL INFORMATION

Except where we indicate otherwise, as used in this joint proxy statement/prospectus, “Public Storage” refers to Public Storage, Inc. and its consolidated subsidiaries and “Shurgard” refers to Shurgard Storage Centers, Inc. and its consolidated subsidiaries. This joint proxy statement/prospectus incorporates important business and financial information about Public Storage from documents that it has filed with the Securities and Exchange Commission, referred to as the SEC, but that have not been included in or delivered with this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates the annual report on Form 10-K of Public Storage for the fiscal year ended December 31, 2005. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information.”

This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s website maintained at “www.sec.gov.”

In addition, Public Storage’s SEC filings are available to the public on Public Storage’s website, www.publicstorage.com, and Shurgard’s SEC filings are available to the public on Shurgard’s website, www.shurgard.com. Information contained on Public Storage’s website, Shurgard’s website or the website of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Public Storage will provide you with copies of this information relating to Public Storage, without charge, if you request them in writing or by telephone from:

Public Storage, Inc.

701 Western Avenue

Glendale, CA 91201-2349

Attention: Investor Relations

Telephone: (818) 244-8080

Shurgard will provide you with copies of this information relating to Shurgard, without charge, if you request them in writing or by telephone from:

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, WA 98109-4426

Attention: Investor Relations

Telephone: (206) 624-8100

If you would like to request documents, please do so by [    ], 2006, in order to receive them before the shareholders’ meetings.

Public Storage has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Public Storage, and Shurgard has supplied all information contained in this joint proxy statement/prospectus relating to Shurgard.

SHURGARD STORAGE CENTERS, INC.

1155 Valley Street, Suite 400

Seattle, WA 98109-4426

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2006

To the shareholders of Shurgard Storage Centers, Inc.:

Shurgard will hold a special meeting of its shareholders at [            ] a.m., [            ], on [            ], 2006, at [            ], unless postponed or adjourned to a later date. The Shurgard special meeting will be held for the following purposes:

1.	To approve the Agreement and Plan of Merger, dated as of March 6, 2006, by and among Shurgard Storage Centers, Inc, Public Storage, Inc. and ASKL Sub LLC, an indirect subsidiary of Public Storage, and the transactions contemplated by the merger agreement, including the merger of Shurgard with and into ASKL Sub LLC, on the terms and subject to the conditions contained in the merger agreement, and the exchange of each outstanding share of Shurgard common stock for the right to receive 0.82 shares of Public Storage common stock. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus; and

2.	To approve adjournments or postponements of the Shurgard special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Shurgard special meeting to approve the above proposals.

These items of business are described in the accompanying joint proxy statement/prospectus. Only shareholders of record at the close of business on                         , 2006, are entitled to notice of the Shurgard special meeting and to vote at the Shurgard special meeting and any adjournments or postponements of the Shurgard special meeting.

Shurgard’s board of directors approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, on March 6, 2006, and determined that the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Shurgard and its shareholders. Shurgard’s board of directors recommends that you vote FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and FOR approval of adjournments or postponements of the special meeting.

Under Washington law, dissenters’ rights will be available to Shurgard shareholders of record who vote against approval of the merger agreement. To exercise your dissenters’ rights, you must strictly follow the procedures prescribed by Washington law. These procedures are summarized in the accompanying joint proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the Shurgard special meeting in person, please complete, sign and date the enclosed proxy card(s) or voting instruction card(s) as soon as possible and return it in the postage-prepaid envelope provided, or vote your shares by telephone or over the Internet as described in the accompanying joint proxy statement/prospectus. Completing a proxy now will not prevent you from being able to vote at the Shurgard special meeting by attending in person and casting a vote. However, if you do not return or submit the proxy or vote in person at the special meeting, the effect will be the same as a vote against the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the proposal to approve adjournments or postponements of the special meeting.

By order of the board of directors,

Jane A. Orenstein

Vice President, General Counsel and Corporate Secretary

Seattle, Washington, [                    ], 2006

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card or voting instruction card. If you have any questions about the merger proposal or about voting your shares, please call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll free).

PUBLIC STORAGE, INC.

701 Western Avenue

Glendale, California 91201-2349

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2006

Please take notice that the 2006 Annual Meeting of Shareholders of Public Storage, Inc., a California corporation, will be held at the time and place and for the purposes indicated below.

Time and Date:	[ ], local time, on [ ], 2006

Place:	The Hilton Glendale, 100 West Glenoaks Boulevard, Glendale, California

Items of Business:

1.      To approve the merger agreement dated as of March 6, 2006, by and among Public Storage, Inc., Shurgard Storage Centers, Inc., and ASKL Sub LLC, an indirect subsidiary of Public Storage, Inc., a copy of which is attached as Annex A, and the transactions contemplated thereby, including the issuance of Public Storage common stock;

2. To elect ten members of Public Storage’s board of directors to serve until the 2007 annual meeting of shareholders and until their successors are elected and qualified;

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

4.      To approve adjournments or postponements of the Public Storage annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Public Storage annual meeting to approve the above proposals; and

5.      To consider and act on any other business that may properly come before the Public Storage annual meeting or any reconvened meeting following an adjournment or postponement of the Public Storage annual meeting.

These items of business are described in the accompanying joint proxy statement/prospectus. You are entitled to vote at the meeting if you were a shareholder of record of Public Storage common stock, depositary shares each representing 1/1,000th of a share of equity stock, series A or equity stock, series AAA at the close of business on [                    ], 2006.

Public Storage’s board of directors approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, on February 24, 2006, and determined that the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Public Storage and its shareholders. Public Storage’s board of directors recommends that you vote FOR the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock. The affirmative vote of both (i) the holders of at least a majority of outstanding shares of Public Storage common stock and (ii) the holders of at least a majority of outstanding shares of Public Storage equity stock is required to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Public Storage common stock in connection with the merger. An entity controlled by Public Storage has the right to cast a majority of the votes of the Public Storage equity stock with respect to the merger and intend to vote those shares in favor of the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock.

Public Storage’s board of directors also recommends that you vote FOR the other Public Storage annual meeting proposals, all of which are described in detail in the accompanying joint proxy statement/prospectus. Approval of the other Public Storage annual meeting proposals is not a condition to the merger.

Your vote is very important. To ensure your representation at the meeting, please mark your vote on the enclosed proxy/instruction card, then date, sign and mail the proxy or voting instruction card in the stamped return envelope included with these materials as soon as possible. If provided on your voting instruction card, you may also vote by Internet or telephone. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying joint proxy statement/prospectus. Completing a proxy now will not prevent you from being able to vote at the annual meeting by attending in person and casting a vote. However, if you do not return or submit the proxy or vote in person at the annual meeting, the effect will be the same as a vote against the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Public Storage common stock in the merger.

By order of the board of directors,

Stephanie G. Heim

Secretary

Glendale, California, [                    ], 2006

Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card or voting instruction card. If you have any questions about the merger proposal or about voting your shares, please call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll free).

i

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDERS’ MEETINGS AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the annual meeting of shareholders of Public Storage, the special meeting of shareholders of Shurgard, and the merger. They may not include all the information that is important to you. Public Storage and Shurgard urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents to which we have referred you. We have included page references in certain parts of this summary to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/prospectus.

The Merger

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Public Storage and Shurgard have agreed to the acquisition of Shurgard by an indirect subsidiary of Public Storage under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, the merger must be approved by the shareholders of both Public Storage and Shurgard. Public Storage and Shurgard will hold separate meetings of their respective shareholders to obtain these approvals, as well as to consider various other proposals unrelated to the transaction.

This joint proxy statement/prospectus contains important information about the merger, the merger agreement and the annual meeting of shareholders of Public Storage and the special meeting of shareholders of Shurgard, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending your respective company’s shareholders’ meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	Shurgard shareholders are being asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger of Shurgard into an indirect subsidiary of Public Storage. The approval of this proposal by Shurgard shareholders is a condition to the effectiveness of the merger. See “The Merger Agreement—Conditions to the Merger” and “Summary—Conditions to Completion of the Merger.”

Public Storage shareholders are being asked to approve the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock. The approval of this proposal by the Public Storage shareholders is a condition to the effectiveness of the merger. See “The Merger Agreement—Conditions to the Merger” and “Summary—Conditions to Completion of the Merger.”

Q:	Why are Public Storage and Shurgard proposing the merger?

A:	Public Storage and Shurgard both believe that the merger will provide strategic and financial benefits to the shareholders of both companies by creating the largest self-storage company in the world, with significant operating platforms in both the United States and Europe. In addition, Shurgard is also proposing the merger to offer Shurgard shareholders the opportunity to participate in the growth and opportunities of the combined company by receiving Public Storage stock in the merger. To review the reasons for the merger in greater detail, see “The Merger—Public Storage’s Reasons for the Merger and Recommendation of Public Storage’s Board of Directors” and “The Merger—Shurgard’s Reasons for the Merger and Recommendation of Shurgard’s Board of Directors.”

Q:	What will happen in the proposed merger?

A:	In the proposed merger, Shurgard will merge with a newly formed, indirect subsidiary of Public Storage. After the merger, Shurgard will no longer be a public company and its business will be owned by a subsidiary of Public Storage. See “The Merger Agreement—Form of the Merger” and “The Merger Agreement—Completion and Effectiveness of the Merger.”

Q:	What will Shurgard shareholders receive in the merger?

A:	In the merger, Shurgard shareholders will receive 0.82 shares of Public Storage common stock for each share of Shurgard common stock that they own. Shurgard shareholders will receive cash for any fractional shares of Public Storage common stock that they would otherwise be entitled to receive in the merger.

Q:	Do Shurgard shareholders have dissenters’ rights?

A:	Yes. Under applicable Washington law, Shurgard common shareholders have the right to dissent from the merger and to receive payment in cash for the appraised value of their shares of Shurgard common stock. The appraised value of the shares of Shurgard common stock may be more than, less than or equal to the value of the merger consideration. Each Shurgard shareholder seeking to preserve statutory dissenters’ rights must:

•	deliver to Shurgard, before the vote is taken at the Shurgard special meeting regarding the merger agreement and the merger, written notice of such shareholder’s intent to demand payment for such shareholder’s Shurgard common stock if the merger becomes effective;

•	not vote such shareholder’s shares of Shurgard common stock in person or by proxy in favor of the proposal to approve the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described in the section of this joint proxy statement/prospectus entitled “The Merger—Dissenters’ Rights of Shurgard Shareholders.”

Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached as Annex G to this joint proxy statement/prospectus. Failure by a Shurgard shareholder to comply precisely with all procedures required by Washington law may result in the loss of dissenters’ rights for that shareholder.

Q:	Do Public Storage shareholders have dissenters’ rights?

A:	No. Public Storage shareholders are not entitled to dissenters’ rights.

Q:	Will the rights of Shurgard shareholders change as a result of the merger?

A:	Yes. Shurgard shareholders will become Public Storage shareholders and their rights as Public Storage shareholders will be governed by California law and Public Storage’s articles of incorporation and bylaws. For a description of those rights, see “Comparison of Rights of Shareholders.” For a copy of Public Storage’s articles of incorporation or bylaws, see “Where You Can Find More Information.”

Q:	Will the rights of Public Storage shareholders change as a result of the merger?

A:	No. Public Storage shareholders will retain their shares of Public Storage common stock and their rights will continue to be governed by California law and Public Storage’s articles of incorporation and bylaws.

Q:	Where does Public Storage common stock trade?

A:	Shares of Public Storage common stock trade on the New York Stock Exchange and the Pacific Exchange under the symbol “PSA.”

Q:	When do you expect to complete the merger?

A:	If the shareholders of both Shurgard and Public Storage approve the merger agreement and the transactions contemplated thereby, we expect to complete the merger shortly after the shareholders’ meetings subject to the satisfaction or waiver of the other conditions to the merger. The transaction is targeted to close by the end of the second quarter of 2006. See “The Merger Agreement—Form of the Merger” and “The Merger Agreement—Completion and Effectiveness of the Merger.”

Q:	Are there risks involved in undertaking the merger?

A:	Yes. In evaluating the merger, Public Storage and Shurgard shareholders should carefully consider the factors disclosed in the section of this joint proxy statement/prospectus entitled “Risk Factors” and other information included in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus.

Q:	Who will be the directors of Public Storage after the merger?

A:	The directors of Public Storage immediately prior to the merger will continue as directors after the merger. In addition, Public Storage has agreed to cause one of the current independent members of the board of directors of Shurgard to be appointed to the board of directors of Public Storage at the effective time of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to shareholders?

A:	Assuming that the merger is completed as currently contemplated, we expect that the receipt of the merger consideration by Shurgard common shareholders in exchange for their Shurgard common stock in the merger will be a taxable transaction for federal income tax purposes. We anticipate that the merger will have no material U.S. federal income tax consequences to Public Storage shareholders who do not own any Shurgard stock.

The tax consequences to you of the merger will depend on your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger. For more information regarding the tax consequences of the merger to Shurgard common shareholders, please see “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, Public Storage will send Shurgard shareholders written instructions for sending in their stock certificates. See “The Shurgard Special Meeting—Solicitation of Proxies” and “The Merger—Exchange of Shares; Exchange of Certificates; Withholding.” Public Storage shareholders will not need to send in their stock certificates.

Other	Public Storage Annual Meeting Proposals

Q:	On what other proposals am I being asked to vote at the Public Storage annual meeting?

A:	At Public Storage’s annual meeting, in addition to voting on the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock, Public Storage shareholders will be asked:

•	To elect ten members of Public Storage’s board of directors;

•	To ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

•	To approve adjournments or postponements of the Public Storage annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Public Storage annual meeting to approve the above proposals; and

•	To consider and act on any other business that may properly come before the Public Storage annual meeting or any reconvened meeting following an adjournment or postponement of the Public Storage annual meeting.

See “The Public Storage Annual Meeting—Purposes of the Public Storage Annual Meeting.”

Procedures

Q:	When and where are the shareholders’ meetings?

A:	The Shurgard special meeting will be held on [ ], 2006, at [ ].

The Public Storage annual meeting will be held on [                    ], 2006, at The Hilton Glendale, 100 West Glenoaks Boulevard, Glendale, California.

Q:	Who is eligible to vote at the Shurgard special meeting and the Public Storage annual meeting?

A:	Holders of Shurgard common stock are eligible to vote at the Shurgard special meeting if they were shareholders of record at the close of business on [ ], 2006. See “The Shurgard Special Meeting—Record Date; Shares Entitled to Vote; Quorum.”

Holders of Public Storage common stock and equity stock are eligible to vote at the Public Storage annual meeting if they were shareholders of record at the close of business on [                    ], 2006. See “The Public Storage Annual Meeting—Record Date; Outstanding Shares; Shares Entitled to Vote.”

Q:	What should I do now?

A:	You should read this joint proxy statement/prospectus carefully, including the annexes, and return your completed, signed and dated proxy card(s) or voting instruction card(s) by mail in the enclosed postage-paid envelope or, if available, by submitting your proxy by telephone or over the Internet as soon as possible so that your shares will be represented and voted at your respective company’s meeting. A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. See “The Shurgard Special Meeting—Voting of Proxies,” and “The Public Storage Annual Meeting—Voting Your Proxy.”

Q:	If I am going to attend my company’s meeting, should I return my proxy card(s) or voting instruction card(s)?

A:	Yes. Returning your signed and dated proxy card(s) or voting instruction card(s) or voting by telephone or over the Internet, if available, ensures that your shares will be represented and voted at your respective company’s meeting. See “The Shurgard Special Meeting—Voting of Proxies” and “The Public Storage Annual Meeting—Voting Your Proxy.”

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card(s) or voting instruction card(s), or, if available, vote by telephone or the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) or voting instruction card(s) but do not indicate how you want to vote at your meeting:

•	For Shurgard shareholders, your shares will be voted FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and FOR the approval to any adjournment and postponement of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. If you vote FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Shurgard special meeting, you will lose the appraisal rights to which you would otherwise be entitled. See “Summary—Dissenters’ Rights,” “The Merger—Dissenters’ Rights of Shurgard Shareholders” and “The Shurgard Special Meeting—Voting of Proxies.”

•	For Public Storage shareholders, your shares will be voted FOR the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock, FOR the election of the members of the board of directors and FOR the ratification of the independent registered public accounting firm. See “The Public Storage Annual Meeting—Voting Your Proxy.”

Q:	Can I change my vote after I mail my proxy card(s) or voting instruction card(s), or, if available, vote by telephone or the Internet?

A:	Yes. If you are a record holder of Shurgard common stock, Shurgard ESPP shares, Public Storage common stock or Public Storage equity stock, you can change your vote by:

•	sending to the corporate secretary of the company in which you hold shares a written notice that is received prior to your company’s meeting and states that you revoke your proxy;

•	signing and delivering a new proxy card(s) or voting instruction card(s) bearing a later date;

•	if available, voting again by telephone or over the Internet and submitting your proxy so that it is received prior to your company’s meeting; or

•	attending your company’s meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote. See “The Public Storage Annual Meeting—Revoking Your Proxy” and “The Shurgard Special Meeting—Revocability of Proxies.”

Q:	What if my shares are held in “street name” by my broker?

A:	If a broker holds your common stock for your benefit but not in your own name, your shares are in “street name.” In that case, your broker will send you a voting instruction form to use to vote your shares. The availability of Internet and telephone voting depends on your broker’s voting procedures. Please follow the instructions on the voting instruction form they send you. If your shares are held in your broker’s name and you wish to vote in person at your company’s meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to your respective company’s meeting in order to vote in person. See “The Public Storage Annual Meeting—Voting Your Proxy” and “The Shurgard Special Meeting—Voting of Proxies.”

Q:	What if I don’t provide my broker with instructions on how to vote?

A:	Generally, a broker may only vote the common stock that it holds for you in accordance with your instructions. However, if your broker has not received your instructions, your broker has the discretion to vote on certain matters that are considered routine. A “broker non-vote” occurs if your broker cannot vote on a particular matter because your broker has not received instructions from you and because the proposal is not routine.

Shurgard Shareholders

If you wish to vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, you must provide instructions to your broker, because this proposal is not routine. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and a broker non-vote will occur. This will have the same effect as a vote against the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Because adjournments and postponements of the special meeting require the affirmative vote of a majority of the shares of Shurgard common stock present, in person or by proxy, and entitled to vote at the special meeting, broker non-votes, which are not entitled to vote, will have the effect of reducing the aggregate number of votes required to adjourn or postpone the meeting. See “The Shurgard Special Meeting—Voting of Proxies” and “The Shurgard Special Meeting—Record Date; Shares Entitled to Vote; Quorum.”

Public Storage Shareholders

If you wish to vote on the proposal to approve the merger, you must provide instructions to your broker because this proposal is not routine. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to the approval of the merger agreement and the transactions contemplated thereby, and a broker non-vote will occur. Because the affirmative vote required to approve the merger agreement and the transactions contemplated thereby is based upon the total number of outstanding shares of Public Storage common stock and Public Storage equity stock, broker non-votes will have the same effect as votes against the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock.

If you wish to vote on the proposals to elect the ten members to the board of directors of Public Storage, to ratify the appointment of Public Storage’s independent registered public accounting firm or to act upon any other routine business that may properly come before the Public Storage annual meeting, you should provide instructions to your broker. If you do not provide your broker with instructions, your broker generally will have the authority to vote on the election of directors, the ratification of the appointment of the independent registered public accounting firm and other routine matters.

If you wish to vote on any proposal to approve adjournments or postponements of the Public Storage annual meeting, you should provide instructions to your broker. If you do not provide instructions to your broker, your broker generally will have the authority to vote on proposals such as the adjournment or postponement of meetings. However, your broker will not be authorized to vote on any proposal to adjourn or postpone the meeting solely relating to the solicitation of proxies to approve the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Public Storage common stock. See “The Public Storage Annual Meeting—Voting Your Proxy,” “The Public Storage Annual Meeting—Voting Rights” and “The Public Storage Annual Meeting—Quorum.”

Q:	What if I abstain from voting?

A:	Your abstention from voting will have the following effect:

If you are a Shurgard shareholder:

•	Because the affirmative vote of a majority of the outstanding shares of Shurgard common stock is required to approve the merger agreement and the transactions contemplated thereby, an abstention or failure to submit a proxy/voting instruction card or to vote at the Shurgard special meeting will have the same effect as a vote against the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Because adjournments and postponements of the special meeting require the affirmative vote of a majority of the shares of Shurgard common stock present, in person or by proxy, and entitled to vote at the special meeting, abstentions will have the same effect as a vote against the approval of adjournments or postponements of the special meeting.

•	See “The Shurgard Special Meeting—Voting of Proxies.”

If you are a Public Storage shareholder:

•	Abstentions will have the same effect as a vote against the approval of the merger agreement.

•	Abstentions will not be counted and therefore will not have an effect on the outcome of the election of the board of directors.

•	Abstentions will not be counted for and therefore will not have an effect on the ratification of the appointment of the independent registered public accounting firm or the approval of adjournments or postponements of the Public Storage annual meeting.

•	See “The Public Storage Annual Meeting—Voting Your Proxy.”

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction card you receive, or, if available, vote using the telephone or the Internet as described in the instructions included with your proxy card(s) or voting instruction card(s).

Q:	Where can I find more information about Public Storage and Shurgard?

A:	You can find more information about Public Storage and Shurgard from various sources described under “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or your meeting, need assistance in voting your shares, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card(s) or voting instructions, you should contact:

MacKenzie Partners, Inc. by telephone at 1-212-929-5500 (call collect) or 1-800-322-2885 (toll free) or by email at proxy@mackenziepartners.com.

SUMMARY

This summary of the material information contained in this joint proxy statement/prospectus may not include all the information that is important to you. To understand fully the proposed merger, and for a more detailed description of the terms and conditions of the merger and certain other matters being considered at your meeting, you should read this entire joint proxy statement/prospectus and the documents to which we have referred you. See “Where You Can Find More Information,” beginning on page 219. We have included references parenthetically in this summary to direct you to a more detailed description of each topic presented in this summary.

The Companies

Shurgard (page 146)

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard develops, acquires, invests in, operates and manages self-storage centers and related operations in the United States and Europe. As of December 31, 2005, it operated a network of over 646 operating storage centers containing approximately 40 million net rentable square feet located throughout the United States and in Europe.

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, WA 98109-4426

Telephone: (206) 624-8100

Public Storage (page 128)

Public Storage, Inc., an S&P 500 company, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. Public Storage’s headquarters are located in Glendale, California. Public Storage’s self-storage properties are located in 37 states. At December 31, 2005, Public Storage had interests in 1,501 storage facilities with approximately 92 million net rentable square feet.

Public Storage, Inc.

701 Western Avenue

Glendale, CA 91201-2349

Telephone: (818) 244-8080

ASKL Sub LLC

ASKL Sub LLC, or Merger Sub, is a Delaware limited liability company, recently organized as an indirect subsidiary of Public Storage solely for the purpose of effecting the merger. Currently, Merger Sub has no material assets and has not engaged in any activities except in connection with the merger. Public Storage presently intends to change the name of Merger Sub from ASKL Sub LLC to Shurgard Storage Centers, LLC after the consummation of the merger.

Reasons for the Merger and Recommendations to Shareholders (page 51 for Public Storage and page 60 for Shurgard)

The Shurgard board of directors, for the reasons specified in “The Merger—Shurgard’s Reasons for the Merger and Recommendation of Shurgard’s Board of Directors,” has determined that the merger is fair to and in the best interests of Shurgard and its shareholders, and recommends that Shurgard shareholders vote FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and FOR the approval of adjournments or postponements of the special meeting.

The Public Storage board of directors, for the reasons specified in “The Merger—Public Storage’s Reasons for the Merger and Recommendation of Public Storage’s Board of Directors,” has determined that the merger is fair to and in the best interests of Public Storage and its shareholders, and recommends that Public Storage shareholders vote FOR the merger, as well as FOR the other proposals being presented at the annual meeting.

The Merger (page 37)

The boards of directors of Shurgard and Public Storage each approved the merger of Shurgard into Merger Sub, on the terms and subject to the conditions contained in the merger agreement. The surviving company of the merger will be a subsidiary of Public Storage.

We encourage you to read the merger agreement, which governs the merger and is attached as Annex A to this joint proxy statement/prospectus, because it sets forth the terms of the merger of Shurgard into Merger Sub.

Merger Consideration (page 111)

Holders of Shurgard common stock (other than Public Storage, Merger Sub, any other subsidiary of Public Storage, Shurgard and dissenting Shurgard shareholders who properly exercise their dissenters’ rights) will be entitled to receive 0.82 shares of Public Storage common stock for each share of Shurgard common stock that they own. As a result, Public Storage will issue approximately [    ] million shares of Public Storage common stock in the merger based on the number of shares of Shurgard common stock outstanding on the record date. We refer to the stock consideration to be paid to Shurgard shareholders by Public Storage as the merger consideration.

The total value of the merger consideration that a Shurgard common shareholder will receive in the merger may vary. The value of the merger consideration to be paid to Shurgard common shareholders is not fixed and will depend on the value of 0.82 shares of Public Storage common stock. This value may be ascertained by multiplying the trading price of Public Storage common stock upon completion of the merger by 0.82.

As illustrated in the table below, the value of 0.82 shares of Public Storage common stock may be less than or greater than $65.16, which was the value of 0.82 shares of Public Storage common stock as of the announcement of the transaction, based on the closing price of Public Storage common stock as of March 6, 2006. In particular, if the closing price of Public Storage common stock upon completion of the merger is greater than $79.46, then the value of 0.82 shares of Public Storage common stock would be greater than $65.16. If the closing price of Public Storage common stock upon completion of the merger is less than $79.46, then the value of 0.82 shares of Public Storage common stock would be less than $65.16.

Hypothetical Trading Price of Public Storage’s Common Stock	Corresponding Value of Merger Consideration
$90.00	$73.80
$88.00	$72.16
$86.00	$70.52
$84.00	$68.88
$82.00	$67.24
$80.00	$65.60
$78.00	$63.96
$76.00	$62.32
$74.00	$60.68
$72.00	$59.04
$70.00	$57.40
$68.00	$55.76
$66.00	$54.12
$64.00	$52.48
$62.00	$50.84
$60.00	$49.20

No fractional shares of Public Storage common stock will be issued in the merger. All fractional shares of Public Storage common stock that a Shurgard shareholder would otherwise be entitled to receive will be aggregated. As soon as practicable following the effective time of the merger, the aggregated shares will be sold at the prevailing prices on the NYSE. Any holder of shares of Shurgard common stock entitled to receive a fractional share of Public Storage common stock will be entitled to receive a cash payment in an amount equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market of the aggregated shares.

Opinions of Financial Advisors (page 53 for Public Storage and page 64 for Shurgard)

Public Storage: Goldman Sachs delivered its opinion to the Public Storage board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.82 shares of Public Storage common stock to be issued in exchange for each share of Shurgard common stock pursuant to the merger agreement was fair from a financial point of view to Public Storage.

The full text of the written opinion of Goldman Sachs, dated March 6, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Public Storage board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Public Storage common stock should vote with respect to the merger.

Shurgard: In connection with the merger, Shurgard’s board of directors received separate written opinions, each dated March 6, 2006, from its financial advisors, Citigroup Global Markets Inc. and Banc of America Securities LLC, as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Shurgard common stock, other than Public Storage, Merger Sub and their respective affiliates, of the exchange ratio provided for in the merger agreement. The full text of the written opinions of Citigroup and Banc of America Securities are attached to this joint proxy statement/prospectus as Annex E and Annex F, respectively. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Citigroup and Banc of America Securities. Citigroup’s and Banc of America Securities’ respective opinions were provided to Shurgard’s board of directors in connection with its evaluation of the exchange ratio and relate only to the fairness, from a financial point of view, of the exchange ratio. The opinions of Citigroup and Banc of America Securities do not address any other terms, aspects or implications of the merger and do not constitute a recommendation to any shareholder as to how such shareholder should vote or act as to any matters relating to the proposed merger.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 32 for Public Storage and page 29 for Shurgard)

Shurgard Shareholders. The record date for the special meeting of Shurgard shareholders is [                    ], 2006. This means that you must have been a shareholder of record of Shurgard’s common stock at the close of business on [                    ], 2006, in order to vote at the special meeting. You are entitled to one vote for each share of common stock you owned on that date. On Shurgard’s record date, Shurgard’s voting securities carried [            ] votes, which consisted of [            ] shares of common stock.

Public Storage Shareholders. The record date for the annual meeting of Public Storage shareholders is [                    ], 2006. This means that you must have been a shareholder of record of Public Storage’s common stock or equity stock at the close of business on [                    ], 2006, in order to vote at the annual meeting. You are entitled to one vote for each share of common stock you owned on that date. You are entitled to one-tenth of a vote for each depository share that you own representing equity stock, series A. You are entitled to one vote for each share of equity stock, series AAA but with respect to those shares are only entitled to vote with regard to the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock. As of the record date for the Public Storage annual meeting, a subsidiary of Public Storage had the right to vote all 4,289,544 shares of the outstanding equity stock, series AAA at the Public Storage annual meeting.

Stock Ownership of Directors and Executive Officers (page 35 for Public Storage and page 30 for Shurgard)

Shurgard. At the close of business on the record date for the Shurgard special meeting, directors and executive officers of Shurgard and their affiliates beneficially owned and were entitled to vote approximately [            ] shares of Shurgard common stock, collectively representing [        ]% of the shares of Shurgard common stock outstanding on that date.

Public Storage. As of the record date for the Public Storage annual meeting, there were [            ] shares of Public Storage common stock outstanding and entitled to vote at the annual meeting, approximately [    ]% of which were owned and entitled to be voted by Public Storage directors and executive officers and their affiliates, [            ] depositary shares representing Public Storage equity stock, series A outstanding and entitled to vote at the annual meeting, approximately [    ]% of which were owned and entitled to be voted by Public Storage directors and executive officers and their affiliates, and 4,289,544 shares of Public Storage equity stock, series AAA outstanding and entitled to vote at the annual meeting, all of which were owned and entitled to be voted by an entity controlled by Public Storage.

Ownership of Public Storage After the Merger (page 32)

Based on the number of shares of Public Storage and Shurgard common stock outstanding on their respective record dates, after completion of the merger, Public Storage expects to issue approximately [            ] million shares of Public Storage common stock and former Shurgard shareholders will own approximately [    ]% of the then-outstanding shares of Public Storage common stock.

Interests of Shurgard Directors and Executive Officers in the Merger (page 75)

In considering the recommendation of the Shurgard board of directors with respect to the merger agreement and the merger, Shurgard shareholders should be aware that certain executive officers and directors of Shurgard have certain interests in the merger that may be different from, or in addition to, the interests of Shurgard’s shareholders generally. These interests include rights of Shurgard’s executive officers under business combination agreements with Shurgard, rights under Shurgard’s equity compensation plans and rights to continued indemnification and insurance coverage by Public Storage after the merger. The Shurgard board of directors was aware of the interests and considered them, among other matters, when approving the merger agreement and the merger.

Public Storage Board of Directors After the Merger (page 78)

Public Storage has agreed to cause one of the current independent members of the board of directors of Shurgard to be appointed to the board of directors of Public Storage at the effective time of the merger.

Special Meeting of Shurgard Shareholders (page 29)

The special meeting of Shurgard shareholders will be held on [                    ,                     ], 2006, at [    :    ] [a.m./p.m.], local time, at [                    ]. At the Shurgard special meeting, Shurgard shareholders will be asked:

•	to approve the merger agreement and the transactions contemplated thereby, including the merger, and

•	to approve adjournments or postponements of the Shurgard special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Shurgard special meeting to approve the above proposal.

Shurgard shareholders are entitled to vote at the Shurgard special meeting if they owned shares of Shurgard common stock as of the close of business on [                    ], 2006, the Shurgard record date. On the Shurgard record date, there were [            ] shares of Shurgard common stock entitled to vote at the Shurgard special meeting. Shareholders will have one vote at the Shurgard special meeting for each share of Shurgard common stock that they owned on the Shurgard record date.

Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Shurgard common stock entitled to vote. Approval of adjournments or postponements of the special meeting requires the affirmative vote of the holders of a majority of shares of Shurgard common stock present, in person or by proxy, and entitled to vote at the special meeting.

Annual Meeting of Public Storage Shareholders (page 32)

Public Storage will hold an annual meeting of its shareholders at [                    ] on [                    ], 2006 at The Hilton Glendale, 100 West Glenoaks Boulevard, Glendale, California. At the Public Storage annual meeting, Public Storage shareholders will be asked:

•	To approve the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock;

•	To elect ten members of Public Storage’s board of directors;

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

•	To approve adjournments or postponements of the Public Storage annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Public Storage annual meeting to approve the above proposals; and

•	To consider and act on any other business that may properly come before the Public Storage annual meeting or any reconvened meeting following an adjournment or postponement of the Public Storage annual meeting.

Public Storage shareholders may vote at the Public Storage annual meeting if they owned shares of Public Storage common stock or equity stock at the close of business on the Public Storage record date, [                    ], 2006.

Holders of Public Storage common stock and holders of Public Storage equity stock vote together as one class except with respect to the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock, on which Public Storage common shareholders vote as one class and holders of Public Storage equity stock, series A and Public Storage equity stock, series AAA vote together as another class. With respect to the election of directors, (i) each holder of Public Storage common stock on the record date is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in the holder’s name on the record date, and (ii) each holder of depositary shares representing Public Storage equity stock, series A is entitled to cast as many votes as there are directors to be elected multiplied by 100 times the number of shares of Public Storage equity stock registered in its name (equivalent to 1/10 the number of depositary shares registered in the holder’s name). The holder may cumulate its votes for directors by casting all of its votes for one candidate or by distributing its votes among as many candidates as it chooses. With respect to all other matters, Public Storage shareholders can cast one vote for each share of Public Storage common stock and 100 votes for each share of Public Storage equity stock, series A (equivalent to 1/10 of a vote for each depositary shares) registered in their name. Holders of Public Storage equity stock, series AAA are entitled to one vote for each share but are only entitled to vote with regard to the approval of the merger agreement and the transactions contemplated thereby. The proposals require different percentages of votes in order to approve them:

•	The affirmative vote of both (i) the holders of at least a majority of outstanding shares of Public Storage common stock and (ii) the holders of at least a majority of outstanding shares of Public Storage equity stock is required to approve the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock.

•	The ten director nominees who receive the most votes will be elected directors of Public Storage.

•	The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the votes cast.

An entity controlled by Public Storage holds a majority of the votes of the Public Storage equity stock and intends to vote those shares in favor of the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock.

Voting Agreements (page 126)

In connection with the merger agreement, Charles K. Barbo has entered into a voting agreement with Public Storage, pursuant to which Mr. Barbo has agreed, among other things, to vote all of the shares of Shurgard common stock beneficially owned by him, representing approximately 3% of the outstanding shares, in favor of the approval of the merger agreement and the transactions contemplated thereby, including the merger.

Also in connection with the merger agreement, B. Wayne Hughes and certain shareholders affiliated with him have entered into a voting agreement with Shurgard, pursuant to which such shareholders have agreed, among other things, to vote substantially all of the shares of Public Storage common stock beneficially owned by them, representing approximately 36% the outstanding shares of common stock, in favor of the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock.

Listing of Public Storage Common Stock and Delisting of Shurgard Common Stock (page 110)

Public Storage will apply to have the shares of Public Storage common stock issued in the merger approved for listing on the NYSE, where Public Storage common stock currently is traded under the symbol “PSA.” If the merger is completed, Shurgard common stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Shurgard will no longer file periodic reports with the SEC.

Dissenters’ Rights (page 106)

Shurgard. Under applicable Washington law, Shurgard common shareholders have the right to dissent from the merger and to receive payment in cash for the appraised value of their shares of Shurgard common stock. The appraised value of the shares of Shurgard common stock may be more than, less than or equal to the value of the merger consideration. Each Shurgard shareholder seeking to preserve statutory dissenters’ rights must:

•	deliver to Shurgard, before the vote is taken at the Shurgard special meeting regarding the merger agreement and the merger, written notice of such shareholder’s intent to demand payment for such shareholder’s Shurgard common stock if the merger becomes effective;

•	not vote such shareholder’s shares of Shurgard common stock in person or by proxy in favor of the proposal to approve the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described in the section of this joint proxy statement/prospectus entitled “The Merger—Appraisal Rights.”

Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached as Annex G to this joint proxy statement/prospectus. Failure by a Shurgard shareholder to comply precisely with all procedures required by Washington law may result in the loss of dissenters’ rights for that shareholder.

Public Storage. Public Storage shareholders are not entitled to dissenters’ rights in connection with the merger or in connection with any of the other annual meeting proposals on which the Public Storage shareholders are being asked to vote.

Conditions to Completion of the Merger (page 118)

As more fully described in this joint proxy statement/prospectus and the merger agreement, the completion of the merger depends on the satisfaction or waiver of a number of conditions, including:

•	the required approvals of Shurgard shareholders;

•	the required approvals of Public Storage shareholders;

•	the absence of any injunction or other order prohibiting the consummation of the merger by a court or provision of law;

•	the listing on the New York Stock Exchange of the shares of Public Storage common stock to be issued; and

•	the registration statement of which this joint proxy statement/prospectus forms a part having become effective and not being subject to any stop order or proceeding seeking a stop order;

Public Storage’s and Merger Sub’s obligations to effect the merger are also separately subject to satisfaction or waiver of certain other conditions, including the following:

•	the representations and warranties of Shurgard being true and correct, subject to the materiality standards contained in the merger agreement;

•	Shurgard’s performance of and compliance with, in all material respects, all agreements and covenants required by the merger agreement;

•	there not having occurred a material adverse effect on Shurgard since March 6, 2006;

•	the parties to the merger agreement having obtained all permits and consents legally required to consummate the merger, subject to the materiality standards contained in the merger agreement; and

•	Shurgard’s delivery of a tax opinion on Shurgard’s status as a REIT.

Shurgard’s obligations to effect the merger is also separately subject to satisfaction or waiver of certain other conditions, including the following:

•	the representations and warranties of Public Storage and Merger Sub being true and correct, subject to the materiality standards contained in the merger agreement;

•	Public Storage’s and Merger Sub’s performance of and compliance with, in all material respects, all agreements and covenants required by the merger agreement;

•	there not having occurred a material adverse effect on Public Storage or Merger Sub since March 6, 2006; and

•	Public Storage’s delivery of a tax opinion on Public Storage’s status as a REIT.

Required Regulatory Approvals (page 106)

Neither Public Storage nor Shurgard is aware of any material regulatory approvals that are required in order to consummate the merger.

Termination of the Merger Agreement (page 121)

The boards of directors of Merger Sub and Shurgard can agree at any time to terminate the merger agreement, even if Shurgard’s and Public Storage shareholders have approved the merger. Also, any of Public Storage, Merger Sub or Shurgard can terminate the merger agreement if:

•	a governmental entity issues an order permanently enjoining or prohibiting the merger;

•	Shurgard shareholders fail to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Shurgard special meeting;

•	Public Storage shareholders fail to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Public Storage common stock, at the Public Storage annual meeting;

•	the merger has not been completed by December 31, 2006 (other than because of a breach of the merger agreement by the party seeking termination); or

•	a counterparty has materially breached any of its representations, warranties, covenants or agreements in the merger agreement, and such breach is either not curable or has not been cured within 30 days of written notice or December 31, 2006, whichever is earlier (except that this right to terminate the merger agreement will not be available to any party that is itself in material breach of any of its representations, warranties, covenants or agreements).

Additionally, Shurgard may terminate the merger agreement if:

•	Shurgard has approved a superior proposal in accordance with the terms and subject to the conditions described in “The Merger Agreement—Covenants and Agreements—No Solicitation,” provided that Shurgard pays the applicable termination fee of $125 million as described in “The Merger Agreement—Termination and Other Fees”;

Also, Public Storage or Merger Sub may terminate the merger agreement if:

•	the Shurgard board of directors (i) withdraws, modifies or changes in a manner adverse to Public Storage or Merger Sub its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, including the merger, (ii) recommends or approves an acquisition proposal, (iii) adopts any resolution to effect any of the foregoing, or (iv) fails to reconfirm its recommendation of the merger agreement within five days after being requested in writing by Public Storage to do so.

Termination Fees (page 122)

Shurgard agreed to pay to Public Storage a termination fee of $125 million, less the amount of any of Public Storage’s termination costs and expenses that have already been paid by Shurgard up to a maximum of $10 million, subject to reduction in certain circumstances, if the merger agreement is terminated under the circumstances specified in “The Merger Agreement—Termination and Other Fees.”

No Solicitation by Shurgard (page 116)

Subject to certain exceptions, the merger agreement precludes Shurgard or any of its subsidiaries, whether directly or indirectly through officers, directors, employees, agents or representatives, from soliciting, encouraging, initiating or facilitating any inquiries that could reasonably be expected to lead to, participating in any discussions or negotiations regarding, or entering into any agreement with respect to, any third party’s proposal with respect to the acquisition of assets representing 10% or more of the consolidated assets of Shurgard or of an equity interest representing a 10% or greater economic interest in Shurgard, its subsidiaries, or its assets.

Material United States Federal Income Tax Consequences (page 79)

Assuming that the merger is completed as currently contemplated, we expect that the receipt of the merger consideration by Shurgard common shareholders in exchange for their Shurgard common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. We anticipate that the merger will have no material U.S. federal income tax consequences to Public Storage shareholders who do not own any Shurgard stock.

The tax consequences to you of the merger will depend on your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger. For more information regarding the tax consequences of the merger to Shurgard common shareholders, please see “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Accounting Treatment (page 106)

Public Storage will account for the merger as a purchase for financial reporting purposes, as required by Statement of Financial Accounting Standards No. 141. Under that method of accounting, the aggregate merger consideration paid, merger costs incurred and the fair value of Shurgard options will be allocated to the fair value of the assets acquired and liabilities assumed in the merger.

Risks (page 23)

In evaluating the merger, the merger agreement or the issuance of shares of Public Storage common stock in the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Comparative Per Share Data and Comparative Market Prices (page 210)

The following table sets forth the closing sale prices of Public Storage common stock and Shurgard common stock as reported on the New York Stock Exchange on March 6, 2006, the last trading day prior to the date of the merger agreement, and on [                    ], 2006, the last trading day prior to the printing of this joint proxy statement/prospectus for which it was practicable to obtain this information. This table also shows the equivalent per share price of Shurgard common stock.

Date	Public Storage Common Stock	Shurgard Common Stock	Equivalent Per Share Price (1)
March 6, 2006	$79.46	$63.60	$65.16
[ ], 2006	[ ]	[ ]	[ ]

(1)	The equivalent per share value of Shurgard common stock is calculated by multiplying the Public Storage closing price by the exchange ratio of 0.82.

The market price of Public Storage common stock will change prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Public Storage common stock and Shurgard common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Comparison of Rights of Shareholders (page 211)

As a result of the merger, the holders of Shurgard common stock will become holders of Public Storage common stock. Following the merger, Shurgard shareholders will have different rights as shareholders of Public Storage than as shareholders of Shurgard due to differences between the laws of the states of incorporation, articles of incorporation and bylaws of Public Storage and Shurgard.

For a summary of the material differences between the rights of Shurgard shareholders and Public Storage shareholders, see “Comparison of Rights of Shareholders” beginning on page 211.

Legal Proceedings Relating to the Merger (page 110)

On March 7, 2006, a putative class action complaint was filed on behalf of the public shareholders of Shurgard in the Superior Court of the State of Washington, King County, against Shurgard and certain of its directors entitled Staer v. Shurgard Storage Centers, Inc. et al (case no. 06-2-08148-0). The complaint alleges, among other things, that the directors of Shurgard breached their fiduciary duties by failing to properly value Shurgard and by failing to protect against alleged conflicts of interest arising out of certain directors’ interests in the transaction. Among other things, the complaint seeks an order enjoining Shurgard from consummating the acquisition. Shurgard intends to defend the action vigorously.

FINANCIAL SUMMARY

Selected Historical Financial Data of Public Storage

The following table shows selected historical financial data for Public Storage. The data as of and for each of the five years ended December 31, 2005, was derived from Public Storage’s audited consolidated financial statements.

Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2005, and December 31, 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 included in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 15, 2006. You should read the following selected financial data together with Public Storage’s historical consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

	For the year ended December 31,
	2005 (1)	2004 (1)	2003 (1)	2002 (1)	2001 (1)
	(Amounts in thousands, except per share data)
Revenues:
Rental income and ancillary operations	$1,044,514	$953,910	$891,419	$846,379	$787,655
Interest and other income	16,447	5,391	2,537	5,210	8,640

	1,060,961	959,301	893,956	851,589	796,295

Expenses:
Cost of operations	378,631	362,269	341,182	309,819	279,564
Depreciation and amortization	196,397	183,063	184,063	175,726	163,922
General and administrative	21,115	18,813	17,127	15,619	21,038
Interest expense	8,216	760	1,121	3,809	3,227

	604,359	564,905	543,493	504,973	467,751

Income from continuing operations before equity in earnings of real estate entities, gain (loss) on disposition of real estate investments and casualty loss and minority interest in income	456,602	394,396	350,463	346,616	328,544
Equity in earnings of real estate entities	24,883	22,564	24,966	29,888	38,542
Gain/(loss) on disposition of real estate investments and casualty loss	1,182	67	1,007	(2,541)	4,091
Minority interest in income (3)	(32,651)	(49,913)	(43,703)	(44,087)	(46,015)

Income from continuing operations	450,016	367,114	332,733	329,876	325,162
Discontinued operations (2)	6,377	(901)	3,920	(11,138)	(954)

Net income	$456,393	$366,213	$336,653	$318,738	$324,208

Per Common Share:
Distributions	$1.90	$1.80	$1.80	$1.80	$1.69

Net income—Basic	$1.98	$1.39	$1.29	$1.15	$1.41
Net income—Diluted	$1.97	$1.38	$1.28	$1.14	$1.39

Weighted average common shares—Basic	128,159	127,836	125,181	123,005	122,310
Weighted average common shares—Diluted	128,819	128,681	126,517	124,571	123,577

	For the year ended December 31,
	2005 (1)	2004 (1)	2003 (1)	2002 (1)	2001 (1)
	(Amounts in thousands, except per share data)
Balance Sheet Data:
Total assets	$5,552,486	$5,204,790	$4,968,069	$4,843,662	$4,625,879
Total debt	$149,647	$145,614	$76,030	$115,867	$168,552
Minority interest (other partnership interests)	$28,970	$118,903	$141,137	$154,499	$169,601
Minority interest (preferred partnership interests)	$225,000	$310,000	$285,000	$285,000	$285,000
Shareholders’ equity	$4,817,009	$4,429,967	$4,219,799	$4,158,969	$3,909,583

Other Data:
Net cash provided by operating activities	$692,048	$616,664	$571,387	$591,283	$538,534
Net cash used in investing activities	$(443,656)	$(157,638)	$(205,133)	$(325,786)	$(306,058)
Net cash used in financing activities	$(121,146)	$(297,604)	$(264,545)	$(211,720)	$(272,596)

(1)	During 2005, 2004, 2003, 2002, and 2001, Public Storage completed several significant asset acquisitions, business combinations and equity transactions. See Notes 4, 7, 8, 9 and 10 to Public Storage’s consolidated financial statements.
(2)	Commencing January 1, 2002, Public Storage adopted and modified a business plan that included the closure or consolidation of certain non-strategic containerized storage facilities. Public Storage sold two commercial properties—one in 2002, the other in 2004. During 2003 Public Storage sold five self-storage facilities. The historical operations of these facilities are classified as discontinued operations, with the rental income, cost of operations, depreciation expense and gain or loss on disposition of these facilities for current and prior periods included in the line-item “Discontinued Operations” on the consolidated income statement.
(3)	During 2004, holders of $200,000,000 of Public Storage’s Series N preferred partnership units agreed to a restructuring which included reducing their distribution rate from 9.5% to 6.4% in exchange for a special distribution of $8,000,000. This special distribution, combined with $2,063,000 in costs incurred at the time the units were originally issued that were charged against income in accordance with the Securities and Exchange Commission’s clarification of Emerging Issues Task Force Topic D-42, are included in minority interest in income.

Selected Historical Financial Data of Shurgard

The following table shows selected historical financial data for Shurgard. The data as of and for each of the five years ended December 31, 2005, was derived from Shurgard’s audited consolidated financial statements except for the balance sheet data as of December 31, 2001, which has not been audited.

Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2005, and December 31, 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. You should read the following selected financial data together with Shurgard’s historical consolidated financial statements, including the related notes, and the other information contained in this joint proxy statement/prospectus. See “Index to Consolidated Financial Statements of Shurgard.”

	For the year ended December 31,
	2005 (1)	2004 (1)	2003	2002	2001 (2)
	(Amounts in thousands, except per share data)
OPERATING DATA:
Total revenue	$483,214	$423,624	$297,390	$267,637	$236,935
Income (loss) from continuing operations (4)	$(867)	$29,231	$35,148	$45,312	$19,406

Per Common Share—Basic:
Income (loss) from continuing operations available to common shareholders (4)	$(0.28)	$0.37	$0.57	$0.83	$0.14

Per Common Share—Diluted:
Income (loss) from continuing operations available to common shareholders (4)	$(0.28)	$0.37	$0.56	$0.81	$0.14
Distributions per common share:
Ordinary income	$1.47	$1.52	$1.67	$1.92	$1.74
Capital gain	0.22	0.32	0.06	0.08	0.07
Return of capital	0.54	0.35	0.42	0.11	0.26

Total	$2.23	$2.19	$2.15	$2.11	$2.07

BALANCE SHEET DATA:
Total assets	$2,957,372	$2,940,584	$2,067,091	$1,620,327	$1,353,296
Total borrowings (3)	$1,859,220	$1,684,502	$1,014,869	$826,423	$590,934

(1)	The consolidation of Shurgard Europe and First Shurgard in Shurgard’s financial statements for periods beginning January 1, 2004 materially affects the comparability of total revenue, total assets and total borrowings presented in this table. See Note 3 to Shurgard’s Consolidated Financial Statements.
(2)	The balances for 2001 (balance sheet data only) have not been audited.
(3)	Total borrowings include participation rights liability net of discount of $40.6 million, $47.5 million and $47.7 million in 2003, 2002 and 2001, respectively.
(4)	For all reported periods, Shurgard reclassified to discontinued operations the results of properties that it intended to sell or had sold as of December 31, 2005.

Selected Unaudited Pro Forma Condensed Consolidated Data of Public Storage and Shurgard

The following table shows information about our financial condition and results of operations, including per share data, after giving effect to the consummation of the merger. The table sets forth the information as if the merger had become effective on December 31, 2005, with respect to the balance sheet information, and as of January 1, 2005, with respect to the income statement information. The pro forma financial data presented are based on the purchase method of accounting.

The information is based on, and should be read together with, the historical financial statements, including the notes thereto, of Public Storage and Shurgard that have been presented in prior filings with the SEC, the consolidated financial statements of Shurgard included under “Index to Consolidated Financial Statements of Shurgard” and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find More Information” and “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.”

We anticipate that the merger will provide the combined company with financial benefits that include cost savings and additional revenue opportunities. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings (other than expected reductions in general and administrative expense) or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

For the year ended December 31, 2005
Public Storage/Shurgard Pro Forma Combined
(Unaudited)
(Amounts in thousands, except per share data)
Revenues:
Rental income and ancillary operations	$1,525,136
Interest and other income	8,735

$1,533,871

Expenses:
Cost of operations	$621,330
Depreciation and amortization	619,346
General and administrative	30,291
Interest expense	89,724

$1,360,691

Income from continuing operations before equity in earnings of real estate entities, gain (loss) on disposition, casualty loss, minority interest in income, loss on derivatives, foreign exchange loss, and income taxes	$173,180
Equity in earnings of real estate entities	24,943
Gain on disposition, casualty, loss, loss on derivatives, foreign exchange loss, and income tax expense	(11,241)
Minority interest in income	(11,715)

Income from continuing operations	$175,167

Per Common Share:
Net loss—Basic and Diluted	$(0.16)

Weighted average common shares—Basic	168,797
Weighted average common shares—Diluted	168,797
Balance Sheet Data:
Total assets	$10,600,994
Total debt	1,641,812
Minority interest (other partnership interests)	145,335
Minority interest (preferred partnership interests)	225,000
Shareholders’ equity	8,086,902

COMPARATIVE PER SHARE INFORMATION

We present below for Public Storage and Shurgard historical, unaudited pro forma combined and pro forma equivalent per share financial data for the year ended December 31, 2005. You should read the information below together with the financial statements and related notes of Public Storage that are incorporated by reference in this document, the consolidated financial statements of Shurgard included under “Index to Consolidated Financial Statements of Shurgard” and the unaudited pro forma combined financial data included under “Unaudited Pro Forma Combined Financial Information.”

Year Ended December 31, 2005
Public Storage—Historical
Income per basic share from continuing operations	$1.93
Income per diluted share from continuing operations	1.92
Book value per share	16.43
Shurgard—Historical
Loss per basic share from continuing operations	$(0.28)
Loss per diluted share from continuing operations	(0.28)
Book value per share	14.12
Unaudited Pro Forma Combined
Loss per basic share from continuing operations	$(0.16)
Loss per diluted share from continuing operations	(0.16)
Book value per share	31.80
Unaudited Pro Forma Combined—Shurgard Equivalents (A)
Loss per basic share from continuing operations	$(0.13)
Loss per diluted share from continuing operations	(0.13)
Book value per share	26.08

(A)	Represents unaudited pro forma combined amounts multiplied by the exchange ratio of 0.82 share of Public Storage common stock for each outstanding share of Shurgard common stock.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Because the market price of Public Storage common stock may fluctuate, Shurgard shareholders cannot be sure of the market value of the common stock to be issued in the merger.

Upon completion of the merger, each share of Shurgard common stock will be converted into 0.82 shares of Public Storage common stock. This exchange ratio will not be adjusted for changes in the market price of either Public Storage common stock or Shurgard common stock. Changes in the price of Public Storage common stock prior to the merger will affect the value that Shurgard common shareholders will receive on the date of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our businesses, operations and prospects and regulatory considerations, many of which factors are beyond our control. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our shareholders solely because of changes in the market price of either of our common stocks.

The prices of Public Storage common stock and Shurgard common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this document and on the date of the meetings. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Public Storage common stock during the period from March 6, 2006, the last trading day before public announcement of the merger, through [ ], 2006, the exchange ratio represented a value ranging from a high of $[ ] to a low of $[ ] for each share of Shurgard common stock. Because the date that the merger is completed will be later than the date of the meetings, at the time of your company’s meeting, you will not know the exact market value of the Public Storage common stock that Shurgard shareholders will receive upon completion of the merger.

The merger should be taxable to Shurgard shareholders.

The merger should be treated as a taxable sale by Shurgard of all of its assets followed by a liquidating distribution to the Shurgard shareholders. The Shurgard shareholders effectively should be treated as selling their Shurgard common stock in exchange for the merger consideration. As a result, Shurgard shareholders should recognize gain or loss equal to the difference, if any, between the fair market value of Public Storage common stock and the amount of any cash received in the merger and the holder’s adjusted tax basis in the Shurgard common stock exchanged. Generally, any gain or loss recognized should be capital gain or loss and will constitute long-term capital gain or loss if the Shurgard shareholder held the Shurgard common stock for more than one year as of the effective time of the merger.

We may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated cost savings from combining the businesses of Public Storage and Shurgard. However, to realize the anticipated benefits from the merger, we must successfully combine the businesses of Public Storage and Shurgard in a manner that permits those cost savings to be realized. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer or cost more to realize than expected. Public Storage and Shurgard have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of valuable employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements that adversely affect our ability to maintain relationships with tenants and employees or to achieve the anticipated benefits of the merger. Further, the size of the transaction may make integration of Public Storage and Shurgard difficult, expensive and disruptive, adversely affecting the combined company’s revenues and earnings, and implementation of merger integration efforts may divert management’s attention from other strategic priorities. In addition, the merger has been structured so that it should be a taxable transaction for U.S. Federal income tax purposes. As a result, the combined company should have the benefit of a step-up in tax basis in Shurgard’s assets. It is possible that the IRS may challenge the step-up in basis. If such challenge were sustained, we would not achieve this benefit, which would reduce our depreciation deductions and our ability to retain cashflow.

There may be unexpected delays in the consummation of the merger.

The merger is targeted to close by the end of the second quarter of 2006. However, certain events may delay the consummation of the merger. Some of the events that could delay the consummation of the merger include difficulties in obtaining the approval of Public Storage or Shurgard common shareholders, satisfying the closing conditions to which the merger is subject or delays in redeeming the outstanding shares of Shurgard Series C Preferred Stock and Shurgard Series D Preferred Stock. It is contemplated by the merger agreement that prior to the consummation of the merger, the outstanding shares of Shurgard Series C Preferred Stock and Shurgard Series D Preferred Stock will be redeemed and that Shurgard will not seek the approval of the holders of shares of Shurgard’s Series C Preferred Stock and Shurgard’s Series D Preferred Stock to approve the merger agreement and the merger.

The market price of the Public Storage shares after the merger may be affected by factors different from those affecting the shares of Shurgard or Public Storage currently.

The businesses of Public Storage and Shurgard differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Public Storage or Shurgard. For a discussion of the businesses of Public Storage and Shurgard and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information,” and for further discussion of the business of Shurgard, see “Information about Shurgard—Shurgard’s Business.”

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of Public Storage common stock or Shurgard common stock, or both, to decline.

The merger is subject to customary conditions to closing, including the receipt of required approvals of the shareholders of Shurgard and Public Storage. If any condition to the merger is not satisfied or, if permissible, waived, the merger will not be completed. In addition, Public Storage and Shurgard may terminate the merger agreement in certain circumstances. If Public Storage and Shurgard do not complete the merger, the market price of Public Storage common stock or Shurgard common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Public Storage and Shurgard will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the merger, whether or not the merger is completed. In addition, Public Storage and Shurgard have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, Public Storage and Shurgard will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. Further, in specified circumstances, Shurgard may be required to pay to Public Storage a termination fee of $125 million if the merger agreement is terminated. For a detailed description of the circumstances in which such termination fee will be paid, see “The Merger Agreement—Termination and Other Fees.”

Distributions to Shurgard shareholders will decrease after the merger.

Because Public Storage currently distributes a smaller share of its cash provided by operations than does Shurgard, the initial level of regular cash distributions to a Shurgard shareholder will be lower after the merger. In certain prior years, a portion of the Shurgard distribution has been a return of capital.

The unaudited pro forma financial data included in this joint proxy statement/prospectus is preliminary and Public Storage’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The unaudited pro forma financial data in this joint proxy statement/prospectus reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Shurgard’s net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Shurgard as of the date of the completion of the merger. Public Storage may need to revise materially its current estimates of those assets and liabilities as the valuation process and accounting policy review are finalized. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

The unaudited pro forma financial data in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Public Storage’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma financial data in this joint proxy statement/prospectus does not give effect to (1) Public Storage or Shurgard’s results of operations or other transactions or developments since December 31, 2005, (2) with the exception of cost savings from a reduction in general and administrative expenses, the synergies, cost savings and one-time charges expected to result from the merger or (3) the effects of transactions or developments, including sales of stores or other assets, which may occur after the merger. In addition, the unaudited pro forma financial data in this joint proxy statement/prospectus assumes the absence of any adjustment to the purchase price provided for in the merger agreement.

Public Storage would incur adverse tax consequences if it or Shurgard failed to qualify as a real estate investment trust for United States federal income tax purposes.

Public Storage has assumed based on public filings that Shurgard has qualified and will continue to qualify as a real estate investment trust for United States federal income tax purposes, referred to hereinafter as a REIT, and that Public Storage will be able to continue to qualify as a REIT following the merger. However, if Shurgard has failed or fails to qualify as a REIT, Public Storage and Merger Sub generally would succeed to or incur significant tax liabilities (including the significant tax liability that would result from the deemed sale of assets by Shurgard pursuant to the merger), and Public Storage could possibly lose its REIT status should disqualifying activities continue after the acquisition.

REITs are subject to a range of complex organizational and operational requirements. As a REIT, Public Storage must distribute with respect to each year at least 90% of its REIT taxable income to its shareholders. Other restrictions apply to its income and assets. Public Storage’s REIT status is also dependent upon the ongoing qualification of its affiliate, PS Business Parks, Inc., as a REIT, as a result of its substantial ownership interest in that company.

For any taxable year that Public Storage fails to qualify as a REIT and is unable to avail itself of certain savings provisions set forth in the Internal Revenue Code of 1986, it would be subject to federal income tax at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available for distribution to its shareholders or for reinvestment and would adversely affect Public Storage’s earnings. As a result, Public Storage’s failure to qualify as a REIT during any taxable year could have a material adverse effect upon Public Storage and its shareholders.

Furthermore, unless certain relief provisions apply, Public Storage would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which it failed to qualify.

Public Storage and Shurgard shareholders will become subject to the risks of new real estate markets.

Shurgard shareholders will become subject to the risks of the real estate markets in the United States in which Public Storage currently operates, or in which its operations are more concentrated as compared with Shurgard. Conversely, Public Storage shareholders will become subject to the risks of the real estate markets in the United States in which Shurgard currently operates, or in which its operations are more concentrated as compared with Public Storage.

Some of Shurgard’s facilities will be subject to property tax reappraisal.

As a result of the merger, some of Shurgard’s facilities will be subject to property tax reappraisal. Resulting increases in property tax expense could adversely affect Public Storage’s profitability.

Shurgard shareholders will become subject to the risks of owning commercial properties.

As a result of the combined company’s continued ownership of a significant interest in PS Business Parks, after the merger, Shurgard shareholders will face the risks inherent in the ownership of commercial (non-self storage) properties.

Public Storage cannot protect against liabilities that may result from indirect investments.

Shurgard has acquired additional equity interests in partnerships, joint ventures or other legal entities that have invested in real estate. Merger Sub will acquire these investments in the merger, and Public Storage may make additional investments of this type after the merger. These investments carry risks that are not present when Public Storage invests directly in real estate and against which Public Storage may not be able to protect, including the risk that Public Storage may not control the legal entity that has title to the real estate, the possibility that the enterprise in which Public Storage invests has liabilities that are not disclosed at the time of the investment and the possibility that Public Storage’s investments may not be easily sold or readily accepted as collateral by its lenders.

Provisions in Public Storage’s organizational documents may limit changes in control.

Provisions in Public Storage’s organizational documents may limit changes in control. Unless Public Storage’s board of directors waives these limitations, no shareholder may own more than (1) 2.0% of the outstanding shares of Public Storage common stock or (2) 9.9% of the outstanding shares of each class or series of Public Storage preferred or equity stock. As described below, however, Public Storage’s organizational documents in effect provide that the Hughes family may continue to own the shares of Public Storage’s common stock held by them at the time of the 1995 reorganization, and in the event the merger is completed, the Hughes family will be permitted to acquire additional common stock to maintain its premerger holding percentage. These limitations are designed, to the extent possible, to avoid a concentration of ownership that might jeopardize Public Storage’s ability to qualify as a REIT. These limitations, however, also may make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of Public Storage’s public shareholders. These provisions will prevent future takeover attempts not approved by Public Storage’s board of directors even if a majority of Public Storage’s public shareholders deem it to be in their best interests because they would receive a premium for their shares over the shares’ then market value or for other reasons.

The Hughes family could significantly influence Public Storage and take actions adverse to other shareholders.

Public Storage’s organizational documents currently in effect provide that the Hughes family may continue to own the shares of Public Storage common stock held by them at the time of Public Storage’s 1995 reorganization. In the event the merger is completed, after giving effect to the shares to be acquired in the merger, the Hughes family is expected to own approximately 27% of Public Storage’s outstanding shares of common stock immediately following the merger, and will be permitted to acquire additional Public Storage common stock to maintain its premerger ownership percentage. Consequently, the Hughes family could significantly influence matters submitted to a vote of Public Storage’s shareholders, including electing directors, amending Public Storage’s organizational documents, dissolving and approving other extraordinary transactions, such as a takeover attempt, even though such actions may not be favorable to the other common shareholders. No individual or group of individuals currently owns a significant percentage of Shurgard common stock.

There could be a significant increase in the exposure of Public Storage to interest rate and refinancing risks.

Shurgard is significantly more leveraged than Public Storage, with more fixed and floating-rate debt and with related derivative instruments that Public Storage will assume. Further, completion of the merger may result in Public Storage’s incurrence of additional short-term borrowings in order to raise funds that will be used in connection with the redemption of approximately $136 million of Shurgard’s preferred stock, fund costs of the merger, and to repay Shurgard’s outstanding borrowings on its line of credit ($583.5 million at December 31, 2005) that becomes immediately payable upon completion of the merger. These changes would result in a significant increase in Public Storage’s exposure to interest rate and refinancing risks.

The European operations of Shurgard have not been profitable and have specific inherent risks.

Merger Sub will also be acquiring Shurgard’s international operations in Europe, which consist principally of facilities that have been completed in the last few years and are in various stages of fill-up. Shurgard’s international operations have not been profitable, and there is no assurance they will ultimately be profitable. Also, as a share of its European operations, Shurgard has more non-stabilized properties and more construction activity than Public Storage, and delays in construction and fill-up could result in additional costs. Merger Sub and Public Storage have no experience in European operations, which may adversely affect the ability to operate profitably in Europe. In addition, these operations have specific inherent risks, including without limitation the following: currency risks, including currency fluctuations; unexpected changes in legislative and regulatory requirements; potentially adverse tax burdens; burdens of complying with different permitting standards, environmental and labor laws and a wide variety of foreign laws; obstacles to the repatriation of earnings and cash; regional, national and local political uncertainty; economic slowdown and/or downturn in foreign markets; difficulties in staffing and managing international operations; and reduced protection for intellectual property in some countries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information and other documents incorporated by reference into this joint proxy statement/prospectus, contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 that relate to the businesses of Public Storage and Shurgard. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. These forward-looking statements include, without limitation, those relating to projected financial and operating results, earnings and cash flows, future actions, new projects, strategies, tax consequences of the merger, and the outcome of contingencies such as legal proceedings, in each case relating to Public Storage or Shurgard, respectively. Those forward looking statements, wherever they occur in this joint proxy statement/prospectus or the other documents incorporated by reference in this joint proxy statement/prospectus, are necessarily estimates or projections reflecting the judgment of the respective management of Public Storage and Shurgard and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.

You should understand that the risks, uncertainties, factors and assumptions listed and discussed in this joint proxy statement/prospectus, including those set forth under the heading “Risk Factors”; the risks discussed in Shurgard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in Item 7A “Qualitative and Quantitative Disclosures about Market Risk”; the risks discussed in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, in Item 7A “Qualitative and Quantitative Disclosures about Market Risk”; and the following important factors and assumptions, could affect the future results of Public Storage following the merger, or the future results of Public Storage and Shurgard if the merger does not occur, and could cause actual results to differ materially from those expressed in any forward-looking statements:

•	the ability of Public Storage to integrate the Shurgard businesses with Public Storage’s businesses and achieve the expected synergies from the merger;

•	the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the Shurgard special meeting;

•	the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock, at the Public Storage annual meeting;

•	changes in federal income tax laws and regulations;

•	the timing of the completion of the merger;

•	the actual financial position and results of operations of Public Storage following the merger, which may differ significantly from the pro forma financial data contained in this joint proxy statement/prospectus;

•	the impact of competitive products and pricing;

•	general market conditions in the self-storage industry;

•	the level of capital resources required for future acquisitions and operations; and

•	changes in laws and regulations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the joint proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Public Storage nor Shurgard undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE SHURGARD SPECIAL MEETING

Shurgard is furnishing this joint proxy statement/prospectus to Shurgard shareholders as of the Shurgard record date as part of the solicitation of proxies by the Shurgard board of directors for use at the Shurgard special meeting.

The Shurgard special meeting will be held on [                    ,                     ], 2006, at [    :    ] [a.m./p.m.], local time, at [                    ]. Please complete and return the enclosed request for admittance card as soon as possible if you plan to attend the Shurgard special meeting. If you return the request card, Shurgard will send you an admittance card.

Purpose of the Special Meeting

Shurgard will hold a special meeting of its shareholders at [    ] a.m., [    ], on [                    ], 2006, at [                    ], unless postponed or adjourned to a later date. The Shurgard special meeting will be held for the following purposes:

1.	To approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, pursuant to which Shurgard will merge with and into Merger Sub and each outstanding share of Shurgard common stock for the right to receive 0.82 shares of Public Storage common stock; and

2.	To approve adjournments or postponements of the Shurgard special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Shurgard special meeting to approve the above proposals.

The Shurgard board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Shurgard and its shareholders, adopted the merger agreement and recommends that Shurgard shareholders vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and “FOR” approval of adjournments or postponements of the special meeting.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of Shurgard common stock at the close of business on [                    ], 2006, the Shurgard record date for the Shurgard special meeting, are entitled to notice of, and to vote at, the Shurgard special meeting and any reconvened meeting following an adjournment or postponement of the Shurgard special meeting. On the Shurgard record date, [            ] shares of Shurgard common stock were outstanding and held by approximately [            ] holders of record.

A quorum will exist at the Shurgard special meeting if a majority of all the shares of Shurgard common stock issued and outstanding on the Shurgard record date and entitled to vote at the Shurgard special meeting are represented at the Shurgard special meeting in person or by a properly executed proxy. Abstentions and broker non-votes (described below) will be treated as present at the Shurgard special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Shurgard special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Shurgard common stock on the Shurgard record date are entitled to one vote per share on each matter submitted to a vote at the Shurgard special meeting.

Vote Required

The approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of the holders of a majority of the outstanding shares of

Shurgard common stock on the Shurgard record date. Because the required vote of Shurgard shareholders is based on the number of outstanding shares of Shurgard common stock entitled to vote, rather than on the number of shares actually voted, the failure by a shareholder to submit a proxy or to vote in person at the Shurgard special meeting, including abstentions and broker non-votes, will have the same effect as a vote against approval of the merger agreement and the merger.

Approval of adjournments or postponements of the special meeting requires the affirmative vote of the holders of a majority of shares of Shurgard common stock present, in person or by proxy, and entitled to vote at the special meeting. As a result, abstentions will have the same effect as a vote against the approval of adjournments or postponements whereas broker non-votes, which are not entitled to vote, will have the effect of reducing the aggregate number of votes required to adjourn or postpone the meeting.

In accordance with the merger agreement, Shurgard’s Series C and Series D Preferred Stock have been called for redemption, subject to satisfaction or waiver of all the conditions of the merger. See “Risk Factors.”

Shares Owned by Shurgard Directors and Executive Officers

At the close of business on the Shurgard record date, directors and executive officers of Shurgard beneficially owned and were entitled to vote [            ] shares of Shurgard common stock, which represented approximately [    ]% of the shares of Shurgard common stock outstanding on that date. In connection with the merger agreement, Charles K. Barbo has entered into a voting agreement with Public Storage, pursuant to which Mr. Barbo has agreed, among other things, to vote all of the shares of Shurgard common stock beneficially owned by him, representing approximately 3% of the outstanding shares, in favor of the approval of the merger agreement and the transactions contemplated thereby, including the merger.

Voting of Proxies

Shareholders of record may vote their shares by attending the Shurgard special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. Shareholders also may submit their proxy by telephone or on the Internet by following the instructions provided in the enclosed proxy card. If a proxy card is signed by a shareholder of record and returned without specific voting instructions, the shares represented by the proxy will be voted “FOR” the proposals presented at the Shurgard special meeting.

Shareholders whose shares are held in “street name” must either instruct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the Shurgard special meeting. Please check the voting form used by your bank, broker, nominee, fiduciary or other custodian for information on how to submit your instructions to them. Failure to provide voting instructions to your record holder will result in a “broker non-vote” for those shares held in street name. Shares represented by broker non-votes will not be voted “FOR” or “AGAINST” the proposals, but will be counted in determining whether or not a quorum exists.

The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the Shurgard special meeting, including adjournments to permit further solicitations of proxies. Any adjournment may be made at any time by shareholders representing a majority of the votes present in person or by proxy at the Shurgard special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Shurgard does not currently intend to seek an adjournment of the Shurgard special meeting. No proxy voted against the proposal to approve the merger agreement and the merger will be voted in favor of any adjournment or postponement.

Shurgard does not expect that any matter other than the proposal to approve the merger agreement and the merger will be brought before the Shurgard special meeting. If, however, other matters are properly brought before the Shurgard special meeting, or any reconvened meeting following an adjournment or postponement, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

Shareholders of record may revoke their proxy at any time prior to the time it is voted at the meeting. Shareholders of record may revoke their proxy by:

•	executing a later-dated proxy card relating to the same shares and delivering it to Shurgard’s Corporate Secretary by Internet, telephone or mail before the taking of the vote at the Shurgard special meeting;

•	filing with Shurgard’s Corporate Secretary before the taking of the vote at the Shurgard special meeting a written notice of revocation bearing a later date than the proxy card; or

•	attending the Shurgard special meeting and voting in person (although attendance at the Shurgard special meeting will not, in and of itself, revoke a proxy).

Any written revocation or subsequent proxy card should be delivered to Shurgard Storage Centers, Inc., 1155 Valley Street, Suite 400, Seattle, Washington 98109, Attention: Corporate Secretary, or hand delivered to Shurgard’s Corporate Secretary or her representative before the taking of the vote at the Shurgard special meeting.

Solicitation of Proxies

Shurgard is soliciting proxies for the Shurgard special meeting and will bear all expenses in connection with such solicitation of proxies of its shareholders. Upon request, Shurgard will pay banks, brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares.

Shurgard has retained MacKenzie Partners, Inc. to assist with the solicitation of proxies. MacKenzie Partners, Inc. will receive customary fees as compensation for its services and MacKenzie Partners, Inc. expects to solicit proxies primarily by mail, but directors, officers and other employees of Shurgard or MacKenzie Partners, Inc. may also solicit proxies in person or by Internet, telephone or mail. No additional compensation will be paid to directors, officers or other employees of Shurgard in connection with this solicitation.

Shurgard shareholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account. Please complete, sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of your shares are voted.

Shurgard shareholders should not send stock certificates with their proxies. A transmittal form with instructions for the surrender of Shurgard common stock certificates will be mailed to Shurgard shareholders shortly after completion of the merger.

Adjournment and Postponement

Shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Any adjournment may be made from time to time by approval of the shareholders holding a majority of the voting power present, in person or by proxy, at the special meeting, whether or not a quorum exists, without further notice other than by announcement made at the special meeting. In addition, if the adjournment of the special meeting is for more than 120 days or if after the adjournment a new record date is otherwise fixed for an adjourned meeting, notice of the adjourned meeting must be given to each shareholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, holders of common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

THE PUBLIC STORAGE ANNUAL MEETING

General

This joint proxy statement/prospectus is being provided to Public Storage shareholders as part of a solicitation of proxies by the Public Storage board of directors for use at the annual meeting of Public Storage shareholders and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to shareholders of Public Storage on or about [                    ], 2006. This joint proxy statement/prospectus provides Public Storage shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the annual meeting of Public Storage shareholders.

Date, Time and Place of the Public Storage Annual Meeting

The annual meeting of Public Storage shareholders will be held at [            ], local time, on [                    ], 2006, at The Hilton Glendale, 100 West Glenoaks Boulevard, Glendale, California

Purposes of the Public Storage Annual Meeting

At the Public Storage annual meeting, Public Storage shareholders will be asked:

•	to approve the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock;

•	to elect ten members of Public Storage’s board of directors;

•	to ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

•	to approve adjournments or postponements of the Public Storage annual meeting, if necessary to permit further solicitation of proxies if at the time of the Public Storage annual meeting to approve the above proposals; and

•	to consider and act on any other business that may properly come before the Public Storage annual meeting or any reconvened meeting following an adjournment or postponement of the Public Storage annual meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only shareholders of record of (a) Public Storage common stock, (b) depositary shares each representing 1/1,000 of a share of Public Storage equity stock, series A or (c) Public Storage equity stock, series AAA at the close of business on the record date of [                    ], 2006 will be entitled to vote at the meeting, or at any reconvened meeting following an adjournment or postponement of the meeting. Each depositary share of Public Storage equity stock, series A represents 1/1,000 of one share of Public Storage equity stock, series A. The Public Storage equity stock, series A has been deposited with Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) as Depositary. On the record date, Public Storage had approximately [            ] shares of Common Stock, 8,744,193 Depositary Shares representing 8,744.193 shares of equity stock, series A, and 4,289,544 shares of equity stock, series AAA issued and outstanding. Based on the number of shares of Public Storage and Shurgard common stock outstanding on their respective record dates, after completion of the merger, Public Storage expects to issue approximately [            ] million shares of Public Storage common stock and former Shurgard shareholders will own approximately [    ]% of the then-outstanding shares of Public Storage common stock.

If your shares are held in the name of a bank, broker or other nominee and you plan to attend Public Storage annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

A complete list of Public Storage shareholders entitled to vote at the Public Storage annual meeting will be available for inspection at the executive offices of Public Storage during regular business hours for a period of no less than ten days before the annual meeting.

Voting Your Proxy

Your vote is important. Whether or not you plan to attend the Public Storage annual meeting, we urge you to vote your proxy promptly.

If you are a shareholder of record (that is, you hold shares of Public Storage stock in your own name), you may vote your shares by proxy by completing, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope provided.

If your shares of Public Storage common stock are held by a broker, bank or other nominee in “street name,” you will receive voting instructions (including instructions, if any, on how to vote by telephone or through the Internet) from the record holder that you must follow in order to have your shares voted at the Public Storage annual meeting.

If you hold your shares as a participant in the PS 401(k)/Profit Sharing Plan, your proxy will serve as a voting instruction for the trustee of the plan with respect to the amount of shares of common stock credited to your account as of the record date. If you provide voting instructions via your proxy/instruction card with respect to your shares held in the plan, trustee will vote those shares of common stock in the manner specified. The trustee will vote any shares for which it does not receive instructions in the same proportion as the shares for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares. To allow sufficient time for the trustee to vote your shares, the trustee must receive your voting instructions by [                    ], 2006.

If a proxy/instruction card in the accompanying form is properly executed and is received before the voting and not revoked, the persons designated as proxies will vote the shares of common stock represented thereby, if any, in the manner specified, and the Depositary will vote the equity stock underlying the depositary shares represented thereby, if any, in the manner specified. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy/instruction card will be voted as the Public Storage board of directors recommends. The persons designated as proxies and the Depositary reserve full discretion to cast votes for other persons if any of the nominees for director become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

Revoking Your Proxy

You may revoke your proxy/instruction card at any time before it is voted at the annual meeting. To revoke your proxy/instruction card, you may send a written notice of revocation to the Corporate Secretary at Public Storage, Inc., 701 Western Ave., Glendale, CA 91201 or to the Depositary before the annual meeting. You may also revoke your proxy by submitting another signed proxy with a later date, or by voting in person at the annual meeting.

Recommendations of the Public Storage Board of Directors

If you submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Public Storage board of directors. The Public Storage board of directors recommends that you vote:

•	FOR the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock as discussed in Proposal 1;

•	FOR the election of the nominees for director identified in Proposal 2;

•	FOR ratification of the appointment of Ernst & Young LLP as Public Storage’s registered public accountants for fiscal year 2006 as discussed in Proposal 3; and

•	FOR the approval of adjournments or postponements of the Public Storage annual meeting, if necessary to permit further solicitation of proxies if at the time of the Public Storage annual meeting to approve the above proposals.

Quorum

The presence at the meeting in person or by proxy of the holders of a majority of the voting power represented by the outstanding shares of Public Storage common stock and Public Storage equity stock, counted together as a single class, will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of whether a quorum exists.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, Public Storage’s meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Voting Rights

Holders of Public Storage common stock and holders of Public Storage equity stock vote together as one class, except with respect to the to approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock, on which Public Storage common shareholders vote as one class and holders of Public Storage equity stock, series A and equity stock, series AAA vote together as another class. With respect to the election of directors, (i) each holder of Public Storage common stock on the record date is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in the holder’s name on the record date, and (ii) each holder of depository shares representing Public Storage equity stock, series A is entitled to cast as many votes as there are directors to be elected multiplied by 100 times the number of shares of Public Storage equity stock, series A registered in its name (equivalent to 1/10 the number of depositary shares registered in the holder’s name). The holder may cumulate its votes for directors by casting all of its votes for one candidate or by distributing its votes among as many candidates as it chooses. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Public Storage annual meeting prior to the voting of the intention to cumulate the shareholder’s votes. With respect to all other matters, Public Storage shareholders can cast one vote for each share of Public Storage common stock and 100 votes for each share of Public Storage equity stock, series A (equivalent to 1/10 of a vote for each depositary shares) registered in their name. Holders of Public Storage equity stock, series AAA are entitled to one vote for each share that they own but are only entitled to vote with regard to the approval of the merger agreement and the transactions contemplated thereby.

Entities controlled by Public Storage have the right to cast a majority of the votes of the equity stock with respect to the merger and intend to vote those shares in favor of the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock.

Required Vote

To approve the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock: The affirmative vote of both (i) the holders of at least a majority of outstanding shares of Public Storage common stock and (ii) the holders of at least a majority of outstanding Public Storage equity stock is required to approve the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock.

Because the affirmative vote required to approve the merger agreement and the transactions contemplated thereby is based upon the total number of outstanding shares of Public Storage common stock and equity stock, the failure to submit a proxy/voting instruction card or to vote at the Annual Meeting will have the same effect as a vote against the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock. Brokers holding shares of Public Storage stock will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the proposal to approve the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock.

Election of Directors: The ten candidates who receive the most votes will be elected directors of Public Storage. Shares of common stock or equity stock not voted (whether by abstention or otherwise) will not affect the vote.

Ratification of Independent Auditors: This proposal requires the affirmative vote of the holders of at least a majority of the votes cast. Any Public Storage shares not voted (whether by abstention or otherwise) will not affect the vote.

Voting by Public Storage’s Directors and Executive Officers

As of the record date for the Public Storage annual meeting, Public Storage’s directors and executive officers had the right to vote approximately [            ] shares of the then outstanding Public Storage common stock at the Public Storage annual meeting. As of the record date of the Public Storage annual meeting, these shares represented approximately [        ]% of the Public Storage common stock outstanding and entitled to vote at the meeting.

As of the record date for the Public Storage annual meeting, Public Storage’s directors and executive officers had the right to vote approximately [            ] shares of the then outstanding depositary shares representing Public Storage equity stock, series A at the Public Storage annual meeting. As of the record date of the Public Storage annual meeting, these shares represented approximately [        ]% of the depositary shares representing Public Storage equity stock, series A outstanding and entitled to vote at the meeting.

As of the record date for the Public Storage annual meeting, a subsidiary of Public Storage had the right to vote all 4,289,544 shares of the then outstanding equity stock, series AAA at the annual meeting.

Proxy Solicitation Costs

Public Storage will pay the cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of the Public Storage and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. Public Storage may also reimburse brokerage firms and other persons representing the beneficial owners of its stock for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. MacKenzie Partners, Inc., a proxy soliciting firm, has been retained to assist Public Storage in the solicitation of proxies, for which MacKenzie Partners, Inc. will receive normal and customary fees and expenses estimated at [$            ].

Description of Items of Business for the Annual Meeting

ITEM 1—THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF PUBLIC STORAGE COMMON STOCK

As discussed elsewhere in this joint proxy statement/prospectus, Public Storage shareholders are considering and voting on a proposal to approve the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock. Public Storage shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Public Storage shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The Public Storage board of directors recommends a vote FOR approval of the merger agreement and the transactions contemplated thereby and your proxy will be so voted unless you specify otherwise.

ITEM 2—ELECTION OF DIRECTORS

Ten directors, constituting the entire Public Storage board of directors, are to be elected at the Public Storage annual meeting, to hold office until the next annual meeting and until their successors are elected and qualified. When the accompanying proxy/instruction card is properly executed and returned before the voting, the persons designated as proxies and the trustee will vote the shares of Public Storage common stock represented thereby, if any, and the depositary will vote the Public Storage equity stock, series A underlying the depositary shares represented thereby, if any, in the manner indicated on the proxy/instruction card. If any nominee below becomes unavailable to serve before the meeting, the shares of Public Storage common stock and/or the shares of Public Storage equity stock underlying depositary shares represented by a proxy/instruction card voted for that nominee, will be voted for the person, if any, designated by the Public Storage board of directors to replace the nominee. However, the Public Storage board of directors has no reason to believe that any nominee will be unavailable.

For information regarding the directors nominated for reelection, and regarding the Public Storage board of directors as a whole, see “Information about Public Storage—Election of Directors.”

The Public Storage board of directors recommends that Public Storage shareholders vote FOR the election of the nominees named above. Proxies solicited by the Public Storage board will be so voted unless you specify otherwise.

ITEM 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Public Storage board of directors, under authority granted by the Public Storage board of directors, has appointed Ernst & Young LLP, as its independent registered public accounting firm, to audit the accounts of Public Storage for the fiscal year ending December 31, 2006. Public Storage’s bylaws do not require that shareholders ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm. Public Storage is asking its shareholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as Public Storage’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders. See “Information about Public Storage—Ratification of Independent Registered Public Accountants.”

The Public Storage board of directors recommends that Public Storage shareholders vote FOR the ratification of the appointment of Ernst & Young LLP, and your proxy will be so voted unless you specify otherwise.

THE MERGER

Background of the Merger and Prior Contacts

From time to time, Public Storage initiated discussions with Shurgard regarding a possible business combination between the two companies, in the belief that a combination could be in the best interests of the shareholders of both companies. In exploring a possible transaction, there were intermittent contacts between representatives of Public Storage and Shurgard prior to 2004. During this period, the two companies never reached any agreement for a business combination between the two companies.

In November 2003, Ronald L. Havner, Jr., Chief Executive Officer of Public Storage, called Charles K. Barbo, Chief Executive Officer of Shurgard, and suggested that the two meet. A meeting was subsequently scheduled for January 27, 2004.

On January 27, 2004, Mr. Havner and Mr. Barbo, together with the in-house counsel for both companies, met in Seattle. At the meeting, those present engaged in a general discussion of the self-storage industry and of the two companies. Mr. Havner suggested a potential combination of the two companies. Mr. Barbo expressed a general willingness to explore a possible transaction but stated that the timing was currently inopportune for Shurgard, given that Shurgard had recently changed auditors and was in the process of preparing its financial statements for inclusion in its annual reports on Form 10-K for the years ended December 31, 2002 and December 31, 2003, respectively, and having those financial statements audited by PricewaterhouseCoopers LLP, Shurgard’s new auditors.

On April 1 and 2, 2005, Public Storage’s directors and senior management held a strategic planning session. At the session, the Public Storage board of directors concluded that exploring a combination of Public Storage and Shurgard would be beneficial to Public Storage’s shareholders.

On May 5, 2005, the Public Storage board of directors met with members of Public Storage’s senior management. Mr. Havner reviewed with the Public Storage board of directors management’s review and analysis of Shurgard, based solely on publicly available information.

On May 19, 2005, the Public Storage board of directors met with members of Public Storage’s senior management to discuss a possible transaction with Shurgard. Mr. Havner presented the results of management’s further review and analysis, including visits to certain of Shurgard’s properties and described management’s view of the potential benefits and detriments of a transaction with Shurgard. Mr. Havner suggested that the directors consider the matters discussed at the meeting and indicated that there would be another meeting the following week to consider further a possible transaction with Shurgard.

On May 25, 2005, the Public Storage board of directors again met with members of Public Storage’s senior management to discuss a possible transaction with Shurgard. After discussion, the directors agreed that management should seek to effectuate a combination of Shurgard with Public Storage within the parameters discussed at the meeting and to use management’s discretion as to how to proceed to accomplish this objective.

In June 2005, Mr. Havner called Mr. Barbo and suggested that representatives from the two companies meet again. A meeting between the representatives for the two companies was subsequently scheduled for July 7, 2005.

On June 30, 2005, at a meeting of the Public Storage board of directors, Mr. Havner informed the Board that a meeting with Shurgard was scheduled for July 7, 2005.

On July 7, 2005, Mr. Havner and Harvey Lenkin, a director of Public Storage, met with Mr. Barbo and David K. Grant, President of Shurgard. The participants engaged in a general discussion of the self-storage industry and of the businesses of the two companies. Mr. Havner and Mr. Lenkin again expressed Public

Storage’s interest in pursuing a combination of Shurgard and Public Storage. Mr. Barbo informed Messrs. Havner and Lenkin that, consistent with their fiduciary duties, Messrs. Barbo and Grant would inform the Shurgard board of directors of the substance of the meeting.

In connection with the ongoing discussions between senior management of Public Storage and Shurgard described above, Shurgard engaged Willkie Farr & Gallagher LLP and Perkins Coie LLP to provide legal advice to Shurgard. In addition, in July 2005, Citigroup Global Markets Inc. and Banc of America Securities LLC were retained as Shurgard’s financial advisors in connection with the Public Storage indication of interest and related matters.

On July 8, 2005, Mr. Havner sent the following letter to Messrs. Barbo and Grant:

July 8, 2005

Mr. Charles Barbo, CEO and Chairman of the Board

Mr. David Grant, President and COO

Shurgard

1155 Valley Street, Suite 400

Seattle, Washington 98109

Dear Chuck,

Thank you for taking the time to meet with Harvey and me. We enjoyed catching up and reminiscing about the evolution of the self-storage industry and its prospects. The similarity of our corporate cultures is amazing.

We thought it would be helpful for you to have in writing some of the benefits we perceive for both companies by merging. We recognize that you have a business plan that we assume is “shareholder value” driven. We think a merger of our two companies would accelerate and enhance the benefits to your plan, delivering an immediate increase in value to your shareholders and also allowing them to participate in the enhanced upside of the combined business.

The benefits of a merger are totally shareholder value driven. The benefits to your shareholders would include:

•	a combined company with ownership interests in over 2,000 quality properties in 38 states and seven European countries

•	a more active trading market for their securities

•	enhanced credit ratings and access to capital

•	reduced overall leverage

•	the combined company’s financial resources and strong financial position will facilitate expanded career opportunities for the best people

•	lower general and administrative expenses

•	a more secure common dividend with greater upside potential

•	greater concentration of properties in faster growing markets, such as Southern California and South Florida

•	higher FFO per share growth

•	financial capacity, post merger, to significantly grow in Europe and the United States without jeopardizing the company’s credit rating

•	significant opportunities for revenue and expense synergies

We believe that the use of our national telephone reservation system, as well as media advertising programs, which will be more cost effective with a larger number of properties in major markets, will drive revenue growth of Shurgard’s properties. In addition, valuable and important ancillary businesses, such as tenant reinsurance, merchandise sales and truck rentals, could be expanded. Furthermore, by spreading property level costs over a larger number of properties in the same markets, we would be able to reduce a number of cost items for the properties of both Shurgard and Public Storage, including television and yellow pages advertising, casualty and liability insurance and supervisory payroll. Through economies of scale, we can also improve cost efficiencies of certain support functions, such as HR, payroll and national telephone reservation system.

In short, we believe a combined company will deliver superior returns, in which Shurgard shareholders will participate through their ongoing equity interest in the combined enterprise.

As we stated in the meeting, we would hope that David Grant would accept the role of President in the new combined enterprise.

We have structured a transaction that offers an immediate “premium” to your current trading price and affords your shareholders the opportunity to potentially increase the value of their existing investment in a company with greater liquidity and increased geographic diversification. We believe that this transaction will be enthusiastically received by your shareholders. Our proposed structure is:

•	Shurgard shareholders would receive 0.8 shares of our common stock for each share of Shurgard common stock (an implied value of $52.74 per share of Shurgard stock based on today’s close). This represents a 12% premium to the Shurgard stock price at today’s close and a 24% premium to the average Shurgard closing price over the past six months.

•	So that the combined company would have the benefit of a step-up in tax basis and therefore the enhanced ability to retain free cash flow for growth, we propose that the combination be structured as a taxable transaction.

We have been talking about combining our two great companies for nearly a decade. The time is now. Combined, we can produce even greater returns for our owners and even greater opportunities for our employees. In addition, our “lenders,” both debt and preferred, would benefit from the enhanced credit-worthiness of the combined enterprise and our owners would accordingly enjoy a lower cost of capital.

The transaction we propose would not be subject to any unusual governmental or third party approvals, or any other significant contingencies. We believe that this transaction can be completed expeditiously.

This transaction has our full attention and highest priority. We hope that you will be as excited as we are about the benefits of this combination for both our companies and our respective shareholders, and we want to work with your board and senior management towards the prompt consummation of a negotiated transaction. We have engaged the law firm of Wachtell, Lipton, Rosen & Katz to assist us in completing this transaction in an expeditious manner. They and we are prepared to start immediately to negotiate an agreement. Thank you for your prompt consideration.

Sincerely,

/s/  Ronald L. Havner, Jr.

Ronald L. Havner, Jr.

Chief Executive Officer

After discussions with the Shurgard board of directors and Shurgard’s legal advisors, Mr. Barbo determined that the July 8, 2005 letter from Mr. Havner warranted an in-person meeting of the Shurgard board of directors and proceeded to schedule such meeting. On July 12, 2005, after receiving advice from Shurgard’s legal advisors, Mr. Barbo responded by letter to Mr. Havner’s letter as follows:

July 12, 2005

Mr. Ron Havner

Chief Executive Officer

Public Storage

701 Western Avenue, Suite 200

Glendale, CA 91201-2397

Dear Ron,

I received your letter dated July 8, 2005.

We will convene a meeting of Shurgard’s board of directors as promptly as possible, likely in the upcoming week or two, to consider your proposal.

We will respond to you promptly thereafter.

Sincerely,

/s/ Charles Barbo

Charles Barbo

Chairman and Chief Executive Officer

On July 13, 2005, Mr. Havner sent the following letter to each of the members of the Shurgard board of directors, enclosing the letter that he sent to Messrs. Barbo and Grant on July 8, 2005:

July 13, 2005

Dear [Director]:

I was pleased to learn from Chuck yesterday, that you and the rest of the Shurgard Board of Directors will soon be considering our proposal to merge our two great companies. I wanted to take this opportunity to thank you for your prompt consideration of this transaction. For your convenience, I have enclosed a copy of the letter I sent to Charles Barbo and David Grant which summarizes our meeting and proposal.

At Public Storage, we have long believed that there are compelling reasons, both financial and strategic, to combine our two companies. We believe that the time to act is now, and I assure you that this transaction has our full attention and highest priority. Our Board of Directors and senior management team are fully committed to this merger.

I would be pleased to discuss the proposal with you individually or with your board as a group. Please do not hesitate to contact me directly.

Sincerely,

/s/  Ronald L. Havner, Jr.

Ronald L. Havner, Jr.

Chief Executive Officer

cc: Charles Barbo

David Grant

On July 14, 2005, Mr. Havner and Mr. Barbo discussed by telephone Mr. Havner’s letter of July 13, 2005. During this conversation, Mr. Barbo informed Mr. Havner that the Shurgard board of directors would consider Public Storage’s proposal promptly and that Mr. Havner did not need to send separate correspondence to Shurgard’s independent directors. On July 15, 2005, Mr. Barbo sent the following letter to Mr. Havner:

July 15, 2005

Mr. Ron Havner

Chief Executive Officer

Public Storage

701 Western Avenue, Suite 200

Glendale, CA 91201-2397

Dear Ron,

It is not conducive to friendly or cooperative relations between our companies if you presume to communicate directly to our Board of Directors on a subject which I had assured you just yesterday we would consider in the very near future.

You will hear from me promptly after the Board has considered your letter and decided what is in the best interest of Shurgard’s shareholders.

Sincerely,

/s/ Charles Barbo

Charles Barbo

Chairman and Chief Executive Officer

On July 22, 2005, the Shurgard board of directors met with Shurgard’s legal and financial advisors and representatives of Shurgard’s senior management team to discuss Public Storage’s acquisition proposal and Shurgard’s past and current business operations, financial condition and prospects. The representatives from Shurgard’s senior management team made presentations and responded to questions regarding Shurgard’s business, the progress on Shurgard’s strategic business plan and Shurgard’s historical financial results and projected future results. Shurgard’s legal advisors discussed with the Shurgard board the fiduciary duties of the directors and presented the board with an overview of the terms of Public Storage’s acquisition proposal and related legal matters. The financial advisors then reviewed financial aspects of Public Storage’s proposal with the Shurgard board. After thorough discussion, the independent directors met separately to discuss the acquisition proposal. The full Shurgard board then reconvened with certain of its advisors and certain members of management. After further discussion, the Shurgard board, by the unanimous vote of all directors, determined to reject Public Storage’s acquisition proposal and decided that further discussions with Public Storage regarding an acquisition proposal would not be productive at that time. The Shurgard board also authorized the delivery of a letter to Public Storage communicating the results of its deliberations.

Mr. Barbo sent the following letter to Mr. Havner on July 26, 2005:

July 26, 2005

Mr. Ron Havner

Chief Executive Officer

Public Storage, Inc.

701 Western Avenue, Suite 200

Glendale, CA 91201-2397

Dear Ron,

I write in response to your letter of July 8. The Board of Directors of Shurgard met to consider Public Storage’s proposal to acquire all of the outstanding shares of Shurgard.

The Board, with the assistance of financial advisors and legal counsel, conducted a thorough review of your proposal. The Board unanimously decided that the Company is not for sale and, therefore, rejected your proposal. The Board determined that combining our companies in a transaction as outlined in your July 8 letter would not be in the best interests of Shurgard’s shareholders.

Sincerely,

/s/ Charles K. Barbo

Charles K. Barbo

Chairman and Chief Executive Officer

On August 1, 2005, following receipt of Mr. Barbo’s letter of July 26, 2005, Public Storage publicly disclosed its proposal to enter into a business combination with Shurgard, and further disclosed the contents of the July 8, 2005 and July 26, 2005 letters described above. Also, on August 1, 2005, following Public Storage’s publicized acquisition proposal, Shurgard publicly disclosed its rejection of the acquisition proposal.

On August 4, 2005, at a meeting of the Public Storage board of directors, Public Storage’s senior management updated the board on the status of the potential Shurgard transaction. The board discussed the investor and analyst reaction to Public Storage’s proposal and authorized Public Storage to retain an investment banking firm to assist with a potential Shurgard transaction.

Pursuant to a letter agreement dated August 16, 2005, Public Storage engaged Goldman Sachs to act as its financial advisor in connection with a potential Shurgard transaction.

On August 30, 2005, the Shurgard board of directors met with Shurgard’s legal and financial advisors and the representatives of Shurgard’s senior management team. The financial advisors reviewed with the board recent events related to the Public Storage proposal, research analyst, shareholder and market reactions to the proposal, and Shurgard’s stock price performance and trading patterns following Public Storage’s acquisition proposal. Possible strategic alternatives available to Shurgard were also discussed. These alternatives included continued pursuit of Shurgard’s strategic business plan, entering into one or more joint ventures, recapitalizing a portion or all of Shurgard’s operations, conducting a merger or sale transaction for all or part of Shurgard’s business, merging Shurgard’s European business with another public company, selling the European business for cash, launching an initial public offering of the European business or spinning-off the European business to Shurgard’s shareholders.

During August and September 2005, Shurgard received several letters from shareholders related to the Public Storage proposal. On September 13, 2005, the Shurgard board of directors met and discussed appropriate responses to these letters. The Shurgard board advised representatives of Shurgard’s senior management team to meet with certain Shurgard shareholders to discuss the Public Storage proposal and Shurgard’s response. Over a period of two weeks in September 2005, Messrs. Barbo and Grant, along with Shurgard’s financial advisors, met with numerous Shurgard shareholders to discuss the Public Storage proposal.

During September 2005, members of Public Storage’s senior management met with certain Shurgard shareholders to discuss Public Storage’s proposal and the potential benefits of the combination.

On September 23, 2005, Mr. Havner sent the following letter to each of the members of the Shurgard board of directors:

September 23, 2005

Dear [Director],

In July we proposed a combination of Public Storage and Shurgard through a merger in which each share of Shurgard common stock would be exchanged for .80 shares of Public Storage common stock. In response to our premium offer, you informed us and your shareholders that Shurgard is “not for sale.” We urge you to reconsider your position.

We met recently with Shurgard shareholders who collectively own more than 50% of your outstanding shares. Based on these conversations, the feedback we received was clear: your shareholders strongly endorse a transaction with Public Storage and hope you will facilitate a merger of our two companies.

We suspect you have heard the same message too. As we have repeatedly stated, it is our preference to enter into a negotiated transaction with Shurgard. This will save both of our companies the time and expense of special meetings, proxy contests, litigation, unilateral exchange offers and other expensive and time-consuming measures.

As you can understand, we based our offer of .80 shares exclusively on public information. Nevertheless, because you believe our price is insufficient, we will consider any non-public information which you can provide us to help justify a higher valuation. We are also willing to consider alternative forms of consideration and transaction structures.

In exercising your fiduciary duties, we are hopeful that you will listen to the appeals of your own shareholders, recognize the value of our proposal and appreciate our willingness to negotiate with you in a flexible and open-minded spirit. We are prepared to meet with you at any time to discuss this mutually beneficial business combination.

I look forward to hearing from you.

Sincerely,

/s/ Ronald L. Havner, Jr.

Ronald L. Havner, Jr.

Chief Executive Officer

On September 26, 2005, Public Storage issued a press release publicly disclosing the September 23, 2005 letters to Shurgard’s directors.

On October 3, 2005, the Shurgard board of directors met via teleconference with Shurgard’s legal and financial advisors and Shurgard’s senior management team to discuss management’s meetings with certain of Shurgard’s shareholders. Messrs. Barbo and Grant reported that the general consensus among Shurgard’s shareholders was that the offer price, based on Public Storage’s proposed exchange ratio of 0.80 shares of Public Storage common stock for each outstanding share of Shurgard common stock, was too low. As of October 3, 2005, this proposed offer price represented a value of approximately $53.62 per share of Shurgard common stock, as compared with the then-current price of Shurgard common stock, which closed at $55.98 on October 3, 2005, based on the closing price of Public Storage common stock on that date. Messrs. Barbo and Grant also reported that certain shareholders were in favor of Shurgard beginning an auction process through which it could solicit offers from other interested parties. Following this discussion, Shurgard’s financial advisors outlined for the Shurgard board the mechanics of an auction process and possible parties which might be interested in participating in such process. At the end of this meeting, the Shurgard board authorized the financial advisors to solicit indications of interests from selected third parties in the U.S. regarding a possible combination or alternative transaction with Shurgard.

On October 5, 2005, at a meeting of the Public Storage board of directors, Public Storage’s senior management updated the board on the status of the potential Shurgard transaction. Mr. Havner briefed the board on the reaction of Shurgard’s major institutional investors to Public Storage’s proposal. Following Mr. Havner’s update, the directors discussed the potential transaction with Shurgard.

During the months of October and November 2005, indications of interests were solicited from selected third parties, which included both strategic and financial buyers, regarding a possible combination or alternative transaction with Shurgard. Shurgard entered into confidentiality agreements with certain of these third parties, and subsequently members of Shurgard’s senior management team met with and discussed possible transactions with several of these third parties. Certain of the parties were primarily interested in a transaction for either Shurgard’s U.S. operations or its European operations.

On October 11, 2005, certain members of the Shurgard board of directors met via teleconference with Shurgard’s legal and financial advisors and Shurgard’s senior management team to review the status of discussions with parties interested in a potential combination or alternative transaction with Shurgard. In light of the fact that certain of the parties were primarily interested in a transaction for either Shurgard’s U.S. operations or its European operations, the Board authorized the financial advisors to begin contacting selected third parties in Europe to solicit indications of interest in a potential separate sale of the European operations.

On October 21, 2005, Shurgard’s legal and financial advisors updated certain members of the Shurgard board of directors on the results of the solicitation for indications of interest.

On October 26, 2005, at a telephonic meeting of the Shurgard board of directors the board determined to proceed with a formal search for strategic alternatives. The directors subsequently executed a unanimous written consent authorizing Shurgard, with the assistance of financial advisors and legal counsel, to explore any strategic alternatives reasonably available to Shurgard, including, but not limited to, a sale of Shurgard, formation of asset joint ventures with strategic partners, a sale of certain of Shurgard’s assets or operations, and continued implementation of Shurgard’s strategic business plan.

On October 27, 2005, Shurgard issued a press release announcing that the Shurgard board of directors had authorized senior management and Shurgard’s financial advisors to explore strategic alternatives reasonably available to Shurgard to maximize shareholder value, including, but not limited to, a sale of Shurgard, formation of asset joint ventures with strategic partners, a sale of certain of Shurgard’s assets or operations, and continued implementation of Shurgard’s strategic business plan.

During Public Storage board of directors meetings held on October 27, 2005, October 31, 2005, and November 23, 2005, Mr. Havner and other members of Public Storage’s senior management team updated the Board and engaged in a discussion with the directors about the potential transaction with Shurgard.

On November 10, 2005, at a meeting of the Shurgard board of directors, Shurgard’s legal and financial advisors and Shurgard’s senior management team updated the Shurgard board of directors on the strategic alternatives process.

On November 28, 2005, Shurgard and Public Storage signed a confidentiality agreement in connection with Shurgard’s process of exploring its strategic alternatives, and Shurgard and Public Storage publicly disclosed the agreement. As part of the confidentiality agreement, Public Storage agreed to a “standstill” providing that it would not pursue the acquisition of Shurgard (other than pursuant to Shurgard’s strategic alternatives process) until April 27, 2006. The standstill would terminate earlier than April 27, 2006 if Shurgard entered into a definitive agreement with a third party for a business combination or disclosed that it had concluded its exploration of strategic alternatives. The standstill would also terminate if a third party commenced an unsolicited tender offer or exchange offer for Shurgard’s securities that was not publicly rejected by Shurgard’s board of directors, or if Shurgard mailed a notice or publicly disclosed the date of its annual meeting. The confidentiality agreement also stated that it was not intended to restrict Public Storage’s ability to identify and solicit individuals to be nominated to serve as directors of Shurgard or to nominate any such individuals for election as directors of Shurgard at Shurgard’s next regularly scheduled annual meeting of shareholders. The agreement also stated that, on or before January 15, 2006, Shurgard would invite Public Storage to submit a non-binding indication of interest to acquire Shurgard.

On November 30, 2005, Shurgard opened an electronic data room to interested parties which previously had signed confidentiality agreements with Shurgard, including Public Storage and its financial and legal advisors, and indicated that it expected preliminary non-binding indications of interest from participants in its strategic alternatives process by January 12, 2006. During the months of December 2005 and January 2006, Public Storage conducted due diligence on Shurgard.

During the month of December 2005, indications of interests continued to be solicited from various third parties regarding a possible combination or alternative transaction with Shurgard. During the course of the entire process of soliciting indications of interest, over 100 potentially interested parties were contacted and approximately 36 parties entered into confidentiality agreements with Shurgard. During December 2005, Shurgard offered to conduct management presentations (both in the U.S. and in Europe) for parties which had executed confidentiality agreements, and conducted such presentations during December 2005 and January 2006 for interested parties. Shurgard also permitted interested parties to visit Shurgard’s properties both in the U.S. and in Europe.

On December 12, 2005, Shurgard’s legal and financial advisors, and the Shurgard senior management team updated the Shurgard board of directors on the strategic alternatives process.

On December 15, 2005, representatives of Shurgard conducted a management presentation in Seattle for representatives of Public Storage, and from January 10 through January 12, 2006, Shurgard conducted management presentations in Europe for representatives of Public Storage.

On January 10, 2006, the Public Storage board of directors met with members of Public Storage’s senior management team to discuss a potential preliminary bid for Shurgard. Mr. Havner advised the board that Public Storage’s management and its advisors had reviewed financial and other due diligence information maintained in the online data room provided by Shurgard. Mr. Havner also noted that Public Storage’s real estate group management had visited many of Shurgard’s U.S. properties and Public Storage’s senior real estate group management was currently in Europe visiting certain of Shurgard’s European properties. Mr. Havner reviewed the terms of the draft “first round” proposal letter that had been previously distributed to the board. The board then authorized management to submit the proposal letter.

On January 12, 2006, Public Storage delivered a non-binding preliminary bid, in which Public Storage offered to acquire the U.S. operations of Shurgard in a transaction in which each Shurgard common shareholder would receive 0.64 of a share of Public Storage common stock for each share of Shurgard common stock held by such shareholder, which would be worth $46.82 per share based on the closing price of Public Storage common stock as of January 12, 2006. Public Storage also indicated that it would be willing to acquire all of Shurgard in a transaction in which each Shurgard common shareholder would receive 0.80 of a share of Public Storage common stock for each share of Shurgard common stock held by such shareholder, which would be worth $58.53 per share, as compared with the then-current Shurgard common stock price, which closed at $60.33 on January 12, 2006, based on the closing price of Public Storage common stock on that date. The letter also stated that Public Storage was ready to begin negotiations immediately and would be willing to enter into a definitive agreement promptly.

Also on January 12, 2006, Shurgard received four additional non-binding preliminary bids from third parties, two of which were for the entire company and two of which were for only Shurgard’s European operations.

On January 17, 2006, the Shurgard board of directors met with Shurgard’s financial and legal advisors to discuss the preliminary bids that had been received and to review Shurgard’s recent stock price performance. The financial advisors reviewed the extent of the strategic alternatives process conducted to date, noting that more than 100 potentially interested parties had been contacted. The board then reviewed its possible next steps, including beginning to negotiate a transaction with Public Storage, continuing the auction process, liquidating certain of Shurgard’s properties in the U.S. or Europe or terminating the auction process and continuing with Shurgard’s strategic business plan. The independent directors then met separately, together with Shurgard’s legal counsel, to discuss the results of the strategic alternative process so far. Following this discussion, Shurgard’s legal counsel summarized (1) certain proposed technical amendments to Shurgard’s business combination agreements with senior management, and (2) certain proposed amendments to Shurgard’s long-term incentive plans. The definition of “corporate transaction” in the long-term incentive plan was amended so that it conformed with the pre-existing definition of “business combination” in the business combination agreements. After thorough discussion, the board approved these amendments.

Later on January 17, 2006, Messrs. Barbo and Grant contacted representatives of Willkie Farr & Gallagher LLP to discuss the possibility of leading an acquisition group to pursue a transaction for Shurgard or Shurgard’s European operations. Messrs. Barbo and Grant were advised to make a formal request to Shurgard’s board of directors.

On January 18, 2006, the independent directors of Shurgard met via teleconference with Shurgard’s legal advisors to discuss the possibility of an acquisition group which includes Messrs. Barbo and Grant, submitting a proposal for the purchase of Shurgard or Shurgard’s European operations. The Shurgard board determined that any proposal that had the possibility of maximizing shareholder value should be encouraged and considered. Messrs. Barbo and Grant would recuse themselves and have no further involvement in the Shurgard board’s discussions and deliberations related to the strategic alternatives process.

On January 20, 2006, the independent directors of Shurgard met via teleconference with Shurgard’s legal and financial advisors to discuss the status of the search for strategic alternatives and current indications of interest, including recent discussions with Public Storage’s financial advisors. At this time Shurgard’s advisors informed the Shurgard independent directors that Messrs. Barbo and Grant would be partnering with two large financial institutions and would be pursuing a transaction only for Shurgard’s European operations.

On January 23, 2006, the financial advisors for Public Storage and Shurgard met to discuss Public Storage’s bid for Shurgard. At this time, Public Storage’s financial advisor notified Shurgard’s financial advisors that Public Storage was willing to raise its bid for all of Shurgard to 0.8175 of a share of Public Storage common stock for each outstanding share of Shurgard common stock, representing a value of approximately $57.98 per share of Shurgard common stock, based on the closing price of Public Storage common stock on January 23, 2006, as compared with the then-current price of Shurgard common stock, which closed at $58.92 on that date.

On January 24, 2006 several of the independent members of Shurgard’s board of directors met via teleconference with Shurgard’s legal and financial advisors to discuss the recent changes to Public Storage’s acquisition proposal and the status of the strategic alternatives process. The financial advisors reviewed their recent discussions with Public Storage’s financial advisor and the increase in Public Storage’s bid price.

On January 27, 2006, the acquisition group of which Messrs. Barbo and Grant were a part submitted a non-binding preliminary bid for Shurgard’s European operations. Also on that day, another of the interested parties in Shurgard’s strategic alternative process informed Shurgard’s financial advisors that it would not be pursuing a transaction with Shurgard. Later that day, the independent directors of Shurgard met via teleconference with Shurgard’s legal and financial advisors to discuss the next phase of the strategic alternatives process. The Shurgard board reviewed the bid submitted by the acquisition group of which Messrs. Barbo and Grant were a part and discussed the logistics of conducting a separate transaction for Shurgard’s European portfolio. The board determined that, consistent with the intent of the strategic alternatives process, if separate sales of Shurgard’s U.S. operations to Public Storage and Shurgard’s European operations to the acquisition group of which Messrs. Barbo and Grant were a part would yield maximum shareholder value, then the board would pursue both transactions. During this discussion, the board considered possible drawbacks to a bifurcated sale process, including heightened execution risk, additional closing conditions and regulatory approvals, and potential delay.

On January 30, 2006, the acquisition group of which Messrs. Barbo and Grant were a part submitted a revised non-binding preliminary bid for Shurgard’s European operations.

On February 1, 2006, four of the parties which had submitted preliminary indications of interest, including Public Storage and the acquisition group of which Messrs. Barbo and Grant were a part, were invited by Shurgard to participate in the second phase of Shurgard’s strategic alternatives process, with final bids due on February 28, 2006. Concurrent with the commencement of the second round of the auction process, Shurgard made additional legal and corporate due diligence materials available to the bidders in Shurgard’s online data room. Public Storage and its advisors conducted further due diligence on Shurgard until March 6, 2006.

On February 2, 2006, the Public Storage board of directors met with members of Public Storage’s senior management team to discuss the status of negotiations with Shurgard. On the same day, the independent directors of Shurgard met via teleconference with Shurgard’s legal and financial advisors to discuss the status of the strategic alternatives process. The Shurgard board of directors determined that the most viable offers were the offers made by Public Storage and the acquisition group of which Messrs. Barbo and Grant were a part, and the board focused its discussions on these options.

On February 6, 2006, another of the interested parties in Shurgard’s strategic alternatives process other than Public Storage and the acquisition group of which Messrs. Barbo and Grant were a part, informed Shurgard’s financial advisors that they would not be pursuing a transaction with Shurgard.

On February 7, 2006, the Shurgard board of directors met via teleconference with Shurgard’s financial and legal advisors to discuss potential transaction alternatives to a merger with Public Storage. These alternatives included entering into a business combination transaction with one or more U.S. strategic partners, selling the European business separately and selling the remaining U.S. business to Public Storage or merging the remaining U.S. business with a strategic partner, or selling the European business separately with the U.S. business remaining as a standalone company. After discussion, the Shurgard board determined to continue to pursue discussions with Public Storage.

On February 9, 2006, Shurgard’s legal advisors distributed a draft purchase agreement to the acquisition group of which Messrs. Barbo and Grant were a part, for the acquisition of interests in Shurgard’s European subsidiaries. On February 17, 2006, representatives from Willkie Farr & Gallagher LLP and counsel to this acquisition group held a teleconference call to discuss significant issues on the purchase agreement, including indemnification and break up fee provisions that the acquisition group desired in the purchase agreement.

On February 16, 2006, the financial advisors for Public Storage and Shurgard met and discussed primarily the proposed exchange ratio and whether Public Storage would consider offering a combination of stock and cash as part of the consideration to be paid in the proposed transaction. At this meeting, Public Storage’s financial advisor relayed that Public Storage may be willing to increase the proposed exchange ratio for all of Shurgard to 0.82 of a share of Public Storage common stock for each outstanding share of Shurgard common stock, which would be worth $62.34 per share, as compared with the then-current Shurgard common stock price, which closed at $62.10 on February 16, 2006, based on the closing price of Public Storage common stock on that date. On the evening of February 16, 2006, Shurgard’s legal advisors sent Public Storage’s legal advisors two copies of a draft merger agreement, one assuming all stock consideration and the other assuming mixed consideration of cash and stock.

On February 17, 2006, the independent directors of Shurgard met via teleconference with Shurgard’s legal and financial advisors to discuss the recent discussions between the financial advisors of Public Storage and Shurgard. The financial advisors relayed Public Storage’s possible willingness, as previously indicated by Public Storage’s financial advisor, to increase the proposed exchange ratio to 0.82 of a share of Public Storage common stock for each outstanding share of Shurgard common stock. This exchange ratio represented a value of approximately $62.94 per share of Shurgard common stock, as compared with the then-current Shurgard common stock price, which closed at $62.88 on February 17, 2006, based on the closing price of Public Storage common stock on that date.

On February 20, 2006, Shurgard’s legal and financial advisors held a teleconference call with representatives of the acquisition group of which Messrs. Barbo and Grant were a part and the group’s advisors. Representatives of the group indicated that the price indicated in the group’s non-binding bid letter would likely decrease in the final bid due to tax, acquisition financing and structuring matters. The representatives of the group also requested additional time to submit the final bid letter in order to complete the group’s due diligence examination.

On February 21, 2006, the remaining interested party in Shurgard’s strategic alternatives process other than Public Storage and the acquisition group of which Messrs. Barbo and Grant were a part, informed Shurgard’s financial advisors that it was no longer interested in pursuing a transaction with the Shurgard. Later that day, the independent directors of Shurgard met via teleconference with Shurgard‘s legal and financial advisors to discuss recent developments in the strategic alternatives process. The financial advisors reported that the last remaining bidder, other than Public Storage and the acquisition group of which Messrs. Barbo and Grant were a part, had dropped out of the process. The financial advisors also reported that representatives of the acquisition group of which Messrs. Barbo and Grant were a part had indicated that they believed that the prior bid from that acquisition group would likely be reduced and had requested an extension of the deadline for final bids. The directors then discussed the current status of negotiations with Public Storage. On the evening of February 21, 2006, Public Storage’s legal advisors sent Shurgard’s legal advisors proposed revisions to the draft merger agreement.

On February 22, 2006, Public Storage’s legal advisors and Shurgard’s legal advisors discussed the merger agreement. Among the issues discussed were the payment of dividends, the representations and warranties of the parties to the merger agreement, Shurgard’s operating covenants, the nature and scope of benefit coverage to Shurgard’s employees, the definition of the term “material adverse effect,” and the conditions under which a termination fee would be payable and the amount of the termination fee.

Also on February 22, 2006, Shurgard extended the deadline for final bids until March 3, 2006. At that time, the proposed exchange ratio of 0.82 of a share of Public Storage common stock for each outstanding share of Shurgard common stock would be worth $63.51 per share, as compared with the then-current Shurgard common stock price, which closed at $63.45 on February 22, 2006, based on the closing price of Public Storage common stock on that date.

On February 23, 2006, the Public Storage board of directors met with members of Public Storage senior management to discuss the potential transaction with Shurgard. The directors and members of senior management discussed the status of negotiations. Mr. Havner informed the board that Public Storage’s financial and legal advisors would participate in a meeting the next day. It was noted that Shurgard was requesting that Mr. Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson sign a voting agreement obligating them to vote their shares for approval of the merger agreement and the transactions contemplated thereby and restricting their ability to sell or transfer shares of Public Storage stock until the merger. At this meeting, the board waived the ownership limitation set forth in Public Storage’s charter and in Public Storage’s shareholders’ agreement with the Hughes family, contingent on the closing of the merger. After closing, the waiver would allow the Hughes family to buy shares of Public Storage common stock in an amount such that their total ownership of Public Storage common stock, as a percentage of all outstanding shares, after the closing of the merger will be equal to their collective total ownership of Public Storage common stock, as a percentage of all outstanding shares, as of the approval of the merger agreement by Public Storage’s board of directors.

On the evening of February 23, 2006, Shurgard’s legal advisors sent Public Storage’s legal advisors further proposed revisions to the draft merger agreement.

On February 24, 2006, the legal and financial advisors for both Public Storage and Shurgard met to discuss the Public Storage acquisition proposal and the draft merger agreement. At this meeting Public Storage’s advisors informed Shurgard’s advisors that Public Storage was unwilling to increase the proposed exchange ratio above 0.82 of a share of Public Storage common stock for each outstanding share of Shurgard common stock, which ratio represented a value of approximately $63.48 per share of Shurgard common stock, based on the closing price of Public Storage common stock on February 24, 2006, as compared with the then-current Shurgard common stock price, which closed at $63.04 on that date.

Later that day, the independent directors of Shurgard met via teleconference with Shurgard’s legal and financial advisors to discuss the latest meeting between the advisors for Public Storage and Shurgard, the proposed exchange ratio and the status of negotiations with respect to the draft merger agreement. During the course of this meeting, the independent directors of Shurgard instructed Shurgard’s financial advisors to make an additional attempt to obtain a higher exchange ratio from Public Storage. At the conclusion of this meeting, the independent directors of Shurgard determined that, given the advanced stage of the transaction negotiations with Public Storage, it would be beneficial to inform Messrs. Barbo and Grant of the status of these negotiations and to involve them in finalizing a transaction with Public Storage. The Shurgard board determined that, depending on the progress of negotiations with Public Storage over the weekend of February 25-26, 2006, Messrs. Barbo and Grant should be invited to participate in subsequent discussions of the negotiations with Public Storage, provided Messrs. Barbo and Grant would agree not to disclose any information obtained through such discussions with the other members of their acquisition group. Later that day Public Storage’s financial advisors contacted Shurgard’s financial advisors and informed them that Public Storage would not agree to increase the proposed exchange ratio above 0.82 of a share of Public Storage common stock for each outstanding share of Shurgard common stock.

Also on February 24, 2006, the Public Storage board of directors met with members of Public Storage’s senior management and Public Storage’s legal and financial advisors. Mr. Havner and other members of Public Storage’s senior management reviewed with the board information regarding Public Storage, Shurgard and the terms of the proposed transaction. Representatives of Goldman Sachs made a presentation to the board regarding Goldman Sachs’ financial analysis of the proposed transaction, which addressed matters set forth in “—Opinion of Public Storage’s Financial Advisor.” After the presentation, representatives of Goldman Sachs engaged in a discussion with the board about the financial analysis. Public Storage’s senior management also apprised the board of the results of its due diligence investigations of Shurgard. Wachtell, Lipton, Rosen & Katz, counsel to Public Storage, discussed with the board the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the legal terms of the proposed merger. Following these presentations, the board meeting continued with discussions and questions among the members of the board, management and Public Storage’s legal and financial advisors. After further discussion, and taking into consideration the factors described under “—Public Storage’s Reasons for the Merger and Recommendation of Public Storage’s Board of Directors,” the directors present authorized Public Storage to enter into a merger agreement with Shurgard on substantially the terms presented to it at the meeting, subject to the receipt of the written opinion of Goldman Sachs as to the fairness from a financial point of view to Public Storage of the exchange ratio in the merger. The board then directed members of Public Storage’s senior management and Public Storage’s legal and financial advisors to finalize the terms of the proposed merger agreement and agreed to reconvene in the coming days.

During the course of the negotiations between Shurgard and Public Storage, representatives of Shurgard requested access to certain business and financial information about Public Storage. On February 27, 2006, Shurgard entered into a confidentiality agreement with Public Storage in which Shurgard agreed to refrain from disclosing certain confidential information received from Public Storage. Between February 27, 2006 and March 2, 2006, Shurgard and its legal and financial advisors conducted a due diligence investigation of Public Storage’s business and financial condition. As part of this investigation, on February 28, 2006, Shurgard’s financial advisors met with Mr. Havner and other members of Public Storage’s senior management in Glendale, California.

On February 25, 2006, at the instruction of the Shurgard independent directors, Messrs. Barbo and Grant were informed by Shurgard’s legal counsel as to the advanced status of the negotiations with Public Storage, but were not informed as to the economic terms of Public Storage’s then current proposal, and it was requested that they assist the rest of the management team in attempting to finalize a transaction with Public Storage. Messrs. Barbo and Grant each agreed to not disclose to the other members of their acquisition group any information obtained through these discussions or in providing this assistance (including in connection with participating in meetings of the Shurgard board of directors). On February 28, 2006, Messrs. Barbo and Grant were invited to participate in the meeting of the Shurgard board of directors to be held that day. Later that day, the Shurgard board of directors, including Messrs. Barbo and Grant, met via teleconference with Shurgard’s legal and financial advisors to discuss the current status of the negotiations with Public Storage. After extensive discussions, the independent directors then met separately with Shurgard’s legal advisors to discuss further these matters.

On March 2, 2006, the Public Storage board of directors again met with members of Public Storage’s senior management and Public Storage’s legal and financial advisors. Mr. Havner and other members of Public Storage’s senior management updated the board on the status of negotiations between the two companies. Representatives from Goldman Sachs noted that Shurgard had lowered its FFO estimate for 2006 and then made a presentation to the Public Storage board of directors regarding Goldman Sachs’ financial analysis of the proposed transaction. Goldman Sachs noted that its analysis had been updated since the meeting on February 24, 2006 but was substantially unchanged. Wachtell, Lipton, Rosen & Katz provided an update on the merger agreement and other legal and due diligence matters. The board meeting continued with discussions and questions among the members of the board, management and Public Storage’s legal and financial advisors. After further discussion, the directors present reaffirmed their approval of the merger with Shurgard, subject to the receipt of the written opinion of Goldman Sachs as to the fairness from a financial point of view to Public Storage of the exchange ratio in the merger.

Also on March 2, 2006, the Shurgard board of directors met with Shurgard’s legal and financial advisors to review the current status of the proposed transaction with Public Storage. Shurgard’s legal advisors reviewed with the Shurgard board the key provisions and terms of the proposed merger and unresolved points of negotiation in the draft merger agreement and addressed directors’ questions with respect thereto. Shurgard’s financial advisors discussed with the board the nature of the due diligence that they had performed on Public Storage. The financial advisors also reviewed their preliminary financial analysis of the proposed exchange ratio and each informed the board that, assuming no material changes in the terms of the merger or in the information considered in connection with their financial analysis, it believed it would be in a position to render to the board, at the time the board approved the merger, an opinion to the effect that, as of the date of its opinion and based on and subject to the matters described in its opinion, the proposed exchange ratio was fair, from a financial point of view, to the holders of Shurgard’s common stock, other than Public Storage, Merger Sub and their respective affiliates. The board then asked Mr. Barbo and Mr. Grant for their views on the proposed transaction with Public Storage. The board also asked Mr. Barbo, in connection with the possible execution of a merger agreement by Shurgard with Public Storage, to enter into an agreement, pursuant to which he would agree to vote all of the shares of Shurgard common stock owned by him in favor of a merger with Public Storage, to which he subsequently agreed. The independent directors then met separately with Shurgard’s legal advisors to discuss further the proposed merger with Public Storage.

Later on March 2, 2006, Shurgard and Public Storage agreed that if they did not enter into a definitive merger agreement by 11:59 p.m. on Sunday, March 5, 2006, Public Storage would have at least twenty business days from that date to validly nominate candidates to be elected as Shurgard directors at the next meeting of Shurgard’s shareholders at which directors were to be elected. At that time, the proposed exchange ratio of 0.82 of a share of Public Storage common stock for each outstanding share of Shurgard common stock would be worth $64.18 per share, as compared with the then-current Shurgard common stock price, which closed at $63.70 on March 2, 2006, based on the closing price of Public Storage common stock on that date.

On March 2 and March 3, 2006, members of senior management of both Public Storage and Shurgard spoke to discuss remaining due diligence issues and to discuss the operating covenants in the draft of the merger agreement.

On the evening of March 3, 2006, the acquisition group of which Messrs. Barbo and Grant were a part submitted a revised bid for the acquisition of Shurgard’s European operations, which bid was lower than the bid previously submitted.

At 12:00 p.m. on March 5, 2006, the Shurgard board of directors, together with Shurgard’s legal and financial advisors, met via teleconference to discuss the revised bid for Shurgard’s European operations by the acquisition group of which Messrs. Barbo and Grant were a part. The independent directors then met separately with Shurgard’s legal counsel and determined that, based in part on the revised bid for Shurgard’s European operations from the acquisition group of which Messrs. Barbo and Grant were a part and the then current value of the proposed transaction with Public Storage for the entire company (representing a value of approximately

$64.26 per share of Shurgard common stock, based on the closing price of Public Storage common stock on March 3, 2006, the last prior trading day, as compared with the then-current Shurgard common stock price, which closed at $63.42 on that date), a separate sale of Shurgard’s European operations (together with a subsequent merger or sale transaction of Shurgard’s U.S. operations to Public Storage or another third party, or with the U.S. operations remaining as a standalone company) would be unlikely to yield a higher value for Shurgard shareholders than the proposed merger with Public Storage. The independent directors determined that, pending resolution of negotiations with Public Storage, Shurgard should take no further action with respect to the revised bid from the acquisition group of which Messrs. Barbo and Grant were a part. The Shurgard board then discussed the status of negotiations with Public Storage. The board requested that it be updated regularly on the status of these negotiations throughout the afternoon and evening of March 5, 2006. Accordingly, the board convened three additional teleconference meetings at which Shurgard’s legal and financial advisors updated the board on the status of negotiations. Throughout the night of March 5, 2006 Public Storage’s and Shurgard’s respective legal advisors and senior management teams continued to negotiate the unresolved issues in the draft merger agreement.

On the morning of March 6, 2006, the Shurgard board of directors again convened by teleconference, together with Shurgard’s legal and financial advisors, and received updates on the negotiations with respect to the merger agreement. At a meeting held at 7:30 p.m. on the evening of March 6, 2006, the Shurgard board of directors received confirmation from Shurgard’s senior management team and Shurgard’s legal advisors that the merger agreement had been finalized. Shurgard’s legal advisors then reviewed with the directors the fiduciary duties applicable to the board’s decisions and other legal matters relating to the proposed merger agreement. Also at this meeting, Shurgard’s financial advisors updated their financial analysis of the exchange ratio preliminarily reviewed with the board on March 2, 2006 and each rendered to Shurgard’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated March 6, 2006, to the effect that, as of that date and based on and subject to the matters described in such opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Shurgard common stock, other than Public Storage, Merger Sub and their respective affiliates. The meeting continued with discussion among the members of the board, management and Shurgard’s legal and financial advisors. After further discussion, and taking into consideration the factors described under “—Shurgard’s Reasons for the Merger and Recommendation of Shurgard’s Board of Directors,” the Shurgard board of directors approved the merger with Public Storage and authorized management to enter into the merger agreement on substantially the terms presented to it.

Also on the morning of March 6, 2006, representatives of Goldman Sachs delivered Goldman Sachs’ oral opinion to Mr. Havner, subsequently confirmed in writing, to the effect that, as of the date of the written fairness opinion and based on and subject to the factors and assumptions set forth therein, the exchange ratio of 0.82 shares of Public Storage common stock to be issued in exchange for each share of Shurgard common stock pursuant to the merger agreement was fair from a financial point of view to Public Storage.

On the evening of March 6, 2006, Public Storage and Shurgard entered into the merger agreement, and issued a joint press release with respect thereto on March 7, 2006.

Public Storage’s Reasons for the Merger and Recommendation of Public Storage’s Board of Directors

The Public Storage board of directors has approved the merger agreement and determined that the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Public Storage and its shareholders. Public Storage’s board of directors recommends that Public Storage shareholders vote FOR the approval of the merger agreement and the transactions contemplated thereby, including the issuance of Public Storage common stock.

In reaching its conclusion to approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Public Storage common stock, and to recommend that Public Storage shareholders approve the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Public Storage common, the Public Storage board considered the following factors as generally supporting its decision to enter into the merger agreement.

Strategic Considerations. The Public Storage board believes that the merger will provide a number of significant strategic opportunities and benefits, including the following, all of which it viewed as generally supporting its decision:

•	The combination, by increasing the net rentable square feet of Public Storage’s self-storage facilities in the United States by approximately 36%, will further solidify Public Storage’s position as the largest owner and operator of self-storage facilities in the United States;

•	The combined company will eliminate duplicative general and administrative expenses and should eliminate certain other duplicative expenses in the United States, such as yellow page advertisements, as well as improve cost efficiencies of certain support functions, such as human resources, payroll and national telephone reservation system, resulting in economies of scale and cost efficiencies;

•	With Shurgard’s existing European portfolio and an in-place infrastructure and management team, the combination will provide Public Storage with a platform for international expansion, which would provide Public Storage with geographic and financial diversification;

•	A taxable combination will provide Public Storage with a step-up in basis in Shurgard’s assets, providing for increased depreciation deductions to facilitate internal growth; and

•	The acquisition will increase Public Storage’s equity market capitalization, which may increase the liquidity for Public Storage shareholders and potentially enhance Public Storage’s long-term financial flexibility.

Other Factors Considered by the Public Storage Board of Directors. In addition to considering the strategic factors outlined above, the Public Storage board of directors considered the following additional factors, all of which it viewed as generally supporting its decision to approve the merger:

•	Historical information concerning Shurgard’s and Public Storage’s respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed the Public Storage board of directors’ determination as to the relative values of Shurgard, Public Storage and the combined companies;

•	The results of the due diligence review of Shurgard’s businesses and operations;

•	The presentation by representatives of Goldman Sachs, and Goldman Sachs’ oral opinion, subsequently confirmed in writing, to the effect that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.82 shares of Public Storage common stock to be issued in exchange for each share of Shurgard common stock pursuant to the merger agreement was fair from a financial point of view to Public Storage (the written opinion of Goldman Sachs is attached as Annex D to this joint proxy statement/prospectus and discussed in detail under “—Opinion of Public Storage’s Financial Advisor”); and

•	Management’s assessment that the proposed merger was likely to meet certain criteria they deemed necessary for a successful merger—strategic fit, acceptable execution risk, and financial benefits to Public Storage and its shareholders.

Potential Risks Considered by the Public Storage Board. Public Storage’s board of directors also considered the potential risks of the merger including the following:

•	The Shurgard debt to be assumed by Public Storage in the combination, the borrowings required in connection with the redemption of Shurgard preferred stock and the out-of-pocket costs incurred in the transaction will increase Public Storage’s indebtedness by about $2 billion;

•	The size of the transaction may make integration of Public Storage and Shurgard difficult, expensive and disruptive, affecting the combined company’s earnings, and implementation of merger integration efforts may divert management’s attention from other strategic priorities;

•	Shurgard’s European operations have not been profitable to date and may not become profitable, and the acquisition of Shurgard’s European properties may create currency risks, potentially adverse tax burdens, burdens of complying with a variety of foreign laws, obstacles to the repatriation of earnings and cash, local, regional and national political uncertainty, economic slowdown and/or downturn in foreign markets, and potential difficulties in staffing and managing international operations;

•	As a share of overall operations, particularly in Europe, Shurgard has more non-stabilized properties and more construction activity than Public Storage, and delays in construction and fill up could create additional costs and expenses;

•	As a share of overall operations, particularly in Europe, Shurgard has more joint venture facilities and more facilities located on leased land than Public Storage. Joint venture facilities and leased facilities present additional risks, such as loss of control or additional financial commitments in respect of the facilities; and

•	As a result of the combination, some of Shurgard’s facilities could be subject to property tax reappraisal.

The foregoing discussion of the information and factors considered by the Public Storage board of directors is not meant to be exhaustive but is believed to include all material factors considered by it in connection with its determination that the merger is in the best interests of Public Storage and its shareholders. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Public Storage board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Public Storage board of directors may have given different weight to different factors. The Public Storage board of directors conducted an overall analysis of the factors described above, including thorough discussions with Public Storage’s management and Public Storage’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Public Storage’s Financial Advisor

Goldman Sachs delivered its opinion to the Public Storage board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.82 shares of Public Storage common stock to be issued in exchange for each share of Shurgard common stock pursuant to the merger agreement was fair from a financial point of view to Public Storage.

The full text of the written opinion of Goldman Sachs, dated March 6, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the Public Storage board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Public Storage common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Public Storage and Shurgard for the five fiscal years ended December 31, 2004;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Public Storage and Shurgard;

•	certain other communications from Public Storage and Shurgard to their respective stockholders;

•	certain internal financial analyses and forecasts for Shurgard prepared by its management, as reviewed and approved for use by Goldman Sachs by the management of Public Storage (the “Forecasts”);

•	certain internal financial analyses for Public Storage prepared by the management of Public Storage; and

•	certain research analyst estimates of the future performance of Public Storage.

Goldman Sachs also held discussions with members of the senior managements of Public Storage and Shurgard regarding their assessment of the past and current business operations, financial condition, and future prospects of Shurgard and with members of the senior management of Public Storage regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of Public Storage. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Public Storage common stock and the shares of Shurgard common stock, compared certain financial and stock market information for Public Storage and Shurgard with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the REIT industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with the consent of Public Storage that the Forecasts have been reasonably prepared by Shurgard and reflect the best currently available estimates and judgments of Public Storage and Shurgard, as the case may be. As instructed by Public Storage, for purposes of rendering its opinion, Goldman Sachs’ review of the expected future financial performance of Public Storage included discussions with the senior management of Public Storage regarding certain research analyst estimates of the future financial performance of Public Storage and certain internal financial analyses for Public Storage prepared by the management of Public Storage and Goldman Sachs’ review of such research analyst estimates and such internal financial analyses. Goldman Sachs has also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Public Storage or Shurgard or on the expected benefits of the merger in any way meaningful to its analysis. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Public Storage, Shurgard or any of their respective subsidiaries and has not been furnished with any such evaluation or appraisal.

Goldman Sachs’ opinion does not address the underlying business decision of Public Storage to engage in the merger, nor is Goldman Sachs expressing any opinion as to the prices at which shares of Public Storage common stock will trade at any time. The opinion described above is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date thereof. Goldman Sachs’ advisory services and the opinion described above were provided for the information and assistance of the board of directors of Public Storage in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of Public Storage common stock should vote with respect to the merger.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Public Storage in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 3, 2006 and is not necessarily indicative of current market conditions.

Exchange Ratio Analysis.

Goldman Sachs calculated the historical exchange ratios of Shurgard common stock to Public Storage common stock: (i) based on the closing prices of Shurgard common stock and Public Storage common stock on March 3, 2006, (ii) based on the average closing prices of Shurgard common stock and Public Storage common stock during the one-year period ending March 3, 2006, (iii) based on the closing prices of Shurgard common stock and Public Storage common stock on July 29, 2005, the last trading day prior to Public Storage’s public announcement of its proposal to acquire all of the outstanding common stock of Shurgard, (iv) based on the average closing prices of Shurgard common stock and Public Storage common stock during the period from the announcement by Public Storage of its proposal to acquire all of the outstanding common stock of Shurgard on August 1, 2005 until March 3, 2006 and (v) based on the average closing prices of Shurgard common stock and Public Storage common stock during the period from the release by Public Storage of its 2005 Fourth Quarter results on February 7, 2006 until March 3, 2006.

In addition, Goldman Sachs calculated the implied exchange ratios of Shurgard common stock to Public Storage common stock based on certain research analysts’ estimates of net asset value (“NAV”) per share of common stock for both companies.

Goldman Sachs also calculated the implied exchange ratio of Shurgard common stock to Public Storage common stock based on an illustrative dividend discounted cash flow analysis. The illustrative dividend discounted cash flow analysis was based on projected dividend payments per share of Public Storage common stock and Shurgard common stock for the three years from 2006 through 2008 and illustrative residual values based on multiples of 20.0x 2008E funds from operations (“FFO”) per share of common stock of Public Storage and Shurgard. The projected dividend payments and the illustrative residual values derived from this analysis were then discounted to an illustrative present value using discount rates of 11.0% for Public Storage and 10.0% for Shurgard. This analysis was based on the Forecasts for Shurgard and principally on research analyst forecasts for Public Storage.(1) The following table presents the results of these analyses:

Exchange Ratio Summary (per share amounts)

	Shurgard	Public Storage	Implied Exchange Ratio
Current Share Price (3-Mar-06)	$63.42	$78.36	0.8093 x
1 Year Average Share Price	$51.29	$65.52	0.7828 x
29-Jul-2005 Stock Prices	$46.90	$66.75	0.7026 x
Average Stock Price Since Announcement (1-Aug-05 Onwards)	$56.93	$68.84	0.8270 x
Average Since Public Storage 4Q 2005 Results (7-Feb-06 Onwards)	$62.60	$76.21	0.8214 x
Consensus NAV	$52.69	$58.00	0.9085 x
Green Street NAV	$53.00	$59.50	0.8908 x
Dividend DCF	$55.69	$72.74	0.7657 x

(1)	Public Storage 2006E dividend based on 2005 fourth quarter dividend annualized. Public Storage 2007E-2008E dividends based on a constant 2005 FFO payout ratio. Public Storage 2008E FFO based on 2007 estimates for FFO per share grown at average 2005-2007 FFO growth rate.

Illustrative Dividend Discount Analysis.

Goldman Sachs performed an illustrative dividend discount analysis in order to generate illustrative indications of the implied “present value” per share of each of Shurgard common stock and Public Storage common stock based on the projected future dividend stream of each of Shurgard and Public Storage during the years 2006 through 2008.

For Shurgard, the illustrative dividend discount analysis was based on the Forecasts. The analysis was based on a range of discount rates from 9.0% to 12.0% and a terminal value of Shurgard’s common stock based on a forward FFO multiple range of 19.0x to 22.0x, applied to Shurgard’s estimated 2008E FFO. The results of this analysis are presented below:

Illustrative Per Share Value Indications
Shurgard	$50.50 – $62.32

For Public Storage, the illustrative dividend discount analysis was based on research analyst estimates for 2006E and 2007E FFO and on an estimated 2008E FFO obtained by applying average FFO per share growth rates for 2005-2007 to the 2007E FFO estimate. Public Storage dividend forecasts were estimated by annualizing the fourth quarter 2005 dividend for 2006E and by applying the 2005 FFO dividend payout ratio to 2007E-2008E FFO estimates for 2007E and 2008E dividends. The analysis was based on a range of discount rates from 10.0% to 13.0% and a terminal value of Public Storage’s common stock based on a forward FFO multiple range of 19.0x to 22.0x, applied to Public Storage’s estimated 2008 FFO. The results of this analysis are presented below:

Illustrative Per Share Value Indications
Public Storage	$65.84 – $81.61

Contribution Analysis.

Goldman Sachs analyzed and compared the relative contributions to be made by each of Public Storage, based on research analyst forecasts, and Shurgard, based on the Forecasts to the 2006E earnings before interest, tax, depreciation, and amortization (“EBITDA”) and FFO of the combined company following the merger, assuming no synergies or cost savings.

For comparison purposes, Goldman Sachs then calculated the relative implied ownership of the combined company based on Public Storage’s closing stock price on March 3, 2006 of $78.36 and using the exchange ratio of 0.82 shares of Public Storage common stock to be issued in exchange for each share of Shurgard common stock pursuant to the merger agreement. The following table presents the results of this analysis:

Contribution Analysis

2006E	Shurgard %	Public Storage %
FFO	19.30%	80.70%
EBITDA(1)	25.79%	74.21%
Shares - 0.82x Exchange Ratio	23.45%	76.55%

(1)	EBITDA was derived from research analyst forecasts for Public Storage and the Forecasts for Shurgard.

Historical Stock Trading Analysis.

Based on the closing price of Public Storage common stock on March 3, 2006, and the exchange ratio of 0.82 shares of Public Storage common stock to be issued in exchange for each share of Shurgard common stock pursuant to the merger agreement, Goldman Sachs calculated the implied purchase price to be received for each share of Shurgard common stock in the merger. Goldman Sachs then calculated the premium of this implied purchase price relative to the average closing prices of Shurgard common stock during the one-week, one-month, three-month, six-month, one-year, two-year, three-year and five-year periods ending March 3, 2006, and the March 3, 2006 and July 29, 2005 closing price for shares of Shurgard common stock. The following table presents the results of this analysis:

Share Premium Analysis

0.82x Exchange Ratio—Implied Purchase Price of $64.26

Time Period	Shurgard Share Price	Transaction Premium 0.82x / $64.26
As of March 3, 2006	$63.42	1.3%
As of July 29, 2005	$46.90	37.0%
1-Week Average	$63.72	0.8%
1-Month Average	$62.32	3.1%
3-Month Average	$59.99	7.1%
6-Month Average	$57.63	11.5%
1-Year Average	$51.29	25.3%
2-Year Average	$45.23	42.1%
3-Year Average	$41.75	53.9%
5-Year Average	$37.50	71.3%

Selected Transactions Analysis.

Goldman Sachs analyzed certain information relating to the following public transactions in the REIT industry that have closed since February 28, 2005, and that involved the use of common stock as consideration for the acquisition:

•	Prentiss Properties Trust sale to Brandywine Realty Trust, effective as of January 5, 2006

•	Catellus Development Corporation sale to ProLogis, effective as of September 15, 2005

•	Cornerstone Realty Income Trust, Inc. sale to Colonial Properties Trust, effective as of April 1, 2005

•	Summit Properties Inc. sale to Camden Property Trust, effective as of February 28, 2005

For each of the selected transactions and for the proposed merger, Goldman Sachs compared the price per share paid in the transaction to: (i) the closing price of the target’s common stock on the day before the announcement of the transaction, (ii) the average closing price of the target’s common stock during the one-month period prior to the announcement of the transaction, (iii) the average closing price of the target’s common stock during the three-month period prior to the announcement of the transaction, (iv) the Street Average NAV estimates for the target and (v) the Green Street NAV estimates for the target. For each of the selected transactions, Goldman Sachs also calculated the forward FFO multiple based on Institutional Brokers’ Estimate System median FFO estimates, and for the proposed merger, Goldman Sachs also calculated the forward FFO multiple based on the Forecasts for Shurgard. The following table presents the results of this analysis:

Selected Public REIT Transactions (assumes $64.26 purchase price per share of Shurgard common stock)

	Shurgard (0.82x)		Selected Transactions
			Prentiss Properties		Catellus		Cornerstone		Summit Properties
Premium on Announcement	1.3%		5.8%		16.3%		8.2%		14.0%
Premium to 30-day Average	3.1%		9.5%		18.8%		10.2%		16.9%
Premium to 90-day Average	7.1%		11.9%		22.1%		15.8%		20.6%
Premium to Street Average NAV(1)	21.9%		22.2%		6.6%		6.3%		28.8%
Premium to Green Street NAV(2)	21.2%		4.8%		12.6%		22.8%		9.0%
Transaction 1 Year FFO Multiple	26.1	x	14.5	x	20.9	x	13.3	x	17.6	x

(1)	Reflects the average of research analyst NAV estimates for Shurgard and SNL Interactive estimates for selected transactions.
(2)	Represents premium of offer price to Green Street NAV, except for Catellus transaction, which represents premium of price on day prior to announcement of the transaction to Green Street NAV.

Implied Capitalization Rate and Implied Value per Square Foot Analysis.

Goldman Sachs calculated Shurgard’s implied capitalization rate on 2006E net operation income (NOI) based on: (i) the exchange ratio of 0.82 shares of Public Storage common stock to be issued in exchange for each share of Shurgard common stock pursuant to the merger agreement, (ii) the number of shares of Shurgard common stock outstanding, on a fully diluted basis, (iii) the March 3, 2006 closing price for shares of Public Storage common stock, (iv) relevant preliminary balance sheet data for Shurgard as of December 31, 2005 and (v) relevant preliminary income statement data for Shurgard for the year ended December 31, 2005. Shurgard’s 2006E NOI was based on the Forecasts. The following table presents the results of this analysis:

Capitalization Rate Analysis ($ in millions)

Shurgard as of 12/31/05

Exchange Ratio	0.82 x
Total Market Capitalization & Other Liabilities	$5,426.6
Net Value of Non-Operating Assets	$142.2
Net Value of Other Income	$25.1
Implied Gross Operating Asset Value (Market Cap + Other Liab. – Other Assets – Other Inc.)	$5,079.0
Implied Cap Rate on 2006E NOI	5.6%

Goldman Sachs also calculated and compared the value per square foot of real estate owned by Shurgard (excluding fee-managed properties) and Public Storage (excluding non self-storage center operations), respectively, based on: (i) the exchange ratio of 0.82 shares of Public Storage common stock to be issued in exchange for each share of Shurgard common stock pursuant to the merger agreement, (ii) the number of shares of Shurgard and Public Storage common stock outstanding, on a fully diluted basis, (iii) the March 3, 2006 closing price for shares of Public Storage common stock, (iv) relevant preliminary balance sheet data for Shurgard and balance sheet data for Public Storage as of December 31, 2005 and (v) the square footage of real estate owned by Shurgard (excluding fee-managed properties) and the approximate square footage of real estate owned by Public Storage (excluding non self-storage center operations), as of December 31, 2005. The following table presents the results of this analysis:

Value per Square foot Analysis ($ in millions, except square feet)

	Shurgard at 0.82x Exchange Ratio	Public Storage

Total Market Capitalization	$5,246.3	$12,795.3
Applicable Square Feet (000’s)	39,776.0	92,000.0
Value Per Square Foot	$131.9	$139.1

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Public Storage, Shurgard or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the board of directors of Public Storage as to the fairness from a financial point of view to Public Storage of the exchange ratio of 0.82 shares of Public Storage common stock to be issued in exchange for each share of Shurgard common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Public Storage, Shurgard, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The exchange ratio of 0.82 shares of Public Storage common stock to be issued in each for each share of Shurgard common stock was determined through arms’-length negotiations between Public Storage and Shurgard and was approved by the board of directors of Public Storage. Goldman Sachs provided advice to Public Storage during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Public Storage or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, Goldman Sachs’ opinion to the board of directors of Public Storage was one of many factors taken into consideration by the board of directors of Public Storage in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Public Storage in connection with, and have participated in certain of the negotiations leading to, the contemplated merger. In addition, Goldman Sachs has provided certain investment banking services to Public Storage from time to time, including having acted as (i) co-managing underwriter of a public offering of 5,000,000 depositary shares of 6.50% Series W Cumulative Preferred Stock of Public Storage in September 2003, (ii) co-managing underwriter of a public offering of 4,400,000 depositary shares of 6.45% Series X Cumulative Preferred Stock of Public Storage in November 2003, (iii) co-managing underwriter of a public offering of 4,000,000 depositary shares of 6.25% Series Z Cumulative Preferred Stock of Public Storage in February 2004, (iv) co-managing underwriter of a public offering of 4,000,000 depositary shares of 6.125% Series A Cumulative Preferred Stock of Public Storage in March 2004, (v) co-managing underwriter of a public offering of 4,000,000 depositary shares of 7.125% Series B Cumulative Preferred Stock of Public Storage in June 2004, (vi) co-managing underwriter of a public offering of 4,000,000 depositary shares of 6.60% Series C Cumulative Preferred Stock of Public Storage in September 2004, (vii) co-managing underwriter of a public offering of 4,000,000 depositary shares of 7.00% Series G Cumulative Preferred Stock of Public Storage in December 2005 and (viii) co-managing underwriter of a public offering of 4,000,000 depositary shares of 6.95% Series H Cumulative Preferred Stock of Public Storage in January 2006. Goldman Sachs also may provide investment banking services to Public Storage, Shurgard and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Public Storage, Shurgard and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Public Storage, Shurgard and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of Public Storage selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated August 16, 2005, Public Storage engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, Public Storage has agreed to pay Goldman Sachs a transaction fee of $7,000,000, all of which is payable upon consummation of the merger. In addition, Public Storage has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Shurgard’s Reasons for the Merger and Recommendation of Shurgard’s Board of Directors

Shurgard’s board of directors approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, on March 6, 2006, and determined that the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Shurgard and its shareholders. Shurgard’s board of directors recommends that you vote FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and FOR approval of adjournments or postponements of the special meeting.

In reaching its decision to approve the merger agreement and the merger and recommend that Shurgard’s shareholders vote to approve the merger agreement and the transactions contemplated thereby, the Shurgard board of directors considered a number of factors, including the following:

•

Completion of Strategic Alternatives Process. The Shurgard board of directors, with the assistance of outside advisors, conducted a comprehensive strategic alternatives process designed to maximize value to Shurgard’s shareholders. In conducting this strategic alternatives process, the Shurgard board of directors evaluated strategic alternatives reasonably available to Shurgard, including a sale of Shurgard, the formation of one or more asset joint ventures with strategic partners, a sale of certain of Shurgard’s assets or operations, and continued implementation of Shurgard’s strategic business plan.

•	Market Price. The Shurgard board of directors considered the value of the merger consideration to be received by Shurgard’s shareholders in the merger, and noted that, based upon the closing price of Public Storage’s common stock on March 6, 2006, the exchange ratio of 0.82 of a share of Public Storage common stock for each share of Shurgard common stock represented a premium of approximately 39% over Shurgard’s closing stock price on July 29, 2005, the last trading day prior to Public Storage’s publicized acquisition proposal, and a premium of approximately 52% over the average closing price of Shurgard’s common stock during the six months prior to Public Storage’s publicized acquisition proposal.

•	Form of Merger Consideration. The Shurgard board of directors considered that the all-stock merger consideration will permit Shurgard’s shareholders to exchange their shares of Shurgard common stock for shares of Public Storage common stock and retain an equity interest in the combined enterprise with the related opportunity to share in its future growth, synergies from the combination and any economies of scale. The Shurgard board of directors also reviewed Public Storage’s current and historical results of operations, the trading prices for Public Storage common stock and considered its future prospects.

•	Terms of the Merger Agreement. The Shurgard board of directors, with the assistance of its legal advisors, reviewed the terms of the merger agreement, the amount of the termination fees payable under certain circumstances described below and the outside termination date of December 31, 2006. In addition, the Shurgard board of directors considered the ability of Shurgard’s management and employees to continue to run the business consistent with past practices in the period between the signing of the merger agreement and the closing of the merger.

•	Likelihood of Consummation of the Merger. The Shurgard board of directors considered the likelihood of consummation of the merger, including the terms and conditions of the merger agreement and the conditions to the consummation of the merger.

•	Business, Condition and Prospects. The Shurgard board of directors considered information with respect to Shurgard’s financial condition, results of operations, business, competitive position, relationships with regulators, outstanding legal proceedings and business prospects, on both a historical and prospective basis, as well as current industry, economic, government regulatory and market conditions and trends.

•	Improved Liquidity. The Shurgard board of directors considered the fact that the combined company would have a significantly larger market capitalization resulting in an enhanced ability for current Shurgard shareholders to sell their shares of common stock of the combined company.

•	Financing Related to the Merger. The Shurgard board of directors considered the fact that the merger with Public Storage would not be contingent on any financing condition.

•	Strategic Advantages. The Shurgard board of directors considered the fact that the merger with Public Storage would offer numerous strategic advantages to Shurgard’s shareholders going forward, including:

•	the ability to participate in expanded growth opportunities as a result of forming the largest self-storage owner/operator in the world, with significant platforms in the U.S. and Europe suitable for continued expansion;

•	the ability to derive enhanced property and geographical diversification in the United States and an enlarged footprint improving the risk profile of the combined company’s property portfolio;

•	enhanced access to capital through a combination with a larger entity with stronger credit ratings and less financial leverage than Shurgard;

•	the taxable nature of the merger would create a step-up in the tax basis of Shurgard’s assets so as to enhance the combined company’s growth prospects through the retention of free cash flow (see also the potential tax risks arising from the taxable nature of the merger, discussed below under “Potential Risks”);

•	the ability to derive significant synergies, including the ability to lower the combined company’s general and administrative costs through the elimination of redundancies in back office support staff, executive infrastructure and the reduction in compliance costs related to the Sarbanes-Oxley Act of 2002;

•	the ability to lower the combined company’s operating costs through the implementation of scalable financial systems, realization of economies of scale in media, call centers and supervisory personnel, and the reduction in duplicate expenses of advertising and management information systems; and

•	the ability of the combined company to increase revenues through participation in national media and promotional programs and the expansion of ancillary businesses, such as tenant reinsurance.

•	Ability to Accept a Superior Proposal Upon Payment of a Termination Fee. The Shurgard board of directors considered Shurgard’s ability to terminate the merger agreement under certain circumstances prior to shareholder approval of the merger agreement in order to enter into an alternative transaction in response to a superior proposal. In this regard, Shurgard may not solicit competing offers and would be required to pay a $125 million termination fee in connection with accepting a superior proposal.

•	Potential Risks. The Shurgard board of directors considered a number of potential risks, as well as related mitigating factors, in connection with its evaluation of the merger, including:

•	the possibility that the merger might not be completed as a result of the failure to satisfy certain closing conditions, including securing approvals from shareholders of both Shurgard and Public Storage, which failure to complete the merger could result in significant distractions to Shurgard’s employees, and Shurgard would still be obligated to pay certain fees and expenses of its advisors regardless of whether the merger was consummated;

•	the risk that the Hughes family will be able to significantly influence the outcome of matters submitted to a vote of the combined company’s shareholders, due to their current aggregate ownership of approximately 36% of all of the outstanding shares of Public Storage common stock and Public Storage’s 2% ownership limit;

•	the risk that prior to the completion or abandonment of the merger, Shurgard is required to conduct its business only in the ordinary course consistent with past practice and subject to certain operational restrictions that could damage Shurgard’s business if the merger were not consummated;

•	the uncertainties involved in a change of control environment impose difficulties in retaining key management and store personnel and motivating employees facing uncertainties about the future ownership and direction of Shurgard;

•	the fact that Public Storage historically has paid a lower dividend to its common shareholders than Shurgard has paid to its common shareholders;

•	the risk that after the merger Shurgard shareholders will have an interest in a combined entity with a potentially lower proportion of growth properties than Shurgard on a stand-alone basis, as Public Storage has a more mature property portfolio;

•	the fact that the fully taxable nature of the transaction will cause Shurgard’s common shareholders to recognize gain from the receipt of Public Storage common stock, and such shareholders will not receive any cash as part of the merger consideration in order to pay taxes on this gain;

•	the risks arising from the challenges of integrating the businesses, management teams, strategies, cultures and organizations of the two companies, including the risks associated with the integration of Shurgard’s European operations into Public Storage;

•	the possibility that Shurgard would be required to pay a termination fee of $125 million if the merger agreement is terminated under specified circumstances and Shurgard later agrees to or consummates a different acquisition proposal, and the possibility that Shurgard would be required to pay up to $10 million of Public Storage’s expenses if Shurgard’s common shareholders do not vote to approve the merger agreement and another acquisition proposal is publicly proposed or publicly announced at that time; and

•	the fact that the stock price of the Public Storage common stock had appreciated significantly during period between the publicized acquisition proposal and the entry into the merger agreement and was trading near its then all-time high upon entry into the merger agreement, and the fact that, given the fixed exchange ratio of 0.82 of a share of Public Storage common stock for each share of Shurgard common stock, if the stock price of Public Storage were to decline between the date of execution of the merger agreement and the closing date of the merger, the value of the merger consideration to be received by a Shurgard common shareholder would be reduced.

In the judgment of the Shurgard board, however, these potential risks were more than offset by the potential benefits of the merger discussed above.

•	Opinions of Financial Advisors. The Shurgard board of directors considered the joint financial presentation of Citigroup and Banc of America Securities, including the separate opinions, each dated March 6, 2006, of Citigroup and Banc of America Securities to the Shurgard board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio provided for in the merger agreement, as more fully described below under the caption “—Opinions of Shurgard’s Financial Advisors.”

•	Additional Considerations. In the course of its deliberations on the merger agreement and the merger, the Shurgard board of directors consulted with members of Shurgard management and Shurgard’s legal, financial, accounting and tax advisors on various legal, business and financial matters. Additional factors considered by the Shurgard board of directors in determining whether to approve the merger agreement and the merger and recommend that Shurgard’s shareholders vote to approve the merger agreement and the merger included:

•	the existence of severance and other benefits under Shurgard’s employee benefits plans for those employees whose employment may terminate under certain circumstances following the execution of the merger agreement; and

•	the fact that Shurgard’s shareholders will have an opportunity to vote on the merger on the terms provided in the merger agreement.

The foregoing discussion is not intended to be exhaustive, but Shurgard believes it addresses the material information and factors considered by the Shurgard board of directors in its consideration of the merger, including factors that may support the merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Shurgard board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Shurgard board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of Shurgard’s board of directors may have given different weights to different factors.

In considering the recommendation of the Shurgard board of directors to approve the merger agreement and the merger, Shurgard’s shareholders should be aware that certain executive officers and directors of Shurgard have certain interests in the merger that may be different from, or in addition to, the interests of Shurgard shareholders generally. The Shurgard board of directors was aware of these interests and considered them when adopting the merger agreement and the merger and recommending that Shurgard’s shareholders vote to approve the merger agreement and the merger. See “—Interests of Shurgard Directors and Executive Officers in the Merger.”

Opinions of Shurgard’s Financial Advisors

Shurgard has retained Citigroup and Banc of America Securities as financial advisors to Shurgard in connection with the proposed merger. Each of Citigroup and Banc of America Securities is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Shurgard selected Citigroup and Banc of America Securities as financial advisors in connection with the proposed merger based on their reputation, experience and familiarity with Shurgard and its businesses.

In connection with their engagement, Shurgard’s board of directors requested that Citigroup and Banc of America Securities evaluate the fairness, from a financial point of view, to the holders of Shurgard common stock, other than Public Storage, Merger Sub and their respective affiliates, of the exchange ratio provided for in the merger agreement. On March 6, 2006, at a meeting of Shurgard’s board of directors held to evaluate the merger, Citigroup and Banc of America Securities each rendered to Shurgard’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the various assumptions, limitations and other matters described in such opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Shurgard common stock, other than Public Storage, Merger Sub and its affiliates.

The full text of the written opinions of Citigroup and Banc of America Securities to Shurgard’s board of directors, each dated March 6, 2006, which describe, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, are attached to this joint proxy statement/prospectus as Annex E and Annex F, respectively, and incorporated by reference in their entirety into this joint proxy statement/prospectus. Holders of Shurgard common stock are encouraged to read these opinions carefully in their entirety. The following summaries of the opinions are qualified in their entirety by reference to the full text of the opinions. Citigroup’s and Banc of America Securities’ respective opinions were provided to Shurgard’s board of directors for the benefit and use of Shurgard’s board of directors in connection with and for purposes of its evaluation of the exchange ratio and relate only to the fairness, from a financial point of view, of the exchange ratio. These opinions do not address any other terms, aspects or implications of the merger and do not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger. Although subsequent developments may affect their opinions, Citigroup and Banc of America Securities assume no obligation to update, revise or reaffirm their opinions.

Opinion of Citigroup Global Markets Inc.

In arriving at its opinion, Citigroup:

•	reviewed the merger agreement;

•	held discussions with senior officers, directors and other representatives and advisors of Shurgard and senior officers and other representatives and advisors of Public Storage concerning Shurgard’s and Public Storage’s businesses, operations and prospects;

•	examined publicly available business and financial information and other information and data relating to Shurgard provided to or discussed with Citigroup by Shurgard’s management, including financial forecasts and other information and data relating to Shurgard prepared by Shurgard’s management;

•	examined publicly available business and financial information relating to Public Storage, including certain publicly available consensus research analysts’ estimates relating to Public Storage which were discussed with Citigroup by Public Storage, and reviewed a draft of Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices of Shurgard common stock and Public Storage common stock; the historical and projected earnings and other operating data of Shurgard and Public Storage; and the capitalization and financial condition of Shurgard and Public Storage;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Shurgard and Public Storage;

•	considered, to the extent publicly available, the financial terms of other transactions which Citigroup considered relevant in evaluating the merger;

•	evaluated potential pro forma financial effects of the merger on Public Storage;

•	considered the fact that Shurgard publicly had announced that it would explore its strategic alternatives and the third party solicitation process that had been undertaken on behalf of Shurgard; and

•	conducted other analyses and examinations and considered other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to, or otherwise reviewed by, or discussed with, it and on the assurances of the managements of Shurgard and Public Storage that they were not aware of any relevant information that was omitted or remained undisclosed to Citigroup with respect to its respective company. With respect to financial forecasts and other information and data provided to, or otherwise reviewed by, or discussed with, Citigroup relating to Shurgard, Citigroup was advised by Shurgard’s management and assumed, with Shurgard’s consent, that the forecasts and other information and data were reasonably prepared on bases that reflected the best currently available estimates and judgments of Shurgard’s management as to the future financial performance of Shurgard. Citigroup was not provided with, or given access to, internal financial forecasts relating to Public Storage prepared by Public Storage’s management and, accordingly, Citigroup utilized, with Shurgard’s consent, publicly available consensus research analysts’ estimates relating to Public Storage for purposes of certain of its analyses. With respect to these publicly available consensus estimates, Citigroup was advised by Public Storage’s management that such consensus estimates were reasonable estimates of the future financial performance of Public Storage when compared with Public Storage’s annualized fourth quarter 2005 financial performance and assumed, with Shurgard’s consent, that such consensus estimates reflected reasonable estimates and judgments as to the future financial performance of Public Storage. Citigroup also assumed, with Shurgard’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Shurgard, Public Storage or the merger. Citigroup was advised by Shurgard’s and Public Storage’s managements that each of Shurgard and Public Storage operated in conformity with the requirements for qualification as a real estate investment trust, or REIT, for federal income tax purposes since its formation as a REIT, and Citigroup assumed, with Shurgard’s consent, that the merger would not adversely affect the status or operations of Shurgard or Public Storage as a REIT. In connection with Citigroup’s engagement and at the direction of Shurgard’s board of directors, Citigroup was requested to approach, and Citigroup held discussions with, third parties to solicit indications of interest in the possible acquisition of all or a part of Shurgard.

Citigroup did not express any opinion as to what the value of Public Storage common stock actually will be when issued pursuant to the merger or the prices at which Public Storage common stock or Shurgard common stock will trade at any time. Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Shurgard or Public Storage, and Citigroup did not make any physical inspection of the properties or assets of Shurgard or Public Storage. Citigroup’s opinion does not address any terms or other aspects or implications of the merger, other than the exchange ratio to the extent expressly specified in its opinion, including, without limitation, the form or structure of the merger or tax or accounting aspects of the merger. Citigroup expressed no view as to, and its opinion does not address, Shurgard’s underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Shurgard or the effect of any other transaction in which Shurgard might engage. Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion. Except as described above, Shurgard imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

Citigroup will receive for its financial advisory services in connection with the merger an aggregate fee of $14.4 million, portions of which were payable upon its engagement, in connection with the acquisition proposal previously made by Public Storage in July 2005 and in connection with the delivery of its opinion or execution of the merger agreement, and a significant portion of which is contingent on the consummation of the merger. Shurgard also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citigroup and its affiliates in the past have provided services to Shurgard and Public Storage unrelated to the proposed merger, for which services Citigroup and its affiliates have received compensation, including having acted as lead or co-manager for certain securities offerings of Shurgard, as a financial advisor to Shurgard in connection with an acquisition transaction in 2003 and as sole bookrunner for various preferred stock offerings of Public Storage in 2004 and 2005. In addition, one of Citigroup’s affiliates is acting as syndication agent for, and is a lender under, existing credit facilities of Shurgard and also is a lender under an existing credit facility of Public Storage, for which services such affiliate has received and will receive compensation. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of Shurgard and Public Storage for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Shurgard, Public Storage and their respective affiliates.

Opinion of Banc of America Securities LLC

For purposes of its opinion, Banc of America Securities:

•	reviewed publicly available financial statements and other business and financial information of Shurgard and Public Storage;

•	reviewed internal financial statements and other financial and operating data concerning Shurgard;

•	reviewed a draft of Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	reviewed financial forecasts relating to Shurgard prepared by Shurgard’s management;

•	reviewed publicly available consensus research analysts’ estimates for Public Storage;

•	discussed the past and current operations, financial condition and prospects of Public Storage with senior executives of Shurgard and Public Storage

•	discussed the past and current operations, financial condition and prospects of Shurgard with senior executives of Shurgard;

•	reviewed the potential pro forma financial impact of the merger on the estimated funds from operations per share and certain dividend and other financial statistics of Public Storage;

•	reviewed the reported prices and trading activity for Shurgard common stock and Public Storage common stock;

•	compared the financial performance of Shurgard and Public Storage and the prices and trading activity of Shurgard common stock and Public Storage common stock with each other and with that of certain other publicly traded companies which Banc of America Securities deemed relevant;

•	compared financial terms of the merger to financial terms, to the extent publicly available, of other business combination transactions which Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Shurgard, Public Storage and their respective advisors;

•	reviewed the merger agreement;

•	considered Banc of America Securities’ efforts to solicit, at Shurgard’s direction, third party indications of interest in the possible acquisition of all or a portion of Shurgard and the fact that Shurgard had publicly announced that it would explore its strategic alternatives; and

•	performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. Banc of America Securities assumed, at Shurgard’s direction, that the financial forecasts it reviewed relating to Shurgard prepared by Shurgard’s management were reasonably prepared on bases that reflected the best currently available estimates and good faith judgments of Shurgard’s management as to Shurgard’s future financial performance. Banc of America Securities was not provided with, and did not have access to, any financial forecasts relating to Public Storage prepared by Public Storage’s management. Accordingly, with Shurgard’s consent, Banc of America Securities used publicly available consensus research analysts’ estimates for Public Storage in certain of its analyses. Banc of America Securities was advised by Public Storage’s management that such consensus estimates were reasonable estimates of the future financial performance of Public Storage when compared with Public Storage’s annualized fourth quarter 2005 financial performance and assumed, with Shurgard’s consent, that these consensus estimates were a reasonable basis on which to evaluate the future financial performance of Public Storage. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Shurgard or Public Storage and Banc of America Securities was not furnished with any valuations or appraisals. Banc of America Securities assumed, with Shurgard’s consent, that the merger would be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers thereof. Banc of America Securities also assumed, with Shurgard’s consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Shurgard, Public Storage or the merger. Banc of America Securities was advised by the managements of Shurgard and Public Storage that each of Shurgard and Public Storage operated in conformity with the requirements for qualification as a REIT for federal income tax purposes since its formation as a REIT and Banc of America Securities further assumed, with Shurgard’s consent, that the merger would not adversely affect the status or operations of Shurgard or Public Storage as a REIT.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger other than the exchange ratio to the extent expressly specified in its opinion, including, without limitation, the form or structure of the merger or tax or accounting aspects of the merger. In addition, Banc of America Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to Shurgard or in which Shurgard might engage or as to whether any transaction might be more favorable to Shurgard as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of Shurgard’s board of directors to proceed with or effect the merger. Banc of America Securities expressed no opinion as to what the value of Public Storage common stock will be when issued or the prices at which Public Storage common stock or Shurgard common stock will trade at any time. Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Except as described above, Shurgard imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Shurgard has agreed to pay Banc of America Securities for its financial advisory services in connection with the merger an aggregate fee of $9.6 million, portions of which were payable upon its engagement, in connection with the acquisition proposal previously made by Public Storage in July 2005 and upon rendering its opinion or the execution of the merger agreement, and a significant portion of which is contingent on the consummation of the merger. Shurgard also agreed to reimburse Banc of America Securities for all reasonable expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, incurred in connection with Banc of America Securities’ engagement and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities or its affiliates have provided and currently are providing financial advisory and financing services to Shurgard unrelated to the merger, for which services Banc of America Securities or its affiliates have received and will receive compensation, including having acted as (i) book-running manager, lead arranger, administrative agent and lender for certain existing credit facilities of Shurgard, (ii) lead or co-manager for certain securities offerings of Shurgard and (iii) financial advisor to Shurgard in connection with an acquisition transaction. In addition, Banc of America Specialist Inc., an affiliate of Banc of America Securities, currently acts as a specialist for Shurgard common stock and Public Storage common stock on the New York Stock Exchange. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade or hold the securities or loans of Shurgard and Public Storage for their own account or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in those securities or loans.

Summary of Joint Financial Analyses

In preparing their respective opinions, Citigroup and Banc of America Securities jointly performed a variety of financial and comparative analyses, including those described below. The discussion set forth below is a summary of the material financial analyses presented by Citigroup and Banc of America Securities to Shurgard’s board of directors in connection with their respective opinions and is not a comprehensive description of all analyses undertaken by Citigroup and Banc of America Securities. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Neither Citigroup nor Banc of America Securities assigned any specific weight to any of the analyses described below. Citigroup and Banc of America Securities each arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup and Banc of America Securities believe that the analyses must be considered as a whole and that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses and their respective opinions.

In performing their analyses, Citigroup and Banc of America Securities considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of the opinions, many of which are beyond the control of Shurgard and Public Storage. No company, business or transaction used in those analyses as a comparison is identical to Shurgard, Public Storage or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in or underlying Citigroup’s and Banc of America Securities’ analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates or those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or may trade at any time in the future. These analyses were prepared solely as part of Citigroup’s and Banc of America Securities’ analysis of the financial fairness of the exchange ratio provided for in the merger agreement, and were provided to Shurgard’s board of directors in connection with the delivery of Citigroup’s and Banc of America Securities’ respective opinions. Accordingly, the estimates used in, and the results derived from, Citigroup’s and Banc of America Securities’ analyses are inherently subject to substantial uncertainty and should not be taken to be Citigroup’s or Banc of America Securities’ view of the actual value of Shurgard or Public Storage.

The type and amount of consideration payable in the merger were determined through negotiations between Shurgard and Public Storage and approved by Shurgard’s board of directors. The decision to enter into the merger agreement was solely that of Shurgard’s board of directors. Citigroup’s and Banc of America Securities’ opinions were only one of many factors considered by Shurgard’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Shurgard’s board of directors or Shurgard’s management with respect to the merger or the exchange ratio.

The following represents a brief summary of the material financial analyses jointly presented by Citigroup and Banc of America Securities to Shurgard’s board of directors in connection with Citigroup’s and Banc of America Securities’ respective opinions, each dated March 6, 2006, to Shurgard’s board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Citigroup and Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Citigroup and Banc of America Securities. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Citigroup and Banc of America Securities.

Shurgard Analyses

Selected Companies Analysis. Citigroup and Banc of America Securities reviewed publicly available financial and stock market information for the following four selected publicly held companies in the self-storage industry:

•	Public Storage

•	Extra Space Storage, Inc.

•	U-Store-It Trust

•	Sovran Self Storage Inc.

Citigroup and Banc of America Securities reviewed, among other things, closing stock prices of the selected companies on March 6, 2006 as a multiple of calendar years 2006 and 2007 estimated funds from operations, or FFO, per share. Citigroup and Banc of America Securities then applied a selected range of calendar years 2006 and 2007 estimated FFO per share multiples derived from the selected companies to corresponding financial data of Shurgard attributable to Shurgard’s assets and operations in the United States, which we refer to in this joint proxy statement/prospectus as Shurgard U.S. Estimated financial data for the selected companies were based on FirstCall consensus estimates. Estimated financial data for Shurgard U.S. were based on internal estimates of Shurgard’s management. Based on the results of this analysis and the discounted cash flow analysis of Shurgard’s assets and operations in Europe, which we refer to in this joint proxy statement/prospectus as Shurgard Europe, summarized below, Citigroup and Banc of America Securities derived implied per share equity reference ranges for Shurgard. This indicated the following approximate implied per share equity reference ranges for Shurgard, as compared to the implied per share value of the merger consideration based on the exchange ratio of 0.82x and the closing per share price of Public Storage common stock on March 6, 2006:

Implied Per Share Equity Reference Ranges for Shurgard		Implied Per Share Value of Merger Consideration
2006E FFO	2007E FFO
$49.32 – $58.04	$48.71 – $57.65	$65.16

Selected Transactions Analysis. Using publicly available information, Citigroup and Banc of America Securities reviewed the purchase price multiples paid in the following 11 selected transactions announced since June 2005 involving publicly held REITs:

Announcement Date	Acquiror	Target
2/21/06	Blackstone Real Estate Partners V L.P.	Meristar Hospitality Corporation
2/16/06	Morgan Stanley Real Estate / Onex Real Estate / Sawyer Realty Holdings LLC	The Town and Country Trust
2/11/06	LBA Realty LLC	Bedford Property Investors, Inc.
12/22/05	GE Commercial Finance Real Estate	Arden Realty, Inc.
12/7/05	CalEast Industrial Investors, LLC	Centerpoint Properties Trust
10/24/05	Morgan Stanley Real Estate Prime Property Fund	AMLI Residential Properties Trust
10/3/05	Brandywine Realty Trust	Prentiss Properties Trust
9/6/05	DRA Advisors LLC	Capital Automotive REIT
6/17/05	DRA Advisors LLC	CRT Properties, Inc.
6/7/05	ING Clairon Partners, LLC	Gables Residential Trust
6/6/05	ProLogis	Catellus Development Corporation

Citigroup and Banc of America Securities reviewed purchase prices in the selected transactions as a multiple of one-year forward estimated FFO. Citigroup and Banc of America Securities then applied a selected range of one-year forward estimated FFO multiples derived from the selected transactions to the calendar year 2006 estimated FFO of Shurgard attributable to Shurgard U.S. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated financial data for Shurgard U.S. were based on internal estimates of Shurgard’s management. Based on the results of this analysis and the discounted cash flow analysis of Shurgard Europe summarized below, Citigroup and Banc of America Securities derived an implied per share equity reference range for Shurgard. This indicated the following approximate implied per share equity reference range for Shurgard, as compared to the implied per share value of the merger consideration based on the exchange ratio of 0.82x and the closing per share price of Public Storage common stock on March 6, 2006:

Implied Per Share Equity Reference Range for Shurgard	Implied Per Share Value of Merger Consideration
$51.48 – $62.36	$65.16

Net Asset Valuation Analysis. Citigroup and Banc of America Securities performed a net asset valuation of Shurgard U.S.’s portfolio of existing storage centers, new storage centers projected to open in calendar year 2006 and other assets and liabilities. The estimated value of Shurgard U.S.’s existing storage centers was calculated by applying a selected range of capitalization rates to Shurgard’s estimated calendar year 2006 net operating income attributable to such storage centers. The estimated value of Shurgard U.S.’s new storage centers was calculated by applying a selected range of premiums to the estimated acquisition and development cost for such storage centers. Other asset and liability values were calculated as follows:

•	in the case of assets under construction and assets held for sale, by applying a selected range of premiums to the cost of those assets;

•	in the case of minority interests in joint ventures, based on the book value of those interests adjusted for the estimated value of storage centers operated by such joint ventures assuming market capitalization rates; and

•	in the case of other assets and liabilities, based on the book values of such assets and liabilities as reflected on Shurgard’s preliminary and unaudited balance sheet as of December 31, 2005 prepared by Shurgard’s management.

Based on the results of this analysis and the discounted cash flow analysis of Shurgard Europe summarized below, Citigroup and Banc of America Securities derived an implied per share equity reference range for Shurgard. This indicated the following approximate implied per share equity reference range for Shurgard, as compared to the implied per share value of the merger consideration based on the exchange ratio of 0.82x and the closing per share price of Public Storage common stock on March 6, 2006:

Implied Per Share Equity Reference Range for Shurgard	Implied Per Share Value of Merger Consideration
$52.21 – $64.31	$65.16

Shurgard Europe Discounted Cash Flow Analysis. Citigroup and Banc of America Securities performed a discounted cash flow analysis of Shurgard Europe to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Shurgard Europe’s storage center portfolio could generate for calendar years 2006 through 2012 based on internal estimates of Shurgard’s management. Estimated terminal values for Shurgard Europe’s storage center portfolio were calculated by applying a selected range of capitalization rates to Shurgard Europe’s calendar year 2012 estimated net operating income. The unlevered, after-tax free cash flows and terminal values for Shurgard Europe’s store portfolio were then discounted to present value using discount rates ranging from 8.0% to 10.0%. Estimated terminal values for joint venture interests held by Shurgard Europe and for Shurgard Europe’s service business also were calculated and discounted to present value. This analysis indicated an implied estimated enterprise value reference range for Shurgard Europe of approximately €918 million to €1,096 million.

Pro Forma Accretion/Dilution Analysis

Citigroup and Banc of America Securities analyzed the potential pro forma financial effect of the merger on Public Storage’s estimated FFO per share for calendar years 2006 and 2007, assuming that, in connection with the merger, Shurgard’s domestic line of credit and existing term loan were repaid, Shurgard’s remaining debt was assumed and all outstanding shares of Shurgard preferred stock were redeemed. Estimated financial data for Public Storage were based on FirstCall consensus estimates. Estimated financial data for Shurgard were based both on internal estimates of Shurgard’s management and, in the case of calendar year 2006 FFO per share, FirstCall consensus estimates. This analysis did not take into account potential synergies that may result from the merger (specific estimates for which were not provided to Citigroup or Banc of America Securities, although Shurgard’s management believed potential synergies could be significant). This analysis indicated that the merger could be dilutive to Public Storage’s calendar years 2006 and 2007 estimated FFO per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Public Storage Financial and Stock Market Considerations

Citigroup and Banc of America Securities reviewed and considered financial and stock market information of Public Storage, including historical trading prices and total returns on investment of Public Storage common stock and Public Storage’s historical one-year forward estimated FFO per share trading multiples. Citigroup and Banc of America Securities also reviewed Public Storage’s historical financial performance, its net operating income margin for the first three quarters of calendar year 2005 and its credit rating and noted that the financial performance of Public Storage had met or exceeded publicly available consensus research analysts’ estimates for the last seven consecutive quarters and that Public Storage had either the highest or one of the highest net operating income margins and credit ratings among selected publicly held self-storage companies and selected publicly held REITs. In addition, Citigroup and Banc of America Securities reviewed calendar years 2006 and 2007 estimated FFO per share trading multiples of Public Storage, and Public Storage’s leverage as a percentage of its enterprise value, relative to corresponding multiples and percentages of Shurgard and the publicly held companies in the self-storage industry referred to above under “Shurgard Analyses—Selected Companies Analysis” (other than Public Storage).

Certain Information

Neither Public Storage nor Shurgard as a matter of course publicly discloses detailed forecasts or internal projections as to future revenues, earnings or financial condition. However, in the course of Shurgard’s exploration of strategic alternatives, Shurgard prepared and made available to potential bidders (including Public Storage) and Shurgard’s financial advisors certain business and financial data concerning projected future performance that Shurgard believes was not publicly available.

Shurgard prepared and made available to potential bidders and Shurgard’s financial advisors the following projections of Shurgard’s funds from operations as of February 2, 2006:

Shurgard Projections

($ in thousands)

	2006	2007	2008
Funds From Operations	$118,889	$145,463	$171,514

While these projections were prepared in good faith by Shurgard’s management, no assurance can be made regarding future events. The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Shurgard and will be beyond the control of Public Storage. Specifically, items or events which could have affected or may affect these projections include, without limitation, costs incurred by Shurgard in conjunction with its pursuit of its strategic alternative process and this merger, unanticipated property abandonment and impairment costs, costs resulting from unforeseen natural disasters, delays in property developments due to weather, unforeseen conditions, labor shortages, scheduling problems with contractors, subcontractors or suppliers, foreign exchange and derivatives losses related to intercompany debt, fluctuations in interest rates, and fluctuations in foreign currencies used in Shurgard Europe’s operations. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial information. Such projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. These projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the SEC regarding forward-looking statements, or U.S. generally accepted accounting principles. In the view of Shurgard’s management, the information was prepared on a reasonable basis. However, this information is not fact and should not be relied upon by readers of this joint proxy statement/prospectus as being necessarily indicative of future results.

See cautionary statements regarding forward-looking information under “Special Note Regarding Forward-Looking Statements.”

The projections relating to Shurgard included in this document were prepared by, and is the responsibility of Shurgard management. Neither PricewaterhouseCoopers LLP nor Ernst & Young LLP has examined or compiled the accompanying prospective financial information and, accordingly, both PricewaterhouseCoopers LLP and Ernst & Young LLP express no opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report and the PricewaterhouseCoopers LLP report included in this document relate to Public Storage’s historical financial information and Shurgard’s historical financial information, respectively. They do not extend to the prospective financial information and should not be considered to do so.

These projections were developed in a manner consistent with Shurgard’s management’s internal budgeting and forecasting process, and are generally consistent with Shurgard’s existing accounting policies, except as described below. However, the projections were not prepared in accordance with GAAP:

•	Funds from Operations (“FFO,” as defined on page 183) is a non-GAAP financial measure. We believe FFO is a meaningful financial measure as a supplement to net earnings because net earnings assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. We believe that the values of real estate assets fluctuate due to market conditions. Our calculation of FFO may not be comparable to similarly titled measures reported by other companies because not all companies calculate FFO in the same manner.

•	This non-GAAP financial measure was provided to potential bidders (including Public Storage) and Shurgard’s financial advisors. However, this measure does not provide a complete picture of our operations. Non-GAAP measures are not prepared in accordance with GAAP, and should not be considered a substitute for or superior to GAAP results.

•	Net income as part of FFO is derived consistent with our historical net income, except with regards to costs incurred by Shurgard in connection with its pursuit of its strategic alternative process and this merger, unanticipated property abandonment and impairment costs, fluctuations in foreign currencies, fluctuations in interest rates and derivatives gains and losses. In addition, the projections were developed without giving effect to Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment” (“FAS 123(R)”), an amendment of FAS No. 123, “Accounting for Stock-Based Compensation,” which is effective for the fiscal year beginning January 1, 2006.

The projections were based upon certain assumptions, as set forth below, that Shurgard’s management believes are reasonable in the circumstances. These projections assume that Shurgard continues as a separate public company and would make independent decisions. The assumptions underlying these projections were based on such factors as historical trends and performance, industry expectations, and significant input from Shurgard’s operations management. No assurance can be given that such projected results will actually be achieved.

Principal Assumptions of Projections

Shurgard’s management utilized the following principal assumptions in developing these projections, which are summarized below.

Capitalized terms in this section have the same meanings as referred to in Shurgard’s consolidated financial statements for the year ended December 31, 2005, the notes thereto, or as described earlier in this document.

United States Operations

The following assumptions were utilized with respect to Shurgard’s United States operations:

•	Of Shurgard’s existing 484 facilities, 462 facilities are designated as “Same Store” commencing in 2006. These facilities are projected on average to experience growth of 6.6% in both Revenue and Operating Expense in 2006, and a 5% annual growth rate in Revenue and a 4% growth rate in Operating Expense in 2007 and 2008.

•	The remaining 22 existing facilities are designated as “New Store” and are projected to achieve Revenue and Operating Expense increases based upon management’s best estimate for each individual facility, based principally upon the progress of the stabilization process thus far. These facilities contribute 24% to the overall projected domestic revenue growth from 2005 to 2006.

•	Capital Improvements are approximately $13.5 million in 2006, $14.0 million in 2007, and $14.7 million in 2008.

•	14 newly developed facilities are completed in 2006 at an average cost of $5.7 million per facility, 13 newly developed facilities are completed in 2007 at an average development cost of $5.9 million per facility, and 18 newly developed facilities are completed in 2008 at an average development cost of $6.1 million per facility. These facilities take approximately 30 months to reach a stabilized level of Revenue and Net Operating Income. Following the stabilization period, their growth rates in Revenue and Operating Expense are the same as with respect to the Same Store facilities.

European Operations

The following assumptions were utilized with respect to Shurgard’s European operations:

•	All dollar amounts which follow are converted based upon a constant exchange rate of $1.20 per Euro and constant exchange rates between the Euro and the functional currencies of entities operating in non-Euro countries.

•	Of Shurgard’s existing 149 facilities, 123 facilities are designated as “Same Store” commencing in 2006. Projections were compiled at the level of the individual facilities within this group. Revenue growth is projected on average at approximately 14% in 2006, 8% in 2007, and 6% in 2008. Operating Expenses are projected to increase by an average of 2.0% in 2006, 2.7% in 2007, and 3.4% in 2008.

•	The remaining 26 existing facilities are designated as “New Store” and are projected to achieve Revenue and Operating Expense increases based upon management’s best estimate for each individual facility, based principally upon the progress of the stabilization process thus far. Due primarily to the timing of openings, Shurgard would expect the total Revenue and Operating Expenses in 2006 for this group to double or triple compared to actual revenues contributed during the period these facilities were open during 2005.

•	Capital expenditures to maintain facilities total $5.1 million in 2006, $7.3 million in 2007, and $8.4 million in 2008.

•	16 newly developed facilities are completed in 2006 at an average cost of $5.9 million per facility, 20 newly developed facilities are completed in 2007 at an average development cost of $6.3 million per facility, and 20 newly developed facilities are completed in 2008 at an average development cost of $6.5 million per facility. These facilities take approximately 30 months to reach a stabilized level of Revenue and Net Operating Income. Following the stabilization period, their growth rates in Revenue and Operating Expense are the same as with respect to the Same Store facilities.

•	The first $168.0 million of these developments are funded in accordance with its agreement with existing joint ventures as described in Notes 3 and 5 to Shurgard’s December 31, 2005 consolidated financial statements. Subsequent development and acquisition is funded by expected additional joint venture agreements, with parties to be determined at a future time, with substantially the same economic terms underlying the Second Shurgard joint venture. The terms of debt of this expected future additional joint venture agreement is based upon current market conditions as of January 2006.

Funding, Capital, and Other Assumptions

•	Future capital needs are financed using short and long-term financing, including debt, joint venture financing, and other such sources, consistent with management’s historical practices and policies, with rates and terms based upon market conditions.

•	Average short term interest rates under our domestic revolver and term loan facility are assumed to increase by approximately 1% from 2005 to 2008.

•	Long term interest rates for issuance of approximately $636 million of unsecured fixed rate debt range from 6.3% in 2006 to 6.7% in 2008. These borrowings are used to refinance short term variable rate debt, fund developments and to redeem Shurgard’s series C & D Preferred stock. No provision has been made for redemption costs for Preferred stock.

•	The projections assume issuances of Shurgard common stock of $100 million in each of the years 2006 through 2008, the proceeds of which are used to pay down debt and fund development in the US.

•	Dividends declared are estimated at $2.28 per share in 2006, $2.32 per share in 2007, and $2.36 in 2008.

•	There are no dispositions of real estate facilities or other assets during 2006, 2007 or 2008.

•	Consolidated General and Administrative expenses decline through 2006 and 2007 as announced by management in previous public releases, such that Q4 2007 expense is reduced to approximately 4% of total revenue.

Neither Public Storage nor Shurgard intends to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, neither Public Storage nor Shurgard intends to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

These projections are not included in this document in order to induce any shareholder to vote in favor of the approval of the merger agreement or to acquire securities of Public Storage or to elect not to seek appraisal for his or her Shurgard common stock.

Interests of Shurgard Directors and Executive Officers in the Merger

In considering the recommendation of the Shurgard board of directors with respect to the merger, Shurgard shareholders should be aware that, as described below, certain executive officers and directors of Shurgard have certain interests in the merger that may be different from, or in addition to, the interests of Shurgard shareholders generally. The Shurgard board of directors was aware of the interests described below and considered them, among other matters, when approving the merger and recommending that Shurgard shareholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Option Vesting; Conversion of Options and Restricted Stock.

As of the consummation of the merger, all outstanding stock options granted under the Shurgard Storage Centers, Inc. 1995 Long-Term Incentive Compensation Plan, the Shurgard Storage Centers, Inc. 2000 Long-Term Incentive Plan and the Shurgard Storage Centers, Inc. 2004 Long-Term Incentive Plan, which plans we refer to in this section collectively as the “stock plans,” will become fully vested and will be converted into options to acquire the number of shares of Public Storage common stock multiplied by 0.82 (and rounded down to the nearest share). The Public Storage options will have the same general terms and conditions as the Shurgard options from which they were converted, except that the per share exercise price of each option to acquire shares of Public Storage common stock will be determined by dividing the exercise price of each Shurgard option by 0.82 (and rounding up to the nearest cent). As of the Shurgard record date, the executive officers and directors of Shurgard held in the aggregate outstanding options to purchase [                    ] shares of Shurgard common stock that were granted pursuant to the stock plans. Of these, options to purchase [                    ] shares of Shurgard common stock granted pursuant to the stock plans were unvested as of the Shurgard record date and will vest in full upon the consummation of the merger.

As of the consummation of the merger, all outstanding stock options granted under the Shurgard Storage Centers, Inc. Amended and Restated Stock Incentive Plan for Nonemployee Directors, which plan we refer to in this section as the “director incentive plan,” will terminate. For 20 days prior to the consummation of the merger, each director will be entitled to exercise all options granted to such director, whether vested or unvested. As of the Shurgard record date, directors of Shurgard held in the aggregate outstanding options to purchase [                    ] shares of Shurgard common stock that were granted pursuant to the director incentive plan. Of these, options to purchase [                    ] shares of Shurgard common stock granted pursuant to the director incentive plan were unvested as of the Shurgard record date.

Any outstanding restricted shares of Shurgard common stock held by employees and directors that were granted under the stock plans will be converted into the number of shares of Public Storage common stock obtained by multiplying such number of restricted shares of Shurgard common stock by 0.82. As of the Shurgard record date, the executive officers and directors of Shurgard held in the aggregate [                    ] outstanding restricted shares of Shurgard common stock, which will vest in full upon the consummation of the merger.

Business Combination Agreements.

Each of Shurgard’s executive officers is a party to a senior management employment agreement that provides for payments in the event that the executive’s employment is terminated by Shurgard (or its successors) other than for cause, or by the executive for good reason, within two years after a business combination, including the consummation of the merger with Public Storage. If an executive’s employment is terminated by Shurgard (or its successors) other than for cause, or by the executive for good reason, within two years after the consummation of the merger, he or she will be entitled to the following:

•	an amount equal to two and one half (2 1/2) times the sum of (i) such executive’s annual base salary and (ii) such executive’s target bonus for the fiscal year of such termination, or, if greater, the target bonus in effect immediately prior to the date of the business combination;

•	either, (i) continued welfare benefits for both the executive and his or her dependents at Shurgard’s (or its successor’s) sole expense for two and one half (2 1/2) years following the date of termination at the level for which the executive officer was eligible at the time of the termination of employment or immediately prior to the business combination, whichever provides coverage more favorable to the executive, or (ii) a lump sum payment equal to the then present value of the cost to Shurgard (or its successor) of such welfare benefits; and

•	reimbursement of any golden parachute excise tax that may be payable by the executive officer under Section 4999 of the Internal Revenue Code of 1986, with respect to the severance payments and other benefits paid to the executive officer and of any income and employment withholding taxes on the reimbursement payment.

The business combination agreements also provide that the executive will be subject to a noncompetition covenant for one year following any termination of the executive’s employment with Shurgard or its successor.

Continued Director and Officer Indemnification.

The merger agreement provides that Public Storage will honor all rights to indemnification, advancement of expenses and exculpation and release of liabilities now existing in favor of the officers and directors of Shurgard or any of its subsidiaries (including any person who was or becomes a director or officer prior to the effective time of the merger) under the Washington Business Corporation Act, or as provided in Shurgard’s or any of its subsidiaries’ articles of incorporation, bylaws, resolutions or any other written agreement between them with respect to matters occurring at or prior to the effective time of the merger, and that all such rights survive the merger and will continue in full force and effect for a period of not less than six years after the effective time of the merger, or, in the case of claims or other matters occurring on or prior to the expiration of such six-year period that have not been resolved prior to the expiration of such six-year period, until such matters are finally resolved.

The merger agreement also requires that Public Storage maintain the current policies of the directors’ and officers’ liability insurance maintained by Shurgard for not less than six years from the effective time of the merger, provided that Public Storage will not be required to pay aggregate premiums for insurance in excess of 200% of the aggregate premiums paid by Shurgard in 2005 for that purpose, and, if the annual premiums of such insurance coverage exceed that amount, Public Storage must use its reasonable best efforts to obtain a policy with the greatest coverage available for a cost not exceeding that amount. Until the sixth anniversary of the effective time of the merger, Public Storage and its affiliates may not amend, modify or repeal the provisions for indemnification of directors or officers contained in the articles of incorporation or bylaws (or comparable charter documents) of the surviving company from the merger or any of its subsidiaries in such a manner as would adversely affect the rights of any individual who has served as a director or officer of Shurgard or any of its subsidiaries prior to the effective time of the merger to be indemnified in respect of their serving in such capacities prior to the effective time of the merger.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 8, 2006, certain information with respect to the beneficial ownership of Shurgard common stock by each director, Shurgard’s five most highly compensated executive officers, including Shurgard’s chief executive officer, and Shurgard’s directors and executive officers as a group. It also sets forth, as of the dates noted, certain information with respect to Shurgard shareholders who beneficially own more than 5% of the outstanding shares of Shurgard common stock. Based on the information furnished by such owners, and except as otherwise noted, Shurgard believes that the beneficial owners of the shares of Shurgard common stock listed below have sole voting and investment power with respect to such shares of Shurgard common stock.

NAME AND ADDRESS OF BENEFICIAL OWNER(a)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Cohen & Steers, Inc. 757 Third Avenue New York, NY 10017	3,483,472	(b)	7.4%
Morgan Stanley 1585 Broadway New York, NY 10036	3,184,620	(c)	6.8%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,363,280	(d)	5.0%
David K. Grant	246,817	(e)	*
Harrell L. Beck	386,129	(f)	*
Devasis Ghose	17,320	(g)	*
Jane A. Orenstein	12,798	(h)	*
Steven K. Tyler	106,930	(i)	*
Charles K. Barbo	2,090,864	(j)	4.4%
Anna K. Andrews	35,167	(k)	*
Howard P. Behar	26,400	(l)	*
Jerry L. Calhoun	1,900		*
Richard P. Fox	18,300	(m)	*
Raymond A. Johnson	56,250	(n)	*
W. Thomas Porter	56,177	(o)	*
Gary E. Pruitt	4,100	(p)	*
All directors and executive officers as a group (13 persons)	3,057,252	(q)	6.5%

*	Less than 1%.
(a)	Unless otherwise indicated, the address for each of the shareholders in the table above is c/o Shurgard Storage Centers, Inc., 1155 Valley Street, Suite 400, Seattle, Washington 98109.
(b)	All information with respect to Cohen & Steers, Inc. is based solely on the Schedule 13G dated February 13, 2006, filed by Cohen & Steers, Inc. Cohen & Steers, Inc. has sole voting power over 3,043,446 shares (approximately 6.5% of the total outstanding shares), sole dispositive power over 3,464,946 shares (approximately 7.4% of the total outstanding shares) and shared voting power and shared dispositive power over 18,526 shares (less than 1% of the total outstanding shares). Cohen & Steers Capital Management Inc., a wholly owned subsidiary of Cohen & Steers, Inc., beneficially owns 3,464,946 shares. Of these shares, Cohen & Steers Capital Management, Inc. has sole voting power over 3,043,446 shares and sole dispositive power over all of the shares. Houlihan Rovers SA, in which Cohen & Steers, Inc. holds a 50% ownership interest, has sole voting power and sole dispositive power over the 18,526 shares.
(c)

All information with respect to Morgan Stanley is based solely on the Schedule 13G dated February 15, 2006, filed by Morgan Stanley. Morgan Stanley has sole voting power and sole dispositive power over 2,337,243 shares (approximately 5.0% of the total outstanding shares) and shared voting power and shared dispositive power over 1,020 shares (less than 1% of the total outstanding shares). Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley, beneficially owns 2,946,630 shares (6.3% of the total outstanding shares). Of these shares, Morgan Stanley Investment Management, Inc. has sole voting power and sole dispositive power over 2,162,050 shares (4.6% of the total outstanding shares) that are owned by accounts that it manages on a discretionary basis.

(d)	All information with respect to The Vanguard Group, Inc. is based solely on the Schedule 13G dated February 13, 2006, filed by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power over 15,302 shares (less than 1% of the total outstanding shares) and sole dispositive power over 2,363,280 shares (approximately 5.0% of the total outstanding shares).
(e)	Includes 67,965 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days, 200 shares held directly by Mr. Grant’s child and 8,956 shares held for Mr. Grant’s individual account under the employee stock ownership portion of Shurgard’s Employee Retirement Savings Plan and Trust (the “ESOP”).
(f)	Includes 321,277 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 8,273 shares held for Mr. Beck’s individual account under the ESOP.
(g)	Includes 10,380 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(h)	Includes 10,512 shares issuable on exercise of options currently exercisable or exercisable within 60 days and 387 shares held for Ms. Orenstein’s individual account under the ESOP.
(i)	Includes 51,688 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 1,784 shares held for Mr. Tyler’s individual account under the ESOP.
(j)	Includes 873,922 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days, 11,172 shares held for Mr. Barbo’s individual account under the ESOP, 2,000 shares held by trusts of which Mr. Barbo is a trustee and 410 shares owned by a corporation controlled by Mr. Barbo.
(k)	Includes 29,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(l)	Includes 22,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(m)	Includes 16,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(n)	Includes 50,500 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(o)	Includes 44,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(p)	Includes 2,500 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(q)	Includes an aggregate of 1,469,744 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

Public Storage Board of Directors After the Merger

Public Storage has agreed to cause one of the current independent members of the Shurgard board of directors to be appointed to the Public Storage board of directors at the effective time of the merger.

Exchange of Shares; Exchange of Certificates; Withholding

Cancellation of Certain Stock. At the effective time of the merger, each share of Shurgard common stock owned by Public Storage, Merger Sub or any other subsidiary of Public Storage or Shurgard immediately prior to the effective time will be cancelled and retired without any payment.

Exchange of Shares. The exchange of all remaining shares of Shurgard common stock will occur automatically at the effective time of the merger. Each share of Shurgard common stock will automatically become the right to receive 0.82 shares of Public Storage common stock. In accordance with the merger agreement, Shurgard’s Series C and Series D Preferred Stock have been called for redemption, subject to satisfaction or waiver of all the conditions of the merger. A delay in the redemption of the Shurgard preferred stock could delay the consummation of the merger. See “Risk Factors.”

Letter of Transmittal. As soon as reasonably practicable after the effective time of the merger, but in no event later than three business days after the effective time, the exchange agent will send a letter of transmittal to those persons who were record holders of shares of Shurgard common stock at the effective time of the merger.

This mailing will contain instructions on how to surrender Shurgard shares in exchange for the consideration the holder is entitled to receive under the merger agreement. When you deliver to the exchange agent your properly completed letter of transmittal and any other required documents (including your Shurgard stock certificate(s) if you hold your shares in certificated form), your shares will be cancelled.

IF YOU HOLD YOUR SHARES IN CERTIFICATED FORM, DO NOT SUBMIT YOUR SHURGARD STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If a certificate for Shurgard common stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration properly payable under the merger agreement upon compliance by the applicable shareholder with the replacement requirements established by Public Storage.

Fractional Shares. You will not receive fractional shares of Public Storage common stock in connection with the merger. No fractional shares of Public Storage common stock will be issued in the merger. All fractional shares of Public Storage common stock that Shurgard shareholders would otherwise be entitled to receive will be aggregated. As soon as practicable following the effective time of the merger, the aggregated shares will be sold at the prevailing prices on the NYSE. Any holder of shares of Shurgard common stock entitled to receive a fractional share of Public Storage common stock will be entitled to receive a cash payment in an amount equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market of the aggregated shares.

Withholding. Public Storage or the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Shurgard shareholder the amounts it is required to deduct and withhold under the Internal Revenue Code of 1986 or any provision of any federal, state, local or foreign tax law. To the extent that Public Storage or the exchange agent withholds any amounts and pays over such amounts to the appropriate taxing authority, these amounts will be treated for all purposes of the merger as having been paid to the shareholders in respect of whom such deduction and withholding were made.

Adjustments to Prevent Dilution. If, before the effective time of the merger, the issued and outstanding shares of Public Storage or Shurgard common stock change into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the merger consideration and exchange ratio and any other similarly dependent items will be appropriately adjusted to provide Public Storage, Merger Sub and Shurgard the same economic effect as contemplated by the merger agreement prior to such action.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to holders of Shurgard common stock who hold their stock as a capital asset. This summary is based on current law, is for general information only, and is not tax advice. The summary is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, Treasury regulations issued under the Code, and administrative and judicial interpretations thereof, each as in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (“IRS”) relating to this transaction concerning our tax treatment or the federal income tax consequences of the merger, and the statements in this proxy are not binding on the IRS or any court. As a result, neither Public Storage nor Shurgard can assure you that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Shurgard common stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

A holder of Shurgard common stock that is not a U.S. holder is referred to herein as a “non-U.S. holder.”

This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to holders of Shurgard common stock who are subject to special treatment under United States federal income tax law (including, for example, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Shurgard common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, partnerships or other pass-through entities (and persons holding Shurgard common stock through a partnership or other pass-through entity), broker-dealers, expatriates, United States persons that have a functional currency other than the United States dollar, persons subject to the alternative minimum tax, holders who hold Shurgard common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction and, except to the extent specifically discussed below, non-U.S. holders). Except to the extent specifically discussed below, this summary does not address the tax consequences of any transaction other than the merger. This summary does not address the tax consequences to any non-United States person who actually or constructively owns five percent (5%) or more of Shurgard common stock. Also, this summary does not address United States federal income tax considerations applicable to holders of options or warrants to purchase Shurgard common stock, holders of debt instruments convertible into Shurgard common stock or holders of Shurgard preferred stock. In addition, no information is provided with respect to the tax consequences of the merger under applicable state, local or non-United States laws or United States federal tax laws other than federal income tax laws.

If a partnership holds Public Storage or Shurgard common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Public Storage or Shurgard common stock, the U.S. holder should consult its tax advisors.

THIS SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY, IS NOT TAX ADVICE AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Consequences to Shurgard of the Merger

Public Storage and Shurgard will treat the merger as if Shurgard had sold all of its assets to Merger Sub in a fully taxable transaction and then made a liquidating distribution of the merger consideration to the Shurgard shareholders in exchange for the outstanding Shurgard common stock.

Consequences of the Merger to U.S. Holders

General. For Shurgard common shareholders, the merger effectively should be treated as a taxable sale by you of your Shurgard common stock in exchange for the merger consideration. As a result, U.S. holders should recognize gain or loss equal to the difference, if any, between the fair market value of Public Storage common stock plus the amount of any cash received in the merger for fractional shares and the holder’s adjusted tax basis in the Shurgard common stock exchanged. Generally, any gain or loss recognized should be capital gain or loss and will constitute long-term capital gain or loss if you have held the Shurgard common stock for more than one year as of the effective time of the merger. If you hold blocks of shares of Shurgard common stock which were acquired separately at different times or prices, you must separately calculate your gain or loss for each block of shares.

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months. A U.S. holder who has held Shurgard common stock for less than six months at the effective time of the merger, taking into account certain holding period rules, and who recognizes a loss on the exchange of shares of Shurgard common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from Shurgard, or such holder’s share of any designated retained capital gains, with respect to those shares.

Unrecaptured Section 1250 Gain. The IRS has the authority to prescribe regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate holders, to the portion, if any, of the capital gain realized by a noncorporate holder on the sale of REIT shares to the extent that such gain is attributable to the REIT’s “unrecaptured Section 1250 gains” (generally gain attributable to recapture of real property depreciation). The IRS has not yet issued such regulations, but it may in the future issue regulations that apply to the merger retroactively.

Consequences of the Merger to Non-U.S. Holders

General. A non-U.S. holder’s gain or loss from the merger will be determined in the same manner as that of a U.S. holder. The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares, or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs that have sold assets. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of Shurgard’s assets followed by a liquidating distribution to Shurgard shareholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the possible application of those provisions.

Subject to the discussion below regarding the treatment of some of the merger proceeds as a distribution, a non-U.S. holder should not be subject to Federal income taxation on any gain recognized, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, (2) the holder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the holder’s Shurgard common stock constitutes a “U.S. real property interest,” or “USRPI,” within the meaning of FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of trade or business in the United States will be subject to United States Federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

If the non-U.S. holder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that holder will be subject to a 30% tax on the holder’s capital gains. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

A non-U.S. holder’s Shurgard common stock will constitute a USRPI if (1) Shurgard is not a “domestically-controlled qualified investment entity” at the effective time of the merger and (2) the selling non-U.S. holder owned (after application of certain constructive ownership rules) more than five percent (5%) of Shurgard common stock (based on the fair market value of Shurgard common stock) at any time during the five years preceding the sale or exchange. Shurgard would be a domestically controlled qualified investment entity at the effective time of the merger if non-U.S. holders held less than 50% of the value of Shurgard’s outstanding equity interests at all times during the 5-year period ending with the effective time of the merger. Based on the record ownership of Shurgard’s outstanding equity interests, Shurgard believes that it is a domestically-controlled qualified investment entity and shares of Shurgard common stock are not USRPIs. No assurances, however, can be given that the actual ownership of Shurgard’s outstanding equity interests has been or will be sufficient for Shurgard to qualify as a domestically-controlled qualified investment entity at the effective time of the merger. If a non-U.S. holder’s Shurgard common stock constitutes a USRPI within the meaning of FIRPTA, that holder will be subject to federal income tax generally at regular capital gains rates with respect to that gain.

U.S. Taxation of Non-U.S. Holders if Merger Taxed as a Distribution. The discussion above assumes that non-U.S. holders will be treated as selling their Shurgard common stock for purposes of the FIRPTA provisions of the Code. It is possible that the IRS could contend that, for purposes of applying the FIRPTA provisions of the Code, all or some portion of the merger proceeds should be treated as received by non-U.S. holders in a distribution from Shurgard rather than on a sale of such non-U.S. holder’s Shurgard common stock. If the IRS were to make this argument successfully, a non-U.S. holder who owned (after application of certain constructive ownership rules) more than five percent (5%) of Shurgard common stock (based on the fair market value of Shurgard common stock) at any time during the 1-year period ending on the date on which the merger consideration is distributed would be subject to Federal income tax at the capital gain rates described above on the merger consideration to the extent the distribution was attributable to gain that Shurgard recognized from the sale of USRPIs. This tax would apply whether or not (1) the non-U.S. holder conducted a U.S. trade or business, (2) the non-U.S. holder was present in the U.S. for 183 days or more during the taxable year of disposition, or (3) the Shurgard common stock constituted a USRPI.

U.S. Withholding Tax Under FIRPTA. As described above, it is unclear whether the receipt of the merger consideration will be treated as a sale of Shurgard common stock or as a distribution from Shurgard that is attributable to gain from the deemed sale of Shurgard’s U.S. real estate assets in the merger. Accordingly, Shurgard intends to withhold U.S. Federal income tax at a rate of 35% from the portion of the merger consideration that is attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder unless such holder does not own more than 5% of Shurgard’s common stock at any time during the one-year period ending on the date of the distribution (the “5% Exception”). If the 5% Exception were to apply to a non-U.S. holder, the FIRPTA tax would not apply, but there is some risk that the merger consideration could be treated as an ordinary dividend distribution from Shurgard, in which case the merger consideration would be subject to United States Federal income tax at a rate of 30%.

Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, (b) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX

MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Material United States Federal Income Tax Consequences Relating to Public Storage’s Taxation as a REIT

General. Public Storage elected to be taxed as a REIT under the Code beginning with its taxable year ended December 31, 1981. Public Storage believes that it has been organized and has operated in a manner which allows it to qualify for taxation as a real estate investment trust under the Code commencing with its taxable year ended December 31, 1981. Public Storage intends to continue to operate, in a manner to qualify as a REIT. Qualification and taxation as a REIT depend upon Public Storage’s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in its circumstances, neither Public Storage nor Shurgard can assure you that Public Storage has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT or provide any assurance that its actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

The sections of the Code that relate to Public Storage’s qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

As a condition to closing, Public Storage’s tax counsel is required to render an opinion that, based on the facts, representations and assumptions, and subject to the qualifications stated therein, Public Storage is organized and currently operates in conformity with the requirements for qualification and taxation as a REIT under the Code, and Public Storage’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under Code (the “REIT Opinion”). Public Storage’s tax counsel has no obligation to update the REIT Opinion subsequent to the date it is issued.

The REIT Opinion will be based on various assumptions and representations made by Public Storage as to factual matters, including representations made by Shurgard in this joint proxy statement/prospectus and a factual certificate provided by one of Public Storage’s officers. Moreover, Public Storage’s qualification and taxation as a REIT depends upon Public Storage’s ability to meet the various qualification tests imposed under the Code and discussed below, relating to Public Storage’s actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by tax counsel. Accordingly, neither tax counsel nor Public Storage can assure you that the actual results of Public Storage’s operation for any particular taxable year will satisfy the requirements for qualification and taxation as a REIT. Further, the anticipated income tax treatment described in this joint proxy statement/prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

Taxation. For each taxable year in which Public Storage qualifies for taxation as a REIT, Public Storage generally will not be subject to federal corporate income tax on the net income that is distributed currently to its shareholders. Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, however, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and shareholders of regular corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Nevertheless, income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While Public Storage generally will not be subject to corporate income taxes on income that it distributes currently to shareholders, Public Storage will be subject to federal income tax as follows:

1. Public Storage will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

2. Public Storage may be subject to the “alternative minimum tax” on its undistributed items of tax preference, if any.

3. If Public Storage has (1) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to tenants in the ordinary course of business, or (2) other non-qualifying income from foreclosure property, Public Storage will be subject to tax at the highest corporate rate on this income.

4. Public Storage’s net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to tenants in the ordinary course of business other than foreclosure property.

5. If Public Storage fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, Public Storage will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount of its income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of its gross income exceeds the amount of its income qualifying for the 95% income test for the taxable year, multiplied in either case by a fraction intended to reflect Public Storage’s profitability.

6. Public Storage will be subject to a 4% non-deductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which federal income tax was paid if Public Storage fails to make the required distributions by the end of a calendar year. The required distributions for each calendar year is equal to the sum of:

•	85% of Public Storage’s REIT ordinary income for the year;

•	95% of Public Storage’s REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

7. Public Storage will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among Public Storage, its tenants, and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

8. If Public Storage acquires any assets from a non-REIT “C” corporation in a carry-over basis transaction (such as in the case of Public Storage’s 1995 merger with Public Storage Management), Public Storage would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if Public Storage disposed of those assets within 10 years after the assets were acquired. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time Public Storage acquired the asset. To the extent that assets are transferred to Public Storage in a carry-over basis transaction by a partnership in which a corporation owns an interest, Public Storage will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. Public Storage has acquired assets in carry-over basis merger transactions with a number of REITs (including Public Storage’s 1999 merger with Storage Trust Realty). If any such acquired REIT failed to qualify as a REIT at the time of its merger into Public Storage, it would have been a non-REIT “C” corporation and Public Storage also would be liable for tax liabilities inherited from it.

9. With regard to Public Storage’s 2005 and subsequent taxable years, if Public Storage fails to satisfy one of the REIT asset tests discussed below (other than certain de minimis failures), but nonetheless maintains its qualification as a REIT because other requirements are met, Public Storage will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

10. With regard to Public Storage’s 2005 and subsequent taxable years, if Public Storage fails to satisfy certain of the requirements under the Code the failure of which would result in the loss of its REIT status, and the failure is due to reasonable cause and not willful neglect, Public Storage may be required to pay a penalty of $50,000 for each such failure in order to maintain its qualification as a REIT.

11. If Public Storage fails to comply with the requirements to send annual letters to its shareholders requesting information regarding the actual ownership of its shares and the failure was not due to reasonable cause or was due to willful neglect, Public Storage will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Furthermore, notwithstanding Public Storage’s status as a REIT, Public Storage also may have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner for state and local income tax purposes as they are treated for federal income tax purposes. Moreover, each of Public Storage’s taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income. In addition, foreign entities will be subject to tax in the jurisdictions in which they are organized or operated.

If Public Storage is subject to taxation on its REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation or from a partnership in which a non-REIT “C” corporation owns an interest, some of the dividends Public Storage pays to its shareholders during the following year may be subject to tax at the reduced capital gains rates, rather than taxed at ordinary income rates. See “—Taxation of U.S. Shareholders—Qualified Dividend Income.”

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7) that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

Public Storage believes that it has been organized, has operated and has issued sufficient shares evidencing beneficial ownership with sufficient diversity of ownership to allow it to satisfy the above conditions. In addition, Public Storage’s organizational documents contain restrictions regarding the transfer of Public Storage capital stock that are intended to assist Public Storage in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in Public Storage’s articles of incorporation and bylaws generally prohibit the actual or constructive ownership of more than 2% of the outstanding shares of common stock (excluding the interest held by the Hughes family) or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock, unless an exception is established by the board of directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of Public Storage’s outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary. See “Description of Public Storage Capital Stock—Common Stock—Restrictions on Ownership.” At the time of the merger with Public Storage Management, to further assist Public Storage in meeting the ownership restrictions, the Hughes family entered into an agreement with Public Storage for the benefit of Public Storage and certain designated charitable beneficiaries providing that if, at any time, for any reason (other than by reason of any actions by others that are subject to the general ownership limitations of Public Storage’s articles), more than 50% in value of Public Storage’s outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of Public Storage’s common stock owned by Wayne Hughes necessary to cure such violation would automatically and irrevocably be transferred to a designated charitable beneficiary.

The REIT protective provisions of Public Storage’s organizational documents and the agreement with the Hughes family are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position concerning Public Storage (a private letter ruling is legally binding only as to the taxpayer to whom it was issued and Public Storage did not and will not seek a private ruling on this issue) or contend that Public Storage failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve Public Storage’s REIT status. If Public Storage fails to satisfy these share ownership requirements, Public Storage will fail to qualify as a REIT.

To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If Public Storage complies with the annual letters requirement and does not know, or exercising reasonable diligence, would not have known, of a failure to meet condition (6) above, then Public Storage will be treated as having met condition (6) above.

To qualify as a REIT, Public Storage cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of the 1995 merger with Public Storage Management, the 1999 merger with Storage Trust Realty and mergers with other affiliated REITs, Public Storage has succeeded to various tax attributes of those entities and their predecessors, including any undistributed earnings and profits. Public Storage does not believe that it has acquired any undistributed non-REIT earnings and profits and Public Storage believes that the REITs with which Public Storage has merged qualified as REITs at the time of acquisition. However, neither these entities nor Public Storage has sought an opinion of counsel or outside accountants to the effect that Public Storage did not acquire any undistributed non-REIT earnings and profits. There can be no assurance that the IRS would not contend otherwise on a subsequent audit.

If the IRS determined that Public Storage inherited undistributed non-REIT earnings and profits and that Public Storage did not distribute the non-REIT earnings and profits by the end of that taxable year, it appears that Public Storage could avoid disqualification as a REIT by using “deficiency dividend” procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require Public Storage to make a distribution to shareholders, in addition to the regularly required REIT distributions, within 90 days of the IRS determination. In addition, Public Storage would have to pay to the IRS interest on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which Public Storage inherited the undistributed non-REIT earnings and profits. If, however, Public Storage were considered to be a “successor” under the applicable Treasury regulations to a corporation that had failed to qualify as a REIT at the time of its merger with Public Storage, Public Storage could fail to qualify as a REIT and could be prevented from reelecting REIT status for up to four years after such failure to qualify.

Qualified REIT Subsidiaries. Public Storage has acquired and may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if Public Storage owns 100% of its stock and the corporation is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as Public Storage’s assets, liabilities and items of income, deduction and credit for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to Public Storage’s income and assets should be understood to include the income and assets of any qualified REIT subsidiary Public Storage owns. A qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some states. Public Storage’s ownership of the voting stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of Public Storage’s total assets, as described below in “—Asset Tests Applicable to REITs.”

Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which Public Storage directly or indirectly holds stock, which has made a joint election (a “TRS Election”) with Public Storage to be treated as a taxable REIT subsidiary under Section 856(1) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of Public Storage owns, directly or indirectly, securities (other than certain “straight debt” securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to Public Storage’s tenants without causing Public Storage to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by Public Storage if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. If dividends are paid to Public Storage by its taxable REIT subsidiaries, then a portion of the dividends Public Storage distributes to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of U.S. Shareholders—Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing Public Storage to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made directly or indirectly to Public Storage in excess of a certain amount. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Public Storage’s taxable REIT subsidiaries may make interest and other payments to Public Storage and to third parties in connection with activities related to Public Storage’s properties. There can be no assurance that Public Storage’s taxable REIT subsidiaries will not be limited in their ability to deduct certain interest payments made to Public Storage. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by Public Storage from, or expenses deducted by, its taxable REIT subsidiaries.

PS Orangeco Inc. (and its subsidiaries, including PS Pickup & Delivery, Inc.), PSCC, Inc., PS Insurance Company—Hawaii, Ltd. and certain other corporations have elected, together with Public Storage, to be treated as taxable REIT subsidiaries of Public Storage. These entities engage in businesses such as the portable self-storage business, providing moving services and tenant reinsurance, selling locks, boxes and packing materials, and renting trucks, among other activities. In the Shurgard merger, Public Storage also will be acquiring interests in a number of corporations that have made TRS elections with Shurgard, and following the merger, will jointly make TRS elections with Public Storage.

Ownership of Partnership Interests by a REIT. A REIT that owns an equity interest in an entity treated as a partnership for federal income tax purposes is deemed to own its share (based upon its proportionate share of the capital of the partnership) of the assets of the partnership and is deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. In the mergers with Public Storage Management and Storage Trust Realty, the formation of PS Business Parks, L.P., and in other transactions, Public Storage has acquired interests in various partnerships that own and operate properties. In the Shurgard merger, Public Storage also will be acquiring interests in a number of entities that have been and, after the merger, will continue to be treated as partnerships for federal income tax purposes. Thus, Public Storage’s proportionate share of the assets and items of income of Shurgard’s partnerships, Storage Trust Properties, L.P., PS Business Parks, L.P. or other partnerships, including any such partnerships’ shares of assets and items of income of any subsidiaries that are partnerships or limited liability companies treated as partnerships for federal income tax purposes, are, or, with respect to Shurgard’s partnerships that are acquired in the merger, will be treated as assets and items of income of Public Storage for purposes of applying the REIT asset and income tests. For these purposes, under current Treasury regulations Public Storage’s interest in each of the partnerships must be determined in accordance with Public Storage’s capital interest in each entity, as applicable.

Public Storage believes that Storage Trust Properties, L.P., PS Business Parks, L.P. and each of the partnerships and limited liability companies in which Public Storage owns an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Public Storage could fail to meet the REIT income and asset tests. See “—Income Tests Applicable to REITs” and “—Asset Tests Applicable to REITs” below.

Income Tests Applicable to REITs. To qualify as a REIT, Public Storage must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year Public Storage must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on related property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, in each taxable year Public Storage must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents Public Storage receives will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount Public Storage receives or accrues generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•	Public Storage, or an actual or constructive owner of 10% or more of its shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by its other tenants for comparable space or (ii) the property is a qualified lodging property and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•	Public Storage generally must not provide directly impermissible tenant services to the tenants of a property, subject to a 1% de minimis exception, other than through an independent contractor from whom Public Storage derives no income or through a taxable REIT subsidiary. Public Storage may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered primarily for the convenience of the tenant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, Public Storage may provide through an independent contractor or a taxable REIT subsidiary, which may be wholly or partially owned by Public Storage, both customary and non-customary services to its tenants without causing the rent Public Storage receives from those tenants to fail to qualify as “rents from real property.” If the total amount of income Public Storage receives from providing impermissible tenant services at a property exceeds 1% of its total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” Impermissible tenant service income is deemed to be at least 150% of Public Storage’s direct cost in providing the service.

In light of these requirements, Public Storage does not intend to take any of the actions listed below, unless Public Storage determines that the resulting non-qualifying income, taken together with all other non-qualifying income that Public Storage earns in the taxable year, will not jeopardize its status as a REIT:

(1) charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of gross receipts or sales, as permitted and described above);

(2) rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

(3) derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

(4) directly perform services considered to be non-customary or “rendered to the occupant” of the property.

In connection with Public Storage’s merger with Public Storage Management, Public Storage and the various other owners of self-storage facilities and business parks for which Public Storage performed management activities entered into an agreement with PSCC, Inc. under which PSCC provides the owners and Public Storage certain administrative and cost-sharing services in connection with the operation of the properties and the performance of certain administrative functions. The services include the provision of corporate office space and certain equipment, personnel required for the operation and maintenance of the properties, and corporate or partnership administration. Each of the owners and Public Storage pay PSCC directly for services rendered by PSCC in connection with the administrative and cost sharing agreement. That payment is separate from and in addition to the compensation paid to Public Storage under the management agreements for the management of the properties owned by the owners. At the time of the merger with Public Storage Management, Public Storage received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the owners would not be treated as Public Storage’s revenues for purposes of the 95% gross income test, and to the effect that Public Storage’s income from self-storage facility rentals generally would qualify as rent from real property for purposes of the REIT gross income tests. Public Storage subsequently received a private letter ruling indicating that the truck rental activities of an affiliated corporation (PS Orangeco, Inc., now a taxable REIT subsidiary of Public Storage) would not adversely affect the treatment of its income from self-storage facility rentals as rent from real property for purposes of the REIT gross income tests.

Public Storage now owns directly and indirectly all of Pickup & Delivery (the portable self-storage business). The income from that business would be non-qualifying income to Public Storage and the business is conducted by a limited partnership between Public Storage and a subsidiary of PS Orangeco, Inc. The share of gross income of that business attributable to Public Storage’s direct partnership interest, when combined with its other non-qualifying income, must be less than 5% of Public Storage’s total gross income. While Public Storage has earned and will continue to earn some non-qualifying income from this and other sources, Public Storage anticipates that it will be able to continue to satisfy both the 95% and 75% gross income tests.

The ownership of certain partnership interests creates several issues regarding Public Storage’s satisfaction of the 95% gross income test. First, Public Storage earns property management fees from these partnerships and will earn management fees from partnerships to be acquired in the merger. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT’s interest in the partnership in effect is disregarded in applying the 95% gross income test when the REIT holds a “substantial” interest in the partnership. Public Storage disregards the portion of management fees derived from partnerships in which Public Storage is a partner that corresponds to its interest in these partnerships in determining the amount of its non-qualifying income. There can be no assurance, however, that the IRS would not take a contrary position with respect to Public Storage, either rejecting the approach set forth in the private letter rulings mentioned above or contending that Public Storage’s situation is distinguishable from those addressed in the private letter rulings (for example, arguing that Public Storage does not have a “substantial” interest in the partnerships).

In addition, Public Storage acquired interests in certain of these partnerships that entitle it to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury regulations do not specifically address how Public Storage’s “capital interest” in partnerships of this type should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to Public Storage and the percentage of the management fees paid to us that is disregarded in determining Public Storage’s non-qualifying income. For example, if Public Storage takes the position that it has a 25% “capital interest” in a partnership (because Public Storage would receive 25% of the partnership’s assets upon a sale and liquidation) but the IRS determines it only has a 1% “capital interest” (because the original holder of Public Storage’s interest only contributed 1% of the total capital contributed to the partnership), Public Storage’s share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as non-qualifying income would be increased, both of which would adversely affect Public Storage’s ability to satisfy the 95% gross income test. In determining Public Storage’s “capital interest” in the various partnerships, Public Storage estimates the percentage of the partnership’s assets that would be distributed to Public Storage if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining Public Storage’s “capital interests,” which could adversely affect Public Storage’s ability to satisfy the 95% gross income test.

Moreover, after the merger, Public Storage will have indirect equity interests in real estate located outside of the United States and Public Storage may acquire additional interests in non-U.S. properties both directly and through equity interests in partnerships, joint ventures or other legal entities that have invested in real estate. These investments carry risks and uncertainties with respect to Public Storage’s status as a REIT that are not present when Public Storage invests directly in real estate in the U.S. and against which Public Storage may not be able to protect, including certain risks relating to currency gains and losses whose tax treatment for REIT tax qualification purposes is currently unclear.

“Interest” income that depends in whole or in part on the income or profits of any person generally will be non-qualifying income for purposes of the 75% or 95% gross income tests. However, interest based on a fixed percentage or percentages of gross receipts or sales may still qualify under the gross income tests. Public Storage does not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.

Public Storage’s share of any dividends received from its corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which Public Storage owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Public Storage does not anticipate that it will receive sufficient dividends to cause it to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that Public Storage receives from other qualifying REITs will qualify for purposes of both REIT income tests.

If Public Storage fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Public Storage may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if Public Storage’s failure to meet the tests is due to reasonable cause and not due to willful neglect, and Public Storage discloses to the IRS the sources of its income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances Public Storage would be entitled to the benefit of these relief provisions. For example, if Public Storage fails to satisfy the gross income tests because non-qualifying income that Public Storage intentionally earns exceeds the limits on non-qualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, Public Storage will fail to qualify as a REIT. As discussed under “Material United States Federal Income Tax Consequences Relating to Public Storage’s Taxation as a REIT” even if these relief provisions apply, a tax would be imposed based on the amount of non-qualifying income.

Prohibited Transaction Income. Any gain that Public Storage realizes on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized through its disregarded entities for federal income tax purposes (including qualified REIT subsidiaries) and partnerships in which Public Storage owns a capital interest, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, for purposes of the 100% tax, Public Storage will not be treated as a dealer in real property with respect to a property Public Storage sells if (i) Public Storage has held the property for at least four years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the four years preceding the sale are less than 30% of the net selling price of the property, and (iii) Public Storage either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of Public Storage’s assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom Public Storage derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” Public Storage intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of properties as are consistent with its investment objectives. However, the IRS may successfully contend that some or all of the sales made by it are prohibited transactions. In that case, Public Storage would be required to pay the 100% penalty tax on its allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest Public Storage generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of Public Storage’s taxable REIT subsidiaries to any of its tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to Public Storage that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents Public Storage receives will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to Public Storage by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by Public Storage’s tenants leasing comparable space who are receiving services from the taxable REIT subsidiary, and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

While Public Storage anticipates that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, Public Storage would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests Applicable to REITs. At the close of each quarter of every taxable year, Public Storage must satisfy four tests relating to the nature and diversification of its assets:

(1) at least 75% of the value of Public Storage’s total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include Public Storage’s allocable share of real estate assets held by entities that are treated as partnerships in which Public Storage has a capital interest or by entities that are disregarded for federal income tax purposes (including qualified REIT subsidiaries), as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date Public Storage receives such proceeds;

(2) not more than 25% of Public Storage’s total assets may be represented by securities, other than those securities includable in the 75% asset class (e.g., securities that qualify as real estate assets and government securities);

(3) except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purpose of the 75% test described in clause (1):

•	the value of any one issuer’s securities owned by Public Storage may not exceed 5% of the value of Public Storage’s total assets;

•	Public Storage may not own more than 10% of any one issuer’s outstanding voting securities; and

•	Public Storage may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below; and

(4) not more than 20% of the value of Public Storage’s total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests generally may include debt securities. However, the Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test: (l) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) any security issued by a REIT; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, for purposes of the 10% value test only, to the extent Public Storage holds debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of Public Storage’s interest as a partner in the partnership, are not considered securities.

Debt will generally meet the “straight debt” safe harbor if (l) neither Public Storage, nor any of its controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us) own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (l) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Public Storage currently owns approximately 25% of the outstanding common stock of PS Business Parks, Inc., which has elected to be taxed as a REIT for federal income tax purposes. Public Storage also owns a substantial portion of the outstanding common units of limited partnership interest of PS Business Parks, L.P., which may be exchangeable for shares of PS Business Parks, Inc.’s common stock. As a REIT, PS Business Parks, Inc. is subject to the various REIT qualification requirements. Public Storage believes that PS Business Parks, Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If PS Business Parks, Inc. were to fail to qualify as a REIT, Public Storage’s stock investment in PS Business Parks, Inc. would cease to be a qualifying real estate asset for purposes of the 75% gross asset test and would become subject to the 5% asset test, the 10% voting stock limitation, and the 10% value limitation generally applicable to Public Storage’s ownership in corporations (other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries). If PS Business Parks, Inc. failed to qualify as a REIT, Public Storage would not meet the 10% voting securities limitation and the 10% value limitation with respect to its interest in PS Business Parks, Inc., and accordingly, Public Storage also would fail to qualify as a REIT.

Public Storage believes that the aggregate value of its interests in its taxable REIT subsidiaries does not exceed, and in the future will not exceed, 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which Public Storage owns an interest as a taxable REIT subsidiary, Public Storage believes it did not own more than 10% of the voting securities of any such entity. In addition, Public Storage believes that as of each relevant testing date prior to the election to treat each corporate subsidiary of Public Storage or any other corporation in which Public Storage owns an interest as a taxable REIT subsidiary of Public Storage, its pro rata share of the value of the securities, including debt, of any such corporation or other issuer did not exceed 5% of the total value of its assets.

With respect to each issuer in which Public Storage currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary, a taxable REIT subsidiary or other disregarded entity, Public Storage believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of its assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. However, no independent appraisals have been obtained to support these conclusions, and in this regard, Public Storage cannot provide any assurance that the IRS might not disagree with its determinations.

The asset tests must be satisfied on the last day of the calendar quarter in which Public Storage, directly or through pass-through entities, acquires securities in the applicable issuer and on the last day of the calendar quarter in which Public Storage increases its ownership of securities of such issuer, including as a result of increasing its interest in pass-through entities. After initially meeting the asset tests at the close of any quarter, Public Storage will generally not lose its status as a REIT for failure to satisfy the 25%, 20% or 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, Public Storage can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Public Storage intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available action within

30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation. Although Public Storage plans to take steps to ensure that Public Storage satisfies such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If Public Storage fails to timely cure any noncompliance with the asset tests, Public Storage would cease to qualify as a REIT, unless Public Storage satisfies the requirements under certain relief provisions described in the next paragraph.

Furthermore, for Public Storage’s 2005 and subsequent taxable years, the failure to satisfy the asset tests can be remedied even after the 30-day cure period under certain circumstances. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities test or the 10% value test does not exceed either 1% of Public Storage’s assets at the end of the relevant quarter or $10,000,000, Public Storage can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which Public Storage first identified the failure of the asset test. For a violation of any of the asset tests (including the 75%, 25% and the 20% asset tests) attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, Public Storage can avoid disqualification as a REIT if the violation is due to reasonable cause and Public Storage disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances Public Storage would be entitled to the benefit of these provisions.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, Public Storage is required to distribute dividends, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of:

•	90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain; and

•	90% of its after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of its “REIT taxable income.”

In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in Public Storage’s taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable. Public Storage must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by Public Storage and received by its shareholders on December 31 of the year in which they are declared. In addition, at Public Storage’s election, a distribution for a taxable year may be declared before Public Storage timely files its tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to Public Storage’s shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of Public Storage’s 90% distribution requirement. The amount distributed must not be preferential—i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that Public Storage does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, Public Storage will be required to pay tax on the undistributed amount at regular corporate tax rates. Public Storage intends to make timely distributions sufficient to satisfy these annual distribution requirements.

In years prior to 1990, Public Storage made distributions in excess of its REIT taxable income. During 1990, Public Storage reduced the level of distributions to its shareholders. As a result, distributions paid by Public Storage in 1990 were less than 95% of its REIT taxable income for 1990. The same circumstance has existed with respect to each year through 2003. Public Storage has satisfied the REIT distribution requirements for 1990 through 2003 by attributing distributions in 1991 through 2004 to the prior year’s taxable income. Public Storage may be required to continue this pattern of making distributions after the close of a taxable year that are attributed to the prior year for this purpose, but shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they actually are made. The extent to which Public Storage will be required to attribute distributions to the prior year will depend on its operating results and the level of distributions as determined by the board of directors. As noted below, reliance on subsequent year distributions could cause Public Storage to be subject to an excise tax, although Public Storage intends to comply with the 85% current distribution requirement under the excise tax in an effort to avoid or minimize any effect of that tax.

Public Storage intends to make timely distributions sufficient to satisfy its annual distribution requirements. Although Public Storage anticipates that its cash flow will permit it to make those distributions, it is possible that, from time to time, Public Storage may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, Public Storage may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of its shares.

Under some circumstances, Public Storage may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, Public Storage may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Public Storage will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, Public Storage will be required to pay a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year, at least the sum of:

•	85% of Public Storage’s REIT ordinary income for such year;

•	95% of Public Storage’s REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax and excess distributions from the immediately preceding year may be carried over.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements. Public Storage is required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Public Storage to Qualify as a REIT. If Public Storage fails to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “—Asset Tests Applicable to REITs,” and “—Income Tests Applicable to REITs”), Public Storage can avoid termination of its REIT status by paying a penalty of $50,000 for each such failure, provided that its noncompliance was due to reasonable cause and not willful neglect. If Public Storage fails to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, Public Storage will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Public Storage fails to qualify for taxation as a REIT will not be deductible by Public Storage, and Public Storage will not be required to distribute any amounts to its shareholders. As a result, Public Storage’s failure to qualify as a REIT would significantly reduce the cash available for distribution by Public Storage to its shareholders. In addition, if Public Storage fails to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of Public Storage’s current and accumulated earnings and profits, whether or not attributable to capital gains earned by Public Storage. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates, and corporate shareholders may be eligible for the dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, Public Storage would also be disqualified from taxation as a REIT for the four taxable years following the year during which Public Storage lost its qualification. There can be no assurance that Public Storage would be entitled to any statutory relief.

Tax Liabilities Inherited from Shurgard. Merger Sub will succeed to the tax and other liabilities of Shurgard. If Shurgard fails to qualify as a real estate investment trust in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, Shurgard would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. Merger Sub, as successor to Shurgard, would be required to pay this tax. As is the case with Public Storage, qualification as a real estate investment trust requires Shurgard to satisfy numerous requirements, some on an annual basis, others on a quarterly basis and still others on an ongoing basis, established under highly technical and complex Code provisions. As a condition to closing, tax counsel to Shurgard will render an opinion to the effect that, based on the facts, representations and assumptions, and subject to the qualifications, stated therein, (i) Shurgard was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code for each of its taxable years ended December 31, 1994 through December 31, 2005, (ii) Shurgard’s current organization and method of operation should permit Shurgard to qualify as a REIT under the Code through the effective time of the merger, taking into account the transactions contemplated under the merger agreement and, (iii) while the matter is not free from doubt, either (x) no material portion of any income realized by Shurgard under Section 987 of the Code as a result of the sale of assets in the merger should fail to be treated as income from sources referred to in Sections 856(c)(2) and (3) of the Code, or (y) substantially all of any such income realized by Shurgard under Section 987 of the Code should be excluded in determining whether or not Shurgard satisfies the income tests set forth in Sections 856(c)(2) and (3) of the Code.

If Shurgard were not to qualify as a REIT at the time of the merger, Shurgard would incur a Federal corporate income tax liability in connection with the merger, which would be treated as a taxable asset sale by Shurgard for Federal income tax purposes. The resulting gain subject to tax would be equal to the excess of the value of the merger consideration and the Shurgard liabilities assumed by Merger Sub at the time of the merger over Shurgard’s adjusted tax basis in its assets at that time. Merger Sub, as the successor to Shurgard, would be obligated to pay this tax. In addition, if Shurgard did not qualify as a REIT at any time during the 10 years preceding the merger, even if it qualifies as a REIT at the time of the merger, Shurgard would incur a Federal corporate income tax liability on an amount equal to the “built-in gain” that existed with respect to its assets at the time it “requalified” as a REIT prior to the merger. Again, Merger Sub, as the successor to Shurgard, would be obligated to pay this tax.

Material United States Federal Income Tax Consequences Relating to the Ownership and Disposition of Public Storage Common Shares

The following summary describes the material United States federal income tax consequences relating to the ownership and disposition of shares of Public Storage common stock. This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, all as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction. In addition, this summary does not address all aspects of United States federal income taxation that may apply to holders of Public Storage common stock in light of their particular circumstances or holders that are subject to special rules under the Code, including, without limitation, holders of Public Storage common stock that are not U.S. holders, partnerships or other pass-through entities (and persons holding their Public Storage common stock through a partnership or other pass-through entity), persons who acquired shares of Public Storage common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons who also hold Public Storage preferred stock, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a “functional currency” other than the U.S. dollar, persons holding their Public Storage common stock as part of a straddle, hedging, constructive sale or conversion transaction and persons who have ceased to be U.S. citizens or resident aliens.

Taxation of U.S. Shareholders

As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of Public Storage common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a United States court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a domestic trust.

If you hold Public Storage common stock and are not a U.S. shareholder, you are a “non-U.S. shareholder.” If a partnership holds Public Storage common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Public Storage common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of Public Storage common shares.

Distributions by Public Storage—General. As long as Public Storage qualifies as a REIT, distributions out of its current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to its taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. For purposes of determining whether distributions to holders of common stock or equity stock are out of current or accumulated earnings and profits, Public Storage’s earnings and profits will be allocated first to its outstanding preferred stock and then to its outstanding common stock and equity stock.

To the extent that Public Storage makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. This treatment will reduce the adjusted tax basis that each U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends Public Storage declares in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by Public Storage and received by the shareholder on December 31 of that year, provided Public Storage actually pays the dividend on or before January 31 of the following calendar year.

Capital Gain Distributions. Public Storage may elect to designate distributions of its net capital gain as “capital gain dividends.” Distributions that Public Storage properly designates as “capital gain dividends” will be taxable to its taxable U.S. shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed Public Storage’s actual net capital gain for the taxable year. Designations made by Public Storage will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If Public Storage designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, Public Storage may designate all or part of its net capital gain as “undistributed capital gain.” Public Storage will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by Public Storage on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by Public Storage exceeds the U.S. shareholder’s tax liability on the undistributed capital gain. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Public Storage’s earnings and profits will be adjusted appropriately.

Public Storage will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

Public Storage must determine the maximum amounts that it may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%.

Recipients of capital gain dividends from Public Storage that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. With respect to shareholders who are taxed at the rates applicable to individuals, Public Storage may elect to designate a portion of its distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common shares become ex-dividend with respect to the relevant distribution. The maximum amount of Public Storage distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by Public Storage during such taxable year from non-REIT “C” corporations (including its taxable REIT subsidiaries, but excluding its qualified REIT subsidiaries);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by Public Storage with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by Public Storage with respect to such built-in gain.

Generally, dividends that Public Storage receives will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. Public Storage generally expects that an insignificant portion, if any, of its distributions will consist of qualified dividend income. If Public Storage designates any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Sunset of Reduced Tax Rate Provisions. The applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to “sunset” or revert back to provisions of prior law effective for taxable years beginning after December 31, 2008. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and the maximum capital gain tax rate for gains other than “unrecaptured section 1250 gains” would be increased (from 15% to 20%). The impact of this reversion is not discussed herein. Consequently, shareholders should consult their tax advisors regarding the effect of sunset provisions on an investment in common stock.

Other Tax Considerations. Distributions Public Storage makes and gain arising from the sale or exchange by a U.S. shareholder of its shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions Public Storage makes, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. Public Storage will notify shareholders regarding the portions of its distributions for each year that constitute ordinary income, return of capital and qualified dividend income. U.S. shareholders may not include in their individual income tax returns any of Public Storage’s net operating losses or capital losses. Public Storage’s operating or capital losses would be carried over by it for potential offset against future income, subject to applicable limitations.

Sales of Shares. If a U.S. shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the U.S. shareholder’s holding period in the asset (generally, if an asset has been held for more than one year, such gain or loss will be long-term capital gain or loss) and the U.S. shareholder’s tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common shares that have been held for six months or less, after applying the holding period rules, will be treated be such U.S. shareholders as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Public Storage that were required to be treated as long-term capital gains. Shareholders are advised to consult their tax advisors with respect to the capital gain liability.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its common shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from Public Storage and gain from the sale of its common shares will not be unrelated business taxable income, or UBTI to a tax-exempt shareholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in Public Storage will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Public Storage’s shares. These prospective investors should consult with their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•	at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of Public Storage’s shares contained in its organizational documents, Public Storage does not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to its tax-exempt shareholders.

U.S. Taxation of Non-U.S. Shareholders

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of Public Storage common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Distributions by Public Storage. As described in the discussion below, distributions paid by Public Storage with respect to its common shares will be treated for federal income tax purposes as either:

•	ordinary income dividends;

•	long-term capital gain; or

•	return of capital distributions.

This discussion assumes that Public Storage’s shares will continue to be considered regularly traded on an established securities market for purposes of the “FIRPTA” provisions described below. If Public Storage’s shares are no longer regularly traded on an established securities market, the tax considerations described below would differ.

Ordinary Income Dividends. A distribution paid by Public Storage to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is paid out of Public Storage’s current or accumulated earnings and profits and:

•	the distribution is not attributable to Public Storage’s net capital gain; or

•	the distribution is attributable to Public Storage’s net capital gain from the sale of “U.S. real property interests” and the non-U.S. common shareholder owns 5% or less of the value of Public Storage’s common shares at all times during the taxable year during which the distribution is paid.

Ordinary dividends that are effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates in the same manner as U.S. shareholders (including any applicable alternative minimum tax).

Generally, Public Storage will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with Public Storage; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with Public Storage claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Return of Capital Distributions. A distribution in excess of Public Storage’s current and accumulated earnings and profits will be taxable to a non-U.S. shareholder, if at all, as gain from the sale of common shares to the extent that the distribution exceeds the non-U.S. shareholder’s basis in its common shares. A distribution in excess of Public Storage’s current and accumulated earnings and profits will reduce the non-U.S. shareholder’s basis in its common shares and will not be subject to U.S. federal income tax.

Public Storage may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends. A distribution paid by Public Storage to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of Public Storage’s current or accumulated earnings and profits and:

•	the distribution is attributable to Public Storage’s net capital gain (other than from the sale of “U.S. real property interests”) and Public Storage timely designates the distribution as a capital gain dividend; or

•	the distribution is attributable to Public Storage’s net capital gain from the sale of “U.S. real property interests” and the non-U.S. common shareholder owns more than 5% of the value of common shares at any point during the taxable year in which the distribution is paid.

Due to recent amendments to the REIT taxation provisions in the Code, it is not entirely clear whether designated capital gain dividends described in the first bullet point above (that is, distributions attributable to net capital gain from sources other than the sale of “U.S. real property interests”) that are paid to non-U.S. shareholders who own less than 5% of the value of common shares at all times during the relevant taxable year will be treated as long-term capital gain to such non-U.S. shareholders. If Public Storage were to pay such a capital gain dividend, non-U.S. shareholders should consult their tax advisors regarding the taxation of such distribution. Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of “U.S. real property interests” generally will not be subject to U.S. tax in the hands of the non-U.S. shareholder unless:

•	the non-U.S. shareholder’s investment in Public Storage’s common shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

•	the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Under the Foreign Investment in Real Property Tax Act, referred to as “FIRPTA,” distributions that are attributable to net capital gain from the sales by Public Storage of U.S. real property interests and paid to a non-U.S. shareholder that owns more than 5% of the value of common shares at any time during the taxable year during which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend.

Any distribution paid by Public Storage that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder that owns more than 5% of the value of common shares at any time during the taxable year during which the distribution is paid will be subject to special withholding rules under FIRPTA. Public Storage will be required to withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, whether or not the distribution is attributable to the sale by Public Storage of U.S. real property interests. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by Public Storage as undistributed capital gains in respect of Public Storage shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by Public Storage of capital gain dividends. Under that approach, the non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom its proportionate share of the tax paid by Public Storage on the undistributed capital gains treated as long-term capital gain to the non-U.S. shareholder, and generally to receive from the IRS a refund to the extent its proportionate share of the tax paid by Public Storage were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If Public Storage were to designate any portion of its net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

Sale of Common Shares. Gain recognized by a non-U.S. shareholder upon the sale or exchange of Public Storage common shares generally would not be subject to U.S. taxation unless:

(1) the investment in Public Storage common shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

(2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

(3) Public Storage’s common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Public Storage’s common shares will not constitute a U.S. real property interest if Public Storage is a domestically controlled REIT. Public Storage will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of Public Storage’s common shares is held directly or indirectly by non-U.S. shareholders.

Public Storage believes that it will be a domestically controlled REIT and, therefore, that the sale of Public Storage common shares by a non-U.S. shareholder would not be subject to taxation under FIRPTA. Because Public Storage common shares are publicly traded, however, Public Storage cannot guarantee that it is or will continue to be a domestically controlled REIT.

Even if Public Storage does not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells Public Storage common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

(1) the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

(2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-U.S. shareholders held such class or series of shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of Public Storage common shares by a non-U.S. shareholder were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. federal income tax with respect to any gain on a net basis in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

U.S. Shareholders. In general, information-reporting requirements will apply to payments of distributions on Public Storage common shares and payments of the proceeds of the sale of Public Storage common shares to some U.S. shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Shareholders. Generally, information reporting will apply to payments of distributions on Public Storage common shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Public Storage common shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. shareholders, or the withholding tax for non-U.S. shareholders, as applicable, unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Public Storage common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a United States or foreign broker unless the broker has documentary evidence as to the non-U.S. shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that Public Storage withholds under the backup withholding rules will be refunded or credited against the non-U.S. shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult with their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Other Tax Consequences for Public Storage and Its Shareholders

Public Storage may be required to pay tax in various state, local or foreign jurisdictions, including those in which it transacts business, and Public Storage’s shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Public Storage’s state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in Public Storage common shares.

A portion of Public Storage’s income is earned through its taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to Public Storage. To the extent that Public Storage’s taxable REIT subsidiaries and Public Storage are required to pay federal, state or local taxes, Public Storage will have less cash available for distribution to shareholders.

Tax Shelter Reporting

If a holder recognizes a loss as a result of a transaction with respect to Public Storage shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting, with Public Storage treated as the acquiror. Under this method of accounting, Shurgard’s assets and liabilities will be recorded by Public Storage at their respective fair values as of the closing date of the merger and added to those of Public Storage. Financial statements of Public Storage issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Shurgard prior to the merger. The results of operations of Shurgard will be included in the results of operations of Public Storage beginning on the effective date of the merger.

Regulatory Approvals Required for the Merger

Public Storage and Shurgard are not aware of any significant governmental approvals that are required for consummation of the merger. If any approval or action is required, it is presently contemplated that Public Storage and Shurgard would use their reasonable best efforts to obtain such approval. There can be no assurance that any approvals, if required, will be obtained.

Dissenters’ Rights of Shurgard Shareholders

General

The following is a brief summary of the rights of holders of Shurgard common stock under Chapter 23B.13 of the Washington Business Corporation Act, or the WBCA, to dissent from the merger, receive an appraisal as to the fair value of their shares of Shurgard common stock and to receive cash equal to the appraised value of their Shurgard common stock instead of receiving the merger consideration. This summary is not exhaustive, and you should read the applicable sections of Chapter 23B.13, a copy of which is attached to this joint proxy statement/prospectus as Annex G.

Under Chapter 23B.13, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of the Shurgard special meeting, the corporation in the notice of the meeting must state that shareholders are or may be entitled to assert dissenters’ rights and the notice must be accompanied by a copy of the dissenters’ rights statute. The notice of annual meeting at the front of this joint proxy statement/prospectus constitutes notice to the holders of Shurgard common stock and a copy of the dissenters’ rights statute is attached as Annex G.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the merger, you should carefully review the text of the dissenters’ rights statute attached as Annex G, particularly the procedural steps required to perfect dissenters’ rights, which are complex. We also encourage you to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights. If you do not fully and precisely satisfy the procedural requirements of Washington law, you may lose your dissenters’ rights. If any Shurgard shareholder who demands dissenters’ rights under Washington law withdraws or loses (through failure to perfect or otherwise) the right to dissent, then such shareholder’s shares will no longer be dissenting shares and will automatically be converted into the right to receive 0.82 of a share of Public Storage common stock at the effective time of the merger. Shurgard will not give you any notice other than as described in this joint proxy statement/prospectus as required by Washington law.

Requirements for Exercising Dissenters’ Rights

To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•	deliver to Shurgard before the vote is taken at the Shurgard special meeting regarding the merger agreement and the merger, written notice of your intent to exercise your dissenters’ rights and demand payment for your shares of Shurgard common stock if the merger is completed, which notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of your intent to exercise your dissenters’ rights;

•	not vote your shares in favor of the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described below under the heading “Appraisal Procedures.”

If you do not satisfy each of the requirements, you cannot exercise dissenters’ rights and, if the merger agreement is approved by the Shurgard shareholders and the merger occurs, your shares of Shurgard common stock will be converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.

Vote. Your shares must either not be voted at the Shurgard special meeting or must be voted against the approval of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the Shurgard special meeting that does not direct how the shares of Shurgard common stock represented by that proxy are to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters’ rights.

Notice. Written notice of your intent to exercise dissenters’ rights must be filed with Shurgard at:

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, WA 98109-4426

Attention: Investor Relations

(206) 624-8100

It is important that Shurgard receive all written notices before the Shurgard special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Shurgard common stock you own, and that you intend to demand cash payment for your shares of Shurgard common stock if the merger agreement is approved.

Appraisal Procedures

If the merger agreement is approved by Shurgard shareholders, within ten days after the approval, Shurgard will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:

•	the address where the demand for payment and certificates representing shares of Shurgard common stock must be sent and the date by which certificates must be deposited;

•	the date on which your payment demand must be received by Shurgard, which date will not be fewer than 30 nor more than 60 days after the date the written notice is delivered to you;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger (March 7, 2006) and requires certification from the person asserting dissenters’ rights of whether or not the person acquired beneficial ownership of Shurgard common stock before the date of the first announcement;

•	a copy of Chapter 23B.13 of the WBCA; and

•	information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the demand for payment is received.

If you wish to assert dissenters’ rights, you must demand payment, certify that you acquired beneficial ownership of your shares before March 7, 2006, and deposit your Shurgard certificates within the specified number of days after the notice is given. If you fail to make demand for payment and deposit your Shurgard certificates within the time period set forth in the written notice, you will lose the right to demand appraisal for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

If Shurgard does not consummate the merger within 60 days after the date set for demanding payment, Shurgard will return all deposited certificates and release transfer restrictions imposed on uncertificated shares. If after returning the deposited certificates, Shurgard wishes to consummate the merger, it must send a new dissenters’ notice and repeat the payment demand procedure. If Shurgard does not effect the merger and does not return the deposited certificates or release the transfer restrictions on uncertificated shares within 60 days after the date which it had set for demanding payment, you may notify Shurgard in writing of your estimate of the fair value of your Shurgard common stock plus the amount of interest due and demand payment of your estimated amount.

Except as provided below, within 30 days after the later of the effective time of the merger or the receipt by Shurgard of a valid demand for payment, Shurgard will remit to each dissenting shareholder who complied with the requirements of Washington law the amount Shurgard estimates to be the fair value of the shareholder’s Shurgard common stock, plus accrued interest, and will include the following information with the payment:

•	financial data relating to Shurgard, including a balance sheet, an income statement, a statement of changes in shareholders’ equity as of and for a fiscal year ended not more than sixteen months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation by Shurgard of how it estimated the fair value of the shares;

•	an explanation by Shurgard of how the interest was calculated;

•	a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of Chapter 23B.13 of the WBCA.

For dissenting shareholders who were not the beneficial owners of their shares of Shurgard common stock before March 7, 2006, Shurgard may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment. Payment of the fair value of these after-acquired shares may be conditional upon the dissenting shareholder’s waiver of other rights under Chapter 23B.13 of the WBCA. Shurgard will also include in such statement an explanation of how it estimated the fair value of the shares and of how the interest was calculated and a notice of the dissenter’s right to demand payment of the dissenter’s estimate of the fair value of the shares and the amount of interest due if such dissenting shareholder believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.

If you believe the payment or offer for payment of Shurgard is less than the fair value of your shares or believe that the interest due is incorrectly calculated, you may, within 30 days of the payment or offer for payment, notify Shurgard in writing, and demand payment of, your estimate of the fair value of your shares and the amount of interest due. You may also demand payment of your estimate of the fair value of the shares if Shurgard fails to make payment for your shares within 60 days after the date set for demanding payment or does not effect the merger and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. If any dissenting shareholder’s demand for payment of the dissenter’s own estimate of the fair value of the shares is not settled within 60 days after receipt by Shurgard of such shareholder’s demand for payment of his or her own estimate, Washington law requires that Shurgard commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If Shurgard does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the value of the merger consideration to be issued to non-dissenting shareholders for their Shurgard common stock under the terms of the merger agreement if the merger is consummated. If the court determines that the fair value of the shares plus interest is in excess of any amount remitted by Shurgard, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of Shurgard common stock before March 7, 2006 and for which Shurgard withheld payment pursuant to Section 23B.13.270 of the WBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders after-acquired shares.

The court will also determine the costs and expenses of the court proceeding and assess them against Shurgard, except that the court may assess the costs against all or some of the dissenters whose actions in demanding payment of their own estimates of value are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Shurgard did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Shurgard any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Shurgard, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Shurgard in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partially dissenting record shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of Shurgard common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s written consent at or before the time they file the notice of intent to demand payment, and the beneficial owner must do so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of Washington law, fair value means the value of Shurgard common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 23B.13.020 of the WBCA, a Shurgard shareholder has no right, at law or in equity, to challenge the approval of the merger agreement or the consummation of the merger except if the approval or consummation fails to comply with the procedural requirements of the WBCA, RCW Sections 25.10.900 through 25.10.955, the articles of incorporation or bylaws of Shurgard or was fraudulent with respect to that shareholder or Shurgard.

Issuance of Shares; Stock Exchange Listings

Public Storage has agreed to use its reasonable best efforts to cause the shares of Public Storage common stock to be issued in the merger for the Public Storage common stock to be approved for listing on the New York Stock Exchange. It is a condition to the consummation of the merger that such shares be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Following the merger, the shares of Public Storage common stock will continue to trade on the New York Stock Exchange and the Pacific Exchange under the symbol “PSA.”

Delisting and Deregistration of Shurgard Common Stock

If the merger is completed, Shurgard common stock will be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act, and Shurgard will no longer file periodic reports with the SEC. The shareholders of Shurgard will become shareholders of Public Storage and their rights as shareholders will be governed by applicable California law and by Public Storage’s articles of incorporation and bylaws. See “Comparison of Rights of Shareholders.”

Federal Securities Laws Consequences; Resale Restrictions

All shares of Public Storage common stock that will be distributed to Shurgard shareholders in the merger will be freely transferable, except for restrictions applicable to “affiliates” of Shurgard and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of Shurgard may resell shares of Public Storage common stock received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Shurgard generally include executive officers, directors and holders of more than 10% of the outstanding shares of Shurgard. The merger agreement requires Shurgard to use all reasonable efforts to cause each of its directors and executive officers who Shurgard believes may be deemed to be affiliates of Shurgard to execute a written agreement in connection with restrictions on affiliates under Rule 145.

This joint proxy statement/prospectus does not cover any resales of the shares of Public Storage common stock to be received by Shurgard shareholders in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Legal Proceedings Relating to the Merger

On March 7, 2006, a putative class action complaint was filed on behalf of the public shareholders of Shurgard in the Superior Court of the State of Washington, King County, against Shurgard and certain of its directors entitled Staer v. Shurgard Storage Centers, Inc. et al (case no. 06-2-08148-0). The complaint alleges, among other things, that the directors of Shurgard breached their fiduciary duties by failing to properly value Shurgard and by failing to protect against alleged conflicts of interest arising out of certain directors’ interests in the transaction. Among other things, the complaint seeks an order enjoining Shurgard from consummating the acquisition. Shurgard intends to defend the action vigorously.

THE MERGER AGREEMENT

The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex A. We urge you to carefully read the merger agreement in its entirety.

The merger agreement has been attached to this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Public Storage or Shurgard. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings made by Public Storage or Shurgard with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Public Storage and Shurgard, and may be subject to important qualifications and limitations agreed to by Public Storage and Shurgard in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been intended not as statements of fact, but rather as a way of allocating risk between Public Storage and Shurgard. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Form of the Merger

If the merger is approved by the shareholders of both Public Storage and Shurgard, and all other conditions to the merger are satisfied or waived, Shurgard will be merged with and into Merger Sub. Merger Sub will be the surviving corporation in the merger and will continue as a subsidiary of Public Storage.

Merger Consideration

Shurgard Common Stock. The merger agreement provides that each outstanding share of Shurgard common stock (other than shares of Shurgard common stock owned by Public Storage, Merger Sub, or any other subsidiary of Public Storage or Shurgard immediately prior to the effective time of the merger) will be converted, subject to adjustment as described below, into the right to receive 0.82 of a share of Public Storage common stock.

Shurgard Preferred Stock. Prior to mailing this joint proxy statement/prospectus, Shurgard expects to issue a redemption notice to each holder of Shurgard Series C Preferred Stock and Shurgard Series D Preferred Stock, calling all such shares for redemption prior to the effective time of the merger, subject to the satisfaction or waiver of all other conditions to the merger. A delay in the redemption of the Shurgard preferred stock could delay the consummation of the merger. See “Risk Factors.”

Adjustment to Merger Consideration. If, prior to the effective time of the merger, the outstanding shares of Shurgard common stock or Public Storage common stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the merger consideration and any other similarly dependent items, as the case may be, will be appropriately adjusted to provide to Public Storage, Merger Sub and the holders of Shurgard common stock the same economic effect as contemplated by the merger agreement prior to such action.

Structure of Merger. Notwithstanding anything in the merger agreement to the contrary, Shurgard has agreed to cooperate with and will agree to any reasonable changes requested by Public Storage regarding the structure of the transactions contemplated in the merger agreement (such cooperation including entering into appropriate amendments of the merger agreement), provided that such changes to the structure do not have an adverse effect on the holders of Shurgard common stock or Shurgard preferred stock, including if the changes are reasonably likely to require a recirculation of the joint proxy statement/prospectus.

Fractional Shares. No fractional shares of Public Storage common stock will be issued in the merger. Instead of any fractional shares, any holder of Shurgard common stock entitled to receive a fractional share of Public Storage common stock will be paid cash for such fraction in an amount equal to such holder’s proportionate interest in the net proceeds from any sale in the open market by the exchange agent, on all such holders’ behalf, of the shares of Public Storage common stock constituting the excess of:

•	the number of whole shares of Public Storage common stock delivered to the exchange agent by Public Storage; and

•	the aggregate number of whole shares of Public Storage common stock to be distributed to holders of Shurgard common stock.

Completion and Effectiveness of the Merger

Public Storage and Shurgard will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “—Conditions to the Merger,” are satisfied or waived, including approval of the merger agreement and the merger by the shareholders of Shurgard and approval of the share issuance by the shareholders of Public Storage.

The merger will become effective at the time as is agreed upon by Merger Sub and Shurgard and specified in the articles of merger or other appropriate documents that will be filed with the Secretary of State of the State of Washington and with the Secretary of State of the State of Delaware. The filing of the articles of merger will take place as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger set forth in the merger agreement.

Public Storage and Shurgard are working to complete the merger as quickly as possible. Because completion of the merger is subject to certain conditions that are beyond our control, we cannot predict the exact timing. The transaction is targeted to close by the end of the second quarter of 2006.

Treatment of Stock Options and Other Stock Awards

Each option to acquire shares of Shurgard common stock granted under the Shurgard Storage Centers, Inc. 1995 Long-Term Incentive Compensation Plan, the Shurgard Storage Centers, Inc. 2000 Long-Term Incentive Plan and the Shurgard Storage Centers, Inc. 2004 Long-Term Incentive Plan, which plans we refer to in this section collectively as the “stock plans,” will become fully vested at the effective time of the merger and be converted into an option to acquire the number of shares of Public Storage common stock obtained by multiplying such number times 0.82 (and rounding down to the nearest whole share).

The per share exercise price of each option to acquire shares of Public Storage common stock will be determined by dividing

•	the exercise price of each option under the stock plans by

•	0.82 (and rounding up to the nearest cent).

Each option to acquire shares of Shurgard common stock granted under the Shurgard Storage Centers, Inc. Amended and Restated Stock Incentive Plan for Nonemployee Directors will terminate. For 20 days prior to the consummation of the merger, each director will be entitled to exercise all options granted to such director, whether vested or unvested.

Each restricted share of Shurgard common stock held by employees and directors of Shurgard and outstanding immediately prior to the effective time of the merger will become fully vested immediately after the effective time of the merger and be converted into the number of shares of Public Storage common stock obtained by multiplying such number of Shurgard restricted shares by 0.82.

Each restricted stock unit based on the value of Shurgard common stock held by employees of Shurgard and outstanding immediately prior to the effective time of the merger will be converted into cash (based on the fair market value of Public Storage common stock) or a restricted stock unit settleable in Public Storage common stock as follows:

•	the number of Public Storage restricted stock units into which Shurgard restricted stock units are converted will equal the number of Shurgard restricted stock units multiplied by 0.82;

•	25% of the Public Storage restricted stock units will vest immediately after the effective time of the merger, notwithstanding any termination of employment of the holder thereof by Shurgard or Public Storage occurring as of the effective time of the merger, and will be settled on the 90-day anniversary of the effective time of the merger; and

•	the remaining 75% of the Public Storage restricted stock units will vest ratably after the effective time of the merger on each of the first five anniversaries of the closing date of the merger if the holder of such Public Storage restricted stock units continues to be employed by Public Storage or its subsidiaries on the applicable vesting date.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things, the following:

•	corporate organization, power, authority and good standing of Shurgard, Shurgard’s subsidiaries, Public Storage and Merger Sub and similar corporate matters;

•	capital structure of Shurgard, Merger Sub and Public Storage;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Shurgard, Public Storage and Merger Sub;

•	filings by each of Shurgard and Public Storage with the SEC and certain financial statements of Shurgard and Public Storage and the accuracy of information contained in those documents;

•	absence of certain changes or events since September 30, 2005 related to Shurgard and Public Storage;

•	pending or threatened material litigation of Shurgard, Public Storage and their respective subsidiaries;

•	absence of undisclosed liabilities of Shurgard and Public Storage;

•	certain matters relating to Shurgard’s U.S. and Non-U.S. employee benefit plans and other labor and employment matters;

•	accuracy of information supplied by each of Shurgard, Public Storage and Merger Sub in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	compliance with applicable laws by Shurgard and Public Storage;

•	filing of tax returns and payment of taxes by Shurgard and Public Storage;

•	title to Shurgard and Public Storage’s properties and Shurgard and Public Storage’s compliance with the terms of their respective leases;

•	various environmental matters, including compliance with environmental laws, by Shurgard and Public Storage;

•	intellectual property rights of Shurgard;

•	certain contracts and agreements of Shurgard;

•	engagement and payment of fees of brokers, investment bankers, finders and financial advisors of Shurgard and Public Storage;

•	receipt, prior to execution of the merger agreement, of opinions of Shurgard’s financial advisors;

•	satisfaction of the requirements of certain anti-takeover provisions, including Washington State law, and provisions of the Shurgard Restated Articles of Incorporation by Shurgard;

•	execution and delivery of the amendment to the Shurgard shareholder rights agreement and the inapplicability of the shareholder rights to the merger;

•	required shareholder votes of Shurgard and Public Storage;

•	maintenance of reasonable insurance coverage of Shurgard; and

•	absence of affiliate transactions by Shurgard.

The representations and warranties of each of Public Storage and Shurgard have been made solely for the benefit of the other party and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

•	will not survive consummation of the merger or termination of the merger agreement except if willfully breached; and

•	were made only as of the date of the merger agreement or another date as is specified in the merger agreement.

Covenants and Agreements

Conduct of Shurgard’s Business Prior to the Merger. Except as specifically required or prohibited by the terms of the merger agreement or upon written consent of Public Storage, prior to the effective time of the merger, Shurgard has agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice, use reasonable best efforts to preserve substantially intact in all material respects its present business organization, assets, properties, reputation and key relations, and keep available in all material respects the services of its present officers, directors and employees. Additionally, during the period from the date of the merger agreement to the effective time of the merger, the merger agreement expressly restricts the ability of Shurgard, except as expressly provided in the merger agreement, set forth in the disclosure schedules attached thereto or as agreed to by Public Storage in writing to, among other things:

•	issue or sell any shares of its capital stock or other equity or voting securities, except for the issuance of shares of Shurgard common stock upon the exercise of, and in accordance with, Shurgard options granted prior to the date of the merger agreement;

•	split up, combine or reclassify any of its capital stock;

•	purchase or redeem any shares of its capital stock;

•	increase the compensation or benefits payable to the directors, officers, consultants or employees of Shurgard, or any of its subsidiaries, other than, subject to certain exceptions, to employees at the level of store manager, district manager or below, in the ordinary course of business consistent with past practice;

•	enter into or amend any collective bargaining, bonus, profit sharing, employment, termination, severance, stock incentive or other plan or arrangement for the benefit of any director, officer, consultant or employee;

•	increase the benefits payable under any existing severance or termination pay policies or employment or other agreements;

•	take any affirmative action to accelerate the vesting of any stock-based compensation, except as otherwise provided by the terms of the merger agreement;

•	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement;

•	amend or modify any of its option or incentive plans;

•	make any loan or cash advance to any current or former director, officer or employee, except advances to employees in the ordinary course of business consistent with past practice;

•	hire any officers, consultants or employees other than at the district manager level or below (including office personnel at such levels) in the ordinary course of business consistent with past practice and only to the extent such hires are reasonably necessary to replace employees no longer employed after the date of the merger agreement or to staff new facilities;

•	subject to the terms and conditions described below in “—No Solicitation,” adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	subject to certain limited exceptions and except for the lease of self storage facilities and related assets in the ordinary course of business consistent with past practice, transfer, sell, lease, license, mortgage, encumber or otherwise dispose of or assign any (i) properties owned or leased by Shurgard or (ii) other material assets;

•	amend or modify its articles of incorporation or bylaws;

•	enter into, or terminate or otherwise modify certain material contracts;

•	make or commit to make capital expenditures except in certain limited situations;

•	incur indebtedness for borrowed money other than borrowings pursuant to Shurgard’s and its subsidiaries’ revolving credit arrangements in effect on the date of the merger agreement in the ordinary course, consistent with past practice, for working capital purposes;

•	issue, sell or amend any debt securities;

•	guarantee any debt securities of another person;

•	subject to certain limited exceptions, make any loans, advances or capital contributions to, or investment in, or repay any indebtedness owing to any person other than Shurgard or any of its direct or indirect subsidiaries in an amount in excess of $1,000,000 other than the repayment of indebtedness existing as of the date of the merger agreement at maturity in accordance with its terms;

•	enter into any hedging agreement or other financial agreement designed to protect Shurgard or its subsidiaries against fluctuations in commodities prices or exchange rates;

•	acquire by merging or consolidating with, or by purchasing all or substantially all, or a portion of all, the assets, capital stock or other equity securities of any other person, or any business division, assets or properties of any other person or otherwise organize or acquire control or ownership of any other person;

•	subject to certain exceptions, make or amend any material tax elections;

•	make any changes in financial accounting methods, principles or practices, except as required by a change in generally accepted accounting principles, which we refer to as GAAP, or other applicable law;

•	take any action, or fail to take any action, which can reasonably be expected to cause Shurgard to fail to qualify as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986;

•	initiate, compromise or settle any litigation or arbitration proceeding (i) relating to the merger agreement or the transactions contemplated by the merger agreement or (ii) material to Shurgard and its subsidiaries;

•	open or close any material facility or office;

•	adopt or implement any shareholder rights plan or similar device or arrangement; or

•	take, commit or agree to take any of the foregoing actions.

The merger agreement requires Shurgard to advise Public Storage as soon as reasonably practicable of (and, in the case of any written notice, provide to Public Storage a copy of), among other things:

•	the commencement of or, to the knowledge of Shurgard, the threat of any material claim, litigation, action, suit, inquiry or proceeding involving Shurgard, any of its subsidiaries, their respective properties or assets, or, to the knowledge of Shurgard, involving any of their respective directors, officers or agents (in their capacities as such);

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement; and

•	any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement.

Access to Information. Subject to applicable laws, Shurgard has agreed to provide Public Storage and its counsel, accountants and other representatives with reasonable access, upon prior notice and during normal business hours, to the facilities, properties, officers, directors, district managers and other senior personnel, and vendors, accountants, assets, books and records of Shurgard.

No Solicitation. The merger agreement provides that Shurgard will not, and it will cause its subsidiaries and its and their respective officers, directors, employees, agents and representatives not to, directly or indirectly:

•	solicit, encourage, initiate or take any other action to facilitate any inquiries that could reasonably be expected to lead to, an acquisition proposal, as described below;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information or otherwise cooperate in any way with respect to, any acquisition proposal; or

•	enter into any agreement with respect to any acquisition proposal or approve or recommend any acquisition proposal.

The merger agreement provides that the term “acquisition proposal” means any proposal or offer from a third party for or with respect to the acquisition, directly or indirectly, of beneficial ownership of:

•	assets, securities or ownership interests of or in Shurgard or any of its subsidiaries representing 10% or more of the consolidated assets of Shurgard and its subsidiaries; or

•	an equity interest representing a 10% or greater economic interest in Shurgard and its subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either Shurgard or any of its subsidiaries.

The merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the time Shurgard shareholders have approved the merger agreement, Shurgard may:

•	furnish information about Shurgard and its subsidiaries’ business, properties or assets to any person making an acquisition proposal; and

•	participate in discussions and negotiations with such person regarding the acquisition proposal;

if:

•

Shurgard receives an unsolicited acquisition proposal that did not result from a material breach by Shurgard, any of its subsidiaries or any of its representatives of the no solicitation provisions described above and the Shurgard board of directors believes in good faith (after consultation with its legal and financial advisors) is reasonably likely to lead to a superior proposal, as described below;

•	if the Shurgard board of directors determines in good faith (after consultation with its legal advisors) that failing to do so would be a breach of its fiduciary duties;

•	prior to providing any nonpublic information permitted to be provided as described above, Shurgard enters into a confidentiality agreement with the person making the acquisition proposal on terms no less favorable to Shurgard than the confidentiality agreement, dated November 28, 2005, between Public Storage and Shurgard; and

•	Shurgard provides Public Storage a copy of any nonpublic information to be provided as described above prior to furnishing such information to the person making the acquisition proposal, except information already provided to Public Storage.

The merger agreement provides that the term “superior proposal” means any unsolicited bona fide written acquisition proposal (for the purposes of the definition of “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except that references to 10% are replaced by 50%) by a third party:

•	on terms which the Shurgard board of directors determines in good faith, and in consultation with its legal and financial advisors, to be more favorable from a financial point of view to the Shurgard shareholders than the merger with Public Storage;

•	for which financing, to the extent required, is then committed subject to customary conditions and which in the good faith judgment of the Shurgard board of directors is reasonably capable of being obtained by such third party; and

•	which, in the good faith reasonable judgment of the Shurgard board of directors, is reasonably likely to be consummated on the timetable and terms proposed.

The merger agreement provides further that the Shurgard board of directors may not:

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to Public Storage or Merger Sub, the approval or recommendation by the Shurgard board of directors of the merger agreement, the merger or the transactions contemplated by the merger agreement;

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into an agreement with respect to any acquisition proposal.

Notwithstanding the above, at any time prior to the time Shurgard shareholders have approved the merger agreement and the merger, the Shurgard board of directors may withdraw or modify its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, including the merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal if:

•	Shurgard has not violated its obligations under the no solicitation provisions described above in any material respect and has received a superior proposal;

•	the Shurgard board of directors determines in good faith (after consultation with its legal advisors) that failing to take such action would be a breach of its fiduciary duties; and

•	prior to taking such action, Shurgard provides four business days written notice to Public Storage advising Public Storage that the Shurgard board of directors has made the determination described immediately above and setting forth the material terms and conditions of any such superior proposal, and:

(i) during such four business day period, if requested by Public Storage or Merger Sub, Shurgard has caused its financial and legal advisors to negotiate with Public Storage in good faith to propose adjustments in the terms and conditions of the merger agreement; and

(ii) the Shurgard board of directors has considered such proposed adjustments in the terms and conditions of the merger agreement and has concluded in good faith, after consultation with its financial and legal advisors, that the acquisition proposal as set forth in the written notice from Shurgard remains a superior proposal even after giving effect to the adjustments proposed by Public Storage and Merger Sub and provided that, immediately prior to and as a condition of such termination, Shurgard pays the applicable termination fee as described in “—Termination and Other Fees.”

Nothing in the merger agreement prohibits Shurgard or the Shurgard board of directors from taking and disclosing to Shurgard shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9, 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any legally required disclosure to Shurgard shareholders with regard to an acquisition proposal.

Shurgard is required to advise Public Storage within 24 hours of the receipt of any inquiries, requests, proposals or offers relating to an acquisition proposal received by Shurgard and keep Public Storage informed as to the status of and any material developments regarding any such inquiries, requests, proposals or offers. Any such notice by Shurgard is required to be made in writing and is required to indicate the material terms and conditions thereof (including the identity of the party making the acquisition proposal and a copy of the acquisition proposal and any modifications thereto).

As described above, under certain circumstances, Shurgard can terminate the merger agreement to enter into an agreement with a third party with respect to a superior proposal. If the merger agreement is terminated in that circumstance, Shurgard may be required to pay Public Storage a termination fee. See “—Termination and Other Fees.”

Conditions to the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions that include the following:

•	Shurgard shareholders have approved the merger agreement and the merger;

•	Public Storage shareholders have approved the issuance of shares of Public Storage common stock to be used as merger consideration;

•	no temporary restraining order, preliminary or permanent injunction or other court order preventing consummation of the merger has been issued by a governmental entity since the date of the merger agreement and remains in effect, and no statute, law, rule, legal restraint or prohibition that makes consummation of the merger illegal is in effect;

•	the shares of Public Storage common stock and preferred stock, if any, to be issued in the merger, and the shares of Public Storage common stock to be reserved for issuance upon exercise of options, have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, has been declared effective by the SEC and is not the subject of any stop order or proceedings seeking a stop order.

Conditions to Public Storage’s and Merger Sub’s Obligation to Complete the Merger. Public Storage’s and Merger Sub’s obligations to effect the merger is further subject to satisfaction or waiver of certain other conditions, including the following:

•	the representations and warranties of Shurgard relating to:

•	capitalization;

•	authorization and execution;

•	brokers, finders and investment bankers;

•	receipt, prior to execution of the merger agreement, of opinions of financial advisors; and

•	the vote required by Shurgard shareholders to approve the merger agreement and the merger are true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then in all material respects as of that date;

•	the representations and warranties in all other sections of the merger agreement are true and correct, without giving effect to any materiality or material adverse effect qualifier, as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then in all respects as of that date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Shurgard;

•	Shurgard has performed or complied with, in all material respects, all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger;

•	after the date of the merger agreement, there has not occurred or been discovered any material adverse effect on Shurgard or events, developments or circumstances that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on Shurgard, except for events, developments or circumstances associated with or related to Public Storage waiving the condition set forth in the last bullet point below;

•	Shurgard has delivered to Public Storage and Merger Sub a REIT tax opinion of Perkins Coie LLP or other outside counsel reasonably satisfactory to Public Storage, dated as of the closing date of the merger, substantially in the form of Exhibit C to the merger agreement and filed herewith, and reasonably satisfactory to Public Storage; and

•	all permits and consents legally required to be obtained to consummate the merger must have been obtained from all governmental authorities, whether domestic or foreign, except where the failure to obtain any such permit or consent, or for any such permit or consent to be in full force and effect, would not be reasonably likely to, individually or in the aggregate, have a material adverse effect on Public Storage or Shurgard.

Conditions to Shurgard’s Obligation to Complete the Merger. Shurgard’s obligation to effect the merger is further subject to satisfaction or waiver of certain other conditions, including the following:

•	the representations and warranties of Public Storage and Merger Sub relating to:

•	authorization and execution; and

•	the vote required by Public Storage shareholders to approve the issuance of shares of Public Storage common stock to be used as merger consideration are true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then in all material respects as of that date;

•	the representations and warranties in all other sections of the merger agreement are true and correct, without giving effect to any materiality or material adverse effect qualifier, as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then in all respects as of that date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Public Storage;

•	each of Public Storage and Merger Sub has performed or complied with, in all material respects, all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger;

•	after the date of the merger agreement, there has not occurred or been discovered any material adverse effect on Public Storage or events, developments or circumstances that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on Public Storage; and

•	Public Storage has delivered to Shurgard a REIT tax opinion of Hogan & Hartson, L.L.P. or other outside counsel reasonably satisfactory to Shurgard, dated as of the closing date of the merger, substantially in the form of Exhibit D to the merger agreement and reasonably satisfactory to Shurgard.

Important Definitions. The merger agreement provides that a “material adverse effect” means, when used in connection with Public Storage or Shurgard, any change, event, circumstance or development which, individually or in the aggregate, is or is reasonably expected to have a material adverse effect on the business, operations, financial condition, results of operations, properties, assets or liabilities of Shurgard and its subsidiaries, taken as a whole, or Public Storage and its subsidiaries, taken as a whole, as the case may be, or on the ability of Public Storage or Shurgard, as the case may be, to timely consummate the transactions contemplated by the merger agreement, other than any change, event, circumstance or development to the extent arising out of, attributable to or resulting from:

•	conditions generally affecting the self-storage or real estate industry (including economic, legal and regulatory changes);

•	changes in general international, national or regional economic or financial conditions or changes in the securities markets in general;

•	changes in any laws or regulations or accounting regulations or principles applicable to Shurgard and Public Storage and their respective subsidiaries, as the case may be;

•	any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism; or

•	the announcement, execution or consummation of the merger agreement and the transactions contemplated by the merger agreement;

other than, in each of the circumstances set forth in the first four bullet points above, any change, event, circumstance or development which, individually or in the aggregate, has or is reasonably expected to have a materially disproportionate effect on Shurgard and its subsidiaries taken as a whole relative to other industry participants in the United States or Europe as the case may be, or Public Storage and its subsidiaries taken as a whole relative to other industry participants in the United States.

Public Storage and Shurgard can provide no assurance that all of the conditions to the merger will be satisfied or waived by the party permitted to do so. Neither Public Storage nor Shurgard can at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. Each of Public Storage’s and Shurgard’s decisions would depend on the facts and circumstances leading to their respective decisions to complete the merger and whether Public Storage or Shurgard believes there has been a material change in the terms of the merger and its effect on Public Storage or Shurgard and their respective shareholders. In making this determination, Public Storage and Shurgard would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, the availability of alternative transactions and the prospects of Public Storage or Shurgard as an independent entity. If either Public Storage or Shurgard determines that a waiver of a condition would materially change the terms of the merger, it will resolicit proxies.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of the Merger Sub board of directors and the Shurgard board of directors;

•	by either Public Storage, Merger Sub or Shurgard if there exits any order, decree or ruling or any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

•	by either Public Storage, Merger Sub or Shurgard, if Shurgard shareholders do not approve the merger agreement and the merger at the Shurgard special meeting duly convened or at any adjournment of that meeting;

•	by either Public Storage, Merger Sub or Shurgard, if Public Storage shareholders do not approve the issuance of shares of Public Storage common stock to the Shurgard shareholders on the terms and conditions set forth in the merger agreement at the Public Storage annual meeting duly convened or at any adjournment of that meeting;

•	by either Public Storage, Merger Sub or Shurgard if the merger has not been completed by December 31, 2006, except that this right to terminate the merger agreement will not be available to any party if such party is in material breach of the merger agreement;

•	by Shurgard if it has approved a superior proposal in accordance with the terms and subject to the conditions described in “—No Solicitation,” and only after the fourth business day following Shurgard’s delivery of written notice to Public Storage advising Public Storage and Merger Sub that the Shurgard board of directors is prepared to accept a superior proposal and setting forth the material terms and conditions of any such superior proposal, and only if:

(i) during such four business day period, if requested by Public Storage or Merger Sub, Shurgard has caused its financial and legal advisors to negotiate with Public Storage in good faith to propose adjustments in the terms and conditions of the merger agreement; and

(ii) the Shurgard board of directors has considered such proposed adjustments in the terms and conditions of the merger agreement and has concluded in good faith, after consultation with its financial and legal advisors, that the acquisition proposal as set forth in the written notice from Shurgard remains a superior proposal even after giving effect to the adjustments proposed by Public Storage and Merger Sub and provided that, immediately prior to and as a condition of such termination, Shurgard pays the applicable termination fee as described in “—Termination and Other Fees”;

•	by either Public Storage, Merger Sub or Shurgard if Shurgard, on the one hand, or Public Storage or Merger Sub, on the other hand, has materially breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, such that such party’s applicable closing condition is not satisfied and such breach is either not curable or has not been cured by the earlier of 30 business days after the giving of written notice to Public Storage or Shurgard, as the case may be, and December 31, 2006 (except that this right to terminate the merger agreement will not be available to any party if such party is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that its applicable closing condition would not be satisfied); or

•	by Public Storage or Merger Sub if the Shurgard board of directors (i) withdraws, modifies or changes in a manner adverse to Public Storage or Merger Sub its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, including the merger, (ii) recommends or approves an acquisition proposal, (iii) adopts any resolution to effect any of the foregoing, or (iv) fails to reconfirm its recommendation of the merger agreement within 5 business says after being requested in writing by Public Storage to do so (except as permitted by the terms and subject to the conditions described in “Covenants and Agreements—No Solicitation”).

Effect of Termination

If the merger agreement is terminated as described in “—Termination of the Merger Agreement”, the merger agreement will be void and have no effect, and there will be no liability or obligation of Public Storage, Merger Sub or Shurgard, except for willful breaches of the merger agreement and as to confidentiality and the termination and other fees described in the following section.

Termination and Other Fees

General. The merger agreement provides that each party will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the transactions contemplated by the merger agreement are consummated.

Termination Fee. Shurgard is required to pay to Public Storage a termination fee in an amount equal to $125 million, less the amount of any of Public Storage’s termination costs and expenses that have already been paid by Shurgard up to a maximum of $10 million, subject to reduction in certain circumstances based on certain requirements of the Internal Revenue Code of 1986, if the merger agreement is terminated in each of the following circumstances:

•	by Shurgard pursuant to its right described in the sixth bullet point under “—Termination of the Merger Agreement”; and

•	by Public Storage pursuant to its right described in the eighth bullet point under “—Termination of the Merger Agreement.”

Shurgard is also required to pay to Public Storage a termination fee in an amount set forth above in the event that the merger agreement is terminated in any of the following circumstances, and in each case, (i) an acquisition proposal has at the time of such termination been publicly proposed or publicly announced and (ii) within 12 months of the termination of the merger agreement, Shurgard or any of its subsidiaries consummates a transaction included in the definition of acquisition proposal (or enters into an agreement with respect to such a transaction which subsequently closes) (for purposes of this paragraph, the term “acquisition proposal” has the same meaning as described under “Covenants and Agreements—No Solicitation”, except that references to 10% are replaced by 25%):

•	by Shurgard because the merger has not been completed by December 31, 2006 (provided that Shurgard may not terminate the merger agreement if it is then in material breach of the merger agreement);

•	by any party because Shurgard shareholders do not approve the merger agreement and the merger at the Shurgard special meeting duly convened or at any adjournment of that meeting; and

•	by Public Storage if Shurgard has materially breached any of its representations, warranties, covenants or agreements set forth in the merger agreement, such that such Shurgard’s closing condition is not satisfied and such breach is either not curable or has not been cured by the earlier of 30 business days after the giving of written notice to Shurgard and December 31, 2006 (provided that Public Storage may not terminate the merger agreement if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement such that its closing condition would not be satisfied).

Additionally, if the merger agreement is terminated by either Public Storage, Merger Sub or Shurgard because Shurgard shareholders do not approve the merger agreement and the merger at the Shurgard special meeting duly convened or at any adjournment of that meeting, and an acquisition proposal has at the time of such termination been publicly proposed or publicly announced, Shurgard is required to pay to Public Storage all of the costs and expenses incurred by Public Storage or its affiliates in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum amount of $10 million, subject to reduction in certain circumstances based on certain requirements of the Internal Revenue Code of 1986.

Amendment; Extension and Waiver

Amendment. The merger agreement may be amended in writing by the parties by action taken by Merger Sub and by action taken by or on behalf of the Shurgard board of directors at any time before the effective time of the merger. However, after the approval of the merger agreement and the merger by Shurgard shareholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Shurgard common stock will be converted into upon consummation of the merger, without further approval of Shurgard shareholders.

Extension and Waiver. At any time prior to the effective time of the merger, Public Storage, Merger Sub and Shurgard may:

•	extend the time of performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Any extension or waiver on the part of a party to the merger agreement will be valid only as against such party and only if set forth in writing and signed by such party.

Additional Terms

Payment of Dividends to Shurgard Shareholders. Pursuant to the merger agreement, Shurgard may not declare or pay any dividend or distribution to Shurgard shareholders without the prior written consent of Public Storage, except that Shurgard may, without the prior written consent of Public Storage, authorize and pay:

•	additional distributions required by the Internal Revenue Code of 1986 for Shurgard to maintain its status as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986 or necessary to eliminate any federal tax liability, after giving effect to any payments made pursuant to the dividends or distributions described in the following bullet points, except that Shurgard is required to consult with Public Storage prior to making any dividend or distribution described in this first bullet point as to the requirement or necessity of such dividend or distribution;

•	dividends or distributions of up to $2.175 per year per share to holders of the Series C Preferred Stock and dividends or distributions of up to $2.1875 per year per share to holders of the Series D Preferred Stock, which are paid in accordance with past practices and the terms of the certificates of designation of such series of Shurgard’s preferred stock;

•	the previously declared quarterly distributions of $0.56 per share of Shurgard’s common stock payable during the first quarter of 2006, with record and payment dates of March 3, 2006 and March 13, 2006, respectively;

•	distributions payable to holders of Shurgard’s common stock, the record date of which will be the earlier of June 3, 2006 or the last business day immediately preceding the closing date of the merger, which distributions will be in an amount per share equal to $0.56, less any adjustment for payments required by the first bullet point above; and

•	distributions to holders of Shurgard’s common stock for each calendar quarter (beginning on July 1, 2006) ending on or prior to the closing date of the merger, in an amount per share equal to the regular quarterly distribution per share then paid to holders of Public Storage common stock multiplied by 0.82 and less the per share amount of any distributions paid in accordance with the first bullet point above.

It is intended that each holder of Shurgard common stock (assuming such holder owned such share prior to and as of March 3, 2006 and does not transfer such share during 2006 except in connection with the conversion in the merger) shall receive one quarterly distribution during each of the four calendar quarters of 2006 either as a shareholder of Shurgard prior to the effective time of the merger or of Public Storage after the effective time of the merger.

Consents. In connection with the obtaining of any consent, approval, permit or authorization from third parties or obviating the need to obtain such consent, approval, permit or authorization, if requested in writing by Public Storage, Shurgard is required to, or is required to cause its subsidiaries to, execute any documents, agreements and instruments and take such other actions to the extent practicable, in accordance with any applicable law, statute, rule, ordinance or regulation of any governmental entity or any decision, judgment, order or determination of any governmental entity and Shurgard’s articles of incorporation and bylaws and the applicable formation and governing consent, approval, permit or authorization of Shurgard’s subsidiaries. However, if the merger is not consummated and the merger agreement is terminated in accordance with its terms, Public Storage is required to, promptly upon request by Shurgard, reimburse Shurgard for all out-of-pocket costs and expenses (including fees and expenses of counsel, accountants, appraisers and other advisors) incurred by Shurgard or its subsidiaries in connection with any actions taken by Shurgard or its subsidiaries at the direction of Public Storage as described in this paragraph. Pursuant to the merger agreement, if the merger is not consummated and the merger agreement is terminated in accordance with its terms, Public Storage agreed to indemnify Shurgard and its subsidiaries from and against any and all liabilities arising or resulting from, or suffered or incurred by any of them, in connection with any actions taken in good faith or at the direction of Public Storage as described in this paragraph.

Employee Benefits. Pursuant to the merger agreement, Public Storage agreed that, during the period commencing at the effective time of the merger agreement and ending on December 31, 2006, the employees of Shurgard and any of its subsidiaries located in the United States who are employed as of the closing date of the merger and continue employment will continue to be provided with salary and benefits under employee benefit and commission or similar plans that are comparable in the aggregate to those currently provided by Shurgard or any of its subsidiaries located in the United States to such employees under Shurgard’s U.S. employee benefit plans and arrangements (except that discretionary benefits will remain discretionary).

For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Public Storage and its subsidiaries, Public Storage will, or will cause its subsidiaries to, cause each such plan, program or arrangement, subject to certain exceptions, to treat the prior service with Shurgard or any of its subsidiaries located in the United States of any U.S. employee of Shurgard employed as of the closing date of the merger and who continues to be employed (to the same extent such service is recognized under analogous plans, programs or arrangements of Shurgard or any of its subsidiaries located in the United States prior to the effective time of the merger) as service rendered to Public Storage or any of its subsidiaries, as the case may be, for all purposes. Such U.S. employees of Shurgard employed as of the closing date of the merger who continue to be employed will also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the closing of the merger occurs, to the extent that, following the closing of the merger, they participate in any other plan for which deductibles or co-payments are required. Public Storage will also cause each Public Storage employee benefit plan, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan, that may be in effect generally for employees of Shurgard and its subsidiaries located in the United States from time to time, to waive any preexisting condition or waiting period limitation which would otherwise be applicable to a U.S. employee of Shurgard employed as of the closing date of the merger and who continues to be employed on or after the effective time of the merger (to the extent such limitation would not apply under the corresponding Shurgard U.S. plan or arrangement). Public Storage will recognize any accrued but unused vacation of such Shurgard U.S. employees as of the effective time of the merger, and Public Storage will cause Shurgard and its subsidiaries located in the United States to provide such paid vacation.

During the period commencing at the effective time of the merger agreement and ending on December 31, 2006, Public Storage will satisfy or Public Storage will cause Shurgard to satisfy any liability for all severance and similar obligations payable to any employees of Shurgard and any of its subsidiaries located in the United States who are employed as of the closing date of the merger and continue employment, including for any such Shurgard U.S. employee who is terminated by Public Storage or Shurgard, or any of their respective subsidiaries located in the United States on terms no less favorable than those provided under the applicable Shurgard severance plan (except that all payment under such plans and programs that are discretionary shall remain discretionary). In addition, during the one-year period following the closing date of the merger, Public Storage is required to satisfy or Public Storage is required to cause Shurgard to satisfy any liabilities incurred pursuant to certain Shurgard programs relating to Shurgard’s severance plans and retention programs.

Delisting and Deregistration of Shurgard Common Stock

If the merger is completed, Shurgard common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.

Governance Documents of the Surviving Entity

The merger agreement provides that, unless otherwise determined by Merger Sub, the Certificate of Formation and the Limited Liability Company Agreement of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the Certificate of Formation and the Limited Liability Company Agreement of the surviving company at the effective time of the merger until amended. For a summary of certain provisions of the current Shurgard articles of incorporation, bylaws and the associated rights of Shurgard shareholders, see “Comparison of Rights of Shareholders.”

AGREEMENTS RELATED TO THE MERGER

The Voting Agreements

This is a summary of the material provisions of the voting agreements. The voting agreements, which are attached as Annex B and Annex C to this joint proxy statement/prospectus and are incorporated herein by reference, contain the complete terms of these voting agreements. You should read the voting agreements in their entirety.

Hughes Family Voting Agreement

B. Wayne Hughes, and certain family members and entities related to or affiliated with Mr. Hughes (collectively, the “Hughes Family”), have entered into a voting agreement with Shurgard. By entering into the voting agreement, the Hughes Family has agreed to vote substantially all of its shares of Public Storage common stock beneficially owned by them:

•	in favor of the approval of the merger agreement and the approval of the terms of the merger agreement and the merger and each of the other transactions contemplated by the merger agreement and the merger, including the issuance of shares of Public Storage common stock; and

•	against any action or agreement that (i) results in a breach of any covenant, representation or warranty or any other obligation or agreement under the merger agreement or of the Hughes Family under the voting agreement or (ii) impedes, interferes with, discourages, postpones, or adversely affects the merger or the transactions contemplated by the merger agreement or the voting agreement.

The Hughes Family has appointed the Chief Executive Officer of Shurgard and the Vice President and General Counsel of Shurgard as irrevocable proxies and attorneys-in-fact to vote the shares of Public Storage common stock beneficially owned by them in the manner indicated in the two bullet points above.

As of the record date, 45,353,197 shares of Public Storage common stock (approximately 35% of the outstanding shares) are covered by the voting agreement.

The Hughes Family was not paid any consideration in connection with entering into the voting agreement.

The Hughes Family has agreed, subject to certain limited exceptions, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or deposit into a voting trust, or enter into a voting agreement or arrangement with respect to, any shares of Public Storage common stock beneficially owned by them unless and until they have taken all actions necessary to ensure that such shares of Public Storage common stock owned by them are at all times subject to the terms and restrictions under the voting agreement; provided, however, that nothing in the agreement prevents the Hughes Family from transferring certain shares of Public Storage common stock beneficially owned by them for estate tax planning purposes or to any charitable organization.

The voting agreement will terminate upon the earlier to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement.

Charles K. Barbo Voting Agreement

Charles K. Barbo has entered into a voting agreement with Public Storage. By entering into the voting agreement, Mr. Barbo has agreed to vote all of his shares of Shurgard common stock beneficially owned by him:

•	in favor of the approval of the merger agreement and the approval of the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	against any action or agreement that (i) results in a breach of any covenant, representation or warranty or any other obligation or agreement under the merger agreement or (ii) impedes, interferes with, discourages, postpones, or adversely affects the merger or the transactions contemplated by the merger agreement.

Mr. Barbo has appointed the Chief Executive Officer of Shurgard and the Vice President and General Counsel of Shurgard as irrevocable proxies and attorneys-in-fact to vote the shares of Shurgard common stock beneficially owned by Mr. Barbo in the manner indicated in the two bullet points above.

As of the Shurgard record date, Mr. Barbo beneficially owned 1,216,942 shares of Shurgard common stock in the aggregate, which represented approximately 3% of all of the outstanding shares of Shurgard common stock.

Mr. Barbo was not paid any additional consideration in connection with entering into his voting agreement.

Mr. Barbo has agreed, subject to certain limited exceptions, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or deposit into a voting trust, or enter into a voting agreement or arrangement with respect to, any shares of Shurgard common stock beneficially owned by him unless and until Mr. Barbo has taken all actions necessary to ensure that such shares of Shurgard common stock are at all times subject to the terms and restrictions under the voting agreement; provided, however, that nothing in the agreement will prevent Mr. Barbo from transferring certain shares of Shurgard common stock beneficially owned by him for estate tax planning purposes or to any charitable organization.

Mr. Barbo’s voting agreement will terminate on the earlier to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement.

INFORMATION ABOUT PUBLIC STORAGE

Business

Public Storage is a California corporation. Public Storage is a fully integrated, self-administered and self-managed real estate investment trust or “REIT” that acquires, develops, owns and operates self-storage facilities for personal and business use. Public Storage is the largest owner and operator of self-storage facilities in the United States, with equity interests (through direct ownership, as well as partnership interests), as of December 31, 2005, in 1,501 storage facilities located in 37 states containing approximately 91.6 million net rentable square feet. Public Storage manages for unaffiliated third parties about 27 self storage facilities. Public Storage also has an approximate 44% equity interest in PS Business Parks, Inc., a REIT that, as of December 31, 2005, had equity interests in approximately 17.6 million net rentable square feet of commercial space located in eight states.

Public Storage’s executive offices are located at:

Public Storage, Inc.

701 Western Avenue

Glendale, CA 91201-2349

Telephone: (818) 244-8080

Information Concerning the Board of Directors, Board Committees and Certain Corporate Governance Matters

Meetings

During 2005, the Public Storage board of directors held ten meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings, and the Nominating/Corporate Governance Committee held four meetings. During 2005, each of the Public Storage directors attended at least 75% of the meetings held by the board of directors or, if a member of a committee of the board of directors, 75% of the meetings held by both the board of directors and all committees of the board of directors on which he served, except that B. Wayne Hughes and B. Wayne Hughes, Jr. attended 70% of the meetings. In his capacity as Chairman, Mr. Hughes also frequently discusses Board matters with management and other directors outside regular Board meetings. Directors are encouraged to attend meetings of shareholders. Seven directors attended the last annual meeting of shareholders.

Committees of the Board of Directors

The Public Storage board of directors has three standing committees: (1) the Audit Committee; (2) the Nominating/Corporate Governance Committee; and (3) the Compensation Committee. In addition, the Board may appoint special committees to consider various matters. Each of the standing committees operates pursuant to a written charter. The charters for the Audit, Nominating/Corporate Governance and Compensation Committees can be viewed on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx. All members of the committees are independent directors under the rules of the New York Stock Exchange. In addition, all members of Public Storage’s Audit Committee are independent directors under the SEC rules for Audit Committees.

Public Storage’s three standing committees are described below and the committee members are identified in the following table:

Director	Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Robert J. Abernethy	X (Chairman)		X
Dann V. Angeloff		X (Chairman)	X
William C. Baker		X
John T. Evans	X	X
Uri P. Harkham			X
Daniel C. Staton	X		X (Chairman)
Number of meetings in 2005	4	4	3

Audit Committee

The primary functions of the Audit Committee are to assist the Board in fulfilling its responsibilities for oversight of (1) the integrity of the company’s financial statements, (2) compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the independent registered public accounting firm, and (4) the scope and results of internal audits, the company’s internal controls over financial reporting and the performance of the company’s internal audit function. Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance. The Public Storage board of directors has determined that each member of the Audit Committee meets the financial literacy and independence standards of the New York Stock Exchange rules. The Board has also determined that the Chairman of the Audit Committee, Robert J. Abernethy, and Daniel C. Staton each qualifies as an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee’s responsibilities are set forth in its charter, a copy of which may be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx.

Compensation Committee

The primary functions of the Compensation Committee are (1) to determine, either as a committee or together with other independent directors, the compensation of the company’s chief executive officer, (2) to determine the compensation of other executive officers, (3) to administer the company’s stock option and incentive plans, (4) to produce an annual report on executive compensation for inclusion in the annual proxy statement, and (5) to evaluate its performance annually. The Compensation Committee’s responsibilities are set forth in its charter, a copy of which may be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee are (1) to identify, evaluate and make recommendations to the Board for director nominees for each annual shareholder meeting or to fill any vacancy on the Board, (2) to develop and review and assess the adequacy of the Board’s Guidelines on Corporate Governance on an ongoing basis and recommend any changes to those guidelines to the Board, and (3) to oversee of the annual Board assessment of Board performance. Other duties and responsibilities include periodically reviewing the structure, size, composition and operation of the Board and each Board committee, recommending assignments of directors to Board committees, conducting a preliminary review of director independence, overseeing director orientation and annually evaluating its charter and performance. The Nominating/Corporate Governance Committee’s responsibilities are set forth in its charter, a copy of which may be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx.

Director Independence

The Public Storage board of directors determined that (1) each member of the board of directors, other than B. Wayne Hughes, Ronald L. Havner, Jr., Harvey Lenkin, and B. Wayne Hughes, Jr., and (2) each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee has no material relationship with the company and qualifies as independent under the rules adopted by the New York Stock Exchange. In arriving at this conclusion, the Board determined that none of the independent directors has a material relationship with the company that would compromise the director’s independence. As part of its review, the Board considered Dann V. Angeloff’s relationships with the company. Mr. Angeloff is the President of the Angeloff Company, a corporate financial advisory firm that has rendered financial advisory and securities brokerage services for the company. The Angeloff Company is no longer rendering services for Public Storage, and Public Storage does not currently plan to engage The Angeloff Company in the future. Mr. Angeloff is also the general partner of a limited partnership formed in 1973 that owns a mini-warehouse operated by the company. Based on the size of Mr. Angeloff’s interest in the partnership (20%) and the amount of property management fees paid by the limited partnership to Public Storage (less than $50,000 per year), the Board determined that Mr. Angeloff’s relationships with Public Storage are not material.

Compensation of Directors

Each director who is not an officer or employee of Public Storage or an affiliate is considered an outside director and receives the following compensation:

•	An annual retainer of $30,000 paid quarterly;

•	Each member of the Audit, Compensation and Nominating/Corporate Governance Committees of the Board is paid an annual fees of $5,000 paid quarterly, with the Chairman receiving an additional $2,500 per year; and

•	In addition, John T. Evans, received a fee of $25,000 for services as chairman of a special committee in 2005, and the other members of the special committee, Robert J. Abernethy and Daniel C. Staton, each received $10,000.

The following table presents the compensation provided by Public Storage to outside directors (which do not include B. Wayne Hughes and Ronald L. Havner, Jr.) for fiscal year ended December 31, 2005.

Outside Director Compensation Table

Name	Annual Cash Retainer	Board/Committee Meeting & Chairman Fees	Total	Stock Underlying Options Granted
Robert J. Abernethy	$30,000	$22,500	$52,500	2,500
Dann V. Angeloff	$30,000	$12,500	$42,500	2,500
William C. Baker	$30,000	$5,000	$35,000	2,500
John T. Evans	$30,000	$35,000	$65,000	2,500
Uri P. Harkham	$30,000	$5,000	$35,000	2,500
B. Wayne Hughes, Jr.	$30,000	0	$30,000	2,500
Harvey Lenkin (a) (b)	$15,000	0	$15,000	2,500
Daniel C. Staton	$30,000	$22,500	$52,500	2,500

(a)	Pro-rated for periods of service as an outside director
(b)	B. Wayne Hughes and Harvey Lenkin are also compensated under consulting agreements with Public Storage. See “—Employment Agreements and Termination Payments.”

Public Storage’s policy is also to reimburse directors for reasonable expenses.

Director Equity Awards

Each of Public Storage’s outside directors who receives directors’ fees also receives automatic grants of options under the 2001 Stock Option and Incentive Plan (the “2001 Plan”). Ronald L. Havner, Jr. is eligible to receive discretionary grants of options and restricted stock under the 2001 Plan in his capacity as President & Chief Executive Officer of the company. Under the 2001 Plan, each new outside director is, upon the date of his or her initial election by the Board or the shareholders to serve as an outside director, automatically granted a non-qualified option to purchase 15,000 shares of common stock. After each annual meeting of shareholders, each outside director then duly elected and serving (other than an outside director initially elected to the Board at such annual meeting) is automatically granted, as of the date of such annual meeting, a non-qualified option to purchase 2,500 shares of common stock, so long as such person has attended, in person or by telephone, at least 75% of the meetings held by the board of directors and of any committee on which the director served during the immediately preceding calendar year.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Daniel C. Staton (Chairman), Robert J. Abernethy, Dann V. Angeloff and Uri P. Harkham, none of whom has ever been an employee of Public Storage. No member of the committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of Public Storage serves on the compensation committee or board of directors of any other entity which has an executive officer who also serves on the Compensation Committee or board of directors of Public Storage at any time during 2005.

Messrs. Hughes, Havner, Lenkin and Hughes, Jr., who are or were officers of Public Storage, are members of the board of directors.

Consideration of Candidates for Director

Shareholder Recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” Under this policy, shareholder recommendations may only be submitted by shareholders who would be entitled to submit shareholder proposals under the SEC rules. In evaluating recommendations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Securities Exchange Act of 1934, and should be addressed to:

Stephanie Heim, Corporate Secretary

Public Storage Inc.

701 Western Avenue

Glendale, California 91201

Recommendations should be submitted in the time frame described under “—Submission of Future Shareholder Proposals.”

Director Qualifications. Members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating/Corporate Governance Committee considers properly submitted shareholder recommendations of candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

All of the nominees for election to the Board this year were elected to the Board at last year’s annual meeting of shareholders.

Communications with the board of directors.

Public Storage provides a process by which shareholders may communicate with the board of directors. Any shareholder communications to the Board should be addressed to:

Stephanie Heim, Corporate Secretary

Public Storage Inc.

701 Western Avenue

Glendale, California 91201

Communications that are intended for a specified individual director or group of directors should be addressed to the director(s) c/o Corporate Secretary at the above address and will be forwarded to the director(s).

Business Conduct Standards and Code of Ethics

The Public Storage board of directors has adopted a Directors’ Code of Ethics as well as Business Conduct Standards applicable to directors, officers, and employees. The board has also adopted a Code of Ethics for its senior financial officers, including Public Storage’s principal executive officer, principal financial officer and principal accounting officer, that has additional requirements for those individuals. The Code of Ethics for senior financial officers covers those persons serving as the company’s principal executive officer, principal financial officer and principal accounting officer, currently Ronald L. Havner, Jr. and John Reyes. The Directors’ Code of Ethics, the Business Conduct Standards, and the Code of Ethics for senior financial officers may be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx. Any amendments or waivers to the code of ethics for directors or executive officers will be disclosed on Public Storage’s website or other appropriate means in accordance with applicable SEC and New York Stock Exchange requirements.

Corporate Governance Guidelines

The Public Storage board of directors has adopted Corporate Governance Guidelines to set forth its guidelines for overall governance practices. These Guidelines can be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx. Shareholders can request a copy of the Guidelines by writing to the Corporate Secretary.

Executive Sessions and Presiding Director

Public Storage’s independent directors meet without the presence of management. These meetings are held on a regular basis and at the request of any independent director. The position of presiding director of these sessions rotates among the chairs of the standing committees of the Board.

Election of Directors

Nominees for Director

Each of the ten members of the board of directors elected at the 2005 annual meeting is standing for re-election for a term expiring at the 2007 annual meeting of shareholders or until their successors have been duly elected and qualified, or their earlier death, removal, retirement or resignation. Robert J. Abernethy, a director of the company since 1980, will retire from Public Storage on January 1, 2007. Public Storage appreciates Mr. Abernethy’s wisdom, insight and service over the years.

Pursuant to its authority under the Public Storage bylaws, the Public Storage board has set the number of directors at 10. If the merger with Shurgard is completed, the Board will set the number of directors at 11 and the board will appoint a current independent member of the board of directors of Shurgard, to the Public Storage Board. Each of the individuals nominated for election at the Annual Meeting has been recommended by the Nominating/Corporate Governance Committee of the board of directors and approved by a majority of the independent directors of Public Storage. We believe that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies may be voted in favor of the remainder of those nominated and may be voted for substitute nominees, if designated by the Board.

Set forth below is information concerning each of the nominees for director:

B. Wayne Hughes, age 72, has been a director of Public Storage since its organization in 1980 and was President and Co-Chief Executive Officer from 1980 until November 1991 when he became Chairman of the Board and sole Chief Executive Officer. Mr. Hughes retired as Chief Executive Officer in November 2002 and remains Chairman of the Board. Mr. Hughes is currently engaged in the acquisition and operation of commercial properties in California and in the acquisition and operation of mini-warehouses in Canada. Mr. Hughes has been active in the real estate investment field for over 30 years. He is the father of B. Wayne Hughes, Jr., a member of the company’s Board.

Ronald L. Havner, Jr., age 48, has been the Vice-Chairman, Chief Executive Officer and a director of Public Storage since November 2002 and President since July 1, 2005. Mr. Havner has been Chairman of Public Storage’s affiliate, PS Business Parks, Inc. (PSB), since March 1998 and was Chief Executive Officer of PSB from March 1998 until August 2003. He is also a member of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT) and a director of Business Machine Security, Inc., The Mobile Storage Group and Union BanCal Corporation.

Harvey Lenkin, age 69, retired as President and Chief Operating Officer of Public Storage on June 30, 2005, and is currently a consultant for Public Storage. Mr. Lenkin was employed by Public Storage or its predecessor for 27 years and has been a member of the board of directors since 1991. He has been a director of Public Storage’s affiliate, PS Business Parks, Inc., since March 1998 and was President of PSB from 1990 until March 1998. He is also a director of Paladin Realty Income Properties I, Inc. and a director of Huntington Memorial Hospital, Pasadena, California and a former member of the Executive Committee of the Board of Governors of NAREIT.

Robert J. Abernethy, age 66, Chairman of the Audit Committee and a member of the Compensation Committee, has been President of American Standard Development Company and of Self-Storage Management Company, which develop and operate mini-warehouses, since 1976 and 1977, respectively. Mr. Abernethy was controller of a division of Hughes Aircraft from 1972 to 1974. He has been a director of Public Storage since its organization. He is a member of the board of trustees of Johns Hopkins University, a director of the Los Angeles Music Center, a member of the Board of Overseers of the Los Angeles Philharmonic, a trustee of Loyola Marymount University, a director of the Pacific Council on International Policy, a director of the Atlantic Council, a member of the Council on Foreign Relations and a former California Transportation Commissioner. Mr. Abernethy is a former member of the board of directors of the Los Angeles County Metropolitan Transportation Authority and of the Metropolitan Water District of Southern California, a former member of the

California State Board of Education, a former member of the California State Arts Council, a former Planning Commissioner, a former Telecommunications Commissioner and the former Vice-Chairman of the Economic Development Commission of the City of Los Angeles. He received an M.B.A. from the Harvard University Graduate School of Business.

Dann V. Angeloff, age 70, Chairman of the Nominating/Corporate Governance Committee and a member of the Compensation Committee, has been President of the Angeloff Company, a corporate financial advisory firm, since 1976. Mr. Angeloff is currently the general partner of a limited partnership that in 1974 purchased a mini-warehouse operated by Public Storage. Mr. Angeloff has been a director of Public Storage since its organization. He is a director of Bjurman, Barry Fund, Inc., Nicholas/Applegate Fund, ReadyPac Foods, Retirement Capital Group and SoftBrands, Inc.

William C. Baker, age 72, a member of Nominating/Corporate Governance Committee, became a director of Public Storage in November 1991. Mr. Baker was Chairman and Chief Executive Officer of Callaway Golf Company from August 2004 until August 2005. From August 1998 through April 2000, he was President and Treasurer of Meditrust Operating Company, a real estate investment trust. From April 1996 to December 1998, Mr. Baker was Chief Executive Officer of Santa Anita Companies, which then operated the Santa Anita Racetrack. From April 1993 through May 1995, he was President of Red Robin International, Inc., an operator and franchisor of casual dining restaurants in the United States and Canada. From January 1992 through December 1995, Mr. Baker was Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc., a franchisee of Red Robin International, Inc. From 1991 to 1999, he was Chairman of the Board of Coast Newport Properties, a real estate brokerage company. From 1976 to 1988, Mr. Baker was a principal shareholder and Chairman and Chief Executive Officer of Del Taco, Inc., an operator and franchisor of fast food restaurants in California. He is a director of La Quinta, Inc., California Pizza Kitchen, Javo Beverage Company and Callaway Golf Company.

John T. Evans, age 67, a member of the Audit Committee and of the Nominating/Corporate Governance Committee, became a director of Public Storage in August 2003. Mr. Evans has been a partner in the law firm of Osler, Hoskin & Harcourt LLP, Toronto, Canada from April 1993 to the present and in the law firm of Blake, Cassels & Graydon LLP, Toronto, Canada from April 1966 to April 1993. Mr. Evans specializes in business law matters, securities, restructurings, mergers and acquisitions and advising on corporate governance. Mr. Evans is a director of Cara Operations Inc., Kubota Metal Corporation, and Toronto East General Hospital. Until August 2003, Mr. Evans was a director of Canadian Mine-Warehouse Properties Ltd., a Canadian corporation owned by B. Wayne Hughes and members of his family.

Uri P. Harkham, age 57, a member of the Compensation Committee, became a director of Public Storage in March 1993. Mr. Harkham has been the President and Chief Executive Officer of the Jonathan Martin Fashion Group, which specializes in designing, manufacturing and marketing women’s clothing, since its organization in 1976. Since 1978, Mr. Harkham has been the Chairman of the Board of Harkham Properties, a real estate firm specializing in buying and managing warehouses and retail and mixed-use real estate in California.

B. Wayne Hughes, Jr., age 46, became a director of Public Storage in January 1998. He was employed by Public Storage from 1989 to 2002, serving as Vice President—Acquisitions of Public Storage from 1992 to 2002. Mr. Hughes, Jr. is currently Vice President of American Commercial Equities, LLC, a company engaged in the acquisition and operation of commercial properties in California. He is the son of B. Wayne Hughes.

Daniel C. Staton, age 53, Chairman of the Compensation Committee and a member of the Audit Committee, became a director of Public Storage in March 1999 in connection with the merger of Storage Trust Realty, a real estate investment trust, with the company. Mr. Staton was Chairman of the Board of Trustees of Storage Trust Realty from February 1998 until March 1999 and a Trustee of Storage Trust Realty from November 1994 until March 1999. He is President of Walnut Capital Partners, an investment and venture capital company and the Co-Chief Executive Officer of PMGI (formerly Media General, Inc.), a print and electronic media company. Mr. Staton was the Chief Operating Officer and Executive Vice President of Duke Realty

Investments, Inc. from 1993 to 1997 and a director of Duke Realty Investments, Inc. from 1993 until August 1999. From 1981 to 1993, Mr. Staton was a principal owner of Duke Associates, the predecessor of Duke Realty Investments, Inc. Prior to joining Duke Associates in 1981, he was a partner and general manager of his own moving company, Gateway Van & Storage, Inc. in St. Louis, Missouri. From 1986 to 1988, Mr. Staton served as president of the Greater Cincinnati Chapter of the National Association of Industrial and Office Parks.

The Public Storage board of directors recommends that you vote “FOR” the election of each nominee named above.

Ratification of Independent Registered Public Accountants

The Audit Committee of the board of directors has appointed Ernst & Young LLP, as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2006.

Although the Public Storage bylaws do not require that shareholders ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm, Public Storage is asking its shareholders to ratify this appointment because it believes that shareholder ratification of the appointment is a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Public Storage, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for Public Storage since its organization in 1980, will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Fees Billed to Public Storage by Ernst & Young LLP for 2005 and 2004

The following table shows the fees billed or expected to be billed to Public Storage by Ernst & Young for audit and other services provided for fiscal 2005 and 2004:

	2005	2004
Audit Fees (1)	$548,800	$581,300
Audit-Related Fees	0	0
Tax Fees (2)	688,600	546,300
All Other Fees	0	0

Total	$1,237,400	$1,127,600

(1)	Audit Fees represent fees for professional services provided in connection with the audits of the company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the company’s quarterly reports on Form 10-Q and services in connection with the company’s registration statements and securities offerings.
(2)	During 2005, tax fees included $644,800 for preparation of federal and state income tax returns for the company and its consolidated entities and $43,800 for tax planning. During 2004, $12,200 of the tax services were for tax planning, primarily related to acquisitions. All other 2004 tax fees were for preparation of federal and state income tax returns.

The Audit Committee has adopted a pre-approval policy relating to any services provided by the company’s independent registered public accounting firm. Under this policy the Audit Committee of the company pre-approved all services performed by Ernst & Young LLP during 2005. At this time, the Audit Committee has not delegated pre-approval authority to any member or members of the Audit Committee.

The Public Storage board of directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Report

The Audit Committee consists of three directors, each of whom has been determined by the Board to meet the New York Stock Exchange standards for independence and the SEC’s requirements for audit committee member independence. The Audit Committee operates under a charter adopted by the board of directors.

Management is responsible for Public Storage’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the company’s management and of Public Storage’s independent registered public accounting firm.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the company’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

Public Storage’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to Public Storage is compatible with the firm’s independence.

During 2005, management documented, tested and evaluated Public Storage’s system of internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accountants on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its attestation report on management’s assessment and report on Public Storage’s internal controls over financial reporting. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, and review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the board of directors, and the Board has approved, that the audited consolidated financial statements be included in Public Storage’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

AUDIT COMMITTEE

Robert J. Abernethy (Chairman)

John T. Evans

Daniel C. Staton

Stock Price Performance Graph

The graph set forth below compares the yearly change in Public Storage’s cumulative total shareholder return on its common stock for the five-year period ended December 31, 2005 to the cumulative total return of the Standard and Poor’s 500 Stock Index (“S&P 500 Index”) and the National Association of Real Estate Investment Trusts Equity Index (“NAREIT Equity Index”) for the same period (total shareholder return equals price appreciation plus dividends). The stock price performance graph assumes that the value of the investment in Public Storage’s common stock and each index was $100 on December 31, 2000 and that all dividends were reinvested. The stock price performance shown in the graph is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return

Public Storage, Inc., S&P 500 Index and NAREIT Equity Index

December 31, 2000—December 31, 2005

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Public Storage’s directors and executive officers, and persons who own more than 10% of any registered class of Public Storage’s equity securities to file with the SEC initial reports (on Form 3) of ownership of the company’s equity securities and to file subsequent reports (on Form 4 or Form 5) when there are changes in such ownership. The due dates of such reports are established by statute and the rules of the SEC. Based on a review of the reports submitted to the company and of filings on the SEC’s EDGAR website, Public Storage believes that, with respect to reports filed during the fiscal year ended December 31, 2005, all directors and officers made timely reports.

Stock Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to the company to be the beneficial owners of more than 5% of the outstanding shares of Public Storage common stock or depositary shares representing equity stock, series A:

	Common Shares Beneficially Owned		Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A Beneficially Owned
Name and Address	Number of Shares	Percent of Class	Number of Shares	Percent of Class
B. Wayne Hughes (1)	19,901,850	15.4%	55,685.6%
B. Wayne Hughes, Jr. (1)	4,736,080	3.7%	39,089.4%
Tamara Hughes Gustavson (1)	21,470,312	16.6%	1,201,354	13.7%
B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348	—	43	—

Total	46,119,590	35.7%	1,296,171	14.8%
701 Western Avenue Glendale, California 91201

Cohen & Steers Capital Management, Inc. 757 Third Avenue New York, New York 10017 (2)	(3)	(3)	826,200	9.4%

(1)	This information is as of March 3, 2006. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on March, reporting their collective ownership of common shares and depositary shares and may constitute a “group” within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934, although each of these persons disclaims beneficial ownership of the shares owned by the others.
(2)	This information is as of December 31, 2005 (except that the percent shown is based on the Depositary Shares outstanding at March 3, 2006) and is based on a Schedule 13G filed on February 14, 2006 by Cohen & Steers Capital Management, Inc. (“CSCM”), an investment adviser registered under the Investment Advisers Act of 1940. CSCM reports in this Schedule 13G that it has sole voting power of 802,400 depositary shares and sole dispositive power of 826,200 depositary shares.
(3)	Less than 5%.

Security Ownership of Management

The following table sets forth information as of March 1, 2006 concerning the beneficial ownership of the common shares and the depositary shares of each director of the company, the company’s Chief Executive Officer, the other four most highly compensated persons who were executive officers of the company on December 31, 2005 and all directors and executive officers as a group:

	Common Shares: Beneficially Owned (excluding options)(1) Shares Subject to Options(2)			Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A Beneficially Owned
Name	Number of Shares		Percent	Number of Shares		Percent
B. Wayne Hughes	19,901,850		15.4%	55,685.6%
Ronald L. Havner, Jr.	20,300		*	—		*
	220,333	(2)	.2%

	240,633.2%
Robert J. Abernethy	91,567		*	2,108		*
	19,999	(2)	*

	111,566		*
Dann V. Angeloff	58,554	(4)	*	17,000		*
	9,999	(2)	*

	68,553		*
William C. Baker	25,000		*	455		*
	19,999	(2)	*

	44,999		*
John T. Evans	600		—	—		—
	10,833	(2)	*

	11,433		—
Uri P. Harkham	53,329		*	3,402		*
	12,499	(2)	*

	64,828		*
B. Wayne Hughes, Jr.	4,747,428	(5)	3.7%	35,921	(5)	.4%
Harvey Lenkin	134,279	(3)	.1%	3,966	(3)	*
Daniel C. Staton	14,038		*	47		*
	4,166	(2)	*

	18,204		*
John Reyes	27,669		*	1,905		*
	122,000	(2)	.1%

	149,669.1%
John S. Baumann	1,000		*	—		—
	28,000	(2)

	29,000
John E. Graul	1,500		*	—		—
	28,000	(2)

	29,500
David F. Doll	1,000		*	—		—
	10,000	(2)

	11,000
	25,078,114	(1)(3)(4)(5)(6)	19.4%			1.4%
All Directors and Executive Officers as a Group (14 persons)	485,828	(2)	.4%

	25,563,942		19.8%	120,489	(1)(3)(5)(6)	1.4%

*	Less than 0.1%
(1)	Represents common shares or depositary shares, as applicable, beneficially owned as of March 1, 2006. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the company that are held in the 401(k) Plan. Does not include restricted stock units described in note (1) to the summary compensation table under “Executive Compensation—Compensation of Executive Officers” unless such units would vest within 60 days of March 1, 2006.
(2)	Represents options exercisable within 60 days of March 1, 2006 to purchase common shares.
(3)	Common shares include 2,776 common shares held of record or beneficially by Mr. Lenkin’s spouse or a son as to which each has investment power. Depositary shares include 425 depositary shares held of record or beneficially by Mr. Lenkin’s spouse or a son as to which each has investment power.
(4)	Includes 2,000 common shares held by Mr. Angeloff’s spouse as to which she has investment power.
(5)	Common shares include 378,434 common shares, held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which she has investment power and 11,348 common shares held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power. Depositary shares include 1,371 depositary shares held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which she has investment power and 43 depositary shares held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power.
(6)	Includes shares held of record or beneficially by members of the immediate family of executive officers of Public Storage and shares credited to the accounts of the executive officers of Public Storage that are held in the 401(k) Plan.

Executive Compensation

Compensation of Executive Officers

The following table sets forth certain information concerning the annual and long-term compensation paid Public Storage Chief Executive Officer, and the four other most highly compensated persons who were executive officers of Public Storage on December 31, 2005 (the “Named Executive Officers”) for 2005, 2004 and 2003.

	Year	Annual Compensation					Long-Term Compensation Awards		All Other Compensation (3)
Name and Principal Position		Salary		Bonus	Other Annual Compensation(1)		Restricted Stock Unit Awards ($)(2)	Securities Underlying Options (#)
Ronald L. Havner, Jr. (4) Vice-Chairman, Chief Executive Officer and President	2005	$659,875		$715,000			—	83,000	$8,400
	2004	392,700		650,000	—		—	166,000	6,150
	2003	313,800		500,000	—		—	—	6,000

John Reyes Senior Vice President and Chief Financial Officer	2005	$318,750		$350,000			—	—	$25,400
	2004	260,000		275,000	—		$476,500	100,000	15,150
	2003	238,800		250,500	—		—	—	6,000

John S. Baumann Senior Vice President and Chief Legal Officer	2005	$210,000		$100,000			—	—	$16,900
	2004	210,000		160,000	—		$238,250	20,000	7,650
	2003	105,800	(5)	70,000	—		—	60,000	—

John E. Graul Senior Vice President and President, Self-Storage Operations	2005	$250,000		$240,000			$420,900	40,000	$22,650
	2004	204,600	(6)	200,000	140,600	(7)	—	50,000	—

David F. Doll Senior Vice President and President, Real Estate Group	2005	$205,538	(8)	$240,000			$283,250	50,000	$9,500

(1)	In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate of such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for such year.
(2)	Represents the value of grants of restricted stock units made under the 2001 Stock Option and Incentive Plan (with the value of one restricted stock unit deemed equivalent to the value of one share of common stock and based on the closing price of the Common Stock on the New York Stock Exchange on the date of grant). The restricted stock units set forth in this table vest 20% on each of the first, second, third, fourth and fifth anniversary of the date of grant. On each vesting date, the holder will receive shares of common stock representing the applicable percentage of the total number of restricted stock units granted. Holders of restricted stock units receive payments equal to the dividends that would have been paid on an equivalent number of shares of common stock. The grants of restricted stock units do not entitle the holders to any voting rights. As of December 31, 2005, the total holdings of restricted stock units of the Named Executive Officers and the market value of such holdings (with the value of one unit deemed equivalent to the value of one share of common stock on the New York Stock Exchange based on the closing price on December 30, 2005 of $67.72) were as follows: Mr. Reyes—10,000 restricted stock units ($677,200), Mr. Baumann—5,000 restricted stock units ($338,600), Mr. Graul—7,500 restricted stock units ($507,900), Mr. Doll—5,000 restricted stock units ($338,600).
(3)	All Other Compensation consists solely of employer contributions to the 401(k) Plan (3% of the annual cash compensation up to a maximum of $8,400 in 2005) and dividend equivalent payments based on ownership of restricted stock units in the case of Mr. Reyes of $17,000; Mr. Baumann of $8,500; Mr. Graul of $14,250 and Mr. Doll of $9,500.
(4)	Mr. Havner succeeded Mr. Hughes as Chief Executive Officer in November 2002. Compensation to Mr. Havner in this table does not include compensation paid to Mr. Havner in 2003 and 2004 by PS Business Parks, Inc., an affiliate of Public Storage.
(5)	For the period June 30, 2003, the date Mr. Baumann joined Public Storage, through December 31, 2003.
(6)	For the period February 23, 2004, the date Mr. Graul joined Public Storage, through December 31, 2004.
(7)	Represents reimbursement of relocation expenses.
(8)	For the period February 21, 2005, the date Mr. Doll joined Public Storage, through December 31, 2005.

The following table sets forth certain information relating to options to purchase shares of common stock granted to the Named Executive Officers during 2005.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
					5%	10%
Ronald L. Havner, Jr.	83,000	28.82%	$69.87	12/8/2015	$3,647,000	$9,242,000
John Reyes	0	—	—	—	—	—
John S. Baumann	0	—	—	—	—	—
John E. Graul	40,000	13.89%	$56.12	3/3/2015	1,412,000	3,578,000
David F. Doll	50,000	17.36%	$55.66	2/21/2015	1,750,000	4,435,000

Options granted to Mr. Havner become exercisable in three equal installments beginning on the first anniversary of the date of grant. Options granted in 2005 to Messrs. Doll and Graul become exercisable in five equal installments beginning on the first anniversary of the date of grant.

The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 2005.

2.1.1	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Havner, Jr.	—	—	220,333	193,667	$6,927,538	$1,283,737
John Reyes	—	—	122,000	80,000	4,739,465	1,605,600
John S. Baumann	—	—	28,000	52,000	892,680	1,539,720
John E. Graul	—	—	10,000	80,000	197,400	1,253,600
David F. Doll	—	—	—	50,000	—	603,000

(1)	Based on closing price of $67.72 per share of Common Stock on December 30, 2005, as reported by the New York Stock Exchange. On March 13, 2006, the closing price per share of Common Stock as reported by the New York Stock Exchange was $82.00.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee (the “Committee”) is composed entirely of independent directors and has furnished the following report on executive compensation for fiscal 2005.

Executive Compensation Philosophy. The company pays its executive officers compensation the Committee deems appropriate in view of the nature of the company’s business, the performance of individual executive officers, and Public Storage’s objective of providing incentives to its executive officers to achieve a level of individual and company performance that will maximize the value of shareholders’ investment in Public Storage. To those ends, Public Storage’s compensation program consists of payment of a base salary and, potentially, bonus compensation, and making incentive awards of options to purchase shares of common stock and restricted stock units. Grants of options and restricted stock units are made under the 2001 Stock Option and Incentive Plan (the “2001 Plan”).

Cash Compensation. Base salary levels are based generally on market compensation rates and each individual’s role in Public Storage. The Committee determines market compensation rates by reviewing public disclosures of compensation paid to executive officers by other REITs of comparable size and market capitalization. Some of the REITs whose executive compensation the Committee considered in establishing the compensation it pays to executive officers are included in the NAREIT Equity Index referred to below under the caption “Stock Price Performance Graph.” Generally, the Committee seeks to compensate Public Storage executives at levels consistent with the middle of the range of amounts paid by REITs deemed comparable by the Committee. Individual salaries may vary based on the experience and contribution to overall corporate performance by a particular executive officer.

The Committee bases its payment of base compensation and annual bonuses on corporate, business unit and individual performance. In establishing base compensation and individual bonuses, the Committee takes into account Public Storage’s overall profitability, Public Storage’s internal revenue growth, Public Storage’s revenue growth due to acquisitions, and the executive officer’s contribution to Public Storage’s growth and profitability, as well as compensation paid to executive officers, including the chief executive officer, at REITs deemed comparable by the Committee.

Equity-Based Compensation. The Committee believes that Public Storage executive officers should have an incentive to improve Public Storage’s performance by having an ongoing stake in the success of the company’s business. The Committee seeks to create this incentive by granting to appropriate executive officers stock options that have an exercise price of not less than 100% of the fair market value of the underlying stock on the date of grant, so that the executive officer may not profit from the option unless the price of the Common Stock increases. Options granted by the Committee also are designed to help Public Storage retain executive officers in that options are not exercisable at the time of grant, and achieve their maximum value only if the executive remains in Public Storage’s employ for a period of years.

The 2001 Plan also authorizes Public Storage to compensate its executive officers and other employees with grants of restricted stock. Restricted stock would increase in value as the value of the Common Stock increased, and would vest over time provided that the executive officer remained in the employ of Public Storage. Accordingly, awards of restricted stock would serve the Committee’s objectives of retaining the company’s executive officers and other employees and motivating them to advance the interests of Public Storage and its shareholders. No restricted stock units were granted to Mr. Havner during 2005. Restricted stock units were granted to other Named Executive Officers as reflected above in the table captioned “Executive Compensation—Compensation of Executive Officers.”

CEO Compensation. In December 2004, following a review of compensation of Chief Executive Officers at comparable REITs, the Committee set three year compensation targets for Mr. Havner’s base salary, bonus target and stock option grants. The targets were conditioned on Mr. Havner’s continued employment with the company and successful achievement of performance and other goals set annually by the Committee. Accordingly, in November 2005, the Committee increased Mr. Havner’s base salary to $715,000. In early 2006, the Committee awarded Mr. Havner a bonus for 2005 performance of $715,000. The Committee’s decision to increase Mr. Havner’s base compensation and his 2005 bonus award were based on the achievement of three goals related to (1) FFO (funds from operations), (2) revenues, and (3) Public Storage’s FAD (funds available for distribution). The Committee noted that Public Storage’s performance under Mr. Havner’s leadership during 2005 with respect to these three goals substantially exceeded the targets set in early 2005.

Based on the same factors described above, the Committee also awarded Mr. Havner an option to acquire 83,000 shares of common stock on December 8, 2005, at an exercise price of $69.87, the closing price for Public Storage common stock on that date. Mr. Havner’s options vest over three years and have a ten year term. Under the compensation program put in place by the Committee in 2004, provided that Mr. Havner continues to be employed by Public Storage and meets the performance and other goals set by the Committee, he will be eligible to receive a 10% salary and bonus target increase in 2006 and to receive a stock option award of 83,000 shares of common stock in December of 2006. In February 2006, the Committee set the performance targets for 2006 incentive compensation for the CEO and the other Named Executive Officers as achievement of goals related to (1) FFO (funds from operations), (2) revenues and (3) the company’s FAD (funds available for distribution).

Code Section 162(m). Section 162(m) of the Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and four other highest paid employees of a publicly held corporation. Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. In 2005, Public Storage shareholders approved the company’s Performance-Based Plan, which is designed to permit the Compensation Committee to make awards that will qualify for deduction as performance-based compensation. The Committee intends to structure awards to qualify for deductibility under Section 162(m) to the extent consistent with business requirements.

COMPENSATION COMMITTEE

Daniel C. Staton (Chairman)

Robert J. Abernethy

Dann V. Angeloff

Uri P. Harkham

Employment Agreements and Termination Payments

B. Wayne Hughes. Pursuant to a consulting arrangement approved by the Compensation Committee and by the disinterested directors in March 2004, B. Wayne Hughes, Chairman of the Board and former Chief Executive Officer, (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and the use of a car, and (3) is provided with an executive assistant and office at the company’s headquarters. The consulting arrangement expires on December 31, 2013.

Harvey Lenkin. In August 2003, Harvey Lenkin entered into an employment agreement with Public Storage that provided, among other terms, and that Mr. Lenkin would continue to serve as President and Chief Operating Officer of Public Storage until his retirement on June 30, 2005, with compensation at a rate of $550,000 per year. Effective July 2, 2005 upon his retirement from Public Storage, Mr. Lenkin entered into a consulting agreement with Public Storage that provides for compensation of $12,500 per month. The agreement terminates on June 30, 2006, unless earlier terminated on sixty days prior notice by Public Storage. The agreements were approved by the Compensation Committee and by the board of directors (with Mr. Lenkin not participating).

Certain Relationships and Related Transactions and Legal Proceedings

Relationships and Transactions with the Hughes Family

B. Wayne Hughes, Chairman of the Board, and his family (the “Hughes Family”) have ownership interests in, and operate approximately 44 self-storage facilities in Canada under the name “Public Storage” (“PS Canada”) pursuant to a license agreement with the company. Public Storage does not currently own any interests in these facilities nor does it own any facilities in Canada. The Hughes Family owns approximately 36% of Public Storage’s common stock outstanding at December 31, 2005. Public Storage has a right of first refusal to acquire the stock or assets of the corporation that manages the 44 self-storage facilities in Canada, if the Hughes Family or the corporation agrees to sell them. However, Public Storage has no interest in the operations of this corporation, the company has no right to acquire this stock or assets unless the Hughes Family decides to sell, the right of first refusal does not apply to the self-storage facilities, and Public Storage receives no benefit from the profits and increases in value of the Canadian self-storage facilities.

Prior to December 31, 2003, Public Storage personnel were engaged in the supervision and the operation of these Canadian self-storage facilities and provided certain administrative services for the Canadian owners, and certain other services, primarily tax services, with respect to certain other Hughes Family interests. The sharing of personnel and systems with the Canadian entities was substantially discontinued by December 31, 2003. In October 2005, Public Storage’s board of directors (with B. Wayne Hughes and B. Wayne Hughes Jr. abstaining) approved the reimbursement of CAD $653,424 (plus CAD $52,274 in interest accrued at 4% per year) representing the amount previously charged to the Canadian entities for system development costs that Public Storage no longer permits them to use. These amounts were reimbursed to PS Canada in November 2005.

Public Storage, through subsidiaries, continues to reinsure risks relating to loss of goods stored by tenants in the self-storage facilities in Canada. Public Storage had acquired the tenant insurance business on December 31, 2001 through its acquisition of PSIC. During 2005, PSIC received $1,052,000 in reinsurance premiums attributable to the Canadian Facilities. Since PSIC’s right to provide tenant reinsurance to the Canadian Facilities may be qualified, there is no assurance that these premiums will continue.

In November 1999, Public Storage, through two wholly-owned entities, PS Pennsylvania Trust and PS Texas Holdings, Ltd. (collectively, “PSA”), formed a joint venture (the “Development JV”) that developed and owned approximately $109 million of mini-warehouses and $100 million of shares of Public Storage’s equity stock, series AAA. At August 5, 2005, the Development JV also owned 712,400 shares of Public Storage’s common stock. The partners of the Development JV were PSA and a limited liability company (referred to hereinafter as “PSAC”). The members of PSAC are a state pension plan (the “Investor”) and B. Wayne Hughes. The Development JV was capitalized with approximately $202 million; PSA contributed approximately $104 million and had a 51% ownership interest and PSAC contributed approximately $98 million and had a 49% ownership interest. The term of the Development JV was 15 years. The Investor, as a member of PSAC, had the right at the end of the sixth year to cause an early termination of the Development JV and PSAC, which it exercised in 2005. Accordingly, on August 5, 2005, we acquired the institutional investor’s interest in PSAC for approximately $41,420,000 in cash. This acquisition gave Public Storage a controlling position in PSAC and the contractual right to acquire the remaining interest in PSAC held by Mr. Hughes, which Public Storage exercised in November 2005. In accordance with the preexisting agreements, Public Storage paid Mr. Hughes a total of $64,513,000 on November 17, 2005 to acquire his interest. In addition, during 2005 Mr. Hughes received a total of $4,756,000, representing his contractual interest in the cash flow of the partnership from January 1, 2005 through the date Public Storage acquired his interest.

Public Storage and Mr. Hughes are co-general partners of certain partnerships, some of which are consolidated with Public Storage and some of which are unconsolidated. Mr. Hughes and his family also own limited partnership interests in certain of these partnerships. Public Storage and Mr. Hughes and his family receive distributions from these partnerships in accordance with the terms of the partnership agreements.

Management Agreement with PS Business Parks, Inc.

PSB manages certain of the commercial facilities that Public Storage owns pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $579,000 in management fees with respect to PSB’s property management services in 2005.

Cost Sharing Arrangements with PSB

Pursuant to a cost-sharing and administrative services agreement, PSB reimburses Public Storage for certain administrative services. PSB’s share of these costs totaled approximately $340,000 for the year ended December 31, 2005.

Stor-RE and third party insurance carriers have provided PS Canada, the company, PSB, and other affiliates of the company with liability and casualty insurance coverage until March 31, 2004. PS Canada has a 2.2% interest, and PSB has a 4.0% interest, in Stor-RE. PS Canada and PSB obtained their own liability and casualty insurance covering occurrences after April 1, 2004. For occurrences before April 1, 2004, STOR-Re continues to provide liability and casualty insurance coverage consistent with the relevant agreements.

Legal Proceedings

In November 2002, a shareholder of Public Storage made a demand on the board of directors that challenged the fairness of Public Storage’s acquisition of PS Insurance Company, Ltd. (“PSIC”) and related matters. PSIC was previously owned by the Hughes family.

In June 2003, the Hughes family filed a complaint (Gustavson, et al v. Public Storage, Inc.) for declaratory relief asking the court to find that the acquisition of PSIC and related matters were fair to Public Storage. Public Storage filed an answer to the Hughes family’s complaint requesting a final judicial determination of Public Storage’s rights of recovery against the Hughes family in respect of PSIC. By order of the Los Angeles Superior Court, the matter was tried before Justice Malcolm Lucas, a former chief justice of the California Supreme Court. In October 2005, Justice Lucas rendered his decision, ruling against Public Storage by finding that the PSIC transaction was just and reasonable as to Public Storage and holding that the Hughes family was not required to make any payment to Public Storage. The Superior Court has formally entered judgment accordingly and this lawsuit has been concluded.

At the end of December 2004, the same shareholder referred to above and a second shareholder filed a shareholder’s derivative complaint (Potter, et al v. Hughes, et al) naming as defendants Public Storage’s directors (and two former directors) and certain officers of Public Storage. The matters alleged in the Potter complaint relate to PSIC, the Hughes family’s Canadian mini-warehouse operations and Public Storage’s 1995 reorganization. In June 2005, the court granted the defendants’ motion to dismiss the Potter complaint with leave to amend the complaint. In July 2005, the plaintiffs filed an amended complaint, and the defendants filed a motion to dismiss the amended complaint. The matter is currently under submission. Public Storage believes the litigation will not have any financially adverse effect on the company (other than the costs and other expenses relating to the lawsuit).

INFORMATION ABOUT SHURGARD

Shurgard’s Business

Overview

Shurgard is an equity real estate investment trust, or REIT, that develops, acquires, invests in, operates and manages self-storage centers and related operations in the United States and Europe. Shurgard’s self-storage centers offer easily accessible storage space for personal and business uses. Shurgard is one of the largest owners and operators of self-storage centers in the United States and the largest owner in Europe. As of December 31, 2005, Shurgard operated a network of 646 storage centers with approximately 40 million net rentable square feet located throughout the United States and Europe.

Shurgard was incorporated in Delaware on July 23, 1993, and began operations through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships that were sponsored by Shurgard’s predecessor company, Shurgard Incorporated. Shurgard Incorporated together with its predecessors have operated a self-storage business since 1972. On March 24, 1995, Shurgard Incorporated merged with and into Shurgard, and Shurgard became self-administered and self-managed. In May 1997, Shurgard reincorporated in the state of Washington. On March 6, 2006, Shurgard entered into a merger agreement with Public Storage, Inc. Shurgard has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. To the extent that Shurgard continues to qualify as a REIT, Shurgard will not be subject to U.S. federal and state income tax, with certain limited exceptions, on the taxable income that is distributed to Shurgard’s shareholders.

Shurgard’s investment objectives have been to realize shareholder value through:

•	continued improvement in the performance of its portfolio of properties as measured by year-over-year increases in net operating income, or NOI;

•	acquisition of additional self-storage properties;

•	development of new storage centers; and

•	redevelopment or expansion of selected properties.

Shurgard believes the geographic diversification of its portfolio and its operating economies of scale have enhanced its ability to achieve this objective.

Shurgard currently has four reportable business segments: Domestic Same Store and New Store and European Same Store and New Store. Same Store includes those stores acquired prior to January 1 of the prior year and developed properties operating for two full years as of January 1 of the current year. New Store represents those storage centers recently acquired or developed for which performance is measured primarily based on original investment expectations. Shurgard evaluates the performance of all storage centers on the same basis regardless of its ownership interest in the property. Shurgard believes NOI is a meaningful measure of operating performance as a supplement to net income because it relies on NOI for purposes of making decisions with respect to resource allocations, current property values, segment performance, and comparing period-to-period and market-to-market property operating results.

Business Strategy

Shurgard’s mission has been to be the global leader in storage products and services and to ensure satisfaction and value for its customers through security, quality and innovation. Its strategy in the United States and Europe has involved an emphasis on customer service and satisfaction, portfolio management, storage center development and acquisitions and property management systems.

Customer Service and Satisfaction. Shurgard’s customer service and satisfaction strategy has focused on training and developing store employees, locating its stores in convenient, easy to access locations, providing security for its self-storage centers and devoting resources to grow its self-storage business and to promote the Shurgard brand.

Quality employees. Shurgard has viewed the quality of customers’ interaction with employees as critical to its long-term success. Accordingly, Shurgard has emphasized customer service and teamwork in its employee training programs. Through its focus on training, personnel development and decentralized decision-making, Shurgard continues to attract well-qualified, highly motivated employees who are committed to providing superior levels of customer service.

Convenient and secure storage centers. Shurgard’s storage centers are easily accessible, offer a range of storage products and services for customer convenience and emphasize security and product quality. Shurgard believes its strategy of offering high-quality, convenient storage centers has strengthened the Shurgard brand image, enabled it to attract and retain customers and achieve and maintain premium rents.

•	Store location and hours. Shurgard’s storage centers are generally located in major metropolitan areas along retail and high-traffic corridors for easy customer access and often have significant road frontage for high visibility. Although hours vary from storage center to storage center, customers can generally access their individual units between 6 a.m. and 9 p.m. seven days a week.

•	One-stop convenience and services. Most of Shurgard’s storage centers have retail services and offer a range of storage products and ancillary services, including supplies such as packing materials, locks and boxes, as well as services such as storage center tenant insurance referrals, moving company referrals and truck rentals that Shurgard believes have conveniently and efficiently addressed customers’ storage needs. In addition, a number of Shurgard’s storage centers offer temperature-controlled storage space.

•	Property security. Shurgard has used a variety of measures at its storage centers, as appropriate, to enhance security. Such measures have included, among others, on-site personnel, electronic devices such as intrusion and fire alarms, access controls, video and intercom surveillance devices, individual unit alarms, fencing and lighting. Shurgard has assigned each customer a designated personal identification number for use in connection with a computerized gate access system. Each access is automatically logged into a computer database.

•	Capital expenditures and maintenance. Shurgard has invested capital to improve its properties consistent with its commitment to maintain attractive and secure self-storage centers, which has enabled Shurgard to pursue a premium pricing strategy. In addition, capital expenditures for consistent signage and color scheme among Shurgard properties have strengthened Shurgard’s brand image.

Marketing and sales. Shurgard trains storage center managers in fundamental sales and customer service skills to elicit customer needs and turn prospects into customers. Shurgard also has a national sales and customer service center in the United States to field telephone calls from current and prospective customers. Employees at Shurgard’s U.S. sales center are able to lease space at the storage center most convenient to the customer. Shurgard has implemented additional sales and marketing programs to broaden its distribution channels, such as a website for its enhanced e-commerce business, business directed marketing and an expanded direct sales force in selected markets.

•	Market research. Shurgard has maintained an extensive market research database on its primary markets and closely tracks occupancy levels, rental rates and other operational data for competing self-storage properties within these markets. Shurgard has conducted focus group research and telephone surveys, and uses customer comment cards to identify the primary considerations in customers’ self-storage choices and satisfaction so that it can better attract and service customers.

•	Market share. Shurgard has employed various means to increase its share of specific self-storage markets. Shurgard has placed prominent advertisements in the yellow pages and seeks to promote customer awareness of its storage centers through highly visible storage center locations, site signage and architectural features. Shurgard has built a distinctive “lighthouse” office on most newly developed storage centers to distinguish it from competitors and to increase customer awareness of the Shurgard brand. Shurgard has promoted its 24-hour toll free sales, customer service center number and website in its advertising, marketing materials and site signage.

Portfolio management. Shurgard’s portfolio management strategy has been to increase cash flow by optimizing revenue, containing cost, improving operating leverage and expanding its existing storage centers.

•	Revenue optimization. Shurgard has sought to optimize its revenue by achieving the highest rental rate structure for its storage centers and high levels of occupancy, through the use of teams of storage center employees and district managers who are trained and authorized to change rental rates based on their analysis of demand and availability at a particular storage center. Market personnel regularly evaluate their properties’ rental rates, based on unit demand and unit availability, and can quickly change marginal rental rates to ensure that revenue is optimized.

•	Cost containment and improved operating leverage. Shurgard has sought to increase cash flow by carefully containing operating expenses. For example, in 2005, as Shurgard gained full ownership of Shurgard Europe, it was able to start changing the management structure of Shurgard Europe and undertake overhead costs reduction initiatives. As Shurgard increases the number of properties in its targeted markets, and increases the number of properties it manages, it achieves economies of scale because it can do so without incurring significant incremental overhead expense. Shurgard believes that its management and operational procedures, which can be implemented over a large number of properties, enable it to add new properties quickly and with little disruption to its operations. In addition, Shurgard closely monitors its real estate tax assessments, appealing such assessments as appropriate, and engages consultants to manage certain utility costs to contain increases of such costs.

•	Redevelopments. Shurgard has sought to increase revenue by building additional rentable storage space at suitable storage centers either through on-site expansion or acquisition of property adjacent to existing storage centers. Shurgard typically receives higher incremental returns on these investments, because resulting revenue increases are achieved with little increase in fixed operating costs. Shurgard’s management teams constantly review the existing portfolio of stores to identify areas of underperformance or underutilization of real estate. This review process evaluates all aspects of the property and related local market conditions in order to identify new investment opportunities through redevelopment. Redevelopment projects may include upgrading storage space by converting it to temperature controlled, expansions, office modernization and other improvements to the storage centers outlook and features. All redevelopment proposals are subjected to the same investment underwriting analysis and return expectations as Shurgard has for new developments.

Development and Acquisitions

Shurgard’s external growth strategy has been to develop new, high-quality self-storage properties and to acquire additional self-storage properties that meet, or can be upgraded to meet its standards. In general, Shurgard’s development plans have been to develop or acquire new properties or acquire existing properties primarily in its existing markets and in new markets that create economies of scale for its current network of storage centers. In most markets, Shurgard has sought to own at least 15 storage centers in order to realize operating and marketing efficiencies and increase brand awareness. Shurgard believes that the experience of its management team in developing and acquiring self-storage properties strengthens its ability to pursue its external growth strategy. Since 2003, Shurgard has sought to generate internal growth in the United States by redeveloping some of its properties.

Shurgard relies on its local market personnel to target areas in which to develop new, redevelop or acquire existing storage centers. Shurgard has developed comprehensive market expansion plans for each of its target markets, including those in Europe, and uses these plans as the basis for selecting new storage center locations and acquisition targets. The market expansion plans use a demographic analysis of an area along with an evaluation of competitors’ locations, rates and product quality to determine the optimum number and location of new storage centers.

Development. Shurgard believes that several factors have favored its development strategy historically:

•	Development expertise. Shurgard has substantial real estate development, construction management and project design expertise that has been developed over the past 30 years. Along with its predecessor companies, Shurgard developed more than a third of the properties it currently owns, leases or manages, and, since 1972, it has maintained an internal development staff. Shurgard has built over 140 storage centers in Europe using its locally based internal development staff.

•	Strategic site selection. To obtain the best storage center locations, Shurgard has targeted sites for development in urban areas and retail areas that often require rezoning and other complex development measures. Shurgard believes that the difficulties of developing storage properties in such urban areas may discourage competitors from locating nearby and, as a result, has enabled it to operate in underserved areas. This in turn has enabled Shurgard to charge higher rental rates. In 2005, Shurgard refocused its site selection in Europe to areas where it already had established a presence and has deferred projects in areas that are not in a core strategic market.

•	Focus on quality and brand image. Shurgard has had greater control of quality and brand image by developing its own self-storage properties. This has enabled Shurgard to focus on high construction quality and standards and a consistent and inviting building design. Shurgard believes its focus on quality and consistency has enabled it to obtain repeat business, to further strengthen awareness of the Shurgard brand and to maintain premium prices and differentiate it from its competitors.

•	Joint venture investments. Shurgard’s joint venture strategy has been important as it has allowed Shurgard to partner with experienced self-storage developers in domestic markets, in which it otherwise lacks a significant presence, to share the development and rent-up risk of new developments, which expands the brand through the use of partners’ capital, and to access cost effective capital for expansion and growth.

Acquisitions. Shurgard has also selectively acquired high-quality operating properties that are consistent with its business plan. Shurgard completes a thorough analysis of each property that it intends to acquire, including, but not limited to, a review of capital expenditures that will be required for the property to meet Shurgard’s standards. In addition to adding high-quality properties, Shurgard has looked for high-quality portfolios of properties that would establish a market presence for it in new markets.

Property Management Systems

Shurgard has integrated property management systems and procedures for marketing, advertising, leasing, operations and security of properties and the management of on-site personnel. In both the United States and Europe, Shurgard’s computerized management information systems link its corporate offices with each storage center. Shurgard uses proprietary software that facilitates financial statement and budget preparation, allows the daily exchange of information with its corporate office and manages detailed information with respect to the tenant mix, demographics, occupancy levels, rental rates, revenue optimization, payroll and other information relating to each storage center. Additionally, Shurgard uses network-based email, accounting, and consolidation software packages that aid in the compilation and dissemination of information from and to its storage centers. Software integration enables Shurgard’s national sales center, commercial accounts department and corporate employees to have access to storage center information.

Third Party Management

Shurgard also manages, under the Shurgard name, self-storage properties owned by others that meet its quality standards. Management of such properties enables Shurgard to spread the cost of its overhead across a greater number of properties. Additionally, it allows Shurgard to expand its presence in the markets in which it operates, to offer customers a broader geographic selection of self-storage properties to suit their needs and to establish relationships with property owners that may lead to future acquisitions.

Capital Strategy

Shurgard’s goal is to maximize shareholders’ value, which includes completing the proposed merger with Public Storage. If for any reason Shurgard is unable to consummate the proposed merger, it would continue to pursue one or more strategic transactions and/or the continued implementation of its primary business strategy. There can be no assurance as to the completion, timing or terms of any other strategic transaction. Absent any strategic shift that results from the proposed merger, Shurgard would continue to seek to maintain a strong, flexible capital structure with a corporate strategy of:

•	maintaining a moderate level of leverage consistent with an investment grade bond rating;

•	maintaining a consistent dividend policy;

•	extending and laddering its debt maturities where possible;

•	mitigating its exposure to interest rate risk; and

•	maintaining appropriate liquidity.

Shurgard believes these strategies would continue to enable it to maintain an investment grade unsecured credit rating and allow it to access a broad array of capital sources, including bank or institutional borrowings, secured and unsecured debt and private and public common or preferred equity financings.

In order to mitigate Shurgard’s currency and interest rate risk, Shurgard contracts with financial institutions for derivative products that help it manage these exposures. Shurgard’s investment policy prohibits it from entering into any such contract solely to secure profit by speculating on the direction of currency exchange or interest rates if unrelated to capital borrowed or invested by it.

Shurgard paid dividends of $2.23 per share of common stock in 2005, representing a 27% increase from the annualized rate in 1994, the year Shurgard became a public company. In addition to the dividend of $0.56 per share of common stock Shurgard paid on March 13, 2006 to holders of common stock as of the previously announced record date, under the merger agreement with Public Storage, Shurgard is also entitled to pay a dividend to holders of its common stock of $0.56 per share in the second quarter of 2006. Thereafter, for each calendar quarter ending prior to the closing date of the merger, Shurgard is entitled to pay a dividend to holders of its common stock in an amount per share equal to the regular quarterly dividend per share then paid to holders of Public Storage common stock multiplied by the exchange ratio for the merger (0.82).

Subject to certain restrictions contained in the merger agreement on the conduct of Shurgard’s business prior to the merger, Shurgard has and may continue to enter into joint ventures, partnerships and limited liability companies as an alternative method to investing directly in real estate. If for any reason Shurgard is unable to consummate the proposed merger, it may pursue one or more strategic transactions and/or the continued implementation of its primary business strategy. There can be no assurance as to the completion, timing or terms of any other strategic transaction. Absent any strategic shift that results from the proposed merger with Public Storage, Shurgard’s decision whether to hold a property directly or indirectly is based on a variety of facts and considerations, including:

•	Shurgard’s ability to enter into a new market and establish a long-term relationship with an existing self-storage operator/developer;

•	Shurgard’s desire to diversify its capital sources based on product type and risk;

•	Shurgard’s desire to moderate risks from new developments;

•	the economic and tax considerations of the partner or seller; and

•	Shurgard’s desire to preserve its capital resources to maintain liquidity or balance sheet strength.

Substantially all of these joint ventures, partnerships and limited liability companies use secured mortgage financing for a portion of their overall capitalization, which may affect Shurgard’s ability to maintain high credit ratings.

Subject to certain restrictions contained in the merger agreement on the conduct of Shurgard’s business prior to the merger, Shurgard has sought and will continue to seek opportunities to issue its common stock in exchange for self-storage and other real estate investments where and when appropriate. If for any reason Shurgard is unable to consummate the proposed merger, it may pursue one or more strategic transactions and/or the continued implementation of its primary business strategy. There can be no assurance as to the completion, timing or terms of any other strategic transaction. Absent any strategic shift that results from the proposed merger with Public Storage, future issuance of Shurgard common stock will depend on market conditions at the time, including the market price of Shurgard’s equity securities. All of these methods of investment may be subject to the review and reasonable consent of Public Storage prior to the closing date of the proposed merger.

Seasonality

Shurgard’s revenues are affected by the rental patterns of its customers, and as a result, Shurgard does not generate revenues evenly throughout the year. Shurgard experiences peak occupancy by its customers during the spring and summer, which results in higher revenues for its second and third fiscal quarters relative to its first and fourth fiscal quarters.

Employees

As of December 31, 2005, Shurgard had approximately 2,300 employees. None of its employees in the United States are covered by a collective bargaining agreement. Two countries in Europe have employees represented through an internal collective bargaining council. Shurgard believes that its relations with its employees are generally good.

Regulation

Shurgard is subject to federal, state, local and foreign environmental regulations that apply to the ownership, management and development of real property, including regulations affecting both the construction and operation of self-storage properties.

Generally, in assessing potential acquisition targets, developing properties and constructing improvements, Shurgard has used environmental consultants to advise it of any recognized environmental concerns with respect to the property. If any such areas are identified, development and construction are planned in conformance with applicable environmental and land-use requirements. The principal laws in the United States that could affect Shurgard are the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act. Foreign, state and local governments have also adopted separate but similar environmental laws and regulations that vary from country to country, state to state and locality to locality.

Under various federal, state, local and foreign laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws may impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances on a property may adversely affect the owner’s ability to sell the property or to borrow using the property as collateral and may cause the owner or manager of the property to incur substantial remediation costs. In addition to claims for cleanup costs, the presence of hazardous substances on a property could cause the owner or manager to incur substantial liabilities as a result of a claim by a private party for personal injury or a claim by an adjacent property owner for property damage.

Shurgard has not been notified by any governmental authority of any current, material environmental noncompliance, claim or liability in connection with any of the properties it owns or manages. Shurgard has not been notified of any current claims for personal injury or property damage by a private party in connection with environmental conditions at any of the properties it owns or manages. Shurgard obtained Phase I environmental assessment reports prepared by independent environmental consultants for the properties it owns in the United States, and similar environmental reports for properties it owns in Europe.

Shurgard is not aware of any environmental condition with respect to the properties it owns or manages that could have a material adverse effect on Shurgard’s financial condition, operating results and cash flows. Shurgard cannot give assurance, however, that any environmental assessments undertaken with respect to the properties have revealed all potential environmental liabilities, whether any prior owner or operator of the properties created any material environmental condition not known to it or that an environmental condition does not otherwise exist as to any one or more of the properties that could have a material adverse effect on Shurgard’s financial condition, operating results or cash flows. In addition, Shurgard cannot give assurance that:

•	future laws, ordinances or regulations will not impose any material environmental liability;

•	the current environmental condition of Shurgard’s owned or managed properties will not be affected by the condition of properties in the vicinity of such properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to Shurgard; or

•	tenants will not violate their leases by introducing hazardous or toxic substances into Shurgard’s owned or managed properties that could expose Shurgard to liability under federal, state, local or foreign environmental laws.

Shurgard’s Properties

As of December 31, 2005, Shurgard operated a network of 646 storage centers and two business parks located throughout the United States and Europe. Of these properties, Shurgard owns or leases, directly and through its subsidiaries and joint ventures, 633 properties containing approximately 39.8 million net rentable square feet and manages 13 properties containing approximately 715,000 rentable square feet for third parties.

Of the 633 properties:

•	Shurgard owned or leased 484 U.S. properties in 21 states containing approximately 31.8 million rentable square feet including 105 properties in which Shurgard holds joint venture interests ranging from 38% to 99%; and

•	Shurgard owned or leased 149 properties in seven European countries containing approximately 7.9 million rentable square feet, including 46 properties in which Shurgard holds 20% joint venture interests.

Description and Use of Properties

Shurgard’s self-storage properties are designed to offer accessible storage space for personal and business use. Individuals typically rent one or more units in self-storage properties for storage of personal belongings such as furniture, appliances, boats and other household and recreational goods. Businesses typically rent space for storage of business property such as equipment, products, seasonal goods, records and fixtures. Shurgard believes that it is desirable to have commercial customers, because they tend to rent larger units, to stay for longer terms and to be reliable payers.

Shurgard’s self-storage properties are divided into a number of self-enclosed rental units that typically range in size from approximately 25 to 360 square feet in the United States and from approximately 10 to 300 square feet in Europe. A few storage centers have larger units upwards of 900 square feet. Shurgard has approximately 200 to 2,000 units at each storage center. Many properties have uncovered storage outside the buildings for parking motor vehicles, boats, campers and other similar items suitable for outside storage. Additionally, a number of Shurgard’s properties include temperature-controlled storage units for which Shurgard typically charges a premium.

Customers of self-storage properties are generally responsible for delivering and retrieving their goods. Many leased spaces can be accessed directly by automobile or truck, but some properties, in particular the multi-story buildings, have separate loading docks and elevators available for delivery and retrieval of stored goods.

Although Shurgard’s storage centers range considerably in size, most domestic properties consist of one or more single-story buildings. The smallest storage center has approximately 20,000 net rentable square feet, while the largest storage center has approximately 280,000 net rentable square feet. The properties generally are constructed with concrete block or tilt-up concrete panels, with steel columns or pre-cast concrete columns that rest on concrete footings and slabs, and have built-up tar roofs or pitched truss roofs with shingles or standing seam metal roofs. The interior walls are generally constructed with metal studs and partitions or other construction materials that are secure but readily movable. The parking areas and driveways are generally asphalt or concrete. All storage centers have fencing, floodlights and electronic gates.

In some cases, multi-story buildings have been converted into self-storage properties. In addition, similar multi-story buildings for self-storage have been constructed in dense urban areas where land costs, zoning and other development considerations make it impractical or undesirable to construct single-story buildings.

Rental of Storage Units. Storage units are usually rented on a month-to-month basis. Based on Shurgard’s most recent evaluation of customer move-outs for the year ended December 31, 2005, the average rental period for a tenant is approximately 12 months. This average is comprised of the rental periods of business tenants, whose average stay approximates 18 months, and those of residential customers, whose average stay approximates 11 months. Based on a sampling of its customers, Shurgard estimates that commercial users account for approximately one third of its total customer base in the United States and Europe. Rental rates vary substantially depending on the size of the storage space, the property location, the quality of the property and the proximity of competition.

Other Properties. Shurgard owns two business parks located near Tacoma, Washington and Burke, Virginia. The business parks were built in 1979 and 1984, respectively, and they contain an aggregate of approximately 158,000 net rentable square feet.

Location of Properties

The following table sets forth the geographic dispersion of Shurgard’s self-storage properties as of December 31, 2005:

	Number of Properties as of December 31, 2005	Percentage of 2005 Store Revenue (1)
California	53	11.7%
Washington	51	8.7%
Texas	65	8.2%
Florida	32	6.2%
Virginia	36	5.3%
North Carolina	41	4.6%
Michigan	27	3.4%
Arizona	22	3.2%
New York	11	3.2%
Minnesota	19	3.0%
Illinois	23	3.0%
Georgia	18	2.5%
Oregon	14	2.0%
Maryland	11	1.5%
South Carolina	15	1.5%
Indiana	13	1.3%
Tennessee	10	1.0%
Other domestic	23	3.3%

Domestic Total	484	73.6%

France	39	7.2%
Netherlands	32	4.8%
Sweden	22	4.7%
United Kingdom	18	4.7%
Belgium	19	2.9%
Denmark	8	1.4%
Germany	11	0.7%

Europe Total	149	26.4%

Total	633	100.0%

(1)	Revenue includes revenue of all storage centers Shurgard actively operates regardless of ownership interest in the property.

Ownership and Leasing Arrangements of Properties

Wholly Owned or Leased

The majority of Shurgard’s storage centers are owned directly or through wholly-owned subsidiaries. Additionally, as of December 31, 2005, Shurgard operated 40 storage centers, including 17 in the United States and 23 in Europe, that are subject to land or building leases; of the 23 properties in Europe, five are under capital leases. Additionally, Shurgard has five corporate offices under operating leases in Europe.

Consolidated Joint Ventures

Shurgard develops and operates 151 properties in the United States and Europe with various partners through joint ventures in which Shurgard has ownership interests ranging from 20% to 99%.

Shurgard operates 11 properties through Tennessee joint ventures and 22 properties through Florida joint ventures, in which Shurgard’s ownership ranges from 50% to 90%. As of January 1, 2005, Shurgard took over the property management of the Florida properties directly, and Shurgard expects to takeover the property and asset management of the Tennessee properties in 2006. Under the joint venture agreements, all major decisions require unanimous consent of both parties. However, Shurgard has the ability to exercise unilateral control without incurring significant costs, and therefore Shurgard considers that it has effective control over those joint ventures.

Shurgard operates 44 properties in North Carolina and South Carolina through various joint ventures with Morningstar Storage Centers, LLC (Morningstar) in most of which Shurgard has a 74% ownership interest. Shurgard has entered into an agreement with Morningstar members to form one or more joint ventures to develop and operate additional self-storage properties. As of December 31, 2005, Shurgard had two properties operating under one such joint venture in which it holds a 75% ownership interest. These storage centers are managed by affiliates of certain members of Shurgard/Morningstar Storage Centers, LLC that are unrelated to Shurgard.

Shurgard operates 12 storage centers owned through two joint ventures with a California developer in which Shurgard has 85% and 87% ownership interests. Under its agreement with this developer, the California developer purchases sites in southern California and constructs storage centers on them according to Shurgard’s specifications. On completion of the rent-up period, the storage centers may be purchased by joint ventures Shurgard has with this developer that Shurgard consolidates in its financial statements. Prior to such purchase, Shurgard has no ownership interest in the properties and accordingly, they are not included in Shurgard’s operating results.

Shurgard Europe operates 46 properties through two consolidated joint ventures in which it holds 20% ownership interests. Those joint ventures, First Shurgard SPRL (First Shurgard) and Second Shurgard SPRL (Second Shurgard) were formed in January 2003 and July 2004, respectively, with Crescent Euro Self Storage Investments. Those joint ventures are expected to develop or acquire up to approximately 75 storage facilities in Europe. Shurgard Europe has entered into development agreements with those joint ventures and receives fees for newly developed storage centers together with certain financing fees. Also, Shurgard Europe has entered into a 20-year management agreement and receives fees to manage those properties. Such fees are eliminated upon consolidation of the Shurgard joint ventures.

Additionally, as of December 31, 2005, Shurgard had ownership interests ranging from 51% to 99% in joint ventures that held 16 properties with various other partners in the United States. Shurgard manages all of these properties for a fee.

Shurgard’s Legal Proceedings

On March 7, 2006, a putative class action complaint was filed on behalf of the public shareholders of Shurgard in the Superior Court of the State of Washington, King County, against Shurgard and certain of its directors entitled Staer v. Shurgard Storage Centers, Inc. et al (case no. 06-2-08148-0). The complaint alleges, among other things, that the directors of Shurgard breached their fiduciary duties by failing to properly value Shurgard and by failing to protect against alleged conflicts of interest arising out of certain directors’ interests in the transaction. Among other things, the complaint seeks an order enjoining Shurgard from consummating the acquisition. Shurgard intends to defend the action vigorously.

Shurgard is a defendant in litigation filed on September 17, 2002, in the Superior Court of California for Orange County entitled Gary Drake v. Shurgard Storage Centers, Inc. et al (Case No. 02CC00152). The complaint alleges that Shurgard misrepresented the size of its storage units, seeks class action status and seeks damages, injunctive relief and declaratory relief against Shurgard under California statutory and common law relating to consumer protection, unfair competition, fraud and deceit and negligent misrepresentation. The Court recently ruled that the class of potential members in this lawsuit is limited to Shurgard’s California customers. No class has yet been certified. It is possible that Shurgard may incur losses as a result of this litigation, but Shurgard currently does not believe that the range of such losses would be material to its financial position, operating results or cash flows. However, Shurgard cannot presently determine the potential total damages, if any, or the ultimate outcome of the litigation. Shurgard is vigorously defending this action.

In addition, from time to time Shurgard is subject to various legal proceedings that arise in the ordinary course of business. Although Shurgard cannot predict the outcomes of these proceedings with certainty, Shurgard does not believe that the disposition of these matters and the matters discussed above will have a material adverse effect on its financial position, operating results or cash flows.

Market for Shurgard’s Common Equity and Related Shareholder Matters and Shurgard’s Purchases of Equity Securities

See “Comparative Per Share Market Price and Dividend Information.”

Equity Compensation Plan Information

The following table provides information, as of December 31, 2005, regarding outstanding options and shares available for issuance under Shurgard’s existing equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (2)
Equity compensation plans approved by security holders (1)	2,817,587	$35.11	559,662

(1)	Represents options outstanding under the 1995 Long-Term Incentive Plan (1995 Plan), the 2000 Plan, the 2004 Plan approved by the shareholders on June 29, 2004 and the Amended and Restated Stock Incentive Plan for Nonemployee Directors.
(2)	Represents shares remaining available for future issuance under the 2004 Plan (3,126,209), the 2000 Plan (19,862) and the 1996 Employee Stock Purchase Plan (231,178). Both the 2000 Plan and the 2004 Plan provide for the grant of restricted stock, performance awards, other stock-based awards (such as restricted stock units) and dividend equivalent rights, in addition to stock options.

Selected Shurgard Financial Data

	2005 (1)	2004 (1)	2003	2002	2001
	(in thousands except per share data)
OPERATING DATA
Total revenue	$483,214	$423,624	$297,390	$267,637	$236,935
(Loss) income from continuing operations (4)	$(867)	$29,231	$35,148	$45,312	$19,406

Basic per share amounts
(Loss) income from continuing operations available to common shareholders (4)	$(0.28)	$0.37	$0.57	$0.83	$0.14

Diluted per share amounts
(Loss) income from continuing operations available to common shareholders (4)	$(0.28)	$0.37	$0.56	$0.81	$0.14
Distributions per common share:
Ordinary income	$1.47	$1.52	$1.67	$1.92	$1.74
Capital gain	0.22	0.32	0.06	0.08	0.07
Return of capital	0.54	0.35	0.42	0.11	0.26

Total	$2.23	$2.19	$2.15	$2.11	$2.07

	As of December 31,
	2005	2004	2003	2002	2001(2)
	(in thousands)
BALANCE SHEET DATA
Total assets	$2,957,372	$2,940,584	$2,067,091	$1,620,327	$1,353,296
Total borrowings (3)	$1,859,220	$1,684,502	$1,014,869	$826,423	$590,934

(1)	The consolidation of Shurgard Europe and First Shurgard in Shurgard’s financial statements for periods beginning January 1, 2004 materially affects the comparability of total revenue, total assets and total borrowings presented in this table.
(2)	The balances for 2001 (balance sheet data only) have not been audited.
(3)	Total borrowings include participation rights liability net of discount of $40.6 million, $47.5 million and $47.7 million in 2003, 2002 and 2001, respectively.
(4)	For all reported periods, Shurgard reclassified to discontinued operations the results of properties that Shurgard intended to sell or had sold as of December 31, 2005.

Shurgard Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Shurgard’s Business

Shurgard owns, operates and develops self-storage properties in principal cities in the United States and Western Europe. As of December 31, 2005, Shurgard owned or leased, directly and through its subsidiaries and joint ventures, 633 properties containing approximately 39.8 million net rentable square feet. Shurgard is one of the largest self-storage property owners in the United States with a network of 484 storage centers, as of December 31, 2005, that generate 74% of its revenues. Shurgard is the largest self-storage owner in Europe with 149 storage centers located in seven countries that generate 26% of its revenues. Shurgard directly owns most of these properties and holds indirect interest in the others through its subsidiaries and joint ventures. Over the past few years, Shurgard has sought growth by increasing its investment in the European market and by improving the performance of its portfolio in the United States through redevelopment of its existing properties, and acquisition of new self-storage facilities. In 2005, Shurgard invested $92.5 million through its European joint ventures in new storage center developments; opened 14 new stores, adding 710,000 net rentable square feet to the European portfolio; and acquired its partner’s remaining 12.77% interest in Shurgard Europe. Shurgard also completed major redevelopments of five properties in the United States, opened three new storage centers and acquired ten properties, adding approximately one million net rentable square feet to its domestic portfolio.

Shurgard’s Operating Performance

Income from operations on a consolidated basis increased by $21.8 million, or 26%, to $106.2 million in 2005. This increase was due to strong growth in Shurgard’s U.S. as well as its European Same Store and New Store segments. In 2005, consolidated NOI after indirect and leasehold expenses for Shurgard’s U.S. Same Store segment improved by $9.3 million, or 5%, to $195.9 million, and for Shurgard’s European Same Store segment by $9.1 million, or 27% (at constant exchange rates), to $45.0 million in 2005. In 2005, consolidated NOI after indirect and leasehold expenses improved for Shurgard’s U.S. New Store segment by $9.5 million to $10.1 million, and its European New Store segment consolidated net operating losses after indirect and leasehold expenses improved by $5.5 million to $2.9 million in 2005.

Domestic operations. In the United States, Shurgard’s operations in 2005 benefited from a strong economy and stable demand that have allowed Shurgard to increase prices while marginally improving occupancies. Compared with 2004, approximately one-third of Shurgard’s $59.8 million storage center revenues growth in 2005 came from its Same Store portfolio in the United States; U.S. Same Store revenues increased $19.8 million, or 6%, to $329.0 million primarily driven by a 5% increase in Shurgard’s average rental rates. Additionally, Shurgard’s new storage centers opened in 2005 and 2004 are taking a shorter period of time compared to the past three years to reach rental stabilization, which Shurgard typically considers to be 85% occupancy. Shurgard attributes this to improvements in its selection of development sites, stronger focus on local marketing, heightened attention to operations and a favorable economy.

International operations. In Europe, Shurgard’s Same Store average occupancy improved to 78% in 2005 compared to 71% in 2004 as a result of improving economic conditions as well as to changes in Shurgard’s pricing strategy. For the fourth quarter of 2005, Shurgard’s European Same Store portfolio achieved an average occupancy of 83% due primarily to strong performance in France, Sweden and Denmark. Rent-up of Shurgard’s self-storage centers has taken longer than initially anticipated due to the lack of awareness of the product, slower than expected economic recovery and significant new supply in certain countries. In 2005, Shurgard reduced rates to attract new customers and as a result, European Same Store revenues increased $10.9 million, or 12%, and its consolidated Same Store NOI after indirect and leasehold expenses improved by $9.1 million. Upon completing the acquisition of the remaining minority interest in Shurgard Europe in June 2005, Shurgard realized existing opportunities for further integration of international and domestic operations. Shurgard strategically refocused its European development activities in core markets with proven product acceptance, while deferring further development of opportunity markets, where Shurgard still sees short-term demand lagging behind long-term potential. Strong Same Store and New Store NOI growth in 2005 in certain countries such as France, Sweden and the Netherlands allows Shurgard to rely on those markets to further develop the European portfolio.

Key Economic Factors Affecting Shurgard’s Business

Self-Storage Operations. Shurgard’s operating performance is affected primarily by the supply of and demand for self-storage space. Shurgard is operating in different competitive and economic environments in the United States and Europe. Whereas, self-storage is a commoditized product and a highly competitive industry in the United States, consumer awareness of self-storage is still emergent in Europe. Supply in the United States is estimated at over 41,000 self-storage facilities, which equate to more than 1.6 billion rentable square feet. The U.S. market is highly fragmented with the top ten operators managing less than a quarter of total net rentable square feet. By comparison, European self-storage is still in its infancy with less than 1,000 self-storage facilities across 13 Western European countries. While local competition has been increasing, Shurgard remains the single largest provider of self-storage services in Europe as of December 31, 2005.

In the United States, average self-storage industry rental rates going into 2005 declined gradually for the majority of unit sizes compared to 2004, while nation-wide self-storage occupancy levels remained firm in 2005. High demand in certain markets lifted occupancies as much as 6% in the Southeast and provided for modest rate increases. Accordingly, while market rates in early 2005 decreased, Shurgard realized a 5% increase in rental rates in its domestic Same Store segment, due largely to rate increases in its southeastern U.S. properties. Although Shurgard has not seen erosion of the rental rate gains it achieved in 2005, and pricing and occupancy levels in fact have remained unseasonably strong through the end of the fourth quarter of 2005, Shurgard does not expect such rate growth to be sustained at present occupancy levels in 2006 based on projections of changes in consumer spending.

In Europe, self-storage business conditions improved in France, the Netherlands, Sweden and Denmark. Advances were due primarily to increasing product demand and product awareness, accompanied in Sweden and Denmark by growing strength in the national economies. Economic stagnation in Belgium and Germany slowed self-storage business expansion plans in those countries. Market conditions in the United Kingdom were negatively impacted by a weakening economy combined with increasing self-storage supply and competition. European self-storage rental rates reversed trend during 2005: a decline in the first half of 2005 was driven by conscious rate moderation in an effort to increase occupancy. In the second half of the year, rental rates increased in stronger markets and for certain unit categories.

Real Estate Development. Supply of and demand for properties suitable for real estate development into self-storage facilities is affected by fluctuations in the overall and regional strength of the economy as well as by availability of capital for investment in real estate, which is largely influenced by fluctuations in long-term interest rates and returns from alternative investments.

In the United States, low interest rates and lower capitalization rates have contributed to a rise in the price that private and public investors are paying for acquiring existing self-storage facilities. In this environment, Shurgard has focused on acquisitions that it considers unique or strategic in nature. As Shurgard’s development of new storage centers in the United States has slowed in recent years, during which quality opportunities have become more limited and construction prices have risen, Shurgard has placed renewed emphasis on realization of opportunities for improvement within its existing portfolio, particularly through redevelopment of older storage centers. Redevelopments allow Shurgard to capture demand for higher quality self-storage services and to compete better against the newer supply that Shurgard faces in certain markets. Shurgard expects redeveloped stores to generate higher returns on the capital invested and create new growth opportunities for its Same Stores. Increases in construction costs may affect Shurgard’s ability to continue to develop or improve the existing properties cost effectively.

In Europe, Shurgard continues to develop new storage centers based on the availability of quality real estate at attractive prices. Shurgard currently conducts its developments through joint ventures in which it has 20% interests. From time to time, Shurgard considers expanding into additional European markets when it feels conditions are appropriate. Over the past two years, however, Shurgard has slowed its development to approximately 15 storage centers per year, compared to initially anticipated 25, in order to be more selective about expansion markets and the location of sites. Shurgard has repositioned its developments towards markets where penetration has proven to be successful. Shurgard has also encountered and expects it will continue to encounter difficulties in certain markets, such as in the United Kingdom, finding real estate that meets its investment criteria. Therefore, Shurgard has started to consider growth through acquisitions in Europe and completed a nine storage center acquisition in France in January 2006.

Based on its experience in the business, Shurgard has determined that most customers place a high value on convenience, such as the location of the storage center and ease of renting, access and moving. Consequently, Shurgard has elected to focus its investment activities in densely populated, high quality neighborhoods and offer high quality products and services. Shurgard believes a growing segment of prospective customers are willing to pay higher rates for these benefits. As a result, Shurgard has reconsidered its presence in certain markets that no longer meet its long-term strategic goals and Shurgard sold its investments in those markets when conditions were favorable.

Shurgard’s Operational Initiatives

Shurgard believes that the supply and demand characteristics of the self-storage industry are defined by neighborhood trade areas that can range in size from one to five miles in radius. To manage the business effectively at any given location, Shurgard must be aware of the local dynamics of demand, pricing and competition within the applicable neighborhood trade area. To that end, Shurgard approaches the management of its business and portfolio on a decentralized basis by maintaining local management and marketing expertise in all its key markets. In the past two years, Shurgard has significantly increased management positions in its regional operations group. This has allowed Shurgard to improve the quality of service offered to customers, increase closing rates, improve rental rate management, and increase sales of retail services.

Shurgard takes a similar approach to the business in Europe where Shurgard has integrated a centralized European investment team and decentralized management teams made up almost entirely of local personnel in each of the countries where Shurgard invests. However, in an effort to reduce costs in 2005, Shurgard has started a restructuring of its European operations. Shurgard has increased synergies between countries and reduced the number of regional management positions.

Shurgard’s Opportunities and Challenges

While the growth in Shurgard’s operating expenses has been consistent with growth in revenues, increases in real estate development and administrative costs in 2005 negatively affected operating results. However, Shurgard expects real estate taxes in 2006 to increase faster than it has experienced in past years and energy expenses to increase significantly over 2005. In the United States, personnel costs have increased as Shurgard has increased wages and incentive bonuses paid to its store level employees in order to retain and attract more highly qualified personnel and motivate store managers through participation in targeted improvements in store level NOI. Other personnel costs have risen due to increased workmen’s compensation claims and employee benefits.

In the past two years, Shurgard has incurred significant costs related to financial reporting compliance and improving its financial reporting processes. Those costs have started declining in the fourth quarter of 2005 and Shurgard expects them to further decline in 2006. In Europe, Shurgard has started undertaking cost reduction initiatives by consolidating certain departments, reducing the number of positions in certain countries.

On March 6, 2006, Shurgard entered into a merger agreement with Public Storage, that contemplates a merger whereby Shurgard will be merged with and into an indirect subsidiary of Public Storage. Each outstanding share of Shurgard’s common stock will be converted into the right to receive 0.82 of a fully paid and non-assessable share of Public Storage common stock, and Shurgard expects to redeem its outstanding preferred stock in accordance with its respective terms. Public Storage will assume approximately $1.8 billion of Shurgard’s debt. Holders of Shurgard’s stock options, restricted stock units and shares of restricted stock will receive, subject to adjustments, options exercisable for shares of Public Storage common stock, restricted stock units and restricted shares of Public Storage common stock, respectively.

Shurgard’s board of directors and the board of directors of Public Storage have approved the merger agreement. The proposed merger is subject to the approval of Shurgard’s shareholders, the approval of Public Storage’s shareholders regarding the issuance of shares of Public Storage stock to be used as merger consideration and other customary closing conditions.

Shurgard has made certain representations and warranties in the merger agreement and has agreed to certain covenants, including, among others, subject to certain exceptions, to permit its board of directors to comply with its fiduciary duties, and not to solicit, negotiate, provide information in furtherance of, approve, recommend or enter into any other acquisition proposal (as defined in the merger agreement).

This description of certain terms of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached hereto as Annex A. For a summary of selected material provisions of the merger agreement, see “The Merger Agreement.”

Shurgard’s Critical Accounting Policies and Estimates

Shurgard’s discussion and analysis of financial condition and operating results is based on its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of these financial statements requires Shurgard to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the financial statements and the amounts of revenues and expenses recognized during the reporting periods. Shurgard evaluates its assumptions and estimates on an on-going basis. Shurgard bases its estimates on experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant estimates include the evaluation of impairment of long-lived assets and goodwill, estimated lives of depreciable assets, valuation allowances for deferred tax assets and the allocation of purchase prices of acquired properties. Actual results may differ from these and other estimates under different assumptions or conditions.

Consolidated and unconsolidated subsidiaries. Shurgard consolidates all wholly-owned subsidiaries. As of January 1, 2004, Shurgard adopted Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R, “Consolidation of Variable Interest Entities,” a revision to FIN 46. Under FIN 46R, a variable interest entity (VIE) must be consolidated by a company if that company is subject to a majority of the risk of loss from the VIEs activities or entitled to receive a majority of the entity’s residual returns. Shurgard assesses whether its subsidiaries are VIEs and consolidates all VIEs of which it is the primary beneficiary. Partially-owned subsidiaries and joint ventures that are not VIEs are consolidated when Shurgard controls the entity, which could result from (i) the ability to elect a majority of the management committee, board of partners or similar authority, (ii) Shurgard being named as the managing investor of the entity, or (iii) Shurgard providing substantially all of the equity. In assessing the consolidation treatment of partially-owned entities, Shurgard also considers the nature of veto rights, if any, held by minority investors. To the extent that a minority investor has substantive veto rights over major decisions, the entity will generally not be consolidated. Entities not consolidated are generally accounted for under the equity method, as Shurgard typically has significant influence over unconsolidated subsidiaries and joint ventures. Under the equity method, Shurgard recognizes its proportionate share of earnings or losses based on its ownership interest and the profit allocation provisions of the entity.

Revenue recognition. Shurgard recognizes rental revenue from the majority of its customers, who are under month-to-month lease agreements, at the contracted rate for each month occupied. Revenue related to customers who sign longer period leases is recognized ratably over the term of the lease. Revenues are presented net of provisions for doubtful accounts.

Storage centers. Storage centers are recorded at cost unless circumstances indicate that cost cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value. Shurgard capitalizes acquisition, development and construction costs of properties in development that include, where applicable, salaries and related costs, real estate taxes, interest, lease expense and preconstruction costs directly related to the project. The preconstruction stage of development of a storage center (or redevelopment of an existing storage center) includes efforts to secure land control and zoning, to evaluate feasibility and to complete other initial tasks that are essential to development. Costs of preconstruction efforts incurred prior to projects being considered probable to be completed are charged as real estate development expenses as incurred. Shurgard records abandonment losses for previously capitalized costs of development projects when it assesses that the completion of the project is no longer probable. In a business combination, Shurgard also assesses the value of in-place lease intangibles, which are amortized to expense over the expected life of the leases. Using Shurgard’s best estimates based on reasonable and supportable assumptions and projections, Shurgard reviews storage centers for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. Fair values are determined based on estimated future cash flows using appropriate discount and capitalization rates. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions regarding current and future market conditions. If impairment analysis assumptions change, then an adjustment to the carrying amount of Shurgard’s long-lived assets could occur in the future period in which the assumptions change.

Goodwill. Shurgard tests goodwill for impairment annually and whenever events or circumstances make it more likely than not that impairment may have occurred, such as a significant adverse change in the business climate. To determine if there is impairment, Shurgard compares the carrying value of goodwill and its storage centers’ assets to the estimated fair market value of its Same Store portfolio storage centers. Shurgard uses common industry methods to assess the value of its portfolio and it estimates future cash flows based on the storage centers’ NOI and current market capitalization rates.

Derivatives. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss), and subsequently recognized in the statement of earnings when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment. Changes in the fair value of derivative instruments not designated as hedging instruments are recognized in earnings. Shurgard evaluates the effectiveness of designated hedges at inception and on a quarterly basis. Shurgard’s main objective in using derivatives is to add stability to interest expense, to manage its exposure to interest rate movements and to reduce its various foreign currency risks. To accomplish these objectives, Shurgard uses interest rate swaps and caps as part of its cash flow hedging strategy and uses the sale of forward contracts and the purchase of call options to reduce its foreign currency risks. Shurgard assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. The changes in the fair value of derivative instruments may materially affect net income.

Dispositions and financing arrangements. Shurgard accounts for sales of certain storage centers in which it has continuing involvement as financing arrangements. Shurgard uses the effective interest method based on estimated future cash flows in determining the amortization of participation rights. This estimate is evaluated each period and is sensitive to both amount and timing of cash flows, and projected purchase price. Estimated amount and timing of distributions is based on projected property operating cash flows. Estimated amount and timing of purchase price is based on projected stabilized NOI and Shurgard’s estimate of when each property will reach stabilization. Shurgard periodically re-evaluates its estimate of the option price, the projected timing of its joint venture partner’s exercise of their put option and the related expected cash flows. Changes are accounted for as a change in estimate, affecting gross participation rights and subsequent amortization of participation rights.

Real estate investment trust. As a REIT, Shurgard generally will not be subject to corporate level federal income taxes if minimum distribution, income, asset and shareholder tests are met. However, not all of Shurgard’s underlying entities are qualified REIT subsidiaries and may be subject to federal and state taxes, when applicable. In addition, foreign entities may also be subject to taxes of the host country. An income tax provision is required to be estimated on Shurgard’s taxable income arising from its taxable REIT subsidiaries and foreign entities. A deferred tax component has arisen based upon the differences in GAAP versus tax income for items such as depreciation and gain recognition.

Deferred tax assets. Shurgard has deferred tax assets resulting primarily from cumulative net operating losses arising in certain domestic taxable subsidiaries and in its European subsidiaries. Shurgard regularly evaluates both the positive and negative evidence that it believes is relevant in assessing whether the deferred tax assets will be realized. When Shurgard determines that it is more likely than not that it will not realize the tax asset either in part or in whole, a valuation allowance is provided. One significant factor representing negative evidence in the evaluation of whether deferred tax assets arising from cumulative net operating losses will be realized is historical taxable income or loss of the entity. In cases where a taxable entity has not demonstrated a history of achieving taxable income, this represents significant negative evidence in assessing whether the amounts will be realized and generally requires that Shurgard provide a valuation allowance.

Foreign currency translation. The results of Shurgard’s operations and its financial position are affected by the fluctuations in the value of the Euro, and to a lesser extent, other European currencies, against the U.S. dollar. Shurgard recognizes the foreign currency translation effects of exchange rate fluctuations on its European assets, liabilities and equity as a currency translation adjustment in other comprehensive income (loss). Shurgard includes gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables on intercompany transactions, in net income. Also, Shurgard is exposed to foreign currency exchange risk related to intercompany debt with or between its European subsidiaries that is not denominated in the functional currency of the subsidiary or the investee. Shurgard recognizes the effects of foreign currency on such debt in net income when it expects to settle the debt, and in other comprehensive income when the debt is considered to be of a long-term investment nature.

In connection with Shurgard’s exploration of strategic alternatives and its proposed merger with Public Storage, Shurgard entered into engagement letters with its financial advisors. Shurgard accrued combined minimum fee obligations under these agreements totaling $12 million in 2005 and expects to incur an additional $12 million of such fees in 2006, plus expense reimbursement. In addition, related to its exploration of strategic alternatives, Shurgard incurred $1.8 million in legal fees and expense reimbursements in 2005 and expects to incur an additional $5.0 million of such fees and expenses in connection with the proposed merger with Public Storage in 2006.

Shurgard has entered into an agreement with each of its executive officers that provides for payments in the event that the officer’s employment is terminated by Shurgard (or its successor) other than for cause, or by the employee for good reason, within two years after certain business combination transactions, including, but not limited to, the proposed merger with Public Storage. In the event of such a termination of employment, the officer would be entitled to payment of two and one-half times his or her annual salary plus his or her bonus. In addition, in the event the payments made under one of these agreements are subject to certain forms of additional taxation, the officer would be entitled to additional payments necessary to reimburse him or her for such additional tax payment. See “The Merger—Interests of Shurgard Directors and Executive Officers in the Merger.”

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” a revision of SFAS No. 123. This statement disallows APB Opinion No. 25’s intrinsic value method of accounting for share based compensation awards and generally requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the fair value of those awards as of their grant date. Shurgard will adopt the provisions of SFAS 123R as of January 1, 2006 using the modified prospective method. Under the modified prospective method, compensation cost is recognized beginning with the effective date for all share- based payments granted after the effective date and for the unamortized portion of all awards granted to employees prior to the effective date of SFAS No. 123R. Under SFAS No. 123R, Shurgard will recognize stock-based compensation expenses related to its stock option plans and its Employee Stock Purchase Plan that were previously only subject to disclosure. Under the terms of its proposed merger with Public Storage, all outstanding unvested stock options for common stock of Shurgard will become fully vested and exercisable immediately prior to consummation of the proposed merger and all shares of restricted stock will become fully vested immediately after consummation of the proposed merger.

In October 2005, the FASB issued FASB Staff Position (FSP) FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period,” which clarifies that rental costs incurred during the period of construction of an asset on leased property should not be capitalized; rather they should be recognized as rental expense in the same manner as rental costs incurred after the construction period. However, to the extent a lessee accounts for rental of real estate projects under SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” it should continue capitalizing rental costs. Shurgard leases under operating leases certain parcels of land and buildings on which Shurgard develops storage centers or performs certain construction improvements. Shurgard has historically capitalized rental costs during the construction period on such properties. Shurgard accounts for real estate projects involving its development and construction of self-storage facilities under SFAS No. 67; therefore, Shurgard does not believe that the adoption of this FSP will have an impact on Shurgard’s financial position, operating results or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This statement replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a voluntary change in accounting principle. It also applies to changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Shurgard will adopt the provisions of SFAS No. 154 as of January 1, 2006, and does not believe this statement will have a material impact on its financial position, operating results or cash flows.

Shurgard’s Results of Operations

Shurgard’s financial statements include its European subsidiaries whose functional currency is the Euro. Accordingly, Shurgard’s results of operations, financial position and cash flows are affected by fluctuations in the value of the Euro against the U.S. dollar. Shurgard translates assets and liabilities into U.S. dollars at the exchange rate in effect at the end of each period and statement of income accounts at the average exchange rate for each period. These exchange rates were as follows (in U.S. dollars per Euro):

	2005	2004
Closing rate as of December 31st	1.18	1.36
Average rate for the year	1.25	1.24

Shurgard’s Consolidated Statements of Operations for 2005 and 2004

Net income. Shurgard had net income of $11.7 million in 2005, compared to net income of $45.3 million in 2004. The decrease in net income is primarily due to higher interest expense and to fluctuations in foreign exchange rates. Additionally, increases in Shurgard’s store operations results were more than offset by higher general, administrative and other expenses, costs related to Shurgard’s exploration of strategic alternatives and real estate development expenses.

Total revenue. Total revenue increased by $59.6 million, or 14%, to $483.2 million, due primarily to higher rental rates for Shurgard’s domestic storage centers, the growth in the number of stores and higher occupancy in Shurgard’s European and domestic storage centers. See further discussion of storage center operations revenue in Segment Analysis.

Operating Expenses.

	2005	2004	% Change
	(in thousands)
Direct store operating expenses	$186,615	$164,705	13.3%
Indirect operating and leasehold expense	43,942	39,169	12.2%
Other operating	2,100	7,181	(70.8)%

Operating expense	$232,657	$211,055	10.2%

Direct and indirect store operating expenses increased by $26.7 million, or 13% in 2005, compared to the prior year, primarily as a result of an increase in the number of storage centers and increases in personnel expenses, real estate taxes and utility expenses. See discussion of these expenses under Segment Analysis.

Real estate development expenses. Real estate development expenses of $10.0 million for 2005 increased $5.1 million compared to 2004. This increase resulted from less capitalization of costs, which was due primarily to a significant decrease in development activity relative to prior years and due to increasing efforts pursuing acquisitions, for which internal costs are not capitalized.

Depreciation and amortization. Depreciation and amortization of $95.7 million in 2005 increased $8.3 million, or 9%, compared to 2004. The increase is due primarily to storage center acquisitions and developments completed in late 2004 and in 2005.

Impairment and abandoned project expense. Abandoned project expense relates to previously capitalized costs of development projects that have been assessed as unlikely to be completed. Such losses totaled $2.9 million in 2005 and $2.8 million in 2004. Most of these losses were related to reassessments of projects in certain new markets in Europe; in particular Germany and France in 2005 and in Sweden in 2004. As Shurgard continues to try to penetrate new markets in Europe, it may continue to incur such losses. Shurgard also recorded impairment losses of approximately $420,000 in 2005 and $80,000 in 2004 related to changes in its estimates of the fair value of parcels of land it was holding for sale.

General, administrative and other expenses. General and administrative expenses of $35.3 million in 2005 increased $2.4 million, or 7%, compared to the same period in 2004. The major components of these expenses are as follows:

	2005	2004	% Change
	(in thousands)
Personnel expenses	$13,855	$12,527	10.6%
Professional fees—audit and consulting	11,172	9,975	12.0%
Restructuring and exit costs	2,465	2,264	8.9%
Other general and administrative	7,826	8,195	(4.5)%

General, administrative and other	$35,318	$32,961	7.2%

Personnel expenses in 2005 increased primarily as a result of additional positions in Shurgard’s financial reporting and accounting function and its information technology function. Professional fees—audit and consulting consist of costs of consultants assisting Shurgard with its efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and external audit fees. Such professional fees have increased significantly due to Shurgard’s additional efforts during 2005 to comply with the requirements for both 2004 and 2005. Shurgard incurred $2.4 million in 2005 in connection with plans to restructure the management of Shurgard Europe. Shurgard continues to evaluate its management structure in Europe and may develop additional cost reduction plans for which it may incur additional restructuring expenses. In 2004, Shurgard recorded exit costs of $2.3 million in connection with the closing of its containerized storage business.

Costs related to takeover proposal and exploration of strategic alternatives. In 2005, Shurgard recorded $13.8 million in advisory and legal fees related to the takeover proposal that Shurgard’s board of directors rejected in July 2005. In October 2005, Shurgard’s board of directors authorized the exploration of strategic alternatives and Shurgard entered into a merger agreement with Public Storage on March 6, 2006.

Interest expense and amortization of participation rights discount. Interest expense of $105.6 million in 2005, increased $22.7 million, or 27%, compared to 2004. Interest expense in Europe increased $7.2 million for the year ended December 31, 2005, because Shurgard refinanced a variable rate credit facility with bonds that are swapped to a fixed rate and because its development joint ventures increased their borrowings by $69.2 million to finance on-going development projects. The remaining increase was due primarily to increased borrowings on Shurgard’s line of credit and higher interest rates. At December 31, 2005, interest rates on Shurgard’s line of credit and term loan were 2.1 percentage points higher than at December 31, 2004. In 2005, Shurgard borrowed an additional $186.2 million under its revolving credit and term loan facilities to finance its acquisition of the remaining interest in Shurgard Europe, property acquisitions, development and redevelopment projects. In 2004, Shurgard recognized a $1.1 million expense relating to the amortization of an estimated participation rights liability. Shurgard retired the remaining participation rights in December 2004, and therefore recorded no related amortization in 2005.

Loss on derivatives, net. This represents loss as recognized for the changes in the fair market values of those derivative financial instruments that do not qualify for hedge accounting treatment under SFAS No. 133 and changes in the ineffective portions of those derivatives classified as cash flow hedges. The loss of $2.1 million in the year ended December 31, 2005, was primarily the net effect of the change in the value of Euro currency call options that do not qualify for hedge accounting and the effect of hedge ineffectiveness of certain interest rate swaps.

Foreign exchange (loss) gain. The foreign exchange loss of $9.7 million in 2005 and a gain of $6.2 million in 2004 relate primarily to intercompany loans with Shurgard’s European subsidiaries that were marked to the period-end exchange rate. In connection with its acquisition of the remaining interest in Shurgard Europe, Shurgard reevaluated its intercompany debt with its European subsidiaries as of July 1, 2005, and determined that such debt is of a long-term investment nature and therefore ceased to recognize exchange gains or losses through earnings on such intercompany debt. Rather, beginning July 1, 2005, Shurgard reported these translation adjustments as a component of other comprehensive income (loss).

Minority interest. Most of Shurgard’s minority interest benefit results from its 80% partner’s interests in its European joint ventures, First Shurgard and Second Shurgard. The minority interest benefit for Shurgard Europe relates to its 12.77% minority partner’s interest which Shurgard acquired on June 30, 2005. The components of minority interest were as follows:

	2005	2004
	(in thousands)
European development joint ventures	$19,832	$13,334
Shurgard Europe	4,134	5,091
Domestic joint ventures	(3,030)	(1,817)

Total minority interest	$20,936	$16,608

Income tax expense. Shurgard Europe is subject to income taxation in the various jurisdictions in which it operates and, as a result of losses it has incurred since its inception, has generated deferred tax assets. Shurgard’s domestic non-REIT activities (principally its insurance referral program) have generated taxable income in 2005. However these activities have a history of losses which have generated deferred tax assets. Because Shurgard has been unable to demonstrate recoverability of such deferred tax assets, Shurgard has recorded a valuation allowance offsetting them for each reporting period. As a result, no significant income tax expense or benefit is recorded in Shurgard’s consolidated statements of operations in relation to the REIT. In 2005, Shurgard incurred approximately $410,000 of federal and state income tax expense related to the transfer of ownership interests in certain properties from a taxable subsidiary to the REIT. The remaining tax expense relates to taxes on taxable income generated by certain European subsidiaries.

Discontinued operations. In 2005, Shurgard recognized $11.8 million in gain on the sale of five operating storage centers and recognized $16.2 million on the sale of six properties in 2004. Such sales result from opportunities to sell assets in Shurgard’s portfolio that no longer meet its long-term strategic goals. Shurgard reclassified the operating income of thirteen storage centers as income from discontinued operations including income from two properties that Shurgard still held for sale as of December 31, 2005.

Cumulative effect of change in accounting principle. On the adoption of FIN 46R, in 2004, Shurgard recognized a cumulative effect of change in accounting principle of approximately $2.3 million relating to the consolidation of First Shurgard. This is the result of eliminating all intercompany profits from inception of First Shurgard in 2003 as required under FIN 46R. Before 2004, prior to the adoption of FIN 46R, Shurgard eliminated its 20% ownership share of intercompany profits.

Shurgard Consolidated Statements of Operations for 2004 and 2003

For periods prior to 2004, Shurgard did not consolidate Shurgard Europe or First Shurgard in its financial statements. Instead, Shurgard accounted for its investments in these entities under the equity method of accounting due to the substantive and important approval rights over significant operating decisions retained by its partners in these entities. Beginning in 2004, Shurgard consolidated these entities in accordance with FIN 46R. Because consolidation results in the inclusion of Shurgard Europe’s and First Shurgard’s revenues and expenses in Shurgard’s consolidated financial statements and the equity method did not, the financial statements for 2003 are not directly comparable to the financial statements in 2004.

Net income. Net income was $45.3 million in 2004, compared to net income of $37.6 million in 2003. The increase in net income from 2003 to 2004 is due primarily to a gain on the sale of properties, lower impairment losses and an increase in Shurgard’s domestic storage centers operating results, which were partially offset by higher losses and higher financing costs related to its increased ownership in Shurgard Europe, and higher general, administrative and other expense as further discussed below.

Total revenue. Total revenue of $423.6 million in 2004 increased $126.2 million, or 42%, compared to 2003 due substantially to the consolidation of Shurgard Europe, which contributed $101.5 million of revenue. Domestic storage centers operations revenue increased $25.9 million, or 9%, compared to 2003 as a result of an increase in the number of storage centers, higher occupancy and increases in rates. This increase was partially offset by a loss of revenue from Shurgard’s containerized storage business, which had revenue of $3.2 million in 2003 but ceased operations in the first quarter of 2004 and therefore had nominal revenue in 2004.

Operating expenses. Operating expenses of $211.1 million increased $85.5 million, or 68%, compared to 2003, of which $74.5 million relate to Shurgard’s consolidation of Shurgard Europe in 2004. Domestic operating expenses increased $10.9 million, or 9%, compared to 2003 as a result of an increase in the number of storage centers and an increase in personnel expenses. See discussion of these expenses under Segment Analysis. Expenses associated with Shurgard’s containerized storage business, which ceased active operations in the first quarter of 2004 were $4.0 million in 2003 and nominal in 2004. In addition to the expenses identified under

Segment Analysis, in 2004 Shurgard incurred approximately $3.9 million of costs on two operating-related litigation matters, including $2.75 million in settlement costs that Shurgard recognized in December 2004 when it reached a proposed settlement.

Real estate development expense. Shurgard had real estate development expenses of $5.0 million in 2004 and nominal activity in 2003. The majority of the real estate development activity in 2004 related to development projects in Europe which was not consolidated in 2003.

Depreciation and amortization. Depreciation and amortization of $87.4 million in 2004 increased $32.0 million, or 58%, compared to 2003. Consolidation of Shurgard Europe and the growth of Shurgard’s European operations accounted for $27.5 million of the increase, including an increase of $6.3 million related to the excess of the purchase price Shurgard paid for its additional ownership interests in Shurgard Europe over its book value in 2003, an amount that Shurgard allocated to buildings in which Shurgard Europe had ownership interests. Depreciation and amortization of domestic facilities increased $4.5 million or 8% to the prior year due to the increase in the number of storage centers and in particular due to the fact that Shurgard had a full year of depreciation on stores acquired mid-year in 2003.

Impairment and abandoned project expenses. Abandoned project expense relates to previously capitalized costs of development projects that have been assessed as unlikely to be completed. Such losses were $2.8 million in 2004 and related to projects in Europe where Shurgard scaled down on its developments in certain countries and where Shurgard abandoned an acquisition project in 2004. In 2003, Shurgard recognized losses of $1.2 million on abandoned projects in the United States. Shurgard also recorded impairment losses of $80,000 in 2004 and $12.7 million in 2003. In 2003, the $12.7 million of impairment losses included $9.9 million of impairment losses related to certain real estate assets, of which $7.5 million related to four properties associated with a joint venture in which Shurgard had participation rights. Also in 2003, Shurgard recognized a $1.1 million impairment expense related to its decision to exit the containerized storage business and a $1.6 million write down of a note receivable.

General, administrative and other expenses. General and administrative expenses of $33.0 million in 2004 increased $14.9 million, or 83%, compared to 2003. Shurgard’s consolidation of Shurgard Europe accounted for $6.5 million of the increase. Of the remaining $8.4 million, $2.3 million is due to exit costs incurred in connection with the closing of Shurgard’s containerized storage business, and the remainder consists primarily of increased professional fees incurred in connection with accounting, and financial reporting, as well as compensation expenses resulting from newly-created management positions. Consultant fees associated with efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 were approximately $3.8 million, and compensation expenses increased by approximately $2.7 million. The increase in compensation expenses was attributable primarily to higher stock-based compensation resulting from Shurgard’s increased use of restricted stock instead of stock options to compensate executives. These increases were partially offset by a decrease of approximately $900,000 in audit fees. Shurgard’s 2003 audit fees were higher because after Shurgard’s former auditors resigned in November 2003, its new independent registered public accountants were required to re-audit 2001 and 2002 in addition to auditing 2003.

Interest expense and amortization of participation rights discount. Interest expense and amortization of participation rights discount of $81.8 million in 2004 increased $36.1 million, or 79% compared to 2003. The consolidation of Shurgard Europe and the debt financing of new developments in Europe in 2004 account for $28.1 million of the increase. The interest expense incurred in the United States increased by $3.1 million in 2004 due to the higher aggregate indebtedness incurred during 2003 to finance the purchase of additional ownership interest in Shurgard Europe and to finance the acquisition and development of additional properties in 2004 and 2003. The interest expense increase was also due to the decrease in amortization of participation rights discounts. The adjustments to amortization are based on re-evaluations of Shurgard’s estimated participation rights liability each period based on the performance of the related properties and estimates of rights retirement dates. In December 2004 Shurgard retired the remaining participation rights.

Loss on derivatives, net. The gain or loss on financial derivatives is the gain or loss recognized for the changes in the fair market value of those financial instruments that do not qualify for hedge accounting treatment under SFAS No. 133. Shurgard had an unrealized loss of $610,000 and $2.2 million in 2004 and 2003 respectively. The loss in 2004 represented primarily the net effect of the change in value of certain domestic interest rate swaps and certain currency call options on the Euro that do not qualify for hedge accounting. The losses in 2003 related to the changes in values of domestic interest rate swaps Shurgard entered into in 2001 to mitigate the risk of interest rate fluctuations related to its various options on the financing of a development transaction. These swaps matured and were paid off in February 2005.

Foreign exchange gain (loss). The foreign exchange gain of $6.2 million in 2004 relates primarily to intercompany bonds with Shurgard Europe and a wholly-owned European subsidiary that are marked to the period end exchange rate. Shurgard had limited consolidated foreign operations in 2003.

Minority interest. As a result of Shurgard’s consolidation of Shurgard Europe and its subsidiaries beginning January 1, 2004, Shurgard recorded a minority interest benefit of $18.4 million in 2004. Approximately $13.3 million of this minority interest benefit in 2004 relates to First Shurgard and Second Shurgard, respectively, in which Shurgard Europe holds a 20% ownership interest and $5.1 million relates to Shurgard’s partner’s interest in Shurgard Europe. Additionally, Shurgard had minority interest expenses related to its domestic joint ventures of $1.8 million and $1.2 million in 2004 and 2003, respectively.

Equity in earnings (losses) of other real estate investments. In 2004, Shurgard had an interest in one entity that it accounted for under the equity method. In 2003, Shurgard accounted for its interest in Shurgard Europe under the equity method of accounting and recorded losses of $3.1 million for this investment. In 2004, Shurgard consolidated Shurgard Europe and therefore had no related comparable charge.

Income tax expense. Shurgard Europe is subject to income taxation in the various jurisdictions in which it operates and, as a result of losses it has incurred since its inception, has generated deferred tax assets. Shurgard’s domestic non-REIT activities (principally its containerized storage business) also incurred losses and generated tax deferred assets. Because Shurgard has been unable to demonstrate recoverability of such assets, Shurgard has recorded a valuation allowance offsetting these deferred tax assets for each reporting period. As a result, no material income tax expense or benefit was recorded in Shurgard’s consolidated statements of operations.

Discontinued operations. In 2004, Shurgard recognized an aggregate gain of $16.2 million on the sale of six properties in 2004. Such sales result from opportunities to sell assets in Shurgard’s portfolio that no longer meet its long-term strategic goals and there were no comparable transactions in 2003. Shurgard reclassified the operating income of thirteen storage centers that it considered discontinued operations in 2005 but that still had operations in 2004 and 2003, including income from two properties that it still held for sale as of December 31, 2005.

Cumulative effect of change in accounting principle. Upon adoption of FIN 46R, Shurgard recorded a cumulative effect of change in accounting principle in the amount of $2.3 million in 2004 due to the consolidation of First Shurgard. This is the result of eliminating all intercompany profits from inception of First Shurgard in 2003 as required under FIN 46R. Before 2004, prior to adoption of FIN 46R, Shurgard eliminated its 20% ownership share of intercompany profits.

Segment Analysis

Shurgard currently has four reportable segments: Domestic Same Store and New Store and European Same Store and New Store. Same Store includes those stores acquired prior to January 1 of the prior year and developed properties operating for two full years as of January 1 of the current year. New Store represents those storage centers recently acquired or developed for which performance is measured primarily based on original investment expectations. Shurgard evaluates all storage centers on the same basis regardless of its ownership interest in the property. Although Net Operating Income (NOI) is a non-GAAP measure, Shurgard believes it is a meaningful measure of operating performance as a supplement to net income because Shurgard relies on NOI for purposes of making decisions with respect to resource allocations, current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is defined as storage center operations revenues less direct operating and real estate tax expense for each of Shurgard’s properties. For a reconciliation of Same Store and New Store NOI to income (loss) from continuing operations, see Shurgard’s consolidated financial statements and the notes thereto. The following sections discuss the performance of these segments.

The following tables summarize key operational data for Shurgard’s storage center portfolio as of December 31, 2005 and 2004. This data is further discussed below in this section by segment:

	2005
	Domestic (1)		Europe		Total
	Amount	% of total	Amount	% of total	Amount	% of total
	(dollars in thousands except average rent)
Same Store (2)
Number of Storage Centers	441	91%	96	64%	537	85%
Segment Revenues	$329,002	93%	$101,819	80%	$430,821	90%
NOI after indirect and leasehold expense	$195,854	95%	$45,021	107%	$240,875	97%
Avg. annual rent per sq. ft. (4)	$12.13		$22.19
Avg. sq. ft. occupancy	86%		78%
Total Storage Center Costs (5)	$1,785,614	89%	$810,231	68%	$2,595,845	81%

New Store (3)
Number of Storage Centers	43	9%	53	36%	96	15%
Segment Revenues	$23,432	7%	$24,698	20%	$48,130	10%
NOI after indirect and leasehold expense	$10,055	5%	$(2,853)	(7)%	$7,202	3%
Avg. sq. ft. occupancy	76%		40%
Total Storage Center Costs (5)	$231,290	11%	$372,777	32%	$604,067	19%

Combined New and Same Stores
Number of Storage Centers	484	100%	149	100%	633	100%
Segment Revenues	$352,434	100%	$126,517	100%	$478,951	100%
NOI after indirect and leasehold expense	$205,909	100%	$42,168	100%	$248,077	100%
Total Storage Center Costs (5)	$2,016,904	100%	$1,183,008	100%	$3,199,912	100%

	2004
	Domestic (1)		Europe (6)		Total
	Amount	% of total	Amount	% of total	Amount	% of total
	(dollars in thousands except average rent)
Same Store (2)
Number of Storage Centers	441	94%	96	71%	537	89%
Segment Revenues	$309,228	98%	$90,485	89%	$399,713	96%
NOI after indirect and leasehold expense	$186,556	100%	$35,573	131%	$222,129	104%
Avg. annual rent per sq. ft. (4)	$11.59		$22.24
Avg. sq. ft. occupancy	84%		71%

New Store (3)
Number of Storage Centers	30	6%	39	29%	69	11%
Segment Revenues	$7,010	2%	$10,915	11%	$17,925	4%
NOI after indirect and leasehold expense	$534	0%	$(8,389)	(31)%	$(7,855)	(4)%
Avg. sq. ft. occupancy	55%		24%

Combined New and Same Stores
Number of Storage Centers	471	100%	135	100%	606	100%
Segment Revenues	$316,238	100%	$101,400	100%	$417,638	100%
NOI after indirect and leasehold expense	$187,090	100%	$27,184	100%	$214,274	100%

(1)	Table includes the total operating results of each storage center regardless of Shurgard’s percentage ownership interest in that storage center.
(2)	Shurgard’s definition of Same Store includes existing storage centers acquired prior to January 1 of the previous year as well as developed properties that have been operating for a full two years as of January 1 of the current year. Shurgard’s definition of Same Store results in the addition of storage centers each year as new acquisitions and developments meet the criteria for inclusion, so Shurgard then includes these storage centers in the previous year’s comparable data. Other storage companies may define Same Store differently, which will affect the comparability of the data.
(3)	Shurgard’s definition of New Store, as shown in the table above, includes existing domestic facilities that had not been acquired or leased as of January 1 of the previous year as well as developed properties that have not been operating a full two years as of January 1 of the current year.
(4)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.
(5)	Total costs capitalized to storage centers.
(6)	Amounts have been translated from local currencies to U.S. dollars at a constant exchange rate using the average exchange rate for 2005.

Domestic Same Store

The following table summarizes key operating data for Domestic Same Store at December 31, 2005.

	Number of Properties	(in millions) Total Storage Center Cost (1)	Total Net Rentable sq. ft. when all phases are complete	Average Occupancy			Average Annual Rent (per sq. ft) (2)
				2005	2004	2003	2005	2004	2003
Same Store since 2005	34	$180.3	2,321,000	83%	79%	65%	$12.62	$11.98	$11.13
Same Store since 2004 (3)	59	221.6	4,424,000	81%	78%	74%	8.69	8.10	7.81
Same Store since 2003 or prior	348	1,383.7	22,339,000	87%	86%	85%	12.71	12.17	11.92

Same Store total	441	$1,785.6	29,084,000	86%	84%	82%	$12.13	$11.59	$11.33

	(in thousands) Revenue			(in thousands) NOI (after leaseholds expenses)
	2005	2004	2003	2005	2004	2003
Same Store since 2005	$26,232	$23,582	$12,052	$14,735	$12,845	$4,866
Same Store since 2004 (3)	34,017	30,267	26,993	20,965	18,408	15,530
Same Store since 2003 or prior	268,753	255,379	246,591	177,143	170,278	164,121

Same Store total	$329,002	$309,228	$285,636	$212,843	$201,531	$184,517

(1)	Total capitalized costs to storage centers since the storage center was acquired or developed.
(2)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.
(3)	Same Store since 2004 include Morningstar Storage Centers, LLC stores acquired in 2002.

The following table summarizes domestic Same Store operating performance:

Same Store Results (1)

	As defined in 2005				As defined in 2004
	2005	2004	% Change		2004	2003	% Change
	(dollars in thousands except average rent)
Segment revenue	$329,002	$309,228	6.4	%(a)	$288,167	$275,397	4.6	%(a)
Operating expense:
Personnel expenses	36,949	34,014	8.6	%(b)	31,495	28,436	10.8	%(b)
Real estate taxes	29,195	26,954	8.3	%(c)	23,830	24,218	(1.6)%
Repairs and maintenance	9,432	9,295	1.5%		8,334	7,967	4.6%
Marketing expense	9,153	8,503	7.6	%(d)	7,550	8,506	(11.2	)%(d)
Utilities and phone expenses	11,646	10,793	7.9	%(e)	9,921	9,827	1.0%
Cost of goods sold	4,058	3,661	10.8%		3,411	2,970	14.8%
Store admin and other expenses	11,569	10,363	11.6	%(f)	9,377	9,477	(1.1)%

Direct operating and real estate tax expense	112,002	103,583	8.1%		93,918	91,401	2.8%

NOI	217,000	205,645	5.5%		194,249	183,996	5.6%
Leasehold expense	4,157	4,114	1.0%		3,736	3,241	15.3%

NOI after leasehold expense	212,843	201,531	5.6%		190,513	180,755	5.4%
Indirect operating expense (2)	16,989	14,975	13.4	%(g)	14,103	12,767	10.5	%(g)

NOI after indirect operating and leasehold expense	$195,854	$186,556	5.0%		$176,410	$167,988	5.0%

Avg. annual rent per sq.ft.	$12.13	$11.59	4.7%		$11.53	$11.30	2.0%
Avg. sq.ft. occupancy	86%	84%			85%	83%
Total net rentable sq.ft.	29,084,000	29,084,000			27,044,000	27,044,000
Number of properties as of December 31	441	441			411	411

(1)	Table includes the total operating results of each storage center regardless of Shurgard’s percentage ownership interest in that storage center.
(2)	Indirect operating expense includes certain shared property costs such as district and corporate management, purchasing, national contracts personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, legal services, human resources and accounting. Indirect operating expense does not include internal real estate acquisition cost or abandoned development expense. Indirect operating expense is allocated to storage centers based on number of months in operation during the period.

(a) The increase in revenue in 2005 over 2004 resulted primarily from higher rental rates and to a lesser extent to increases in occupancy. Increases in rental rates resulted from a sustained demand continuing through the fourth quarter of 2005 and increased focus on price management. Storage centers in Florida account for $4.5 million of the increase as this area has experienced exceptional demand since the fourth quarter of 2004. Also, over the past two years Shurgard has consistently provided additional training to its direct sales team and made changes in the management of its field teams that have resulted in improved closing ratios on inquiries made by customers. These initiatives contributed to increases in Shurgard’s Same Store revenue from 2003 to 2004 and from 2004 to 2005. The increase in revenue from 2003 to 2004 resulted from improved general economic conditions since the fourth quarter of 2003 as well as the above mentioned changes in Shurgard’s management of operations. Retail sales and truck rentals contributed approximately $820,000 and $1.2 million to Shurgard’s revenue increase from 2004 to 2005 and 2003 to 2004, respectively. In 2005, Shurgard also started seeing increases in Same Store revenue as a result of the redevelopments that Shurgard has completed in 2004 and 2005; see further discussion below.

(b) Personnel expenses have increased as a result of Shurgard’s initiatives to improve the quality of service and reduce employee turnover. These initiatives included higher salaries and incentive compensation for more experienced store managers and other employees. New bonus programs that reward for retail sales and occupancy growth performance and the achievement of performance targets have contributed to higher expenses both for 2004 and 2005. Additionally, health insurance and workers’ compensation costs increased by $0.9 million from 2004 to 2005. Increases in personnel expenses from 2003 to 2004 also reflect increased employee coverage for extended hours and Sunday openings and other programs designed to enhance the service and the appearance of Shurgard’s storage centers.

(c) The increase in real estate tax expense in 2005 was driven by higher property tax and assessments in certain regions of the country. Also, in 2004 Shurgard benefited from tax refunds as a result of successful tax appeals.

(d) Marketing expense increased in 2005 primarily due to the timing of phone book advertising expense. The marketing expense decrease in 2004 compared to 2003 is attributable to higher levels of productivity from the consolidation of activities at Shurgard’s sales center along with a reduction of employees in its field sales and marketing functions.

(e) Utility expense increased as a result of rising electricity costs across the nation.

(f) Store administrative and other direct expenses increased primarily due to 19% rise in bank charges as a result of an increase in customers using credit cards, auto-debit and online payments. Shurgard’s bank credit card fees continue to escalate due to its efforts to increase customer retention and accelerate collection of revenues through broader customer enrollment in the Shurgard auto credit program, which automatically charges monthly rent to the customer’s credit card.

(g) Indirect operating expenses have been consistently higher in 2005 compared to 2004 as throughout 2004 Shurgard created new management positions in certain regions and new regional field sales and marketing positions that were in place for the full year in 2005. Shurgard believes that these expenses have leveled off with the stabilization of the regional infrastructure. The new marketing positions allow Shurgard to conduct local marketing actions and to provide the flexibility to focus its efforts in the areas where they are most needed. In 2004 compared to 2003, the increase in marketing expenses was partially offset by decreases in direct marketing expenses at the store level.

In 2004 and 2005, Shurgard invested $10.9 million and completed redevelopment of certain of its Same Stores. Additionally, as of December 31, 2005, Shurgard had two major on-going redevelopments under construction. During the construction period those stores were partially closed. After the redevelopment is completed, the storage centers generally have a faster revenue growth than non-redeveloped stores thereby affecting the comparability of Shurgard’s Same Store results. From 2004 to 2005, those redevelopments accounted for $260,000 of the Same Store revenue increase and a $90,000 decrease in NOI after indirect and leasehold expense and Shurgard expects that in 2006 these storage centers will have further impact on operating results.

Domestic New Store

The following table summarizes domestic New Store operating performance as defined at December 31, 2005:

New Store Results (1)

	Acquisitions		Developments		Total New Stores
	2005	2004	2005	2004	2005	2004
	(dollars in thousands)
Segment revenue	$11,306	$986	$12,126	$6,024	$23,432	$7,010
Direct operating and real estate tax expense	4,255	280	7,290	5,479	11,545	5,759

NOI	7,051	706	4,836	545	11,887	1,251
Leasehold expense	—	—	379	53	379	53

NOI after leasehold expense	7,051	706	4,457	492	11,508	1,198
Indirect operating expense (2)	527	52	926	612	1,453	664

NOI after indirect operating and leasehold expense	$6,524	$654	$3,531	$(120)	$10,055	$534

Avg. sq. ft. occupancy	86%	91%	68%	51%	76%	55%
No. of properties	17	7	26	23	43	30

The following table summarizes domestic New Store operating performance as defined at December 31, 2004:

New Store Results (1)

	Acquisitions		Developments		Total New Stores
	2004	2003	2004	2003	2004	2003
	(dollars in thousands)
Segment revenue	$16,093	$6,731	$14,498	$6,706	$30,591	$13,437
Direct operating and real estate tax expense	6,631	2,806	9,652	6,150	16,283	8,956

NOI	9,462	3,925	4,846	556	14,308	4,481
Leasehold expense	—	—	431	445	431	445

NOI after leasehold expense	9,462	3,925	4,415	111	13,877	4,036
Indirect operating expense (2)	632	262	1,052	603	1,684	865

NOI after indirect operating and leasehold expense	$8,830	$3,663	$3,363	$(492)	$12,193	$3,171

Avg. sq. ft. occupancy	82%	79%	62%	46%	71%	58%
No. of properties	27	20	37	28	64	48

(1)	Table includes the total operating results of each storage center regardless of Shurgard’s percentage ownership interest in that storage center.
(2)	Indirect operating expense includes certain shared property costs such as district and corporate management, purchasing, national contracts, personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, legal services, human resources and accounting. It does not include internal real estate acquisition cost or abandoned development expense. Indirect operating expense is allocated to storage centers based on number of months in operation during the period.

Increases from year to year in NOI for the New Store portfolio reflect the greater number of properties and, correspondingly, property months for the periods presented. Although this increase gives some indication of how much of Shurgard’s overall NOI growth results from the New Store segment, Shurgard does not regard it as a good method of evaluating the performance of assets within this segment. Rather, Shurgard uses other methods, including primarily comparisons of actual results to targeted NOI for the appropriate period from opening or at maturity. The performance of Shurgard’s domestic acquisitions and developments are discussed in the sections that follow.

Domestic Acquisitions

Shurgard continues to seek acquisition opportunities for high quality storage centers that meet its investment standards. Shurgard has limited its efforts to pursue only those storage centers that enhance its existing network of storage centers or allow it to establish significant market presence in new markets (i.e. establish greater market presence or expand an established market to create greater economies of scale). The operating results of Shurgard’s acquisitions are discussed below.

The following table summarizes Shurgard’s acquisition activity from 2003 to 2005:

	Number of Properties	(in millions) Total Storage Center Cost (1)	Total Net Rentable sq. ft. when all phases are complete	Average Occupancy			Average Annual Rent (per sq. ft) (2)
				2005	2004	2003	2005	2004	2003
Acquisitions in 2005	10	$44.5	751,000	83%	—	—	$8.77	$—	$—
Acquisitions in 2004	7	52.8	504,000	88%	91%	—	15.07	9.89	—
Acquisitions in 2003	20	103.1	1,449,000	83%	81%	79%	12.24	12.05	11.60

(1)	Total capitalized costs to storage centers since the storage center was acquired or developed.
(2)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.

In the first quarter of 2005, Shurgard acquired one property in North Carolina through Shurgard/Morningstar Storage Centers, LLC, one of Shurgard’s consolidated subsidiaries, in which it owns 74%, for $3.0 million (including $121,000 paid for a non-compete agreement). In the second quarter of 2005, Shurgard completed the purchase of six storage centers in North Carolina for an aggregate purchase price of $26 million. These storage centers are managed by affiliates of certain members of Shurgard/ Morningstar Storage Centers, LLC that are unrelated to Shurgard.

In the second quarter of 2005, Shurgard also acquired Central Parkway Storage, Inc. (CPI), which owns two storage properties in Florida. Shurgard had a pre-existing relationship with the shareholders of CPI and as part of the transaction Shurgard settled approximately $1.2 million of liabilities due to them. Shurgard also settled an option it had to acquire an interest in a property owned by them and recorded a gain on that option of approximately $555,000. The net consideration issued in these transactions was approximately $10.4 million and consisted of 127,684 shares of common stock ($5.5 million) and cash ($4.9 million). The amount of the consideration allocated to storage centers and related assets was $9.8 million.

Also in the second quarter of 2005, Shurgard contributed three storage centers in California to a consolidated joint venture. The development manager of these storage centers contributed an additional storage center in California (subject to a mortgage due to Shurgard) to the venture. Shurgard cancelled the mortgage on that storage center and received an approximate 85% interest in the venture; Shurgard’s partner received an approximate 15% interest in the venture.

In 2004, Shurgard purchased seven storage centers: one in North Carolina for $6.3 million (including $376,000 paid to secure a non-competition agreement), and another two in California for $5.2 million and $8.8 million in two separate transactions. Shurgard also acquired one storage center in each of Indiana and New Jersey and two in New York for $10.8 million plus $17.4 million of assumed debt.

During 2003, Shurgard purchased 20 storage centers. On June 30, 2003, Shurgard purchased 19 storage centers from the owners of Minnesota Mini Storage for 3,050,000 shares of Shurgard’s common stock (see the notes to Shurgard’s consolidated financial statements), or the equivalent of $89.5 million. These 19 storage centers had occupancy of 83% at December 31, 2005.

Shurgard purchased one storage center from a California developer on December 31, 2003 for $6.3 million. Its occupancy was 94% at December 31, 2005.

Domestic Developments

Shurgard’s investment strategy includes development of new storage centers in markets in which it currently operates where it has identified underserved markets with high barriers to entry.

The following table summarizes Shurgard’s domestic development activity from 2003 to 2005:

	Number of Properties	(in millions) Total Storage Center Cost (1)	Total Net Rentable sq. ft. when all phases are complete	Average Occupancy			Average Annual Rent (per sq. ft) (2)
				2005	2004	2003	2005	2004	2003
Developments in 2005	3	$10.8	156,000	43%	—	—	$10.38	$—	$—
Developments in 2004	9	47.2	506,000	66%	40%	—	12.71	9.22	—
Developments in 2003	14	76.1	842,000	71%	54%	28%	12.36	10.51	7.55

Development total	26	$134.1	1,504,000	68%	51%	28%	$12.42	$10.28	$7.55

	(in thousands) Revenue			(in thousands) NOI (after leasehold expenses)
	2005	2004	2003	2005	2004	2003
Developments in 2005	$300	$—	$—	$(320)	$—	$—
Developments in 2004	3,969	1,000	—	1,368	(381)	—
Developments in 2003	7,857	5,024	961	3,409	873	(862)

Development total	$12,126	$6,024	$961	$4,457	$492	$(862)

(1)	Total capitalized costs to storage centers since the storage center was acquired or developed.
(2)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period. On the year of opening the average annual rent is lower as the storage center has not been opened a full year.

Shurgard normally projects new storage properties to rent-up at occupancy rates of between 3% and 4% per month. On average Shurgard’s developments have been renting at 3.2% per month. Shurgard can give no assurance that the projections noted above regarding the development projects will occur. Actual occupancy levels and rates could be lower if Shurgard experiences competition from other self-storage properties and other storage alternatives in close proximity to its developments.

In 2005, Shurgard opened one new storage center in California and one in Oregon in the third quarter and one storage center in Florida in the fourth quarter. The Oregon storage center is a redevelopment at a site where

Shurgard had torn down an older facility in October 2004. The California storage center is under an operating lease. Those storage centers had an average occupancy of 54% at December 31, 2005, after being opened an average of four months.

In 2004, Shurgard opened nine new storage centers: four properties located one each in California, South Carolina, Michigan and New Jersey in the first quarter; one property in Washington in the second quarter; one each in Pennsylvania and California in the third quarter; and one each in Texas and Colorado in the fourth quarter. The 2004 developments were open an average of 19 months and had an average occupancy of 72% at December 31, 2005. Most stores are renting up as anticipated except one in Michigan and one in North Carolina that are renting up more slowly than expected. The slow rent up in Michigan is primarily due to the economic slowdown in that state.

The 2003 developments were open an average of 29 months and had an average occupancy rate of 76% at December 31, 2005. Eight of the 2003 developments are renting up at a slower pace than average including four in the Chicago and Michigan areas due to higher competition in both states and the slowdown in the Michigan economy. In response to the slow rent up Shurgard has adjusted rental rates in these states to sustain occupancy growth.

Domestic developments and redevelopments under construction

In addition to the operating properties discussed in domestic developments, Shurgard has properties under construction or pending construction and various redevelopment projects on existing properties. The following table summarizes the properties under construction as of December 31, 2005:

	Number of Projects	Estimated Completed Cost of Projects (1)	Total Cost to Date as of December 31, 2005
	(dollars in millions)
Developments:
Construction in progress	6	$53.7	$27.1
Land purchased pending construction	4	22.8	6.9

Total Developments	10	76.5	34.0
Redevelopment projects:
Construction in progress	2	6.0	1.1

Total	12	$82.5	$35.1

(1)	The actual completed cost of these projects could vary due to delays during construction caused by weather, unforeseen site conditions, labor shortages, personnel turnover, scheduling problems with contractors, subcontractors or suppliers, or resource constraints.

Included in construction in progress at December 31, 2005, is $9.7 million in costs related to ongoing capital improvements. The remainder of domestic development costs was incurred on projects prior to commencement of construction. Shurgard selects stores for redevelopment when it identifies opportunities to increase return on investment by upgrading the property. As of December 31, 2005, Shurgard had two major storage centers that were undergoing expansion or redevelopment projects.

European Same Store

The following table summarizes by market the performance of European Same Stores for the years ended December 31, 2005 and 2004. European Same Store includes properties located in all of the European markets in which Shurgard operates, with the exception of Germany as the first store in that market opened in 2003.

Year ended December 31, 2005 annual comparison for European Same Store

	Number of Properties	2005 Average Occupancy	Occupancy at December 31, 2005	Percent change compared to prior year
				Segment Revenue	NOI (after leasehold expenses)	Occupancy	Rate
Belgium	17	76%	78%	4.4%	3.9%	3.1%	(0.9	)%(a)
Netherlands	22	72%	78%	18.0%	26.2%	14.3%	(1.8	)%(a)
France	23	83%	84%	12.4%	21.3%	10.5%	1.1%
Sweden	20	81%	87%	14.3%	26.8%	13.2%	1.8%
Denmark	4	85%	87%	28.8%	52.2%	26.9%	(0.1	)%(a)
United Kingdom	10	77%	81%	8.0%	12.5%	10.6%	(4.2	)%(a)

Europe Totals	96	78%	82%	12.5%	19.7%	9.9%	(0.2)%

(a)	Shurgard’s rates decreased in those countries where competition is highest because Shurgard adjusted its rates in order to improve occupancy.

The following table summarized European Same Store operating performance:

Same Store Results (1)

	As defined in 2005 (1)				As defined in 2004 (1)
	2005	2004	% Change		2004	2003 (4)	% Change
	(dollars in thousands except average rent)
Segment revenue	$101,819	$90,485	12.5	%(a)	$73,241	$66,867	9.5	%(a)
Operating expense:
Personnel expenses	13,863	13,267	4.5	%(b)	10,035	9,040	11.0	%(b)
Real estate taxes	4,532	4,300	5.4%		3,150	2,888	9.1%
Repairs and maintenance	3,230	3,711	(13.0	)%(c)	2,786	2,386	16.8	%(c)
Marketing expense	7,037	7,118	(1.1	)%(d)	4,972	4,297	15.7	%(d)
Utilities and phone expenses	2,766	2,456	12.6%		1,846	1,920	(3.9)%
Cost of goods sold	3,673	3,230	13.7%		2,515	2,337	7.6%
Store admin and other expenses	7,491	6,949	7.8%		5,235	4,849	8.0%

Direct operating and real estate tax expense	42,592	41,031	3.8%		30,539	27,717	10.2%

NOI	59,227	49,454	19.8%		42,702	39,150	9.1%
Leasehold expense	2,299	1,883	22.1%		1,620	1,563	3.6%

NOI after leasehold expense	56,928	47,571	19.7%		41,082	37,587	9.3%
Indirect operating expense (2)	11,907	11,998	(0.8	)%(e)	8,781	9,610	(8.6	)%(e)

NOI after indirect operating and leasehold expense	$45,021	$35,573	26.6%		$32,301	$27,977	15.5%

Avg. annual rent per sq. ft. (3)	$22.19	$22.24	(0.2)%		$21.52	$21.17	1.7%
Avg. sq. ft. occupancy	78%	71%	9.9%		75%	70%	7.1%
Total net rentable sq. ft.	5,288,000	5,288,000			4,022,000	4,022,000
Number of properties	96	96			72	72

(1)	Amounts have been translated from local currencies at a constant exchange rate using the average exchange rate for 2005 for the 2005 to 2004 comparison and at 2004 average exchange rates for the 2004 to 2003 comparison.
(2)	Indirect operating expense includes certain shared property costs such as regional management, national contracts personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, human resources and accounting. It does not include internal real estate acquisition cost or abandoned development expense. Indirect operating expense is allocated to storage centers based on number of months in operation during the period.
(3)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period.
(4)	The 2003 results were not included in Shurgard’s consolidated financial statements because Shurgard did not consolidate Shurgard Europe until 2004.

(a) The growth in revenue at constant exchange rate in 2005 over 2004 results primarily from increases in occupancy that were achieved through heightened marketing, better pricing management and improved retention of existing customers. Shurgard has seen most of the improvement in Sweden and France, where it has been able to maintain rates. In 2004, most of the revenue growth compared to 2003 was due to increases in occupancy as many of the stores were still in rent up phase. Revenue growth in U.S. dollars, when translated at the applicable average period rates, increased by 12% in 2005 compared to 2004 and 20.6% in 2004 compared to 2003.

(b) Personnel expenses increased from 2004 to 2005 as a result of hiring more experienced store managers with higher salaries and more incentive compensation, in particular in Sweden and the Netherlands. This more experienced workforce has contributed to the revenue increases in those countries discussed above. Personnel increases from 2003 to 2004 resulted from the creation in 2004 of sales representative positions in the field targeted at commercial customers, in particular in France where they have had a positive effect on occupancy.

(c) In 2004 Shurgard incurred significant repair and maintenance expenses on its security systems in Belgium and the Netherlands that explain both the decrease of repair and maintenance costs compared to 2005 and the increase compared to 2003.

(d) On an annual basis, marketing expenses have slightly decreased over the prior year as a result of decreasing marketing initiatives in the second half of the year in France, the United Kingdom and Sweden. The increases in marketing expenses in 2004 compared 2003 were due to new programs launched in the third quarter 2004 and to higher phone directories expenses. Targeted marketing initiatives and sales training that were launched during the third quarter 2004 accelerated during the fourth quarter, yielding positive results in terms of inquiries and improved Shurgard’s ability to close sales in several markets. Certain marketing actions also resulted in better retention of Shurgard’s existing customers and its ability to market ancillary services.

(e) As a result of reorganization decisions and efforts to create synergies in between countries initiated since the second quarter of 2005, Shurgard has started to see a decline in indirect expenses. Shurgard expects to continue realizing further efficiencies in 2006. Indirect operating expense allocated to Same Store decreased in 2004 compared to 2003 primarily as a result of spreading certain indirect costs over more stores as the European market expands.

The following tables present reconciliations of the European Same Store results translated to U.S. dollars at a constant exchange rate to Same Store results translated at an average exchange rate. Each of the categories presented is reconciled in the notes to Shurgard’s consolidated financial statements.

	2004
	Same Store (1)	Exchange Difference	Total (2)
	(in thousands)
Segment revenue	$90,485	$463	$90,948
Direct operating and real estate tax expense	41,031	110	41,141

Consolidated NOI	49,454	353	49,807
Leasehold expense	1,883	9	1,892

NOI after leasehold expense	47,571	344	47,915
Indirect operating expense	11,998	27	12,025

Consolidated NOI after indirect and leasehold expense	$35,573	$317	$35,890

	2003
	Same Store (2)	Exchange Difference	Total (3)
	(in thousands)
Segment revenue	$66,867	$(6,160)	$60,707
Direct operating and real estate tax expense	27,717	(2,581)	25,136

Consolidated NOI	39,150	(3,579)	35,571
Leasehold expense	1,563	(130)	1,433

NOI after leasehold expense	37,587	(3,449)	34,138
Indirect operating expense	9,610	(876)	8,734

Consolidated NOI after indirect and leasehold expense	$27,977	$(2,573)	$25,404

(1)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2005 for the purpose of comparison with the 2005 results.
(2)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2004.
(3)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2003 for purpose of reconciliation with the 2003 consolidated financial statements.

European New Store

All but one of Shurgard’s European New Stores were developed at December 31, 2005. Shurgard acquired one self-storage facility in the United Kingdom in 2004. The following table summarizes New Store operating performance as defined at December 31, 2005:

European New Store Results (1)

	Developments		Acquisitions			New Store
	2005	2004	2005	2004		2005	2004
	(dollars in thousands)
Segment revenue	$23,109	$10,367	$1,589	$548		$24,698	$10,915
Direct operating and real estate tax expense	20,177	13,559	537	274		20,714	13,833

NOI	2,932	(3,192)	1,052	274		3,984	(2,918)
Leasehold expense	325	215	—	—		325	215

NOI after leasehold expense	2,607	(3,407)	1,052	274		3,659	(3,133)
Indirect operating expense (2)	6,423	5,214	89	42		6,512	5,256

NOI after indirect operating and leasehold expense	$(3,816)	$(8,621)	$963	$232		$(2,853)	$(8,389)

Avg. sq. ft. occupancy	39%	22%	78%	88	%(a)	40%	24%
No. of properties	52	38	1	1		53	39

(a)	The occupancy of this storage center has decreased since it was acquired due to partial closure for redevelopment.

The following table summarizes New Store operating performance as defined at December 31, 2004:

European New Store Results (1)

	Developments		Acquisitions		New Store
	2004	2003 (3)	2004	2003 (3)	2004	2003 (3)
	(dollars in thousands)
Segment revenue	$28,291	$11,028	$577	$—	$28,868	$11,028
Direct operating and real estate tax expense	24,286	13,890	289	—	24,575	13,890

NOI	4,005	(2,862)	288	—	4,293	(2,862)
Leasehold expense	487	276	—	—	487	276

NOI after leasehold expense	3,518	(3,138)	288	—	3,806	(3,138)
Indirect operating expense (2)	8,490	6,039	45	—	8,535	6,039

NOI after indirect operating and leasehold expense	$(4,972)	$(9,177)	$243	$—	$(4,729)	$(9,177)

Avg. sq. ft. occupancy	36%	14%	88%	—	36%	14%
No. of properties	62	50	1	—	63	50

(1)	Amounts for both years have been translated from local currencies at a constant exchange rate using the average exchange rates of 2005 for the 2005 to 2004 comparison and the 2004 exchange rates for the 2004 to 2003 comparison.
(2)	Indirect operating expense includes certain shared property costs such as regional management, national contracts personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, human resources and accounting. It does not include internal real estate acquisition cost or abandoned development expense. Indirect operating expense is allocated to stores based on number of months in operation during the period.
(3)	The 2003 results were not included in Shurgard’s consolidated financial statements because Shurgard did not consolidate Shurgard Europe until 2004.

In August 2004, Shurgard acquired a single storage facility in central London (United Kingdom). This 38,000 net rentable square foot property represents a total investment of $14.6 million, translated at the historical purchase cost.

The following tables present reconciliations of the European New Store results translated to U.S. dollars at a constant exchange rate to New Store results translated at an average exchange rate. Each of the categories presented is reconciled in the notes to Shurgard’s consolidated financial statements.

	2004
	Exchange
	New Store (1)	Difference	Total (2)
	(in thousands)
Segment revenue	$10,915	$246	$11,161
Direct operating and real estate tax expense	13,833	140	13,973

Consolidated NOI	(2,918)	106	(2,812)
Leasehold expense	215	—	215

NOI after leasehold expense	(3,133)	106	(3,027)
Indirect operating expense	5,256	35	5,291

Consolidated NOI after indirect and leasehold expense	$(8,389)	$71	$(8,318)

	2003
	Exchange
	New Store (2)	Difference	Total (3)
	(in thousands)
Segment revenue	$11,028	$(963)	$10,065
Direct operating and real estate tax expense	13,890	(1,229)	12,661

Consolidated NOI	(2,862)	266	(2,596)
Leasehold expense	276	(29)	247

NOI after leasehold expense	(3,138)	295	(2,843)
Indirect operating expense	6,039	(510)	5,529

Consolidated NOI after indirect and leasehold expense	$(9,177)	$805	$(8,372)

(1)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2005 for the purpose of comparison with the 2005 results.
(2)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2004.
(3)	Amounts are translated from local currencies to U.S. dollars using the average exchange rate for 2003 for purpose of reconciliation with the 2003 consolidated financial statements.

European Developments

The following table summarizes performance of European developments and acquisition opened through 2005 by country during 2005, 2004 and 2003:

	Number of Properties	(in millions) Storage Center Cost		Total Net Rentable sq. ft.	Average Occupancy			Average Annual Rent (per sq. ft) (3) (4)
					For the year ended December 31,			For the year ended December 31,
		Development Cost (1)	Total Cost (2)
					2005	2004	2003	2005	2004	2003
New store:
Opened in 2005
Belgium	1	$5.8	$5.8	55,000	2.6%	—	—	N/A	$—	$—
Netherlands	3	10.9	10.9	138,000	1.6%	—	—	N/A	—	—
Germany	2	11.7	11.8	93,000	7.0%	—	—	$7.73	—	—
France	5	36.8	37.0	292,000	7.4%	—	—	5.01	—	—
Denmark	1	7.2	7.2	50,000	20.8%	—	—	13.70	—	—
United Kingdom	2	20.1	20.3	80,000	15.8%	—	—	17.50	—	—

Total opened in 2005	14	$92.5	$93.0	708,000	7.8%	—	—	$9.53	$—	$—

Opened in 2004
Germany	4	$25.3	$25.5	202,000	34.2%	5.0%	—	$17.43	$8.35	$—
France	4	22.9	23.2	217,000	26.0%	1.9%	—	19.65	6.40	—
Denmark	2	13.9	14.0	101,000	49.9%	10.2%	—	20.43	10.36	—
United Kingdom	3	29.9	30.3	87,000	46.7%	28.9%	—	49.14	18.34	—

Total opened in 2004	13	$92.0	$93.0	607,000	35.7%	9.3%	—	$24.67	$12.67	$—

Opened in 2003
Belgium	1	$3.3	$4.6	45,000	75.0%	51.8%	4.9%	$15.01	$15.31	$2.66
Netherlands	7	37.6	40.1	351,000	59.0%	30.3%	2.1%	19.40	21.59	5.01
Germany	5	33.2	33.6	268,000	49.7%	25.8%	2.6%	14.84	15.80	3.80
France	7	41.4	44.9	372,000	56.1%	25.1%	3.1%	20.33	21.58	9.01
Sweden	2	10.8	13.7	94,000	67.6%	36.2%	7.8%	18.02	17.63	7.86
Denmark	1	7.4	10.0	49,000	93.4%	53.1%	9.5%	23.13	22.97	11.70
United Kingdom	3	30.8	39.9	152,000	59.9%	34.4%	4.2%	38.42	41.38	22.23

Total opened in 2003	26	$164.5	$186.8	1,331,000	58.8%	30.4%	3.5%	$21.00	$22.58	$8.43

New Store Total	53	$349.0	$372.8	2,646,000	39.8%	23.5%	3.5%	$21.16	$20.75	$8.43

Same store:
Opened in 2002
Belgium	2	$7.0	$10.0	101,000	53.8%	46.8%	33.7%	$12.52	$13.04	$13.17
Netherlands	7	38.4	54.6	368,000	62.7%	49.1%	29.7%	19.80	20.49	20.24
France	7	40.9	58.8	378,000	74.3%	59.5%	35.0%	20.04	20.02	20.63
Sweden	3	17.0	24.7	151,000	81.1%	66.5%	40.8%	21.64	20.38	18.64
Denmark	2	13.8	19.9	102,000	85.8%	60.6%	25.1%	22.08	22.25	20.94
United Kingdom	3	32.1	48.6	166,000	75.4%	61.2%	27.2%	37.10	41.46	43.62

Total opened in 2002	24	$149.2	$216.6	1,266,000	71.2%	56.6%	32.2%	$22.32	$22.94	$22.18

Opened in 2001 and before
Belgium	15	$67.5	$100.5	894,000	78.9%	77.1%	76.0%	$16.30	$16.38	$16.26
Netherlands	15	73.4	110.5	821,000	76.7%	69.5%	63.0%	20.90	21.14	21.05
France	16	87.1	131.7	855,000	87.4%	82.3%	74.2%	25.67	25.08	25.12
Sweden	17	86.8	135.6	974,000	80.8%	72.2%	66.1%	20.44	20.22	20.08
Denmark	2	12.7	18.5	107,000	85.1%	73.7%	63.1%	21.88	21.78	21.83
United Kingdom	7	64.3	96.8	371,000	77.3%	72.9%	69.6%	34.92	35.58	34.55

Total opened before 2002	72	$391.8	$593.6	4,022,000	80.7%	75.0%	69.6%	$22.15	$22.07	$21.88

Same Store Total	96	$541.0	$810.2	5,288,000	78.4%	70.7%	60.8%	$22.19	$22.24	$21.92

	(in thousands) Segment Revenue (3)			(in thousands) NOI (3) (after leasehold expense)
	For the year ended December 31,			For the year ended December 31,
	2005	2004	2003	2005	2004	2003
New store:
Opened in 2005
Belgium	$1	$—	$—	$(68)	$—	$—
Netherlands	1	—	—	(205)	—	—
Germany	61	—	—	(626)	—	—
France	147	—	—	(833)	—	—
Denmark	183	—	—	(240)	—	—
United Kingdom	268	—	—	(454)	—	—

Total opened in 2005	$661	$—	$—	$(2,426)	$—	$—

Opened in 2004
Germany	$1,279	$181	$—	$(380)	$(867)	$—
France	1,310	99	—	(394)	(608)	—
Denmark	1,212	240	—	187	(257)	—
United Kingdom	2,152	719	—	693	74	—

Total opened in 2004	$5,953	$1,239	$—	$106	$(1,658)	$—

Opened in 2003
Belgium	$552	$366	$22	$264	$106	$(90)
Netherlands	4,233	2,234	116	1,189	(385)	(775)
Germany	2,107	1,055	56	6	(929)	(900)
France	4,857	2,392	270	1,568	(814)	(752)
Sweden	1,324	694	109	517	(106)	(302)
Denmark	1,167	659	112	591	225	(218)
United Kingdom	3,844	2,276	268	1,844	428	(206)

Total opened in 2003	$18,084	$9,676	$953	$5,979	$(1,475)	$(3,243)

New Store Total	$24,698	$10,915	$953	$3,659	$(3,133)	$(3,243)

Same store:
Opened in 2002
Belgium	$740	$624	$451	$206	$83	$(150)
Netherlands	4,856	3,605	2,236	2,289	1,253	14
France	6,543	5,166	3,105	2,863	1,624	(28)
Sweden	2,944	2,231	1,278	1,745	983	155
Denmark	2,117	1,492	591	1,076	552	(208)
United Kingdom	5,099	4,462	2,182	2,754	2,237	329

Total opened in 2002	$22,299	$17,580	$9,843	$10,933	$6,732	$112

Opened in 2001 and before
Belgium	$12,718	$12,272	$11,772	$8,059	$7,871	$7,439
Netherlands	13,904	12,287	11,111	7,536	6,532	5,995
France	21,550	19,823	17,747	12,477	11,025	9,581
Sweden	18,081	16,166	14,576	10,202	8,436	7,597
Denmark	2,226	1,881	1,536	1,081	865	625
United Kingdom	11,041	10,476	9,780	6,640	6,110	6,139

Total opened before 2002	$79,520	$72,905	$66,522	$45,995	$40,839	$37,376

Same Store Total	$101,819	$90,485	$76,365	$56,928	$47,571	$37,488

(1)	Development cost of these projects is reported in U.S. dollars translated at the December 31, 2005 exchange rate of $1.18 to the Euro. Operating results (see note (3) below) are reported at the average exchange rate for the year 2005, which was $1.19 to the Euro. To the extent these exchange rates differ, Shurgard believes this data does not allow for an accurate measure of property investment yield. Shurgard believes the application of a constant exchange rate to both the property cost and operating results may provide a more meaningful measure of investment yield. The cost of the storage centers exclude the excess cost of approximately $293 million over carrying cost Shurgard paid for ownership interests acquired in Shurgard Europe in 2003 and 2005.

(2)	Total storage center cost includes all cost capitalized to storage centers since the store was acquired or developed. The costs are reported in U.S. dollars translated at the December 31, 2005 exchange rate of $1.18 to the Euro. Operating results (see note (3) below) are reported at the average exchange rate for 2005 which was $1.19 to the Euro. To the extent these exchange rates differ, Shurgard believes it does not allow for an accurate measure of property investment yield. Shurgard believes the application of a constant exchange rate to both the property cost and operating results may provide a more meaningful measure of investment yield.
(3)	The amounts have been translated from local currencies at a constant exchange rate using the average exchange rate for 2005.
(4)	Average annual rent per square foot is calculated by dividing actual rent collected by the average number of square feet occupied during the period. The average annual rent is lower in the first year of operations as the store has not been opened a full year.

European Developments Under Construction

The following table summarizes European development projects in progress at December 31, 2005.

	First Shurgard and Second Shurgard
	Number of Projects	Estimated Completed Cost of Projects (1)	Total Cost to Date as of December 31, 2005
		(dollars in millions)
Construction in Progress
France	1	$4.5	$2.5
Sweden	1	3.7	2.5
United Kingdom	1	5.9	5.3

	3	14.1	10.3

Land purchased pending construction
France	1	$10.2	$6.1
United Kingdom	1	7.1	3.0

	2	17.3	9.1

Total	5	$31.4	$19.4

(1)	The actual completed cost of projects could vary due to delays during construction caused by weather, unforeseen site conditions, labor shortages, personnel turnover, scheduling problems with contractors, subcontractors or suppliers, or resource constraints.

Shurgard’s Funds from Operations

Shurgard uses Funds From Operations (FFO) in addition to net earnings to report its operating results. Shurgard uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts (NAREIT) as interpreted by the SEC. Accordingly, FFO is defined as net income (computed in accordance with GAAP), excluding gains (losses) on dispositions of interests in depreciated operating properties and real estate depreciation and amortization expenses. FFO includes Shurgard’s share of FFO of unconsolidated real estate ventures and discontinued operations and excludes minority interests in real estate depreciation and amortization expenses. Shurgard believes FFO is a meaningful disclosure as a supplement to net earnings because net earnings assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. Shurgard believes that the values of real estate assets fluctuate due to market conditions. Shurgard’s calculation of FFO may not be comparable to similarly titled measures reported by other companies because not all companies calculate FFO in the same manner. FFO is not a liquidity measure and should not be considered as an alternative to cash flows or indicative of cash available for distribution. It also should not be considered an alternative to net earnings, as determined in accordance with U.S. GAAP, as an indication of Shurgard’s financial performance.

The following table sets forth the calculation of FFO in accordance with the NAREIT definition:

	2005	2004	2003
	(in thousands)
Net income	$11,659	$45,295	$37,638
Depreciation and amortization (1)	81,174	77,131	52,715
Depreciation and amortization from unconsolidated joint ventures and subsidiaries	—	—	12,150
Gain on sale of operating properties (2)	(12,299)	(16,226)	(2,238)
Cumulative effect of change in accounting principle	—	2,339	—

FFO	80,534	108,539	100,265
Preferred distribution and other (3)	(12,066)	(12,193)	(12,082)

FFO attributable to common shareholders	$68,468	$96,346	$88,183

(1)	Excludes depreciation related to non-real estate assets and minority interests in depreciation and amortization and includes depreciation and amortization of discontinued operations.
(2)	Shurgard has included in FFO gains and losses of land and non-real estate operating assets of approximately $550,000, $130,000 and $250,000 in 2005, 2004 and 2003, respectively. Additionally, Shurgard has included in FFO income from discontinued operations of $850,000, $2.9 million and $3.4 million for years ended December 31, 2005, 2004 and 2003, respectively.
(3)	Net of impact of anti-dilutive securities.

FFO attributable to common shareholders for 2005 decreased $27.9 million compared to FFO for 2004, which had increased $8.2 million over 2003. FFO in 2005 benefited from a 26% increase in income from operations over 2004. However, this increase was more than offset by costs incurred in 2005 associated with Shurgard’s previously announced exploration of strategic alternatives totaling $13.8 million; fluctuations in foreign currency exchange rates between 2005 and 2004 resulting in a net negative change of almost $16 million and increases in interest expense of $22.7 million due to higher borrowings and interest rates.

Shurgard’s Financial Condition, Liquidity and Capital Resources

Shurgard’s primary cash requirements are for payments of operating expenses, debt service, dividends on common and preferred stock, expansions and improvements to existing properties and acquisitions and developments of new properties. These requirements have been funded by operating cash flows and from Shurgard’s lines of credit. Shurgard believes that its liquidity and capital resources are adequate for its near-term and longer-term requirements. Shurgard had cash and cash equivalents of $39.8 million at December 31, 2005, and $50.3 million at December 31, 2004. As of December 31, 2005, Shurgard had $116.5 million available under its domestic revolving line of credit.

As a REIT, Shurgard’s ability to retain cash flow for reinvestment is restricted. In order for Shurgard to qualify as a REIT for federal income tax purposes, Shurgard is required, among other things, to make distributions to its shareholders of at least 90% of its REIT taxable income. For the years ended December 31, 2005, 2004 and 2003, the company distributed $113.3 million, $112.8 million, and $99.3 million, respectively, to its shareholders. Shurgard expects to use its cash flow from operating activities for distributions to shareholders and intends to invest amounts accumulated for these distributions in short-term investments.

Up until 2004, Shurgard relied primarily on the public debt and equity markets for its long-term financing. Because Shurgard did not file a fully compliant Annual Report on Form 10-K for the year ended December 31, 2004 until October 14, 2005, Shurgard is not eligible to access the public capital markets to raise equity or debt using a short-form registration statement on Form S-3 until November 2006. Shurgard has traditionally used proceeds from borrowings under its credit facilities to fund its property development and acquisition requirements. Although Shurgard has subsequently repaid these borrowings with proceeds from public debt and equity offerings, Shurgard currently anticipates utilizing its credit facilities, which mature in February of 2008. Shurgard has also used these proceeds to repay maturing corporate or mortgage debt and for other corporate purposes.

Shurgard believes that the development joint venture structure provides several advantages to Shurgard Europe at this stage in its growth. It allows Shurgard Europe to expand the Shurgard brand with less capital and, therefore, represents a more efficient use of its capital. Even if Shurgard Europe does not ultimately acquire the properties developed by the joint venture, the development and management fees provide it with a stable source of income. Currently, Shurgard employs a joint venture development strategy that is funded approximately 42% through equity and the remainder through debt financing. Shurgard has a 20% ownership interest in the related joint ventures. Shurgard raises the balance needed through credit facilities collateralized by the properties of the ventures.

The following table summarizes certain information regarding Shurgard’s liquidity and capital resources:

Short-term and long-term liquidity

	As of December 31,
	2005	2004	2003
	(dollars in millions)
Total market capitalization (1)	$4,664	$3,880	$2,881
Debt to total market capitalization (1) (2)	40%	43%	35%
Weighted average interest rate (3)	5.77%	5.25%	5.93%

(1)	Total market capitalization is based on the closing market price, at each period end, of the Class A Common Stock, Series C Preferred Stock and the Series D Preferred Stock multiplied by their respective total number of outstanding shares plus total debt.
(2)	Debt includes notes payable, lines of credit and participation rights. The 2005 and 2004 debt includes Shurgard’s European subsidiaries’ debt which results in a higher debt to total market capitalization ratio. In 2003, Shurgard’s unconsolidated European subsidiaries had third party debt totaling $443.2 million.
(3)	Represents weighted average interest rate on Shurgard’s outstanding lines of credit and notes payable.

In 2005, Shurgard entered into a three-year unsecured domestic credit agreement, which includes a revolving credit facility with a group of banks to borrow up to $350 million and a $350 million term loan facility that matures in February 2008. These new facilities replaced previously existing facilities that matured in February 2005. Shurgard borrowed the entire available $350 million on the term loan facility. The revolving credit facility can be extended for one year at Shurgard’s option for a fee. The credit facility and the term loan require interest payments at LIBOR plus a margin based on the ratings assigned to Shurgard’s senior unsecured long-term debt securities. As of December 31, 2005, Shurgard’s margin was 0.90% on the revolving credit facility and 1.10% on the term loan, which reflects a 0.20% increase in Shurgard’s margins effective since July 2005 following downgrades on credit ratings by Moody’s Investor Service, Inc. (Moody’s), Standard & Poor’s Rating Services (S&P) and Fitch, Inc. (Fitch). Subsequent to the closing of the new facility, Moody’s announced a downgrade of Shurgard’s senior unsecured long-term debt to Baa3 and in July 2005, S&P and Fitch announced downgrades to BBB-. As of December 31, 2005, the term loan had no additional funds available, and availability under the revolving credit facility was $116.5 million. Shurgard can use borrowings under the revolving credit facility for various purposes, including project acquisition and development costs, repayment of debt and other corporate needs.

First Shurgard and Second Shurgard have senior credit agreements denominated in euros to borrow, in aggregate, up to €272.5 million ($322.7 million as of December 31, 2005). As of December 31, 2005, the available amount under those credit facilities was in aggregate €115.5 million ($136.8 million). Shurgard’s draws under the First Shurgard and Second Shurgard credit facilities are determined on a development project basis and can be limited if the completion of projects is not timely or if Shurgard has certain cost overruns. Borrowings under both the First Shurgard and Second Shurgard credit facilities were such that they could only be used to fund property development costs of First Shurgard and Second Shurgard. In January 2006, Shurgard amended Second Shurgard’s credit agreement such as to allow for borrowings for up to €21.9 million ($25.9 million as of December 31, 2005) to be used for acquisition of existing self-storage properties including properties under capital leases. Shurgard expects that internally generated cash flows within Shurgard Europe will be sufficient to fund Shurgard Europe’s on-going equity commitments to both First Shurgard and Second Shurgard.

Shurgard is continually evaluating sources of capital and believe they are available to meet its liquidity needs without necessitating sales of properties. In addition to its cash and cash equivalents and availability under its credit facility, Shurgard has other sources of capital. Subject to certain restrictions contained in Shurgard’s merger agreement with Public Storage, Shurgard may sell operating properties if market conditions warrant in 2006. Subject to certain restrictions in the merger agreement, Shurgard may also contribute properties to joint ventures in exchange for interests in and cash distributions from those ventures, and/or sell peripheral and other land parcels. For a description of the limitations imposed on Shurgard’s conduct by the merger agreement, see “The Merger Agreement—Covenants and Agreements.” In addition, most of Shurgard’s domestic operating properties are unencumbered by mortgage debt.

Shurgard’s contractual cash obligations and construction cost commitments are summarized as follows at December 31, 2005:

	2006	2007	2008	2009	2010	Thereafter	Total
	(in thousands)
Debt:
Scheduled principal payments	$5,359	$10,224	$5,392	$3,040	$3,170	$8,170	$35,355
Balloon Payments	3,867	54,086	808,650	34,936	7,461	908,706	1,817,706
Interest (1)	102,786	105,070	58,993	50,348	49,972	19,008	386,177
Capital lease obligations	618	630	642	654	604	33,784	36,932
Operating leases	9,509	8,512	7,265	6,584	5,200	143,852	180,922
Construction commitments
Domestic	29,055	—	—	—	—	—	29,055
Shurgard Europe	576	231	231	203	274	—	1,515
First Shurgard	6,604	47	55	64	—	—	6,770
Second Shurgard	14,540	(241)	24	29	5	—	14,357
Commitments to lend	4,129	58	—	—	—	—	4,187
Commitment to purchase minority partners interests	2,000	—	—	—	—	—	2,000
Advisory contract commitments	11,350	—	—	—	—	—	11,350

Total	$190,393	$178,617	$881,252	$95,858	$66,686	$1,113,520	$2,526,326

(1)	Projected interest is based on annual debt maturities and weighted-average interest rates on outstanding debt at the end of each year as well as a LIBOR and EURIBOR at December 31, 2005, of 4.39% and 2.40%, respectively, along with a forward yield curve for following years and the applicable margin to each debt.

On March 6, 2006, Shurgard entered into the merger agreement with Public Storage. On consummation of the proposed merger, each outstanding share of Shurgard’s common stock will be converted into the right to receive 0.82 of a fully paid and non-assessable share of Public Storage common stock. Shurgard also expects to redeem each series of its outstanding preferred stock in accordance with its terms for a combined aggregate amount of approximately $136.3 million, payable by Public Storage. Public Storage will assume approximately $1.8 billion of Shurgard’s debt.

In connection with the exploration of strategic alternatives and its proposed merger with Public Storage, Shurgard entered into engagement letters with its financial advisors. Under these agreements Shurgard expensed $12 million in combined minimum fee obligations of which $11.4 million remained unpaid and included in other liabilities. As a result of entering into the merger agreement with Public Storage, Shurgard will incur $12 million of additional financial advisory fees plus out of pocket expenses in 2006. Of the total $23.4 million in financial advisory fees payable in 2006, approximately $10.5 million are due during the first quarter of 2006; the balance of $12.9 million will become payable upon consummation of the proposed merger. In addition, related to the exploration of strategic alternatives, Shurgard incurred $1.8 million in legal fees and expense reimbursements in 2005 and expects to incur an additional $5.0 million of such fees and expenses in 2006 in connection with the proposed merger with Public Storage.

The following table summarizes Shurgard’s cash flows activity:

	2005	2004	2003
	(in thousands)
Net cash provided by operating activities	$116,152	$122,741	$123,698
Net cash used in investing activities	(282,186)	(187,186)	(408,119)
Net cash provided by financing activities	159,740	99,367	283,123
Effect of exchange rate changes on cash and cash equivalents	(4,205)	3,685	—

(Decrease) increase in cash and cash equivalents	(10,499)	38,607	(1,298)
Cash and cash equivalents at beginning of period	50,277	11,670	12,968

Cash and cash equivalents at end of period	$39,778	$50,277	$11,670

The decrease in cash provided by operating activities in 2005 was attributable primarily to the timing of certain payments. Net cash used by operating activities in Europe amounted to approximately $6.0 million.

Investing

Cash used in investing activities in 2005 included:

•	$66.9 million invested in domestic new development, redevelopments and enhancements of existing storage centers;

•	$100.0 million for development and improvements of new European storage centers;

•	$35.5 million expended for acquisition of domestic storage centers; and

•	$97.8 million for the acquisition of additional interests in Shurgard Europe.

These expenditures were partially offset by $26.3 million of proceeds from the sales of interests in operating storage centers and sale of other real estate assets.

Shurgard’s developments in Europe were conducted through First Shurgard and Second Shurgard which were financed primarily by borrowings on their credit facilities and by capital contributions by Shurgard and its joint venture partners. In June 2005, Shurgard acquired the remaining 12.77% ownership interests in Shurgard Europe, which became a wholly-owned subsidiary.

Cash used in investing activities in 2004 included:

•	$62.8 million invested in domestic new development, redevelopments and enhancements of existing storage centers;

•	$31.1 million expended for acquisition of domestic storage centers;

•	$121.4 million for development and improvements of new European storage centers;

•	$14.6 million for acquisitions of European operating storage centers; and

•	$5.3 million for the acquisition of additional interests in Shurgard Europe.

In July 2004, Shurgard purchased the remaining shares of Recom, through which it holds part of Shurgard’s ownership interest in Shurgard Europe for approximately $5.3 million cash and the forgiveness of a note of approximately $2.3 million. As a result of this transaction, Shurgard increased its ownership interest in Shurgard Europe from 85.47% to 87.23%. In August 2004, Shurgard acquired a single property storage facility in the United Kingdom, through a wholly-owned consolidated European subsidiary. Shurgard financed this $14.6 million acquisition with proceeds from its domestic line of credit.

Cash used in investing activities in 2003 included:

•	$309.1 million for Shurgard’s acquisition of the majority interest in Shurgard Europe;

•	$84.1 million for domestic new development, redevelopments and enhancements of existing storage centers; and

•	$13.4 million for improvements to Shurgard’s existing domestic storage centers.

Financing

Cash provided by financing activities in 2005 included:

•	$32.0 million from capital contributions received primarily from Shurgard’s partner in First Shurgard and Second Shurgard;

•	$250.0 million proceeds from the new three-year term loan facility;

•	$69.2 million proceeds from First Shurgard and Second Shurgard’s credit facilities; and

•	$9.5 million proceeds from new domestic mortgage notes.

These cash proceeds were partially offset by the following payments:

•	$113.3 million distributions paid on common and preferred stock;

•	$63.8 million of net repayments on Shurgard’s domestic revolving line of credit;

•	$15.0 million of payment on interest swaps that matured in February 2005; and

•	$5.5 million repayment on domestic mortgage notes payable.

Cash provided by financing activities in 2004 included:

•	$29.4 million from capital contributions received primarily from partners in First Shurgard and Second Shurgard;

•	$384.0 million proceeds from Euro denominated bonds issued in October 2004;

•	$100.0 million proceeds from new one-year term loan facility obtained in April 2004;

•	$34.1 million of net additional draws on Shurgard’s domestic revolving line of credit;

•	$72.0 million proceeds from new domestic mortgage notes; and

•	$101.5 million proceeds from First Shurgard and Second Shurgard’s credit facilities.

Cash provided by financing activities in 2003 included:

•	$178.9 million of net proceeds from the sale of 5.75 million shares of common stock;

•	$197.9 million of proceeds from Shurgard’s issuance of senior unsecured notes; and

•	$39.1 million proceeds from new domestic mortgage notes.

In October 2004, Shurgard Europe completed a €325 million secured bond offering, the proceeds of which it used to repay its credit facility. The bonds are collateralized by 101 storage centers wholly-owned by Shurgard Europe that had a net book value of $579 million as of December 31, 2004 and contain various financial covenants. The notes are due on October 1, 2011. The notes are structured in three tranches, with a weighted average interest rate of 0.51% over EURIBOR. Shurgard Europe has entered into interest rate and currency swap agreements in order to hedge its interest rate exposure and to fix the interest rate through maturity at 4.23%. Additionally, on October 15, 2004, Shurgard Europe obtained a €30 million senior credit facility available in the event of a liquidity shortfall through the legal maturity of the bonds.

Using borrowing under its line of credit, Shurgard repaid its 7.5% senior unsecured notes upon their maturity in April 2004 and retired the remaining participation rights liability in December 2004.

These cash proceeds were partially offset by the following payments:

•	$99.3 million distributions paid on Shurgard’s common and preferred stock; and

•	$35.8 million repayment of mortgage notes payable.

On March 19, 2003, Shurgard issued $200 million (net proceeds of $197.9 million) in 5.875% senior unsecured notes due in 2013. The notes require semi-annual interest payments due March 15 and September 15. Shurgard used the proceeds from the notes to repay credit facility borrowings that were used to fund the acquisition of additional interests in Shurgard Europe.

On July 11, 2003, Shurgard raised approximately $178.9 million of net proceeds through the sale of 5.75 million shares of its common stock. Shurgard used approximately $101.6 million of the proceeds to fund the acquisition of an additional 19.7% ownership interest in Shurgard Europe. Shurgard used additional proceeds to repay a portion of the indebtedness under its line of credit.

Shurgard’s Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Shurgard’s Quantitative and Qualitative Disclosures about Market Risk

Shurgard is exposed to changes in interest rates primarily from its floating rate debt arrangements. Shurgard has implemented a policy to protect against interest rate and foreign currency exchange risk. Shurgard’s interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. To achieve these objectives Shurgard issues long-term notes payable, primarily at fixed interest rates, and may selectively enter into derivative financial instruments, such as interest rate lock agreements, interest rate swaps and caps in order to mitigate the interest rate risk on existing or future borrowings. Shurgard’s investment policy prohibits it from entering into any such contract solely to secure profit by speculating on the direction of currency exchange or interest rates if unrelated to capital borrowed lent or invested by Shurgard.

Shurgard has foreign currency exposures related to its investment in the construction, acquisition, and operation of storage centers in countries outside the United States to the extent such activities are financed with financial instruments or equity denominated in non-functional currencies. Since all foreign debt is denominated in the corresponding functional currency, Shurgard’s currency exposure is limited to its equity investment in those countries. Countries in which Shurgard has exposure to foreign currency fluctuations include Belgium, France, the Netherlands, Sweden, Denmark, Germany and the United Kingdom. Shurgard’s net investment in these foreign operations at December 31, 2005, was in excess of $425 million, most of which Shurgard considered long-term and its 2005 net loss from foreign operations was approximately $30.0 million.

The table below summarizes annual debt maturities and weighted-average interest rates on outstanding debt at the end of each year and fair values required to evaluate Shurgard’s expected cash-flows under debt agreements and Shurgard’s sensitivity to interest rates. The weighted average interest rate was determined based on a LIBOR of 4.39% and 2.42% at December 31, 2005 and 2004, respectively, a EURIBOR of 2.40% and 2.13% at December 31, 2005 and 2004, respectively, a forward yield curve for following years and the applicable margin to each debt:

As of December 31, 2005 (in thousands):

Expected maturity date	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
Fixed rate debt (1)	$4,710	$53,173	$21,476	$2,900	$3,084	$531,987	$617,330	$648,848
Average interest rate	6.71%	6.61%	6.60%	6.60%	6.61%	5.88%
Variable rate LIBOR debt (2)	$2,384	$4,209	$650,631	$140	$7,547	$—	$664,911	$664,911
Average interest rate	5.67%	5.83%	6.94%	6.98%	7.05%	—
Variable rate EURIBOR debt (3)	$2,132	$6,928	$141,935	$34,936	$—	$384,889	$570,820	$570,820
Average interest rate	3.58%	4.28%	4.23%	3.76%	3.85%	3.94%
Interest rate swaps
Swap on EURIBOR	$(101)	$—	$(3,075)	$(3,541)	$—	$(14,913)	$(21,630)	$(21,630)

As of December 31, 2004 (in thousands):

Expected maturity date	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
Fixed rate debt	$2,964	$7,180	$53,257	$21,570	$2,990	$531,549	$619,510	$667,678
Average interest rate	6.74%	6.72%	6.64%	6.63%	6.63%	6.63%
Variable rate LIBOR debt	$471,946	$—	$585	$—	$—	$—	$472,531	$472,531
Average interest rate	4.25%	6.40%	6.72%	—	—	—
Variable rate EURIBOR debt	$—	$—	$12,977	$118,967	$5,820	$443,299	$581,063	$581,063
Average interest rate	3.28%	3.74%	4.11%	4.06%	4.29%	0.00%
Interest rate swaps
Swaps on LIBOR	$(14,890)	$—	$—	$—	$—	$—	$(14,890)	$(14,890)
Swap on EURIBOR	$—	$(634)	$—	$(3,436)	$(2,808)	$(12,689)	$(19,567)	$(19,567)

(1)	The fair value of Shurgard’s fixed rate debt decreased by $19 million, from $668 million at December 31, 2004, due primarily to an increase in market interest rates.
(2)	Variable rate LIBOR debt increased by $192 million, from $473 million at December 31, 2004. In 2005, Shurgard entered into a three-year unsecured credit agreement with a group of banks to borrow up to $350 million and a term loan facility of $350 million. Both have a maturity date of February 2008. Shurgard recognized expenses of approximately $500,000 relating to arrangement fees associated with these changes. Downgrades made in 2005 to Shurgard’s senior unsecured debt rating have resulted in an increase of 20 basis points in Shurgard’s interest rate.
(3)	Variable rate EURIBOR debt decreased by $10 million, from $581 million at December 31, 2004, as a result of the appreciation of the U.S. dollar against the Euro, which more than offset incremental borrowings of €37.5 million. First Shurgard and Second Shurgard have senor credit agreements denominated in euros to borrow, in aggregate, up to €272.5 million ($322.7 million as of December 31, 2005). As of December 31, 2005, the available amount under those credit facilities was in aggregate €115.5 million ($136.8 million). Shurgard’s draws under the First Shurgard and Second Shurgard credit facilities are determined on a development project basis.

At December 31, 2005, Shurgard was party to pay-fixed, receive-variable interest rate swaps designated as cash flow hedges that effectively fix the EURIBOR rate on portions of its expected variable rate debt through 2011. The notional amounts, the weighted average pay rates and the terms of these agreements are summarized as follows (in millions):

	2006	2007	2008	2009	2010	Thereafter
Notional amounts	$648.0	$671.6	$586.5	$467.0	$384.9	$384.9
Weighted average interest rate	4.91%	4.99%	4.83%	4.54%	4.23%	4.23%

At December 31, 2005, Shurgard had pay-fixed, receive variable-rate swaps with a notional amount of $531.9 million.

Based on Shurgard’s outstanding variable-rate LIBOR and EURIBOR debt and interest rate swaps at December 31, 2005, a hypothetical increase in these interest rates of 1% would cause Shurgard’s annual interest costs to increase by $6.6 million. All of Shurgard’s EURIBOR debt and notional amounts of interest rate swaps are denominated in euros.

Shurgard’s Policies with Respect to Certain Activities

The following is a discussion of Shurgard’s investment policies. These policies may be amended or revised from time to time at the discretion of Shurgard’s board of directors. However, any change to any of these policies would be made by Shurgard’s board of directors only after a review and analysis of the proposed change, in light of then existing business and other circumstances, and then only if the board of directors believes, in the exercise of its business judgment, that it is advisable to do so and in Shurgard’s and its shareholders’ best interests. Shurgard cannot assure you that its investment objectives will be attained. This section is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex A. We urge you to carefully read the merger agreement in its entirety.

Investments in Real Estate or Interests in Real Estate

Shurgard develops, acquires, invests in, operates and manages self-storage centers and related operations. Shurgard’s investment objective is to realize shareholder value by improving the performance of its existing portfolio as measured by year-over-year increases in net operating income, acquiring additional self-storage properties, developing new storage centers and redeveloping or expanding selected properties. As of December 31, 2005, Shurgard operated a network of 646 storage centers containing approximately 40 million net rentable square feet located throughout the United States and Europe.

Shurgard follows certain internal policies and guidelines relating to its investments in real estate and real estate mortgages as reflected in the descriptions of Shurgard’s self-storage properties and its development and acquisition strategies related to self-storage properties in “Information about Shurgard—Shurgard’s Business—Business Strategy” and “Information about Shurgard—Shurgard’s Business—Capital Strategy.”

Shurgard’s bylaws limit its investments in real estate to self-storage properties, office and business parks and other real estate approved by the board of directors from time to time and require the consideration paid for real estate to be based on fair market value. Shurgard’s bylaws provide that investments in unimproved real property or loans secured by such property may not exceed 10% of Shurgard’s total assets. Investments are also subject to Shurgard’s policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

Shurgard acquires real estate and related assets primarily for income rather than for capital gain. Shurgard’s policy is to engage in investment activities in a manner that is consistent with the maintenance of its status as a REIT for U.S. federal income tax purposes. Subject to REIT qualification rules, and avoidance of the 100% “prohibited transactions tax,” Shurgard will consider disposing of facilities if its management determines that a sale of a facility would be in Shurgard’s best interests based on the price being offered for the facility, the operating performance of the facility, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing Policies

As of March 31, 2006, Shurgard had approximately $1.943 billion of total indebtedness outstanding. Shurgard’s board of directors considers a number of factors when evaluating Shurgard’s level of indebtedness and when making decisions regarding the incurrence of additional indebtedness, including the purchase price of facilities to be acquired or developed with debt financing, the estimated market value of Shurgard’s facilities upon refinancing and the ability of particular facilities, as well as the company as a whole, to generate cash flow to cover expected debt service.

Shurgard incurs indebtedness from time to time in accordance with its capital strategy as described in “Shurgard’s Business—Capital Strategy.” Shurgard’s bylaws provide that it may not

•	borrow funds if, after giving effect to the borrowing, Shurgard’s indebtedness for borrowed money would exceed 50% of its total assets or 300% of its shareholders’ equity or

•	engage in unsecured borrowings that would result in asset coverage (the ratio, expressed as a percentage, that Shurgard’s total assets, less liabilities and indebtedness (except unsecured borrowings) bears to the amount of unsecured borrowings) of less than 300%.

Shurgard generally finances growth through a combination of equity, both public and private, unsecured borrowings and secured mortgage debt on an individual facility or a portfolio of facilities. Shurgard’s financing policies also allow purchase money obligations to the sellers of facilities, publicly or privately placed debt instruments, and financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in Shurgard’s facilities. This indebtedness may be recourse, non recourse or cross-collateralized. In the case of Shurgard’s recourse indebtedness, that recourse may include Shurgard’s general assets. Its non-recourse indebtedness may be limited to the particular facility to which the indebtedness relates. In addition, Shurgard’s policies allow it to invest in facilities subject to existing loans secured by mortgages or similar liens, or may refinance facilities acquired on a leveraged basis. Shurgard may use the proceeds from any borrowings for general working capital, to finance acquisitions, expansion, redevelopment of operating facilities or development of new facilities, to refinance existing indebtedness or to purchase interests in partnerships or joint ventures in which Shurgard participates or may participate in the future. Shurgard may also incur indebtedness for other purposes when its board of directors or management determines it advisable. In addition, Shurgard may need to borrow additional cash to make distributions (including distributions that may be required under the Code) if its does not have sufficient cash available to make those distributions.

Pursuant to the joint venture agreements relating to Shurgard’s European joint ventures, each of those entities is required to use its best efforts to ensure that the leverage ratio for the joint venture does not exceed 70:30 at any time.

Lending Policies

Shurgard, from time to time, makes loans to others, invests in securities of other issuers for the purpose of exercising control and issues securities in exchange for property, provided that such loans, investments and issuances are related to and support properties or businesses in the self storage industry. Such activities involve entering into joint ventures, making or guaranteeing loans of such joint ventures, including Shurgard’s European subsidiaries, and acquiring self-storage properties and businesses, or interests in entities owning such assets, in exchange for Shurgard securities. Shurgard’s bylaws provide that it may not invest in equity securities of any nongovernmental issuer for more than 18 months, unless the issuer is involved in the self storage industry in certain respects.

Equity Capital Policies

The Shurgard board of directors has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders have no preemptive right to common or preferred shares in any offering and any offering might cause a dilution of a shareholder’s investment in Shurgard. Shurgard may, under certain circumstances, purchase its common shares in the open market or in private transactions with its shareholders, provided that its board of directors approves those purchases. Shurgard has called each series of its currently outstanding preferred stock for redemption in connection with and contingent on the consummation of the merger.

Conflict of Interest Policy

Shurgard has implemented a Code of Business Conduct that seeks among other things to reduce the risk that outside interests of its directors and employees may conflict with the interests of Shurgard, including those situations where a director or employee or any other person having a close personal relationship with the director or employee:

•	obtains a significant financial or other beneficial interest in one of Shurgard’s suppliers, customers or competitors without first notifying Shurgard and obtaining written approval from the chief executive officer of Shurgard;

•	engages in a significant personal business transaction involving Shurgard for profit or gain, unless such transaction has first been approved by the chief executive officer of Shurgard;

•	accepts money, gifts of other than nominal value (nominal value is defined as not more than $100), excessive hospitality, loans or other special treatment from any supplier, customer or competitor of Shurgard (loans from lending institutions at prevailing interest rates are excluded);

•	participates in any sale, loan or gift of Shurgard property without obtaining proper approval; or

•	learns of a business opportunity through association with Shurgard and discloses it to a third party or invests in the opportunity without first offering it to Shurgard.

It is Shurgard’s policy to obtain, in this regard, a certificate of compliance from each director or employee who can direct or influence the use or disposition of any significant amount of funds or other assets of Shurgard or any of its affiliated companies.

In addition, Shurgard’s board of directors is subject to certain provisions of the WBCA that are designed to eliminate or minimize conflicts. However, Shurgard cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts. Under the WBCA, a contract or other transaction between Shurgard and any of its directors and any other entity in which that director is also a director, or has a material financial interest, is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board of directors or a committee of the board of directors, and the board of directors, or that committee, authorizes the contract or transaction by the affirmative vote of a majority of the disinterested trustees, even if the disinterested trustees constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to Shurgard’s shareholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to Shurgard.

Without the approval of a majority of Shurgard’s disinterested directors, Shurgard will not enter into a transaction or arrangement (including utilizing the services of any director to provide legal, accounting, financial, consulting or other similar services) in which a director has a material personal or financial interest, whether direct or indirect. Whether a director has a material personal or financial interest in a transaction or arrangement will be determined by the board of directors on a case-by-case basis, but at a minimum a director will be considered to have a material personal or financial interest in a transaction or arrangement if Shurgard will be required to disclose the transaction or arrangement in its annual proxy statement to shareholders or its annual report on Form 10-K. The interested director will not participate in any board discussion regarding the matter in which the director has such an interest. A director will include any entity with which the director is affiliated, any immediate family member of a director and any entity in which a director ‘s immediate family member has a material interest. Shurgard’s corporate governance and nominating committee has adopted, and Shurgard has implemented, policies governing all related party transactions.

Shurgard is subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, Shurgard files periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission.

Investments in Mortgages

Shurgard’s bylaws limit Shurgard’s investments in real estate mortgages to not more than 25% of its total assets and provide that a mortgage loan generally must not exceed 90% of the appraised value of the underlying property, which property itself must be of a type that Shurgard is authorized to invest in directly. The Shurgard board of directors has authorized Shurgard to make mortgage loans of up to an aggregate of $150 million to its joint venture partners. In addition, Shurgard has made additional mortgage loans as authorized from time to time by the Shurgard board of directors. These mortgage loans are secured by first mortgages on certain of the properties held by the joint venture involved and are not insured by any governmental agencies. The Shurgard board of directors, at its discretion and without a vote of its shareholders, may approve additional mortgage loans or increase the current authorized limit, subject to the investment restrictions applicable to REITs. The mortgage loans in which Shurgard may invest in the future may be secured by either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral therefore may not be sufficient to enable Shurgard to recoup its full investment.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities

Subject to REIT qualification rules, Shurgard invests in the securities of other issuers in connection with acquisitions of indirect interests in facilities, which normally would include joint venture interests such as general or limited partner interests in special purpose partnerships owning facilities. Shurgard may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar real estate entities where such investment would be consistent with its investment policies. Subject to the percentage ownership limitations and asset test requirements for REIT qualification and as set forth in Shurgard’s articles of incorporation and by-laws, there are no limitations on the amount or percentage of Shurgard’s total assets that may be invested in any one issuer. The primary activities of persons in which Shurgard invests may include, among others, investment in self storage facilities. The decision to purchase such securities will be subject to criteria including, with respect to self-storage facilities owned by such persons, the criteria set forth above under “Information about Shurgard—Shurgard’s Policies with Respect to Certain Activities—Investments in Real Estate or Interests in Real Estate.”

Pursuant to the joint venture agreements relating to Shurgard’s European joint ventures, the joint ventures may invest only in the securities of entities whose operations are compliant with Shari’ah laws, whether those operations include real estate activities or otherwise.

Investments in Other Securities

Shurgard invests its surplus funds temporarily in interest bearing securities of various types in accordance with standards set forth in its bylaws. Shurgard does not underwrite securities of other issuers and its bylaws prohibit such activity.

Pursuant to the joint venture agreements relating to Shurgard’s European joint ventures, the joint ventures may invest their excess funds in Shari’ah compliant investments or interest bearing accounts.

In any event, Shurgard does not intend that its investments in securities will require it to register as an “investment company” under the Investment Company Act of 1940, and Shurgard intends to divest securities before any registration would be required. Shurgard has not in the past acquired, and does not anticipate that it will in the future seek to acquire, loans secured by facilities and Shurgard has not, nor does it intend to, engage in trading, underwriting, agency distribution or sales of securities of other issuers.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial statements were prepared to reflect the proposed merger. The merger will be accounted for using the purchase method as prescribed by Statement of Financial Accounting Standards No. 141, “Business Combinations,” with intangible assets, if any, to be recorded in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The allocation of the purchase price reflected in the pro forma condensed consolidated balance sheet is preliminary and is subject to change. We can give no assurance that when the audit with respect to such allocation of purchase price is completed the financial information will not change or that any change will not be material.

The unaudited pro forma condensed consolidated balance sheet at December 31, 2005 has been prepared to reflect the merger, as if the merger occurred on December 31, 2005. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2005 has been prepared assuming the merger occurred on January 1, 2005. The adjustments made to the pro forma condensed consolidated balance sheet have been made to reflect the financing of the merger and the allocation of the purchase price and other costs of the merger to the tangible and intangible assets acquired. The adjustments made to the pro forma condensed consolidated statement of income have been made to reflect the estimated impact on interest income and interest expense as a result of financing the merger, the impact of eliminating certain duplicate administrative costs that will be eliminated as a result of the merger, the impact on depreciation and amortization expense of increasing the carrying values of the real estate assets and intangible assets acquired, as well as to reclassify certain items in Shurgard’s historical balances in order to conform to Public Storage’s presentation.

The pro forma adjustments are based on available information and on certain assumptions as set forth in the notes to the pro forma condensed consolidated financial statements that we believe are reasonable in the circumstances. The pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of Public Storage, which are incorporated into this document by reference, the historical financial statements of Shurgard, which are included herein under “Index to Consolidated Financial Statements of Shurgard,” and other documents filed by Public Storage and Shurgard with the SEC from time to time. See “Where You Can Find More Information.”

The following pro forma condensed consolidated financial statements do not purport to represent what Public Storage’s results of operations would actually have been if the merger had in fact occurred as of January 1, 2005 or to project Public Storage’s results of operations for any future date or period.

As a result of the merger, Public Storage believes that there will be certain cost efficiencies due to the economies of scale of having a larger number of facilities in certain markets after the merger is consummated. Public Storage expects such cost efficiencies in telephone directory advertising, property insurance, and payroll cost with respect to supervisory personnel. In addition, some of Shurgard’s facilities will be subject to property tax reappraisal resulting in increases to property tax expense. Public Storage is evaluating the potential cost savings and increase in property taxes; however, it is not able to quantify the amount of such savings or costs at this time. Accordingly, no adjustments have been made to the pro forma condensed consolidated statement of income to reflect expected cost savings or increases to property taxes.

PUBLIC STORAGE, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2005

(Unaudited)

(Amounts in thousands, except per share data)

			Pro Forma Merger Adjustments
	Public Storage	Shurgard	Purchase	Valuation	Public Storage Post-Merger
	(Historical)	(Historical)	(Note 2)	(Note 3)	(Pro Forma)
ASSETS
Cash and cash equivalents	$493,501	$39,778	$(510,810)	$—	$22,469
Operating real estate facilities, net of accumulated depreciation	4,430,356	2,692,087	—	2,285,818	9,408,261
Construction in process	54,472	67,073	—	—	121,545
Properties held for sale	—	6,774	—	—	6,774
Restricted cash	—	4,972	—	—	4,972
Investment in real estate entities	328,555	—	—	—	328,555
Goodwill	78,204	27,440	—	(27,440)	78,204
Intangible assets, net	98,081	—	—	384,716	482,797
Other assets	69,317	119,248	—	(41,148)	147,417
Unallocated Purchase price	—	—	3,260,953	(3,260,953)	—

Total assets	$5,552,486	$2,957,372	$2,750,143	$(659,007)	$10,600,994

LIABILITIES AND SHAREHOLDERS’ EQUITY
Lines of credit	$—	$583,500	$(383,500)	$—	$200,000
Notes payable	113,950	1,275,720	—	16,445	1,406,115
Debt to joint venture partner	35,697	—	—	—	35,697
Preferred stock called for redemption	172,500	—	—	—	172,500
Accrued and other liabilities	159,360	181,435	—	(11,350)	329,445

Total liabilities	481,507	2,040,655	(383,500)	5,095	2,143,757
Minority interest—preferred	225,000	—	—	—	225,000
Minority interest—other	28,970	116,365	—	—	145,335
Shareholders’ equity:
Preferred stock	2,498,400	131,183	(136,250)	5,067	2,498,400
Common stock	12,809	47	4,089	(47)	16,898
Equity stock	—	—	—	—	—
Additional paid in capital	2,430,671	1,142,288	3,265,804	(1,142,288)	5,696,475
Cumulative net income	3,189,266	—	—	—	3,189,266
Accumulated deficit		(459,586)	—	459,586	—
Accumulated other comprehensive loss	—	(13,580)	—	13,580	—
Cumulative distributions paid	(3,314,137)	—	—	—	(3,314,137)

Total shareholders’ equity	4,817,009	800,352	3,133,643	(664,102)	8,086,902

Total liabilities and shareholders’ equity	$5,552,486	$2,957,372	$2,750,143	$(659,007)	$10,600,994

Book value per common share (Note 4)	$16.43	$14.12			$31.80

Common shares outstanding (Note 4)	128,090	47,042			168,979

See Accompanying Notes to Pro Forma Condensed Consolidated Balance Sheet

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2005

(Unaudited)

1. PRO FORMA MERGER ADJUSTMENTS:

The merger will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the acquired assets and liabilities based upon their respective estimated fair values. Pursuant to the merger, Shurgard would be merged into a subsidiary of Public Storage, and Public Storage would issue to Shurgard shareholders 0.82 of a share of Public Storage common stock in exchange for each Shurgard common share that they own. In connection with the merger, all outstanding Shurgard stock options will become immediately vested as of the close of the merger and approximately 21,190 restricted stock units will be issued to employees, of which 25% will vest immediately after the close of the merger. The remaining 75% will vest ratably after the effective time of the merger on each of the first five anniversaries of the closing date of the merger if the holder of such Public Storage restricted stock units continues to be employed by Public Storage or its subsidiaries on the applicable vesting date.

In connection with the merger, Shurgard’s line of credit will be repaid and all of its preferred stock will be redeemed at liquidation value plus any accrued and unpaid distributions. Public Storage expects to fund these activities with cash on-hand, borrowings on its $200 million line of credit or other forms of capital including, but not limited to, the proceeds from exercise of Shurgard stock options, the proceeds from the issuance of additional preferred stock, borrowings from the expansion of Public Storage’s existing line of credit, and short-term bridge financing.

The purchase price of the net assets to be acquired pursuant to the merger will be equal to the fair value of the Public Storage common stock to be issued combined with the direct costs associated with the merger. In determining the fair value of the Public Storage common stock to be issued in the merger a share price of $79.97 has been used in these pro forma financial statements. This fair value was based on the average closing price of a share of Public Storage common stock on the New York Stock Exchange for the period between the five business days before and the five business days after the announcement of the merger (March 7, 2006) where closing prices varied from between a high of $82.98 and a low of $77.17 per common share.

Direct costs related to the merger are estimated at approximately $90.0 million, consisting of (i) estimated financial advisory, legal, accounting, and filing fees, costs of issuing the Public Storage common stock in the merger, and other miscellaneous expenses totaling approximately $58.0 million, and (ii) estimated severance payments and retention bonuses, that we expect not to be contingent on future employment after the effective time of the merger, of approximately $32.0 million.

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

December 31, 2005

(Unaudited)

The following reflects the preliminary determination of purchase price, and the allocation of the purchase price to the net assets acquired:

Amounts in thousands, except share price and conversion ratio
PURCHASE PRICE:
Outstanding Shurgard common shares at December 31, 2005	47,042
Outstanding Shurgard stock options at December 31, 2005	2,818
Restricted stock units issued to employees of Shurgard at the completion of the merger that become immediately vested	5

49,865
Conversion ratio into Public Storage common stock	0.82

Pro forma Public Storage common shares to be issued	40,889
Fair value of Public Storage common stock	$79.97

Aggregate fair value of Public Storage common stock	$3,269,893
Less aggregate exercise price of stock options at December 31, 2005	(98,940)
Estimated direct costs of the merger	90,000

Total Purchase Price	$3,260,953

PRELIMINARY ALLOCATION OF PURCHASE PRICE:
Cash and cash equivalents	$39,778
Operating real estate facilities	4,977,905
Construction in process	67,073
Properties held for sale	6,774
Restricted cash	4,972
Intangible assets	384,716
Other assets	78,100
Accrued and other liabilities	(170,085)
Lines of credit	(583,500)
Notes payable	(1,292,165)
Minority interest	(116,365)
Preferred stock	(136,250)

Total allocated Purchase Price to net assets acquired	$3,260,953

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

December 31, 2005

(Unaudited)

2. PRO FORMA PURCHASE PRICE ADJUSTMENTS:

The following pro forma adjustments have been made to reflect the above Purchase Price of the merger as of December 31, 2005:

(Amounts in thousands)
Cash and cash equivalents have been reduced to reflect:
• Repayment of outstanding borrowings under Shurgard’s line of credit as of December 31, 2005	$(583,500)
• Redemption of Shurgard’s preferred stock as of December 31, 2005	(136,250)
• Estimated direct costs and expenses of the merger	(90,000)
• Exercise price of Shurgard stock options	98,940
• Borrowings on Public Storage’s line of credit	200,000

$(510,810)

Line of credit has been decreased to reflect:
• Repayment of outstanding borrowings under Shurgard’s line of credit as of December 31, 2005	$(583,500)
• Borrowings under PSA’s line of credit to fund cash requirements of merger	200,000

$(383,500)

Preferred stock has been decreased to reflect the redemption of Shurgard’s outstanding preferred stock at liquidation value	$(136,250)

Common stock has been increased to reflect the issuance of 40.9 million shares of Public Storage common stock with a par value of $0.10 per share	$4,089

Paid-in capital has been increased to reflect the issuance of common stock at fair value	$3,265,804

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

December 31, 2005

(Unaudited)

3. PRO FORMA VALUATION ADJUSTMENTS:

The following pro forma adjustments have been made to reflect the preliminary allocation of the Purchase price to the net assets acquired as of December 31, 2005:

(Amounts in thousands)
Operating real estate facilities has been increased to reflect the fair value of the real estate facilities to be acquired in the merger (purchase price allocation of $4,977,905 less Shurgard’s historical net book value of $2,692,087)	$2,285,818

Goodwill has been reduced to eliminate Shurgard’s historical balance	$(27,440)

Intangible assets has been increased to reflect the estimated value of Shurgard’s existing customer base	$384,716

Other assets has been reduced to reflect no allocation of the Purchase price associated with Shurgard’s historical unamortized financing costs and other miscellaneous assets	$(41,148)

Notes payable has been increased to adjust Shurgard’s historical balances to estimated fair value	$16,445

Accrued and other liabilities has been reduced to eliminate accrued expenses incurred by Shurgard with respect to the exploration of strategic alternatives	$(11,350)

Preferred stock has been increased to reflect Shurgard’s historical carrying amounts at liquidation value	$5,067

Shurgard’s historical equity has been eliminated as follows:
Common stock	$(47)

Paid-in-capital	$(1,142,288)

Accumulated deficit	$459,586

Accumulated other comprehensive loss	$13,580

4. BOOK VALUE PER SHARE OF COMMON STOCK

Book value per common share has been determined by dividing total shareholders’ equity less the liquidation value of Preferred Stock and the Public Storage Equity Stock, Series A by the outstanding common shares. The following summarizes the pro forma common shares outstanding:

Public Storage’s historical common shares outstanding at December 31, 2005	128,090
Pro forma Public Storage common shares to be issued to shareholders of Shurgard (see Note 1 above)	40,889

Pro Forma Public Storage common shares outstanding	168,979

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the year Ended December 31, 2005

(Unaudited)

(Amounts in thousands, except per share data)

	Public Storage, Inc.	Shurgard Storage Centers, Inc.	Pro forma Reclassifications (Note 1)	Pro forma Merger Adjustments (Note 2)	Public Storage, Inc.
	Historical	Historical			Pro Forma
Revenues:
Rental income:
Self-storage facilities	$952,284	$—	$453,286	$—	$1,405,570
Commercial and containerized storage	28,057	—	—	—	28,057
Storage centers operations	—	478,292	(478,292)	—	—
Ancillary operations	64,173	—	27,336	—	91,509
Interest and other income	16,447	4,922	1,416	(14,050)	8,735

	1,060,961	483,214	3,746	(14,050)	1,533,871

Expenses:
Cost of operations:
Self-storage facilities	320,919	—	222,994	—	543,913
Commercial and containerized storage	17,334	—	—	—	17,334
Ancillary operations	40,378	—	9,663	—	50,041
Operating	—	232,657	(232,657)	—	—
Real estate development	—	10,042	—	—	10,042
Depreciation and amortization	196,397	95,670	—	327,279	619,346
Impairment and abandoned project expense	—	3,354	—	(3,354)	—
General and administrative	21,115	35,318	—	(26,142)	30,291
Interest expense	8,216	—	105,584	(24,076)	89,724

	604,359	377,041	105,584	273,707	1,360,691

Other Income (Expense):
Costs related to takeover proposal and exploration of strategic alternatives	—	(13,775)	—	13,775	—
Interest expense	—	(105,584)	105,584	—	—
Loss on derivatives, net	—	(2,122)	—	—	(2,122)
Foreign exchange loss	—	(9,665)	—	—	(9,665)
Interest income and other	—	3,746	(3,746)	—	—

Other expense, net	—	(127,400)	101,838	13,775	(11,787)

Income (loss) from continuing operations before the following items	456,602	(21,227)	—	(273,982)	161,393
Equity in earnings of real estate entities	24,883	60	—	—	24,943
Casualty loss	(1,917)	—	—	—	(1,917)
Gain on disposition of real estate and real estate investments	3,099	—	—	—	3,099
Minority interest in income (loss)	(32,651)	20,936	—	—	(11,715)
Income tax expense	—	(636)	—	—	(636)

Income (loss) from continuing operations	$450,016	$(867)	$—	$(273,982)	$175,167

Earnings (loss) per common share from continuing operations (Note 3):
Basic	$1.93	$(0.28)			$(0.16)
Diluted	$1.92	$(0.28)			$(0.16)
Weighted average shares outstanding (Note 3):
Basic	128,159	46,660		(6,022)	168,797
Diluted	128,819	46,660		(6,682)	168,797

See Accompanying Notes to Pro-Forma Condensed Consolidated Statements of Income.

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the year Ended December 31, 2005

(Unaudited)

1. PRO FORMA RECLASSIFICATION ADJUSTMENTS:

Reclassification adjustments have been made to certain Shurgard’s historical amounts to conform to Public Storage’s presentation as follows:

(Amounts in thousands)
“Rental income: Self-storage facilities” has been increased to reflect rental income reclassified from “Storage center operations”	$453,286

“Storage center operations” has been decreased to reflect :
• Rental income reclassified to “Rental income: Self-storage facilities”	$(453,286)
• Income from tenant reinsurance activities has been reclassified to “Revenues: Ancillary operations”	(8,105)
• Retail sales and truck rental income reclassified to “Ancillary operations”	(16,901)

$(478,292)

“Ancillary operations” has been increased to reflect :
• Retail sales and truck rental income included in “Storage center operations	$16,901
• Income from tenant reinsurance activities included in “Revenues: Storage center operations”	8,105
• Income from tenant reinsurance activities included in “Interest and other income”	2,330

$27,336

“Interest and other income” has been increased to reflect:
• Income from tenant reinsurance activities reclassified to “Ancillary operations”	$(2,330)
• Reclassification of Shurgard’s interest and other income included under the caption “Other Income (Expense)” to “Interest and other income” under the caption “Revenues”	3,746

$1,416

“Cost of operations: Self-storage facilities” has been increased to reflect cost of operations included in “Expenses: Operating”	$222,994

“Cost of operations: Ancillary operations” has been increased to reflect cost of operations with respect to retail sales, rental trucks, and tenant reinsurance included in “Expenses: Operating”	$9,663

“Expenses: Operating” has been decreased to reflect :
• Cost of operations reclassified to “Cost of operations: Self-storage facilities”	$(222,994)
• Retail sales, rental truck and tenant reinsurance expenses reclassified to “Cost of Operations: Ancillary operations”	(9,663)

$(232,657)

“Expenses: Interest expense” has been increased to reflect the reclassification of Shurgard’s historical interest expense included “Other Income (Expense): Interest expense”	$105,584

“Other Income (Expense): Interest expense” has been decreased to reflect the reclassification of Shurgard’s historical interest expense to “Expenses: Interest expense”	$105,584

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME—(Continued)

For the year Ended December 31, 2005

(Unaudited)

(Amounts in thousands)
“Other Income (Expense): Interest income and other” has been decreased to reflect the reclassification of Shurgard’s historical amounts to “Revenues: Interest and other income”	$(3,746)

2. PRO FORMA MERGER ADJUSTMENTS:

In connection with the merger, borrowings under Shurgard’s line of credit will be repaid, Shurgard’s outstanding preferred stock will be redeemed at liquidation value plus any accrued and unpaid distributions, and we expect to incur merger related costs of approximately $90.0 million. Public Storage expects to fund these capital requirements with cash on-hand, borrowings on its $200 million line of credit or other forms of capital including, but not limited to, the proceeds from the issuance of additional preferred stock, expansion of the existing line of credit, and short-term bridge financing.

Pro forma adjustments have been made to reflect the following financing assumptions with respect to the merger:

(Amounts in thousands)
Sources of funds:
Borrowings under Public Storage’s existing line of credit	$200,000
Average available cash on-hand during 2005	415,072
Estimated proceeds from the exercise of Shurgard stock options	98,925

$713,997

Uses of funds:
Repay average outstanding borrowings under Shurgard’s line of credit during 2005	$487,747
Redeem Shurgard’s outstanding preferred stock	136,250
Merger related costs	90,000

$713,997

The following pro forma adjustments have been recorded to reflect the impact of the above related merger financing:

An adjustment has been made to eliminate interest income earned on average invested Public Storage cash balances of $415.1 million. Such balance is assumed to have been used to fund cash needs of the merger. For purpose of determining historical interest income, an average rate per annum of 3.39% was used, representing Public Storage’s average investment rates	$(14,050)

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME—(Continued)

For the year Ended December 31, 2005

(Unaudited)

(Amounts in thousands)
Interest expense was reduced to reflect:
• Elimination of historical interest expense with respect to Shurgard’s line of credit which is assumed to have been repaid at the beginning of the year	$(22,832)
• Interest expense with respect to pro forma borrowings of $200.0 million under Public Storage’s line of credit using Public Storage’s current borrowing rates of approximately 5.61% per annum	11,220

         Public Storage’s line of credit bears interest at a variable rate equal to LIBOR plus 0.45%. If LIBOR were to increase by .125%, interest expense would increase by $250,000 per annum (a .125% reduction in LIBOR would result in a reduction to interest expense of $250,000).

• Elimination of Shurgard’s historical amortization of debt issuance costs	(8,336)
• Amortization of the pro forma loan premium resulting from recording Shurgard debt at fair value in connection with the purchase price allocation	(4,128)

$(24,076)

Pro forma adjustments have been made to depreciation and amortization expense to:
• Eliminate Shurgard’s historical depreciation and amortization expense	$(95,670)
• Record depreciation expense based on the purchase price allocated to real estate facilities. Depreciation was calculated based on an expected useful life of 25 years assuming approximately 80% of the fair value allocated to Shurgard’s real estate facilities was allocated to buildings and 20% allocated to land. This allocation is based on Shurgard’s existing portfolio and is subject to change based on final evaluations and completion of the merger.	159,293
• Record amortization of intangible assets based on the purchase price allocated to the existing customer base in place. Amortization was computed based upon the increased net operating income to be received assuming the current tenant base is in place, as compared to the net operating income that would be achieved were the facilities acquired with no tenant base in place. Future amortization will decline substantially to approximately $77,301 in the second year following the merger, $17,728 in the third year following the merger, and an aggregate of $26,031 in ensuing years.	263,656

$327,279

Pro forma adjustments have been recorded to eliminate Shurgard’s historical impairment and abandoned project expense, which we assume would have been factored into the purchase price allocation by reducing the net book value of the related assets to a lower fair value.	$(3,354)

Pro forma adjustments have been recorded to reduce general and administrative expenses for redundant expenses that we expect to eliminate as a result of the merger, such as personnel cost, audit fees and other costs of being a separate public company	$(26,142)

Pro forma adjustment has been made to eliminate costs incurred by Shurgard with respect to takeover proposal and exploration of strategic alternatives resulting in the merger.	$(13,775)

Public Storage believes that there will be certain cost efficiencies due to the economies of scale of having a larger number of facilities in certain markets after the merger is consummated. Public Storage expects cost efficiencies in telephone directory advertising, property insurance, and payroll cost with respect to supervisory personnel. In addition, some of Shurgard’s facilities will be subject to property tax reappraisal resulting in increases to property tax expense. Public Storage is evaluating the potential cost savings and increase in property

PUBLIC STORAGE, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME—(Continued)

For the year Ended December 31, 2005

(Unaudited)

taxes; however, it is not able to quantify the amount of such savings or costs at this time. Accordingly, no adjustments have been made to the pro forma condensed consolidated statement of income to reflect expected cost savings or increases to property taxes.

3. PRO FORMA EARNINGS PER COMMON SHARE:

For purposes of determining basic and diluted earnings per common share, income (loss) from continuing operations was allocated to preferred shareholders, Equity Stock, Series A shareholders and common shareholders as follows:

	Public Storage, Inc.	Shurgard Storage Centers, Inc.	Pro forma Reclassifications (Note 1)	Pro forma Merger Adjustments (Note 2)	Public Storage, Inc.
	Historical	Historical			Pro Forma
	(Amounts in thousands)
Allocation of income (loss) from continuing operations:
To preferred shareholders and other	$180,555	$12,153	$—	$(12,153)	$180,555
To equity stock, Series A shareholders	21,443	—	—	—	21,443
To common shareholders	248,018	(13,020)	—	(261,829)	(26,831)

Total income from continuing operations	$450,016	$(867)	$—	$(273,982)	$175,167

In connection with the merger, Shurgard’s preferred stock would be redeemed and restricted shares would become fully vested. As a result, a pro forma merger adjustment was made to eliminate historical income allocated to such securities totaling $12,153,000.

Historical weighted average shares outstanding were reduced by 6,022,000 and 6,682,000 shares for purposes of determining earnings per common share on a basic and diluted basis, respectively. These reductions were determined as follows:

	Basic	Diluted
	(Amounts in thousands, except conversion ratio)
Shurgard historical weighted average shares outstanding.	46,660	46,660
Impact from outstanding restricted stock awards not included in Shurgard’s historical weighted average shares due to antidilution	75	75
Outstanding Shurgard stock options at December 31, 2005	2,818	2,818
Restricted stock units issued to employees of Shurgard at the completion of the merger	5	21

	49,558	49,574
Conversion ratio	0.82	0.82

Pro forma weighted average shares	40,638	40,651
Less historical Shurgard weighted average shares	(46,660)	(46,660)
Less adjustment to eliminate the impact of outstanding stock options and restricted stock from diluted shares, because there is a loss allocable to common shareholders and as including these items would be anti-dilutive	—	(673)

Pro forma adjustment	(6,022)	(6,682)

DESCRIPTION OF PUBLIC STORAGE CAPITAL STOCK

The following is a summary of the terms and provisions of Public Storage’s capital stock. The rights of Public Storage shareholders are governed by California law, Public Storage’s articles of incorporation and Public Storage’s bylaws. This summary is qualified in its entirety by reference to the governing corporate instruments of Public Storage to which we have referred you and applicable provisions of California Corporations Code. To obtain a copy of Public Storage’s articles of incorporation and bylaws, see “Where You Can Find More Information.”

Common Stock

Public Storage is authorized to issue 200,000,000 shares of common stock, par value $0.10 per share. As of April 1, 2006, there were 129,309,150 shares of Public Storage common stock. Public Storage’s common stock is listed on the New York Stock Exchange and the Pacific Exchange.

Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by Public Storage’s board of directors.

Voting Rights. Each outstanding share of Public Storage common stock entitles the holder to one vote on all matters presented to Public Storage shareholders for a vote, with the exception that Public Storage shareholders have cumulative voting rights with respect to the election of the board of directors, in accordance with California law. Cumulative voting entitles each Public Storage shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A Public Storage shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the Public Storage shareholder chooses.

Liquidation. If Public Storage liquidates, holders of the company’s common stock are entitled to receive all remaining assets available for distribution to shareholders after satisfaction of the company’s liabilities and the preferential rights of any preferred stock that may be outstanding at that time. Public Storage’s outstanding shares of common stock are fully paid and nonassessable. The holders of Public Storage common stock do not have any preemptive, conversion or redemption rights. The registrar and transfer agent for Public Storage’s common stock is Equiserve.

Restrictions on Ownership. For Public Storage to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, Public Storage’s articles of incorporation and bylaws provide certain restrictions on the shares of capital stock that any Public Storage shareholder may own.

Public Storage’s articles of incorporation and bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all common stock of Public Storage, or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock or equity stock of Public Storage. The articles of incorporation and bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including the Hughes family) at the time of the series of transactions, culminating in the November 16, 1995 merger of Public Storage Management, Inc. into Storage Equities, Inc., by which Public Storage was created. This ownership limitation was established in order to assist in preserving Public Storage’s REIT status in view of the Hughes family’s substantial ownership interest in Public Storage.

Public Storage’s board of directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the board of directors has determined that, after giving effect to (x) an acquisition by such person of beneficial ownership (within the meaning of the Code) of the maximum amount of capital stock of Public Storage permitted as a result of the exception to be granted and

(y) assuming that the four other persons who would be treated as “individuals” for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of stock of Public Storage (determined by value) beneficially own the maximum amount of capital stock of Public Storage permitted under the ownership limits (or any waivers of the ownership limits granted with respect to such persons), Public Storage would not be “closely held” within the meaning of Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to Public Storage’s board of directors such representations and undertakings as the board of directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of Public Storage’s capital stock if such ownership or acquisition (i) would cause more than 50% in value of Public Storage’s outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in Public Storage’s stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in Public Storage’s failing to qualify as a REIT.

Public Storage’s articles of incorporation and bylaws provide that, if any holder of Public Storage’s capital stock purports to transfer shares to a person or there is a change in the capital structure of Public Storage and either the transfer or the change in capital structure would result in Public Storage failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by Public Storage that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the Public Storage articles of incorporation or bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

Preferred Stock

Public Storage is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. Public Storage’s articles of incorporation provide that the preferred stock may be issued from time to time in one or more series and give the board of directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

As of March 31, 2006, 2006, Public Storage had 17 series of senior preferred stock outstanding. In all respects, each of the series of senior preferred stock ranks on a parity with each other. Each of the series of senior preferred stock: (1) has a stated value of $25 per share, (2) in preference to the holders of shares of the common stock and any other capital stock ranking junior to the senior preferred stock as to payment of dividends, provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 6.125% to 8.000% per year for the 16 series of fixed rate senior preferred stock) and (3) is subject to redemption, in whole or in part, at the option of Public Storage at a cash redemption price of $25 per share, plus accrued and unpaid dividends, on or after various dates between September 28, 2006 and January 19, 2011.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Public Storage, the holders of each of the series of senior preferred stock will be entitled to receive out of Public Storage’s assets available for distribution to shareholders, before any distribution of assets is made to holders of Public Storage common stock or any other shares of capital stock ranking as to such distributions junior to the senior preferred stock, liquidating distributions in the amount or equivalent amount of $25 per share, plus all accrued and unpaid dividends.

Except as expressly required by law and in certain other limited circumstances, the holders of the senior preferred stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the senior preferred stock (and any other series of preferred stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such preferred stock.

Public Storage’s articles of incorporation and bylaws provide certain restrictions on the shares of preferred stock that any Public Storage shareholder may own. See “Description of Public Storage Capital Stock—Common Stock—Restrictions on Ownership.”

Equity Stock

Public Storage is authorized to issue 200,000,000 shares of equity stock, $.01 par value per share. Public Storage’s articles of incorporation provide that the equity stock may be issued from time to time in one or more series and give the board of directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of equity stock. Holders of equity stock have no preemptive rights. The shares of equity stock will be, when issued, fully paid and nonassessable. Public Storage’s articles of incorporation and bylaws provide certain restrictions on the shares of equity stock that any Public Storage shareholder may own. See “Description of Public Storage Capital Stock—Common Stock—Restrictions on Ownership.”

As of the record date, Public Storage had two series of equity stock outstanding, series A and series AAA. The equity stock, series A (1) provides for cash distributions at the rate of five times the distributions on the common stock per depositary share representing equity stock, series A, but not more than $2.45 per depositary share per year, (2) may be redeemed on or after March 31, 2010 at $24.50 per depositary share, (3) on liquidation each depositary share receives the same amount allocated in respect of a share of common stock, but not to exceed $24.50 per depositary share, (4) is convertible into common stock at the rate of one depositary share into .956 shares of common stock if Public Storage fails to preserve its status as a REIT and (5) votes as a single class with the common stock at the rate of one-tenth of a vote per depositary share. As of the record date, Public Storage had 8,744,193 depositary shares representing equity stock, series A outstanding, each representing 1/1,000 of a share of equity stock, series A.

The equity stock, series AAA ranks on a parity with the common stock and junior to the senior preferred stock with respect to general preference rights, and has a liquidation amount equal to 120% of the amount distributed to each common share. Annual distributions per share are equal to the lesser of (i) five times the amount paid per common share or (ii) $2.1564. Public Storage has no obligation to pay distributions to holders of equity stock, series AAA if no distributions are paid to common shareholders. As of the record date, Public Storage had 4,289,544 shares of equity stock, series AAA outstanding.

ANTI-TAKEOVER PROVISIONS

California law and Public Storage’s articles of incorporation and bylaws contain provisions that may have the effect of discouraging transactions that involve an actual or threatened change of control of Public Storage. These provisions of Public Storage’s articles of incorporation and bylaws include, among others, the restrictions on ownership described above and the provisions that give Public Storage the flexibility to issue capital stock, including senior securities with special voting rights and priority over Public Storage common stock. See “Comparison of Rights of Shareholders,” “Description of Public Storage Capital Stock—Preferred Stock,” and “Description of Public Storage Capital Stock—Equity Stock.”

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Public Storage common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PSA.” Shurgard common stock is listed on the New York Stock Exchange under the symbol “SHU.”

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the New York Stock Exchange and the dividends declared on Public Storage common stock and on Shurgard common stock.

	Public Storage Common Stock						Shurgard Common Stock
	High		Low		Dividends		High		Low		Dividends
2006
Second quarter (through [ ], 2006)	[	]	[	]	[	]	[	]	[	]	[	]
March 31, 2006	84.62		67.72		0.50		69.03		56.50		0.56
2005
December 31, 2005	72.02		61.36		0.50		59.63		50.89		0.56
September 30, 2005	70.45		59.70		0.50		57.45		45.02		0.56
June 30, 2005	64.50		55.30		0.45		46.78		39.40		0.56
March 31, 2005	59.49		51.70		0.45		44.37		39.30		0.56
2004
December 31, 2004	57.64		49.60		0.45		44.98		38.45		0.55
September 30, 2004	52.67		45.24		0.45		40.39		36.30		0.55
June 30, 2004	49.80		39.50		0.45		40.50		32.87		0.55
March 31, 2004	50.00		43.47		0.45		39.91		36.45		0.55

On March 6, 2006, the last full trading day prior to the date when the merger was publicly announced, the high and low sale prices of Public Storage common stock on the New York Stock Exchange were $79.79 and $78.25, respectively, and the high and low sale prices of Shurgard common stock were $64.29 and $63.38, respectively.

As of [            ], 2006, the last full trading day before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, the high and low sale prices of Public Storage common stock on the New York Stock Exchange were $[            ] and $[            ], respectively, and the high and low sale prices of Shurgard common stock were $[            ] and $[            ], respectively.

As of [            ], 2006, the last date prior to the printing of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were approximately [            ] registered holders of Public Storage common stock and approximately [            ] registered holders of Shurgard common stock.

We urge you to obtain current market quotations for Public Storage and Shurgard common stock before making any decision regarding the merger.

Holders of shares of Shurgard common stock are entitled to receive distributions when declared by the Shurgard board of directors out of any assets legally available for payment. In order to maintain its REIT status for federal income tax purposes, Shurgard is required to distribute annually to its shareholders at least 90% of its “REIT taxable income,” which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under Shurgard’s existing domestic credit agreement, Shurgard’s distributions are restricted to a percentage of its quarterly Funds from Operations, as defined in the credit agreement.

Shurgard paid dividends of $2.23 per share of common stock in 2005, representing a 27% increase from the annualized rate in 1994, the year Shurgard became a public company. In addition to the dividend of $0.56 per share of common stock Shurgard paid on March 13, 2006 to holders of common stock as of the previously announced record date, under the merger agreement with Public Storage, Shurgard is also entitled to pay a dividend to holders of its common stock of $0.56 per share in the second quarter of 2006. Thereafter, for each calendar quarter ending prior to the closing date of the merger, Shurgard is entitled to pay a dividend to holders of its common stock in an amount per share equal to the regular quarterly dividend per share then paid to holders of Public Storage common stock multiplied by the exchange ratio for the merger (0.82).

COMPARISON OF RIGHTS OF SHAREHOLDERS

Upon completion of the merger, Shurgard shareholders will become Public Storage shareholders, rather than shareholders of Shurgard. Since Public Storage is a California corporation, the rights of its shareholders are governed by the applicable laws of the State of California, including the California Corporations Code, and by the Public Storage articles of incorporation and the Public Storage bylaws. Since Shurgard is a Washington corporation, the rights of the shareholders of Shurgard are governed by the applicable laws of the State of Washington, including the Washington Business Corporation Act, and by the Shurgard articles of incorporation and the Shurgard bylaws.

The following is a summary comparison of:

•	the current rights of Shurgard shareholders under the Washington Business Corporation Act, and by the Shurgard articles of incorporation and the Shurgard bylaws; and

•	the current rights of Public Storage shareholders under the California Corporations Code and the Public Storage articles of incorporation and Public Storage bylaws.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the California Corporations Code, the Washington Business Corporation Act, the Public Storage articles of incorporation, the Public Storage bylaws, the Shurgard articles of incorporation, and the Shurgard bylaws. Copies of the Public Storage articles of incorporation and the Public Storage bylaws are incorporated by reference in this joint proxy statement/prospectus. The Public Storage articles of incorporation, the Public Storage bylaws, the Shurgard articles of incorporation and the Shurgard bylaws will be sent to Public Storage and Shurgard shareholders, upon request. See “Where You Can Find More Information.”

	Public Storage	Shurgard

Corporate Governance	The rights of Public Storage’s shareholders are governed by California corporate law and the Public Storage articles of incorporation and Public Storage bylaws.	The rights of Shurgard shareholders are governed by Washington corporate law and the Shurgard articles of incorporation and Shurgard bylaws.

Authorized Capital Stock	The authorized capital stock of Public Storage currently consists of 457,000,000 shares of capital stock consisting of (i) 200,000,000 shares of Class A common stock, par value $0.10 per share, (ii) 7,000,000 shares of Class B common stock, par value $0.10, (iii) 50,000,000 shares of preferred stock, par value $0.01 per share and (iv) 200,000,000 shares of Equity Stock, par value $0.01 per share.	The authorized capital stock of Shurgard currently consists of 320,500,000 shares of capital stock consisting of (i) 120,000,000 shares of Class A common stock, par value $0.001 per share, (ii) 500,000 shares of Class B common stock, par value $0.001 per share, (iii) 160,000,000 shares of Excess Stock, par value $0.001 per share, and (iv) 40,000,000 shares of preferred stock, par value $0.001 per share.

Number, Classification and Election Board of Directors	The Public Storage bylaws provide that the number of directors will be fixed by resolution of the board of directors, but will be not less than eight nor more than 15. As of March 31, 2006, the Public Storage board consisted of ten directors. After the merger, the size of the board will increase to 11 directors, to accommodate the addition of an

The Shurgard articles of incorporation provide that the number of directors will be fixed by resolution of the board, but will be not fewer than three nor more than nine. As of March 31, 2006, the board consisted of nine directors.

The Shurgard board is not classified.

	Public Storage	Shurgard
independent member of the board of directors of Shurgard. The Public Storage board is not classified.

Cumulative Voting	The Public Storage bylaws permit cumulative voting for the election of directors, subject to certain notice requirements.	The Shurgard articles of incorporation prohibit cumulative voting.

Removal of Directors	The California Corporations Code provides that a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares, provided that the shares voted against removal would not be sufficient to elect the director by cumulative voting.	Under the Shurgard bylaws, directors may be removed only for cause by a majority of the shares entitled to vote on the election of directors at a special meeting called expressly for that purpose.

Newly Created Directorships and Vacancies	The Public Storage bylaws provide that any vacancies on the board or newly created directorships may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum. Any vacancies not filled by the board may be filled by the shareholders.	The Shurgard bylaws provide that any vacancies on the board or newly created directorships may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, provided that a vacancy created by death, resignation or removal of an independent director, in the absence of a vote of the shareholders, may be filled only by the vote of a majority of the remaining independent directors.

Quorum of Board	The Public Storage bylaws provide for a quorum of a majority of the board.	The Shurgard bylaws provide that a quorum of the board is a majority of the total number of directors serving on the board, provided that, in the case of vacancies, such number is not less than one-third of the total number of directors fixed by the board.

Annual Meetings of Shareholders	The Public Storage bylaws provide that the annual meeting of shareholders will be held within fifteen months after the last annual meeting on such date and time fixed by the board of directors.	The Shurgard bylaws provide that the annual meeting of shareholders will be held on such date as determined by the board, unless such day is a legal holiday, in which case the annual meeting will be held on the next day that is not a legal holiday.

Special Meetings of Shareholders	Under the Public Storage bylaws, special meetings of the shareholders may be called at any time by the board, the chairman of the board, the president, or by the holders of not less than 10% of the shares entitled to vote at the meeting.	The Shurgard bylaws provide that a special meeting of the shareholders may be called at any time by the board, the chairman of the board, the president of Shurgard, a majority of the independent directors of Shurgard or the holders of not less than 10% of the outstanding shares entitled to vote at the meeting.

	Public Storage	Shurgard
Quorum at Shareholders Meetings	The Public Storage bylaws provide that the presence in person or by proxy of the holders of a majority of the shares entitled to vote at a meeting constitutes a quorum for that meeting.	The Shurgard bylaws provide that the presence in person or by proxy of the holders of not less than a majority of the shares entitled to vote at the meeting with respect to a purpose stated in the notice of such meeting constitutes a quorum for that meeting.

Certain Voting Requirements

Under the Public Storage bylaws, except as otherwise provided by the articles of incorporation or by applicable law, action by shareholders generally is taken by the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast on that action.

Each share of Public Storage common stock entitles the holder to one vote on each matter upon which shareholders have the right to vote. On all matters other than in the case of a class vote, holders of common stock vote with the equity stock, series A.

Under the Shurgard bylaws, except as otherwise provided by the articles of incorporation or by applicable law, action by shareholders generally is taken by the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes entitled to be cast on that action, except that directors are elected by a plurality of the votes present, or represented by proxy, at the meeting.

Each share of Shurgard common stock entitles the holder to one vote on each matter upon which shareholders have the right to vote.

Shareholder Action by Written Consent	Under the Public Storage bylaws, any action required or permitted to be taken by the shareholders may be taken without a meeting upon the written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shares entitled to vote were present and voted.	The Shurgard bylaws provide that shareholder action may be taken without a meeting upon the written consent of the holders of all the outstanding shares entitled to vote for such action.

Business Conducted at Shareholders’ Meetings	Neither the Public Storage articles of incorporation nor the bylaws contain any express provisions governing the presentation of business by shareholders at shareholder meetings.	The Shurgard bylaws provide that with respect to any annual meeting, nominations of persons for election to the board and the proposal of business to be considered by shareholders may be made only (a) by or at the direction of the board or (b) by a shareholder of record who is entitled to vote and who has complied with the advance notice procedures set forth in the bylaws. The bylaws provide that with respect to any special meeting, the proposal of business to be considered may only be made pursuant to Shurgard’s notice with respect to that meeting.

	Public Storage	Shurgard
Amendment of Articles of Incorporation	Under the California Corporations Code, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to amend the Public Storage articles of incorporation. Certain amendments require a class vote.	The Shurgard articles of incorporation provides that the shareholders may amend or repeal any provision of the articles of incorporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposed change; provided that any amendment regarding the number of directors on the board must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote at an election of directors; provided, further, that the number of directors may be increased above nine by the affirmative vote of two-thirds of the continuing directors then in office.

Amendment of Bylaws	Under the Public Storage bylaws, the bylaws may be adopted, repealed or amended by shareholders, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. The board may also adopt, repeal or amend bylaws, provided that the board may only adopt a bylaw relating to the number of directors on the board for the purpose of fixing the number of directors within the limits set by the articles of incorporation. Furthermore, bylaws relating to Public Storage’s asset coverage, investment policy and qualification as a REIT may only be amended and repealed by shareholder action.	The Shurgard bylaws allow the board to adopt, amend and repeal bylaws. Shareholders may repeal or amend all bylaws adopted by the board.

Business Combinations	Under the California Corporations Code, the affirmative vote of a majority of the shareholders of each class outstanding is needed to approve a merger or similar business combination. A shareholder vote is not required for reorganizations where the corporation, or the shareholders of the corporation immediately prior to the reorganization, will own equity securities constituting over five-sixths of the voting power of the surviving corporation and the vote of the holders of preferred stock is generally not required where the corporation is the survivor in the merger. The California Corporations Code also imposes conditions on certain business

Under the Washington Business Corporation Act, the affirmative vote of two-thirds of the outstanding shares is needed to approve a plan of merger but permits the articles of incorporation of a Washington corporation to require a greater or lesser percentage, so long as the required vote is not less than a majority of all votes entitled to be cast on the plan merger. The Shurgard articles of incorporation require an affirmative vote of a majority of the outstanding shares to approve a plan of merger.

The Washington Business Corporation Act prohibits a corporation from

	Public Storage	Shurgard
	combinations with interested shareholders and requires that shareholders receive nonredeemable common stock in a merger between a California corporation and an acquirer owning more than 50% but less than 90% of the California corporation.	engaging in a business combination with an interested shareholder (a shareholder that beneficially owns, directly or indirectly, 10% of the outstanding voting shares of the corporation) for five years following the time the shareholder became an interested shareholder, unless the directors of the corporation have approved the transaction or the interested shareholder’s acquisition of shares of the corporation prior to the date such shareholder became an interested shareholder of the corporation. This prohibition also applies to a person or entity, whether or not an interested shareholder, that is or after the business combination would be, an affiliate or associate of an interested shareholder. The Washington Business Corporation Act further provides that the business combination may still be prohibited after the five-year period unless either (i) certain “fair-price” provisions are complied with or (ii) the transaction is approved by a majority of the shares not owned by the interested shareholder.

Rights Plan	Public Storage does not have a shareholders’ rights plan.	Shurgard entered into an Amended and Restated Rights Agreement, dated as of March 12, 2004, between Shurgard and American Stock Transfer & Trust Corporation. In connection with the execution of the merger agreement, Shurgard amended its Amended and Restated Rights Agreement, so that the shareholders rights plan is not triggered by the merger.

	Public Storage	Shurgard
Ownership Limit	The ownership restrictions in Public Storage’s articles of incorporation and bylaws generally prohibit the actual or constructive ownership of more than 2% of the outstanding shares of Public Storage common stock (excluding the interest held by the Hughes family) or more than 9.9% of the outstanding shares of each class or series of shares of Public Storage preferred stock or equity stock, unless an exception is established by the board of directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of Public Storage’s outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary. If a shareholder of Shurgard is expected to own more than 2.0% of the Public Storage common stock after the merger, that shareholder should seek a waiver from Public Storage before the merger.

The Shurgard articles of incorporation provide that Shurgard may prevent the transfer or call for redemption of any of its common or preferred shares if:

•      more than 50% of the outstanding shares would be owned by five or fewer individuals or certain entities;

•      one person would own more than 9.8% of Shurgard’s total outstanding shares (or such higher percentage as may be determined by the board of directors); or

•      the board of directors determines in good faith that any of the outstanding shares have or may become concentrated to an extent that may prevent Shurgard from qualifying as a REIT.

LEGAL MATTERS

The legality of Public Storage common stock offered by this joint proxy statement/prospectus will be passed on by Stephanie Heim, Vice President, Corporate Counsel, Corporate Secretary and employee of Public Storage. Public Storage pays Ms. Heim a salary. Ms. Heim is a participant in various employee benefit plans that Public Storage offers generally to employees and owns and has options to purchase shares of Public Storage common stock.

EXPERTS

The consolidated financial statements of Public Storage Inc. appearing in Public Storage Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedule appearing therein) and Public Storage management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference herein and made part of this registration statement and the related joint proxy statement/prospectus. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Shurgard Storage Centers, Inc. as of December 31, 2005 and December 31, 2004 and for each of the three fiscal years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in this document have been so included in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Shurgard Self Storage S.C.A. as of December 31, 2003, 2002, and 2001 and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of three years in the period ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (including explanatory paragraphs for a change in the method of accounting for derivatives and goodwill, as well as the effects of the restatement), which is included in this document, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Public Storage. Any proposal that a holder of common stock or depositary shares representing equity stock, series A wishes to submit for inclusion in Public Storage’s proxy statement for the 2007 Annual Meeting of Shareholders (“2007 Proxy Statement”) pursuant to Securities and Exchange Commission Rule 14a-8 must be received by Public Storage no later than [              2006]. In addition, notice of any proposal that a holder of common stock or depository shares wishes to propose for consideration at the 2007 annual meeting of shareholders, but does not seek to include in Public Storage’s 2007 proxy statement pursuant to Rule 14a-8, must be delivered to Public Storage no later than [February 26, 2007] if the proposing holder of common stock or depository shares wishes for Public Storage to describe the nature of the proposal in its 2007 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to Public Storage in connection with the 2007 annual meeting of shareholders should be addressed to: Secretary, Public Storage, Inc., 701 Western Avenue, Glendale, California 91201-2349.

Public Storage retains the discretion to vote proxies on a proposal filed within these deadlines provided (i) it includes in the proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (ii) the proponent does not issue a proxy statement.

Shurgard. Shurgard will hold an annual meeting of its shareholders in 2006 only if the merger is not completed. If Shurgard’s 2006 annual meeting is held, if you wish to submit a proposal to be included in the proxy statement for the meeting, Shurgard must receive it on or before [                    ], 2006. You should follow the procedures described in Rule 14a-8 of the Exchange Act and send the proposal to Shurgard’s principal executive offices: Shurgard Storage Centers, Inc., 1155 Valley Street, Suite 400, Seattle, WA 98109-4426, Attention: Corporate Secretary.

If you wish to bring matters before shareholders at the annual meeting other than pursuant to the procedures in Rule 14a-8, you must satisfy the following requirements under Shurgard’s bylaws:

•	you must notify Shurgard’s corporate secretary in writing no later than the tenth day following the date on which the notice of the date of annual meeting is mailed or publicly disclosed to Shurgard shareholders, and

•	your notice must contain the specific information required by the bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Public Storage and Shurgard file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Public Storage and Shurgard have filed with the SEC at the following SEC public reference room:

100 F. Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Public Storage’s and Shurgard’s SEC filings are also available for free to the public on the SEC’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Public Storage’s SEC filings are also available for free to the public on Public Storage’s website, www.publicstorage.com, and Shurgard’s filings with the SEC are also available for free to the public on Shurgard’s website, www.shurgard.com. Information contained on Public Storage’s website and Shurgard’s website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Public Storage incorporates by reference into this joint proxy statement/prospectus the documents listed below, and any filings Public Storage makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the date of the annual meetings shall be deemed to be incorporated by reference into this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement in a document incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Public Storage SEC Filings

Commission file number 1-8389	Period
Annual Report on Form 10-K	Year Ended December 31, 2005 (filed on March 16, 2006, amended on March 24, 2006)

Current Reports on Form 8-K	Filed on January 17, 2006; Filed on February 7, 2006; Filed on March 7, 2006

Public Storage has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Public Storage and its affiliates.

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus except for the exhibits to those documents from Public Storage. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Public Storage without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Public Storage at the following address and telephone number:

Public Storage, Inc.

701 Western Avenue

Glendale, CA 91201-2349

Attention: Investor Relations

Telephone: (818) 244-8080

If you would like to request documents, please do so by [                    ], 2006, to receive them before the Public Storage annual meeting. If you request any of these documents from Public Storage, Public Storage will mail them to you by first-class mail, or similar means.

Shurgard is not incorporating by reference any documents or filings into this joint proxy statement/prospectus; however, for your information, Shurgard has filed the following documents:

Commission file number 1-11455	Period
Annual Report on Form 10-K	Year Ended December 31, 2005 (filed on March 20, 2006)

Current Reports on Form 8-K	Filed on January 23, 2006; Filed on February 15, 2006; Filed on February 16, 2006; Filed on March 8, 2006; Filed on March 21, 2006

Shurgard has supplied all information contained in this joint proxy statement/prospectus relating to Shurgard and its affiliates.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus in voting your shares at the Shurgard special meeting or the Public Storage annual meeting. Neither Shurgard nor Public Storage has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                    ], 2006. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to Public Storage shareholders or Shurgard shareholders nor the issuance of Public Storage common stock in the merger will create any implication to the contrary.

SHURGARD’S MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Shurgard’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

Shurgard’s management has assessed the effectiveness of Shurgard’s internal control over financial reporting as of December 31, 2005, using the criteria described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (or the COSO criteria). Based on its assessment, Shurgard’s management has concluded, as of December 31, 2005, Shurgard maintained effective internal control over financial reporting.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited Shurgard’s management’s assessment of the effectiveness of Shurgard’s internal control over financial reporting as of December 31, 2005, as stated in their report, which appears herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholders of Shurgard Storage Centers, Inc.:

We have completed integrated audits of Shurgard Storage Centers, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits and the report of other auditors, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, based on our audits and the report of other auditors on the Shurgard Self Storage, SCA financial statements as of December 31, 2003, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Shurgard Storage Centers, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, based on our audits, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We did not audit the financial statements of Shurgard Self Storage, SCA, an investment accounted for under the equity method, which statements reflect total shareholders’ equity of $137.6 million as of December 31, 2003 and net loss of $29.9 million for the year ended December 31, 2003. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Shurgard Self Storage, SCA, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As described in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, in 2004.

Internal control over financial reporting

Also, in our opinion, based on our audit, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, based on our audit, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Seattle, Washington

March 20, 2006

SHURGARD STORAGE CENTERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share data)

	As of December 31,
	2005	2004
ASSETS
Storage centers:
Operating storage centers	$3,244,258	$3,143,488
Less accumulated depreciation	(552,171)	(479,531)

Operating storage centers, net	2,692,087	2,663,957
Construction in progress	67,073	58,431
Properties held for sale	6,774	8,328

Total storage centers	2,765,934	2,730,716

Cash and cash equivalents	39,778	50,277
Restricted cash	4,972	7,181
Goodwill	27,440	24,206
Other assets	119,248	128,204

Total assets	$2,957,372	$2,940,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	$181,435	$180,652
Lines of credit	583,500	397,300
Notes payable	1,275,720	1,287,202

Total liabilities	2,040,655	1,865,154

Minority interest	116,365	169,232
Commitments and contingencies (Note 22)
Shareholders’ equity:
Series C Cumulative Redeemable Preferred Stock; $0.001 par value; 2,000,000 shares authorized; 2,000,000 shares issued and outstanding; liquidation preference of $50,000	48,115	48,115
Series D Cumulative Redeemable Preferred Stock; $0.001 par value; 3,450,000 shares authorized; 3,450,000 shares issued and outstanding; liquidation preference of $86,250	83,068	83,068
Class A Common Stock, $0.001 par value; 120,000,000 authorized; 47,041,680 and 46,624,900 shares issued and outstanding, respectively	47	47
Additional paid-in capital	1,142,288	1,127,138
Accumulated deficit	(459,586)	(354,985)
Accumulated other comprehensive (loss) income	(13,580)	2,815

Total shareholders’ equity	800,352	906,198

Total liabilities and shareholders’ equity	$2,957,372	$2,940,584

The accompanying notes are an integral part of these statements.

SHURGARD STORAGE CENTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share data)

	For the year ended December 31,
	2005	2004	2003
Revenue
Storage center operations	$478,292	$418,523	$290,513
Other	4,922	5,101	6,877

Total revenue	483,214	423,624	297,390

Expenses
Operating	232,657	211,055	125,567
Real estate development	10,042	4,991	23
Depreciation and amortization	95,670	87,399	55,444
Impairment and abandoned project expense	3,354	2,856	13,889
General, administrative and other	35,318	32,961	18,012

Total storage center expenses	377,041	339,262	212,935

Income from operations	106,173	84,362	84,455

Other Income (Expense)
Costs related to takeover proposal and exploration of strategic alternatives (Note 22)	(13,775)	—	—
Interest expense	(105,584)	(82,876)	(51,182)
Amortization of participation rights discount	—	1,123	5,529
Loss on derivatives, net	(2,122)	(615)	(2,194)
Foreign exchange (loss) gain	(9,665)	6,247	(431)
Interest income and other, net	3,746	4,361	4,887

Other expense, net	(127,400)	(71,760)	(43,391)

(Loss) income before minority interest, equity in earnings of other real estate investments, net and income tax expense	(21,227)	12,602	41,064
Minority interest	20,936	16,608	(1,206)
Equity in earnings (losses) of other real estate investments, net	60	93	(3,099)
Income tax expense	(636)	(72)	(1,611)

(Loss) income from continuing operations	(867)	29,231	35,148

Discontinued operations
Income from discontinued operations	695	2,177	2,490
Gain on sale of discontinued operations	11,831	16,226	—

Total discontinued operations	12,526	18,403	2,490

Cumulative effect of change in accounting principle	—	(2,339)	—

Net Income	11,659	45,295	37,638
Net Income Allocation
Preferred stock dividends and other	(12,153)	(12,193)	(12,082)

Net (loss) income available to common shareholders	$(494)	$33,102	$25,556

Basic per share amounts:
(Loss) income from continuing operations available to common shareholders	$(0.28)	$0.37	$0.57
Discontinued operations	0.27	0.40	0.06
Cumulative effect of change in accounting principle	—	(0.05)	—

Net (loss) income available to common shareholders per share	$(0.01)	$0.72	$0.63

Diluted per share amounts:
(Loss) income from continuing operations available to common shareholders	$(0.28)	$0.37	$0.56
Discontinued operations	0.27	0.39	0.06
Cumulative effect of change in accounting principle	—	(0.05)	—

Net (loss) income available to common shareholders per share	$(0.01)	$0.71	$0.62

Distributions per common share	$2.23	$2.19	$2.15

The accompanying notes are an integral part of these statements.

SHURGARD STORAGE CENTERS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

	Preferred Stock		Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount
Balance, January 1, 2003	5,450	$131,183	35,934	$36	$804,582	$(225,811)	$(2,734)	$707,256
Comprehensive income (1)						37,638	12,492	50,130
Issuance of common stock			9,814	10	296,367			296,377
Distributions:
Preferred						(11,896)		(11,896)
Common	—	—	—	—	—	(87,447)	—	(87,447)

Balance, December 31, 2003	5,450	131,183	45,748	46	1,100,949	(287,516)	9,758	954,420
Comprehensive income (loss) (1)						45,295	(6,943)	38,352
Issuance of common stock			877	1	26,189			26,190
Distributions:
Preferred						(11,897)		(11,897)
Common	—	—	—	—	—	(100,867)	—	(100,867)

Balance, December 31, 2004	5,450	131,183	46,625	47	1,127,138	(354,985)	2,815	906,198
Comprehensive income (loss) (1)						11,659	(16,395)	(4,736)
Issuance of common stock			417	—	15,150			15,150
Distributions:
Preferred						(11,897)		(11,897)
Common	—	—	—	—	—	(104,363)	—	(104,363)

Balance, December 31, 2005	5,450	$131,183	47,042	$47	$1,142,288	$(459,586)	$(13,580)	$800,352

(1)	See Note 2 for components of other comprehensive income (loss).

The accompanying notes are an integral part of these statements.

SHURGARD STORAGE CENTERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the year ended December 31,
	2005	2004	2003
Operating activities:
Net income	$11,659	$45,295	$37,638
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of assets, including discontinued operations	(12,850)	(16,689)	(2,489)
Cumulative effect of change in accounting principle	—	2,339	—
Depreciation, amortization and impairment losses	96,242	88,209	69,051
Loss on derivatives, net	2,122	615	2,194
Stock-based compensation expense	2,751	3,433	1,150
Equity in earnings of other real estate investments, net	(60)	(93)	3,099
Non-cash interest and other	10,454	7,017	(1,376)
Foreign exchange loss (gain)	9,523	(6,247)	431
Minority interest	(20,936)	(16,608)	1,206
Changes in operating accounts, net of effect of acquisitions:
Other assets	(2,809)	(3,816)	7,968
Accounts payable, accrued expenses and other liabilities	20,056	19,286	4,826

Net cash provided by operating activities	116,152	122,741	123,698

Investing activities:
Construction and improvements to storage centers	(166,886)	(209,294)	(97,482)
Acquisitions of storage centers, including associated intangible assets	(35,659)	(20,887)	—
Purchase of intangible assets	(5,268)	(3,548)	(379)
Proceeds from sale of assets	26,293	30,071	5,725
Changes in restricted cash, net	1,610	(3,046)	(355)
Increase in notes receivable	(4,429)	(5,617)	(6,315)
Purchase of additional interest in European affiliated partnerships	(97,847)	(5,285)	(309,068)
Increase in cash due to consolidation of Shurgard Europe	—	32,877	—
Purchase of additional interest in affiliated partnerships	—	(2,457)	(245)

Net cash used in investing activities	(282,186)	(187,186)	(408,119)

SHURGARD STORAGE CENTERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	For the year ended December 31,
	2005	2004	2003
Financing activities:
Proceeds from notes payable	78,718	556,763	237,047
Payments on notes payable	(4,564)	(96,500)	(55,789)
Proceeds from lines of credit	1,056,500	427,000	589,695
Payments on lines of credit	(870,300)	(676,949)	(594,114)
Payment of loan costs	(7,638)	(2,621)	(1,276)
Payments on participation rights	—	(39,500)	(1,320)
Distributions paid on common and preferred stock	(113,284)	(112,764)	(99,343)
Payments on derivatives	(15,999)	—	—
Proceeds from derivatives	1,114	—	—
Proceeds from issuance of common stock, net	—	—	178,236
Proceeds from payments on loans to shareholders	—	—	20,000
Proceeds from exercise of stock options and dividend reinvestment plan	7,821	21,491	12,858
Contributions received from minority partners	32,006	29,403	226
Distributions paid to minority partners	(4,634)	(6,956)	(3,097)

Net cash provided by financing activities	159,740	99,367	283,123

Effect of exchange rate changes on cash and cash equivalents	(4,205)	3,685	—

(Decrease) increase in cash and cash equivalents	(10,499)	38,607	(1,298)
Cash and cash equivalents at beginning of period	50,277	11,670	12,968

Cash and cash equivalents at end of period	$39,778	$50,277	$11,670

Supplemental schedule of cash flow information:
Cash paid for interest, net of amounts capitalized	$98,412	$71,791	$47,272

Cash paid for income taxes	$1,746	$(40)	$3,358

Supplemental schedule of non-cash investing information:
Common stock issued in acquisition of storage centers	$5,490	$1,936	$84,134

Notes receivable forgiven in the acquisition of storage centers	$6,727	$—	$—

Contributions from minority interest partners	$—	$3,635	$2,336

Minority interests granted in acquisition of storage centers	$4,475	$—	$—

Supplemental schedule of non-cash financing information:
Preferred dividends declared but not paid	$2,976	$—	$—

The accompanying notes are an integral part of these statements.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of the Business

Shurgard Storage Centers, Inc. and our subsidiaries (the “Company,” “we,” “Shurgard” or “us”) are engaged principally in investing in, acquiring, developing and operating self-storage centers located in markets throughout the United States and in Western Europe. Our revenues are generated primarily from leasing self-storage space to tenants on a month-to-month basis. We also provide ancillary services at our storage centers consisting primarily of truck rentals and sales of storage products. Prior to January 1, 2004, we did not consolidate Shurgard Self Storage, SCA (Shurgard Europe) and its subsidiaries in our financial statements. Instead, we accounted for our investments in these entities under the equity method of accounting.

Note 2—Summary of Significant Accounting Policies

Basis of presentation: The consolidated financial statements are presented on an accrual basis in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of Shurgard and our consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Any references to the number of properties and square footage in the consolidated financial statement notes are unaudited.

Consolidated and unconsolidated subsidiaries: We consolidate all wholly-owned subsidiaries. We assess whether our subsidiaries are Variable Interest Entities (VIEs) as defined by the Financial Accounting Standards Board’s (FASB) Interpretation No. (FIN) 46R, “Consolidation of Variable Interest Entities.” Since January 1, 2004, we consolidate all VIEs of which we are the primary beneficiary. Partially-owned subsidiaries and joint ventures that are not VIEs are consolidated when we control the entity. Through June 30, 2005, we evaluated partially-owned subsidiaries and joint ventures held in partnership form in accordance with the provisions of Statement of Position (SOP) 78-9, “Accounting for Investments in Real Estate Ventures,” to determine whether the rights held by other investors constitute “important rights” as defined therein. Since July 1, 2005, we evaluate such rights in accordance with Emerging Issues Task Force (EITF) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” For partially-owned subsidiaries or joint ventures held in corporate form (including limited liability companies with governance provisions that are the functional equivalent of regular corporations), we consider the guidance of Statement of Financial Accounting Standard (SFAS) No. 94, “Consolidation of All Majority-Owned Subsidiaries” and EITF Issue No. 96-16, “Investor’s Accounting for an Investee When the Investor has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights” and, in particular, whether rights held by other investors would be viewed as “participating rights” as defined therein. To the extent that any minority investor has substantive participating rights, has the ability to dissolve the partnership or remove the general partner without cause in a partnership or participating rights in a corporation, including substantive veto rights, the related entity will generally not be consolidated.

We account for unconsolidated subsidiaries and joint ventures over which we have significant influence using the equity method. In applying the equity method, our proportionate share of intercompany profits is eliminated as a component of equity in earnings of unconsolidated entities.

Foreign operations: The functional currency of each of our European subsidiaries, and their subsidiaries, is the local currency of the country in which the entity has operations (euro for members of the European Union that have adopted the euro, Krona for Sweden, Pound Sterling for the United Kingdom, and Krone for Denmark). Assets and liabilities are translated at the exchange rate in effect as of the end of each period and income statement accounts are re-measured at the average exchange rate for each period. Additionally, Recom SNC (Recom), a consolidated foreign entity with a U.S. dollar functional currency, has transactions that are

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

denominated in currencies other than U.S. dollars. For Recom, non-monetary assets and liabilities are converted to U.S dollars at historical exchange rates, monetary assets and liabilities are re-measured at the exchange rate in effect as of the end of the period and income statement accounts are re-measured at the average exchange rate for the period.

The results of our operations and our financial position are affected by the fluctuations in the value of the euro, and to a lesser extent, other European currencies, against the U.S. dollar. We recognize the effects of foreign currency exchange variances on our European assets, liabilities and equity as a currency translation adjustment in other comprehensive income (loss). We include gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables on intercompany transactions, in net income. Also, we are exposed to foreign currency exchange risk related to intercompany debt with or between our European subsidiaries that are not denominated in the functional currency of the subsidiary or the investee. We recognize the effects of foreign currency on such debt in net income when we expect to settle the debt and in other comprehensive income when the debt is considered to be of a long-term investment nature.

Use of estimates: The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the amounts of revenues and expenses recognized during the reporting period. Significant estimates are inherent in the preparation of our financial statements and include the evaluation of impairment of long-lived assets and goodwill, valuation allowance for deferred tax assets, estimated lives of depreciable and amortizable assets, the allocation of the purchase price of acquired properties and legal liabilities. Actual results could differ from these and other estimates.

Reclassifications: We have reclassified certain prior year amounts to conform to the current presentation with no effect on shareholders’ equity, net income or net cash-flows from operating, investing and financing activities.

Storage centers: We carry storage centers to be developed or held and used in operations at depreciated cost, reduced for impairment losses where appropriate. We capitalize acquisition, development and construction costs of properties in development in accordance with SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” and include, where applicable, salaries and related costs, real estate taxes, interest, lease expense and preconstruction costs directly related to the project. The preconstruction stage of development of a storage center (or redevelopment of an existing storage center) includes efforts to secure land control and zoning, to evaluate feasibility and to complete other initial tasks that are essential to development. Costs of preconstruction efforts incurred prior to projects being considered probable to be completed are charged as real estate development expenses as incurred. We record abandonment losses for previously capitalized costs of development projects when we assess that the completion of the project is no longer probable. We capitalize development and construction costs and costs of significant improvements and replacements and renovations at storage centers, while we expense costs of maintenance and repairs as we incur them.

We compute depreciation of each operating storage center using the straight-line method based on the shorter of an estimated useful life of 30 years or the lease term for storage centers built on leased land. We evaluate and if necessary, revise estimates of the useful lives of specific storage centers, when we plan to demolish or replace them. We depreciate equipment and furniture and fixtures based on estimated useful lives of three to six years.

If events or circumstances indicate that the carrying value of an operating storage center may be impaired, we conduct a recoverability analysis based on expected undiscounted cash flows to be generated from the property. If the analysis indicates that we cannot recover the carrying value from estimated future cash flows, we

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

write down the property to its estimated fair value and recognize an impairment loss. We determine fair values based on expected future cash flows using appropriate market discount and capitalization rates.

We carry storage centers held for sale at the lower of their carrying value (i.e., cost less accumulated depreciation and any impairment loss recognized) or estimated fair value less costs to sell. We classify the net carrying values of properties as held for sale when the properties are actively marketed, their sale is considered probable within one year and various other criteria relating to their disposition are met. We discontinue depreciation of the operating storage centers at that time, but we continue to recognize operating revenues, operating expenses and interest expense until the date of sale. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we report revenues and expense of properties classified as held for sale in discontinued operations for all periods presented if we will sell or have sold the properties on terms where we have no continuing involvement with them after the sale. If active marketing ceases or the properties no longer meet the criteria to be classified as held for sale, we reclassify the properties as held for use, resume depreciation and recognize the loss for the period that we classified the properties as held for sale, and we charge deferred selling costs, if any, to expense.

We recognize gains from sales of properties using the full accrual method provided that the terms of the transactions and any continuing involvement by us with the properties sold meet certain criteria. We defer gains relating to transactions that do not meet the established criteria and recognize them when the criteria are met, or using the installment or cost recovery methods, as appropriate in the circumstances. We account for other sales of interests in properties that are substantially financing arrangements as such.

Acquisitions of businesses and storage centers: We allocate the purchase price of acquired storage centers and businesses to tangible and identified intangible assets based on their fair values. In making estimates of fair values for the purposes of allocating the purchase price, we rely primarily on our extensive knowledge of the market for storage centers and if considered appropriate, will consult with independent appraisers. In estimating the fair value of the tangible and intangible assets acquired, we also consider information obtained about each property as a result of our pre-acquisition due diligence, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective assets.

The fair values of intangible assets include leases to customers with above market rents and in-place lease values. The fair values of these identifiable intangible assets are generally not significant, because substantially all leases in our business are month-to-month, and most customers use our facilities for less than one year. We expense internal costs related to the acquisition of a business, or an operating storage center, as we incur them.

We classify as goodwill any purchase price in excess of the value of acquired net tangible and identified intangible assets acquired in a business combination (including the acquisition of a minority interest in a business) or in the acquisition of a business and assign it to the reporting unit that expects to benefit from the acquisition. We test goodwill for impairment annually and whenever events or circumstances indicate that impairment may have occurred.

We evaluate acquisitions of businesses and storage centers from parties with whom we have a preexisting relationship to determine if a settlement of the preexisting relationship exists and, if so, we account for these acquisitions as multiple element transactions.

Cash and cash equivalents: Cash equivalents consist of money market instruments and securities with original maturities of 90 days or less.

Restricted cash: Restricted cash consists of cash deposits and represents expense reserves required by lenders or contractors and escrow deposits on pending real estate transactions or pending resolution of contingencies on the purchase price of completed real estate acquisitions.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other assets: Other assets include financing costs, non-compete agreements and computer software costs (see Note 7). We amortize financing costs over the life of the related debt using the effective interest or the straight-line method if it approximates the effective interest method and we include the related expense in interest expense. We amortize non-compete agreements over their estimated useful lives, which range from two to five years. We record internal-use computer software at cost less accumulated amortization and amortize it over the estimated useful life, which ranges from two to seven years. During the software application development stage, capitalized costs include external consulting costs, cost of software licenses, interest expense and internal payroll and payroll-related costs for employees who are directly associated with the software project. We expense software maintenance, training and data conversion costs in the period in which we incur them.

Self insurance: We are self-insured for a portion of the risks associated with medical, dental and workmen’s compensation. We recognize liabilities for unpaid claims and claims adjustment expenses that represent our best estimate of the total obligation for reported claims plus those incurred but not reported (IBNR) and the related estimated claim settlement expenses for all claims incurred through December 31 of each year. We determine IBNR reserves for workmen’s compensation using actuarial methods that take into account historical loss experience data, industry statistics and additional qualitative factors, as appropriate. Additionally, we recognize a receivable for the estimated insurance reimbursement for any insured portion of the total liabilities.

Income taxes: We have elected to be taxed as a Real Estate Investment Trust (REIT) pursuant to the Internal Revenue Code of 1986, as amended. To qualify as a REIT, we must distribute annually to our shareholders at least 90% of our REIT taxable income and meet certain other requirements relating primarily to the nature of our assets and the sources of our revenues. As a REIT, we are not subject to U.S. Federal income taxes to the extent of distributions. We believe that we met the qualifications for REIT status at December 31, 2005 and intend to meet the qualifications in the future and to distribute at least 90% of our REIT taxable income to shareholders in 2006 and future years. We conduct our domestic non-REIT activities primarily through Shurgard TRS, Inc., a taxable REIT subsidiary. We conduct our foreign non-REIT activities primarily through six European taxable REIT subsidiaries. As a result, we have not provided for U.S. federal income taxes for the REIT in our financial statements. However, we do provide for U.S. federal income taxes for our domestic taxable REIT subsidiaries (TRSs). Additionally, both the REIT and our domestic TRSs are subject to certain state income taxes as well as franchise taxes in some jurisdictions. We also provide for income taxes of our European subsidiaries, which are subject to income taxes in the respective jurisdictions of the countries in which they operate.

We have deferred tax assets arising primarily from cumulative net operating losses arising in certain taxable subsidiaries. We evaluate both the positive and negative evidence that we believe is relevant in assessing whether we will realize the deferred tax assets. When we determine that it is more likely than not that we will not realize the tax asset either in part or in whole, we record a valuation allowance. One significant factor representing negative evidence in the evaluation of whether we will realize deferred tax assets arising from cumulative net operating losses is the historical taxable income or loss of the entity. In cases where a taxable entity has not demonstrated a history of achieving taxable income, this represents significant negative evidence in assessing whether we will realize the amounts and generally requires that we provide a valuation allowance.

Revenue recognition: The majority of our customers rent under month-to-month lease agreements and we recognize revenue at the contracted rate for each month occupied. We recognize revenue related to customers who sign longer period leases ratably over the term of the lease. We recognize management fee revenue each month for which we render services. These contracts are generally cancelable by either party on specified advanced notice. Revenues are presented net of provisions for doubtful accounts of $6.8 million, $6.0 million and $5.0 million in 2005, 2004 and 2003, respectively.

We recognize, in other revenue, revenue on our profit sharing contracts related to our tenant insurance referral program based on the excess of premiums over estimated claims and administrative costs.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capitalized interest: We capitalize interest incurred during the construction period of storage centers and during the development period of internally developed computer software. We capitalize interest to the related assets using a weighted-average rate of our credit facilities and senior notes payable. For the years ended December 31, 2005, 2004 and 2003, we capitalized interest of $3.2 million, $2.7 million and $2.3 million, respectively.

Advertising costs: We incur advertising costs primarily attributable to print advertisements in telephone books. We recognize the costs when the related telephone book is first published. We recognized $17.7 million, $17.3 million and $6.0 million in advertising expenses for the years ended December 31, 2005, 2004 and 2003, respectively.

Derivative financial instruments: We use derivative financial instruments to reduce risks associated with movements in interest and foreign currency exchange rates. We may choose to reduce cash flow and earnings volatility associated with interest rate risk exposure on existing variable-rate borrowings or forecasted variable- and fixed-rate borrowings. In some instances, lenders may require us to do so. In order to limit interest rate risk on variable-rate borrowings, we may enter into interest rate swaps or interest rate caps to hedge specific risks. In order to limit interest rate risk on forecasted borrowings, we may enter into interest rate swaps, forward starting swaps, forward rate agreements, interest rate locks and interest rate collars. We may also use derivative financial instruments to reduce foreign currency exchange rate risks to our earnings, cash flows and financial position arising from forecasted intercompany foreign currency denominated transactions and net investments in certain foreign operations. In order to limit foreign currency exchange rate risks associated with forecasted intercompany foreign currency denominated transactions, we may enter into cross-currency interest rate swaps. In order to limit foreign currency exchange rate risks associated with net investments in foreign operations, we may enter into foreign currency forward contracts. We may also use derivative financial instruments to reduce earnings volatility associated with other derivative financial instruments that are not designated as cash flow hedges. We do not use derivative financial instruments for speculative purposes.

Under purchased interest rate cap agreements, we make initial premium payments to the counterparties in exchange for the right to receive payments from them if interest rates exceed specified levels during the agreement period. Under sold interest rate cap agreements, we receive initial premium payments from the counterparties in exchange for the obligation to make payments to them if interest rates exceed specified levels during the agreement period. Under interest rate swap agreements, we and the counterparties agree to exchange the difference between fixed-rate and variable-rate interest amounts calculated by reference to specified notional principal amounts during the agreement period. Notional principal amounts are used to express the volume of these transactions, but the cash requirements and amounts subject to credit risk are substantially less.

Under cross currency interest rate swaps, we and the counterparties agree to exchange fixed amounts of foreign currencies calculated by reference to fixed interest rates and notional principal amounts during the agreement period. We also agree to exchange the notional amounts at the end of the agreement period. Under foreign currency forward contracts, we and the counterparties agree to exchange fixed amounts of foreign currencies at the end of the agreement period.

Parties to interest rate and foreign currency exchange agreements are subject to market risk for changes in interest rates and currency exchange rates and risk of credit loss in the event of nonperformance by the counterparty. We do not require any collateral under these agreements but deal only with highly rated financial institution counterparties (which, in certain cases, are also the lenders on the related debt) and expect that all counterparties will meet their obligations.

We measure derivative financial instruments at fair value and recognize these instruments as assets or liabilities on our balance sheet. We report changes in the values of the effective portions of derivative financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

instruments designated as cash flow hedges and changes in the values of derivative financial instruments designated as economic hedges of net investments in foreign subsidiaries as components of other comprehensive income. We recognize changes in the values of the ineffective portions of cash flow hedges and all changes in the values of undesignated derivative financial instruments in earnings. We account for amounts receivable or payable under interest rate cap and swap agreements designated as cash flow hedges as adjustments to interest expense on the related debt. To qualify for hedge accounting, we must formally document the details of the hedging relationship at inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risks that are being hedged, the derivative instrument and how we assess effectiveness. The derivative must be highly effective in offsetting either changes in fair value or cash flows, as appropriate, for the risk being hedged. We evaluate effectiveness on a retrospective and prospective basis based on quantitative measures of correlation. When we determine that a derivative has ceased to be highly effective as a hedge, we discontinue hedge accounting prospectively.

We discontinue hedge accounting prospectively when (i) we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (ii) the derivative expires or is sold, terminated or exercised; (iii) it is no longer probable that the forecasted transaction will occur; (iv) a hedged firm commitment no longer meets the definition of a firm commitment; or (v) we determine that designating the derivative as a hedging instrument is no longer appropriate.

When we discontinue hedge accounting because we determine that the derivative no longer qualifies as an effective fair-value hedge, we will continue to carry the derivative on the balance sheet at its fair value but cease to adjust the hedged asset or liability for changes in fair value. When we discontinue hedge accounting because the hedged item no longer meets the definition of a firm commitment, we will continue to carry the derivative on the balance sheet at its fair value, removing from the balance sheet any asset or liability that we recorded to recognize the firm commitment and recording it as a gain or loss in current period earnings. When we discontinue hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and we reclassify it into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two month period of time thereafter, we immediately recognize in earnings the gains and losses that were accumulated in other comprehensive income. If we discontinue a cash flow hedge because the variability of the probable forecasted transaction has been eliminated, we will reclassify the net accumulated other comprehensive income to income over the term of the designated hedging relationship. Whenever we discontinue hedge accounting and the derivative remains outstanding, we will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current period earnings. Expenses recognized relating to changes in the time value of interest rate cap agreements were insignificant in 2005, 2004 and 2003.

Other comprehensive income: The following tables summarize components of other comprehensive income:

	2005	2004	2003
	(in thousands)
Net income	$11,659	$45,295	$37,638
Other comprehensive income (loss):
Derivatives designated as hedges	440	(10,118)	2,058
Currency translation adjustment	(16,835)	3,175	10,434

Total other comprehensive (loss) income	(16,395)	(6,943)	12,492

Total comprehensive (loss) income	$(4,736)	$38,352	$50,130

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The currency translation adjustment represents the net currency translation adjustment gains and losses related to our European subsidiaries. Amounts are presented net of minority interest.

Financial instruments: The carrying values reflected on the consolidated balance sheet at December 31, 2005 and 2004 reasonably approximate the fair values of restricted cash, cash and cash equivalents, other assets, accounts payable and other liabilities, lines of credit and variable rate debt.

Based on the borrowing rates currently available to us for bank loans with similar terms and average maturities, we estimate the fair value of our fixed rate long-term debt was $648.8 million compared to a book value of $617.3 million at December 31, 2005. As of December 31, 2004, we estimated the fair value of our fixed rate long-term debt was $667.7 million compared to a book value of $619.5 million.

Financial assets that are exposed to credit risk consist primarily of accounts receivable and notes receivable. As of December 31, 2005 and 2004, notes receivable, which are included in other assets, consisted primarily of notes to finance the construction of certain properties and were secured by the properties. The carrying values of those notes approximate fair value, because the applicable interest rates approximate market rates for these loans. We adjust the value of notes that we consider are not collectible. In 2003, we recognized a $1.6 million impairment expense on the write-down of one note receivable. Accounts receivable from customers are included in other assets (see Note 7), and are not a significant component of total assets. Accounts are deemed past due based on payment terms. The allowance for doubtful accounts represents management’s estimate and is based on historic losses, recent collection history of individual customers, foreclosure recovery experience for each storage center and economic conditions. We write-off delinquent accounts to the extent and at the time we deem them to be not recoverable.

Financial instruments with characteristics of both liabilities and equity: We adopted the requirements of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” in the third quarter of 2003, and there was no impact on our financial position, operating results or cash flows. However, the minority interests associated with certain of our consolidated joint ventures and our European subsidiaries that have finite lives under the terms of the partnership agreements represent mandatorily redeemable interests as defined in SFAS No. 150. As of December 31, 2005 and 2004, the aggregate book value of these minority interests in finite-lived entities on our consolidated balance sheet was $105.3 million and $158.4 million, respectively and we believe that the estimated aggregate settlement value of these interests was approximately $213.2 million and $210.0 million, respectively. This amount is based on the estimated liquidation values of the assets and liabilities and the resulting proceeds that we would distribute to our joint venture partners assuming dissolution as of December 31, 2005. As required under the terms of the respective partnership agreements, subsequent changes to the estimated fair value of the assets and liabilities of the consolidated joint ventures will affect our estimate of the aggregate settlement value. The partnership agreements do not limit the amount to which the minority partners would be entitled in the event of liquidation of the assets and liabilities and dissolution of the respective partnerships.

Stock-based compensation expense. At December 31, 2005, we had stock based employee compensation plans, which are described more fully in Note 16 to the financial statements. We account for stock based compensation under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” We adopted the disclosure provisions of SFAS No, 148, “Accounting for Stock Based Compensation Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock Based Compensation.”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reflects pro forma net income as if we had recognized stock-based compensation expense using the fair value method in accordance with SFAS No. 123.

	2005	2004	2003
	(in thousands except per share data)
Net income:
As reported	$11,659	$45,295	$37,638
Add: Stock based compensation expense	2,751	3,433	1,150
Less: Pro forma stock based compensation expense	(4,315)	(4,502)	(2,132)

Pro forma net income	$10,095	$44,226	$36,656

Basic net (loss) income available to common shareholders per share:
As reported	$(0.01)	$0.72	$0.63
Pro forma	(0.04)	0.70	0.61
Diluted net (loss) income available to common shareholders per share:
As reported	$(0.01)	$0.71	$0.62
Pro forma	(0.04)	0.69	0.60

Recent accounting pronouncements: In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” a revision of SFAS No. 123. This statement disallows APB Opinion No. 25’s intrinsic value method of accounting for share based compensation awards and generally requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the fair value of those awards as of their grant date. We will adopt the provisions of SFAS 123R as of January 1, 2006 using the modified prospective method. Under the modified prospective method, compensation cost is recognized beginning with the effective date for all share-based payments granted after the effective date and for the unamortized portion of all awards granted to employees prior to the effective date of SFAS No. 123R. Under SFAS No. 123R, we will recognize stock-based compensation expenses related to our stock option plans and our Employee Stock Purchase Plan that were previously only subject to disclosure. We are still evaluating the impact of adopting SFAS No. 123R on our financial position and operating results in 2006. We believe that the disclosure of pro-forma results required under SFAS No. 123 approximates our results if we had adopted the provisions of SFAS 123R as of January 1, 2003.

In October 2005, the FASB issued FASB Staff Position (FSP) FAS 13-1 “Accounting for Rental Costs Incurred during a Construction Period,” which is effective for lease agreements entered into after January 1, 2006. This FSP clarifies that rental costs incurred during the period of construction of an asset on leased property should not be capitalized; rather they should be recognized as rental expense in the same manner as rental costs incurred after the construction period. However, to the extent a lessee accounts for rental of real estate projects under SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” it should continue capitalizing rental costs. We lease under operating leases certain parcels of land and buildings on which we develop storage centers or perform certain construction improvements. We have historically capitalized rental costs during the construction period on such properties. We account for real estate projects involving our development and construction of self-storage facilities under SFAS No. 67; therefore, we do not believe that the adoption of this FSP will have a material impact on our financial position, operating results or cash flows.

In June 2005, the FASB issued EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” In light of guidance provided in FIN 46R regarding “kick-out” rights in the context of evaluating

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

variable interests and consolidation of variable interest entities, EITF 04-5 clarifies when a sole general partner should consolidate a limited partnership. EITF 04-5 provides authoritative guidance for purposes of assessing whether a limited partner’s rights are important rights that, under SOP 78-9, might preclude a general partner from consolidating a limited partnership. For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified, EITF 04-5 is effective after June 29, 2005. For general partners in all other limited partnerships, the guidance in this Issue was effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. We do not believe that the adoption of EITF 04-5 will have a material impact on our financial position, operating results or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This statement replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a voluntary change in accounting principle. It also applies to changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. We will adopt the provisions of SFAS No. 154 as of January 1, 2006 and we do not believe this statement will have a material impact on our financial position, operating results or cash flows.

In March 2005, the FASB issued FASB FIN 47, “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligations” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlements are conditional on a future event that may or may not be within the control of the entity. FIN 47 indicates that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated and also clarifies when an entity should have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation was effective October 1, 2005. The adoption of FIN 47 had no material impact on our financial position, operating results or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” This statement eliminates the exception to the measurement at fair value for exchanges of similar productive assets and replaces it with an exception for exchange transactions that lack economic substance. The provisions of this statement were effective for transactions occurring after June 15, 2005 and have been applied prospectively. Accordingly, any exchange of properties or interests in properties needs to be evaluated for economic substance. The adoption of SFAS No. 153 had no material impact on our financial position, operating results or cash flows.

Note 3—Variable Interest Entities and Cumulative Effect of Change in Accounting Principle

Under FIN 46R, a VIE must be consolidated by a company if that company is subject to a majority of the expected losses from the VIE’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46R also requires disclosures about VIEs that a company is not required to consolidate, but in which it has a significant variable interest. We adopted FIN 46R as of January 1, 2004.

Prior to June 30, 2005, we had direct and indirect ownership interests in Shurgard Self Storage SCA (Shurgard Europe) of 87.23%. We assessed Shurgard Europe under the provisions of FIN 46R and concluded that

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

it met the definition of a VIE. We also concluded that we were the primary beneficiary effective as of June 2003. As a result, we began consolidating Shurgard Europe in our financial statements beginning January 1, 2004. On June 30, 2005, we acquired the remaining 12.77% ownership interests in Shurgard Europe at a purchase price of approximately $97.4 million in cash. Accordingly, as of June 30, 2005, Shurgard Europe became a wholly-owned subsidiary and is no longer a VIE.

Shurgard Europe has created two joint venture entities: First Shurgard SPRL (First Shurgard) formed in January 2003 and Second Shurgard SPRL (Second Shurgard) formed in May 2004. Those joint ventures are expected to develop or acquire up to approximately 75 storage facilities in Europe. Shurgard Europe has a 20% interest in each of these ventures. We have also determined that First Shurgard and Second Shurgard are each VIEs, of which Shurgard Europe is the primary beneficiary. Accordingly, First Shurgard has been consolidated in our financial statements since January 1, 2004, and Second Shurgard has been consolidated since inception. At December 31, 2005, First Shurgard and Second Shurgard had aggregate total assets of $330.7 million, total liabilities of $212.5 million, and credit facilities collateralized by assets with net book value of $310.9 million (see Note 9). As of December 31, 2005, First Shurgard’s and Second Shurgard’s creditors had no recourse to the general credit of Shurgard or Shurgard Europe other than certain loan commitments. Under those commitments, Shurgard could subscribe to up to $20 million and an additional €5.0 million ($5.9 million as of December 31, 2005) in preferred bonds in a potential event of default of First Shurgard in addition to a €2.5 million ($3.0 million as of December 31, 2005) working capital facility. We have an option to put 80% of the bonds issued by First Shurgard to Crescent Euro Self Storage Investments, Shurgard Europe’s partner in the joint venture.

In October 2004, Self-Storage Securitisation B.V. (Securitisation BV), a Dutch limited liability entity in which Shurgard and its subsidiaries have no ownership interest, was formed to issue €325 million in floating rate investment grade bonds. This entity receives interest under a note of a similar amount with Shurgard Europe and holds certain derivatives instruments to hedge its interest rate exposure on the bonds. We determined that Securitisation BV is a VIE of which Shurgard Europe is the primary beneficiary based on the activity of this entity and the fact that the notes issued by Securitisation BV are collateralized by assets of Shurgard Europe. We have consolidated this entity since its inception.

Upon adoption of FIN 46R in 2004, we recognized a cumulative effect of change in accounting principle of approximately $2.3 million relating to the consolidation of First Shurgard. This is the result of eliminating all intercompany profits from inception of First Shurgard in 2003 as required under FIN 46R. Prior to adoption of FIN 46R, we eliminated our 20% ownership share of intercompany profits.

We do not believe that any of our other investees in which we do not hold a majority voting interest are VIEs under the provisions of FIN 46R.

Note 4—Storage Centers

The following table summarizes our operating storage centers at December 31, 2005 and 2004:

	As of December 31,
	2005	2004
	(in thousands)
Land	$675,379	$662,458
Building	2,487,831	2,405,370
Equipment & Other	81,048	75,660

	$3,244,258	$3,143,488

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2005, we purchased the remaining third party interest in Shurgard Europe, opened sixteen new storage centers, acquired ten storage centers and completed five major redevelopment projects on existing storage centers. We also sold five storage centers, including two that were classified as properties held for sale as of December 31, 2004. As of December 31, 2005, we had two properties and seven parcels of land held for sale with a net carrying value of $6.8 million. Construction in progress at December 31, 2005, consisted primarily of nine storage centers under construction and redevelopment projects for two existing storage centers, compared to five storage centers under construction and six redevelopments as of December 31, 2004.

Acquisitions

We completed the following acquisitions in 2005:

•	We recorded $47.0 million additions to storage centers related to our acquisition of the remaining third party interest in Shurgard Europe (See Note 5).

•	We acquired one storage center, for a purchase price of $3.0 million, in North Carolina through Shurgard/Morningstar Storage Centers, LLC, one of our consolidated subsidiaries of which we own 74%. Also, we completed the purchase of six storage centers in North Carolina for an aggregate purchase price of $26.0 million. These storage centers are managed by affiliates of certain members of Shurgard/Morningstar Storage Centers, LLC that are unrelated to Shurgard.

•	During 2005, we acquired Central Parkway Storage, Inc. (CPI), which owns two storage properties in Florida. We had a preexisting relationship with the shareholders of CPI and as part of the transaction we settled approximately $1.2 million of liabilities due to them. We also settled an option we had to acquire an interest in a property owned by them and recorded a gain on that option of approximately $560,000. The net consideration we issued in these transactions was approximately $10.4 million and consisted of 127,684 shares of common stock ($5.5 million) and cash ($4.9 million). We allocated $9.8 million of the consideration to storage centers and related assets. We also agreed to provide the sellers of CPI, at their request, a line of credit collateralized by the stock issued in the acquisition for up to 50% of the value of such stock for a term not to exceed 13 months with monthly interest payable at prime. No advances have been made under this facility.

•	We have an agreement with a California developer under which it purchases sites in southern California and constructs storage centers on them according to our specifications. On completion of the rent-up period, we have the option to purchase the storage centers. In 2005, we contributed three storage centers to one of the joint ventures. The development manager of these storage centers contributed an additional storage center in California (subject to a mortgage due to us) to the venture. We cancelled the mortgage on that storage center and received an approximate 85% interest in the venture; our partner received an approximate 15% interest in the venture. We agreed to lend up to $10.0 million to this developer to fund the construction of two properties, secured by the properties developed. As of December 31, 2005, the developer had drawn $9.4 million, which is included in other assets.

In 2005, we recognized assets for acquired non-compete agreements of $3.4 million on the above described acquisitions.

In 2004, we acquired eight storage centers through various acquisition transactions for an aggregate cost of $59.4 million, of which $35.8 million was settled in cash.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Minnesota Mini-Storage

On June 30, 2003, we acquired five entities owning a total of 19 self-storage centers located in Minnesota and operated under the name of Minnesota Mini-Storage in order to establish market presence in that state. We have included the results of Minnesota Mini-Storage in our consolidated financial statements since that date. We accounted for this acquisition as a purchase transaction.

Assuming we had acquired Minnesota Mini-Storage at the beginning 2003, pro forma income for continuing operations and net income would have exceeded reported amounts for 2003 by approximately $3.1 million or $0.05 per share for basic and diluted.

Other storage center activity

In 2005, we completed the sale of five storage centers: one in Arizona, one in California and three in Washington, for aggregate total proceeds of approximately $24.8 million and aggregate gains of $11.8 million.

We determined that the net book value of certain properties exceeded their fair value less costs to sell. Accordingly, we recorded an impairment loss for these properties of $420,000, $80,000 and $9.9 million in 2005, 2004 and 2003, respectively.

Additionally, the closure of warehouses of our containerized storage operations (see Note 11) caused us to evaluate the assets associated with these warehouses. As a result, we recognized equipment impairment losses related to these warehouses of $650,000 in 2003. We also recorded losses from write-offs of development costs on several projects of $2.9 million, $2.8 million and $1.2 million in 2005, 2004 and 2003.

Note 5—Investment in Shurgard Europe

We operate in seven European countries through our subsidiary Shurgard Europe. Through April 2003 our ownership interest in Shurgard Europe was 7.57%. During the period from April 2003 through December 31, 2003 we increased our ownership interest to 85.47% through several acquisition transactions and further increased our ownership interest in 2004 to 87.23%. On June 30, 2005, we acquired the remaining interest in Shurgard Europe for a purchase price of $97.4 million in cash, net of the minority interest partner’s share of intercompany debt between Shurgard Europe and Shurgard (approximately $8.1 million). The purchase price and direct acquisition costs exceeded the carrying value of the related minority interest by approximately $50.2 million of which we allocated $47.0 million to the storage centers owned by Shurgard Europe and its subsidiaries based on the properties’ fair values. We allocated the remaining $3.2 million to goodwill associated with Shurgard Europe’s underlying reporting units. We acquired this interest in order to gain full control of Shurgard Europe so that we can direct its future activities. We also expect to consolidate certain functions and, over the longer term, eliminate certain redundant costs.

Shurgard Europe conducts its development growth through two 20% owned consolidated joint ventures First Shurgard and Second Shurgard (see Note 3). These joint ventures had total equity commitments of €100 million ($118.4 million as of December 31, 2005) each, of which €2.4 million and €55.2 million ($2.8 million and $65.4 million as of December 31, 2005) remained to be drawn for First Shurgard and Second Shurgard, respectively, at December 31, 2005.

As of December 31, 2005, Shurgard Europe and its subsidiaries owned, managed or leased 149 properties containing approximately 7.9 million rentable square feet in seven European countries.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As discussed in Note 3, upon the adoption of FIN 46R, we started consolidating Shurgard Europe and First Shurgard as of January 1, 2004, and we started consolidating Second Shurgard at its inception in May 2004. We previously accounted for our investments in Shurgard Europe and First Shurgard using the equity method of accounting.

Shurgard Europe financial information

Following are summarized statements of operations for Shurgard Europe and its subsidiaries. We have eliminated in consolidation with Shurgard, interest income related to the preferred bonds of Shurgard Europe (see Note 23) of $8.7 million, $8.0 million and $6.9 million for the years ended December 31, 2005, 2004 and 2003.

Shurgard Self Storage S.C.A. (3)

Consolidated Statements of Operations

	2005	2004 (1)	2003 (1)
	(in thousands)
Revenue
Storage center operations	$124,928	$101,532	$70,118
Other revenue	101	219	11,376

Total revenue	125,029	101,751	81,494

Expenses
Operating	83,793	74,250	50,373
Real estate development	7,396	4,592	8,928
Depreciation and amortization	24,831	21,090	19,433
Impairment and abandoned project losses	2,294	2,226	1,422
General, administrative and other	8,151	6,509	6,181

Total expenses	126,465	108,667	86,337

Loss from operations	(1,436)	(6,916)	(4,843)

Other Income (Expense)
Interest expense	(44,475)	(36,091)	(36,171)
Loss on derivatives	(4,073)	(1,244)	—
Foreign exchange (loss) gain	(8,034)	4,930	9,830
Interest income and other	224	605	1,520

Other expense, net	(56,358)	(31,800)	(24,821)

Loss before minority interest and income taxes	(57,794)	(38,716)	(29,664)
Minority interest (2)	19,832	13,334	—
Income tax expense	(253)	(46)	(202)

Net loss before cumulative effect of accounting change	(38,215)	(25,428)	(29,866)
Cumulative effect of a change in accounting principle	—	(2,339)	—

Net loss	$(38,215)	$(27,767)	$(29,866)

(1)	Certain prior years’ amounts have been reclassified to conform to the current presentation with no effect on net loss.
(2)	The minority interest represents approximately 80% of the losses attributable to Shurgard Europe’s joint ventures.
(3)	The financial information is presented as used for consolidation purposes with Shurgard and is not representative of Shurgard Europe’s financial information in U.S. GAAP on a stand-alone basis.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Goodwill

In 2005, we recognized $3.2 million of goodwill associated with Shurgard Europe’s underlying reporting units upon acquisition of our minority partner’s share of Shurgard Europe (see Note 5).

In 2003, we determined that the remaining goodwill on Storage To Go, LLC (STG), a company that held our containerized storage operations, was fully impaired due to the closure of this activity. As a result, we recorded an impairment loss of $490,000 in 2003.

Note 7—Other Assets and Accounts Payable and Other Liabilities

The following table summarizes other assets by category:

	As of December 31,
	2005	2004
	(in thousands)
Financing costs, net of accumulated amortization of $22,852 in 2005 and $19,121 in 2004	$34,121	$39,976
Trade receivable, net of allowance of $4,681 in 2005 and $3,393 in 2004	14,964	13,206
Prepaid expenses	14,751	15,300
Software costs, net of accumulated amortization of $3,056 in 2005 and $2,134 in 2004	14,638	10,551
Notes receivable	13,868	16,956
Non-competition, trademark and management agreements, net of accumulated amortization of $9,827 in 2005 and $8,464 in 2004	4,186	912
Other accounts receivable	10,958	12,560
Other real estate investments (1)	26	738
Derivatives—assets (see Note 14)	4,709	11,234
Other assets, net of accumulated amortization of $1,575 in 2005 and $2,039 in 2004	7,027	6,771

Total other assets	$119,248	$128,204

(1)	We had an investment in one domestic unconsolidated entity accounted for using the equity method as of December 31, 2004. We sold our investment in that subsidiary in July 2005.

The major components of our amortizable intangible balances are software costs and non-compete agreements, trademark and management agreements. Amortizable intangibles are included in other assets as presented above. We recognized amortization expenses on these intangibles of $2.9 million, $1.4 million and $1.3 million in 2005, 2004 and 2003. The following table summarizes our estimated amortization expense for intangible assets over the next five years (in thousands):

2006	$4,024
2007	4,161
2008	2,916
2009	2,389
2010	1,836

$15,326

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the components of accounts payable and other liabilities:

	As of December 31,
	2005	2004
	(in thousands)
Accounts payable	$17,937	$22,029
Accrued real estate taxes	12,652	11,620
Accrued personnel cost	15,711	13,124
Accrued interest	15,330	14,164
Prepaid revenue and deposits	28,641	27,489
Taxes payable	15,765	18,086
Accrued expense related to exploration of strategic alternatives	11,350	—
Derivatives—liabilities (see Note 14)	23,997	41,675
Other accrued expenses and liabilities	40,052	32,465

Total accounts payable and other liabilities	$181,435	$180,652

Note 8—Lines of Credit

The following table summarizes our lines of credit:

	December 31, 2005	December 31, 2004	Weighted Average interest rate at December 31, 2005	Weighted Average interest rate at December 31, 2004
	(in thousands)
Unsecured domestic line of credit	$233,500	$297,300	5.46%	3.52%
Unsecured domestic term loan credit facility	350,000	100,000	5.76%	3.53%

	$583,500	$397,300	5.64%	3.52%

In 2005, we entered into a three-year unsecured domestic credit agreement, which includes a revolving credit facility with a group of banks to borrow up to $350 million and a $350 million term loan facility that matures in February 2008. We borrowed the entire available $350 million on the term loan facility and used the proceeds to fund the acquisition of the remaining interest in Shurgard Europe (See Note 5), to finance other acquisitions (See Note 4) and the development of certain of our properties, and to repay borrowings under the revolving credit facility. The revolving credit facility can be extended for one year at our option for a fee. The revolving credit facility and the term loan require monthly interest payments at LIBOR plus 0.90% and LIBOR plus 1.10%, respectively, at December 31, 2005. Downgrades made by bond rating agencies in July 2005 to our senior unsecured debt rating resulted in an increase of 0.2% (included in above rates) in our interest rate on the domestic line of credit and term loan agreements. As of December 31, 2005, availability under the revolving credit facility was $116.5 million. The domestic credit agreement requires us to maintain quarterly maximum total debt and secured debt to gross asset value ratios and minimum adjusted EBITDA to fixed charges and unencumbered net operating income to unsecured interest expense ratios. The financial covenants also require us to maintain a minimum tangible net worth. A breach of these covenants and other various covenants may result in an acceleration of the maturity of amounts outstanding. The domestic credit agreement restricts our distributions to a maximum of 105% of Adjusted Funds from Operations (Adjusted FFO) for up to four consecutive quarters; after that it must not exceed 95% of Adjusted FFO. Adjusted FFO is defined in the domestic credit agreement as (i) net income (calculated in accordance with GAAP) excluding non-recurring

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

gains and losses on or from operating properties; plus (ii) depreciation and amortization; and after adjustments for unconsolidated subsidiaries. Adjusted FFO excludes the effects of charges and costs associated with the takeover proposal and exploration of strategic alternatives. Contributions to Adjusted FFO from unconsolidated subsidiaries are reflected in Adjusted FFO in proportion to borrower’s share of such unconsolidated subsidiaries. The quarterly distributions did not reach 95% of the Adjusted FFO in 2005. As of December 31, 2005, we were in compliance with these financial covenants.

As of December 31, 2004, we had an unsecured domestic line of credit to borrow up to $360 million, an unsecured term loan agreement for an additional $100 million and an unused line of credit for the Storage Center Trust available for the financing of the properties under our tax retention operating leases. These facilities required monthly interest payments at LIBOR plus 1.25%. Both facilities matured on February 26, 2005 and we refinanced them with borrowings on our new credit facilities discussed above.

Note 9—Notes Payable

Notes payable consisted of the following:

	As of December 31,
	2005	2004
	(in thousands)
Domestic Notes payable (1)
5.875% senior unsecured notes due in 2013	$200,000	$200,000
7.75% senior unsecured notes due in 2011	200,000	200,000
7.625% senior unsecured notes due in 2007	50,000	50,000
Fixed rate mortgage notes payable	167,331	169,510
Maturity dates range from 2006 to 2015
Interest rates range from 4.95% to 8.9%
Variable rate mortgage notes payable	81,410	75,231
Maturity dates range from 2006 to 2010
Interest rates range from 6.29% to 7.25%
European Notes payable (1)
Collateralized €325 million notes payable due in 2011	384,889	443,299
Interest rate of 2.68% (EURIBOR + 0.51%)
First Shurgard and Second Shurgard	185,931	137,764
Senior credit agreements
Maturity dates range from 2008 to 2009
Interest rate of 4.58% (EURIBOR + 2.25%)
Capital leases	6,010	11,112
Maturity dates range from 2011 to 2052
Interest rates range from 6% to 14%

	1,275,571	1,286,916
Discount on domestic senior notes payable	(610)	(695)
Premium on domestic mortgage notes payable	759	981

Total Notes Payable	$1,275,720	$1,287,202

(1)	All maturities and interest rates are as of December 31, 2005.

First Shurgard and Second Shurgard have senior credit agreements denominated in euros to borrow, in aggregate, up to €272.5 million ($322.7 million as of December 31, 2005). As of December 31, 2005, the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

available amount under those credit facilities was, in aggregate, €115.5 million ($136.8 million). Our draws under the First Shurgard and Second Shurgard credit facilities are determined on a development project basis and can be limited if the completion of projects is not timely and if we have certain cost overruns. The credit facilities also require us to maintain a maximum loan to value of the collateral ratio and a minimum debt service ratio. In December 2004, we notified the agent for the lenders of First Shurgard’s credit facility that First Shurgard would require modifications to certain of its covenants in order to be in compliance. The lenders agreed to modifications of these covenants in February 2005. No default or acceleration of the credit facility was declared by the lenders. As of December 31, 2005, we were in compliance with the revised covenants. Borrowings under both the First Shurgard and Second Shurgard credit facilities were such that they could only be used to fund property development costs of First Shurgard and Second Shurgard. In January 2006, we amended Second Shurgard’s credit agreement such as to allow for borrowings for up to €21.9 million ($25.9 million as of December 31, 2005) to be used for acquisition of existing self-storage properties including properties under capital leases.

In December 2005, we renewed a domestic variable rate mortgage note payable at maturity. The note is collateralized by 21 self-storage properties and bears interest of LIBOR plus 1.5%. This amendment increased the principal amount of the borrowing by $0.7 million to $67.0 million and extended the term to December 2008.

In February 2005, we entered into one new domestic mortgage agreement to partially finance the purchase of a storage center in North Carolina (see Note 4). This $2.2 million note matures in February 2010 and bears monthly interest of LIBOR plus 2%. At December 31, 2005, we had three loan agreements to develop three new properties. We had drawn $3.5 million under these loans and $5.0 million remained available for draw. Also, in July 2005, we refinanced two of our fixed interest rate mortgages into one new $3.1 million fixed interest rate mortgage bearing a 4.95% interest rate and maturing in August 2015.

As of December 31, 2005 and 2004, our notes payable were collateralized by storage centers with net book values of $1.42 billion and $1.18 billion, respectively.

At December 31, 2005, scheduled amortization and maturities of all notes payable, excluding capital leases, for the next five years and thereafter were as follows (in thousands):

Year	Total
2006	$9,226
2007	64,310
2008	230,542
2009	37,976
2010	10,631
Thereafter	916,876

$1,269,561

Participation Rights

In 2000 and prior, we formed joint ventures in which our partners’ rights, including rights to redeem their interests at amounts determined in the related agreements, were substantively participating mortgages. We accounted for these joint ventures as financing arrangements, and, as such, recognized all activities related to those properties in our financial statements. On the formation of the ventures, we recognized participation rights liabilities and related discounts on the underlying liabilities for the estimated fair values of the partners’ shares of the joint ventures based on the best evidence available to us. The discounts were amortized as a component of interest expense based on estimated dates of redemptions. We retired our remaining participation rights in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 2004, when we acquired our joint venture partner’s interest. In 2004 and 2003, we recognized $1.1 million and $5.5 million, respectively, in amortization income. The adjustments to amortization were based on re-evaluations of our estimated participation rights liability each period based on the performance of the related properties and estimates of the rights’ retirement dates. Also, in 2003 we recognized a $7.5 million impairment loss in relation with four properties associated with these participation rights.

Note 10—Lease Obligations

We lease certain parcels of land, buildings and equipment. We also have five properties in Belgium and the Netherlands under capital leases with purchase options on the Belgian properties exercisable in 2011 and 2022. The future minimum rental payments required under these leases are as follows (in thousands):

	Operating leases (1)	Capital leases	Total
2006	$9,509	$618	$10,127
2007	8,512	630	9,142
2008	7,265	642	7,907
2009	6,584	654	7,238
2010	5,200	604	5,804
Thereafter	143,852	33,784	177,636

	$180,922	$36,932	$217,854

(1)	Certain of our European land operating leases have indefinite terms or extension options exercisable at discretion of the lessee. For such land leases we have disclosed operating lease obligations over the estimated useful life of the related property.

The present value of net minimum capital lease payments at December 31, 2005, was as follows (in thousands):

Present value of net minimum capital lease payments
Capital lease total future payments	$36,932
Amount representing interest	(30,922)

Present value of net minimum capital lease payments	$6,010

Expenses under operating leases were approximately $8.4 million, $6.3 million and $5.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. Certain of our land leases include escalation clauses, and we recognize related lease expenses on a straight-line basis. Several of our lease agreements have rent amounts contingent on our storage centers’ revenue. Our lease expense due to contingent rent was $280,000, $150,000 and $180,000, in 2005, 2004 and 2003, respectively.

The net book value of properties under capital leases was $6.1 million and $9.8 million as of December 31, 2005 and 2004, respectively, net of accumulated depreciation of $1.2 million and $2.9 million, respectively. We recognize depreciation expense on these properties in depreciation and amortization on the consolidated statements of operations.

Note 11—Restructuring and Exit Costs

Upon acquiring the remaining minority interest, we announced a plan to change the management structure of Shurgard Europe, including the consolidation of certain national offices, and recorded charges associated with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

these activities, including certain termination benefits payable to certain involuntarily terminated employees and lease termination costs relating to certain leased office facilities that we ceased using in 2005. Under this plan, we also announced that we would undertake further cost reduction initiatives through the end of 2007. In 2005, we started implementing cost reductions by consolidating certain departments and we reduced the number of positions in operations management, real estate and finance groups in various countries. We recorded the charges related to these cost reduction initiatives as the various initiatives take effect. We also recognized a liability for lease termination costs based on the remaining rental payments under the lease less estimated market sublease payments we might receive should we sublease the space. The operating leases for facilities we have ceased to use expire in 2009. Under this plan, we recognized expenses of $2.4 million in 2005, including $2.0 million in severance payments and $0.4 million for lease obligations that are included in general administrative and other on our consolidated statement of operations. As of December 31, 2005, we had an outstanding liability of $630,000. We expect to incur additional expenses in 2006 and 2007 as further reorganization decisions are made.

In December 2001 and 2003, our board of directors approved exit plans to discontinue our containerized storage operations. In connection with these decisions, we accrued incremental costs expected to be incurred during the closing of the warehouses affected by our exit plan. As of December 31, 2005, we had a remaining liability under warehouse operating lease obligations through 2008. The liability is recognized at its fair value for the remaining lease rentals, reduced by estimated sublease rentals and is reevaluated periodically. As of December 31, 2005, we had entered into subleasing agreements for all seven warehouses, including some on a month-to-month basis.

Since 2001, we have incurred $5.3 million of exit costs related to containerized storage operations. The following table summarizes costs incurred for exiting our containerized storage operations since January 2003:

(in thousands)
Total accrued exit costs as of January 1, 2003	$1,019
Payments made	(507)

Total accrued exit costs as of December 31, 2003	512
Exit costs	2,276
Payments made	(1,304)

Total accrued exit costs as of December 31, 2004	1,484
Exit costs	271
Payments made	(982)

Total accrued exit costs as of December 31, 2005	$773

Note 12—Income Taxes

We elected to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1994. As a REIT, we generally will not be subject to corporate level federal income tax on taxable income we distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent years. Even if we qualify for taxation as a REIT, we are subject to certain state and local taxes on income and property, and to federal income and excise taxes on undistributed taxable income. In addition, taxable income from non-REIT activities managed through our taxable REIT subsidiaries is subject to federal, state and local income taxes and our European subsidiaries are subject to certain income taxes in the respective jurisdictions of the countries in which they operate. As of December 31, 2005, we believe we were in compliance with REIT requirements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following reconciles our net income to the adjusted REIT taxable income:

	2005 (estimate)	2004 (actual)	2003 (actual)
	(in thousands)
Net income	$11,659	$45,295	$37,638

Adjustments to earnings of European subsidiaries	53,680	39,775	20,329
Costs related to takeover proposal and exploration of strategic alternatives	13,775	—	—
Stock grant compensation	(5,168)	(4,782)	(2,353)
Settlement reserves	(2,693)	2,790	144
Investment in U.S. partnerships and joint ventures	2,280	365	9,055
Travel and entertainment	302	273	222
Unrealized (gain) loss on financial instruments	(1,951)	(630)	2,194
Adjustments to earnings of taxable REIT subsidiaries	(749)	218	3,035
Depreciation and amortization	10,702	9,860	597
Gain on disposition of assets	284	193	2,540
Workmen’s compensation	(343)	1,840	1,336
Unrealized loss (gain) on foreign exchange	2,473	(2,172)	(230)
Professional fees	843	(2,749)	4,781
Prepaid rent	(143)	307	314
Section 162(m) limitation	183	1,171	—
Accrued compensation	846	915	453
Other items	71	68	(208)

Adjusted REIT taxable income subject to the 90% distribution requirement	$86,051	$92,737	$79,847

For income tax purposes, distributions paid to common shareholders consist of ordinary income, capital gains, return of capital or a combination thereof. For the years ended December 31, 2005, 2004 and 2003, distributions paid per share were taxable as follows:

	2005		2004		2003
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Ordinary income	$1.47	65.9%	$1.52	69.4%	$1.67	77.7%
Capital gains	0.22	9.9%	0.32	14.6%	0.06	2.8%
Return of capital	0.54	24.2%	0.35	16.0%	0.42	19.5%

	$2.23	100.0%	$2.19	100.0%	$2.15	100.0%

Additionally, during 2005 we paid dividends on our Series C and Series D cumulative redeemable preferred stock of $1.63 and $1.64 per share, respectively. Of these amounts, 87.0% consisted of ordinary dividends and 13.0% consisted of capital gain dividends.

In 2005, we transferred ownership interests of certain properties from a taxable entity to the REIT and recorded approximately $410,000 of U.S. federal and state income tax expense related to this transaction. Also, certain European subsidiaries have started generating taxable income resulting in income tax expense in 2005. In 2003, we recognized a $1.6 million tax expense for Recom, a Belgian subsidiary that we started consolidating that year. As of December 31, 2005 and 2004, we had tax liabilities of $870,000 and $1.9 million, respectively. Consolidated U.S. income from continuing operations before income tax expense was $27.5 million, $63.4 million and $40.6 million for 2005, 2004 and 2003, respectively. The corresponding amounts from foreign based operations were losses of $27.7 million, $34.1 million and $3.8 million, respectively.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our income tax expense consisted of the following components:

	2005	2004	2003
	(in thousands)
Federal	$386	$27	$—
State	73	—	—
Foreign	177	45	1,611

Total income tax expense	$636	$72	$1,611

The components of deferred tax assets (liabilities) for Shurgard’s taxable operations are included in the table below. As of December 31, 2005 and 2004, we had established a valuation allowance for the value of our deferred tax assets. Given the history of losses of our taxable operations, we have concluded there is insufficient evidence at this point to justify recognition of the benefits of these deferred tax assets on our books. Our domestic TRS entities have started to generate taxable income, which resulted in a reduction of our domestic deferred tax assets as of December 31, 2005 compared to 2004. As of December 31, 2005, we had U.S. federal net operating loss carryforwards of $24.1 million that will expire starting in 2012. Additionally, as of December 31, 2005, we had U.S. state and local net operating loss carryforwards of $11.8 million that will start expiring in 2006. We had $307.4 million of net operating loss carryforwards from our European operations as of December 31, 2005. This amount may be carried forward indefinitely. On March 6, 2006, we entered into an Agreement and Plan of Merger (see Note 22) with Public Storage, Inc., that contemplates a merger whereby we will be merged with and into a subsidiary of Public Storage, Inc. Upon merger it is possible that part of the net operating loss carryforwards described above could be lost, in whole or in part, depending upon the type of transaction.

The foreign and domestic components of our net deferred tax asset were as follows:

	2005	2004
	(in thousands)
Domestic	$9,627	$10,592
Foreign	95,062	77,019

Net deferred tax asset before valuation allowance	104,689	87,611
Valuation allowance	(104,689)	(87,611)

Net deferred tax asset	$—	$—

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of our deferred tax assets and liabilities were as follows:

	2005	2004
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$106,580	$105,888
Net unrealized loss on derivatives	5,575	—
Losses on asset recognition	591	503
Accrual of warehouses exit costs	263	595
Other	791	1,164
Deferred tax liabilities:
Depreciation	(5,579)	(9,028)
Exchange translation on bonds payable	(3,186)	(6,888)
Other	(346)	(4,623)

Net deferred tax asset before valuation allowance	104,689	87,611
Valuation allowance	(104,689)	(87,611)

Net deferred tax asset	$—	$—

We increased our valuation allowance for deferred tax assets by $17.1 million, $78.2 million and $1.0 million in 2005, 2004 and 2003, respectively.

Note 13—Shareholders’ Equity

Shurgard has 40 million shares of preferred stock authorized, of which 2.8 million shares have been designated as Series A junior participating preferred stock (none of which were issued or outstanding at December 31, 2005), 2 million shares have been designated as Series C cumulative redeemable preferred stock (all of which were issued and outstanding at December 31, 2005) and 3.45 million shares have been designated as Series D cumulative redeemable preferred stock (all of which were issued and outstanding at December 31, 2005). The board of directors is authorized to determine the rights, preferences and privileges of the preferred stock including the number of shares constituting any such series and the designation thereof.

Our Series C and Series D cumulative redeemable preferred stock earn quarterly dividends at rates of 8.70% and 8.75% of their liquidation preferences, respectively. Our series C cumulative redeemable preferred stock became callable at our option in December 2003, at a redemption price of $25 per share. Our Series D cumulative redeemable preferred Stock became callable at our option in February 2006, at a redemption price of $25 per share. On December 1, 2005, our board of directors declared preferred dividends for our Series C and Series D cumulative redeemable preferred stock for the fourth quarter of 2005 at a rate of $0.54 and $0.55 per share, respectively. The aggregate amount of these preferred stock dividends was $3.0 million and was accrued in other liabilities on the consolidated balance sheet as of December 31, 2005.

In 2005, we acquired CPI, which owns two storage properties in Florida (see Note 4). We issued 127,684 shares of Class A common stock ($5.5 million) in connection with this purchase. We allocated the amount of the consideration to storage centers and related assets acquired.

In October 2003, we issued 395,000 shares of our Class A common stock in connection with our purchase of our European operating partners’ interest in Recom and Shurgard Europe.

On July 11, 2003, we raised approximately $178.2 million through the sale to the public of 5.75 million shares of Class A common stock. We used approximately $101.6 million of the proceeds to fund the acquisition

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of an additional 19.7% ownership interest in Shurgard Europe. We used the additional proceeds to repay a portion of the indebtedness under our line of credit, which included amounts we borrowed to purchase the 36 properties that we previously operated under our tax retention operating leases and to fund our additional investment in Recom.

In June 2003, we issued 3,050,000 shares of Class A common stock in connection with our purchase of Minnesota Mini-Storage at closing and issued an additional 50,000 shares in September 2004 when the transaction was finalized.

Note 14—Derivative Financial Instruments

We use derivative instruments to manage risks associated with movements in interest rates and foreign currency exchange rates. We report derivative financial instruments at fair value on our consolidated balance sheets in other assets and other liabilities and had the following balances as of December 31:

	December 31, 2005	December 31, 2004
	(in thousands)
Assets
Debt-related contracts	$2,792	$5,612
Foreign currency exchange contracts	1,917	5,622

	$4,709	$11,234

Liabilities
Debt-related contracts	$(21,778)	$(39,586)
Foreign currency exchange contracts	(2,219)	(2,089)

	$(23,997)	$(41,675)

As of December 31, 2005 and 2004, the balance in accumulated other comprehensive income (loss) related to derivative transactions was a loss of $9.5 million and of $9.9 million, respectively.

In the United States we had entered into interest rate swaps that were not designated as hedges, which matured in February 2005 and were settled for $14.9 million.

In March 2002, we entered into a fixed to variable interest rate swap for $50 million of the senior notes payable due in 2004. We designated this hedge as a fair value hedge. We recognized the gain or loss on the swap and the bonds in earnings and adjusted the carrying value of the bonds accordingly. On August 20, 2002, we terminated these swaps at a gain of $2 million. We amortized this gain to interest expense as an adjustment to the carrying value of the bonds over the remaining life of the bonds using the effective interest method. For the years ended December 31, 2004 and 2003, interest expense was reduced by $380,000 and $1.2 million respectively, for amortization of the gain. We repaid the bonds in full in April 2004.

Shurgard Europe has entered into an interest rate swap to effectively fix EURIBOR at 3.714% through October 2011 on €325 million of variable rate debt. This swap is designated as a cash flow hedge and was a liability of $12.9 million and $12.7 million at December 31, 2005 and 2004, respectively. Shurgard Europe has also entered into foreign currency exchange derivatives designated as cash flow hedges. These instruments were liabilities of $1.7 million and assets of $940,000 at December 31, 2005 and assets of $2.1 million and liabilities of $1.5 million at December 31, 2004. We had undesignated interest rate caps for interest rate changes between October 2011 and October 2014 that we entered into as part of Shurgard Europe’s bond issuance. Shurgard

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Europe’s interest rate cap was an asset of $2.8 million at December 31, 2005, and expires in October 2014. To offset the earnings impact of this cap, we sold two interest rate caps with terms, that combined, reciprocate those of Shurgard Europe’s cap. These caps were liabilities of $3.0 million at December 31, 2005.

First Shurgard has entered into interest rate swaps designated as cash flow hedges of interest payments on future borrowings under its credit facility. In June 2005, we determined that one of these swaps ceased to be an effective hedge and no longer qualified for hedge accounting. Accordingly, we are reclassifying the related accumulated other comprehensive loss of €230,000 ($280,000 at December 31, 2005) to earnings through the swaps’ maturity in March 2006. We expect to reclassify approximately $95,000 to earnings for this instrument in 2006.

(The weighted-average notional amounts and fixed pay rates of these swaps still designated as cash flow hedges are as follows (euros in millions):

	2006	2007	2008
Notional amounts	€123.6	€118.8	€45.1
Weighted-average pay rates	3.7%	3.8%	3.8%

The swap agreements were liabilities of $2.7 million and $4.1 million at December 31, 2005 and 2004, respectively.

First Shurgard has also entered into foreign currency exchange derivatives designated as cash flow hedges or economic hedges of net investments in subsidiaries outside the euro zone. These instruments, which mature in May 2008, were liabilities of $0.5 million at December 31, 2005 and assets of $0.8 million and liabilities of $0.5 million at December 31, 2004. We recognized a gain of $0.8 million and $0.3 million in currency translation adjustment on our consolidated balance sheet for those derivatives for the same periods.

In connection with financing agreements, First Shurgard also entered into call options maturing on May 27, 2008, for the purchase of €15 million equating to $18.6 million at a fixed exchange rate. This transaction does not qualify for hedge accounting. These instruments were assets of $970,000 and $2.7 million at December 31, 2005 and 2004, respectively.

Second Shurgard has entered into interest rate swaps designated as cash flow hedges of interest payments on future borrowings under its credit facility. The weighted-average notional amounts and fixed pay rates of these swaps are as follows (euros in millions):

	2006	2007	2008	2009
Notional amounts	€91.4	€123.3	€125.2	€69.3
Weighted-average pay rates	3.8%	3.7%	3.7%	3.7%

These swap agreements were liabilities of $3.1 million and $2.8 million at December 31, 2005 and 2004, respectively.

In 2005 and 2004, we recognized a loss of $0.4 million and $0.7 million, respectively, for hedge ineffectiveness in (interest expense/foreign exchange gain/loss) in our consolidated statements of operations.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15—Foreign operations

We conduct our foreign operations through Shurgard Europe and other European subsidiaries, which we started consolidating as of January 1, 2004. Our European revenues amounted to $126.5 million, or 26%, and $102.1 million, or 24%, of total revenue for the years ended December 31, 2005 and 2004, respectively.

As a result of our international operations, we recorded a $9.7 million foreign exchange loss, a $6.2 million foreign exchange gain and a $430,000 foreign exchange loss for the years ended December 31, 2005, 2004 and 2003, respectively.

Through July 1, 2005, we were exposed to foreign currency exchange risk related to intercompany debt with or between our European subsidiaries that is not denominated in the functional currency of the subsidiary or the investee. In connection with the acquisition of the remaining interest in Shurgard Europe, we reevaluated our plans and expectations with respect to repayment of certain intercompany debt with our European subsidiaries and determined that it is prospectively a long-term-investment as defined in SFAS 52, “Foreign Currency Translation.” Accordingly, we do not recognize exchange gains or losses on such intercompany debt in our consolidated statements of operations. Rather, beginning July 1, 2005, we report these translation adjustments as a component of other comprehensive income (loss). We had a foreign exchange loss of $9.2 million in net income related to this intercompany debt during 2005 compared to a gain of $6.5 million during 2004. We recorded losses of $1.3 million related to this intercompany debt during 2005, as a component of other comprehensive income (loss).

Included in accumulated other comprehensive income was a cumulative foreign currency translation adjustment loss of $4.1 million as of December 31, 2005, and a gain of $12.7 million as of December 31, 2004.

Note 16—Stock Compensation and Benefit Plans

Summary of Stock Compensation Plans

Our stock compensation plans provide for the granting of options, as well as restricted stock awards, performance awards, stock unit awards and distribution equivalent rights. As of December 31, 2005, we had outstanding grants under several stock option and long-term incentive compensation plans. Our 1993 Stock Option Plan for Employees and Stock Option Plan for Non-employee Directors, as amended during 1995, expired in 2003. Our 1995 Long-Term Incentive Compensation Plan expired in 2000, and the remaining outstanding options under the plan will expire in or before 2010.

In 2005 and 2004, we made grants under both the 2000 Long-Term Incentive Compensation Plan (the 2000 Plan), and the 2004 Long-Term Incentive Compensation Plan (the 2004 Plan) that was approved by shareholders in June 2004. In 2003, we made grants under the 2000 Plan. The purpose of the 2004 Plan is to enhance the long-term profitability and shareholder value of the Company by offering incentives and rewards to those employees, officers, directors, consultants and agents of Shurgard and its subsidiaries who are key to our growth and success. The 2004 Plan is also intended to encourage such persons to remain in the service of Shurgard and its subsidiaries and to acquire and maintain stock ownership in Shurgard. Both the 2000 Plan and the 2004 Plan permit the plan administrator to authorize loans, loan guarantees or installment payments to assist award recipients in acquiring shares pursuant to awards, but contain certain limitations imposed by tax legislation. Both plans require mandatory acceleration of vesting in the event of certain mergers and consolidations or a sale of substantially all the assets or a liquidation of Shurgard, except where such awards are assumed or replaced in the transaction. The 2000 Plan and the 2004 Plan allow for grants to consultants and agents as well as our officers, directors and key employees.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2000 Plan provides for the granting of up to 2.8 million shares of our Class A common stock. Approximately 20,000 authorized shares remained available for future grants under this plan as of December 31, 2005. The 2004 Plan provides for the granting of up to 3.5 million shares of our Class A common stock. Approximately 3.1 million authorized shares were available for future grants under this plan as of December 31, 2005.

Stock Options

Each stock option provides the recipient the right to purchase shares of our Class A common stock at the fair market value of our common stock as of the date of grant. Stock options have a ten-year term from the grant date and vest over a three-year period under the 2000 Plan and a minimum of four years under the 2004 Plan with a vesting schedule determined by the plan administrator at the time of grant.

The fair value of options granted under our stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model with weighted-average assumptions as follows:

Weighted average assumptions used for

Black-Scholes option-pricing model

	2005	2004	2003
Dividend yield	4.02%	5.55%	7.97%
Expected volatility	20%	22%	23%
Risk free interest rate	4.43%	3.59%	2.94%
Expected life (in years)	5.5	5.5	5.6
Fair value per option (1)	$8.83	$5.04	$3.12

(1)	Weighted averages of option grants during each period.

The following table summarizes changes in options outstanding under the plans:

	2005		2004		2003
	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price
Outstanding, January 1,	2,727,970	$31.64	2,887,294	$28.21	2,896,461	$26.17
Granted	402,180	$56.07	605,203	$42.09	492,350	$36.43
Forfeited	(90,533)	$37.88	(88,262)	$33.19	(72,283)	$23.67
Exercised	(222,030)	$29.11	(676,265)	$26.17	(429,234)	$29.46

Outstanding, December 31,	2,817,587	$35.11	2,727,970	$31.64	2,887,294	$28.21

Exercisable, December 31,	1,896,545	$29.04	1,727,562	$27.13	1,982,611	$25.67

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2005:

	Options outstanding			Options exercisable
Range of exercise prices per share	Number of options	Weighted average exercise price	Weighted average remaining contractual life	Number of options	Weighted average exercise price
$21.63 to $25.99	756,390	$23.28	4.2 years	756,390	$23.28
$26.00 to $31.99	746,282	$29.76	5.0 years	746,282	$29.76
$32.00 to $41.99	433,008	$37.21	7.9 years	282,655	$37.14
$42.00 to $57.71	881,907	$48.75	9.3 years	111,218	$42.77

	2,817,587	$35.11	6.6 years	1,896,545	$29.04

Restricted Stock

Restricted shares entitle the grantees to all shareholder rights with respect to voting and receipt of dividends during the restriction period, except restricted stock may not be sold, assigned, transferred, pledged or otherwise disposed of prior to vesting. The shares generally vest ratably over 5 years. If a grantee’s employment is terminated prior to the end of the five-year period, the unvested shares will be forfeited. The table below presents the activity for restricted shares:

	2005	2004	2003
	(in thousands except share and per share data)
Restricted shares granted (1)	37,528	51,130	101,650
Restricted shares forfeited	(8,656)	(8,317)	(3,651)
Average fair value of restricted shares granted	$56.66	$41.68	$37.08
Compensation expense for restricted shares	$1,575	$2,559	$948

(1)	The 2003 grants include a special award to an officer in December 2003 of 38,889 shares of restricted stock with an accelerated vesting term of six months and 17,584 shares with ratable vesting over a four-year term commencing in December 2003.

Other Stock Compensation and Benefit Plans

In 1996, we established an employee stock purchase plan under which U.S. employees can elect to purchase Shurgard stock through regular periodic payroll deductions without paying broker commissions. This plan provides for potential price discounts of up to 15%. Since January 2000, a 10% discount has been offered to employees under this plan.

We have an employee retirement savings plan, which includes an employee incentive savings plan (the 401(k) plan) and an employee stock ownership plan (the ESOP), in which substantially all our U.S. employees are eligible to participate. Under the 401(k) plan, each year, employees may contribute an amount not to exceed the maximum allowable by law. We match a portion of employee contributions in cash. Our expense for contributions to the 401(k) plan was approximately $880,000, $680,000 and $580,000 for 2005, 2004 and 2003, respectively. Employees may direct the investment of all contributions to the 401(k) plan in one or more of ten mutual fund investment options administered by a third party, but cannot invest them directly in Shurgard stock. Under our ESOP, U.S. employees may receive discretionary annual awards of Shurgard stock that are determined as a percentage of the eligible employees’ salaries. ESOP contributions are funded in cash, which the plan uses to purchase Shurgard stock on the open market. Funded shares are held in individual participant accounts and may

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

not be sold by participants while they are in the employ of Shurgard. Our expense for contributions to the ESOP was approximately $800,000, $720,000 and $620,000 for 2005, 2004 and 2003, respectively.

In 2004, we implemented a stock appreciation rights plan in Europe whereby participants are entitled to receive a payment based on the appreciation of our common stock and dividends paid over the vesting period. The rights fully vest at the end of a three-year period and are generally forfeited if a participant’s employment is terminated prior to maturity. We recognize a liability for these rights and adjust it each reporting period based on the current stock price and dividend rights accrued for all rights outstanding. The expense is recognized through earnings ratably over the three-year vesting period. If a right is forfeited, we reduce the liability to reflect the forfeiture and reverse the compensation expense previously recognized. In 2005, we recognized compensation expense of approximately $760,000 related to this plan, compared to $670,000 in 2004. Also, we recognized expenses of $1.1 million and $970,000 in 2005 and in 2004, respectively, for various defined contribution plans in Europe.

We have entered into an agreement with each of our executive officers that provides for payments in the event that the officer’s employment is terminated by us other than for cause, or by the employee for good reason, within two years after certain business combination transactions, including, but not limited to, the proposed merger with Public Storage, Inc. (Public Storage). In the event of such a termination, the officer would be entitled to payment of two and one-half times his or her annual salary plus his or her bonus. In addition, in the event the payments made under one of these agreements are subject to certain taxation, the officer would be entitled to additional payments necessary to reimburse him or her for such additional tax payment.

Note 17—Shareholder Rights Plan

In March 2004, we adopted an amended and restated rights agreement and declared a distribution of one right for each outstanding share of our common stock. The rights expire in March 2014. Under certain conditions, each right may be exercised to purchase one one-hundredth of a share of Series A junior participating preferred stock at a purchase price of $110, subject to adjustment. The rights will be exercisable only if a person or group has acquired 10% or more of the outstanding shares of common stock, or following the commencement of a tender or exchange offer for 10% or more of such outstanding shares of common stock, other than in connection with a transaction approved by our board of directors. If a person or group acquires more than 10% of the then outstanding shares of common stock, each right will entitle its holder to purchase, common stock (or, in certain circumstances, cash, property or other securities of Shurgard) having a value equal to two times the exercise price of the right. In addition, if Shurgard is acquired in a merger or other business combination transaction other than a transaction approved by our board of directors, each right will entitle its holder to purchase that number of the acquiring company’s common shares having a market value of twice the right’s exercise price. We will be entitled to redeem the rights at $0.0001 per right at any time prior to the earlier of their expiration or the time that a person has acquired a 10% position. In March 2006, we amended the rights agreement (i) to clarify that the rights agreement does not apply to, and the rights are not exercisable in connection with, our the Agreement and Plan of Merger (Merger Agreement) dated March 6, 2006, with Public Storage or the proposed merger that it contemplates and (ii) to provide that in addition to the expiration provisions set forth in the rights agreement, the rights will expire at the effective time of the proposed merger. The rights do not have voting or distribution rights, and until they become exercisable, have no dilutive effect on our earnings.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 18—Net Income Per Common Share

The following summarizes the computation of basic and diluted earnings per share:

	2005	2004	2003
	(in thousands except share data)
Results of operations—Numerator
(Loss) income from continuing operations	$(867)	$29,231	$35,148
Preferred distributions and other	(12,153)	(12,193)	(12,082)

(Loss) income from continuing operations available to common shareholders	(13,020)	17,038	23,066
Discontinued operations	12,526	18,403	2,490
Cumulative effect of accounting changes	—	(2,339)	—

Net (loss) income available to common shareholders	$(494)	$33,102	$25,556

Weighted average share amounts—Denominator
Basic weighted average shares outstanding	46,660	45,968	40,406
Effect of dilutive stock based awards	—	658	582

Diluted weighted average shares outstanding	46,660	46,626	40,988

Basic per share amounts
(Loss) income from continuing operations available to common shareholders	$(0.28)	$0.37	$0.57
Discontinued operations	0.27	0.40	0.06
Cumulative effect of accounting changes	—	(0.05)	—

Net (loss) income available to common shareholders	$(0.01)	$0.72	$0.63

Diluted per share amounts
(Loss) income from continuing operations available to common shareholders	$(0.28)	$0.37	$0.56
Discontinued operations	0.27	0.39	0.06
Cumulative effect of accounting changes	—	(0.05)	—

Net (loss) income available to common shareholders	$(0.01)	$0.71	$0.62

We have excluded the following non-dilutive stock options and unvested common stock awards for certain periods from the computation of diluted earnings per share, because the options’ exercise prices were greater than the average market price of the common shares or the Company incurred a loss from continuing operations available to common shareholders during the reporting period:

	2005	2004	2003
Number of options	2.8 million	531,000	416,000
Range of exercise prices	$21.63 to $57.71	$38.61 to $43.68	$33.91 to $37.60
Expiration on or before	December 2015	December 2014	December 2013
Unvested common stock awards	113,000	41,000	94,000

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 19—Discontinued Operations

In 2004, we designated eight storage centers, six of which are located in California and the others in Texas and Washington, as discontinued operations. We sold six of those properties in 2004 for an aggregate gain of $16.2 million. We sold the remaining two in 2005 for aggregate proceeds of $14.1 million and an aggregate gain of $6.4 million.

In 2005, we designated five additional properties; one of which is in Arizona and four of which are in Washington as held for sale. We have sold the Arizona storage center and two of the Washington storage centers for aggregate proceeds of approximately $10.7 million, resulting in aggregate gains of approximately $5.4 million. As of December 31, 2005, we had two storage centers designated as held for sale. We have presented the results of operations and gains on sales of these storage centers as discontinued operations for all periods presented. The storage centers held for sale were included in our domestic Same Store segment.

The following table summarizes income from discontinued operations:

	2005	2004	2003
	(in thousands)
Discontinued operations:
Revenue	$1,581	$5,019	$5,932
Operating expense	(735)	(2,113)	(2,506)
Depreciation and amortization	(151)	(729)	(936)

Operating income from discontinued operations	695	2,177	2,490
Gain on sale of properties	11,831	16,226	—

Discontinued operations	$12,526	$18,403	$2,490

Note 20—Segment Reporting

Shurgard currently has four reportable segments: Domestic Same Store and New Store and European Same Store and New Store. We have adjusted the previously reported segment information for 2003 to include our European segments’ information; however, the new composition of our segments is additive only and does not change previously reported segment results for our domestic operations. For the purpose of reconciliation of the segment reporting to the consolidated statement of operations, the 2003 results of our European segments are classified in unconsolidated joint ventures.

Our definition of Same Store includes existing storage centers acquired prior to January 1 of the previous year, as well as developed properties that have been operating for a full two years as of January 1 of the current year. We project that newly developed properties will reach stabilization in approximately 24-48 months. New Store includes existing facilities that had not been acquired as of January 1 of the previous year, as well as developed properties that have not been operating a full two years as of January 1 of the current year.

These reportable segments allow us to focus on improving results from our existing real estate assets and renting up our new facilities. We evaluate each segment’s performance based on net operating income (NOI) and NOI after indirect and leasehold expenses. NOI is defined as storage center operations revenue less direct operating expenses, but does not include any allocation of indirect operating expenses. Indirect and leasehold expenses include land or building lease expense and certain shared property costs such as bank fees, district and corporate management, purchasing, national contracts personnel and marketing, as well as certain overhead costs allocated to property operations such as business information technology, legal services, human resources and

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting. Indirect operating expenses are allocated to storage centers based on number of months in operation during the period and do not include containerized storage operations, internal real estate acquisition costs or abandoned development expenses.

Using the definition of Same Store and New Store described above, the portfolio of assets reported in these segments changes from year to year. Assets transition from New Store to Same Store over time. As of December 31, 2005, the goodwill balance was $27.4 million of which we allocated $24.2 million to our domestic reporting units and $3.2 million to our European reporting units. The following table illustrates the results using the 2005 Same Store and New Store bases for reportable segments as of and for the years ended December 31, 2005 and 2004. Same Store includes all storage centers acquired prior to January 1, 2004, and developments opened prior to January 1, 2003. New Store represents all storage centers acquired after January 1, 2004, and developments opened after January 1, 2003. As of December 31, 2005, our Same Store group included results from two properties that we held for sale. Other Stores include properties no longer in service, properties closed in the process of being redeveloped, or disposed properties in which we have no remaining ownership interest as of December 31, 2005.

	2005
	Domestic Same Store	Domestic New Store	Europe Same Store	Europe New Store	Other Stores	Discontinued Stores	Total
	(in thousands)
Storage center operations revenue	$329,002	$23,432	$101,819	$24,698	$922	$(1,581)	$478,292
Direct operating expense	112,002	11,545	42,592	20,714	349	(587)	186,615

Net operating income	217,000	11,887	59,227	3,984	573	(994)	291,677

Indirect expense	16,989	1,453	11,907	6,512	69	(148)	36,782
Leasehold expense	4,157	379	2,299	325	—	—	7,160

Indirect and leasehold expense	21,146	1,832	14,206	6,837	69	(148)	43,942

Net operating income (loss) after indirect and leasehold expense	$195,854	$10,055	$45,021	$(2,853)	$504	$(846)	$247,735

Segment operating storage center assets, net	$1,395,141	$211,201	$710,284	$359,527	$3,112	$(2,175)	$2,677,090

Total Storage center additions	$221,534	$68,383	$58,318	$103,855	$—	$—	$452,090

	2004
	Domestic Same Store	Domestic New Store	Europe Same Store	Europe New Store	Other Stores	Discontinued Stores	Total
	(in thousands)
Storage center operations revenue	$309,228	$7,010	$90,948	$11,161	$5,195	$(5,019)	$418,523
Direct operating expense	103,583	5,759	41,141	13,973	2,026	(1,777)	164,705

Net operating income	205,645	1,251	49,807	(2,812)	3,169	(3,242)	253,818

Indirect expense	14,975	664	12,025	5,291	276	(336)	32,895
Leasehold expense	4,114	53	1,892	215	—	—	6,274

Indirect and leasehold expense	19,089	717	13,917	5,506	276	(336)	39,169

Net operating income (loss) after indirect and leasehold expense	$186,556	$534	$35,890	$(8,318)	$2,893	$(2,906)	$214,649

Segment operating storage center assets, net	$1,414,307	$164,591	$759,374	$299,657	$9,230	$—	$2,647,159

Total Storage center additions	$205,900	$99,248	$16,375	$100,392	$—	$—	$421,915

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the results using the 2004 Same Store and New Store base for reportable segments as of and for the years ended December 31, 2004 and 2003. Same Store includes all storage centers acquired prior to January 1, 2003, and all developments opened prior to January 1, 2002. New Store represent all storage centers acquired after January 1, 2003, and developments opened after January 1, 2002:

	2004
	Domestic Same Store	Domestic New Store	Europe Same Store	Europe New Store	Other Store	Discontinued Stores	Total
	(in thousands)
Storage center operations revenue	$288,167	$30,591	$73,241	$28,868	$2,675	$(5,019)	$418,523
Direct operating expense	93,918	16,283	30,539	24,575	1,167	(1,777)	164,705

Net operating income	194,249	14,308	42,702	4,293	1,508	(3,242)	253,818

Indirect expense	14,103	1,684	8,781	8,535	128	(336)	32,895
Leasehold expense	3,736	431	1,620	487	—	—	6,274

Indirect and leasehold expense	17,839	2,115	10,401	9,022	128	(336)	39,169

Net operating income (loss) after indirect and leasehold expense	$176,410	$12,193	$32,301	$(4,729)	$1,380	$(2,906)	$214,649

Segment operating storage center assets, net	$1,249,893	$334,181	$541,367	$517,664	$4,054	$—	$2,647,159

Total Storage center additions	$195,701	$102,434	$10,127	$106,640	$—	$—	$414,902

	2003
	Domestic Same Store	Domestic New Store	Europe Same Store	Europe New Store	Other Store	Discontinued Stores	Total
	(in thousands)
Segment revenue	$275,397	$13,437	$60,707	$10,065	$7,841	$(5,932)	$361,515
Less unconsolidated joint ventures	—	—	(60,707)	(10,065)	(230)	—	(71,002)

Consolidated revenue	275,397	13,437	—	—	7,611	(5,932)	290,513
Direct operating expense	91,401	8,956	25,136	12,661	3,619	(2,124)	139,649
Less unconsolidated joint ventures	—	—	(25,136)	(12,661)	(131)	—	(37,928)

Consolidated direct operating expense	91,401	8,956	—	—	3,488	(2,124)	101,721

Consolidated NOI	183,996	4,481	—	—	4,123	(3,808)	188,792

Indirect expense	12,767	865	8,734	5,529	368	(382)	27,881
Leasehold expense	3,241	445	1,433	247	—	—	5,366
Less unconsolidated joint ventures	—	—	(10,167)	(5,776)	(11)	—	(15,954)

Consolidated indirect and leasehold expense	16,008	1,310	—	—	357	(382)	17,293

Consolidated NOI after indirect and leasehold expense	$167,988	$3,171	$—	$—	$3,766	$(3,426)	$171,499

Segment operating storage center assets, net	$1,294,584	$245,193	$—	$—	$32,107	$—	$1,571,884

Total Storage center additions	$168,247	$182,046	$—	$—	$—	$—	$350,293

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles the reportable segments’ direct and indirect operating expense to consolidated operating expense, for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands)
Consolidated direct operating expense	$186,615	$164,705	$101,721
Consolidated indirect operating and leasehold expense	43,942	39,169	17,293
Other operating expense, net	2,100	7,181	6,553

Consolidated operating expense	$232,657	$211,055	$125,567

The following table reconciles the reportable segments’ NOI per the table above to consolidated net income for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands)
Consolidated NOI after indirect and leasehold expense	$247,735	$214,649	$171,499
Other revenue	4,922	5,101	6,877
Other operating expense, net	(2,100)	(7,181)	(6,553)
Real estate development expense	(10,042)	(4,991)	(23)
Depreciation and amortization	(95,670)	(87,399)	(55,444)
Impairment and abandoned project expense	(3,354)	(2,856)	(13,889)
General, administrative and other	(35,318)	(32,961)	(18,012)
Costs related to takeover proposal and exploration of strategic alternatives	(13,775)	—	—
Interest expense	(105,584)	(82,876)	(51,182)
Amortization of participation rights discount	—	1,123	5,529
Loss on derivatives, net	(2,122)	(615)	(2,194)
Foreign exchange (loss) gain	(9,665)	6,247	(431)
Interest income and other, net	3,746	4,361	4,887
Minority interest	20,936	16,608	(1,206)
Equity in earnings (losses) of other real estate investments, net	60	93	(3,099)
Income tax expense	(636)	(72)	(1,611)

(Loss) income from continuing operations	$(867)	$29,231	$35,148

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles the reportable segments’ assets to consolidated assets as of December 31, 2005 and 2004:

	As of December 31,
	2005	2004
	(in thousands)
Segment operating storage centers assets, net	$2,677,090	$2,647,159
Non storage centers and properties held for sale	9,093	10,628
Corporate assets, net	12,678	14,498

Storage centers, net	2,698,861	2,672,285
Construction in progress	67,073	58,431

Total storage centers	2,765,934	2,730,716
Cash and cash equivalents	39,778	50,277
Restricted cash	4,972	7,181
Goodwill	27,440	24,206
Other assets	119,248	128,204

Total assets	$2,957,372	$2,940,584

Note 21—Supplemental Quarterly Financial Data (Unaudited)

We separately report as discontinued operations the historical operating results attributable to operating properties sold and held for sale and the applicable gain or loss on the disposition of the properties. As a result, we have made the appropriate reclassification adjustments to our previously issued financial statements for the quarters ended March 31, June 30, and September 30, 2005 and 2004 and for the quarter ended December 31, 2004.

	Three months ended
	March 31, 2005	June 30, 2005	September 30, 2005 (1)	December 31, 2005
	(in thousands, except share data)
Revenue	$113,460	$119,292	$125,311	$125,151
Income from operations	19,876	23,843	31,668	30,786
Income (loss) from continuing operations	(1,375)	(933)	(3,963)	5,404
Net income (loss)	5,256	(693)	1,590	5,506
Basic per share amounts
(Loss) income from continuing operations available to common shareholders	$(0.09)	$(0.09)	$(0.15)	$0.05
Discontinued operations	0.14	0.01	0.12	—

Net income (loss) available to common shareholders per share	$0.05	$(0.08)	$(0.03)	$0.05

Diluted per share amounts
(Loss) income from continuing operations available to common shareholders	$(0.09)	$(0.09)	$(0.15)	$0.05
Discontinued operations	0.14	0.01	0.12	—

Net income (loss) available to common shareholders per share	$0.05	$(0.08)	$(0.03)	$0.05

(1)	In the third quarter of 2005, we recognized a $12.7 million expense associated with the merger proposal and exploration of strategic alternatives. See Note 22.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Three months ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(in thousands, except share data)
Revenue	$98,920	$103,987	$109,529	$111,188
Income from operations	18,893	23,946	26,896	14,627
Income from continuing operations	1,383	8,034	13,501	6,313
Income before cumulative effect of change	2,034	20,807	18,153	6,640
Net (loss) income	(305)	20,807	18,153	6,640
Basic per share amounts
(Loss) income from continuing operations available to common shareholders	$(0.03)	$0.11	$0.23	$0.07
Discontinued operations	0.01	0.28	0.10	0.01
Cumulative effect of change in accounting principle	(0.05)	—	—	—

Net income (loss) available to common shareholders per share	$(0.07)	$0.39	$0.33	$0.08

Diluted per share amounts
(Loss) income from continuing operations available to common shareholders	$(0.03)	$0.10	$0.23	$0.07
Discontinued operations	0.01	0.28	0.10	0.01
Cumulative effect of change in accounting principle	(0.05)	—	—	—

Net income (loss) available to common shareholders per share	$(0.07)	$0.38	$0.33	$0.08

Note 22—Commitments and contingencies

The following tables summarize our contractual obligations and our off-balance sheet commitments as of December 31, 2005.

	Payments due by period
	Total	2006	2007-2008	2009-2010	2011 and beyond
	(in thousands)
Contractual Obligations
Long-term debt	$1,853,061	$9,226	$878,352	$48,607	$916,876
Capital and operating lease obligations	217,854	10,127	17,049	13,042	177,636

Totals	$2,070,915	$19,353	$895,401	$61,649	$1,094,512

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Amount of commitment expiration per period
	Total amounts committed	2006	2007-2008	2009-2010	2011 and beyond
	(in thousands)
Other Commercial Commitments & Contingent Liabilities
Development contract commitments (1)	$51,697	$50,775	$347	$575	$—
Commitment to purchase interests (2)	2,000	2,000	—	—	—
Loan commitments (3)	4,187	4,129	58	—	—
Outstanding letters of credit and other (4)	3,718	3,718	—	—	—

Totals	$61,602	$60,622	$405	$575	$—

(1)	Includes costs to complete property development and redevelopment projects conducted with contractors. We computed the outstanding commitment based on total estimated project costs less costs incurred to date. This includes $21.1 million of development commitments on our European joint ventures in which we have a 20% ownership interest.

(2)	Includes a commitment to purchase the ownership interest of a minority interest.

(3)	Includes loan commitments to a California developer to finance the construction of certain storage centers according to our specifications.

(4)	Includes primarily an outstanding letter of credit related to our insurance trust for workmen’s compensation and of letters of credit related to properties under construction.

Legal Proceedings

On March 7, 2006, Doris Staer filed a purported class action suit in the Superior Court of Washington for King County styled as Doris Staer v. Shurgard Storage Centers, Inc., Charles K. Barbo, Anna Karin Andrews, Raymond A. Johnson, W. Thomas Porter, Gary E. Pruitt, David K. Grant, Howard P. Behar and Richard P. Fox (Case No. 06-2-08148-0 SEA) alleging self-dealing and breaches of fiduciary duties. Ms. Staer claims that Shurgard and the named directors breached their fiduciary duties in connection with the approval of our Merger Agreement with Public Storage, Inc. and seeks among other things to enjoin the transaction. We believe that our actions and the actions of our board of directors were appropriate.

We are a defendant in litigation filed on September 17, 2002, in the Superior Court of California for Orange County styled as Gary Drake v. Shurgard Storage Centers, Inc. et al (Case No. 02CC00152). The complaint alleges that we misrepresented the size of our storage units, seeks class action status and seeks damages, injunctive relief and declaratory relief against us under California statutory and common law relating to consumer protection, unfair competition, fraud and deceit and negligent misrepresentation. The Court recently ruled that the class of potential members in this lawsuit is limited to our California customers. No class has yet been certified. It is possible that we may incur losses as a result of this litigation, but we currently do not believe that the range of such losses would be material to our financial position, operating results or cash flows. However, we cannot presently determine the potential total damages, if any, or the ultimate outcome of the litigation. We are vigorously defending this action.

In addition, from time to time we are subject to various legal proceedings that arise in the ordinary course of business. Although we cannot predict the outcomes of these proceedings with certainty, we do not believe that the disposition of these matters and the matters discussed above will have a material adverse effect on our financial position, operating results or cash flows. We expense legal costs on legal proceedings as incurred.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Takeover Proposal and Exploration of Strategic Alternatives

By letter dated July 8, 2005, Public Storage, Inc. made an unsolicited takeover proposal to acquire us through a fully taxable all stock transaction pursuant to which 0.8 shares of Public Storage common stock would be exchanged for each outstanding share of Shurgard common stock. The board of directors met on July 22, 2005 and, with the assistance of financial and legal advisors, conducted a thorough review of the proposal and unanimously decided to reject the proposal. The board of directors determined that a combination of the companies on the terms proposed would not be in the best interests of our shareholders and communicated our rejection of the proposal by letter to Public Storage dated July 26, 2005. On August 1, 2005, Public Storage publicly disclosed its interest in combining the two companies on the same terms previously presented, and Shurgard publicly reiterated its rejection of that proposal.

On October 27, 2005, we announced that our board of directors has authorized management and our financial advisors to explore reasonably available strategic alternatives to maximize shareholder value. These alternatives include, but are not limited to, a sale of the Company, the formation of asset joint ventures with strategic partners, a sale of certain of our assets or operations, and continued implementation of our strategic business plan.

On March 6, 2006, we entered into a Merger Agreement, dated as of March 6, 2006, with Public Storage, that contemplates a merger whereby we will be merged with and into a subsidiary of Public Storage. Each outstanding share of our common stock will be converted into the right to receive 0.82 of a fully paid and non-assessable share of Public Storage common stock, and we expect to redeem each series of our outstanding preferred stock in accordance with its terms. Public Storage will assume approximately $1.8 billion of our debt. Holders of Shurgard’s stock options, restricted stock units and shares of restricted stock will receive, subject to adjustments, options exercisable for shares of Public Storage common stock, restricted stock units and restricted shares of Public Storage common stock, respectively.

Our board of directors and the board of directors of Public Storage have approved the Merger Agreement. The proposed merger is subject to our shareholders’ approval, Public Storage’s shareholders’ approval of the issuance of shares of Public Storage stock to be used as merger consideration and other customary closing conditions.

We have made certain representations and warranties in the Merger Agreement and have agreed to certain covenants, including, among others, subject to certain exceptions, to permit our board of directors to comply with its fiduciary duties, and not to solicit, negotiate, provide information in furtherance of, approve, recommend or enter into any other acquisition proposal (as defined in the Merger Agreement).

The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been intended not as statements of fact, but rather as a way of allocating risk between the parties. This description of certain terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with our current report on Form 8-K dated March 7, 2006.

We have entered into engagement letters with our financial advisors for services to be rendered in connection with the takeover proposal and an exploration of strategic alternatives. Combined minimum fee

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

obligations under these agreements total $12 million for services to be rendered to us over a period of up to 18 months, which commenced in July 2005. We expensed the entire $12 million combined minimum fee obligation in 2005. As of December 31, 2005, $11.4 million of accrued minimum fee obligations were included in other liabilities. We expensed an additional $1.8 million in legal fees and reimbursements of expenses as incurred in 2005. As a result of entering into the Merger Agreement with Public Storage in March 2006, we will incur $12 million of additional financial advisory fees plus out of pocket expenses in 2006. Of the total $23.4 million financial advisory fees payable in 2006, approximately $10.5 million are due during the first quarter of 2006; the balance of $12.9 million will become payable upon consummation of the proposed merger.

Note 23—Related Party Transactions

Charles K. Barbo, our chief executive officer though January 1, 2006, and chairman of our board of directors, indirectly owns a 0.5% ownership interest in a limited partnership known as Shurgard Institutional Fund L.P. I, a consolidated subsidiary of Shurgard. Shurgard owns a 99% interest in this entity.

Recom, a consolidated Belgian subsidiary as of June 28, 2003, made a subordinated loan to Shurgard Europe in 1999. In September 2003, Recom and other Shurgard Europe warrant holders exercised their warrants to purchase additional equity interests in Shurgard Europe. The majority of the warrants were held by Recom which upon exercise, exchanged $139.6 million of the subordinated loan payable, an amount equal to the exercise price of the warrants. Cash proceeds from the exercise of the remaining warrants and other borrowings by Shurgard Europe were used to repay the remaining $7.5 million balance of the subordinated loan payable.

On July 8, 2003, we loaned €1.9 million ($2.2 million based on exchange rates as of July 8, 2003, which rates were applied in all the amounts listed below) to E-Parco, a Belgian company owned by certain employees of Shurgard Europe. E-Parco had an indirect ownership interest in Shurgard Europe through Recom. The proceeds of this loan were used by E-Parco to repurchase its shares from Mr. Grant, an officer of the Company, and certain other employees of Shurgard Europe. We paid €1.2 million ($1.4 million as of July 2, 2003) to Mr. Grant for his shares and €0.7 million ($0.8 million as of July 2, 2003) was paid to the other former employees for their shares. The purchase price for the E-Parco shares was based on recent third party sales transactions for interests in Shurgard Europe. As partial consideration for the loan, E-Parco granted Shurgard an option to purchase its 377 Recom shares for €4.3 million ($5.3 million on July 2, 2004) plus forgiveness of the loan including accrued interest. We exercised the option on June 1, 2004 and closed the purchase of E-Parco shares on July 2, 2004. Since July 2, 2004, we have been the sole shareholder of Recom.

On June 30, 2003, we issued $20 million of our Class A common stock in exchange for notes receivable from shareholders. The shares were initially recorded as a reduction of shareholders’ equity that secured $20 million in mortgage debt assumed in the purchase of Minnesota Mini-Storage (see Note 4). The notes from shareholders were collateralized by a pledge of the shareholders’ Shurgard common stock and were paid in full in October 2003, and we reclassified the $20 million to shareholders’ equity.

In April 2003, we acquired the general partner interests in Shurgard Partners LP II (Shurgard Partners II), the general partner of Shurgard Institutional Fund LP II (Institutional II), a consolidated entity, for $0.2 million. The acquired Shurgard Partners II general partner interests were owned by an unaffiliated third party and an officer of the Company. The acquisition was, in part, in response to the board of directors stated objective of eliminating existing historical arrangements involving related parties. The purchase price payable for the acquired Shurgard Partners II general partner interests was governed by the terms of the partnership agreements for Shurgard Partners II and Institutional II and was based on the fair market value of the property owned by Institutional II as determined by a third party appraisal. This transaction increased our ownership of Institutional II from 99% to 100%. Of the $0.2 million total purchase price, we paid $84,000 to Mr. Barbo, our Chief Executive Officer at the time, to acquire his partnership interest in Shurgard Partners II.

SHURGARD STORAGE CENTERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On May 27, 2002, we entered into a subscription agreement to purchase up to $50 million of three year 9.75% payment-in-kind cumulative preferred bonds to be issued at the option of Shurgard Europe. Pursuant to the subscription agreement, Shurgard Europe had the ability to issue up to $50 million of these preferred bonds to us during the first two years of the three-year commitment term. Shurgard Europe has the option of increasing our total notional subscription to $55 million with an additional $20 million that can be drawn by First Shurgard only in a potential event of a default on the five year debt facility between First Shurgard and a group of commercial banks. In February 2005, as part of a renegotiation of the covenants on the First Shurgard credit facility, an additional €5 million of subordinated bonds and a €2.5 million subordinated working capital facility was made available to First Shurgard. Interest is payable on the bonds at the end of each quarter in cash or through an issuance of additional bonds. Any bonds issued to pay interest can be issued above the commitment amount. Shurgard Europe must redeem the bonds on the redemption date, or may redeem at any time prior to the redemption date, by paying us 115% of the face value of the outstanding bonds plus accrued and unpaid interest. The subscription agreement with Shurgard Europe entitles us to a commitment fee of 0.5% and a structuring fee of 1.5% of the initial commitment of $50 million, as well as an unused fee equal to 1% of the undrawn amount payable in arrears on an annual basis. The subscription agreement with First Shurgard for the additional $20 million entitles us to a commitment fee of 2% of the $20 million. Prior to the consolidation of Shurgard Europe, these fees were recognized in income using the effective interest method over the extended term of the bonds. As of December 31, 2003, $55.3 million of U.S. dollar denominated bonds had been issued to us under this commitment including $6.0 million in additional bonds issued for accrued interest. The terms of the bonds provide that the parties will treat the bonds as an equity investment in Shurgard Europe for federal income tax purposes. The bonds income and fees related to the bonds are included in our consolidated statements of operations in interest income other, net for the period ended December 31, 2003. Shurgard Europe’s interest expense and fees related to this subscription agreement are also included in interest income and other and therefore the impact of interest is eliminated in the consolidated statements of operations as of December 31, 2003.

Note 24—Subsequent Events

On January 23, 2006, we completed the acquisition of 3S-Self-Storage Systems SAS in France a company that operates nine self-storage facilities in various metropolitan areas where we already have operating properties. We will incorporate the management of these properties with our existing portfolio of 39 self-storage centers in France. We completed the acquisition through our 20% owned Second Shurgard subsidiary for total consideration and acquisition costs of approximately $46 million. We financed the acquisition with $20.0 million from draws on Second Shurgard’s credit facility and the remainder with Second Shurgard’s cash from equity contributions.

On February 16, 2006, our board of directors declared a fourth quarter dividend of $0.56 per common share. The dividend totals $26.4 million and was paid on March 13, 2006, to shareholders of record as of March 3, 2006.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Ahwatukee	Phoenix	AZ	$—	$721	$2,469	$3,190	$40	$721	$2,509	$3,230	$(677)	1998	1998	360
Arrowhead	Glendale	AZ	—	569	2,600	3,169	58	569	2,658	3,227	(735)	1997	1997	360
Chandler	Chandler	AZ	—	652	2,608	3,260	600	652	3,208	3,860	(1,282)	1986	1986	360
Collonade Mall	Phoenix	AZ	—	—	1,146	1,146	60	—	1,206	1,206	(407)	1998	1997	275
Cooper Road	Gilbert	AZ	—	376	2,398	2,774	59	376	2,457	2,833	(424)	2001	2001	360
Desert Sky	Phoenix	AZ	—	536	2,891	3,427	5	536	2,896	3,432	(452)	2001	2001	360
Dobson Ranch	Mesa	AZ	—	499	1,996	2,495	229	499	2,225	2,724	(767)	1996	1978	360
Houghton	Tucson	AZ	2,289	607	2,536	3,143	349	607	2,885	3,492	(579)	2000	2000	360
Mesa	Mesa	AZ	—	352	1,829	2,181	587	355	2,413	2,768	(1,045)	1987	1985	360
Mill Avenue	Tempe	AZ	—	147	1,799	1,946	105	431	1,620	2,051	(387)	1999	1998	360
Oro Valley	Tucson	AZ	—	561	2,930	3,491	5	561	2,935	3,496	(319)	2003	2003	360
Phoenix	Phoenix	AZ	—	670	2,697	3,367	209	656	2,920	3,576	(1,237)	1985	1984	360
Phoenix East	Phoenix	AZ	—	543	2,189	2,732	429	543	2,618	3,161	(1,097)	1987	1984	360
Scottsdale Air Park	Scottsdale	AZ	—	880	3,694	4,574	97	880	3,791	4,671	(1,129)	1997	1997	360
Scottsdale North	Scottsdale	AZ	—	1,093	4,811	5,904	449	1,093	5,260	6,353	(1,810)	1985	1985	360
Scottsdale South	Scottsdale	AZ	—	410	1,743	2,153	217	410	1,960	2,370	(878)	1985	1976/85	360
Shea	Scottsdale	AZ	—	786	3,165	3,951	283	807	3,427	4,234	(977)	1997	1996	360
Speedway	Tucson	AZ	—	744	2,304	3,048	799	773	3,074	3,847	(763)	1998	1998	360
Tanque Verde	Tucson	AZ	—	578	2,620	3,198	8	578	2,628	3,206	(387)	2002	2002	360
Union Hills	Phoenix	AZ	—	615	2,475	3,090	175	617	2,648	3,265	(691)	1998	1998	360
Val Vista	Gilbert	AZ	—	682	2,805	3,487	1,114	778	3,823	4,601	(766)	1999	1999	360
Warner	Tempe	AZ	—	313	1,352	1,665	280	313	1,632	1,945	(783)	1995	1985	360
Alicia Parkway	Laguna Hills	CA	—	1,729	7,027	8,756	434	1,729	7,461	9,190	(1,834)	1998	1991	360
Aliso Viejo	Aliso Viejo	CA	—	2,218	3,628	5,846	845	2,218	4,473	6,691	(1,455)	1996	1996	360
Antioch	Antioch	CA	3,281	638	4,366	5,004	513	678	4,839	5,517	(834)	2000	2000	360
Blossom Valley	San Jose	CA	—	1,204	4,128	5,332	628	1,212	4,748	5,960	(1,163)	1998	1998	360
Cabot Road	Laguna Niguel	CA	4,180	1,300	6,129	7,429	39	1,300	6,168	7,468	(922)	2001	2000	360
Capitol Expressway	San Jose	CA	—	973	6,181	7,154	(658)	—	6,496	6,496	(1,157)	2000	2000	360
Castro Valley	Castro Valley	CA	—	810	4,010	4,820	318	907	4,231	5,138	(1,422)	1996	1975	360
Castro Valley Business Park	Castro Valley	CA	—	97	390	487	26	97	416	513	(144)	1996	1975	360
Costa Mesa	Costa Mesa	CA	2,407	1,057	2,956	4,013	287	882	3,418	4,300	(725)	1999	1998	360
Culver City	Culver City	CA	—	1,039	4,146	5,185	328	1,039	4,474	5,513	(1,831)	1988	1989	360
Daly City	Daly City	CA	—	1,846	5,438	7,284	901	1,846	6,339	8,185	(2,606)	1995	1989	360
El Cajon	El Cajon	CA	—	1,013	4,113	5,126	737	1,013	4,850	5,863	(2,066)	1986	1977	360
El Cerito	Richmond	CA	—	765	3,055	3,820	316	765	3,371	4,136	(1,348)	1986	1987	360
Huntington Beach	Huntington Beach	CA	—	949	3,794	4,743	522	949	4,316	5,265	(1,715)	1988	1986	360
Kearney—Balboa	San Diego	CA	—	830	3,333	4,163	494	830	3,827	4,657	(1,618)	1986	1984	360
La Habra	La Habra	CA	—	715	2,886	3,601	404	715	3,290	4,005	(1,397)	1986	1979/91	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Livermore	Livermore	CA	—	1,185	4,622	5,807	(6)	1,185	4,616	5,801	(663)	2002	2002	360
Long Beach	Long Beach	CA	—	1,190	6,601	7,791	760	1,190	7,361	8,551	(578)	2003	2003	360
Martinez	Martinez	CA	—	1,012	2,215	3,227	8,334	2,830	8,731	11,561	(1,700)	1995	1987/2004	360
Monterey	Sand City	CA	—	1,274	6,107	7,381	(4)	1,274	6,103	7,377	(736)	2002	2002	360
Mountain View	Mountain View	CA	—	439	1,757	2,196	312	439	2,069	2,508	(864)	1987	1986	360
Natomas	Sacramento	CA	—	1,307	4,604	5,911	22	1,307	4,626	5,933	(349)	2003	2003	360
Newark	Newark	CA	—	855	3,421	4,276	499	855	3,920	4,775	(1,167)	1996	1991	360
Northridge	Northridge	CA	—	2,215	6,250	8,465	1,701	2,215	7,951	10,166	(454)	2004	2004	360
Oakley	Oakley	CA	—	1,570	4,655	6,225	17	1,570	4,672	6,242	(693)	2001	2001	360
Ontario	Ontario	CA	—	512	2,058	2,570	472	512	2,530	3,042	(696)	1996	1984	360
Orange	Orange	CA	—	1,144	4,580	5,724	96	1,144	4,676	5,820	(1,504)	1996	1985	360
Palm Desert	Palm Desert	CA	—	921	5,885	6,806	—	921	5,885	6,806	(105)	2005	2005	360
Palms	Los Angeles	CA	4,839	1,598	6,309	7,907	—	1,598	6,309	7,907	(409)	2003	2001	360
Palo Alto	Palo Alto	CA	—	701	2,805	3,506	596	705	3,397	4,102	(1,279)	1986	1987	360
Pinole	Pinole	CA	—	614	1,023	1,637	1,658	1,006	2,289	3,295	(672)	1995	1988	360
Presidio	San Francisco	CA	—	104	1,137	1,241	—	104	1,137	1,241	(40)	2005	2005	360
Rancho Mirage	Rancho Mirage	CA	—	912	5,313	6,225	1,125	957	6,393	7,350	(288)	2004	2004	360
Rancho San Diego	Rancho San Diego	CA	3,759	1,312	4,874	6,186	—	1,312	4,874	6,186	(519)	2003	2002	360
Sacramento	Sacramento	CA	—	680	2,723	3,403	132	680	2,855	3,535	(916)	1996	1991	360
San Juan Creek	San Juan Capistran	CA	4,693	1,450	5,526	6,976	1,345	1,450	6,871	8,321	(933)	2001	2001	360
San Leandro	San Leandro	CA	—	776	3,105	3,881	156	776	3,261	4,037	(1,080)	1996	1991	360
San Lorenzo	San Lorenzo	CA	—	611	2,447	3,058	212	611	2,659	3,270	(875)	1996	1990	360
Santa Ana	Santa Ana	CA	—	1,467	5,920	7,387	621	1,467	6,541	8,008	(2,704)	1986	1975/86	360
SF-Evans	San Francisco	CA	—	2,073	11,236	13,309	44	2,073	11,280	13,353	(1,155)	2002	2002	360
Solana Beach	Solana Beach	CA	—	—	6,837	6,837	620	—	7,457	7,457	(3,035)	1987	1984	360
South San Francisco	San Francisco	CA	—	721	2,897	3,618	333	721	3,230	3,951	(1,322)	1987	1985	360
Sunnyvale	Sunnyvale	CA	—	1,697	6,541	8,238	5,827	1,697	12,368	14,065	(3,750)	1986	1975/98	360
Tracy	Tracy	CA	—	732	2,928	3,660	279	732	3,207	3,939	(1,035)	1996	1986	360
Tracy II	Tracy	CA	—	840	2,858	3,698	42	826	2,914	3,740	(395)	2002	2000	360
Union City	Hayward	CA	—	287	1,208	1,495	197	287	1,405	1,692	(835)	1985	1985	360
Van Ness	San Francisco	CA	—	5,289	9,001	14,290	530	5,289	9,531	14,820	(1,878)	1999	1999/1934	360
Vista Park-Land Lease	San Jose	CA	—	—	93	93	4	—	97	97	(75)	2001	2000	360
Walnut Creek	Walnut Creek	CA	3,181	630	4,512	5,142	1,317	—	6,459	6,459	(1,430)	1999	1987	327
West Covina	West Covina	CA	3,896	1,470	4,869	6,339	8	1,470	4,877	6,347	(205)	2004	2001	360
Westpark	Irvine	CA	7,382	690	7,478	8,168	5,021	4,190	8,999	13,189	(1,841)	2000	1999	360
Westwood	Los Angeles	CA	—	951	3,797	4,748	4,318	951	8,115	9,066	(2,744)	1986	1988/97	360
Woodland Hills	Woodland Hills	CA	4,889	1,980	8,342	10,322	3	1,980	8,345	10,325	(297)	2004	2003	360
Denver Tech Center	Greenwood Village	CO	—	863	3,296	4,159	25	863	3,321	4,184	(265)	2003	2003	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Highlands Ranch	Highlands Ranch	CO	—	594	2,822	3,416	155	596	2,975	3,571	(121)	2004	2004	360
Kipling & Hampden	Lakewood	CO	—	326	2,472	2,798	8	327	2,479	2,806	(340)	2002	2002	360
Lakewood	Golden	CO	—	528	2,108	2,636	238	528	2,346	2,874	(922)	1986	1985	360
Northglenn	Northglenn	CO	—	531	2,152	2,683	729	531	2,881	3,412	(1,237)	1987	1979	360
Tamarac	Denver	CO	—	194	776	970	225	194	1,001	1,195	(446)	1984	1977	360
Thornton	Denver	CO	—	237	956	1,193	204	235	1,162	1,397	(506)	1984	1984	360
Windermere	Littleton	CO	—	653	2,690	3,343	481	653	3,171	3,824	(1,364)	1984	1977/79	360
Alafaya JV	Orlando	FL	2,791	1,984	3,234	5,218	105	1,984	3,339	5,323	(473)	2002	2002	360
Blue Heron	West Palm Beach	FL	—	1,327	5,490	6,817	236	1,327	5,726	7,053	(2,384)	1987	1975	360
Brandon	Brandon	FL	2,999	973	3,423	4,396	143	989	3,550	4,539	(825)	1999	1999	360
Carrollwood	Tampa	FL	1,480	884	2,705	3,589	579	911	3,257	4,168	(666)	2000	1999	360
Central Parkway	Altamonte Springs	FL	—	1,166	3,972	5,138	—	1,166	3,972	5,138	(95)	2005	1992	360
Colonial Town	Orlando	FL	4,564	1,040	3,439	4,479	269	1,040	3,708	4,748	(565)	2001	2001	360
Davie	Davie	FL	—	1,890	3,021	4,911	3,997	2,633	6,275	8,908	(2,314)	1996	1990	360
Daytona Beach	Daytona Beach	FL	2,902	1,620	3,165	4,785	174	1,651	3,308	4,959	(729)	1999	1999	360
Delray Beach	Delray Beach	FL	—	748	2,993	3,741	347	748	3,340	4,088	(1,114)	1996	1986	360
Eau Gallie	Melbourne	FL	2,607	629	2,718	3,347	139	649	2,837	3,486	(640)	1999	1999	360
Fairbanks	Winter Park	FL	—	1,104	3,329	4,433	165	1,104	3,494	4,598	(411)	2002	2002	360
Hunt Club	Apopka	FL	—	764	3,614	4,378	—	764	3,614	4,378	(328)	2003	2003	360
Hyde Park	Tampa	FL	2,907	1,237	2,773	4,010	1,000	1,243	3,767	5,010	(761)	2000	1999	360
Kirkman	Orlando	FL	—	954	3,151	4,105	—	954	3,151	4,105	(74)	2005	1990	360
Lauderhill	Lauderhill	FL	—	761	3,164	3,925	325	761	3,489	4,250	(1,050)	1997	1986	360
Maguire	Orlando	FL	3,501	954	4,244	5,198	—	954	4,244	5,198	(26)	2005	2005	360
Maitland	Maitland	FL	4,426	74	4,985	5,059	575	106	5,528	5,634	(1,598)	1997	1997	360
Margate	Margate	FL	—	906	3,623	4,529	(9)	906	3,614	4,520	(1,175)	1996	1984	360
McCoy-Wells Fargo NW	Orlando	FL	—	765	3,700	4,465	16	765	3,716	4,481	(542)	2001	2001	360
Military Trail	West Palm Beach	FL	—	1,140	4,564	5,704	222	1,140	4,786	5,926	(1,912)	1987	1981	360
Oakland Park	FT Lauderdale	FL	—	2,443	9,878	12,321	217	2,439	10,099	12,538	(4,073)	1985	1974/78	360
Oldsmar	Oldsmar	FL	2,273	606	2,787	3,393	155	628	2,920	3,548	(516)	2000	2000	360
Ormond Beach	Ormond Beach	FL	2,912	761	3,202	3,963	253	792	3,424	4,216	(739)	1999	1999	360
Oviedo	Oviedo	FL	2,744	527	2,716	3,243	331	535	3,039	3,574	(907)	1997	1997	360
Red Bug	Wintersprings	FL	2,530	856	2,951	3,807	150	825	3,132	3,957	(867)	1997	1997	360
Seminole	Seminole	FL	—	336	1,344	1,680	181	336	1,525	1,861	(654)	1986	1984/85	360
South Orange	Orlando	FL	3,032	715	2,709	3,424	349	741	3,032	3,773	(893)	1997	1997	360
South Semoran	Orlando	FL	2,701	933	3,184	4,117	862	965	4,014	4,979	(1,037)	1997	1997	360
University	Orlando	FL	—	1,140	4,374	5,514	7	1,140	4,381	5,521	(587)	2002	2002	360
Vineland	Orlando	FL	1,896	1,752	1,165	2,917	—	638	2,279	2,917	(522)	1999	1999	360
West Town	Altamonte Springs	FL	2,155	657	3,070	3,727	439	728	3,438	4,166	(843)	1998	1998	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
West Waters	Tampa	FL	2,269	950	3,569	4,519	168	950	3,737	4,687	(650)	2000	2000	360
Ansley Park	Atlanta	GA	—	804	3,255	4,059	3,130	1,301	5,888	7,189	(2,374)	1995	1991	360
Brookhaven	Atlanta	GA	—	1,082	2,223	3,305	2,589	1,568	4,326	5,894	(1,718)	1995	1992	360
Clairmont Road	Atlanta	GA	—	470	1,907	2,377	370	470	2,277	2,747	(723)	1996	1990	360
Decatur	Decatur	GA	—	644	2,719	3,363	2,665	1,111	4,917	6,028	(1,973)	1995	1992	360
Forest Park	Forest Park	GA	—	573	2,293	2,866	201	573	2,494	3,067	(850)	1996	1980	360
Gwinnett Place	Lawrenceville	GA	—	820	2,324	3,144	551	820	2,875	3,695	(948)	1996	1996	360
Holcomb Bridge	Roswell	GA	2,750	917	2,991	3,908	8	920	2,996	3,916	(582)	1999	2000	360
Jones Bridge	Alpharetta	GA	—	676	3,833	4,509	28	630	3,907	4,537	(1,038)	1997	1997	360
Lawrenceville	Lawrenceville	GA	—	858	3,064	3,922	162	858	3,226	4,084	(874)	1997	1997	360
Morgan Falls	Atlanta	GA	—	1,429	5,718	7,147	382	1,429	6,100	7,529	(1,985)	1996	1990	360
Norcross	Norcross	GA	—	562	2,248	2,810	193	562	2,441	3,003	(831)	1996	1984	360
Peachtree	Duluth	GA	—	1,144	4,784	5,928	213	1,144	4,997	6,141	(1,564)	1997	1996	360
Perimeter Center	Atlanta	GA	—	1,458	2,715	4,173	256	1,458	2,971	4,429	(1,030)	1996	1996	360
Roswell	Roswell	GA	—	435	1,743	2,178	289	435	2,032	2,467	(814)	1986	1986	360
Sandy Plains	Marietta	GA	—	1,012	4,066	5,078	449	1,012	4,515	5,527	(1,089)	1998	1998	360
Satellite Blvd	Atlanta	GA	—	670	2,831	3,501	146	670	2,977	3,647	(892)	1997	1994	360
Stone Mountain	Stone Mountain	GA	—	656	2,637	3,293	262	656	2,899	3,555	(961)	1996	1985	360
Tucker	Tucker	GA	—	241	656	897	509	241	1,165	1,406	(390)	1996	1987	360
Alsip	Alsip	IL	—	250	1,001	1,251	1,520	250	2,521	2,771	(824)	1982	1980	360
Berwyn	Berwyn	IL	—	868	5,375	6,243	69	868	5,444	6,312	(694)	2002	2002	360
Bolingbrook	Bolingbrook	IL	—	641	2,631	3,272	571	641	3,202	3,843	(838)	1997	1997	360
Bridgeview	Bridgeview	IL	—	479	1,917	2,396	253	479	2,170	2,649	(890)	1985	1983	360
Chicago Heights	Chicago Heights	IL	—	1,543	3,575	5,118	(5)	1,543	3,570	5,113	(466)	2002	2002	360
Country Club Hills	Country Club Hills	IL	—	777	3,109	3,886	596	781	3,701	4,482	(789)	1999	1999	360
Dolton	Calumet City	IL	—	344	1,489	1,833	1,502	344	2,991	3,335	(1,003)	1982	1979	360
Fox Valley	Aurora	IL	—	927	2,986	3,913	30	932	3,011	3,943	(815)	1998	1998	360
Fullerton	Chicago	IL	—	3,325	6,965	10,290	98	3,325	7,063	10,388	(614)	2003	2003	360
Glenview West	Glenview	IL	—	1,003	3,878	4,881	25	1,003	3,903	4,906	(388)	2003	2003	360
Hillside	Hillside	IL	—	261	1,043	1,304	308	261	1,351	1,612	(516)	1988	1988	360
Lincolnwood	Lincolnwood	IL	—	818	4,356	5,174	5	818	4,361	5,179	(680)	2001	2001	360
Lisle	Lisle	IL	—	575	2,335	2,910	304	576	2,638	3,214	(1,073)	1986	1976/86	360
Lombard	Lombard	IL	—	392	1,566	1,958	269	239	1,988	2,227	(836)	1982	1980	360
Niles	Niles	IL	—	1,449	3,935	5,384	161	1,449	4,096	5,545	(524)	2002	2002	360
Oak Forest	Orland Park	IL	—	704	1,869	2,573	1,493	704	3,362	4,066	(1,206)	1995	1991	360
Palatine	Palatine	IL	2,134	413	2,213	2,626	1,146	453	3,319	3,772	(582)	2000	2000	360
River West	Chicago	IL	—	1,187	5,116	6,303	333	1,187	5,449	6,636	(426)	2003	2003	360
Rolling Meadows	Rolling Meadows	IL	—	384	1,587	1,971	550	384	2,137	2,521	(812)	1982	1980	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Schaumburg	Schaumburg	IL	—	443	1,808	2,251	501	429	2,323	2,752	(887)	1982	1980	360
Schaumburg South	Schaumburg	IL	—	490	3,231	3,721	1,531	921	4,331	5,252	(911)	1999	1999	360
Wheaton	Wheaton	IL	—	247	4,190	4,437	80	221	4,296	4,517	(744)	2002	2001	360
Willowbrook	Willowbrook	IL	—	412	1,650	2,062	433	412	2,083	2,495	(820)	1986	1979/82	360
Carmel	Carmel	IN	—	404	2,560	2,964	24	404	2,584	2,988	(899)	1996	1996	360
Castleton	Indianapolis	IN	—	494	1,969	2,463	189	522	2,130	2,652	(609)	1998	1988	360
College Park	Indianapolis	IN	—	694	2,777	3,471	778	694	3,555	4,249	(1,388)	1986	1984	360
Downtown Indy	Indianapolis	IN	2,792	947	3,393	4,340	(17)	1,286	3,037	4,323	(637)	2004	2000	360
Eagle Creek	Indianapolis	IN	—	802	2,646	3,448	76	802	2,722	3,524	(733)	1998	1998	360
East 62nd Street	Indianapolis	IN	—	376	1,629	2,005	—	376	1,629	2,005	(221)	2002	1999	360
East Washington St.	Indianapolis	IN	2,136	399	2,583	2,982	20	412	2,590	3,002	(539)	1999	1999	360
Fishers	Fishers	IN	—	827	3,394	4,221	424	827	3,818	4,645	(1,089)	1997	1987	360
Geist	Fishers	IN	—	547	2,356	2,903	5	547	2,361	2,908	(328)	2002	1999	360
Georgetown	Indianapolis	IN	—	461	2,143	2,604	432	461	2,575	3,036	(804)	1996	1996	360
Glendale	Indianapolis	IN	—	520	2,077	2,597	210	520	2,287	2,807	(949)	1986	1985	360
North Greenwood	Indianapolis	IN	—	—	2,600	2,600	65	—	2,665	2,665	(684)	1998	1998	360
Speedway—IN	Indianapolis	IN	—	472	2,094	2,566	177	452	2,291	2,743	(291)	2002	2002	360
Annapolis	Annapolis	MD	—	—	3,432	3,432	90	—	3,522	3,522	(917)	1998	1998	360
Briggs Chaney	Silver Springs	MD	—	430	1,727	2,157	187	430	1,914	2,344	(757)	1994	1987	360
Clinton	Clinton	MD	—	303	1,213	1,516	2,106	650	2,972	3,622	(927)	1986	1985	360
Crofton	Gambrills	MD	—	376	1,516	1,892	161	376	1,677	2,053	(674)	1988	1985	360
Frederick Road	Frederick	MD	—	206	826	1,032	154	206	980	1,186	(409)	1994	1987	360
Gaithersburg	Gaithersburg	MD	—	614	2,465	3,079	1,634	614	4,099	4,713	(1,493)	1994	1986	360
Germantown	Germantown	MD	—	552	2,218	2,770	231	552	2,449	3,001	(942)	1994	1988	360
Laurel	Laurel	MD	—	391	1,570	1,961	298	391	1,868	2,259	(752)	1988	1984	360
Oxon Hill	FT Washington	MD	—	349	1,401	1,750	192	349	1,593	1,942	(608)	1994	1987	360
Reisterstown	Owing Mills	MD	—	586	1,177	1,763	176	586	1,353	1,939	(178)	2002	1992	360
Suitland	Suitland	MD	—	660	2,638	3,298	246	660	2,884	3,544	(1,171)	1987	1985	360
Ann Arbor	Ann Arbor	MI	—	424	1,695	2,119	295	424	1,990	2,414	(878)	1988	1977	360
Auburn Hills	Auburn Hills	MI	—	565	2,798	3,363	198	565	2,996	3,561	(475)	2002	2001	360
Canton	Canton	MI	—	433	1,797	2,230	447	433	2,244	2,677	(789)	1988	1986	360
Canton South	Canton	MI	2,591	842	2,308	3,150	803	852	3,101	3,953	(557)	2000	2000	360
Clinton Township	Clinton Township	MI	—	754	3,195	3,949	267	772	3,444	4,216	(794)	1999	1999	360
Dearborn	Dearborn	MI	—	1,773	2,694	4,467	—	1,773	2,694	4,467	(238)	2003	2003	360
Farmington Hills (O’Brien)	Farmington Hills	MI	—	1,361	3,597	4,958	6	1,361	3,603	4,964	(234)	2004	2004	360
Flint South	Flint	MI	—	615	1,738	2,353	273	615	2,011	2,626	(301)	2001	1983	360
Fraser	Fraser	MI	—	627	2,599	3,226	290	627	2,889	3,516	(917)	1988	1985	360
Jackson	Jackson	MI	—	317	1,282	1,599	(376)	309	914	1,223	(4)	1997	1978	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Lansing	Lansing	MI	—	124	500	624	(184)	124	316	440	(2)	1983	1978/79	360
Livonia	Livonia	MI	—	636	2,634	3,270	532	636	3,166	3,802	(944)	1988	1985	360
Madison Heights	Madison Height	MI	—	487	2,099	2,586	772	487	2,871	3,358	(951)	1995	1977	360
Mt. Clemens	Mt. Clemens	MI	1,856	935	2,614	3,549	(130)	935	2,484	3,419	(390)	2001	2001	360
Plymouth	Canton Township	MI	—	348	1,436	1,784	1,295	348	2,731	3,079	(970)	1985	1979	360
Rochester	Shelby Township	MI	—	610	2,445	3,055	201	610	2,646	3,256	(880)	1996	1989	360
Rochester Hills	Rochester Hills	MI	—	970	3,929	4,899	84	970	4,013	4,983	(613)	2001	2001	360
Roseville	Roseville	MI	—	931	3,295	4,226	2	931	3,297	4,228	(235)	2003	2003	360
Southfield	Southfield	MI	—	702	2,824	3,526	721	702	3,545	4,247	(1,326)	1983	1976	360
Southfield at Telegraph	Southfield	MI	—	702	2,824	3,526	2,461	1,333	4,654	5,987	(579)	2002	2002	360
Sterling Heights	Sterling Heights	MI	—	919	3,692	4,611	174	919	3,866	4,785	(1,283)	1996	1986	360
Taylor	Taylor	MI	—	632	2,094	2,726	1,586	632	3,680	4,312	(1,311)	1995	1980	360
Troy—Maple	Troy	MI	—	556	2,243	2,799	3,359	1,987	4,171	6,158	(1,451)	1981	1975/77	360
Troy—Oakland Mall	Troy	MI	—	642	2,604	3,246	762	642	3,366	4,008	(1,313)	1983	1979	360
Walled Lake	Walled Lake	MI	—	359	1,437	1,796	564	359	2,001	2,360	(796)	1985	1984	360
Warren	Warren	MI	—	683	2,831	3,514	1,376	815	4,075	4,890	(1,110)	1988	1985	360
Westland	Westland	MI	—	617	3,607	4,224	—	617	3,607	4,224	(363)	2003	2003	360
Anoka	Anoka	MN	—	368	1,714	2,082	125	368	1,839	2,207	(166)	2003	1986	360
Apple Valley	Apple Valley	MN	—	633	3,103	3,736	44	633	3,147	3,780	(272)	2003	2001	360
Brooklyn Park	Brooklyn Park	MN	—	1,226	3,195	4,421	232	1,226	3,427	4,653	(283)	2003	1986	360
Burnsville	Burnsville	MN	—	661	3,074	3,735	40	661	3,114	3,775	(276)	2003	1999	360
Chanhassen	Chanhassen	MN	—	774	4,343	5,117	79	774	4,422	5,196	(389)	2003	1988/2000	360
Coon Rapids	Coon Rapids	MN	—	971	4,161	5,132	133	971	4,294	5,265	(366)	2003	1986/1997	360
Eden Prairie East	Eden Prairie	MN	—	1,182	4,894	6,076	162	1,182	5,056	6,238	(432)	2003	1978/1992	360
Eden Prairie West	Eden Prairie	MN	—	913	5,151	6,064	189	913	5,340	6,253	(439)	2003	1988/1997	360
Edina	Edina	MN	—	1,316	5,627	6,943	63	1,316	5,690	7,006	(475)	2003	1998	360
Hopkins	Hopkins	MN	—	829	2,522	3,351	60	829	2,582	3,411	(219)	2003	1989/1995	360
Little Canada	Little Canada	MN	—	1,233	8,182	9,415	410	1,233	8,592	9,825	(708)	2003	1982/1997	360
Maple Grove	Maple Grove	MN	—	653	2,199	2,852	39	653	2,238	2,891	(194)	2003	1996	360
Minnetonka	Minnetonka	MN	—	631	3,089	3,720	327	631	3,416	4,047	(267)	2003	1994	360
Plymouth 169	Plymouth	MN	—	534	1,175	1,709	20	534	1,195	1,729	(106)	2003	1972	360
Plymouth 494	Plymouth	MN	—	1,364	4,025	5,389	(5)	1,364	4,020	5,384	(344)	2003	1978	360
Plymouth West	Plymouth	MN	—	813	3,346	4,159	48	813	3,394	4,207	(286)	2003	2001	360
Richfield	Richfield	MN	—	1,298	5,458	6,756	18	1,298	5,476	6,774	(485)	2003	1983	360
Shorewood	Shorewood	MN	—	1,039	5,793	6,832	158	1,039	5,951	6,990	(510)	2003	1984/1998	360
Woodbury	Woodbury	MN	—	1,097	4,467	5,564	30	1,097	4,497	5,594	(393)	2003	2000	360
Southhaven	Hornlake	MS	1,761	814	1,863	2,677	1,007	835	2,849	3,684	(614)	1998	1998/2004	360
Albermarle	Charlotte	NC	3,308	707	3,960	4,667	149	707	4,109	4,816	(517)	2002	1984	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Amity Ct	Charlotte	NC	1,842	433	2,054	2,487	57	459	2,085	2,544	(280)	2002	1993	360
Arrowood	Charlotte	NC	2,597	1,155	2,541	3,696	212	1,218	2,690	3,908	(363)	2002	1992	360
Atlantic Avenue	Raleigh	NC	—	1,424	4,058	5,482	—	1,424	4,058	5,482	(96)	2005	1997	360
Capital Boulevard	Raleigh	NC	—	342	1,376	1,718	1,308	339	2,687	3,026	(798)	1994	1984	360
Cary	Cary	NC	—	714	2,860	3,574	1,843	714	4,703	5,417	(1,224)	1994	1984	360
Clayton	Clayton	NC	—	764	2,344	3,108	473	807	2,774	3,581	(305)	2002	1999	360
Concord	Concord	NC	1,897	665	1,949	2,614	110	703	2,021	2,724	(260)	2002	1995	360
Cone Blvd	Greensboro	NC	1,070	599	3,024	3,623	507	651	3,479	4,130	(419)	2002	2000	360
COTT	Matthews	NC	857	237	1,210	1,447	49	273	1,223	1,496	(155)	2002	1989	360
Country Club	Winston Salem	NC	—	757	3,198	3,955	1,355	803	4,507	5,310	(411)	2002	2000	360
Creedmoor	Raleigh	NC	—	807	3,178	3,985	15	807	3,193	4,000	(858)	1997	1997	360
Eastland	Charlotte	NC	2,228	536	3,209	3,745	144	536	3,353	3,889	(416)	2002	1983	360
English Rd	High Point	NC	—	602	2,020	2,622	433	636	2,419	3,055	(285)	2002	2000	360
Friendly Avenue	Greensboro	NC	—	657	3,175	3,832	—	657	3,175	3,832	(77)	2005	1997	360
Garner	Garner	NC	—	204	818	1,022	188	250	960	1,210	(392)	1994	1987	360
Gastonia	Gastonia	NC	2,200	881	2,138	3,019	—	881	2,138	3,019	(75)	2005	2005	360
Glenwood	Raleigh	NC	—	266	1,066	1,332	139	266	1,205	1,471	(509)	1994	1983	360
Glenwood Avenue	Raleigh	NC	—	1,214	2,975	4,189	—	1,214	2,975	4,189	(71)	2005	1997	360
Hickory	Hickory	NC	4,317	892	2,885	3,777	3,770	1,410	6,137	7,547	(773)	2002	1986	360
Lexington NC	Lexington	NC	1,046	430	1,315	1,745	83	425	1,403	1,828	(188)	2002	1987	360
Matthews	Matthews	NC	1,733	775	4,709	5,484	26	743	4,767	5,510	(603)	2002	1981	360
Monroe	Monroe	NC	2,125	506	2,628	3,134	10	506	2,638	3,144	(369)	2002	1985	360
Morrisville	Morrisville	NC	—	409	1,640	2,049	144	409	1,784	2,193	(725)	1994	1988	360
N. Tryon	Charlotte	NC	1,974	873	2,175	3,048	125	873	2,300	3,173	(309)	2002	1987	360
Park Rd	Charlotte	NC	—	1,014	3,337	4,351	2	1,014	3,339	4,353	(428)	2002	1998	360
Pavilion	Charlotte	NC	1,487	1,320	1,969	3,289	61	1,298	2,052	3,350	(254)	2002	1997	360
Pineville	Pineville	NC	9,168	2,334	4,764	7,098	151	2,334	4,915	7,249	(652)	2002	1983	360
Poole Road	Raleigh	NC	—	1,123	1,266	2,389	—	1,123	1,266	2,389	(31)	2005	1998	360
Randleman	Greensboro	NC	1,950	1,094	2,314	3,408	9	1,094	2,323	3,417	(293)	2002	1998	360
Rockingham	Rockingham	NC	774	157	1,564	1,721	20	157	1,584	1,741	(209)	2002	1996	360
Salisbury	Salisbury	NC	3,188	155	4,617	4,772	97	155	4,714	4,869	(579)	2002	1986	360
Silas Creek	Winston Salem	NC	—	1,640	2,311	3,951	1,035	1,691	3,295	4,986	(381)	2002	2000	360
South Boulevard	Charlotte	NC	4,794	2,180	3,926	6,106	36	2,180	3,962	6,142	(221)	2004	1996	360
South Raleigh	Raleigh	NC	—	792	610	1,402	—	792	610	1,402	(15)	2005	1997	360
Stallings	Matthews	NC	2,068	747	1,689	2,436	535	786	2,185	2,971	(317)	2002	1995	360
Wake Forest	Wake Forest	NC	713	851	1,484	2,335	500	901	1,934	2,835	(237)	2002	1998	360
Weddington	Waxhaw	NC	2,386	642	2,345	2,987	71	706	2,352	3,058	(293)	2002	1999	360
Wendover	Charlotte	NC	—	1,736	6,402	8,138	—	1,736	6,402	8,138	(151)	2005	2003	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Wilkinson	Charlotte	NC	1,968	548	2,777	3,325	115	548	2,892	3,440	(363)	2002	1986	360
Winston	Winston Salem	NC	1,171	354	1,441	1,795	252	328	1,719	2,047	(232)	2002	1985	360
Bricktown	Bricktown	NJ	3,699	1,398	2,640	4,038	2,423	1,957	4,504	6,461	(749)	2004	2000	360
Marlboro	Morganville	NJ	—	1,320	4,963	6,283	75	1,320	5,038	6,358	(814)	2001	2001	360
Marlton	Marlton	NJ	—	842	4,643	5,485	77	842	4,720	5,562	(421)	2003	2003	360
Old Bridge	Matawan	NJ	—	767	2,301	3,068	2,185	767	4,486	5,253	(1,479)	1987	1987/2000	360
Rockaway (dover)	Dover	NJ	—	2,038	3,983	6,021	38	2,038	4,021	6,059	(421)	2003	2003	360
Voorhees	Voorhees	NJ	—	1,121	4,268	5,389	(60)	1,121	4,208	5,329	(674)	2001	2001	360
West Paterson	West Paterson	NJ	—	1,944	6,367	8,311	66	1,944	6,433	8,377	(399)	2004	2004	360
Bethpage	Bethpage	NY	6,475	2,370	6,209	8,579	2,674	3,417	7,836	11,253	(1,211)	2004	2000	360
Commack	Commack	NY	6,140	3,461	6,203	9,664	212	3,461	6,415	9,876	(1,430)	1999	1999	360
Gold Street	Brooklyn	NY	—	1,194	4,821	6,015	1,622	1,194	6,443	7,637	(2,590)	1986	1940	360
Great Neck	Great Neck	NY	2,047	436	2,632	3,068	320	438	2,950	3,388	(569)	1999	1929/2000	360
Hempstead	Hempstead	NY	4,420	1,902	4,572	6,474	1,450	2,599	5,325	7,924	(969)	2004	2000	360
Melville	Melville	NY	—	1,099	3,897	4,996	3,739	1,099	7,636	8,735	(1,595)	1998	1998	360
Nesconset	Nesconset	NY	3,048	1,072	2,919	3,991	665	1,074	3,582	4,656	(678)	2000	2000	360
Northern Boulevard	Long Island	NY	—	1,244	5,039	6,283	1,119	1,244	6,158	7,402	(2,561)	1987	1940	360
Utica Avenue	Brooklyn	NY	—	830	3,556	4,386	653	830	4,209	5,039	(1,728)	1986	1964	360
Van Dam Street	Long Island	NY	—	760	3,189	3,949	540	760	3,729	4,489	(1,621)	1986	1925	360
Yonkers	Yonkers	NY	—	913	3,936	4,849	739	913	4,675	5,588	(2,008)	1986	1928	360
16th & Sandy	Portland	OR	—	231	938	1,169	1,521	492	2,198	2,690	(700)	1995	1973	360
Allen Boulevard	Beaverton	OR	—	525	2,101	2,626	121	525	2,222	2,747	(734)	1996	1973	360
Barbur Boulevard	Portland	OR	—	337	3,411	3,748	2,612	790	5,570	6,360	(2,157)	1995	1993	360
Beaverton	Beaverton	OR	—	216	4,201	4,417	—	216	4,201	4,417	(161)	1985	2005	360
Denney Road	Beaverton	OR	—	593	2,380	2,973	271	593	2,651	3,244	(1,070)	1989	1988	360
Division	Portland	OR	—	352	1,395	1,747	2,708	809	3,646	4,455	(1,320)	1996	1992	360
Gresham	Gresham	OR	—	744	2,442	3,186	122	744	2,564	3,308	(864)	1996	1996	360
Hillsboro	Hillsboro	OR	—	720	2,992	3,712	185	720	3,177	3,897	(1,047)	1996	1996	360
King City / Tigard	Tigard	OR	—	511	2,051	2,562	228	511	2,279	2,790	(929)	1987	1986	360
Liberty Road	Salem	OR	—	524	1,280	1,804	3,971	889	4,886	5,775	(1,245)	1995	1993	360
Milwaukie	Milwaukie	OR	—	583	2,005	2,588	3,290	1,161	4,717	5,878	(1,687)	1996	1990	360
Oregon City	Oregon City	OR	—	321	1,613	1,934	2,088	715	3,307	4,022	(1,334)	1995	1992	360
Portland	Portland	OR	—	382	1,530	1,912	160	382	1,690	2,072	(694)	1988	1988	360
Salem	Salem	OR	—	574	2,294	2,868	519	574	2,813	3,387	(1,172)	1983	1979/81	360
Airport	Philadelphia	PA	—	799	3,194	3,993	731	799	3,925	4,724	(1,509)	1986	1985	360
Edgemont	Newton Square	PA	—	497	3,070	3,567	2,761	949	5,379	6,328	(2,075)	1995	1992	360
Jenkintown	Jenkintown	PA	—	1	2,247	2,248	115	—	2,363	2,363	(128)	2004	2004	360
Oxford Valley	Fairless Hills	PA	—	1,197	4,174	5,371	84	1,197	4,258	5,455	(558)	2002	2002	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Painters Crossing	Glen Mills	PA	—	513	2,868	3,381	9	511	2,879	3,390	(765)	1998	1998	360
Valley Forge	Berwyn	PA	—	331	2,816	3,147	594	—	3,741	3,741	(416)	2002	2002	360
Westchester	West Chester	PA	—	—	4,197	4,197	578	—	4,775	4,775	(1,931)	1986	1980	360
Ashley River	Charleston	SC	—	851	3,880	4,731	5	910	3,826	4,736	(483)	2002	1999	360
Ballantyne	Fort Mill	SC	—	640	1,976	2,616	638	681	2,573	3,254	(286)	2002	1998	360
Charleston	Ladson	SC	1,892	403	3,063	3,466	505	467	3,504	3,971	(427)	2002	1999	360
Dave Lyle	Rock Hill	SC	—	487	2,483	2,970	417	533	2,854	3,387	(341)	2002	2000	360
Florence	Florence	SC	2,653	584	3,841	4,425	213	584	4,054	4,638	(483)	2002	1985	360
Garners Ferry	Columbia	SC	2,338	1,026	2,361	3,387	44	1,026	2,405	3,431	(309)	2002	1988	360
Greenville	Greenville	SC	1,794	330	1,557	1,887	33	330	1,590	1,920	(235)	2002	1987	360
James Island (Folly Road)	Charleston	SC	—	605	2,372	2,977	—	605	2,372	2,977	(190)	2003	2003	360
Rock Hill	Rock Hill	SC	2,181	415	1,867	2,282	381	451	2,212	2,663	(284)	2002	1998	360
Rosewood (Morningstar)	Columbia	SC	—	363	3,549	3,912	11	363	3,560	3,923	(256)	2002	2004	360
Shriners	Greenville	SC	1,968	431	2,324	2,755	73	460	2,368	2,828	(314)	2002	1998	360
Spartanburg	Spartanburg	SC	472	212	1,065	1,277	102	212	1,167	1,379	(156)	2002	1986	360
Sumter	Sumter	SC	1,142	268	1,657	1,925	72	253	1,744	1,997	(225)	2002	1986	360
Sunset	Lexington	SC	—	535	2,299	2,834	443	400	2,877	3,277	(331)	2002	1999	360
Woodruff	Greenville	SC	1,866	1,082	1,390	2,472	208	1,078	1,602	2,680	(216)	2002	1996	360
Franklin	Franklin	TN	2,245	569	2,057	2,626	140	584	2,182	2,766	(796)	1995	1995	360
Hermitage	Hermitage	TN	2,259	157	2,445	2,602	597	327	2,872	3,199	(1,325)	1995	1995	360
Hickory Hollow	Antioch	TN	1,686	743	2,337	3,080	318	758	2,640	3,398	(777)	1997	1997	360
Medical Center—TN	Nashville	TN	1,738	236	2,251	2,487	126	246	2,367	2,613	(909)	1995	1995	360
Rivergate	Madison	TN	2,913	760	1,958	2,718	870	776	2,812	3,588	(854)	1996	1996	360
South Main	Memphis	TN	585	465	1,480	1,945	(329)	352	1,264	1,616	(312)	2000	2000	360
Stones River	Murfreesboro	TN	2,175	373	1,879	2,252	584	399	2,437	2,836	(661)	1998	1998	360
Sycamore View	Memphis	TN	1,161	340	1,460	1,800	1,360	364	2,796	3,160	(716)	1998	1998	360
Winchester	Memphis	TN	1,897	620	2,655	3,275	277	642	2,910	3,552	(807)	1998	1998	360
Wolfchase	Memphis	TN	1,564	760	1,881	2,641	630	781	2,490	3,271	(760)	1997	1997	360
Audelia II	Richardson	TX	—	689	2,286	2,975	(5)	689	2,281	2,970	(339)	2002	2002	360
Bandera Road	San Antonio	TX	—	468	1,873	2,341	155	468	2,028	2,496	(867)	1988	1981	360
Bedford	Bedford	TX	—	408	1,678	2,086	174	408	1,852	2,260	(800)	1985	1984	360
Bee Caves Road	Austin	TX	—	608	3,609	4,217	1,305	1,207	4,315	5,522	(944)	1999	1999	360
Beltline	Irving	TX	—	414	1,671	2,085	476	414	2,147	2,561	(953)	1989	1985/86	360
Blanco Road	San Antonio	TX	—	801	3,235	4,036	160	801	3,395	4,196	(1,436)	1988	1989/91	360
Champions	Houston	TX	—	515	2,775	3,290	261	484	3,067	3,551	(782)	1998	1998	360
Cinco Ranch	Katy	TX	—	1,751	1,336	3,087	108	523	2,672	3,195	(630)	1999	1998	360
City Place	Dallas	TX	—	1,045	3,314	4,359	464	1,118	3,705	4,823	(846)	1999	1999	360
East Lamar	Arlington	TX	—	742	1,863	2,605	592	742	2,455	3,197	(767)	1996	1996	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Federal Road	Houston	TX	—	552	2,223	2,775	208	552	2,431	2,983	(1,039)	1988	1988	360
First Colony	Missouri City	TX	—	447	2,175	2,622	36	427	2,231	2,658	(431)	2000	1994	360
Forum 303	Arlington	TX	—	273	1,100	1,373	182	273	1,282	1,555	(565)	1986	1984	360
Fredericksburg Road	San Antonio	TX	—	645	2,596	3,241	439	645	3,035	3,680	(1,254)	1987	1978/82	360
Greenville Avenue	Dallas	TX	—	768	3,104	3,872	817	1,375	3,314	4,689	(922)	1998	1998	360
Helotes	Helotes	TX	1,816	481	2,277	2,758	41	493	2,306	2,799	(453)	2000	2000	360
Henderson Pass	San Antonio	TX	—	562	2,348	2,910	933	1,386	2,457	3,843	(670)	1998	1995	360
Henderson Street	Fort Worth	TX	—	318	3,137	3,455	966	338	4,083	4,421	(884)	1999	1999	360
Highway 26	Hurst	TX	—	517	2,761	3,278	(1)	527	2,750	3,277	(468)	2001	2001	360
Highway 78	San Antonio	TX	—	392	1,550	1,942	229	392	1,779	2,171	(480)	1998	1997	360
Hill Country Village	San Antonio	TX	—	679	2,731	3,410	200	679	2,931	3,610	(1,237)	1985	1982	360
Hillcroft	Houston	TX	—	—	3,645	3,645	101	—	3,746	3,746	(1,548)	1991	1988	360
Hurst	Hurst	TX	—	363	1,492	1,855	154	363	1,646	2,009	(677)	1987	1974	360
Imperial Valley	Houston	TX	—	461	1,856	2,317	224	461	2,080	2,541	(887)	1988	1987	360
Irving	Irving	TX	—	180	734	914	813	314	1,413	1,727	(592)	1985	1975/84	360
Kingwood	Kingwood	TX	—	525	2,097	2,622	813	511	2,924	3,435	(1,128)	1988	1988	360
Lakeline	Austin	TX	—	737	3,412	4,149	(24)	748	3,377	4,125	(596)	2001	2001	360
Las Colinas	Irving	TX	2,326	478	2,717	3,195	461	491	3,165	3,656	(591)	2000	2000	360
Lewisville	Lewisville	TX	—	434	2,521	2,955	31	434	2,552	2,986	(810)	1997	1997	360
MacArthur	Irving	TX	—	180	734	914	1,241	359	1,796	2,155	(838)	1985	1975/84	360
Macarthur Crossing	Irving	TX	—	746	2,577	3,323	404	746	2,981	3,727	(1,023)	1996	1996	360
Medical Center (TX)	Houston	TX	—	737	2,950	3,687	336	737	3,286	4,023	(1,500)	1989	1989	360
Medical Center SA	San Antonio	TX	2,165	660	2,683	3,343	149	667	2,825	3,492	(544)	2000	2000	360
Mission Bend	Houston	TX	—	653	2,218	2,871	560	653	2,778	3,431	(937)	1995	1995	360
Nacogdoches	San Antonio	TX	—	363	1,565	1,928	1,561	381	3,108	3,489	(773)	1998	1996	360
North Austin	Austin	TX	—	609	1,331	1,940	25	609	1,356	1,965	(62)	1986	2004	360
North Carrollton	Carrollton	TX	—	627	2,739	3,366	38	627	2,777	3,404	(575)	2000	1999	360
North Park	Kingwood	TX	—	570	2,163	2,733	79	549	2,263	2,812	(432)	2000	1996	360
Oak Farms	Houston	TX	—	2,603	2,730	5,333	986	2,652	3,667	6,319	(827)	1999	1999	360
Oak Hills	Austin	TX	2,491	149	3,568	3,717	21	—	3,738	3,738	(840)	1999	1999	360
Oltorf	Austin	TX	—	609	4,399	5,008	2	609	4,401	5,010	(593)	2002	2002	360
Olympia	Missouri City	TX	2,247	489	2,912	3,401	24	505	2,920	3,425	(550)	2000	2000	360
Park Cities East	Dallas	TX	—	1,017	2,686	3,703	329	1,017	3,015	4,032	(1,054)	1995	1995	360
Parker Road	Plano	TX	—	809	2,133	2,942	49	809	2,182	2,991	(765)	1995	1995	360
Preston Road	Dallas	TX	—	703	2,702	3,405	118	697	2,826	3,523	(888)	1997	1997	360
River Oaks	Houston	TX	—	987	2,565	3,552	5,018	1,738	6,832	8,570	(2,657)	1996	1989	360
Round Rock	Round Rock	TX	—	386	1,641	2,027	162	386	1,803	2,189	(589)	1997	1995	360
San Antonio NE	San Antonio	TX	—	406	1,630	2,036	159	406	1,789	2,195	(758)	1985	1982	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Shavano Park	San Antonio	TX	—	566	2,887	3,453	(6)	565	2,882	3,447	(440)	2001	2001	360
Slaughter Lane	Austin	TX	—	592	2,428	3,020	340	592	2,768	3,360	(866)	1997	1994	360
South Cooper	Arlington	TX	—	632	2,305	2,937	335	632	2,640	3,272	(867)	1996	1996	360
South Main—TX	Houston	TX	—	404	1,039	1,443	184	392	1,235	1,627	(284)	2000	1999	360
Southlake	Southlake	TX	—	670	2,738	3,408	429	670	3,167	3,837	(801)	1998	1998	360
Sugarland	Sugarland	TX	—	761	2,991	3,752	191	761	3,182	3,943	(1,309)	1988	1987	360
T.C. Jester	Houston	TX	—	903	3,613	4,516	491	903	4,104	5,007	(1,304)	1996	1990	360
The Quarry	San Antonio	TX	—	1,316	2,817	4,133	164	488	3,809	4,297	(919)	1999	1999	360
Thousand Oaks	San Antonio	TX	—	421	1,683	2,104	158	421	1,841	2,262	(771)	1986	1987	360
Universal City	Universal City	TX	—	169	593	762	1,098	169	1,691	1,860	(690)	1995	1985	360
Valley Ranch	Coppell	TX	—	791	3,210	4,001	240	791	3,450	4,241	(1,064)	1997	1995	360
West University	Houston	TX	—	1,121	4,484	5,605	205	1,121	4,689	5,810	(1,942)	1989	1988	360
Westchase	Houston	TX	—	250	2,756	3,006	16	351	2,671	3,022	(520)	2000	1998	360
Westheimer	Houston	TX	—	611	2,470	3,081	92	611	2,562	3,173	(1,040)	1986	1977	360
Windcrest	San Antonio	TX	—	626	2,535	3,161	510	626	3,045	3,671	(995)	1996	1975	360
Woodforest	Houston	TX	—	538	1,870	2,408	438	538	2,308	2,846	(732)	1996	1996	360
Woodlands	Spring	TX	—	737	2,948	3,685	405	737	3,353	4,090	(1,374)	1988	1988	360
Bayside	Virginia Beach	VA	—	236	943	1,179	358	236	1,301	1,537	(500)	1988	1984	360
Burke	Fairfax	VA	—	634	2,539	3,173	233	634	2,772	3,406	(878)	1996	1984	360
Burke Centre	Burke	VA	—	1,035	4,778	5,813	274	1,035	5,052	6,087	(700)	2001	1983	360
Cedar Road	Chesapeake	VA	—	295	1,184	1,479	268	295	1,452	1,747	(547)	1994	1989	360
Charlottesville	Charlottesville	VA	—	305	1,225	1,530	150	305	1,375	1,680	(583)	1994	1984	360
Chesapeake	Chesapeake	VA	—	454	1,821	2,275	110	454	1,931	2,385	(639)	1996	1986	360
Crater Road	Petersburg	VA	—	224	898	1,122	120	224	1,018	1,242	(416)	1994	1987	360
Dale City	Dale City	VA	—	346	1,388	1,734	514	346	1,902	2,248	(711)	1994	1986	360
Fairfax	Fairfax	VA	—	1,136	4,555	5,691	2,542	1,414	6,819	8,233	(2,636)	1986	1980	360
Falls Church	Falls Church	VA	—	1,413	5,661	7,074	1,685	1,413	7,346	8,759	(2,477)	1987	1988	360
Fordson	Alexandria	VA	—	324	3,114	3,438	95	324	3,209	3,533	(452)	2002	1984	360
Fullerton	Springfield	VA	—	1,139	4,346	5,485	128	1,139	4,474	5,613	(657)	2001	1983	360
Gainesville	Gainesville	VA	—	245	983	1,228	196	245	1,179	1,424	(489)	1994	1988	360
Herndon	Herndon	VA	—	582	2,334	2,916	576	582	2,910	3,492	(1,142)	1988	1985	360
Holland Road	Virginia Beach	VA	—	204	818	1,022	207	204	1,025	1,229	(443)	1994	1985	360
Jefferson Davis Hwy	Richmond	VA	—	306	1,226	1,532	127	306	1,353	1,659	(552)	1994	1990	360
Kempsville	Virginia Beach	VA	—	279	1,116	1,395	170	279	1,286	1,565	(512)	1989	1985	360
Laskin Road	Virginia Beach	VA	—	305	1,225	1,530	181	305	1,406	1,711	(588)	1994	1984	360
Leesburg	Leesburg	VA	—	541	2,174	2,715	97	541	2,271	2,812	(742)	1996	1986	360
Manassas East	Manassas	VA	—	339	1,406	1,745	28	339	1,434	1,773	(596)	2004	N/A	360
Manassas West/East	Manassas	VA	—	315	1,221	1,536	738	315	1,959	2,274	(767)	1988	1984	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
McLean	McLean	VA	—	—	1,839	1,839	1,799	—	3,638	3,638	(1,599)	1997	1997	225
Merrifield	Fairfax	VA	—	3,184	3,966	7,150	918	3,192	4,876	8,068	(1,006)	1999	1999	360
Midlothian Turnpike	Richmond	VA	—	646	2,591	3,237	85	582	2,740	3,322	(902)	1996	1984	360
Newport News North	Newport News	VA	—	574	2,301	2,875	393	574	2,694	3,268	(857)	1996	1986	360
Newport News South	Newport News	VA	—	496	2,014	2,510	383	496	2,397	2,893	(969)	1985	1985	360
North Richmond	Richmond	VA	—	344	1,375	1,719	220	344	1,595	1,939	(670)	1988	1984	360
Old Towne	Alexandria	VA	5,500	2,036	7,210	9,246	173	2,036	7,383	9,419	(1,548)	1999	1999	360
Potomac Mills	Woodbridge	VA	—	1,114	3,440	4,554	32	1,122	3,464	4,586	(932)	1997	1997	360
Princess Anne Road	Virginia Beach	VA	—	305	1,225	1,530	128	305	1,353	1,658	(539)	1994	1985	360
South Military Highway	Virginia Beach	VA	—	289	1,161	1,450	363	289	1,524	1,813	(512)	1996	1984	360
Sterling (Cascades)	Sterling	VA	—	2,292	3,639	5,931	64	2,292	3,703	5,995	(937)	1998	1998	360
Telegraph	Lorton	VA	—	441	2,036	2,477	302	441	2,338	2,779	(319)	2001	2001	360
Temple	Prince George	VA	—	297	1,193	1,490	213	297	1,406	1,703	(562)	1994	1989	360
Virginia Beach Blvd.	Virginia Beach	VA	—	502	1,832	2,334	513	502	2,345	2,847	(963)	1989	1985	360
Auburn	Auburn	WA	—	760	2,773	3,533	214	760	2,987	3,747	(1,042)	1996	1996	360
Ballinger Way	Shoreline	WA	—	893	3,545	4,438	55	893	3,600	4,493	(226)	2004	2004	360
Bellefield	Bellevue	WA	—	957	3,830	4,787	288	957	4,118	5,075	(1,367)	1996	1978	360
Bellevue	Bellevue	WA	—	1,860	7,483	9,343	5,196	2,320	12,219	14,539	(4,159)	1984	1975/99	360
Bellingham	Bellingham	WA	—	601	2,400	3,001	415	601	2,815	3,416	(1,121)	1981	1981	360
Bremerton	Bremerton	WA	—	563	2,297	2,860	135	563	2,432	2,995	(716)	1997	1976	360
Burien	Burien	WA	—	646	2,622	3,268	565	646	3,187	3,833	(1,296)	1985	1974	360
Burien II	Seatac	WA	—	388	1,553	1,941	313	388	1,866	2,254	(788)	1985	1979	360
Canyon Park	Bothell	WA	—	1,023	2,949	3,972	332	1,023	3,281	4,304	(1,534)	1996	1990	360
Canyon Road Puyallup	Puyallup	WA	—	234	937	1,171	168	234	1,105	1,339	(379)	1996	1986	360
Capitol Hill	Seattle	WA	—	764	4,516	5,280	990	839	5,431	6,270	(3,164)	1987	1988	360
East Bremerton	Bremerton	WA	—	576	2,312	2,888	262	576	2,574	3,150	(854)	1996	1985	360
East Lynnwood	Lynnwood	WA	—	482	1,933	2,415	534	482	2,467	2,949	(955)	1986	1978	360
Edmonds	Edmonds	WA	—	1,190	4,806	5,996	670	1,190	5,476	6,666	(2,133)	1984	1974/75	360
Everett	Everett	WA	—	512	2,045	2,557	772	512	2,817	3,329	(1,107)	1981	1978	360
Factoria	Bellevue	WA	—	590	2,362	2,952	241	580	2,613	3,193	(1,010)	1984	1984	360
Factoria Square	Bellevue	WA	—	1,226	4,909	6,135	203	1,226	5,112	6,338	(1,635)	1996	1989	360
Federal Way	Federal Way	WA	—	862	3,414	4,276	301	872	3,705	4,577	(1,611)	1984	1975	360
Gig Harbor	Gig Harbor	WA	—	1,119	769	1,888	126	1,059	955	2,014	(248)	1999	1980	360
Hazel Dell	Vancover	WA	—	728	1,506	2,234	2,928	1,279	3,883	5,162	(1,350)	1996	1989	360
Highland Hills	Tacoma	WA	—	592	2,362	2,954	290	592	2,652	3,244	(1,085)	1981	1982	360
Issaquah	Issaquah	WA	—	615	2,460	3,075	248	615	2,708	3,323	(1,159)	1985	1986	360
Juanita	Kirkland	WA	3,472	877	4,469	5,346	30	877	4,499	5,376	(866)	2000	2000	360
Kennydale	Renton	WA	—	816	3,267	4,083	233	816	3,500	4,316	(1,095)	1996	1991	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Kent	Kent	WA	—	557	2,297	2,854	52	543	2,363	2,906	(701)	1997	1977	360
Lacey	Lacey	WA	—	251	1,014	1,265	105	185	1,185	1,370	(362)	1997	1977	360
Lake City	Seattle	WA	—	572	2,421	2,993	340	572	2,761	3,333	(1,212)	1995	1987	360
Lake Union	Seattle	WA	—	1,580	7,440	9,020	62	2,956	6,126	9,082	(2,614)	1998	1998	360
Lakewood 512	Lakewood	WA	—	920	3,676	4,596	737	920	4,413	5,333	(1,602)	1987	1979/81	360
Lynnwood	Lynnwood	WA	—	775	3,186	3,961	143	757	3,347	4,104	(980)	1997	1979	360
Mill Creek	Everett	WA	—	627	3,760	4,387	315	627	4,075	4,702	(975)	1998	1998	360
Parkland	Tacoma	WA	—	400	1,634	2,034	138	391	1,781	2,172	(531)	1997	1980	360
Pier 57	Seattle	WA	—	872	4,558	5,430	131	872	4,689	5,561	(1,141)	1986	1912/98	360
Port Orchard	Port Orchard	WA	—	483	2,013	2,496	151	483	2,164	2,647	(690)	1997	1991	360
Queen Anne/Magnolia	Seattle	WA	—	952	3,777	4,729	305	952	4,082	5,034	(1,705)	1987	1988	360
Redmond	Redmond	WA	—	537	5,503	6,040	52	529	5,563	6,092	(1,380)	1998	1998	360
Renton	Renton	WA	—	625	2,557	3,182	308	625	2,865	3,490	(1,211)	1984	1979/89	360
Salmon Creek	Vancouver	WA	—	759	3,327	4,086	153	759	3,480	4,239	(1,048)	1997	1997	360
Sammamish Plateau	Sammamish	WA	—	963	3,854	4,817	71	963	3,925	4,888	(982)	1998	1998	360
Shoreline	Shoreline	WA	—	770	3,446	4,216	734	770	4,180	4,950	(1,643)	1986	1978	360
Smokey Point (1)	Arlington	WA	—	232	929	1,161	(280)	881	—	881	—	1987	1984/87	360
South Hill	Puyallup	WA	—	300	1,247	1,547	209	300	1,456	1,756	(591)	1995	1980	360
Southcenter	Renton	WA	—	425	1,783	2,208	241	425	2,024	2,449	(881)	1985	1979	360
Sprague	Tacoma	WA	—	717	1,431	2,148	2,937	1,241	3,844	5,085	(1,435)	1996	1950/89	360
Tacoma South (1)	Tacoma	WA	—	315	1,263	1,578	(284)	1,294	—	1,294	—	1987	1975	360
Totem Lake	Kirkland	WA	—	660	2,668	3,328	321	660	2,989	3,649	(1,233)	1984	1978	360
Vancouver Mall	Vancouver	WA	—	364	1,457	1,821	326	364	1,783	2,147	(770)	1980	1982	360
W. Olympia	Olympia	WA	—	359	1,446	1,805	131	351	1,585	1,936	(456)	1997	1978	360
West Seattle	Seattle	WA	—	698	4,202	4,900	66	698	4,268	4,966	(1,298)	1997	1997	360
White Center (aka West Seattle)	Seattle	WA	—	559	2,284	2,843	199	559	2,483	3,042	(1,014)	1980	1981	360
Woodinville	Woodinville	WA	—	674	2,693	3,367	454	674	3,147	3,821	(1,203)	1984	1982/84	360
Corporate Office	Seattle	WA	—	3,947	7,096	11,043	19,204	4,070	26,178	30,248	(18,669)	1998	1998	360
Monocacy (Land with no Building)	Frederick	MD	—	1,288	—	1,288	—	1,288	—	1,288	—	2002	N/A	N/A
Olive Interbelt (Non-Shurgard Store)	St. Louis	MO	—	818	3,705	4,523	116	818	3,821	4,639	(1,527)	1994	1994	360
Dolfield (1)	Baltimore	MD	—	—	—	—	565	565	—	565	—	2003	N/A	N/A
Fontana-Sierra (1)	Fontana	CA	—	391	1,572	1,963	(1,635)	328	—	328	—	1987	1980/85	N/A
St. Peters (Land with no Building)	St. Peters	MO	—	1,012	—	1,012	25	1,037	—	1,037	—	1999	N/A	N/A

Domestic total			248,741	376,524	1,421,816	1,798,340	259,428	398,314	1,659,455	2,057,769	(432,937)

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Aartselaar	Antwerpen	Belgium	$3,345	$1,030	$6,038	$7,068	$674	$1,397	$6,345	$7,742	$(1,402)	2004	1997	360
Antwerpen Bredabaan	Antwerpen	Belgium	3,045	1,753	4,683	6,436	423	2,003	4,856	6,859	(672)	2004	2000	360
Borgerhout	Antwerpen	Belgium	2,685	395	4,842	5,237	252	685	4,804	5,489	(523)	2004	2002	360
Brugge	Brugge	Belgium	2,269	1,023	3,784	4,807	68	1,023	3,852	4,875	(619)	2004	1999	360
Forest	Brussels	Belgium	4,306	—	5,336	5,336	858	408	5,786	6,194	(1,469)	2004	1995	360
Ghent	Ghent	Belgium	3,841	1,283	6,730	8,013	328	1,288	7,053	8,341	(2,226)	2004	1998	360
Groot-Bijgaarden	Brussels	Belgium	3,118	1,959	3,799	5,758	(1)	1,959	3,798	5,757	—	2005	2005	360
Jette	Brussels	Belgium	4,249	1,190	7,802	8,992	543	1,406	8,129	9,535	(1,367)	2004	2000	360
Kortrijk	Kortrijk	Belgium	2,685	1,418	4,491	5,909	651	1,946	4,614	6,560	(643)	2004	1999	360
Leuven	Leuven	Belgium	3,248	1,843	5,024	6,867	69	1,843	5,093	6,936	(876)	2004	1998	360
Linkeroever	Antwerpen	Belgium	2,075	789	3,510	4,299	165	820	3,644	4,464	(402)	2004	2002	360
Luik	Luik	Belgium	2,085	924	3,403	4,327	235	938	3,624	4,562	(504)	2004	2000	360
Machelen	Machelen	Belgium	2,517	871	4,459	5,330	669	1,348	4,651	5,999	(1,021)	2004	1997	360
Molenbeek	Brussels	Belgium	1,978	839	3,242	4,081	150	839	3,392	4,231	(847)	2004	1995	360
Overijse	Overijse	Belgium	2,299	1,459	3,385	4,844	541	1,644	3,741	5,385	(613)	2004	1998	360
Sint Pieters Leeuw	Brussels	Belgium	2,344	743	4,206	4,949	195	806	4,338	5,144	(651)	2004	2001	360
Waterloo	Waterloo	Belgium	4,899	626	7,680	8,306	984	1,913	7,377	9,290	(1,581)	2004	1995	360
Wavre	Wavre	Belgium	2,199	851	3,704	4,555	33	851	3,737	4,588	(275)	2004	2003	360
Zaventem	Zaventem	Belgium	3,983	3,272	5,090	8,362	1,038	3,706	5,694	9,400	(2,156)	2004	1996	360
Amager	Copenhagen	Denmark	4,457	475	6,683	7,158	60	481	6,737	7,218	(152)	2005	2005	360
Herlev	Copenhagen	Denmark	4,350	2,197	4,124	6,321	414	2,223	4,512	6,735	(161)	2004	2004	360
Hørsholm	Hørsholm	Denmark	4,543	1,373	7,775	9,148	664	1,440	8,372	9,812	(708)	2004	2002	360
Hvidovre	Hvidovre	Denmark	4,780	1,907	8,133	10,040	845	1,968	8,917	10,885	(976)	2004	2001	360
Ishøj	Ishøj	Denmark	3,595	1,203	6,232	7,435	182	1,203	6,414	7,617	(736)	2004	2001	360
Osterbro	Copenhagen	Denmark	4,724	2,332	7,409	9,741	259	2,351	7,649	10,000	(611)	2004	2003	360
Roskilde	Roskilde	Denmark	4,603	2,348	7,645	9,993	57	2,348	7,702	10,050	(672)	2004	2002	360
Tårnby	Copenhagen	Denmark	4,705	1,753	5,195	6,948	317	1,773	5,492	7,265	(297)	2004	2004	360
Aix La Pioline	Marseille	France	4,089	1,748	4,643	6,391	24	1,748	4,667	6,415	(20)	2005	2005	360
Asnières	Asnières	France	5,285	2,762	8,485	11,247	821	2,964	9,104	12,068	(1,439)	2004	2001	360
Avignon	Avignon	France	3,403	1,255	3,389	4,644	653	1,283	4,014	5,297	(133)	2004	2004	360
Ballainvilliers	Ballainvilliers	France	3,612	1,918	5,673	7,591	214	1,934	5,871	7,805	(1,052)	2004	2000	360
Buchelay	Buchelay	France	3,567	1,465	6,090	7,555	231	1,465	6,321	7,786	(1,051)	2004	2001	360
Chambourcy	Chambourcy	France	4,602	3,806	6,042	9,848	382	3,980	6,250	10,230	(435)	2004	2003	360
Coignières	Coignières	France	3,330	1,536	5,514	7,050	443	1,611	5,882	7,493	(860)	2004	2001	360
Epinay	Epinay	France	3,620	1,401	6,290	7,691	65	1,401	6,355	7,756	(843)	2004	2002	360
Eragny	Paris	France	3,770	748	5,071	5,819	71	756	5,134	5,890	(380)	2004	2003	360
Fresnes	Fresnes	France	3,988	2,514	5,961	8,475	717	2,733	6,459	9,192	(1,089)	2004	2000	360
Grigny	Grigny	France	3,586	1,312	6,288	7,600	73	1,312	6,361	7,673	(924)	2004	2001	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
La Seyne	La Seyne-sur-mer	France	3,330	749	6,226	6,975	368	838	6,505	7,343	(776)	2004	2002	360
Lormont	Bordeaux	France	3,676	914	5,004	5,918	32	914	5,036	5,950	(29)	2005	2005	360
Lyon Gerland	Lyon	France	3,987	3,291	5,104	8,395	105	3,291	5,209	8,500	(529)	2004	2002	360
Lyon Sarrazin	Lyon	France	4,178	720	6,111	6,831	34	720	6,145	6,865	(24)	2005	2005	360
Lyon Vaise	Lyon	France	3,997	2,168	3,855	6,023	335	2,192	4,166	6,358	(244)	2004	2003	360
Marseille	Marseille	France	4,193	1,958	6,928	8,886	140	1,964	7,062	9,026	(942)	2004	2002	360
Marseille Bonneveine	Marseille	France	3,534	2,280	3,234	5,514	69	2,305	3,278	5,583	(303)	2004	2003	360
Mérignac	Bordeaux	France	3,696	1,097	4,379	5,476	311	1,110	4,677	5,787	(194)	2004	2004	360
Montrouge	Montrouge	France	2,798	988	6,474	7,462	1,470	988	7,944	8,932	(2,554)	2004	1997	360
Nanterre	Nanterre	France	5,089	2,787	7,487	10,274	1,727	3,148	8,853	12,001	(1,614)	2004	2000	360
Nice	Nice	France	3,699	1,710	4,576	6,286	2,118	1,878	6,526	8,404	(2,335)	2004	1997	360
Noisy	Noisy	France	4,592	2,618	6,984	9,602	346	2,705	7,243	9,948	(744)	2004	2002	360
Osny	Osny	France	2,899	1,134	4,982	6,116	503	1,203	5,416	6,619	(1,001)	2004	2000	360
Pessac	Bordeaux	France	3,085	1,427	3,793	5,220	67	1,443	3,844	5,287	(133)	2004	2004	360
Pierrefitte	Paris	France	4,205	1,964	4,163	6,127	656	1,986	4,797	6,783	(190)	2004	2004	360
Poissonniers	Paris	France	6,449	1,968	10,262	12,230	58	1,968	10,320	12,288	(5)	2005	2005	360
Pontault Combault	Pontault Combault	France	2,989	1,116	5,205	6,321	706	1,187	5,840	7,027	(1,138)	2004	1999	360
Port-Marly	Port-Marly	France	3,248	1,207	5,681	6,888	994	1,434	6,448	7,882	(1,037)	2004	2000	360
Rosny	Rosny	France	3,708	1,551	6,273	7,824	941	1,691	7,074	8,765	(1,139)	2004	2000	360
Sevran	Sevran	France	3,780	1,471	6,572	8,043	110	1,470	6,683	8,153	(763)	2004	2002	360
Sucy	Paris	France	4,433	3,278	3,584	6,862	98	3,315	3,645	6,960	(322)	2004	2003	360
Thiais	Thiais	France	5,136	4,266	6,537	10,803	227	4,366	6,664	11,030	(861)	2004	2001	360
Varlin	Varlin	France	277	—	550	550	572	—	1,122	1,122	(696)	2004	1997	360
Villejust	Villejust	France	3,546	1,504	5,996	7,500	457	1,553	6,404	7,957	(1,151)	2004	2000	360
Vitrolles	Vitrolles	France	3,780	1,799	6,201	8,000	98	1,803	6,295	8,098	(759)	2004	2002	360
Wambrechies	Lille	France	2,927	1,593	2,837	4,430	134	1,611	2,953	4,564	(184)	2004	2003	360
Wasquehal	Lille	France	3,533	708	4,750	5,458	45	716	4,787	5,503	(83)	2005	2005	360
Wattignies	Lille	France	3,252	640	4,606	5,246	81	647	4,680	5,327	(288)	2004	2003	360
Bonn Bornheimer Strasse	Bonn	Germany	4,244	2,129	4,452	6,581	122	2,152	4,551	6,703	(226)	2004	2004	360
Düsseldorf Erkrather Strasse	Düsseldorf	Germany	4,240	1,508	5,023	6,531	170	1,538	5,163	6,701	(326)	2004	2003	360
Düsseldorf Heerdter Landstrasse	Düsseldorf	Germany	3,753	1,064	5,079	6,143	4	1,078	5,069	6,147	(361)	2004	2003	360
Essen Martin Luther Strasse	Essen	Germany	4,580	1,689	5,979	7,668	28	1,708	5,988	7,696	(435)	2004	2003	360
Köln Clevischer Ring	Köln	Germany	3,571	1,362	4,813	6,175	47	1,362	4,860	6,222	(66)	2005	2005	360
Köln Melatengürtel	Köln	Germany	4,635	2,277	4,609	6,886	54	2,297	4,643	6,940	(230)	2004	2004	360
Krefeld Diessemer Bruch	Krefeld	Germany	3,522	926	4,476	5,402	425	936	4,891	5,827	(230)	2004	2004	360
Mönchengladbach Krefelder Strasse	Mönchengladbach	Germany	4,012	1,575	4,707	6,282	95	1,592	4,785	6,377	(345)	2004	2003	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Mönchengladbach Waldnieler Strasse	Mönchengladbach	Germany	4,197	1,980	4,590	6,570	64	2,001	4,633	6,634	(340)	2004	2003	360
Mülheim Düsseldorfer Strasse	Essen	Germany	3,617	868	4,631	5,499	40	876	4,663	5,539	(81)	2005	2005	360
Wuppertal Friedrich-Engels-Alle	Wuppertal	Germany	3,859	926	4,556	5,482	575	935	5,122	6,057	(169)	2004	2004	360
Almere	Amsterdam	Netherlands	4,005	1,066	4,766	5,832	397	1,078	5,151	6,229	(340)	2004	2003	360
Amersfoort	Amersfoort	Netherlands	5,984	3,136	5,931	9,067	(2,097)	683	6,287	6,970	(859)	2004	2000	360
Amstelveen	Amsterdam	Netherlands	2,448	—	3,584	3,584	181	—	3,765	3,765	(235)	2004	2003	360
Amsterdam	Amsterdam	Netherlands	2,738	287	3,527	3,814	2,432	287	5,959	6,246	(733)	2004	2000	360
Amsterdam Badhoeve	Amsterdam	Netherlands	3,546	1,404	3,886	5,290	371	1,420	4,241	5,661	(251)	2004	2003	360
Amsterdam Sneevliet	Amsterdam	Netherlands	4,259	—	4,525	4,525	117	—	4,642	4,642	(342)	2004	2003	360
Apeldoorn	Apeldoorn	Netherlands	3,256	1,666	5,207	6,873	312	1,704	5,481	7,185	(683)	2004	2001	360
Breda	Breda	Netherlands	3,975	2,267	6,169	8,436	252	2,341	6,347	8,688	(785)	2004	2001	360
Delft	Delft	Netherlands	3,910	2,386	4,778	7,164	972	2,466	5,670	8,136	(512)	2004	2002	360
Den Haag	The Hague	Netherlands	4,908	782	9,420	10,202	974	782	10,394	11,176	(1,657)	2004	1999	360
Den Haag 2, Lozerlaan	The Hague	Netherlands	326	—	3,268	3,268	—	—	3,268	3,268	—	2005	2005	360
Diemen	Amsterdam	Netherlands	4,256	3,755	5,224	8,979	460	4,074	5,365	9,439	(508)	2004	2002	360
Dordrecht Ampere	Dordrecht	Netherlands	3,265	1,501	4,465	5,966	772	1,513	5,225	6,738	(466)	2004	2002	360
Dordrecht II	Dordrecht	Netherlands	4,048	2,011	6,467	8,478	153	2,037	6,594	8,631	(711)	2004	2001	360
Ede	Ede	Netherlands	3,268	484	5,933	6,417	485	484	6,418	6,902	(692)	2004	2002	360
Eindhoven Praxis	Eindhoven	Netherlands	2,847	—	4,344	4,344	7	—	4,351	4,351	—	2005	2005	360
Heemstede	Amsterdam	Netherlands	6,459	3,434	6,257	9,691	(2,037)	730	6,924	7,654	(772)	2004	2001	360
Kerkrade—Heerlen	Kerkrade	Netherlands	3,119	1,343	5,235	6,578	107	1,342	5,343	6,685	(623)	2004	2001	360
Maastricht	Maastricht	Netherlands	3,047	389	4,318	4,707	1,446	448	5,705	6,153	(794)	2004	2000	360
Nijmegen	Nijmegen	Netherlands	2,385	—	5,032	5,032	300	—	5,332	5,332	(562)	2004	2001	360
Rijswijk	Rijswijk	Netherlands	3,260	511	6,275	6,786	483	511	6,758	7,269	(638)	2004	2002	360
Rotterdam	Rotterdam	Netherlands	2,990	1,121	5,168	6,289	836	1,121	6,004	7,125	(845)	2004	2000	360
Rotterdam Stadionweg	Rotterdam	Netherlands	2,957	1,302	4,934	6,236	248	1,328	5,156	6,484	(585)	2004	2001	360
Spaanse Polder	Rotterdam	Netherlands	2,200	—	5,238	5,238	402	—	5,640	5,640	(743)	2004	2001	360
Spijkenisse	Rotterdam	Netherlands	3,369	1,399	5,779	7,178	51	1,399	5,830	7,229	(410)	2004	2003	360
Tilburg	Tilburg	Netherlands	3,502	1,209	4,101	5,310	132	1,223	4,219	5,442	(270)	2004	2003	360
Utrecht Cartesius	Utrecht	Netherlands	3,887	2,151	5,066	7,217	1,006	2,244	5,979	8,223	(522)	2004	2002	360
Utrecht Franciscus	Utrecht	Netherlands	4,466	2,930	4,141	7,071	90	2,963	4,198	7,161	(342)	2004	2003	360
Utrecht Nieuwegein	Utrecht	Netherlands	3,858	2,129	5,975	8,104	1,000	2,397	6,707	9,104	(925)	2004	2000	360
Veldhoven	Eindhoven	Netherlands	3,728	1,944	5,032	6,976	903	2,014	5,865	7,879	(530)	2004	2002	360
Zaandam	Amsterdam	Netherlands	3,608	2,059	5,544	7,603	203	2,106	5,700	7,806	(750)	2004	2001	360
Zoetermeer	The Hague	Netherlands	335	—	3,278	3,278	—	—	3,278	3,278	—	2005	2005	360
Årstaberg	Årstaberg	Sweden	3,831	1,548	5,680	7,228	679	1,548	6,359	7,907	(709)	2004	2002	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Danderyd	Danderyd	Sweden	4,206	1,760	6,623	8,383	446	1,791	7,038	8,829	(794)	2004	2002	360
Handen	Handen	Sweden	3,652	1,147	6,356	7,503	810	1,296	7,017	8,313	(1,611)	2004	1999	360
Helsingborg	Malmö	Sweden	3,292	559	3,976	4,535	240	565	4,210	4,775	(428)	2004	2003	360
Högdalen	Högdalen	Sweden	3,756	1,319	6,378	7,697	292	1,319	6,670	7,989	(947)	2004	2002	360
Jakobsberg	Jakobsberg	Sweden	2,769	503	5,180	5,683	946	928	5,701	6,629	(1,612)	2004	1998	360
Kungens Kurva	Kungens Kurva	Sweden	3,581	1,087	6,271	7,358	1,398	2,376	6,380	8,756	(2,108)	2004	1998	360
Lund (MMÖ)	Malmö	Sweden	2,896	1,468	4,423	5,891	250	1,511	4,630	6,141	(723)	2004	2001	360
Lundavägen (MMÖ)	Malmö	Sweden	4,110	2,168	5,737	7,905	1,150	2,372	6,683	9,055	(1,307)	2004	2000	360
Minelund (GBG)	Goteborg	Sweden	3,628	1,736	5,742	7,478	419	1,824	6,073	7,897	(1,005)	2004	2001	360
Molndal (GBG)	Goteborg	Sweden	3,493	1,249	5,958	7,207	848	1,699	6,356	8,055	(1,529)	2004	1999	360
Moraberg (STHLM)	Stockholm	Sweden	3,365	1,171	5,724	6,895	293	1,299	5,889	7,188	(1,173)	2004	2000	360
Rissne	Rissne	Sweden	3,991	2,450	5,774	8,224	945	2,450	6,719	9,169	(1,715)	2004	1998	360
Sköndal	Sköndal	Sweden	3,644	1,380	6,097	7,477	303	1,379	6,401	7,780	(853)	2004	2001	360
Sodermalm	Sodermalm	Sweden	1,330	333	2,111	2,444	525	332	2,637	2,969	(909)	2004	1999	360
Solna	Solna	Sweden	6,614	2,445	11,097	13,542	1,813	3,361	11,994	15,355	(2,849)	2004	1999	360
Taby	Taby	Sweden	3,320	1,415	5,401	6,816	1,057	1,654	6,219	7,873	(1,672)	2004	1998	360
Upplands Väsby	Upplands Väsby	Sweden	3,873	1,418	6,509	7,927	348	1,429	6,846	8,275	(1,282)	2004	2001	360
Uppsala	Uppsala	Sweden	3,370	983	5,925	6,908	699	1,124	6,483	7,607	(1,580)	2004	1999	360
Vällingby	Stockholm	Sweden	4,258	2,509	6,149	8,658	255	2,509	6,404	8,913	(454)	2004	2003	360
Västra Frölunda (GBG)	Goteborg	Sweden	3,651	2,324	5,132	7,456	422	2,489	5,389	7,878	(810)	2004	2001	360
Ystadsvägen (MMÖ)	Malmö	Sweden	3,128	1,073	5,231	6,304	336	1,078	5,562	6,640	(821)	2004	2001	360
Croydon	Croydon	UK	5,574	3,887	8,216	12,103	1,621	4,597	9,127	13,724	(1,411)	2004	1999	360
Edgeware	Edgeware	UK	7,326	3,133	7,633	10,766	112	3,168	7,710	10,878	(505)	2004	2003	360
Ewell	Ewell	UK	5,595	3,301	8,841	12,142	2,145	3,994	10,293	14,287	(1,261)	2004	2001	360
Forest Hill	London	UK	6,908	3,351	7,837	11,188	113	3,389	7,912	11,301	(176)	2004	2005	360
Greenford	Greenford	UK	8,590	5,966	12,670	18,636	1,524	7,348	12,812	20,160	(1,208)	2004	2002	360
Gypsy Corner	London	UK	6,685	4,784	9,456	14,240	920	5,461	9,699	15,160	(688)	2004	2003	360
Hanworth	Hanworth	UK	5,457	4,424	7,436	11,860	1,350	5,539	7,671	13,210	(1,187)	2004	2000	360
Hatch End	Harrow	UK	7,309	2,823	6,726	9,549	531	2,847	7,233	10,080	(253)	2004	2004	360
Hayes	Hayes	UK	5,500	3,532	8,358	11,890	1,667	4,582	8,975	13,557	(1,382)	2004	1999	360
Neasden	Neasden	UK	7,316	5,345	10,479	15,824	926	5,812	10,938	16,750	(1,290)	2004	2001	360
Putney	Putney	UK	7,455	5,129	10,847	15,976	1,057	5,510	11,523	17,033	(1,069)	2004	2002	360
Reading	Reading	UK	6,636	6,016	8,353	14,369	141	6,119	8,391	14,510	(1,259)	2004	2000	360
Ruislip	Ruislip	UK	4,507	—	9,766	9,766	1,665	—	11,431	11,431	(1,030)	2004	2002	360
Streatham	London	UK	4,564	3,847	6,001	9,848	882	4,136	6,594	10,730	(985)	2004	1999	360
Surbiton	Surbiton	UK	—	3,351	2,033	5,384	246	3,395	2,235	5,630	(128)	2004	2004	360
Wallington	London	UK	6,094	2,130	6,793	8,923	72	2,130	6,865	8,995	(112)	2005	2005	360
West London	London	UK	—	4,989	8,884	13,873	762	5,118	9,517	14,635	(416)	2004	2004	360

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

	Location	State or Country (3)	Encum- brances (2)	INITIAL COST			Costs Subsequent to Acquisition	Gross Amount as of December 31, 2005				Owned Since	Year Built	Depr. Life in mos.
Property Name				Land	Building, Equip. & Other	Gross Storage Centers		Land and Land Held for Sale	Building Equip. & Other	Gross Storage centers	Accum. Depr.
Wokingham	Wokingham	UK	6,124	6,306	7,033	13,339	552	6,703	7,188	13,891	(628)	2004	2003	360
Borsbeek (1)	Antwerpen	Belgium	—	—	—	—	2,238	2,238	—	2,238	—	2005	2006	360
Europe Corporate	Brussels	Belgium	—	—	7,086	7,086	50	7	7,129	7,136	(6,037)	2004	1996	360

European total			575,632	266,556	853,908	1,120,464	72,799	283,839	909,424	1,193,263	(119,234)

Total (4)			$824,373	$643,080	$2,275,724	$2,918,804	$332,227	$682,153	$2,568,879	$3,251,032	$(552,171)

(1)	These properties were classified as held for sale as of December 31, 2005.
(2)	In addition to encumbrances listed we had $1.2 million of mortgage debt on two properties under construction in Europe.
(3)	All amounts for properties in foreign countries have been translated from the functional currency of the country at the balance sheet rate as of December 31, 2005.
(4)	Gross amounts as of December 31, 2005 included properties held for sale of $6.8 million.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

The following tables reconcile the changes in land, building, equipment and other, as well as accumulated depreciation over the last three years:

	(in thousands)
Land, Building, Equipment and Other
Balance at January 1, 2003		$1,728,636
Additions during the period
Acquisitions	$123,234
Developments	41,219
Improvements and other	23,282

		187,735
Cost of real estate sold or disposed		(13,735)

Balance at December 31, 2003		1,902,636
Additions during the period
Effect of consolidation of Shurgard Europe	966,437
Acquisitions	70,501
Developments	166,072
Improvements and other	10,170
Effect of change in currency translation rate	62,356

		1,275,536
Cost of real estate sold or disposed		(34,684)

Balance at December 31, 2004		3,143,488
Additions during the period
Acquisitions	96,304
Developments	125,820
Improvements and other	45,241
Effect of change in currency translation rate	(155,136)

		112,229
Cost of real estate sold or disposed		(11,459)

Balance at December 31, 2005		$3,244,258

Accumulated Depreciation
Balance at January 1, 2003		$274,435
Depreciation expense		54,159
Depreciation associated with discontinued operations		936
Disposals		(7,525)

Balance at December 31, 2003		322,005
Effect of consolidation of Shurgard Europe		72,275
Depreciation expense		86,034
Depreciation associated with discontinued operations		729
Disposals		(5,526)
Effect of change in currency translation rate		4,014

Balance at December 31, 2004		479,531
Depreciation expense		92,767
Depreciation associated with discontinued operations		151
Disposals		(5,947)
Effect of change in currency translation rate		(14,331)

Balance at December 31, 2005		$552,171

CONSOLIDATED FINANCIAL STATEMENTS OF SHURGARD SELF STORAGE S.C.A.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of

Shurgard Self Storage SCA,

Brussels, Belgium

We have audited the accompanying consolidated balance sheets of Shurgard Self Storage, SCA. and subsidiaries (collectively “the Company”) as of December 31, 2003, 2002, and 2001 and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, 2002, and 2001 and the results of its operations and cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note E, the accompanying 2002 and 2001 consolidated financial statements have been restated.

DELOITTE & TOUCHE

Reviseurs d’Entreprises SC s.f.d. SCRL

Represented by Daniel Kroes

/s/    DANIEL KROES

April 23, 2004

CONSOLIDATED BALANCE SHEETS

(in thousands)

(in U.S. dollars)

	Note	As of December 31,
		2003	2002 (as restated)	2001 (as restated)
ASSETS
Storage Centres:
Land		$137,615	$83,297	$53,623
Buildings & equipment, net		400,397	279,570	171,321
Construction in progress		12,766	87,225	68,839

Total Storage Centres	C	550,778	450,092	293,783
Investment in and receivables from affiliates	D	29,824	—	—
Cash & cash equivalents		11,965	24,978	15,324
Deferred taxation	E	—	—	—
Other assets	F	31,902	30,103	20,059

Total Assets		$624,469	$505,173	$329,166

LIABILITIES & SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities		$41,637	$35,617	$24,676
Liabilities under capital leases	G	11,391	9,469	7,838
Bonds payable to an affiliated company	H	57,287	49,623
Line of credit	I	376,553	270,936	174,506
Subordinated loan payable to related party	K	—	127,620	99,534

Total Liabilities		486,868	493,265	306,554

Commitments and contingencies	N
Shareholders’ equity	L
General Partner Interest
€160.50 par value; 56 shares issued and outstanding in 2003 and 2002		10	10	10
Class A Limited Liability Partner Interest
€160.50 par value; 233,844 shares (2002: 97,733) issued and outstanding		40,948	17,769	17,769
Additional paid in capital		118,653	30	30
Profit Certificates: 219,234 (2002: 219,234) issued		139,754	139,754	139,754
Less: uncalled Profit Certificates		(26,089)	(26,089)	(47,718)

Total shareholders’ interest		273,276	131,474	109,845
Accumulated loss		(140,287)	(110,421)	(80,590)
Accumulated other comprehensive loss		4,612	(9,145)	(6,643)

Total shareholders’ equity		137,601	11,908	22,612

Total liabilities & shareholders’ equity		$624,469	$505,173	$329,166

See Notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(in U.S. dollars)

	For the year ended December 31,
	2003	2002 (as restated)	2001 (as restated)
Revenue
Real estate operations	$67,318	$43,512	$26,526
Other revenue	11,376	—	—

Total revenue	78,694	43,512	26,526
Expenses
Operating expenses	54,383	32,236	24,296
Real estate taxes	3,540	2,193	1,777
Depreciation and amortization	19,433	12,959	9,044
General, administrative and other expenses	6,181	4,798	3,425

Total expenses	83,537	52,186	38,542

Net loss arising from operations	(4,843)	(8,674)	(12,016)

Other Income (Expense)
Interest income and other	1,520	620	482
Interest and other charges	(21,508)	(13,863)	(9,206)
Interest expense on bonds payable to an affiliated company	(6,889)	(1,403)	—
Interest expense on subordinated loan payable to related party	(7,774)	(8,881)	(7,750)
Exchange translation gain on bonds payable to an affiliated company	9,830	2,357	—

Net loss before taxation	(29,664)	(29,844)	(28,490)
Income tax (charge) benefit	(202)	13	—

Net loss before cumulative effect of a change in accounting principle	(29,866)	(29,831)	(28,490)
Cumulative effect of a change in accounting principle	—	—	(1,106)

Net loss	$(29,866)	$(29,831)	$(29,596)

See Notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(in U.S. dollars)

		For the year ended December 31,
	Note	2003	2002 (as restated)	2001 (as restated)
Operating activities:
Net loss		$(29,866)	$(29,831)	$(29,596)
Adjustments to reconcile earnings to net cash used in operating activities
Income tax charge (benefit)		202	(13)
Share of loss of affiliate		1,135	—	—
(Gains) on disposal of property		—	(257)	(20)
Cumulative effect of a change in accounting principle				1,106
Derivative expense		192	—	—
Depreciation and amortization		19,433	12,959	9,044
Amortization of financing costs as interest expense		4,651	3,268	2,706
Exchange translation gain on bonds payable to an affiliated company		(9,830)	(2,357)	—
Interest and redemption premium accrued on bonds payable to an affiliated company		6,889	539	—
Subordinated loan payable to related party	K	7,774	8,893	7,735
Changes in operating accounts:
Receivables from affiliate	D	(6,307)	—	—
Other assets		2,202	(5,742)	(1,016)
Accounts payable and other liabilities		1,630	4,608	7,429

Net cash used in operating activities		(1,895)	(7,933)	(2,612)

Investing activities:
Payments for site acquisition and construction		(79,459)	(114,634)	(104,889)
Transfer of assets to affiliate	D	44,139	—	—
Proceeds of derivative contract		2,283	—	—
Investment in affiliate	D	(22,357)	—	—
Proceeds of disposal of property		—	4,216	43
Payments for other intangible assets		(768)	(666)	(470)

Net cash used in investing activities		(56,162)	(111,084)	(105,316)

Financing activities:
Proceeds from issue of Profit Certificates	L	—	21,837	38,339
Proceeds from issue of Partner Interests	L	7,316	—	—
Proceeds from lines of credit		45,494	57,188	76,678
Proceeds from bonds payable to an affiliated company		—	49,317	—
Repayment of subordinated loan payable to related party	K	(7,344)	—	—
Increase in liabilities under capital leases		44	177	(54)
Payment of financing and related costs		(4,134)	(3,207)	(4,809)

Net cash provided by financing activities		41,376	125,312	110,154

Net effect of translation on cash		3,668	3,359	(664)

(Decrease) increase in cash and cash equivalents		(13,013)	9,654	1,562
Cash and cash equivalents at start of year		24,978	15,324	13,762

Cash and cash equivalents at end of year		$11,965	$24,978	$15,324

Supplemental schedule of cash flow information:
Interest paid net of capitalization		$10,114	$9,055	$6,315

Capital lease obligation incurred on site acquisition		$—	$—	$5,989

Partner Interests issued for contribution in kind of subordinated loan payable to related party		$135,548	$—	$—

Total amount of corporate income taxes paid		$202	$(13)	$—

See Notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(in thousands)

(in U.S. dollars)

	General Partner Interest	Limited Partner Interest and profit certificates	Additional paid-in capital	Accumulated loss	Accumulated other comprehensive loss	Total shareholders’ equity
Balance January 1, 2001 (as restated)	$10	$71,902	$30	$(50,994)	$(6,392)	$14,556
Increase in shareholders’ interest		37,903				37,903
Comprehensive loss:
Net loss				(29,596)		(29,596)
Other Comprehensive Income (loss):
Gain on derivative instruments					900	900
Foreign currency translation				—	(1,151)	(1,151)

Total Comprehensive Loss:	—	—	—	(29,596)	(251)	(29,847)

Balance January 1, 2002 (as restated)	10	109,805	30	(80,590)	(6,643)	22,612
Increase in shareholders’ interest		21,629				21,629
Comprehensive loss:
Net loss				(29,831)		(29,831)
Other Comprehensive Income (loss):
Loss on derivative instruments					(2,483)	(2,483)
Foreign currency translation				—	(19)	(19)

Total Comprehensive Loss:	—	—	—	(29,831)	(2,502)	(32,333)

Balance January 1, 2003 (as restated)	10	131,434	30	(110,421)	(9,145)	11,908
Increase in shareholders’ interest cash		1,204	6,074			7,278
Increase in shareholders’ interest non cash		21,975	112,549			134,524
Comprehensive loss:
Net Loss				(29,866)		(29,866)
Other Comprehensive Income (loss):
Gain on derivative instruments					1,795	1,795
Foreign currency translation				—	11,962	11,962

Total Comprehensive Loss:	—	—	—	(29,866)	13,757	(16,109)

Balance December 31, 2003	$10	$154,613	$118,653	$(140,287)	$4,612	$137,601

See Notes to consolidated financial statements

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A—Organization

Shurgard Self Storage S.C.A. (the Company) was incorporated under Belgian Law as a Société en Commandite Simple on December 8, 1994 and reorganized as a Société en Commandite par Actions on September 28, 1999. The Company invests directly or through wholly-owned subsidiaries in Belgium, the Netherlands, France, Sweden, Denmark, the United Kingdom and Germany (Collectively the “Group”) in the development and operation of self-service storage properties providing month-to-month leases for business and personal use.

Note B—Summary of Significant Accounting Policies

Basis of presentation: These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on the basis described below.

Consolidation: The consolidated financial statements include the accounts of the Company and all of its domestic and foreign subsidiaries and joint ventures in which the Company has effective control as evidenced by, among other factors, holding a majority interest in the investment and having the ability to cause a sale of assets. All investments in joint ventures that do not qualify for consolidation, but in which the Company exercise significant influence, are accounted for under the equity method (See Note D). All inter-company balances and transactions have been eliminated upon consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New accounting principles: In November 2002, the FASB issued FASB Interpretation (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The Group have not entered into any guarantees or modified any existing guarantees subsequent to December 31, 2002 and therefore adoption of this statement has had no effect on its financial position, results of operations or cash flows.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” which amended SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and amends the disclosure requirements of SFAS 123 to require prominent disclosures of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. On December 31, 2002, the Group adopted the disclosure provisions of SFAS 148 and continues to account for stock-based compensation under APB Opinion No. 25 “Accounting for Stock Issued to Employees.” Therefore, the adoption of SFAS 148 did not have any effect on its financial position or results of operations. The following table reflects pro forma net income as if the Group had recognized stock-based compensation expense using the fair value method in accordance with SFAS 123. As the Group is a non-public

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

entity, the fair value of options issued in 2003 and 2002 was calculated at their minimum value of $99 (2002: $78) per option granted, applying a risk free interest rate of 2.75% and 2.74%, respectively. All grants of options were made at fair market value and no compensation expense has been recorded in Net Loss for the year ended December 31, 2003, 2002, and 2001.

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Net loss as reported	29,866	29,831	29,596
Add: proforma compensation expense	49	12	—

Proforma net loss	29,915	29,843	29,596

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which clarifies the application of Accounting Research Bulletin 51, “consolidated financial statements”, for entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46, as revised by FIN 46R in December 2003, becomes effective for variable interest entities for periods ending after March 15, 2004. The Group is in the process of determining whether First Shurgard SPRL, an entity newly formed in May 2003 (Note D), meets the definition of a Variable Interest Entity under the conditions outlined in FIN 46R.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which requires that certain financial instruments previously accounted for as equity should be classified as liabilities in statements of financial position. In December 2003, the FASB issued a revised SFAS 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements 87, 88 and 106”. Adoption of these statements has no effect on the Group’s financial position, results of operations or cash flows.

Accounting for Derivative Instruments and Hedging Activities: The Group has adopted the requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended and interpreted, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. SFAS 133 requires that all derivatives, whether designated in hedging relationships or not, be recorded on the balance sheet at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as cash flow hedges, the effective portion of the gain or loss on such derivative instruments will generally be reported in Other Comprehensive Income (OCI) and the ineffective portion, if any, will be reported in net income. Such amounts recorded in accumulated OCI will be reclassified into net income when the hedged item affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with the changes in fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.

Foreign exchange: The consolidated financial statements are initially prepared in euro, the primary functional currency of the Group. Assets and liabilities of certain subsidiaries outside the euro zone, whose

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

functional currencies are the local currencies of the countries in which they are located, are translated in accordance with SFAS 52, “Foreign Currency Translation”. In accordance with SFAS 52, assets and liabilities of such subsidiaries denominated in local currencies are translated into euro at the exchange rates in effect at the balance sheet date and revenue and expenses are translated at average rates of exchange rate prevailing during the year. Gains or losses arising from such translation, together with gains or losses on translation of intercompany loans to such subsidiaries that are of a long-term nature, are accumulated in OCI as a separate component of shareholders’ equity.

For presentation, these financial statements have been translated into U.S. dollars. For this purpose, the consolidated balance sheet has been converted at the exchange rate in effect at the balance sheet date and the consolidated statement of operations has been translated at average rates of exchange. Gains or losses arising from this translation are also accumulated in OCI.

The Company has entered into contracts for the hedging of that proportion of investments made in currencies outside the euro through the forward sale of such currencies. In accordance with SFAS 133, the Company records such contracts on the balance sheet at market value. Changes in market values are recorded in OCI in the same manner as for the exchange translation of the related intercompany loans as above.

Gains or losses from transactions denominated in other currencies are included in the determination of net loss.

Storage Centers: Storage centers are recorded at cost. Depreciation on buildings is recorded on a straight-line basis over their estimated useful lives, on average over 30 years and equipment and leasehold improvements are depreciated over 5 years. Repair and maintenance costs are recognized in expense as incurred, unless the costs are incurred for the replacement of existing building infrastructures.

Valuation of long-lived assets: Whenever events or changes in circumstances indicate that the carrying amounts of storage centers or other long lived assets might not be recoverable, the Group reviews the related assets for impairment using best estimates based upon reasonable and supportable assumptions and projections. The Group uses the expected cash flow method to determine if the net book value of the properties exceeds fair value less costs to sell. As at December 31, 2003, no such assets had been written down.

Cash and cash equivalents: Cash equivalents consist of money market instruments and securities with original maturities of 90 days or less.

Financing costs: Financing costs are amortized on the effective interest method over the life of the related debt (See Note I). The related expense is included in interest expense.

Revenue recognition: The majority of the Group’s customers rent under month-to-month lease agreements and revenue is recognized at the contracted rate for each month occupied. Revenue related to customers who sign longer period leases is recognized ratably over the term of the lease. Revenue from development fees in respect of stores developed on behalf of First Shurgard SPRL (See Note D) is recognized as earned to the extent of development costs incurred and stores opened, calculated on the basis set out in the joint venture agreements. Revenue from management fees in respect of the operation of those stores is recognized based upon the revenue of those stores.

Financial instruments: The carrying values reflected on the balance sheet at December 31, 2003 reasonably approximate the fair value of cash and cash equivalents, other assets, accounts payable, lines of credit and other liabilities.

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income taxes: The Group accounts for income taxes under the provisions of SFAS 109, “Accounting for Income Taxes.” SFAS 109 requires companies to account for deferred income taxes using the asset and liability method. Deferred taxation liabilities or assets are recognized for the estimated future tax effects, based upon enacted tax law, attributable to temporary differences in the timing of recognition of transactions for reporting and tax purposes. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based upon available evidence, are not expected to be realized.

Comprehensive income: The Group follows SFAS 130, “Reporting of Comprehensive Income”. SFAS 130 establishes rules for the reporting of comprehensive income and its components. Comprehensive income comprises net income, foreign currency translation adjustments and adjustments to market value of certain derivative instruments and is presented in the consolidated statements of shareholders’ equity and comprehensive income.

Segment information: The Group has adopted SFAS 131, “Disclosures About Segments of an Enterprise and Related Information”, which establishes annual and interim reporting standards for an enterprise’s business segments and related disclosures about products, services, geographic areas and customers. The segments adopted by the Group and related financial information are set out in Note O.

Environmental costs: Group policy is to accrue environmental assessments and/or remediation costs when it is probable that such efforts will be required and the related costs can be reasonably estimated. The majority of Group real estate facilities have undergone independent environmental investigations and Group policy is to have such investigations conducted on all new real estate acquired. Although there can be no assurance that there is no environmental contamination, the Group is not aware of any such contamination which individually or in aggregate would be material to its business, financial condition or results of operations.

Note C—Storage Centers

	2003	2002	2001
	(in thousands)
Land	137,615	83,297	53,623
Buildings	437,094	299,857	177,551
Properties under capital lease	12,040	5,640	5,297
Equipment and other	16,089	11,249	8,675

Total property, plant & equipment	602,838	400,043	245,146
Less: accumulated depreciation (Including $1,393,000 on leased assets)	(64,826)	(37,176)	(20,202)

	538,012	362,867	224,944
Construction in progress	12,766	87,225	68,839

Net book value	550,778	450,092	293,783

As at December 31, 2003, the Group had outstanding commitments under contracts for the acquisition and construction of new storage centers totaling $43,777,000. This amount includes the value of certain contracts for the acquisition of new properties, the completion of which are subject to conditions such as the achievement of planning consents. In 2003, 2002 and 2001, interest of $948,000, $2,149,000 and $1,927,000 respectively relating to the development of storage centers was capitalized.

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note D—Investment in and Receivables from Real Estate Affiliate

This comprises:

December 31, 2003
(in thousands)
Investment in affiliates	23,615
Amounts receivable from affiliates	7,344
Less: share of losses of affiliates	(1,135)

29,824

The investment comprises an investment in a 20% interest in the registered capital of First Shurgard SPRL (First Shurgard), a Belgian entity formed in May 2003, together with a 5.2% direct interest in one of its subsidiaries, First Shurgard Deutschland GmBH. These entities were formed under a joint venture agreement with Crescent Euro Self Storage Investments SARL (Crescent) for the development of up to 38 storage centers in the Group’s European markets. During the year, the Group transferred ten properties under development into the joint venture at their cost of $44,139,000 plus reimbursement of interest carry cost of $1,283,000, included in Interest Income in the consolidated statements of operations.

First Shurgard has equity commitments of €20,000,000 (Equivalent to $25,104,000 at December 31, 2003) from the Group and €80,000,000 (Equivalent to $100,414,000 at December 31, 2003) from Crescent, of which €15,981,000 (equivalent to $20,059,000 at December 31, 2003) remains to be drawn, and has obtained a non-recourse five year debt facility for €140,000,000 (equivalent to $175,725,000 at December 31, 2003) from a group of commercial banks. Under the terms of this debt facility, a subsidiary of First Shurgard entered into a Subscription Agreement with Shurgard Storage Centers, Inc. (Shurgard) under which Shurgard irrevocably agreed to subscribe to subordinated and unsecured registered bonds in the aggregate principal amount of up to $20,000,000. This commitment may be reduced if certain financial covenants are met and otherwise terminates not later than July 25, 2009. These bonds may generally only be drawn down either to avoid an imminent default or in the event of a default and so applied to repay amounts due under the credit agreement.

Under the joint venture agreement, the Group is responsible for the acquisition and construction of sites on behalf of First Shurgard for which First Shurgard pays development fees equal to 7% of the cost of developed storage centers, together with reimbursement of certain out-of-pocket costs and certain other initial fees in connection with capital raising. In addition, the Group has entered into a 20-year management agreement for the operation of First Shurgard stores, for which the Group receives management fees equal to 7% of revenues subject to a minimum of €50,000 (equivalent to $63,000 at December 31, 2003) per year per store, together with certain other fixed fees. In the year ended December 31, 2003, the Group received a total of $12,108,000 in development and initial fees and $403,000 in management fees from First Shurgard, which amounts are included in Other Revenue in the consolidated statement of operations, net of the Group’s share of losses of those affiliates of $1,135,000.

Store personnel of First Shurgard stores are employed either directly by the Group or under joint employment contracts between the Group and First Shurgard. First Shurgard reimburses to the Group the personnel costs of these employees, amounting in total to $801,000 in the year ended December 31, 2003.

The joint venture agreement also provides that, in addition to its initial 20% ownership interest, the Group will receive an additional 20% of First Shurgard’s income and cash flow after each of the investors has received an internal rate of return of 12% on its equity investment. First Shurgard owns the developed storage centers

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subject to the management agreements. Although the Group has no obligation to purchase the properties, if they are put up for sale, it has a right of first offer at fair market value.

Below is summarized financial information for First Shurgard and its subsidiary companies:

First Shurgard

Unaudited Consolidated Balance Sheet

December 31, 2003
($000)
ASSETS
Storage centers:
Land	38,201
Buildings and equipment, net	79,887
Construction in progress	13,952

Total storage centers	132,040
Cash and cash equivalents	20,951
Other assets	21,998

Total assets	174,989

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities	11,618
Amounts payable to Shurgard Europe	7,344
Line of credit	55,228

Total liabilities	74,190

Minority interest	948

Shareholders’ equity	99,851

Total liabilities and shareholders’ equity	174,989

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

First Shurgard

Unaudited Consolidated Statement of Operations

December 31, 2003
$’000
Revenue
Rental revenue	596

Total revenue	596

Expenses
Operating	3,647
Real estate taxes	66
Depreciation and amortization	660
General, administrative and other	1,416

Total expenses	5,789

Loss from operations	(5,193)
Interest expense	(177)
Minority interest	63

Net loss	(5,307)

Note E—Income Taxation

The Income tax (charge) benefit comprises:

	2003	2002	2001
	$’000	$’000	$’000
Corporate income taxes payable	(202)	13	—

	(202)	13	—

The net deferred tax asset is made up as follows:

	2003	2002	2001
	$’000	$’000	$’000
Net loss before taxation	29,664	29,844	28,490

Deferred tax assets:
Tax loss carried forward	64,269	44,676	28,560
Other timing assets	2,985	2,430	909
Deferred tax liabilities:
Accelerated depreciation allowances	(2,569)	(2,791)	(2,067)
Exchange translation on bond payable	(4,664)	(850)
Other timing liabilities	(5,383)	(3,102)	(1,654)

Net deferred tax asset (Before valuation allowance)	54,638	40,363	25,748
Valuation allowance	(54,638)	(40,363)	(25,748)

Net deferred tax asset	—	—	—

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Group has re-evaluated the appropriateness of its deferred tax assets. Based on the fact that it has not demonstrated a history of taxable income in any jurisdiction since inception, the Group has concluded that it is not appropriate to recognize the potential future benefit of these deferred tax assets until such time as it actually begins to realize them. Consequently, in accordance with SFAS 109, a full valuation allowance is necessary. The facts considered have been present since 2001, and as a result, the Group has determined that a full valuation allowance should have been recorded for net deferred tax assets recognized in prior periods. As a result, the accompanying consolidated financial statements for the years ended December 31, 2002 and December 31, 2001 have been restated.

A summary of the significant effects of the restatement is as follows:

	At December 31, 2002		At December 31, 2001
	As previously reported $’000	As restated $’000	As previously reported $’000	As restated $’000
Net deferred tax asset	36,428	—	24,005	—
Shareholder’s Equity	48,336	11,908	46,617	22,612

	2002		2001
	As previously reported $’000	As restated $’000	As previously reported $’000	As restated $’000
Net loss	(22,501)	(29,831)	(21,292)	(29,596)

Net operating losses carried forward at the end of 2003 amounted to $181,085,000 and they may be carried forward indefinitely in all jurisdictions.

In 2002 and 2001, net operating losses carried forward amounted to $125,860,000 and $90,167,000 respectively.

Note F—Other Assets

Other assets are comprised of:

	2003	2002	2001
	(in thousands)
Accounts receivable, net of allowances	8,710	5,187	2,490
Prepayments and deposits	8,216	10,003	1,810
Value Added Taxes recoverable	4,776	5,234	6,393
Financing costs, net of amortization	7,418	7,553	6,327
Software development and other intangibles, net of amortization	1,472	1,116	953
Other assets	1,310	1,010	2,086

	31,902	30,103	20,059

The risk on our accounts receivable is limited due to the nature of the business which is characterized by a large number of customers and low transaction values per customer.

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note G—Liabilities Under Leases

The Group has a number of operating lease commitments, including ground leases with terms up to 95 years. Under these lease agreements, the Group expensed $2,149,000, $1,416,000 and $1,209,000 in the years ended December 31, 2003, 2002 and 2001, respectively. The Group also leases five properties in Belgium and the Netherlands under capital leases with purchase options on the Belgian properties exercisable in 2011 and 2022 respectively. The liability under these leases was $11,391,000, $9,469,000 and $7,838,000 at December 31, 2003, 2002 and 2001 respectively.

The future minimum payments required under these leases are as follows (in thousands):

Year	Future payments Operating leases	Future payments Capital leases
2004	2,557	879
2005	1,840	884
2006	2,109	886
2007	2,070	889
2008	2,105	892
Following years	32,584	32,036

Note H—Bonds payable

In May 2002, the Company entered into a Subscription Agreement with Shurgard under which Shurgard irrevocably agreed to subscribe to registered bonds in the aggregate principal amount of up to $55,000,000 (reduced from $75,000,000 under amendments to the Subscription Agreement dated May and December 2003) to be issued by the Company from time to time in order to meet its development and working capital requirements. These subscription commitments automatically terminate two years following the date of the agreement.

The bonds are unsecured and subordinated to all creditors including other unsecured creditors, although they are senior to all equity distributions or distribution rights of any kind. They bear annual interest at 9.75% with an unused fee of 1% per annum on the undrawn amount. The Company has the option to pay interest in either cash or by the issue of additional bonds that are not taken into account in computing the maximum principal amount of bonds that may be issued as above. As at December 31, 2003, the aggregate face value of bonds issued under the Agreement was $55,274,000, including $6,249,000 in respect of accrued interest. In the year ended December 31, 2002, the Company also paid to Shurgard a commitment fee of 0.5% and a structuring fee of 1.5% of the initial commitment of $50,000,000.

The bonds will be redeemed on December 31, 2004 at 115% of the principal amount of the issued bonds together with accrued interest. The Company has two one year options to extend the redemption date, subject to certain conditions, and may also redeem all or any part of the outstanding bonds at any time. Any bonds so redeemed will be cancelled and may not be re-issued. The Company is accruing the redemption premium payable on the effective interest method assuming the bond will be redeemed on December 31, 2006, taking into account the options to extend the redemption date.

Under the Subscription Agreement, subject to the condition, inter alia, that the Company has already launched an Initial Public Offering on a regulated stock market, Shurgard has undertaken, if so requested, to subscribe to any capital increase in the Company prior to the redemption date to be effected by a contribution in kind of receivables arising from the outstanding bonds held by Shurgard at a price equal to 80% of the trading price of the shares at the time.

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note I—Line of Credit

This comprises:

	Amount of facility	Amount drawn	Interest rate at December 31, 2003
Bridge credit agreement end 2003	€310,000,000	$376,553,000	3.8%
Bridge credit agreement end 2002	€300,000,000	$270,936,000	4.8%

This facility, which was drawn down on 29 December 2003 in order to refinance the Group’s existing revolving credit agreement, bears interest at a margin over EURIBOR +2%, is secured by mortgages and other charges on substantially all of the storage centers and certain other assets of group companies. It is subject to customary banking covenants and is repayable on December 31, 2004. The Group is examining proposals for longer term financing.

Note J—Derivative instruments and hedging activities

The Group has used interest rate swaps and caps to manage its variable rate debt and forward contracts for the sale of foreign currencies in order to manage its foreign currency investments as described below. These transactions have been accounted for in accordance with SFAS 133 as described in Note B.

Foreign currency risk

In order to minimize the risk of changes in the fair value of assets attributable to fluctuating exchange rates, the Company entered into contracts for the hedging of that proportion of investments made in currencies outside the euro zone and financed by euro denominated debt, through the forward sale of such currencies as at December 31, 2003, the maturity date of the related financing (See note I). Credit risk was minimized through the placing of such contracts only with highly rated banks in major European financial markets. In accordance with SFAS 133, at maturity of the contracts at December 31, 2003, the Company received proceeds of $2,283,000 in respect of the market value of the contracts at that date (2002: liability of $37,000; 2001: liability of $990,000), which was recorded by a credit of $2,327,000 (2002: credit of $1,135,000; 2001: charge of $990,000) to Foreign Currency Translation in OCI.

Interest rate risk

In 2001, the Company entered into an interest rate cap agreement at 6.75% for a notional amount of €64,000,000 ($80,331,000 at December 31, 2003) and an interest rate swap fixing the interest rate at 5.24% for a notional amount of €191,000,000 ($239,739,000 at December 31, 2003), both contracts maturing on December 31, 2003. During 2002, the Company purchased two further interest rate caps at 6.75% for notional amounts of €25,000,000 ($31,379,000 at December 31, 2003) and €20,000,000 ($25,104,000 at December 31, 2003) respectively maturing also on December 31, 2003, for a total cost of €36,000 ($45,000 at December 31, 2003). Although these transactions were designated as cash flow hedges of the interest rate risk attributable to changes in the variable rate interest on the Group’s Line of Credit (Note I), the terms differed from the underlying debt in that, at December 31, 2002, the notional value of the contracts exceeded the amount drawn under the Line of Credit by €41,500,000 ($43,496,000 at December 31, 2002) (2001: €58,000,000; $51,377,000 at December 31, 2001). Accordingly, in the years ended December 31, 2001 and 2002, the Company used the hypothetical derivative method to test hedge effectiveness as well as the amount of ineffectiveness to be recorded in earnings. This method compares changes in the value of a hypothetical “at market” swap for a notional amount

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

matching the hedged debt to changes in value of the actual swap. Amounts are recorded in net interest expense (see below) to the extent changes in value of the actual swap exceed changes in the value of the hypothetically perfect swap.

The Group adopted SFAS 133 on January 1, 2001 and initially recorded a charge of $1,106,000 in respect of a cumulative effect of a change in accounting principle relating to the adjustment from its book value of $1,421,000 to market value of $315,000 of the Company’s interest rate cap at that date. As the above contracts matured at December 31, 2003, their fair market value was reduced to $Nil at that date (2002: A liability of $1,524,000; 2001: An asset of $996,000) by a credit to OCI of $2,017,000 (2002: debit of $2,739,000; 2001: credit of $891,000) and a debit to interest expense of $192,000 (2002: credit of $950; 2001: debit of $761,000).

Note K—Subordinated Loan Payable

At December 31, 2002, the Company had drawn €121,763,000, including accrued interest at annual rate of 8.25%, under a €206,000,000 ($258,567,000 at December 31, 2003) Loan Facility Agreement with Recom & Co SNC (Recom), a Belgian holding company with a partnership interest then of 53.83% in the Company. The outstanding loan of €128,766,000 ($142,892,000 at September 8, 2003), including accrued interest, was repaid in full on September 8, 2003 by payment of cash of €6,618,000 ($7,344,000 at September 8, 2003) together with the contribution in kind by Recom of the balance of €122,148,000 ($135,548,000 at 8 September 2003) in consideration for its subscription for shares issued under certain warrants (See Note L).

Note L—Shareholders’ Equity

The registered capital of the Company amounts to €15,695,000 (equivalent to $17,779,000 at historical rates) which is represented by 97,789 Partner Interests, each representing an equal part of the capital. The participants comprise General Partners, who commit themselves with unlimited liability, jointly and severally, to the obligations of the Company and Classes A, B and C Limited Liability Partners, whose liability is limited up to the amount of their contribution, provided that they do not engage in the management of the Company. No Class B or C Partner Interests have yet been issued. The three classes of Partner Interests have in certain circumstances (i) varying preference rights with respect to distributions made by the Company to its partners and (ii) varying rights to give effect to a transfer or sale of their interest.

On October 8, 1999, the Company entered into a Joint Venture Agreement with new partners in order to provide capital to finance the ongoing development of the Group’s business. Under this Agreement, the partners subscribed to additional General Partner Interests in the Company for a total amount of $8,500. In addition to the partner interests representing the registered capital of the Company, the Company also issued to the new partners 178,306 Profit Certificates against a commitment to contribute in cash an amount of €684.13 (equivalent to $859 at December 31, 2003) per certificate. At December 31, 2003 and 2002, the Profit Certificates were fully subscribed, amounting in total to €121,984,000 ($113,665,000 at historical rates). Each Profit Certificate entitles its holder to certain voting rights as set out in the Joint Venture Agreement and otherwise to the same rights and obligations as a limited liability partner interest. Each Profit Certificate may be converted into one Class B limited liability partner interest at any time provided that it has been paid up in accordance with the terms of the Joint Venture Agreement.

The Company also issued free of charge to certain of its partners, a total of 136,111 warrants, each to acquire one Class A limited liability partner interest through a capital increase at a predetermined price. These warrants were exercised on September 8, 2003 for a total consideration of €128,740,000 ($142,863,000 at September 8, 2003) of which €6,592,000 ($7,315,000 at September 8, 2003) was paid in cash and €122,148,000

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

($135,548,000 at September 8, 2003) was settled by way of contribution in kind of the Subordinated Loan Payable (Note K). This contribution in kind has not been recorded in the Consolidated Statement of Cash Flow as it represents a non cash transaction.

On February 27, 2001, as part of arrangements for additional financing, the Company and its partners entered into a further agreement under which the partners agreed to subscribe for a further 40,928 New Profit Certificates at €684.13 (equivalent to $859 at December 31, 2003) per New Profit Certificate, amounting in total to €28,000,000 ($35,145,000 at December 31, 2003). Subsequent to December 31, 2002, the partners are only required at the discretion of the Company to pay up the New Profit Certificates in the event the Company defaults (or threatens to default) on the terms of any material indebtedness or in the event of bankruptcy, insolvency or liquidation, irrespective of other conditions. When it is fully paid, each New Profit Certificate may be converted into one Class C limited liability partner interest at any time.

Note M—Compensation and Benefit Plans

On 6 December 2001, the Group adopted the Shurgard Self Storage SCA European Share Plan that provides for the granting of options to eligible employees of Group companies to acquire limited liability Class A Partner Interests in the Company up to a maximum of 7% of the issued ordinary share capital. The options vest after three years. Under the Plan, option holders irrevocably grant to Shurgard a call option with right of first refusal to purchase shares and Shurgard grants option holders a put option to sell to Shurgard any shares acquired under the Plan at a price based upon an independent valuation of the Group. The following table summarizes the number of options issued, none of which are yet exercisable:

	Number of options	Weighted average exercise price	$ equivalent as at Dec 31, 2003
Granted in 2002	1,836	€950	$1,192
Forfeit or refused	(78)	€950	$1,192

Outstanding at December 31, 2002	1,758	€950	$1,192
Granted in 2003	955	€1,010	$1,268
Forfeit or refused	(430)	€991	$1,244

Outstanding at December 31, 2003	2,283	€967	$1,214

Exercise price	Options outstanding at December 31, 2003	Weighted average remaining life
€950	1,624	1.9 years
€1,010	659	2.9 years

	2,283

In 1999, the Group established a Phantom Share Incentive Plan in which certain employees are eligible to participate. Under this Plan, annual awards are made to eligible employees of rights to receive a compensation benefit calculated according to a predetermined formula based upon the increase in value of the business of the Group between the date of the award and the date of exercise of the rights. Under the terms of the Plan, rights generally vest on the third anniversary of the date of grant only if the employee has remained with the Group and may only be exercised thereafter either (i) on the date of an initial public offering, (ii) if any participant ceases to be an employee or (iii) otherwise on December 31, 2005. In the year ended December 31, 2003, payments of

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$27,000 were made under the Plan. A provision was recorded for the estimated cost of the benefit payable under the Plan for awards granted prior to the balance sheet date based upon the estimated increase in value of the business up to that date, calculated according to the predetermined formula, on the assumption that all awards that have not otherwise lapsed will vest in due course. This provision amounted to $768,000 and $419,000 as at December 31, 2003 and 2002 respectively.

Certain group companies make defined contributions to pension plans according to local employment law and practice. The cost of contributions to such plans, which is expensed as incurred, was $750,000, $450,000 and $335,000 in the years ended December 31, 2003, 2002 and 2001 respectively.

Note N—Commitments and Contingent liabilities

There are no material contingencies or litigation known to the Group. Commitments are disclosed in Notes C and G.

Note O—Segment Reporting

The Group has adopted two reportable segments: “Same” and “New” Stores. The definition of Same Stores includes existing stores acquired prior to January 1st of the previous year as well as developed properties that have been operating for a full two years as of January 1st of the current year. All other facilities are defined as New Stores.

The performance of properties is evaluated based upon Net Operating Income (NOI), which is defined as rental revenue less direct operating expenses and real estate taxes. These segments allow management to focus separately on increasing NOI from existing properties and renting up new facilities. The accounting policies applicable to segments are as described in Note B above. There are no inter-segment sales and transfers. Depreciation and amortization, other operating expenses and net interest expense are not allocated to segments.

The following table illustrates the results for these segments for the years ended December 31, 2003 and 2002 using the Same Store and New Store data for the 47 stores meeting the above criteria as at December 31, 2003.

	Same Stores	New Stores	TOTAL
	(in thousands)
Year ended December 31, 2003
Rental revenue	42,930	24,388	67,318
Direct store operating expenses(1)	(15,747)	(17,563)	(33,310)

NOI	27,183	6,825	34,008

Total land, buildings & equipment	216,745	318,374	535,119

Year ended December 31, 2002
Rental revenue	34,372	9,140	43,512
Direct store operating expenses(1)	(12,525)	(9,730)	(22,255)

NOI	21,847	(590)	21,257

Total land, buildings & equipment	192,179	168,363	360,542

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the results for these segments for the years ended December 31, 2002 and 2001 using the Same Store and New Store data for the 28 stores meeting the above criteria as at December 31, 2002.

	Same Stores	New Stores	TOTAL
	(in thousands)
Year ended December 31, 2002
Rental revenue	23,153	20,359	43,512
Direct store operating expenses(1)	(7,734)	(14,521)	(22,255)

NOI	15,419	5,838	21,257

Total land, buildings & equipment	105,161	255,381	360,542

Year ended December 31, 2001
Rental revenue	17,849	8,677	26,526

Direct store operating expenses(1)	(7,012)	(8,466)	(15,478)

NOI	10,837	211	11,048

Total land, buildings & equipment	92,957	130,503	223,460

(1)	Including real estate taxes and leasehold expense

The following table reconciles the reported segments’ revenue to consolidated total revenue for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in thousands)
Total segment revenue	67,318	43,512	26,526
Other income	11,376

Total revenue	78,694	43,512	26,526

Of the total segment revenue, $10,829,000 (2002: $8,550,000) was attributed to Belgium and $56,489,000 (2002: $34,962,000) to other European markets.

The following table reconciles the reported segments’ NOI to consolidated net loss for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in thousands)
Total segment NOI	34,008	21,251	11,048
Other income	11,376
Depreciation and amortization	(19,433)	(12,959)	(9,044)
Other operating expenses	(30,794)	(16,966)	(14,020)
Effect of change in accounting principle	—	—	(1,106)
Net financial expense	(34,651)	(23,527)	(16,474)
Exch. transl. gain on bonds payable	9,830	2,357
Provision for taxes	(202)	13

Net loss	(29,866)	(29,831)	(29,596)

SHURGARD SELF STORAGE S.C.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles the reported segments’ assets to consolidated assets as at December 31, 2003, 2002 and 2001:

	2003	2002	2001
	(in thousands)
Total segment assets	535,119	360,542	223,460
Construction in progress	12,766	87,225	68,839
Other fixed assets	2,893	2,325	1,485
Other assets	73,691	91,509	59,387

Consolidated total assets	624,469	541,601	353,171

Of the total segment assets, $68,409,000 (2002: $55,822,000) was attributed to Belgium and $466,710,000 (2002: $304,720,000) to other European markets.

Note P—Related Party Transactions

Related Party Transactions are disclosed in Notes D, H and K. Additionally (i) on October 8, 1999, the Company entered into a license agreement with Shurgard whereby the Company was granted an exclusive license for the use of proprietary marks and know-how for establishing, owning and operating self-storage facilities in countries within Western Europe. As from October 8, 1999, the Company pays the costs in connection with registering proprietary marks within its territory, and (ii) the Group also reimburses Shurgard and two partners for the services of certain key executives. These charges amounted to $838,000, $1,293,000 and $1,064,000 in the years ended December 31, 2003, 2002 and 2001 respectively. Finally, (iii), in Other Revenue, the amount of $11.4 million in 2003 is comprised of development fees, management fees and other initial financing fees invoiced to First Shurgard less our share of losses in the joint venture of $1.1 million.

SHURGARD STORAGE CENTERS, INC.,

PUBLIC STORAGE, INC.

and

ASKL SUB LLC

AGREEMENT AND PLAN OF MERGER

Dated as of March 6, 2006

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2006 (the “Agreement”), by and among SHURGARD STORAGE CENTERS, INC., a Washington corporation (the “Company”), PUBLIC STORAGE, INC., a California corporation (“Parent”) and ASKL SUB LLC, a Delaware limited liability company and an indirect Subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board”), the Board of Directors of Parent and the managing member of Merger Sub have each determined that it is advisable and in the best interests of their respective shareholders and interest holders for the Company to merge with and into Merger Sub (the “Merger”) in accordance with the Washington Business Corporation Act (as in effect from time to time, the “WBCA”) and the Delaware Limited Liability Company Act (as in effect from time to time, the “LLC Act”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has adopted resolutions approving the Merger and recommending that the Company’s shareholders approve and adopt this Agreement and the Merger;

WHEREAS, the Board of Directors of Parent has adopted resolutions approving the Merger and recommending that Parent’s shareholders approve the Share Issuance;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company is entering into a Voting Agreement with certain shareholders of Parent, in the form of Exhibit A, pursuant to which, among other things, such shareholders have agreed to vote the shares owned by such shareholders in favor of the Share Issuance;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with a director and shareholder of the Company, in the form of Exhibit B, pursuant to which, among other things, such director has agreed to vote the shares owned by such director in favor of the approval and adoption of this Agreement and the Merger; and

WHEREAS, Parent, the Company and Merger Sub intend that for U.S. federal, and applicable state, income tax purposes the Merger shall be treated as a taxable disposition by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration, the cash paid pursuant to Section 3.7, the Parent Preferred Stock, if any, and the assumption of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration, cash paid pursuant to Section 3.7 and Parent Preferred Stock, if any, to the holders of the Company Common Stock and Company Preferred Stock, respectively, pursuant to Section 331 and Section 562 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I.

DEFINITIONS

“Acquisition Proposal” means any proposal or offer from a Third Party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in the Company or any of its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries or of an equity interest representing a 10% or greater economic interest in the Company and such Subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the preamble hereof.

“Articles of Merger” has the meaning specified in Section 2.3.

“Assumed Indentures” has the meaning specified in Section 8.6.

“Benefits Continuation Period” has the meaning specified in Section 7.6(a)(i).

“Book Entry Share” means a share of Company Common Stock or Company Preferred Stock, as applicable, that is held in book-entry form.

“Business” shall mean all businesses operated by the Company and its Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Certificate” has the meaning specified in Section 3.1(d).

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning specified in the preamble hereof.

“Company Affiliate Letter” has the meaning specified in Section 8.4.

“Company Board” has the meaning specified in the preamble hereof.

“Company Common Stock” means the validly issued, fully paid and non-assessable shares of Class A common stock, par value $0.001, of the Company.

“Company Disclosure Schedule” has the meaning specified in Article IV.

“Company Insiders” has the meaning specified in Section 8.5.

“Company Material Adverse Effect” means any change, event, circumstance or development which, individually or in the aggregate, is or is reasonably expected to have a material adverse effect on the business, operations, financial condition, results of operations, properties, assets or liabilities of the Company and its

Subsidiaries taken as a whole or on the ability of the Company to timely consummate the transactions contemplated hereby; provided, however, that this definition shall exclude any such change, event, circumstance or development to the extent arising out of, attributable to or resulting from (a) conditions generally affecting the self-storage or real estate industry (including economic, legal and regulatory changes); (b) changes in general international, national or regional economic or financial conditions or changes in the securities markets in general; (c) changes in any laws or regulations or accounting regulations or principles applicable to the Company and its Subsidiaries; (d) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism; or (e) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby; other than, in each of cases (a) through (d), any change, event, circumstance or development which, individually or in the aggregate, has or is reasonably expected to have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other industry participants in the United States or Europe as the case may be.

“Company Material Contracts” has the meaning specified in Section 4.18(a).

“Company Multiemployer Plan” has the meaning specified in Section 4.9(a)(vi).

“Company Non-U.S. Employment Agreement” shall have the meaning specified in 4.9(b)(ii).

“Company Option Plans” means Shurgard Storage Centers, Inc. 1995 Long Term Incentive Compensation Plan, Shurgard Storage Centers, Inc. 2000 Long Term Incentive Plan and Shurgard Storage Centers, Inc. 2004 Long Term Incentive Plan.

“Company Preferred Stock” means the Series C Preferred Stock and the Series D Preferred Stock.

“Company Properties” has the meaning specified in Section 4.15.

“Company Property Owner” has the meaning specified in Section 4.15.

“Company REIT Opinion” has the meaning specified in Section 6.5(c).

“Company SEC Documents” has the meaning specified in Section 4.5(a).

“Company Section 16 Information” has the meaning specified in Section 8.5.

“Company Shareholders’ Meeting” has the meaning specified in Section 8.1(d).

“Company U.S. Employee” has the meaning specified in Section 7.6(a)(i).

“Company U.S. Employment Agreements” has the meaning specified in Section 4.9(a)(ii).

“Company U.S. Pension Plans” has the meaning specified in Section 4.9(a)(i).

“Confidentiality Agreement” means the Confidentiality Agreement entered into between the Company and Parent on November 28, 2005.

“Consent” means any consent, approval, permit, notice, action, authorization or giving of notice to any Person not a party to this Agreement.

“Contract” means, with respect to any Person, any written contract, agreement, understanding or other instrument or obligation to which such Person is a party or by which such Person or such Person’s properties or assets are or may be bound.

“Damages” means all losses, liabilities, obligations, demands, claims, damages, payments, Taxes, Liens, deficiencies, costs and expenses (including costs and expenses of actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest, fines and penalties recovered by a Third Party with respect thereto and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such actions).

“Director Incentive Plan” means the Shurgard Storage Centers, Inc. Amended and Restated Stock Incentive Plan for Nonemployee Directors.

“Dissenting Shares” has the meaning specified in Section 3.5.

“DOJ” has the meaning specified in Section 8.2(b).

“Effective Time” means the date and time at which the Merger becomes effective as provided in Section 2.3.

“Employment Agreements” has the meaning specified in Section 7.6(c).

“Environmental Laws” means any Legal Requirement relating to the protection of the environment or of health and human safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Person or any of its Subsidiaries and which, together with such Person or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Shurgard Storage Centers, Inc. Employee Stock Purchase Plan.

“Excess Shares” has the meaning specified in Section 3.2(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Fund” has the meaning specified in section 3.2(a).

“Exchange Ratio” has the meaning specified in Section 3.1(b).

“Financial Advisors” has the meaning specified in Section 4.19.

“FTC” has the meaning specified in Section 8.2(b).

“GAAP” means generally accepted United States accounting principles, consistently applied on a basis consistent with the basis on which the financial statements of the Company or Parent as the case may be, were prepared as of December 31, 2004.

“Gain Sharing Plan” has the meaning specified in Section 7.6(b).

“Governmental Entity” means any United States federal, state or local or foreign government, arbitration panel, court or governmental department, commission, board, bureau, agency or instrumentality or self regulatory organization.

“Hazardous Material” means (i) any petroleum or petroleum products, microbial matter (including mold), radioactive materials, friable asbestos materials, urea formaldehyde foam insulation and polychlorinated biphenyls, or (ii) any chemicals, materials, substances or wastes which are defined as, regulated as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant,” “contaminant” or words of similar import, or regulated as such, under any Environmental Law or for which a Person may be subject to liability under any Environmental Law.

“Holders” has the meaning specified in Section 3.2(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all obligations, contingent or otherwise in respect of borrowed money (other than preferred stock), letters of credit, purchase money indebtedness, guarantees, keep well arrangements, capital leases and any other indebtedness for borrowed money whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnified Parties” has the meaning specified in Section 7.5(a).

“Intellectual Property Rights” has the meaning specified in Section 4.17.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means with respect to the Company, the actual knowledge of the executive officers and directors of the Company, and with respect to Parent or Merger Sub, the actual knowledge of the executive officers and directors of Parent or Merger Sub.

“Leased Properties” has the meaning specified in Section 4.15.

“Legal Requirement” means any law, statute, rule, ordinance or regulation of any Governmental Entity or any decision, judgment, order, writ, injunction, decree, award or determination of any Governmental Entity.

“Lien” means, with respect to any properties or assets, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, security interest, lien, Tax lien, assessment, adverse claim, levy, charge, liability or encumbrance in respect of such properties or assets.

“LLC Act” has the meaning specified in the Recitals hereto.

“Merger” has the meaning specified in the recitals hereof.

“Merger Consideration” has the meaning specified in Section 3.1(b).

“Merger Sub” has the meaning specified in the preamble hereof.

“Non-U.S. Employee Benefit Plans” has the meaning specified in Section 4.9(b).

“Options” means options to purchase shares of Company Common Stock, as granted pursuant to the Company Option Plans or the Directors Incentive Plan.

“Outside Date” has the meaning specified in Section 10.1(d)(iii).

“Parent” has the meaning specified in the preamble hereof.

“Parent 8.7% Preferred Stock” has the meaning specified in Section 3.1(c).

“Parent 8.75% Preferred Stock” has the meaning specified in Section 3.1(c).

“Parent Common Stock” means the validly issued, fully paid and non-assessable shares of common stock, par value $0.10, of Parent.

“Parent Disclosure Schedule” has the meaning specified in Article V.

“Parent Leased Properties” has the meaning specified in Section 5.13.

“Parent Material Adverse Effect” means any change, event, circumstance or development which, individually or in the aggregate, is or is reasonably expected to have a material adverse effect on the business, operations, financial condition, results of operations, properties, assets or liabilities of Parent and its Subsidiaries taken as a whole or on the ability of Parent to timely consummate the transactions contemplated hereby; provided, however, that this definition shall exclude any such change, event, circumstance or development to the extent arising out of, attributable to or resulting from (a) conditions generally affecting the self-storage or real estate industry (including economic, legal and regulatory changes); (b) changes in general international, national or regional economic or financial conditions or changes in the securities markets in general; (c) changes in any laws or regulations or accounting regulations or principles applicable to Parent and its Subsidiaries; (d) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism; or (e) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby; other than, in each of cases (a) through (d), any change, event, circumstance or development which, individually or in the aggregate, has or is reasonably expected to have a materially disproportionate effect on Parent and its Subsidiaries taken as a whole relative to other industry participants in the United States.

“Parent Plan” has the meaning specified in Section 7.6(a)(ii).

“Parent Preferred Stock” has the meaning specified in Section 3.1(c).

“Parent Properties” has the meaning specified in Section 5.13.

“Parent Property Owner” has the meaning specified in Section 5.13.

“Parent REIT Opinion” has the meaning specified in Section 7.7(c).

“Parent Restricted Stock Unit” has the meaning specified in Section 3.6(c).

“Parent SEC Documents” has the meaning specified in Section 5.5(a).

“Parent Shareholders Meeting” has the meaning specified in Section 8.1(e).

“Parent Termination Costs” has the meaning specified in Section 10.2(e).

“Permits” has the meaning specified in Section 4.12.

“Permitted Liens” means (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business not yet due and payable, (c) liens for Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property to which they apply, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation of the property to which they apply, (f) Liens related to indebtedness incurred in the ordinary course of business, and (g) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent before 12:00 noon EST on February 25, 2006, none of which materially interfere with the business of the Company or its Subsidiaries or the operation of the property to which they apply.

“Person” means any corporation, association, partnership, limited liability company, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a Governmental Entity.

“Proxy Statement” has the meaning specified in Section 8.1(a).

“Qualified REIT Subsidiary” has the meaning specified in Section 4.14(k).

“Qualifying Income” has the meaning specified in Section 10.2(d).

“Qualifying Amendment” has the meaning specified in Section 8.1(b).

“Recent Company SEC Documents” has the meaning specified in Section 4.6.

“Recent Parent SEC Documents” has the meaning specified in Section 5.6.

“Registration Statement” has the meaning specified in Section 4.11.

“REIT” has the meaning specified in Section 4.14(f).

“REIT Requirements” has the meaning specified in Section 10.2(d).

“Release” means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, injecting, leaching, dispersing, migrating, dumping or disposing into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Material through or into the air, soil, surface water, or groundwater.

“Representative” has the meaning specified in Section 6.4(a).

“Restricted Stock” means a restricted award of Company Common Stock granted pursuant to the Company Option Plans.

“Restricted Stock Unit” means restricted stock units based on the value of the Company Common Stock, as granted pursuant to the Company Option Plans.

“Rights” has the meaning specified in Section 4.2(a).

“Rights Agreement” has the meaning specified in Section 4.2(a).

“Rule 145” has the meaning specified in Section 8.4.

“SEC” means the United States Securities and Exchange Commission.

“Second Quarter Record Date” has the meaning specified in Section 6.6.

“Section 754 Election” has the meaning specified in Section 4.14(p).

“Securities Act” means the Securities Act of 1933, as amended and the rules promulgated thereunder.

“Series C Preferred Stock” means the 8.7% Series C Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Company.

“Series D Preferred Stock” means the 8.75% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Company.

“Share Issuance” has the meaning specified in Section 8.3.

“Subsequent Determination” has the meaning specified in Section 6.4(b).

“Subsidiaries” means (a) the joint venture established pursuant to the Joint Venture Agreement, dated as of December 20, 2002, between Shurgard Self Storage SCA and Crescent Euro Self Storage Investments Sarl, (b) the joint venture established pursuant to the Second Joint Venture Agreement, dated as of May 11, 2004, between Shurgard Self Storage SCA and Crescent Euro Self Storage Investments II Sarl, and (c) any corporation, association, partnership, limited liability company, joint venture, trust or any other entity or organization of which a Person (either directly or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests or has the ability to elect a majority of the board of directors or other governing body of such corporation or other legal entity or which such Person otherwise controls.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal by a Third Party, (i) on terms which the Company Board determines in good faith, and in consultation with its legal and financial advisors, to be more favorable from a financial point of view to the Company’s shareholders than the Merger, taking into account any amendments to this Agreement proposed by Parent, (ii) for which financing, to the extent required, is then committed subject to customary conditions and which in the good faith judgment of the Company Board is reasonably capable of being obtained by such Third Party, and (iii) which, in the good faith reasonable judgment of the Company Board, is reasonably likely to be consummated on the timetable and terms proposed; provided that for purposes of this definition the references in the definition of Acquisition Proposal to “10%” shall be deemed to be references to “50%”.

“Superior Proposal Notice” has the meaning specified in Section 10.1(e).

“Surviving Company” has the meaning specified in Section 2.1.

“Takeover Statutes” has the meaning specified in Section 4.21.

“Tax” or “Taxes” means (i) any and all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding (including dividend withholding or withholding required pursuant to Sections 1441 through 1446 of the Code), social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments) (whether disputed or not) and (ii) any obligation with respect to Taxes payable by reason of Treasury Regulation Section 1.1.502-6 (or any analogous or similar provision under state, local or foreign law).

“Tax Protection Agreement” means a Contract that (a) relates to the deferral of U.S. federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any of its Subsidiaries or the recognition of income relating to a negative capital account and that prohibits or restricts in any manner the disposition of any assets of the Company or any of its Subsidiaries, (b) requires that the Company or its Subsidiaries maintain, put in place, or replace, indebtedness whether or not secured by one or more properties,

(c) requires that the Company or any of its Subsidiaries offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including through a “deficit restoration obligation,” guarantee (including a “bottom” guarantee), indemnification or other similar arrangement), the risk of loss for U.S. federal income Tax purposes of indebtedness or other liabilities of the Company or any of its Subsidiaries, or (d) requires the Company to make or refrain from making Tax elections, operate (or refrain from operating) in a particular manner, use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or any Subsidiary, or use (or refrain from using) a particular method for allocating one or more liabilities of the Company or any Subsidiary under Section 752 of the Code.

“Tax Return” means any return, report, information return or other document (including any related or supporting information, schedule or amendment thereto) and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes, including any documents accompanying payments of estimated Taxes, or accompanying requests for the extension of time in which to file any such return, report, information return or other document.

“Taxable REIT Subsidiary” has the meaning specified in Section 4.14(k).

“Termination Fee” has the meaning specified in Section 10.2(d).

“Termination Fee Tax Opinion” has the meaning specified in Section 10.2(d).

“Third Party” means any Person or group (as defined in Section 13(d)(3) under the Exchange Act) other than Parent, Merger Sub or any Affiliate thereof.

“Transfer Taxes” has the meaning set forth in Section 6.5(b).

“Unpaid Base Amount” has the meaning specified in Section 10.2(d).

“Unvested Parent Restricted Stock Units” has the meaning specified in Section 3.6(c).

“U.S. Employee Benefit Plans” has the meanings specified in Section 4.9(a)(i).

“Vested Parent Restricted Stock Units” has the meaning specified in Section 3.6(c).

“Voting Debt” means, with respect to the Company, any Indebtedness having the right to vote on any matters on which shareholders of the Company may vote, and with respect to Parent, any Indebtedness having the right to vote on any matters on which shareholders of Parent may vote.

“WBCA” has the meaning specified in the Recitals hereto.

ARTICLE II.

THE MERGER

SECTION 2.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the WBCA and the LLC Act, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity. Merger Sub as the surviving entity after the Merger hereinafter sometimes is referred to as the “Surviving Company.” The parties hereto intend that for U.S. federal, and applicable state, income tax purposes the Merger shall be treated as a taxable disposition by the Company of all of its assets to Merger Sub in exchange for the Merger Consideration, the cash paid pursuant to Section 3.7, the Parent Preferred Stock, if any, and the assumption of all of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration, cash paid pursuant to Section 3.7 and Parent Preferred Stock, if any, to the holders of the Company Common Stock and Company Preferred Stock, respectively, pursuant to Section 331 and Section 562 of the Code.

SECTION 2.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 at 10:00 am on the second Business Day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Section 9.1, or, if on such day any condition set forth in Section 9.2 or 9.3 has not been satisfied (or, to the extent permitted by law, waived by the party entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article IX have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), but subject to the fulfillment or, to the extent permitted by law, waiver of those conditions by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent, Merger Sub and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.3. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file, articles of merger or other appropriate documents (the “Articles of Merger”) with the Secretary of State of the State of Washington and with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the WBCA and the LLC Act. The Merger shall become effective at such time on the Closing Date as Merger Sub and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 2.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of WBCA and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

SECTION 2.5. Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

SECTION 2.6. Certificate of Formation; Limited Liability Company Agreement; Managing Member and Officers.

(a) Unless otherwise determined by Merger Sub, the Certificate of Formation and the Limited Liability Company Agreement of Merger Sub, as in effect immediately before the Effective Time, shall be the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Company at the Effective Time until thereafter amended as provided by law and such Certificate of Formation and Limited Liability Company Agreement.

(b) The managing member of Merger Sub immediately before the Effective Time will be the initial managing member of the Surviving Company, and, except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Company, in each case until their respective successors are elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Formation of the Surviving Company and the Limited Liability Company Agreement of the Surviving Company.

SECTION 2.7. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

SECTION 2.8. Structure. Notwithstanding anything in this Agreement otherwise to the contrary, the Company shall cooperate with and agree to any reasonable changes requested by Parent regarding the structure of the transactions contemplated herein (such cooperation shall include entering into appropriate amendments to this Agreement); provided that any such changes do not have an adverse effect on either the holders of the Company Common Stock or the holders of the Company Preferred Stock, including if such changes are reasonably likely to require a recirculation of the Proxy Statement.

ARTICLE III.

CONVERSION OF THE COMPANY’S CAPITAL STOCK

SECTION 3.1. Conversion of the Company’s Capital Stock. Subject to the terms and conditions of this Agreement:

(a) Cancellation of Parent-Owned Stock. At the Effective Time, each share of Company Common Stock and each share of Company Preferred Stock, if any, owned by Parent, Merger Sub, any other subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired without payment of any consideration therefor.

(b) Conversion of Company Common Stock. Subject to Section 3.3, each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be retired in accordance with Section 3.1(a)), including each Right attached thereto, shall be converted into the right to receive 0.82 (the “Exchange Ratio”) of a fully paid and nonassessable share of Parent Common Stock (subject to Section 3.2(f)) (the “Merger Consideration”).

(c) Company Preferred Stock. Subject to Section 3.7, each share of Series C Preferred Stock, if any, which is issued and outstanding and has not been redeemed immediately prior to the Effective Time in accordance with its terms (other than shares of Series C Preferred Stock owned or held by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 3.1(a)), shall be converted into the right to receive one fully paid and nonassessable share of Parent 8.7% cumulative redeemable preferred stock (the “Parent 8.7% Preferred Stock”). Subject to Section 3.7, each share of Series D Preferred Stock if any, which is issued and outstanding and has not been redeemed immediately prior to the Effective Time in accordance with its terms (other than shares of Series D Preferred Stock owned or held by Parent, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 3.1(a)), shall be converted into the right to receive one fully paid and nonassessable share of Parent 8.75% cumulative redeemable preferred stock (the “Parent 8.75% Preferred Stock” and together with the Parent 8.7% Preferred Stock, the “Parent Preferred Stock”). Immediately prior to the Effective Time, unless all shares of Series C Preferred Stock and Series D Preferred Stock have been redeemed prior to the Effective Time in accordance with the respective terms thereof, the articles of incorporation or other equivalent organizational documents of Parent shall be modified in accordance with applicable Legal Requirements in order to create the Parent 8.7% Preferred Stock and the Parent 8.75% Preferred Stock, as

the case may be, having preferences, conversion and other rights, privileges, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption hereof identical to that of shares of the Series C Preferred Stock and the Series D Preferred Stock, respectively, including with respect to distribution and rights upon liquidation, dissolution or winding up, and shall be pari passu with all issued and outstanding preferred stock of Parent at the Closing Date as to distributions and rights upon liquidation, dissolution or winding up.

(d) As of the Effective Time, each share of Company Common Stock and each share of Company Preferred Stock (to the extent not previously redeemed in accordance with its terms) shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and each holder of a certificate representing any such share(s) (a “Certificate”) shall cease to have any rights with respect to Company Common Stock or Company Preferred Stock (as the case may be), except (i) the right to receive the Merger Consideration or Parent Preferred Stock, as the case may be, (ii) any cash in lieu of fractional shares of Parent Common Stock to be paid in consideration for shares of Company Common Stock, and (iii) any dividends or other distributions to which holders become entitled, all in accordance with Section 3.2 upon the surrender of such Certificate.

(e) At the Effective Time, each limited liability company interest of Merger Sub shall remain outstanding and represent a limited liability company interest of the Surviving Company.

SECTION 3.2. Exchange of Share Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank, trust company or other Third Party entity reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for (i) the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled with respect to such holder’s shares of Company Common Stock pursuant to Section 3.1(b) and (ii) the holders of shares of Company Preferred Stock to receive the shares of Parent Preferred Stock, as applicable, to which such holders shall become entitled with respect to such holder’s shares of Company Preferred Stock pursuant to Section 3.1(c); provided, however, that if all shares of Company Preferred Stock are redeemed prior to the Effective Time in accordance with the terms thereof, this Section 3.2 shall be inapplicable to the Company Preferred Stock. Prior to the Effective Time, Parent shall cause Merger Sub to deposit with the Exchange Agent: (x) that number of Parent Common Stock certificates in any denominations as the Exchange Agent shall specify, (y) that number of Parent Preferred Stock certificates in any denominations as the Exchange Agent shall specify and (z) the cash in respect of fractional shares, if any, in each case as are issuable or payable pursuant to this Article III in respect of shares of Company Common Stock and Company Preferred Stock for which Certificates or Book Entry Shares have been properly delivered to the Exchange Agent. The deposit made by Merger Sub or the Surviving Company, as the case may be, pursuant to this Section 3.2(a) is hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall cause the Exchange Fund to be held for the benefit of the holders of Company Common Stock and Company Preferred Stock to be applied promptly to making the payments provided for in Section 3.2(b); provided that any interest earned on any cash in the Exchange Fund shall be for the benefit of Merger Sub. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) Payment Procedures.

(i) As soon as practicable after the Effective Time, but in no event later than three Business Days after the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each record holder, as of the Effective Time (the “Holders”), (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates held by any Holder representing Company Common Stock or Company Preferred Stock shall pass only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger

Consideration or the applicable Parent Preferred Stock, as the case may be, or, in the case of Book Entry Shares, the surrender of such shares, for payment of the Merger Consideration or the applicable Parent Preferred Stock therefor.

(ii) Upon surrender by a Holder of the Company Common Stock to the Exchange Agent of any Certificate (or evidence of loss in lieu thereof) or Book Entry Shares, as applicable, for cancellation together with a duly executed letter of transmittal, the Holder shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to this Article III (and the amount of cash in respect of any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b)(iv), if any) and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Parent and the Company that such Tax has been paid or is not applicable.

(iii) Each holder of Series C Preferred Stock upon surrender of any Certificate or Book Entry Shares, as applicable, to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Parent 8.7% Preferred Stock into which the aggregate number of shares of Series C Preferred Stock previously represented by such Certificate or Book Entry Shares shall have been converted pursuant to this Agreement and the amount of cash in respect of any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b)(iv), if any. Each holder of Series D Preferred Stock upon surrender of any Certificate or Book Entry Shares, as applicable, to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Parent 8.75% Preferred Stock into which the aggregate number of shares of Series D Preferred Stock previously represented by such Certificate or Book Entry Shares shall have been converted pursuant to this Agreement and the amount of cash in respect of any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b)(iv), if any.

(iv) No dividends or other distributions with respect to securities of the Parent Common Stock or the Parent Preferred Stock with a record date after the Closing Date shall be paid to the holder of any Certificates or Book Entry Shares not surrendered until such Certificates or Book Entry Shares, as applicable, are surrendered as provided in this Section 3.2. Following such surrender, there shall be paid, without interest, to the Person in whose name the Parent Common Stock or Parent Preferred Stock, as applicable, has been registered, (A) at the time of surrender, the amount of all dividends or other distributions with a record date after the Closing Date previously paid or payable on the date of such surrender with respect to such Parent Common Stock or Parent Preferred Stock, as applicable, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date and prior to surrender and with a payment date subsequent to surrender payable with respect to such Parent Common Stock or Parent Preferred Stock, as applicable.

(c) Transfers. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration or the Parent Preferred Stock that remains unclaimed by the holders of Company Common Stock or Company Preferred Stock, as the case may be, six months after the Effective Time shall be returned to Parent, the Surviving Company or another affiliate of Parent, as may be designated by Parent or the Surviving Company. Any holders of Company Common Stock or Company Preferred Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration or Parent Preferred Stock, as the case may be, upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements. Any amounts remaining unclaimed by such holders three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Government Entity) shall become, to the extent permitted by applicable law, the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or the applicable Parent Preferred Stock.

(f) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued and any holder of shares of Company Common Stock entitled to receive a fractional share of Parent Common Stock but for this Section 3.2(f) shall be entitled to receive a cash payment in lieu thereof, in an amount equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the shares of Parent Common Stock constituting the excess of (i) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the “Excess Shares”). As soon as practicable following the Effective Time, the Exchange Agent shall determine the number of Excess Shares and, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

(g) Withholding Rights. Each of Parent, the Surviving Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Legal Requirement applicable to Taxes. If Parent or the Surviving Company or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Options, as applicable, in respect of which Parent or the Surviving Company or the Exchange Agent, as the case may be, made such deduction and withholding.

SECTION 3.3. Adjustments to Prevent Dilution. Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Merger Consideration and Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

SECTION 3.4. No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as expressly provided herein or by applicable Legal Requirements.

SECTION 3.5. Dissenting Shares. Notwithstanding Section 3.1(a), shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has complied with the provisions of Chapter 23B.13 of the WBCA that are applicable prior to the Effective Time (“Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, unless such holder withdraws or otherwise loses (through failure to perfect or otherwise) his, her or its right to obtain payment of the fair value of his or its Dissenting Shares, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such holder pursuant to Chapter 23B.13 of the WBCA. If after the Effective Time such holder withdraws or loses (through failure to perfect or otherwise) his, her or its right to obtain payment of the fair value of his, her or its Dissenting Shares under Chapter 23B.13 of the WBCA, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable with respect thereto. The Company shall use reasonable best efforts to give Parent notice of any notice of intent to demand payment under Section 23B.13.210, demand for payment under Section 23B.13.230 or withdrawal of any such demands received by the Company and involve Parent in the negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 3.6. Stock Options, Restricted Stock and Restricted Stock Units.

(a) The Company shall not grant Options after the date of this Agreement under the Company Option Plans, or otherwise.

(b) The Company shall take such actions as are necessary to cause all outstanding Options to become fully vested and exercisable at the Effective Time and to cause all shares of Restricted Stock to become fully vested immediately after the Effective Time. For purposes of vesting under the Company Option Plans, any holder of Restricted Stock whose employment is terminated by the Company or Parent as of the Effective Time shall be deemed to have been terminated immediately after the Effective Time. At the Effective Time, each holder of a then-outstanding and unexercised Option shall receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of Parent Common Stock having the same terms and conditions as the Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Options pursuant to the plans or arrangements pursuant to which such Options were granted), except that (i) the number of shares issuable upon exercise of each Option shall be multiplied by the Exchange Ratio (and rounded down to the nearest share), and (ii) the exercise price of each outstanding Option shall be divided by the Exchange Ratio (and rounded up to the nearest cent). Parent and Merger Sub shall use all reasonable efforts to ensure that the Options (i) shall be converted in a manner consistent with Section 424(a) of the Code, and (ii) shall be converted in a manner consistent with the requirements of Section 409A of the Code.

(c) As of the Effective Time, each holder of a Restricted Stock Unit shall have such Restricted Stock Unit converted, by virtue of the Merger and without any action on the part of the holder thereof, into a restricted stock unit settleable in Parent Common Stock or cash (based on the fair market value of Parent Common Stock), having the same terms and conditions as the Restricted Stock Unit (including such terms and conditions as may be incorporated by reference into the agreement evidencing the Restricted Stock Unit pursuant to the Company Option Plan pursuant to which such Restricted Stock Unit was granted) (a “Parent Restricted Stock Unit”), provided that (i) the number of Parent Restricted Stock Units into which the

Restricted Stock Units are converted shall equal the number of Restricted Stock Units multiplied by the Exchange Ratio, (ii) 25% of the Parent Restricted Stock Units shall be vested as of immediately after the Effective Time notwithstanding any termination of employment by the Company or Parent occurring as of the Effective Time (the “Vested Parent Restricted Stock Units”) and the remaining 75% of the Parent Restricted Stock Units (the “Unvested Parent Restricted Stock Units”) shall vest ratably thereafter on each of the first five anniversaries of the Closing Date, subject to the holder of such Parent Restricted Stock Units continuing to be employed by the Parent or its Subsidiaries on the applicable vesting date, and (iii) notwithstanding anything to the contrary herein, in the terms of the applicable Company Option Plan or otherwise, (x) the Vested Parent Restricted Stock Units shall be settled on the 90-day anniversary of the Effective Time and (y) for purposes of vesting of the Restricted Stock Units and the Unvested Parent Restricted Stock Units only, this Agreement and the transactions contemplated hereby (including the Merger) shall not be deemed to constitute a Corporate Transaction under the applicable Company Option Plan or otherwise be deemed an initial vesting trigger under (nor be considered in any way in connection with any subsequent vesting trigger) any applicable agreement, arrangement or plan.

(d) As of the Effective Time, each share of Restricted Stock shall receive, by virtue of the Merger and without any action on the part of the holder thereof, a restricted share of Parent Common Stock having the same terms and conditions of the Restricted Stock (including such terms and conditions as may be incorporated by reference into the agreement evidencing the Restricted Stock pursuant to the Company Option Plan to which such Restricted Stock was granted) except that the number of shares of Restricted Stock shall be multiplied by the Exchange Ratio.

(e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of Options and the vesting of Restricted Stock Units after the Effective Time. The Company shall take all corporate action necessary to authorize the matters set forth in this Section 3.6 to occur as of the Effective Time. Within two Business Days following the Effective Time, Parent and Merger Sub shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Parent Common Stock contemplated by such Options or Restricted Stock Units subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Options or Restricted Stock Units registered thereunder remain outstanding. As soon as reasonably possible after the Effective Time, Parent shall qualify under applicable state securities laws the issuance of such shares of Parent Common Stock issuable upon exercise of Options and the vesting of the Restricted Stock Units.

(f) As of the date hereof, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last Business Day prior to the date hereof as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP.

SECTION 3.7. Redemption of Preferred Stock. On the Closing Date, Merger Sub will purchase shares of Company Common Stock for cash at a price per share equal to then fair market value of such Company Common Stock and in an amount sufficient to redeem each outstanding share of Series C Preferred Stock and Series D Preferred Stock in accordance with its respective terms, and the Company will use such cash proceeds to redeem such Company Preferred Stock on the Closing Date prior to the Effective Time.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Simultaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedule”). Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make readily apparent or otherwise make Parent and Merger Sub reasonably aware that such exception or qualification is applicable to such other representations, warranties or covenants whether or not such exception or qualification is so numbered. Except as otherwise set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1. Organization and Qualification; Subsidiaries.

(a) The Company is (i) a corporation duly organized and validly existing under the laws of the State of Washington and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of (ii) for such failure which, when taken together with all other such failures, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate or similar power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has heretofore made available to Parent complete and correct copies of the charter, by-laws, partnership agreements, operating agreements and other organizational documents of each of the Company Subsidiaries, each as amended to date, and each such agreement or instrument is in full force and effect as of the date hereof.

SECTION 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 120,000,000 shares of Company Common Stock and (ii) 40,000,000 shares of Company Preferred Stock, of which, 2,800,000 shares have been designated as Series A Junior Participating Preferred Stock, 2,000,000 shares have been designated as Series C Preferred Stock and 3,450,000 shares have been designated as Series D Preferred Stock. As of the date hereof: (A) 47,073,810 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, which includes 300,627 shares of Restricted Stock; (B) 5,450,000 shares of Company Preferred Stock were issued and outstanding; (C) 2,789,717 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options under the Company Option Plans or the Director Incentive Plan listed in Schedule 4.2(a) of the Company Disclosure Schedule; and (D) 2,800,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of outstanding rights to purchase Series A Junior Participating Preferred Stock (the “Rights”) issued under the Company’s Rights Agreement, dated as of March 12, 2004 (the “Rights Agreement”).

(b) The issuance and sale of all the shares of capital stock described in this Section 4.2 have been made in compliance in all material respects with United States federal and state securities laws, rules and regulations. Schedule 4.2(b) of the Company Disclosure Schedule accurately sets forth as of the date hereof the names of all holders of options to purchase the Company’s capital stock (including but not limited to Company Options) and the number and type of shares issuable upon exercise of such options, the exercise price and vesting schedule with respect thereto. Except as set forth in Schedule 4.2(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person, and complete and correct copies of any such agreements have previously been made available to Parent. Except as set forth in Schedule 4.2(b) of the Company Disclosure Schedule, there are no (A) outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights (other than in the case of clause (A) pursuant to the joint venture Contracts set forth on Schedule 4.18 of the Company Disclosure Schedule) or (B) other Contracts pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance of the Company or any of its Subsidiaries or assets (other than in the case of clause (B) as set forth in the U.S. Employee Benefit Plans and Non-U.S. Employee Benefit Plans set forth on Schedule 4.9 of the Company Disclosure Schedule, the Employment Agreements or distributions pursuant to the joint venture Contracts set forth on Schedule 4.18 of the Company Disclosure Schedule, ordinary course payments, compensation or bonus arrangements or commissions to officers or employees of the Company).

(c) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued pursuant to the Company Option Plans or the Director Incentive Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. Except as set forth above or on Schedule 4.2(c) of the Company Disclosure Schedule or in the joint venture Contracts set forth on Schedule 4.18 of the Company Disclosure Schedules, (i) there are no other options, warrants or other Contracts obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of or other equity interests in the Company or any Subsidiary of the Company or any Voting Debt of the Company or any Subsidiary of the Company to any Person other than the Company and its Subsidiaries and (ii) there is no Voting Debt of the Company or any Subsidiary of the Company.

(d) Schedule 4.2(d) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company (whether owned, directly or indirectly, through one or more intermediaries). All of the outstanding shares of capital stock of, or other equity interest in, to the extent owned directly or indirectly by the Company, each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company, as applicable, free and clear of all Liens. The following information for each Subsidiary is set forth on Schedule 4.2(d) of the Company Disclosure Schedule, if applicable: (i) its name and jurisdiction of incorporation or organization and (ii) the type of and percentage interest held by the Company in the Subsidiary and the names of and percentage interest held by the other interest holders, if any, in the Subsidiary Except for interests in Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in investment securities).

(e) Except as set forth in Schedule 4.2(e) of the Company Disclosure Schedule, all dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(f) Except for the Transaction Documents and except as set forth in Schedule 4.2(f) of the Company Disclosure Schedule, to the Company’s Knowledge there are not any voting trusts, proxies or other Contracts relating to the voting of any shares of stock of the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which it is bound. Except as set forth in Schedule

4.2(f) of the Company Disclosure Schedule, there are no restrictions on the Company’s ability to vote the equity interests of any of the Company Subsidiaries.

(g) Except as set forth in Schedule 4.2(g) of the Company Disclosure Schedule, there are not any Company Subsidiaries in which any officer or director of the Company or any Company Subsidiary owns any stock or other securities. There are no Contracts between the Company or any Company Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in the Company or any Company Subsidiary as an agent for, or nominee of, the Company or any Company Subsidiary.

SECTION 4.3. Authorization and Execution. The execution and delivery of this Agreement and, subject to obtaining the requisite shareholders’ approval, the performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, assuming this Agreement is enforceable against Parent and Merger Sub, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, liquidation, conservatorship or similar laws or by general principles of equity.

SECTION 4.4. Absence of Conflicts; Governmental Authorizations.

(a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or result in any violation of any provision of the Articles of Incorporation or Restated By-Laws or equivalent organizational document, each as amended to date, of the Company or any of its Subsidiaries; (ii) subject to obtaining the Consents listed in Schedule 4.4 of the Company Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both), right of purchase, first offer or forced sale, or increase in any cost or obligation of the Company or any of its Subsidiaries or the loss of any benefit of the Company or any of its Subsidiaries pursuant to, or result in being declared void or voidable, any term or provision of any Company Material Contract as to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are or may be bound; or (iii) violate in any respect any term of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of Section 4.4(b), and except as set forth on Schedule 4.4 of the Company Disclosure Schedule, the transactions contemplated herein do not (a) violate any provision regarding direct or indirect transfers of interests in any Company Subsidiary that are set forth in any Contract relating to the operation of, or the ownership of interests in, any Company Subsidiary, even if such transactions result in a termination under Section 708 of the Code of any Company Subsidiary or (b) trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any joint venture Contract or require the consent of any joint venture partner.

(c) Except for applicable requirements, if any, of the Exchange Act (including the filing with the SEC of the Proxy Statement relating to any required approval by the Company’s shareholders of this Agreement), the Securities Act, the filing and recordation of appropriate merger documents as required by the WBCA and the LLC Act, filings required pursuant to any state securities or “blue sky” laws and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby, the Company is not required to submit any notice, report or other filing to any Governmental Entity or obtain any Consent of any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.5. SEC Reports and Financial Statements.

(a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, and has made available to Parent true and complete copies of all such forms, reports, schedules, statements and other documents filed by it since January 1, 2002, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Company SEC Documents”). Except as set forth in Schedule 4.5 of the Company Disclosure Schedule each of the Company SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such Company SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Company is required to file any form, report or other document with the SEC. To the Company’s Knowledge, the Company does not have any comments from the SEC with respect to any of the Company SEC Documents filed since December 2003 which are outstanding or have not been adequately addressed, nor has it received letters from the SEC requesting information or otherwise inquiring as to any matters affecting the Company which has not been adequately addressed. None of the Company SEC Documents is the subject of any confidential treatment request by the Company.

(b) Except as set forth in Schedule 4.5 of the Company Disclosure Schedule, the consolidated financial statements included in the Company SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements of the Company, as permitted by SEC Forms 10-Q and 8-K) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of the Company for the periods presented in the Company SEC Documents.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Except as otherwise permitted by this Agreement, there are no “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Company and its Subsidiaries.

(e) Schedule 4.5(d) of the Company Disclosure Schedule sets forth all loans between the Company and the Company’s European Subsidiaries as of the date hereof.

SECTION 4.6. Absence of Certain Changes or Events. Since September 30, 2005, except as contemplated by this Agreement or as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 or the Company’s Quarterly Reports on Form 10-Q or the Company’s Current Reports on Form 8-K or the Company’s proxy statement on Schedule 14A, in each case as amended, filed subsequent thereto and prior to the date hereof (excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature) (the “Recent Company SEC Documents”), or on Schedule 4.6 of the Company Disclosure Schedule, there has not been:

(a) any event that has had or is, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect;

(b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or its Subsidiaries, exceeding $500,000 individually or $5,000,000 in the aggregate;

(c) any acquisition (by merger, consolidation, purchase of assets or otherwise) of any Person or business, or any sale of all or any portion of the Company’s or its Subsidiaries’ assets, in each case exceeding $500,000 individually or $5,000,000 in the aggregate;

(d) any pledge of any assets of the Company or any of its Subsidiaries or the granting of any Lien on any of the assets of the Company or any of the Subsidiaries, in each case to secure indebtedness for borrowed money;

(e) any incurrence of Indebtedness other than in the ordinary course of business and consistent with past practice or any issuance of any debt securities by the Company or any of its Subsidiaries;

(f) any material change in the Company’s accounting principles, except insofar as may have been required by a change in GAAP; or

(g) except as set forth on Schedule 4.6 of the Company Disclosure Schedule, any action by the Company or its Subsidiaries that would not be permitted by (1) Section 6.3(ix)(capital expenditures) or (2) Section 6.3(xix)(facilities) if such action had been taken after the date hereof, provided that as to clause (1) such representation as to the Company’s U.S. operations is only made through February 28, 2006 and as to the Company European operations such representation is only made through December 31, 2005; provided further that neither the Company nor its Subsidiaries has made or committed to make any capital expenditures since such dates outside of the ordinary course of business or inconsistent with past practice.

SECTION 4.7. Litigation. Except for environmental matters, which are exclusively addressed in Section 4.16, or as disclosed in the Recent Company SEC Documents, or as set forth on Schedule 4.7 of the Company Disclosure Schedule, there are no claims, actions, suits, arbitrations, inquiries, proceedings or investigations pending or, to the Knowledge (after reasonable inquiry) of the Company, threatened against the Company or any of its Subsidiaries or any properties or rights of the Company or any of the Subsidiaries, before any Governmental Entity or other Person, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or would materially impair or delay the ability of the Company to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby. Neither the Company, nor any of its Subsidiaries, nor any of the Company’s or any of its Subsidiaries’ respective properties is subject to any order, judgment, writ, injunction or decree, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

SECTION 4.8. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (a) are accrued or reserved against in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since September 30, 2005, (c) are incurred pursuant to the transactions contemplated by this Agreement, (d) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (e) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.9. Employee Benefit Plans; ERISA.

(a) U.S. Employee Benefit Plans; ERISA.

(i) Schedule 4.9(a)(i) of the Company Disclosure Schedule sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee compensation and benefit policies, arrangements or payroll practices, including sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, bonus (including any retention bonus plan), stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, hospitalization, medical insurance, life insurance, scholarship programs, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries in the United States for the benefit of any current or former employee, officer or director of the Company or any of the Subsidiaries in the United States, and (ii) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or contributed to by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate is liable to contribute (the “Company U.S. Pension Plans”) (all such plans and arrangements listed in clauses (i) and (ii), (collectively, the “U.S. Employee Benefit Plans”). The Company has made available to Parent and Merger Sub (A) a true and complete copy of each written U.S. Employee Benefit Plan, (B) all current summary plan descriptions and all determination letters from the IRS with respect to any such U.S. Employee Benefit Plan, (C) all administrative service agreements and Form 5500s with respect to any such U.S. Employee Benefit Plan, (D) any related trust (or other funding or financing arrangement) with respect to a U.S. Employee Benefit Plan, and (E) all amendments to any such U.S. Employee Benefit Plan.

(ii) Schedule 4.9(a)(ii) of the Company Disclosure Schedule sets forth a list of all (x) material individual employment, consulting, termination, severance, change in control, retention, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are currently in effect (or with respect to which there may be liability) between the Company or any of its Subsidiaries located in the United States and any current or former director, officer or employee thereof, including the name of such current or former director, officer or employee and (y) all such agreements, arrangements and plans under which the annual compensation or severance obligation exceeds $100,000 (collectively, the “Company U.S. Employment Agreements”). Copies of the Company U.S. Employment Agreements have been made available to Parent and Merger Sub.

(iii) (i) Each U.S. Employee Benefit Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code and other applicable laws, (ii) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any U.S. Employee Benefit Plan and is not in any material respect in default under or in violation of any U.S. Employee Benefit Plan, and (iii) no action or proceeding (other than claims for benefits in the ordinary course) is pending or threatened in writing with respect to any U.S. Employee Benefit Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries located in the United States that would be reasonably expected to have a Company Material Adverse Effect.

(iv) Each U.S. Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected adversely to affect the qualified status of any such U.S. Employee Benefit Plan or the exempt status of any such trust.

(v) The Company and its ERISA Affiliates have complied in all material respects with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under the U.S. Employee Benefit Plans.

(vi) None of the U.S. Employee Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (“Company Multiemployer Plan”) and neither the Company nor any of its ERISA Affiliates has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any present or contingent liability due to the termination or reorganization of any Company Multiemployer Plan, nor are any of them reasonably expected to incur liability under Section 4063 or 4064 of ERISA with respect to any such Company Multiemployer Plan.

(vii) Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, and neither the Company nor any ERISA Affiliate has any present or contingent liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.

(viii) To the Knowledge of the Company, there is no liability for breaches of fiduciary duty in connection with the U.S. Employee Benefit Plans, and neither the Company nor any of its Subsidiaries or any “party in interest” or “disqualified person” with respect to the U.S. Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(ix) Any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of the Company or its ERISA Affiliates to, under or on account of each U.S. Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company financial statements.

(x) Except as set forth in Schedule 4.9(a)(x) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including any retention bonuses, parachute payments or non-competition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of its Subsidiaries in the United States; (ii) increase any benefits otherwise payable under any U.S. Employee Benefit Plan or any Company U.S. Employment Agreement; or (iii) result in the acceleration of the time of payment or vesting of any Options, Restricted Stock Units or any other rights or benefits. The Company has provided Parent with a reasonable good-faith estimate of the amount of any estimated severance payment (including estimated gross-up, if applicable) owed under the Company U.S. Employment Agreements due to the transactions contemplated by this Agreement and any subsequent termination of employment.

(b) Non-U.S. Employee Benefit Plans.

(i) Schedule 4.9.(b)(i) of the Company Disclosure Schedule sets forth all material employee benefit plans and arrangements maintained for the benefit of employees of the Company located outside of the United States (the “Non-U.S. Employee Benefit Plans”). All Non-U.S. Employee Benefit Plans are in compliance with all applicable Legal Requirements and have been operated in compliance with the terms thereof, including funding requirements, except to the extent that any non-compliance could not reasonably be expected to have a Company Material Adverse Effect. There are no claims pending or, to the Knowledge of the Company, threatened by employees of the Company’s Subsidiaries located outside of the United States, with respect to non-compliance with the terms of any Non-U.S. Employee Benefit Plans or any applicable requirements, which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect. No other events or conditions have occurred relating to the maintenance or operation of a Non-U.S. Employee Benefit Plan or with respect to the employment of employees of any Company Subsidiary located outside of the United States, which individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

(ii) Schedule 4.9(b)(ii) of the Company Disclosure Schedule sets forth a list of all individual employment, consulting, termination, severance, change in control, retention, post-employment and other compensation agreements, arrangements and plans, (other than statutorily mandated agreements, arrangements and plans) existing prior to the execution of this Agreement or which will exist prior to Closing, which are currently in effect (or with respect to which there may be liability) between a non-US Subsidiary of the Company and any current or former director, officer or employee thereof and under which the annual compensation or severance obligation is at least $100,000 (collectively, the “Company Non-U.S. Employment Agreements”).

(iii) Each Non-U.S. Employee Benefit Plan that is intended to be registered for tax purposes has been registered with the applicable government agency, and, to the Knowledge of the Company, no fact or event has occurred since the date of such registration that could reasonably be expected adversely to affect such registration.

(iv) Any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from the Company’s Subsidiaries located outside of the United States under or on account of each Non-U.S. Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company financial statements.

(v) Except as set forth in Schedule 4.9(b)(v) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including any retention bonuses, parachute payments or non-competition payments) becoming due to any employee or former employee or group of employees or former employees of the Company’s Subsidiaries located outside of the United States; (ii) increase any benefits otherwise payable under any Non-U.S. Employee Benefit Plan or any Company Non-U.S. Employment Agreement; or (iii) result in the acceleration of the time of payment or vesting of any Options, Restricted Stock Units or any other rights or benefits.

SECTION 4.10. Labor and Employment Matters. Except as to clauses (b), (c), (e) and (f), which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) Except as provided in Schedule 4.10(a) of the Company Disclosure Schedule and, with respect to any of the Company’s Subsidiaries located outside of the United States, any industry-level collective bargaining agreement, neither the Company nor its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no question involving current union representation of employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have any Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries located in the United States.

(c) Except as provided in Schedule 4.10(c) of the Company Disclosure Schedule, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(d) There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(e) The Company and each its Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

(f) Except as provided in Schedule 4.10(f) of the Company Disclosure Schedule, as of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is claiming indemnification from the Company or any of its Subsidiaries.

SECTION 4.11. Information Supplied. None of the information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (the “Registration Statement”) shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it (or any amendment thereof or supplement thereto) is mailed to the holders of Company Common Stock, (iii) at the times of each of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or Registration Statement, such event shall be so described by the Company and promptly provided to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any Legal Requirement as to the information required to be contained therein. Notwithstanding the foregoing the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Merger Sub or its Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement.

SECTION 4.12. Permits. Except for environmental matters which are addressed exclusively in Section 4.16, the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”), held by the Company and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Company and its Subsidiaries and for the operation of the Company’s properties, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entities, except for failures to file which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any claim or notice nor has any Knowledge (after reasonable inquiry) indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, except where the failure to be in compliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

SECTION 4.13. Compliance with Law. Except for environmental matters, which are exclusively addressed in Section 4.16, to the Company’s Knowledge (after reasonable inquiry), the Business is not being, and has not since January 1, 2004 been, conducted in violation of any Legal Requirement, except such violations which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. To the Knowledge (after reasonable inquiry) of the Company, no investigation, review or inquiry by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or is threatened that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.14. Taxes. Except as disclosed in Schedule 4.14 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by them in the manner provided by law and all such Tax Returns were correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has (i) timely paid (or had paid on its behalf) all material Taxes (whether or not shown on any Tax Return) that are required to be paid by it and, with respect to any period ending on or prior to September 30, 2005 for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, has made accruals for the projected amount of such Taxes in its books and records and in the balance sheet dated September 30, 2005 contained in the Company SEC Documents filed prior to the date of this Agreement and (ii) has complied in all material respects with the applicable Legal Requirements relating to the payment and withholding of any material Taxes (including any Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party and sales, use and gross receipts Taxes), has duly and timely withheld and paid over to the appropriate Governmental Entity all amounts so withheld and paid under all applicable Legal Requirements, and has duly and timely filed all material Tax Returns with respect to such withheld Taxes.

(c) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(d) No deficiencies for material Taxes have been asserted or assessed or threatened in writing by any Governmental Entity against the Company or any of its Subsidiaries.

(e) No requests for waivers of the time to assess any material amount of Taxes against the Company and its Subsidiaries have been granted and remain in effect or are pending, and no claim has been asserted in writing by any Governmental Entity in any jurisdiction where the Company and its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction, and none of the Company and its Subsidiaries has incurred any material liability for the excise tax on “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. Neither the Company nor any Subsidiary is a party to any litigation or administrative proceeding relating to Taxes (other than litigation dealing with property tax valuations).

(f) The Company, for all taxable years beginning with its date of formation has always been, and will be for the taxable year or portion thereof that will end with and include the Merger, a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has qualified as a REIT for all such years, and (ii) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no such challenge is pending, or is or has been threatened in writing.

(g) All Taxes that have been incurred since the date of the financial statements of the Company as set forth in the Recent Company SEC Documents have been incurred in the ordinary course of business in amounts consistent with prior periods (adjusted for changes in ordinary course operating results).

(h) True, correct and complete copies of all U.S. federal income Tax Returns for the Company and the Subsidiaries that are treated as corporations or partnerships for U.S. federal income tax purposes, with respect to the taxable years commencing on or after January 1, 2002 have been delivered or made available to Parent.

(i) The Company has not incurred, and, to the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that will make it likely that the Company will at any time prior to, but not including the Effective Time of the Merger, incur, any liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code. Except as disclosed on the Company’s Tax Returns, neither the Company nor any Subsidiary (other than a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

(j) Other than regular quarterly dividends in amounts consistent with the amounts permitted under Sections 6.6(b) and (c) of this Agreement, the Company will not be required to make distributions to its shareholders in order to maintain its REIT status or to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code (determined without regard to the effects of the Merger).

(k) Each Subsidiary other than any such Subsidiary that is a taxable REIT subsidiary within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”) or a qualified REIT subsidiary within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”), has since the date it became a subsidiary been, and will through the Effective Time of the Merger be, classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code. Each Company Subsidiary that is a corporation has always been a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each Subsidiary that is a Taxable REIT Subsidiary and will continue to be a Taxable REIT Subsidiary through the Closing Date.

(l) The Company is not a foreign person within the meaning of Section 1445(b)(2) of the Code, and to the Company’s Knowledge the Company is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code and Treasury Regulation Section 1.897-1(c)(2)(i).

(m) The Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n) None of the Company and its Subsidiaries (i) is a party to any Tax allocation or sharing agreement (other than such an agreement that is exclusively between or among the Company and its wholly owned Subsidiaries, either directly or indirectly) or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) or (B) as a transferee or successor or (C) by Contract or otherwise (not including any gross-ups for withholding Taxes or tax indemnities for equipment leasing).

(o) Neither the Company nor any Subsidiary holds any asset the disposition of which would subject the Company to taxation under Section 337(d) of the Code, the Treasury Regulations thereunder or IRS Notice 88-19 (or any comparable provisions of state or local law). None of the Company and its Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(p) The Company has the right to make or to require, and, after the Effective Time of the Merger will continue to have the right to make or to require, each Subsidiary that is treated for U.S. federal income tax purposes as a partnership to make, in the manner provided in Section 1.754-1(b) of the Treasury Regulations, an election under Section 754 of the Code (and any corresponding elections under state or local tax law) (a “Section 754 Election”) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code. At no time prior to the Merger will there have been a revocation or attempted revocation of a Section 754 Election with respect to any Subsidiary that is treated for federal income tax purposes as a partnership.

(q) Neither the Company nor any of its Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(r) Neither the Company nor any Subsidiary has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar Legal Requirement, (iii) requested any extension of time within which to file any material Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person (other than to an employee of the Company) any power of attorney that is currently in force with respect to any material Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes.

(s) Neither the Company nor any of its Subsidiaries is subject to any Tax Protection Agreements.

(t) Except as set forth on Schedule 4.14 of the Company Disclosure Schedule no amount has been paid by the Company or any of the Company’s ERISA Affiliates, and no amount is expected to be paid by the Company or any of the Company’s ERISA Affiliates, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

(u) The aggregate basis of the assets that will be sold to Merger Sub in the Merger exceeds the amount of the liabilities Merger Sub is assuming and taking the assets subject to by not less than $500 million, as determined for federal income tax purposes.

SECTION 4.15. Properties.

(a) The Company or one of its Subsidiaries (each a “Company Property Owner”) owns fee simple title to each of the real properties (or the applicable portion thereof) set forth on Schedule III entitled, “Real Estate and Accumulated Depreciation”, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as being owned in fee (and which do not otherwise qualify as Leased Properties as defined below), as adjusted to reflect purchases and sales disclosed in the Company SEC Documents prior to the date hereof or on Schedule 4.15(a) or Schedule 4.6 of the Company Disclosure Schedule (together with the land underlying such properties and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances thereto, collectively, the “Company Properties”), and a valid leasehold estate to each of the real properties identified as being leased and set forth on Schedule 4.15(a)(i) or Schedule 4.6 of the Company Disclosure Schedule (collectively, the “Leased Properties”) pursuant to leases, subleases or other agreements (together with any amendments or modifications thereto, collectively, the “Company Leases”). The Company has delivered or made available to Parent true and complete copies of the Company Leases, and except as would not have a Company Material Adverse Effect, each Company Lease is valid, binding and in full force and effect. The Company Properties and the Leased Properties are all of the real properties owned or leased by the Company and its Subsidiaries. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, the interests of the Company Property Owners in the Company Properties and the Leased Properties are good and marketable and the same are owned free and clear of Liens except for Permitted Liens. No written termination of or notice of default has been received by the Company or any of its Subsidiaries under a Company Lease, and to the Company’s Knowledge no event has occurred which, with due notice or lapse of time or both, would constitute a default or violation thereunder or which might interfere with the quiet enjoyment of the tenant under any Company Lease, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b) American Land Title Association (or TLTA, CLTA or other similar local equivalent) policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the good and marketable fee simple or leasehold, as applicable, title of the Company or its Subsidiaries, as applicable, with respect to each of the Company Properties and the Leased Properties that are located in the United States, with the only exceptions or exclusions from such coverage being Permitted Liens, except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, each such policy is in full force and effect and no claims have been made or are pending or, to the Knowledge of the Company, threatened thereunder. The Company has delivered or made available to Parent true and complete copies of all such policies except where the failure to do so would not have a Company Material Adverse Effect.

(c) The Company and the Subsidiaries have good title to the personal properties and assets (i) reflected on the consolidated financial statements included in the Company SEC Documents or acquired since the date of such financial statements and (ii) sufficient for the conduct and operation of their respective businesses as currently conducted, except for properties and assets not material in the aggregate to the Business and disposed of in the ordinary course of business consistent with past practice and except for such defects in title which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(d) Except as listed in Schedule 4.15(d) of the Company Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Property and Leased Property (i) is in good operating condition and repair and is structurally sound and free of latent or patent structural, mechanical or other significant defects, with no alterations or repairs being required thereto under applicable Legal Requirements or insurance company requirements; (ii) has not suffered any casualty or other damage that has not been repaired; (iii) consists of sufficient land, parking areas, driveways and other improvements and lawful means of access to permit the use thereof in the manner and for the purposes to which it is presently devoted; and (iv) is otherwise suitable, sufficient, adequate and appropriate in all respects (whether physical, structural, legal, practical or otherwise) for its current use, operation and occupancy, except, in each such case, to the extent that failure to meet such standards does not impair or adversely affect the manner or extent of the current use, operation or occupancy of such property. Except as would not have a Company Material Adverse Effect, the Business will, at the Closing Date, include all right, title and interest in and to all assets that are used primarily in or that are being held primarily for use or are otherwise necessary in the operation of the Business as currently conducted.

(e) Except as set forth on Schedule 4.15(e) of the Company Disclosure Schedule or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there are no (i) pending or, to the Knowledge of the Company, threatened (in writing) requirements by any insurance company which has issued an insurance policy covering any Company Property or Leased Property which require any repairs or work to be done on any Company Property or Leased Property, (ii) condemnation, eminent domain or rezoning or proceedings that are pending or, to the Knowledge of the Company, threatened (in writing) with respect to any portion of any of the Company Properties or Leased Properties; (iii) pending or, to the Knowledge of the Company (after reasonable inquiry), threatened (in writing) action or proceeding by any Governmental Entity for assessment or collection of taxes, impact fees or special assessments affecting any part of any Company Property or Leased Property; or (iv) zoning, building, land-use, fire, safety and signage or other applicable Laws (including to the Knowledge of the Company, Title III of the Americans with Disabilities Act, 42 U.S.C. §§ 12181-12213, as amended from time to time) or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or Leased Properties or by the continued maintenance, operation or use of the parking areas related thereto.

(f) Except as set forth in Schedule 4.15(f), Schedule 4.18 or Schedule 6.3 of the Company Disclosure Schedule, no Company Property or Leased Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement in favor of any Third Party the exercise of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Except in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has distributed or authorized the distribution of any localized, mass or direct mailing which provides any coupons, discounts or any other rental concession, rebates or free rent for any new or existing tenants of any Company Property or any Leased Property which would be effective after the Closing Date.

SECTION 4.16. Environmental. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, or as disclosed in the Company SEC documents or on Schedule 4.16 of the Company Disclosure Schedule:

(a) (i) each of the Company Properties, the Leased Properties and the Business is in compliance with all applicable Environmental Laws; (ii) there is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of the Company (after reasonable inquiry), threatened against the Company or any Subsidiary under any applicable Environmental Laws; and (iii) the Company has not received any written notice (I) of violation or potential liability under any applicable Environmental Laws that remains unresolved, or (II) that any judicial, administrative or compliance order has been issued against the Company or any Subsidiary which remains unresolved.

(b) Neither the Company nor any Subsidiary has used, generated, stored, treated or handled any Hazardous Material on the Company Properties or Leased Properties, in a manner that would reasonably be expected to result in liability under Environmental Laws, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Company Properties or Leased Properties in violation of applicable Environmental Laws. Neither the Company nor any Subsidiary has caused a Release of Hazardous Materials on either the Company Properties or the Leased Properties and, to the Knowledge of the Company, no Third Party has caused a Release or threatened Release of Hazardous Materials on either the Company Properties or Leased Properties.

(c) To the Knowledge of the Company, all Hazardous Material which has been removed from any Company Properties or Leased Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.

(d) No representation or warranty is made under this Section 4.16 with respect to the contents of individual storage units of the Company and its Subsidiaries unless the Company has Knowledge of a Release of Hazardous Materials from an individual storage unit on either the Company Properties or the Leased Properties.

SECTION 4.17. Intellectual Property. Except as would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries own, or are licensed or otherwise possess valid rights to use, all patents, trademarks, service marks, trade names, trade secrets, domain names, computer software, copyrights, inventions, processes, discoveries, formulas, research and development, and applications and registrations for any of the foregoing, in each case, which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole, (collectively, the “Intellectual Property Rights”); (b) to the Company’s Knowledge, there are no conflicts with or infringements of any Intellectual Property Rights by any Third Party, and the conduct of the business of the Company and its Subsidiaries does not conflict with or infringe any intellectual property or other proprietary right of any Third Party; and (c) there are neither any outstanding nor, to the Company’s Knowledge, threatened disputes or disagreements with respect to any of the Intellectual Property Rights.

SECTION 4.18. Material Contracts.

(a) As of the date hereof, except as set forth on Schedule 4.18 of the Company Disclosure Schedule or disclosed in the Recent Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(ii) any Contract relating to development, construction, capital expenditures or purchases of material, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by the Company or any of its Subsidiaries in excess of $2,000,000 during their remaining term following the Closing Date;

(iii) any Contract relating to (A) Indebtedness of the Company or any of its Subsidiaries in excess of $1,500,000, (B) any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit except for agreements entered into in the ordinary course consistent with past practice which agreements relate to obligations which do not exceed $1,500,000 in the aggregate for all such agreements;

(iv) any Contract limiting in any material respect the ability of the Company or any of its Subsidiaries to engage in the Business or to compete in such Business with any Person;

(v) any confidentiality agreements entered into by the Company with a Third Party since January 1, 2004 relating to any actual or potential business combination, merger, sale of the Company, a sale or other divestiture in a single or series of related transactions of more than 25% of the Company’s capital stock, assets or operations, or any other transaction that would reasonably be expected to result in a change of control of the Company (each a “Third Party Confidentiality Agreement”);

(vi) any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(vii) any Contract or executed binding letter of intent involving the future disposition or acquisition of assets or Properties, or any merger, consolidation or similar business combination transaction;

(viii) any Contract involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement (other than Contracts with respect to Indebtedness), in each case involving aggregate payments or obligations by the Company or any of its Subsidiaries in excess of $500,000;

(ix) any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, other than, in each case, any such Contracts concerning the routine collection of debts entered into in the ordinary course of business and other than, in each case, providing for payments under any such Contract by the Company or any of its Subsidiaries in an amount less than $75,000;

(x) other than the Articles of Incorporation, the By-Laws or applicable insurance policies, any Contract providing for continuing indemnification of any of the Company’s directors, officers or employees (except, in each case, for reimbursement of employment related costs or expenses in the ordinary course);

(xi) any management agreement to which the Company or any of its Subsidiaries is a party as manager;

(xii) any guarantee of third party obligations by the Company or any of its Subsidiaries;

(xiii) any lease for real property in which the amount of payments which the Company is required to make on an annual basis exceeds $100,000;

(xiv) any Contract with an accounting firm, consultant or advisor related to compliance with any Legal Requirements of the Securities and Exchange Commission or other jurisdictional equivalents thereto;

(xv) any Contract entered into outside of the ordinary course of business (including any lease or sublease to which the Company or any of its Subsidiaries is party as lessor or tenant outside of the ordinary course of business) not disclosed pursuant to any other clause of this Section 4.18 or involving payments or obligations in excess of $200,000 by the Company or any of its Subsidiaries which are not terminable by the Company or its Subsidiaries without penalty or premium on sixty days prior notice;

The foregoing Contracts to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as the “Company Material Contracts.” Notwithstanding anything above, in the case of clauses (ii), (iii), (vi), (vii), (viii), (xi), and (xii), Company Material Contracts shall not include any Contract that (1) is terminable upon less than 60-days notice without penalty or premium, (2) will be fully satisfied at or prior to the Closing or (3) provides for aggregate payments by the Company or any of its Subsidiaries of less than $200,000 during the remaining term of such Contract following the Closing Date.

(b) Neither the Company nor any of its Subsidiaries are in breach or default and, to the Company’s Knowledge, no other party to any of the Company Material Contracts is in breach or default (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) under any of the Company Material Contracts, except for such defaults which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

SECTION 4.19. Brokers. No broker, finder or investment banker (other than Banc of America Securities LLC and Citigroup Global Markets Inc. (collectively, the “Financial Advisors”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent and Merger Sub true and complete information concerning the financial arrangements between the Company and the Financial Advisors pursuant to which such firms would be entitled to any payment as a result of the transactions contemplated hereunder. The Financial Advisors are entitled to a fee in the amount set forth on Schedule 4.19 of the Company Disclosure Schedule including amounts that have been previously paid and are not entitled to any other brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 4.20. Opinion of Financial Advisor. Each Financial Advisor has rendered to the Company Board an opinion to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (except Parent, Merger Sub and their respective Affiliates). A true and correct copy of such opinion will be delivered to Merger Sub solely for informational purposes after receipt thereof by the Company.

SECTION 4.21. Anti-Takeover Legal Requirements. Prior to the date of this Agreement, the Company has taken all actions necessary to exempt under or make not subject to the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other takeover Legal Requirements and regulations of any state, including the provisions of Section 23B.19 of the WBCA and any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (collectively, “Takeover Statutes”): (i) the execution and delivery of this Agreement; (ii) the Merger; and (iii) the transactions contemplated hereby.

(a) The Company and the Company Board have taken all appropriate and necessary actions to render any and all limitations on ownership of Company Common Stock as set forth in the Restated Articles of Incorporation, inapplicable to the Merger and the other transactions contemplated thereby.

SECTION 4.22. Rights Agreement Amendment. The Company and the Rights Agent under the Rights Agreement have duly executed and delivered an amendment to the Rights Agreement (without redeeming the Rights identified therein), and shall maintain in effect all necessary action (i) to render the Rights Agreement inapplicable with respect to the Merger, this Agreement and the transactions contemplated hereby; (ii) to ensure that (x) neither Parent nor Merger Sub nor any of their “Affiliates” (as such term is defined in the Rights Agreement) or “Associates” (as such term is defined in the Rights Agreement) is considered to be an “Acquiring Person” (as such term is defined in the Rights Agreement) and (y) the provisions of the Rights Agreement, including the occurrence of a “Distribution Date” (as such term is defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby; and (iii) to ensure that the Rights shall automatically terminate on and as of the Effective Time be void and of no further force or effect. The Company has made available to Merger Sub a true, complete and correct copy of the Rights Agreement, as amended, and the Rights Agreement has not been further modified or amended.

SECTION 4.23. Insurance. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as management of the Company believes is reasonable for its business. The Company or the applicable Company Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business and consistent with past practice or such as is normal and customary in the Company’s industry. No such policy will terminate as a result of the Merger.

SECTION 4.24. Voting Requirements. Except as set forth on Schedule 4.24 of the Company Disclosure Schedule, the only vote required of the holders of the Company’s capital stock to adopt this Agreement and to approve the Merger is the affirmative majority vote of the outstanding shares of Company Common Stock.

SECTION 4.25. Affiliate Transactions. Since January 1, 2005, there have been no transactions or series of related transactions, or to the Knowledge of the Company (after reasonable inquiry), and except as set forth on Schedule 6.3 of the Company Disclosure Schedule, currently proposed transactions or series of related transactions, entered or to be entered into by the Company or any of its Subsidiaries which are of the type required to be disclosed, or would be required to be disclosed if consummated, by the Company pursuant to Item 404 of Regulation S-K under the Securities Act that are not so disclosed or have not been disclosed to Parent. True and complete copies of any Contracts relating to any such consummated transactions have been delivered or made available to Parent prior to the date hereof.

SECTION 4.26. Investment Company Act of 1940. Neither the Company nor any of the Company Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

SECTION 4.27. Disclaimer of Other Representations and Warranties. No representation or warranty is made in this Article IV with respect to the contents of individual storage units of the Company and its Subsidiaries unless the Company has Knowledge of an event or circumstance related to an individual storage unit. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth in or made pursuant to this Agreement. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any of its Subsidiaries or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Simultaneously with the execution and delivery of this Agreement, Parent and Merger Sub shall deliver to the Company a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Parent Disclosure Schedule”). Any exception or qualification set forth in the Parent Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make readily apparent or otherwise make the Company reasonably aware that such exception or qualification is applicable to such other representations, warranties or covenants whether or not such exception or qualification is so numbered. Except as otherwise set forth in the Parent Disclosure Schedule, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

SECTION 5.1. Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite power and authority to own its assets and to carry on its business as presently conducted. Parent has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Merger Sub is a limited liability company duly organized, validly existing with active status under the laws of the State of Delaware and has all requisite power and authority to own its assets and to carry on its business as presently conducted. Merger Sub has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. Parent owns directly or indirectly substantially all of the issued and outstanding interests of Merger Sub.

SECTION 5.2. Capitalization.

(a) The authorized capital stock of Parent consists of: (i) 200,000,000 shares of Parent Common Stock, (ii) 200,000,000 shares of equity stock, par value $.01 per share, and (iii) 50,000,000 shares of preferred stock of Parent. As of March 1, 2006: (A) 129,786,793 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (B) 8,744.193 shares of Equity Stock, Series A (represented by 8,774,193 depositary shares) which rank on parity with the Parent Common Stock; (C) 1,702,536 shares of preferred stock of the Parent (including preferred stock represented by 102,536,000 depositary shares were issued and outstanding and 9,000 shares were reserved for issuance upon the exchange of certain preferred units; (D) 1,784,145 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding stock options or vesting of outstanding restricted stock units under the Parent stock option and incentive plans listed in Schedule 5.2 of the Parent Disclosure Schedule; and (E) 9,012,128 shares of common stock reserved for issuance upon conversion of the Equity Stock Depositary Shares and partnership units listed in Schedule 5.2 of the Parent Disclosure Schedule.

(b) All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. Except as set forth above in Schedule 5.2 of the Parent Disclosure Schedule, (i) there are no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating Parent or any Subsidiary of Parent to issue or sell any shares of capital stock of or other equity interests in Parent or any Subsidiary of Parent or any Voting Debt of Parent or any Subsidiary of Parent and (ii) there is no Voting Debt of Parent or any Subsidiary of Parent.

SECTION 5.3. Authorization and Execution. The execution and delivery of this Agreement and the performance of each of Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, assuming this Agreement is enforceable against the Company, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, rearrangement, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, liquidation, conservatorship or similar laws or by general principles of equity.

SECTION 5.4. Absence of Conflicts; Governmental Authorizations.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or equivalent organizational documents, each as amended to date, of Parent or Merger Sub, (ii) materially conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) or increase in any cost or obligation of the Company pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which Parent or Merger Sub is a party or by which any of their respective properties or assets are or may be bound, (iii) violate in any material respect any term of any Legal Requirement applicable to Parent or Merger Sub or by which any their respective properties or assets are bound or affected, except in the case of clauses (ii) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Except for applicable requirements, if any, of the Securities Act, the Exchange Act, the filing and recordation of appropriate merger documents as required by the WBCA and the LLC Act, filings required pursuant to any state securities or “blue sky” laws, and such other Consents, notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby, neither Parent nor Merger Sub is required to obtain any Consent from or submit any notice, report or other filing to any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.5. SEC Reports and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, and has made available to Company true and complete copies of all such forms, reports, schedules, statements and other documents filed by it since January 1, 2002, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Parent SEC Documents”). Except as set forth in Schedule 5.5 of the Parent Disclosure Schedule, each of the Parent SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such Parent SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except for Public Storage Properties IV, Ltd. and Public Storage Properties V, Ltd., no Subsidiary of Parent is required to file any form, report or other document with the SEC.

(b) The consolidated financial statements included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements of Parent, as permitted by SEC Forms 10-Q and 8-K) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of Parent for the periods presented in the Parent SEC Documents.

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the

rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Except as otherwise permitted by this Agreement, there are no “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of Parent and its Subsidiaries.

SECTION 5.6. Absence of Certain Changes or Events. Since September 30, 2005, except as contemplated by this Agreement or as set forth in Parent’s Annual Report on Form 10-K for the year ended December 31, 2004 or Parent’s Quarterly Reports on Form 10-Q or Parent’s Current Reports on Form 8-K or Parent’s proxy statement on Schedule 14A, in each case as amended, filed subsequent thereto and prior to the date hereof (excluding any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature) (the “Recent Parent SEC Documents”), there has not been any event that has had or is reasonably expected to have a Parent Material Adverse Effect.

SECTION 5.7. Litigation. Except for environmental matters, which are exclusively addressed in Section 5.14, or as disclosed in the Recent Parent SEC Documents, there are no claims, actions, suits, arbitrations, inquiries, proceedings or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any properties or rights of Parent or any of its Subsidiaries, before any Governmental Entity, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or to materially impair or delay the ability of either of Parent or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Neither Parent, Merger Sub, nor any of Parent’s Subsidiaries, nor any of Parent’s, Merger Sub’s or any of Parent’s Subsidiaries’ respective properties is subject to any order, judgment, writ, injunction or decree, which, individually or in the aggregate, has had or would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

SECTION 5.8. No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (a) are accrued or reserved against in the most recent financial statements included in the Parent SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since September 30, 2005, (c) are incurred pursuant to the transactions contemplated by this Agreement, (d) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (e) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.9. Information Supplied. None of the information supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Registration Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it is declared effective by the SEC, and (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall (i) when filed with the SEC or other regulatory agency, (ii) when it (or any amendment thereof or supplement thereto) is mailed to the holders of Company Common Stock, (iii) at the times of each of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement or Registration Statement, shall occur which is required to be described in an amendment of, or supplement to, the

Proxy Statement or Registration Statement, such event shall be so described by Parent or Merger Sub and promptly provided to the Company. All documents that Parent or Merger Sub is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable Legal Requirements as to the information required to be contained therein. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to the information supplied or to be supplied by the Company or any Affiliate (other than Parent or Merger Sub to the extent Parent or Merger Sub is determined to be an Affiliate of the Company) thereof for inclusion or incorporation by reference in the Proxy Statement or Registration Statement.

SECTION 5.10. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 5.11. Compliance with Law. Except for environmental matters, which are exclusively addressed in Section 5.14 or as disclosed in the Recent Parent SEC Documents, to the Knowledge of Parent, the business of Parent and Merger Sub is not being, and has not since January 1, 2004 been, conducted in violation of any Legal Requirement, except such violations which, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no investigation, review or inquiry by any Governmental Entity with respect to Parent or any Subsidiaries of Parent is pending or is threatened that would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.12. Taxes.

Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in the manner provided by law and all such Tax Returns were correct and complete,

(b) Parent and its Subsidiaries have paid (or had paid on their behalf) all Taxes due in respect of the periods covered by such Tax Returns as required to be paid by them,

(c) For all taxable years commencing with 2001 through the date hereof, Parent has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT.

SECTION 5.13. Properties. Parent or one of its Subsidiaries (each a “Parent Property Owner”) owns fee simple title to each of the real properties (or the applicable portion thereof) described in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as being owned in fee, as adjusted to reflect purchases and sales disclosed in the Parent SEC Documents prior to the date hereof (or which were not required to be so disclosed) (collectively, the “Parent Properties”), and a valid leasehold estate to each of the real properties subject to a lease described in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as adjusted to reflect purchases and sales disclosed in the Parent SEC Documents prior to the date hereof (or which were not required to be so disclosed) (collectively, the “Parent Leased Properties”). Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, the interests of the Parent Property Owners in the Parent Properties and the Parent Leased Properties are good and marketable, and the same are owned free and clear of Liens except for Permitted Liens. No written termination of or notice of default has been received by Parent or any of its Subsidiaries under a lease pursuant to which Parent or one of its Subsidiaries holds its interest in a Parent Leased Property, except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

SECTION 5.14. Environmental. To Parent’s Knowledge and except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect:

(a) (i) each of the Parent Properties and Parent Leased Properties and Parent’s business are in material compliance with all applicable Environmental Laws; (ii) there is no litigation or other proceeding pending threatened against Parent under any Environmental Laws; and (iii) Parent has not received any written notice (I) of violation or potential liability under any Environmental Laws that remains unresolved, or (II) that any judicial, administrative or compliance order has been issued against Parent which remains unresolved.

(b) There has been no Release or threatened Release of Hazardous Material on the Parent Properties or Parent Leased Properties in material violation of any Environmental Law.

(c) All Hazardous Materials which has been removed from any Parent Properties or Parent Leased Properties has been handled, transported and disposed of at the time of removal in material compliance with Environmental Laws.

SECTION 5.15. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

SECTION 5.16. Voting Requirements. The only vote required of the holders of Parent’s capital stock in connection with the transactions contemplated hereby is the approval of the Share Issuance by the affirmative majority vote of the outstanding shares of Parent Common Stock and the Equity Stock, Series A (represented by Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A) voting together as one class. The Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A vote at a rate of one-tenth of a vote per depositary share.

SECTION 5.17. Disclaimer of Other Representations and Warranties. No representation or warranty is made in this Article V with respect to the contents of individual storage units of Parent and its Subsidiaries unless Parent has Knowledge of an event or circumstance related to an individual storage unit. Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth in or made pursuant to this Agreement. Except as expressly set forth herein, no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub.

ARTICLE VI.

COVENANTS OF THE COMPANY

SECTION 6.1. Access to Information.

(a) The Company will provide Parent and Parent’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, properties, officers, directors, district managers, senior MIS personnel, MIS consultants and vendors, accountants, assets, books and records of the Company and (i) Parent shall have the right, subject to the terms of this Section 6.1, to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examinations or studies with respect to the Company Properties; provided that (A) Parent indemnifies the Company for any losses, costs or damages associated with any such items or caused during any period as a result of Parent’s access, (B) the Company receives copies of all such items, and (C) Parent may not do any invasive or destructive testing of the Company Properties, (ii) Parent shall have the right, upon prior notice and during normal business hours, to provide employees of the Company with information; provided that (A) Parent first coordinates the distribution of such information to the Company employees with the Company, (B) provides the Company copies of all materials to be provided to employees of the Company, and (C) provides the Company with a reasonable opportunity to review such materials, (iii) the Company shall provide Parent with a monthly review of the unaudited revenues, capital spending and performance data of the Company and the Company Subsidiaries within 20 days after the end of each such month on a property by property basis, and (iv) the Company will furnish Parent with such financial and operating data and other information with respect to the business, personnel and properties of the Company or the transactions contemplated hereby as Parent shall from time to time reasonably request; provided, however, that such investigation (a) shall be conducted upon reasonable prior notice with a representative of the Company present, and in such manner as not to interfere unreasonably with the operation of the business of the Company, (b) shall not include speaking with employees (other than district managers in the manner provided above), customers or suppliers of the Company without the prior consent of the Company (other than to the extent such customers or suppliers are customers of or suppliers to Parent or any of its Subsidiaries); provided further that the Company shall provide reasonable assistance and cooperation to Parent in connection with integration planning and transition activities (including access to accounting, MIS, and other systems) and access to employees as reasonably necessary in connection therewith; provided that such access shall be coordinated with the Company and conducted in such manner as not to interfere unreasonably with the operation of the business of the Company, and (c) neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any Person with which it has a business relationship, constitute a waiver of the attorney-client privilege or contravene any Legal Requirement.

(b) Each of Parent and Merger Sub will hold and treat and will cause their Representatives to hold and treat in confidence all documents and information concerning the Company or its Subsidiaries furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.2. Information for Registration Statement. The Company will promptly furnish to Parent such data and information relating to it and its Subsidiaries as Parent may reasonably request for the purpose of including such data and information in the Registration Statement and any amendments or supplements.

SECTION 6.3. Conduct of Business. The Company covenants and agrees that prior to the Effective Time, except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.3 of the Company Disclosure Schedule or (iii) as agreed in writing by Parent, after the date hereof:

(a) (1) Subject to the restrictions set forth in clause (a)(2), the Company will, and will cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, use reasonable best efforts to preserve substantially intact in all material respects its present business organization, assets, properties, reputation and key relations, keep available in all material respects the services of its present officers, directors and employees (except that Parent agrees that it shall not be a breach of this provision if any Company employees choose to voluntarily terminate their employment with the Company after the date hereof), and (2) the Company will not, and will not, to the extent such Subsidiary is controlled by the Company or its Affiliates, permit any of its Subsidiaries, to

(i) authorize, issue or commit to issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock of any class (whether or not from treasury stock) or other equity interests in the Company, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or securities, except for the issuance of shares of Company Common Stock upon the exercise of, and in accordance with, Options granted prior to the date hereof; provided, however, that nothing herein shall prohibit the Company from (A) making automatic option grants to directors of the Company pursuant to the Directors Incentive Plan, or (B) issuing shares of Company Common Stock pursuant to the terms of the ESPP;

(ii) split up, combine or reclassify any of its capital stock or other equity interests in the Company;

(iii) purchase, redeem or otherwise acquire any shares of its capital stock of any class or any equity interests in the Company, or any interest in or right to acquire any such shares or other equity interests in the Company;

(iv) (A) increase the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of the Company, or any of its Subsidiaries, other than to employees at the level of store manager, district manager or below, in the ordinary course of business consistent with past practice; provided, that no such increases shall increase the number of weeks of severance, if any, that the Company is obligated to pay such employees or the terms of the Company’s severance plans, (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (D) take any affirmative action to accelerate the vesting of any stock-based compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company U.S. Employment Agreement, U.S. Employee Benefit Plan or Non-U.S. Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company U.S. Employment Agreement, U.S. Employee Benefit Plan or Non-U.S. Employee Benefit Plan or agreements or awards made thereunder), other than contributions (whether in stock or cash) made to Company U.S. Pension Plans as required by the terms of such plans and consistent with past practice, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company U.S. Employment Agreement, U.S. Employee Benefit Plan or Non-U.S. Employee Benefit Plan, (G) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement, Company U.S. Employment Agreement, U.S. Employee Benefit Plan or Non-U.S. Employee Benefit Plan, (H) amend or modify any Company Option Plan, (I) grant or promise any tax offset payment award under any Company Option Plan, (J) make any loan or cash advance to, or engage in any transaction with, any current or former director, officer or employee, except advances to employees in the ordinary course of business consistent with past practice, (K) make any loan or cash advance to any current or former consultant or independent contractor, (L) hire any officers, consultants or employees other than at the district manager level or below (including office personnel at such levels) in the ordinary course of business consistent with past practice and only to the extent such hires are reasonably necessary to replace employees no longer employed after the date hereof or to staff new facilities, or (M) terminate the employment of any holder of Restricted Stock or Restricted Stock Units as of the Effective Time;

(v) subject to the provisions of Section 6.4, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vi) subject to the provisions of Section 6.4, except for the lease of self storage facilities and related assets in the ordinary course of business consistent with past practice and for transactions disclosed on Schedule 6.3 of the Company Disclosure Schedule, transfer, sell, lease (other than as lessee pursuant to leases in effect as of the date hereof), license, sell and leaseback, mortgage (except as otherwise permitted pursuant to Schedule 6.3 of the Company Disclosure Schedule), encumber or otherwise dispose of or assign any (i) Company Properties (ii) of the Company’s or any Subsidiary’s interest in the Leased Properties or (iii) or other material assets (including any contracts or stock (or equivalent thereof of the Company’s Subsidiaries) or permit any (x) Company Properties, (y) of the Company’s or any Subsidiary’s interest in the Leased Properties or (z) or other material assets (including any contracts or stock (or equivalent thereof of the Company’s Subsidiaries) to be subjected to any Liens, other than Permitted Liens, except (A) to the extent such Lien is made or incurred in the ordinary course of business consistent with past practice, or (B) in the case of involuntary Liens on Company Properties and/or Leased Properties, to the extent such Liens do not materially affect the value of, or interfere with the business or the operation of, the Company Properties and the Leased Properties taken as a whole;

(vii) amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of its Articles of Incorporation or Restated By-Laws (or equivalent organizational document) or take any action with respect to such action other than is contemplated in connection with the Merger;

(viii) enter into, or become obligated under, or change, amend, terminate or otherwise modify any Company Material Contract (other than as otherwise permitted by this Section 6.3, including construction or other Contracts contemplated by clause (ix) below), or fail to enforce any material rights or claims of the Company under any Contract in a materially adverse manner (including any write-off or other materially adverse compromise of any material accounts receivable of the Company or any of its Subsidiaries);

(ix) make or commit to make capital expenditures except for expenditures the Company reasonably deems necessary to address emergency situations, to ensure compliance with applicable law or to cure a default under a material agreement or as set forth in Schedule 6.3 of the Company Disclosure Schedule;

(x) (A) incur any Indebtedness for borrowed money other than borrowings pursuant to the Company’s and its Subsidiaries’ revolving credit arrangements in effect on the date hereof in the ordinary course, consistent with past practice, for working capital purposes, (B) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances or capital contributions to, or investment in, or repay any indebtedness owing to any Person other than the Company or any of its direct or indirect Subsidiaries in an amount in excess of $1,000,000 other than the repayment of Indebtedness existing as of the date hereof at maturity in accordance with its terms; provided that the Company may take any of the actions proscribed by this Section 6.3(a)(x) following reasonable consultation with Parent and with Parent’s prior written consent (such consent not to be unreasonably withheld);

(xi) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates (other than replacement of such existing hedging agreements or other financial agreements or arrangements required by the Company’s Contracts related to Indebtedness, following reasonable consultation with Parent); provided that the Company may enter into such agreements following reasonable consultation with Parent and with Parent’s prior written consent (such consent not to be unreasonably withheld);

(xii) acquire by merging or consolidating with, or by purchasing all or substantially all, or a portion of all, the assets, capital stock (or equivalent thereof) or other equity securities of any other Person, or any business division, assets or properties of any other Person or otherwise organize or acquire control or ownership of any other Person.

(xiii) make, amend or rescind any express or deemed material election relative to Taxes, unless such election or rescission is (i) required by any Legal Requirement, or (ii) necessary to preserve the status of the Company as a REIT or of any Subsidiary of the Company (other than any taxable REIT subsidiary or qualified REIT subsidiary) as a partnership or disregarded entity for federal income tax purposes, waive or extend the statute of limitations with respect to any Taxes, or settle or compromise any material liability for Taxes (other than settling appeals of property Tax valuations) or amend any

Tax Return; provided, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gains dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a taxable REIT subsidiary;

(xiv) enter into any Tax Protection Agreement;

(xv) make any changes in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or other Legal Requirement;

(xvi) take any action, or fail to take any action, which can reasonably be expected to cause (i) the Company to fail to qualify as a REIT, or (ii) any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes, as a REIT, as a Qualified REIT Subsidiary, or as a Taxable REIT Subsidiary under Section 856(l) of the Code, as the case may be;

(xvii) make any payments or incur any liability or obligation to or for the benefit of any Third Party for the purpose of obtaining any consent from such Third Party to the Merger or the transactions contemplated hereunder;

(xviii) initiate, compromise or settle any litigation or arbitration proceeding (A) relating to this Agreement or the transactions contemplated hereby or (B) material to the Company and its Subsidiaries, taken as a whole;

(xix) open or close any facility or office material to the Company and its Subsidiaries, taken as a whole;

(xx) adopt or implement any shareholder rights plan or similar device or arrangement; or

(xxi) take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

(b) The Company will advise Parent as soon as reasonably practicable of (and, in the case of any written notice, provide to Parent a copy of):

(i) the commencement of or, to the Knowledge of the Company, the threat of any material claim, litigation, action, suit, inquiry or proceeding involving the Company, any of its Subsidiaries, their respective properties or assets, or, to the Knowledge of the Company, involving any of their respective directors, officers or agents (in their capacities as such);

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv) in furtherance and not in limitation of Sections 7.2(a), 8.1 and 8.2, a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws in connection with this transaction or outside of the ordinary course of business which, in each case, would be reasonably likely to have a Company Material Adverse Effect.

(c) The Company will, and will cause each of its Subsidiaries to, comply, in all material respects, with all Legal Requirements applicable to the Business.

(d) The Company shall provide to Parent a summary of the amounts outstanding on its and its Subsidiaries’ revolving credit arrangements on a monthly basis.

(e) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

SECTION 6.4. No Solicitation. (a) Except as provided in this Section 6.4(a) or in Section 6.4(b), the Company shall not, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, agents and representatives (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, encourage, initiate or take any other action to facilitate any inquiries or the making of any inquiries regarding, or the submission of, any proposal or offer that constitutes, relates to, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, assist or participate in any effort or attempt by, or otherwise cooperate in any way with, any Person relating to any Acquisition Proposal or with respect to, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal; provided, however, that (without limiting the rights of Parent or Merger Sub hereunder) nothing contained in this Section 6.4 or any other provision of this Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or (B) making any legally required disclosure to shareholders with regard to an Acquisition Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall immediately request the return or destruction of all confidential information regarding the Company or its Subsidiaries provided to any Person or group prior to the date of this Agreement pursuant to the terms of any applicable Third Party Confidentiality Agreements, and the Company shall use its reasonable best efforts to enforce (to the extent the Company has Knowledge of a breach by the other party thereto), and shall not waive any of the provisions of, any such Third Party Confidentiality Agreement. Notwithstanding the foregoing, prior to the date of the Company Shareholders’ Meeting, the Company and the Representatives may furnish information concerning its and its Subsidiaries’ business, properties or assets to any Person or group (so long as such Person or group is not in breach of the “standstill” provisions of any Third Party Confidentiality Agreement), and may negotiate and participate in discussions and negotiations with such Person or group concerning an Acquisition Proposal if: (w) such Person or group has submitted an unsolicited Acquisition Proposal which did not result from a material breach by the Company, any of its Subsidiaries or any Representative of the terms and conditions set forth herein and which the Company Board believes in good faith (after consultation with its legal and financial advisors) is reasonably likely to lead to a Superior Proposal; (x) if the Company Board determines in good faith (after consultation with its legal advisors) that failing to do so would be a breach of its fiduciary duties, including the standards of conduct set forth in Section 23B.08.300 of the WBCA, (y) prior to providing any nonpublic information permitted to be provided pursuant to this sentence, the Company shall have entered into a confidentiality agreement with such Person or Group on terms no less favorable to it than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto), and (z) the Company shall provide Parent a copy of any nonpublic information to be provided pursuant to this sentence prior to furnishing such information to such Person or group, provided, however, that the Company shall not be required to provide Parent any such non-public information that is already contained in the Intralinks data room as of the date hereof.

(b) Except as set forth in this Section 6.4(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, prior to the date of the Company Shareholders’ Meeting, the Company Board may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (each, a

“Subsequent Determination”), in each case if (x) the Company shall not have violated its obligations under this Section 6.4 in any material respect and shall have received a Superior Proposal, (y) the Company Board shall have determined in good faith (after consultation with its legal advisors) that failing to take such action would be a breach of its fiduciary duties including the standards of conduct set forth in Section 23B.08.300 of the WBCA, and (z) prior to taking such action, the Company provides four Business Days written notice to Parent advising Parent that the Company Board has made the determination described in clause (y) immediately above and complies with Section 10.1(d)(i).

(c) From and after the date of this Agreement, the Company shall promptly (but in any event within 24 hours) advise Parent of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal received by the Company and keep Parent informed as to the status of and any material developments regarding any such inquiries, requests, proposals or offers. Any such notice shall be made in writing and shall indicate the material terms and conditions thereof (including the identity of the party making the Acquisition Proposal and a copy of the Acquisition Proposal and any modifications thereto).

SECTION 6.5. Tax Matters.

(a) From the date of this Agreement until the Effective Time, each of the Company and its Subsidiaries will duly and timely file all Tax Returns and other documents required to be filed by it with federal, state, local and any non-U.S. Tax authorities, subject to extensions permitted by any Legal Requirement and properly granted by the appropriate authority, provided that the Company notifies Parent that it or any of its Subsidiaries is availing itself of such extensions, and provided, further, that such extensions do not adversely affect the Company’s status as a REIT under the Code.

(b) The Company and its Subsidiaries shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes (together with any related interest, penalties or additions to such Taxes, “Transfer Taxes”) which become payable in connection with the transactions contemplated by this Agreement, and shall cooperate in attempting to minimize the amount of such Transfer Taxes.

(c) The Company shall provide Parent an opinion of Perkins Coie LLP or other outside counsel reasonably satisfactory to Parent, dated as of the Closing Date, to the Company substantially in the form of Exhibit C and reasonably satisfactory to Parent (the “Company REIT Opinion”).

(d) For U.S. federal and applicable state income tax purposes, the Company shall report and treat the Merger as a taxable disposition by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration, the cash paid pursuant to Section 3.7, the Parent Preferred Stock, if any, and the assumption of all of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration, cash paid pursuant to Section 3.7 and Parent Preferred Stock, if any, to the holders of Company Common Stock and Company Preferred Stock under Sections 331 and 562 of the Code. This Agreement constitutes a “plan of liquidation” of the Company for federal income tax purposes and the Company Board, prior to that date on which the Effective Time of the Merger occurs, will adopt this Agreement as such plan.

(e) Prior to the Effective Time, the Company shall use reasonable best efforts to merge or otherwise convert each Subsidiary of the Company that is a Qualified REIT Subsidiary into a limited liability company or entity that is treated, and will continue to be treated after the Effective Time, as a disregarded entity for U.S. federal income tax purposes, and the Company shall notify Parent prior to the Effective Time of the name of each Subsidiary that is a Qualified REIT Subsidiary that will not be so merged or converted prior to the Effective Time.

SECTION 6.6. Dividends. From and after the date of this Agreement, the Company shall not declare or pay any dividend or distribution to its shareholders without the prior written consent of Parent; provided, that the written consent of Parent shall not be required for the authorization and payment of (a) additional distributions required by the Code for the Company to maintain its REIT status or necessary to eliminate any federal Tax liability, after giving effect to any payments made pursuant to clauses (b), (c), (d) and (e) below, and provided that the Company shall consult with Parent prior to making any such dividend or distribution pursuant to this clause (a) as to the requirement or necessity thereof; (b) dividends or distributions of up to $2.175 per year per share to holders of the Series C Preferred Stock and dividends or distributions of up to $2.1875 per year per share to holders of the Series D Preferred Stock which are paid in accordance with past practices (including record and payment dates) and the terms of the Certificates of Designation of such series of Company Preferred Stock; (c) the previously declared quarterly distributions of $0.56 per share of Company Common Stock payable during the first quarter of 2006, with record and payment dates of March 3, 2006 and March 13, 2006, respectively; (d) distributions payable to holders of Company Common Stock, the record date of which shall be the earlier of June 3, 2006 or the last Business Day immediately preceding the Closing Date (the “Second Quarter Record Date”), which distributions shall be in an amount per share equal to (x) $0.56 less (y) the per share amount of any distributions paid or declared pursuant to clause (a) above during the period following March 6, 2006 to the Second Quarter Record Date; and (e) distributions to holders of Company Common Stock for each calendar quarter thereafter (commencing July 1, 2006) ending on or prior to the Closing Date in an amount per share equal to the (x) regular quarterly distribution per share then paid to holders of Parent Common Stock (which Parent presently intends, subject to declaration by Parent’s board of directors, will be $0.50 per share of Parent Common Stock) multiplied by (y) the Exchange Ratio, and (z) in each case less the per share amount of any distributions pursuant to clause (a) above paid or declared following the date hereof and not previously deducted in computing the distributions payable pursuant to clause (d) or this clause (e) (any such excess being carried forward), provided, that the record and payment dates for each quarterly distribution with respect to the Company Common Stock pursuant to this clause (e) shall be the same as the record and payment dates for the applicable regular quarterly distribution for the Parent Common Stock, provided that each such record date shall be in the applicable calendar quarter, and that such record and payment dates shall be provided by Parent to the Company by written notice not less than twenty Business Days prior to the record date for such quarterly Parent distribution. In the event that a distribution with respect to the Company Common Stock or the Company Preferred Stock permitted by this Section 6.6 has (x) a record date prior to the Effective Time and (y) has not been paid as of the Effective Time, the holders of Company Common Stock or Company Preferred Stock, as applicable, shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article II and Article III of this Agreement. It is understood and agreed that Parent may set the record date for the regular quarterly distribution payable to holders of Parent Common Stock on the same date as the Second Quarter Record Date, which distribution shall be in an amount per share equal to the regular quarterly distribution per share then paid to holders of Parent Common Stock. It is the intention of the parties hereto that each holder of a share of Company Common Stock (assuming such holder owned such share prior to and as of March 2, 2006 and does not subsequently transfer such share during the remainder of 2006 except in connection with the conversion into Parent Common Stock in connection with the Merger) shall receive one quarterly distribution during each of the four calendar quarters of 2006, either as a Company shareholder in accordance with clauses (d) and (e) above or, after the Effective Time, as a Parent shareholder by receipt of a regular quarterly distribution.

SECTION 6.7. Preferred Stock. On or before the date the Proxy Statement is mailed to holders of Company Common Stock (but in no event more than 90 days prior to the anticipated Closing Date), the Company shall publish a notice of redemption in a publication of general circulation in the City of New York, once a week for two successive weeks, and mail a notice to each holder of record of shares of Series C Preferred Stock and Series D Preferred Stock, such notice to state that the Company will redeem all of the Series C Preferred Stock and Series D Preferred Stock immediately prior to and conditioned upon the Closing and otherwise containing such other information required by the terms of the Series C Preferred Stock and Series D Preferred Stock and shall, subject to compliance by Parent with Section 3.7, otherwise take such action as necessary to cause the redemption of all of the Series C Preferred Stock and Series D Preferred Stock immediately prior to and conditioned upon the Closing.

ARTICLE VII.

COVENANTS OF PARENT AND MERGER SUB

Parent covenants and agrees with the Company that, at all times before the Closing and to the extent specified, after the Closing, Parent at its expense will comply and will cause Merger Sub or the Surviving Company, as the case may be, to comply with all covenants and provisions of this Article VII, except to the extent otherwise expressly required or permitted by this Agreement.

SECTION 7.1. Obligation of Parent to Make Merger Effective and Merger Sub’s Stockholder Consent. Parent shall cause Merger Sub to take all legally permitted actions necessary on its part to carry out the transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub, will consent in writing to the approval of this Agreement and the Merger in accordance with applicable law.

SECTION 7.2. Access to Information.

(a) Parent and Merger Sub will provide the Company’s counsel, accountants and other representatives and agents with reasonable access (in relation to the Company’s status as a party to this Agreement), upon prior notice and during normal business hours, to the books and records of Parent and Merger Sub and will furnish the Company with such financial and operating data and other information with respect to the business, personnel and properties of Parent and Merger Sub or the transactions contemplated hereby as the Company shall from time to time reasonably request; provided, however, that such investigation (a) shall be conducted upon reasonably prior notice with a representative of Parent present, and in such manner as not to interfere unreasonably with the operation of the business of Parent or Merger Sub, (b) shall not include speaking with employees, customers or suppliers of Parent or Merger Sub without the prior consent of Parent, other than to the extent such customers or suppliers are customers of or suppliers to the Company or any of its Subsidiaries, and (c) neither Parent, Merger Sub nor any of Parent’s Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any Person with which it has a business relationship, constitute a waiver of the attorney-client privilege or contravene any Legal Requirement.

(b) The Company will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning Parent or Merger Sub or their Subsidiaries furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement in accordance with the confidentiality agreement, dated as of February 27, 2006, by and between Parent and the Company, which confidentiality agreement shall remain in full force and effect in accordance with its terms.

SECTION 7.3. Information for Proxy Statement for the Company’s Shareholders. Parent will promptly furnish to the Company such data and information relating to it and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain the necessary shareholder approval of the Merger.

SECTION 7.4. Conduct of Business. Parent and Merger Sub covenant and agree that prior to the Effective Time, except (i) as expressly provided in this Agreement, or (ii) as agreed in writing by Company, after the date hereof:

(a) Parent and Merger Sub will not, and will not permit any of Parent’s Subsidiaries to:

(i) adopt or effect a plan of complete or partial liquidation, dissolution as to Parent or Merger Sub;

(ii) amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of its Articles of Incorporation or Restated By-Laws (or equivalent organizational document) in such a manner as would cause holders of Company Common Stock that receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock;

(iii) take any action, or fail to take any action, which can reasonably be expected to cause Parent to fail to qualify as a REIT; or

(iv) take, undertake, incur, authorize, commit or agree to take any of the foregoing actions.

(b) Parent will advise the Company as soon as reasonably practicable of (and, in the case of any written notice, provide to the Company a copy of):

(i) the commencement of or, to the Knowledge of Parent, the threat of any material claim, litigation, action, suit, inquiry or proceeding involving Parent, any of its Subsidiaries, relating to this Agreement or the transactions contemplated hereby;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Parent will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to preserve substantially intact in all material respects its present business organization, assets, properties, reputation and key relations and keep available in all material respects the services of its present officers, directors and employees.

(d) Parent will, and will cause each of its Subsidiaries to, comply, in all material respects, with all Legal Requirements applicable to their business.

SECTION 7.5. Indemnification Rights.

(a) Parent and the Surviving Company agree that all rights to indemnification and advancement of expenses and exculpation and release now existing in favor of the officers and directors of the Company or any of its Subsidiaries (including any Person who was or becomes a director or officer prior to the Effective Time) (the “Indemnified Parties”) under the WBCA or as provided in the Company’s or any of its Subsidiaries’ articles of incorporation, by-laws, resolutions or any other written agreement between them with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time (or, in the case of claims or other matters occurring on or prior to the expiration of such six-year period which have not been resolved prior to the expiration of such six-year period, until such matters are finally resolved), and Parent shall cause the Surviving Company and its Subsidiaries to, and the Surviving Company shall, honor all such rights. Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) provided, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 7.5(a) in excess of 200% of the aggregate premiums paid by the Company in 2005 for such purpose and, if the annual premiums of such insurance coverage exceed such amount, Parent shall use its reasonable best efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance. Until the sixth anniversary of the Effective Time, Parent and its Affiliates shall not amend, modify or repeal the provisions for indemnification of directors or officers contained in the articles of incorporation or by-laws (or comparable charter documents) of the Surviving Company or its Subsidiaries in such a manner as would adversely affect the rights of any individual who has served as a director or officer of the Company or its Subsidiaries prior to the Effective Time to be indemnified in respect of their serving in such capacities prior to the Effective Time.

(b) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against or involves any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(c) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to any Legal Requirement, contract or otherwise.

(d) In the event Parent or any of its successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

SECTION 7.6. Employee Benefits.

(a) Employee Benefits—U.S. Employees.

(i) Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2006 (the “Benefits Continuation Period”), the employees of the Company and any of its Subsidiaries located in the United States who are employed as of the Closing Date and continue employment (each a “Company U.S. Employee”) will continue to be provided with salary and benefits under employee benefit and commission or similar plans that are comparable in the aggregate to those currently provided by the Company or any of its Subsidiaries located in the United States to such employees under the U.S. Employee Benefit Plans listed in Schedule 4.9(a) of the Company Disclosure Schedule; provided that discretionary benefits shall remain discretionary.

(ii) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Parent and its Subsidiaries (including, after Closing, the Surviving Company), Parent shall, or shall cause its Subsidiaries to cause each such plan, program or arrangement to treat the prior service with the Company or any of its Subsidiaries located in the United States of any Company U.S. Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or any of its Subsidiaries located in the United States prior to the Effective Time) as service rendered to Parent or any of its Subsidiaries, as the case may be, for all purposes; provided, however, that such crediting of service shall not (i) operate to duplicate any benefit or the funding of such benefit under any plan, (ii) require the crediting of past service for benefit accrual purpose under any defined benefit pension plan or (iii) be credited if past service credit has not been or will not be provided to employees or Parent or its Subsidiaries participating in such plan. Company U.S. Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Plan (as defined below) to waive any preexisting condition or waiting period limitation which would otherwise be applicable to a Company U.S. Employee on or after the Effective Time (to the extent such limitation would not apply under the corresponding U.S. Employee Benefit Plan). Parent shall recognize any accrued but unused vacation of the Company U.S. Employees as of the Effective Time, and Parent shall cause the Company and its Subsidiaries located in the United States to provide such paid vacation. For purposes of this Agreement, a “Parent Plan” shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Company and its Subsidiaries located in the United States from time to time.

(iii) (A) During the Benefits Continuation Period, Parent shall satisfy or Parent shall cause the Company to satisfy any liability for all severance and similar obligations payable to any Company U.S. Employee, including for any Company U.S. Employee who is terminated by Parent or the Company, or any of their respective Subsidiaries located in the United States on terms no less favorable than those provided under the applicable Company severance plan set forth in Schedule 7.6(a)(iii)(A) of the Company Disclosure Schedule; provided, that all payment under such plans and programs that are discretionary shall remain discretionary, and (B) notwithstanding anything herein to the contrary, during the one year period following the Closing Date, Parent shall satisfy or Parent shall cause the Company to satisfy any liabilities incurred pursuant to the programs set forth on Schedule 7.6(a)(iii)(B) of the Company Disclosure Schedule.

(iv) Except as provided in this Section 7.6(a), nothing in this Agreement shall limit or restrict the rights of Parent or the Company to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

(v) No provision of this Section 7.6(a) shall create any third party beneficiary rights in any Company U.S. Employee or any current or former director or consultant of the Company or its Subsidiaries located in the United States in respect of continued employment (or resumed employment) or any other matter.

(b) Employee Benefits—Non-U.S. Employees. Parent agrees that, at the Effective Time, Parent shall be responsible for and shall pay to any participant who holds gain sharing rights under the Shurgard Europe Gain Sharing Plan (the “Gain Sharing Plan”), any amounts due to such participant pursuant to Rule 7.1 of the Gain Sharing Plan. At the Effective Time, any gain sharing rights that were held by participants under the Gain Sharing Plan immediately prior to the Effective Time shall become fully matured pursuant to sub-Rule 5.1.5 of the Gain Sharing Plan.

(c) Employment Agreements. Parent agrees to cause the Company to honor all Contracts listed in Schedule 7.6(c) of the Company Disclosure Schedule in accordance with their terms (including any termination or amendment rights), which are applicable with respect to any employee, officer, director or executive or former employee, officer, director, or executive of the Company or any of its Subsidiaries (collectively, the “Employment Agreements”). Parent acknowledges that a “Business Combination” as that term is used in the Employment Agreements, shall occur at the Effective Time. Neither this Section 7.6(c) nor any other provision of this Agreement shall limit the ability or right of the Company and its Subsidiaries to terminate the employment of any of their respective employees after the Effective Time (subject to any rights of any such employees pursuant to any binding Contract, arrangement, policy, plan or commitment).

SECTION 7.7. Tax Matters.

(a) From the date of this Agreement until the Effective Time, Parent and its Subsidiaries will duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities, subject to extensions permitted by any Legal Requirement and properly granted by the appropriate authority, provided that such extensions do not adversely affect Parent’s status as a REIT under the Code.

(b) Parent and its Subsidiaries shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any Transfer Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall cooperate in attempting to minimize the amount of such Transfer Taxes.

(c) For U.S. federal and applicable state income tax purposes, Parent and its Subsidiaries shall report and treat the Merger as a taxable disposition by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration, the cash paid pursuant to Section 3.7, the Parent Preferred Stock, if any, and the assumption of all of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration, cash paid pursuant to Section 3.7 and the Parent Preferred Stock, if any, to the holders of the Company Common Stock and Company Preferred Stock pursuant to Sections 331 and 562 of the Code.

(d) Parent shall provide to the Company an opinion of Hogan & Hartson, L.L.P. or other outside counsel reasonably satisfactory to the Company, dated as of the Closing Date, to Parent substantially in the form of Exhibit D and reasonably satisfactory to the Company (the “Parent REIT Opinion”).

ARTICLE VIII.

COVENANTS OF ALL PARTIES

SECTION 8.1. Shareholder Approval; Preparation of Proxy Statement and Registration Statement.

(a) As promptly as practicable following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company common shareholders at the Company Shareholders’ Meeting (as defined below) and to Parent common shareholders at the Parent Shareholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement”), and Parent shall prepare and file with the SEC the Registration Statement (of which the Proxy Statement will be a part). Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company, acting through the Company Board shall, subject to its fiduciary duties under the WBCA, have included in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company approve the Merger and adopt this Agreement. Parent, acting through its board of directors, shall have included in the Proxy Statement the recommendation of Parent’s board of directors that the shareholders of Parent approve the Share Issuance. All correspondence and communications to the SEC made by the Company or Parent with respect to the transactions contemplated by this Agreement, will be provided to the other party with an opportunity to review and comment thereon, prior to such communication or correspondence being made to the SEC, and all other correspondence or communication made to the SEC by the Company shall be provided to Parent at the time of submission to the SEC.

(b) Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or the Parent Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Proxy Statement or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby; and provided, further, that the Company, in connection with a Subsequent Determination, may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Subsequent Determination, and in such event, this right of approval shall apply only with respect to information relating to Parent and its Affiliates or their business, financial condition or results of operations. “Qualifying Amendment” means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Subsequent Determination, (ii) a statement of the reasons of the Company Board for making such Subsequent Determination and (iii) additional information reasonably related to the foregoing.

(c) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

(d) The Company shall, following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its common shareholders for the purpose of adopting this Agreement and approving the Merger (the “Company Shareholders’ Meeting”). The Company shall, subject to the provisions of Section 6.4, (i) use its reasonable best efforts to solicit from common shareholders of the Company proxies in favor of adoption of this Agreement and approval of the Merger for the Company Shareholders’ Meeting and (ii) recommend to its common shareholders the adoption of this Agreement and approval of the Merger.

(e) Parent shall, following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its common shareholders (the “Parent Shareholders’ Meeting”) for the purpose of approving the Share Issuance. Parent shall (i) use its reasonable best efforts to solicit from common shareholders of Parent proxies in favor of approval of the Share Issuance for the Parent Shareholders’ Meeting and (ii) recommend to its common shareholders the approval of the Share Issuance. The Parent board of directors shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, its approval or recommendation of this Agreement, the Merger and the Share Issuance. Parent shall take all actions necessary or advisable to authorize and create the Parent Preferred Stock including amending its articles of incorporation and, if required, obtaining the approval of its shareholders in connection therewith.

(f) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated, the Company shall not be required to hold the Company Shareholders’ Meeting and Parent shall not be required to hold the Parent Shareholders’ Meeting.

SECTION 8.2. Reasonable Best Efforts.

(a) Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Legal Requirements applicable to such party and otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, extensions, waivers, Permits or Consents from Persons, including Third Parties and the making of all other necessary registrations, notices and filings (including other filings with Governmental Entities, if any), (ii) the preparation of the Proxy Statement, (iii) the preparation of the Registration Statement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carryout the purposes of, this Agreement.

(b) Each of Parent and the Company shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission to or any investigation or proceeding by the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity.

(c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 8.2(a) to obtain all required Permits and Consents under any applicable Legal Requirements, use its reasonable best efforts to (i) subject to applicable Legal Requirements and provided that parties may redact any discussion of the value of this or alternative transactions, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity, and (ii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity, in each case regarding the Merger contemplated hereby.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 8.2, if any objections are asserted with respect to the Merger contemplated hereby under any antitrust or competition law, each of Parent and the Company agrees to use its reasonable best efforts (which under no circumstances shall involve divesting of material assets) to resolve any antitrust concerns, federal, state, foreign or private, obtain all Permits and Consents and obtain termination of the waiting period under the HSR Act or any other applicable law and the termination of any outstanding judicial or administrative orders prohibiting the Closing so as to permit consummation of the Merger as soon as practicable. In furtherance and not in limitation thereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any law or regulation, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, the Company shall cooperate with Parent in all respects in responding thereto, and each shall use its respective reasonable best efforts to contest, resist and/or attempt to resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Merger.

(e) In connection with the obtaining of Consents from Third Parties or obviating the need to obtain such Consents, if requested in writing by Parent, the Company shall or shall cause its Subsidiaries to execute any documents, agreements and instruments and take such other actions to the extent practicable, in accordance with applicable Legal Requirements and the Company’s Articles of Incorporation and By-Laws and the applicable formation and governing Contracts of the Company’s Subsidiaries (including forming Subsidiaries and transferring properties or assets of the Company to such Subsidiaries), all in such order, form and substance as reasonably requested by Parent; provided, however, that if the Closing is not consummated and this Agreement is terminated in accordance with its terms, Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including fees and expenses of counsel, accountants, appraisers and other advisors) incurred by the Company or its Subsidiaries in connection with any actions taken by the Company or its Subsidiaries at the direction of Parent in accordance with this Section 8.2(e). If the Closing is not consummated and this Agreement is terminated in accordance with its terms, Parent agrees to indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities arising or resulting from, or suffered or incurred by any of them, in connection with any actions taken in good faith or at Parent’s direction in connection with this Section 8.2(e).

SECTION 8.3. Listing of Shares. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and the Parent Preferred Stock to be issued in the Merger and by the transactions contemplated by this Agreement and the shares of Parent Common Stock to be reserved for issuance upon exercise of Options (the “Share Issuance”) to be approved for listing, upon official notice of issuance, on the NYSE.

SECTION 8.4. Affiliate Letter. On or prior to the date of the Company Shareholders Meeting, the Company will deliver to Parent a letter (the “Company Affiliate Letter”) identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Rule 145”). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in form and substance reasonably acceptable to Parent, in connection with restrictions on affiliates under Rule 145.

SECTION 8.5. Section 16(b). Assuming that the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d)

under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as hereinafter defined) of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. “Company Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 information.

SECTION 8.6. Company Indebtedness. With respect to the indentures set forth on Schedule 8.6 of the Company Disclosure Schedule (collectively, the “Assumed Indentures”), Parent shall execute and deliver to the trustees or other representatives in accordance with the terms of the respective Assumed Indentures, supplemental indentures or other instruments, in form reasonably satisfactory to the respective trustees or other representatives, expressly assuming the obligations of the Company and/or any of its Subsidiaries under such indentures with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on, and conversion and redemption obligations, if any, under, all debt securities issued by the Company and/or any of its Subsidiaries under the Assumed Indentures and the due and punctual performance of all the terms, covenants and conditions of the Assumed Indentures to be kept or performed by the Company and/or any of its Subsidiaries and shall deliver such supplemental indentures or other instruments to the respective trustees or other representatives under the Assumed Indentures. The Company and its Subsidiaries shall provide, and shall cause their respective officers, employees and Representatives to provide, all cooperation reasonably requested by Parent in connection with the repayment, defeasance, modification, refinancing, or assumption, effective upon the Closing of all rights and obligations of the Company and its Subsidiaries in respect of Indebtedness and any debt or equity financing arrangements of Parent. Such cooperation shall include, but not be limited to, the preparation and delivery of any required certificates, supplemental indentures, notices, supplemental agreements and other customary documents and deliverables. If the Closing is not consummated, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including fees and expenses of counsel) incurred by the Company or its Subsidiaries in connection with any actions taken by the Company or its Subsidiaries in accordance with this Section 8.6.

SECTION 8.7. Parent Board of Directors. At the Effective Time, Parent shall take all requisite action to cause one of the current independent members of the Company Board mutually selected by Parent and the Company to be appointed as a director to the Board of Directors of Parent.

SECTION 8.8. Public Announcements. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Merger Sub and the Company. Thereafter, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by any applicable Legal Requirement.

ARTICLE IX.

CONDITIONS OF MERGER

SECTION 9.1. General Conditions. Notwithstanding any other provisions of this Agreement, the obligations of all of the parties hereto to effect the Merger shall be subject to satisfaction of the following conditions:

(a) The Company’s Shareholder Approval. The shareholders of the Company shall have approved the Merger as provided for in Section 8.1.

(b) Parent’s Shareholder Approval. The shareholders of Parent shall have approved the Share Issuance as provided for in Section 8.1.

(c) Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued since the date of this Agreement by any Governmental Entity and shall remain in effect; and no U.S. federal or state Legal Requirement that makes consummation of the Merger illegal shall be in effect or shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

(d) NYSE Listing. The shares of Parent Common Stock and Parent Preferred Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and not concluded or withdrawn.

SECTION 9.2. Conditions to Obligations of Parent and Merger Sub. Notwithstanding any other provisions of this Agreement, the obligations of Parent and Merger Sub to effect the Merger shall be subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Sections 4.2(a) (Capitalization), 4.3 (Authorization and Execution), 4.19 (Brokers), 4.20 (Opinion of Financial Advisors), 4.21 (Anti-takeover Legal Requirements), 4.22 (Rights Agreement Amendment), and 4.24 (Voting Requirements) of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date) and (ii) in all other sections of this Agreement shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred or been discovered any Company Material Adverse Effect or events, developments or circumstances that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, except for events, developments or circumstances associated with or related to Parent waiving the condition in Section 9.2(f).

(d) Tax Opinion. The Company shall have delivered to Parent and Merger Sub the Company REIT Opinion.

(e) Officer’s Certificate. The Company shall have delivered to Parent an officer’s certificate reasonably satisfactory to Parent certifying that the conditions set forth in Section 9.2(a), (b) and (c) have been satisfied.

(f) Consents and Approvals. All Permits and Consents legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, whether domestic or foreign, except where the failure to obtain any such Permit or Consent, or for any such Permit or Consent to be in full force and effect, would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect.

SECTION 9.3. Conditions to Obligations of the Company. Notwithstanding any other provisions of this Agreement, the obligations of the Company to effect the Merger shall be subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in (i) Sections 5.3 (Authorization and Execution) and 5.16 (Voting Requirements) of this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date) and (ii) in all other sections of this Agreement shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred or been discovered any Parent Material Adverse Effect or events, developments or circumstances that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) Tax Opinion. Parent shall have delivered to the Company the Parent REIT Opinion.

(e) Officers’ Certificates. Each of Parent and Merger Sub shall have delivered to the Company an officers’ certificate reasonably satisfactory to the Company certifying that the conditions set forth in Section 9.3(a), (b) and (c) have been satisfied.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1. Termination. This Agreement may be terminated at any time before the Effective Time:

(a) By mutual written consent of the Board of Directors of Merger Sub and the Company Board; or

(b) By either Parent, Merger Sub or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(c) By either Parent, Merger Sub or the Company, if (i) the shareholders of the Company fail to approve the Merger upon the taking of a vote at a duly held meeting of the shareholders or at any adjournment thereof or (ii) the shareholders of Parent fail to approve the Share Issuance upon the taking of a vote at a duly held meeting of the shareholders or at any adjournment thereof; or

(d) By the Company:

(i) if the Company has approved a Superior Proposal in accordance with Section 6.4(b); provided, however, that this Agreement may be terminated by the Company pursuant to this Section 10.1(d)(i) only after the fourth Business Day following the Company’s delivery of written notice to Parent advising Parent and Merger Sub that the Company Board is prepared to accept a Superior Proposal setting forth the material terms and conditions of any such Superior Proposal, including the amount of consideration per share of Company Common Stock the shareholders of the Company will receive and the definitive agreements pursuant to which such Superior Proposal would be implemented (the “Superior Proposal Notice”) only if (i) during such four Business Day period, if requested by Parent or Merger Sub, the Company has caused its financial and legal advisors to negotiate with Parent in good faith to propose adjustments in the terms and conditions of this Agreement and (ii) the Company Board has considered such proposed adjustments in the terms and conditions of this Agreement and has concluded in good faith, after consultation with its financial and legal advisors, that the Acquisition Proposal as set forth in the Superior Proposal Notice remains a Superior Proposal even after giving effect to the adjustments proposed by Parent and Merger Sub and provided that, immediately prior to and as a condition of such termination, the Company shall comply with its obligations under the terms of Section 10.2(b); or

(ii) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in either Section 9.3(a) or 9.3(b) would not be satisfied and which, if curable, shall not have been cured prior to the earlier of thirty Business Days after the giving of written notice by the Company to Parent and the Outside Date (as defined below); provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (ii) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the condition set forth in either Section 9.3(a) or 9.3(b) would not be satisfied; or

(iii) if the Closing shall not have occurred on or before December 31, 2006 (the “Outside Date”); provided that the Company may not terminate this Agreement pursuant to this Section 10.1(d)(iii) if the Company is in material breach of this Agreement; or

(e) By Parent or Merger Sub:

(i) the Company Board shall have (w) withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, (x) recommended or approved an Acquisition Proposal, (y) adopted any resolution to effect any of the foregoing, or (z) failed to reconfirm its recommendation of this Agreement within five Business Days after being requested in writing by Parent to do so (except as permitted by Section 6.4(b)); or

(ii) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in either Section 9.2(a) or 9.2(b) would not be satisfied and which, if curable, shall not have been cured prior to the earlier of thirty Business Days after the giving of written notice by Parent to the Company and the Outside Date; provided, that Parent or Merger Sub shall not have the right to terminate this Agreement pursuant to this clause (ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the condition set forth in either Section 9.2(a) or 9.2(b) would not be satisfied; or

(iii) if the Closing shall not have occurred on or before the Outside Date; provided that Parent and Merger Sub may not terminate this Agreement pursuant to this Section 10.1(e)(iii) if Parent or Merger Sub is in material breach of this Agreement.

SECTION 10.2. Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent or Merger Sub as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except (i) that the terms and conditions set forth in this Article X shall continue to remain in full force and effect notwithstanding any such termination, (ii) as otherwise provided in Section 11.1, and (iii) that nothing contained herein shall relieve any party for willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event this Agreement is terminated (x) by the Company pursuant to Section 10.1(d)(i) or (y) by Parent pursuant to Section 10.1(e)(i), then the Company shall pay, or cause to be paid, to Parent (A) in the case of clause (x) above, on the date of such termination and immediately prior to and as a condition to the termination and (B) in the case of clause (y) above, within two Business Days after such termination, an amount equal to the Termination Fee (as defined below) by wire transfer of immediately available funds to an account designated by Parent.

(c) In the event that this Agreement is terminated by any party pursuant to Section 10.1(c)(i) or by the Company pursuant to Section 10.1(d)(iii) or by Parent pursuant to Section 10.1(e)(ii) and, in each case, an Acquisition Proposal shall at the time of such termination have been publicly proposed or publicly announced and within 12 months of the termination of this Agreement, the Company or any of its Subsidiaries consummates a transaction included in the definition of Acquisition Proposal (or enters into an agreement with respect to such a transaction which subsequently closes), then the Company shall pay Parent an amount equal to the Termination Fee, by wire transfer of immediately available funds to an account designated by Parent, within two Business Days after the consummation of such Acquisition Proposal. For purposes of this Section 10.2(c), the definition of “Acquisition Proposal” contained in this Agreement shall be applied by substituting “25%” for “10%” in such definition.

(d) As used in this Agreement, the “Termination Fee” shall be an amount equal to the lesser of (x) $125 million (the “Base Amount”) less the amount of any Parent Termination Costs which have previously been paid pursuant to Section 10.2(e) and (y) the sum of (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Parent, and (B) in the event Parent receives and, prior to the date the Termination Fee is due to be paid to Parent as described above, provides a copy to the Company of an opinion or a letter from outside counsel (the “Termination Fee Tax Opinion”) indicating that Parent has received an opinion of counsel or a ruling from the IRS holding that Parent’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Parent within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”), the Base Amount less the amount payable under clause (A) above. In the event that Parent is not able to receive the full Base Amount on the date the Termination Fee is due as described above, the Company shall place the amount by which the Base Amount exceeds the amount paid under clause (y)(A) of the preceding sentence above (the “Unpaid Base Amount”) with an escrow agent selected by Parent which shall not release any portion thereof to Parent unless and until Parent provides the escrow agent (with a copy to the Company) with either one of the following: (A) a letter from Parent’s independent accountants indicating the maximum portion of the Unpaid Base Amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements or (B) a Termination Fee Tax Opinion, in either of which events the escrow agent shall pay to Parent from the escrow the lesser of the Unpaid Base Amount and, if applicable, the maximum amount stated in the accountants’ letter referred to in clause (A) of this sentence. The escrow agent’s obligation to pay any portion of the Unpaid Base Amount shall terminate three years from the Effective Time. Amounts remaining in escrow after such obligation terminates shall be released to the Company.

(e) If this Agreement is terminated pursuant to Section 10.1(c)(i) and an Acquisition Proposal shall at the time of such termination have been publicly proposed or publicly announced, the Company shall pay to Parent all of the costs and expenses incurred by Parent or its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10,000,000

(collectively, “Parent Termination Costs”), such payment to be made by wire transfer of immediately available funds to an account designated by Parent not later than two Business Days after being notified by Parent of the amount of such costs and expenses. Parent may reduce the amount of such Parent Termination Costs to be paid by the Company as not to adversely affect Parent’s ability to meet the requirements of either or both of Sections 856(c)(2) or (3) of the Code and the amount of such reduction shall be placed in escrow by the Company and shall not be released unless Parent provides the Company with a Termination Fee Tax Opinion, and at such time any Termination Fee Tax Opinion is delivered, shall promptly release the amount referred to in such Termination Fee Tax Opinion to Parent. Such escrow arrangement shall expire, and remaining funds returned to the Company, on the date that is three years after the date of this Agreement. Nothing herein shall be construed to limit the number of distributions pursuant to this escrow prior to the date of the expiration of such escrow.

(f) The Company and Parent agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that the payments to be made thereunder shall be compensation for the loss suffered by the applicable party as a result of the failure of the Merger to be consummated and constitute liquidated damages and not a penalty.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 10.1, as the case may be, except that the agreements set forth in Article II, Article III and Section 7.5, Section 7.6 and (to the extent applicable to any of the foregoing) Article XI shall survive the Effective Time indefinitely and those set forth in Section 6.1(b), Section 7.2(b), Section 10.2 and (to the extent applicable to any of the foregoing) Article XI shall survive termination indefinitely.

SECTION 11.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) if to Parent or Merger Sub:

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201

Attention: John S. Baumann, Esq.

Facsimile: 818-548-9288

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Adam O. Emmerich, Esq.

                 David E. Shapiro, Esq.

Facsimile: 212-403-2000

(b) if to the Company:

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, Washington 98109

Attention: Jane A. Orenstein, Esq.

Facsimile: (206) 652-3710

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Richard L. Posen, Esq.

Facsimile: (212) 728-9255

SECTION 11.3. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

SECTION 11.4. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 11.6. Effectiveness; Entire Agreement. This Agreement shall not be effective until, and shall become effective and binding upon the parties hereto upon, the execution and delivery hereof by the Company, Parent and Merger Sub. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, among such parties or any of them with respect to the subject matter hereof (other than the Confidentiality Agreement).

SECTION 11.7. Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Company, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Company, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any agreement, covenant or obligation of Merger Sub or the Surviving Company, as applicable, under this Agreement. Merger Sub shall at all times prior to the Effective Time be a direct or indirect wholly owned Subsidiary of Parent.

SECTION 11.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any assignment in violation of this Agreement shall be void; provided that Parent may substitute one or more of its wholly owned Subsidiaries for Merger Sub without consent of the other parties hereto.

SECTION 11.9. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns except for (i) the rights of the Company’s shareholders to receive the Merger Consideration and the Parent Preferred Stock, as applicable, at the Effective Time (of which the Company’s shareholders are the intended beneficiaries), (ii) the rights of the holders of Options to secure the consideration contemplated by Section 3.6 (of which such holders are the intended beneficiaries), and (iii) the rights to continued indemnification and insurance pursuant to Section 7.5 (of which the Persons entitled to indemnification are the intended beneficiaries). Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Company shall be entitled to pursue damages on behalf of its shareholders arising from the willful and material breach of this Agreement by Parent or Merger Sub.

SECTION 11.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict or choice of law, except that the Merger shall be effected in accordance with the WBCA and the LLC Act.

SECTION 11.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court in the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State and City of New York or any New York state or New York City court in the event of any action, suit or proceeding to enforce this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any court of the United States located in the State and City of New York or any New York state or New York City court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

SECTION 11.12. Amendment. This Agreement may be amended by the parties hereto by action taken by Merger Sub and by action taken by or on behalf of the Company Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger, without further approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 11.13. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

SECTION 11.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 11.15. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHURGARD STORAGE CENTERS, INC.

By:	/s/ David K. Grant
Name: David K. Grant
Title: President and Chief Executive Officer

PUBLIC STORAGE, INC.

By:	/s/ Ronald L. Havner, Jr.
Name: Ronald L. Havner, Jr.
Title: President and Chief Executive Officer

ASKL SUB LLC

By:	/s/ Ronald L. Havner, Jr.
Name: Ronald L. Havner, Jr.
Title: President and Chief Executive Officer

STOCKHOLDERS VOTING AGREEMENT, dated as of March 6, 2006 (this “Agreement”), by and between Shurgard Storage Centers, Inc. (the “Company”) and the parties listed on Schedule A attached hereto (the “Stockholders”).

WHEREAS, the Company, Public Storage, Inc., a California corporation (“Parent”), and ASKL Sub LLC, a Delaware limited liability corporation and a direct or indirect subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended or supplemented, the “Merger Agreement”; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Stockholder owns (of record and beneficially) the number of shares of Parent Common Stock, par value $0.10 per share, set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Parent Common Stock being referred to herein as the “Original Shares”; the Original Shares, together with any other shares of Parent Common Stock, other capital stock of Parent or other voting securities of Parent beneficially owned as of the date hereof as reflected in Schedule A or acquired (of record or beneficially) by such Stockholder after the date of this Agreement and during the term of this Agreement (including through the exercise of any warrants, stock options or similar instruments), being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder hereby severally represents and warrants to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability.

(i) If such Stockholder is other than a natural person, such Stockholder (x) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (y) has all requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of such Stockholder and no other corporate or other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, any certificate of incorporation or by-laws, partnership agreement or limited liability company agreement (or similar organizational documents) of such Stockholder.

(ii) If such Stockholder is a natural person, such Stockholder has all power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(iii) This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) any Contract to which such Stockholder is a party or any of the Subject Shares are subject or (ii) subject to the governmental filings and other matters referred to in the following sentence, any Legal Requirement applicable to such Stockholder or the Subject Shares, other than, in the case of the foregoing clauses (i) and (ii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements, that, individually or in the aggregate, would not reasonably be expected to impair the ability of such Stockholder to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement. No consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the provisions of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and (2) such other items and consents the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair the ability of such Stockholder to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

(b) The Subject Shares. Such Stockholder is the record and beneficial owner of and has good and valid title to, the Original Shares. As of the date of this Agreement, the Stockholder does not own of record any shares of capital stock of Parent other than the Original Shares, nor does such Stockholder beneficially own any shares of capital stock of Parent other than the Subject Shares. Such Stockholder has the sole right to vote the Original Shares and sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”) the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as set forth in Sections 3 and 4 of this Agreement or as otherwise permitted by this Agreement.

SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows: the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and the Merger Agreement (collectively, the “Transactions”). The execution and delivery of this Agreement by the Company and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement and the consummation of the Transactions do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the articles of incorporation or by-laws of the Company, (ii) any Contract applicable to the Company or its properties or assets or subject to the governmental filings and other matters referred to in the following sentence, any Legal Requirement applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually or in the aggregate, would not have a Company Material Adverse Effect or impair the ability of the Company to consummate the Transactions or prevent or materially impede or delay the consummation of the Transactions. No consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (1) any antitrust filings in conjunction with the Merger, (2) filings with the SEC of such documents under the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger Agreement and the Merger, (3) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (4) filings with the NYSE and (5) such other items and consents, the failure of which to be obtained or made, individually or in the aggregate, would not have a Company Material Adverse Effect or impair the ability of the Company to consummate the Transactions or prevent or materially impede or delay the consummation of the Transactions.

SECTION 3. Covenants of the Stockholders. Each Stockholder severally covenants and agrees as follows:

(a) At any meeting of the stockholders of Parent (whether annual or special, and whether or not an adjourned or postponed meeting), or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) is sought, such Stockholder shall vote (or cause to be voted) all of the Original Shares of such Stockholder and any other Subject Shares then owned of record and beneficially by such Stockholder: (1) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other Transactions, including the share issuance, and (2) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or of the Stockholders under this Agreement or (B) impede, interfere with, delay, discourage, postpone, or adversely affect the Merger or the transactions contemplated thereby or hereby.

(b) Such Stockholder hereby covenants and agrees that such Stockholder will not, and will agree not to, directly or indirectly, Transfer any of the Original Shares or Subject Shares, or grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Original Shares or Subject Shares, or deposit such Original Shares or Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Original Shares or Subject Shares unless and until they shall have taken all actions (including the endorsement of a legend on the certificates evidencing such Original Shares or Subject Shares) necessary to ensure that such Original Shares or Subject Shares shall at all times be subject to the rights, powers and privileges granted or conferred, and subject to all restrictions, covenants and limitations imposed, by this Agreement and shall have caused any transferee of any of the Original Shares or the Subject Shares to execute and deliver to the other party hereto, an Agreement and irrevocable proxy consistent with the terms contained herein; provided however, that nothing contained herein shall prevent such Stockholder from Transferring Original Shares or Subject Shares which represent in the aggregate 1% or less of the outstanding shares of Parent Common Stock for estate tax planning purposes or to any charitable organization.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Subject to Section 8, each Stockholder hereby severally irrevocably grants to, and appoints, David K. Grant or Jane A. Orenstein, in their respective capacities as designees of the Company or other designees of the Company so designated, and each of them individually, or any of them, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares (owned of record) in accordance with Section 3(a)(1) and Section 3(a)(2)(A) of this Agreement.

(b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable and that all such proxies are hereby revoked.

(c) Each Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 705(e) of the California Corporations Code.

SECTION 5. Further Assurances. Each Stockholder shall from time to time execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as requested by the Company that are necessary to carry out the purpose and intent of this Agreement.

SECTION 6. Certain Events. Each Stockholder severally agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of any Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the capital stock of Parent, the number of Original Shares shall be adjusted appropriately. In addition, in the event of any other acquisition (of record or beneficially) of additional shares of Parent Common Stock, other capital stock of Parent or other voting securities of Parent by such Stockholder (including through the exercise of any warrants, stock options or similar instruments), the number of Subject Shares listed on Schedule A hereto beside the name of such Stockholder shall be adjusted appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of Parent Common Stock, other capital stock of Parent or other voting securities of Parent issued to or acquired (of record or beneficially) by any Stockholder directly or indirectly (including through the exercise of any warrants, stock options or similar instruments).

SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8. Termination. Except as set forth below, this Agreement (including the irrevocable proxy granted pursuant to Section 4(a)) shall terminate upon the earliest of (i) the Effective Time and (ii) the date of termination of the Merger Agreement. In the event of the termination of this Agreement pursuant to this Section 8, except as set forth herein, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease except that this Section 8 and Sections 9 and 11 shall survive such termination and; provided, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

SECTION 9. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to the Company:

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, Washington 98109

Attention: General Counsel

Facsimile: (206) 652-3710

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Richard L. Posen, Esq.

Facsimile: (212) 728-9255

if to any Stockholder, at the addresses set forth on Schedule A hereto (or at such other address as shall be specified by like notice);

With a copy to:

Public Storage, Inc.

701 Western Avenue

Glendale, CA 91201

Attention: Chief Legal Officer

Facsimile: (818) 548-9288

and with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Adam O. Emmerich, Esq.

Trevor S. Norwitz, Esq.

Facsimile: (212) 403-2000

(c) Interpretation; Headings. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns.

(d) Effectiveness; Entire Agreement. This Agreement shall not be effective until, and shall become effective and binding upon the parties hereto upon, the execution and delivery hereof by the Company and each of the Stockholders. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, among such parties or any of them with respect to the subject matter hereof (other than the Merger Agreement). The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

(e) Expenses. Whether or not the Transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(f) No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and the persons specified as proxies in Section 4) and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict or choice of law.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

(i) Agreement Made Only in Capacity as Stockholder. No person executing this Agreement who is or becomes during the term hereof a director, officer or employee of Parent makes any agreement or understanding herein in his or her capacity as such a director, officer or employee of Parent. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Subject Shares and nothing herein shall require any action to be taken, or limit or affect any actions taken, by a Stockholder in his or her capacity as an officer, director or employee of Parent.

(j) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 10. Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of New York or of any New York state court in the event of any action, suit or proceeding to enforce this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of New York or a New York state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Stockholders have duly executed this Agreement, all as of the date first written above.

SHURGARD STORAGE CENTERS, INC.

by:	/s/ David K. Grant
Name: David K. Grant Title: President and Chief Executive Officer

STOCKHOLDERS:

B. W. HUGHES LIVING TRUST

by:	/s/ B. Wayne Hughes
Name: B. Wayne Hughes Title: Trustee

B. WAYNE HUGHES 5-04 ANNUITY TRUST

by:	/s/ B. Wayne Hughes
Name: B. Wayne Hughes Title: Trustee

B. WAYNE HUGHES 6-04 ANNUITY TRUST

by:	/s/ B. Wayne Hughes
Name: B. Wayne Hughes Title: Trustee

B. WAYNE HUGHES 9-05 ANNUITY TRUST

by:	/s/ B. Wayne Hughes
Name: B. Wayne Hughes Title: Trustee

AMERICAN COMMERCIAL EQUITIES TWO LLC

by:	/s/ B. Wayne Hughes
Name: B. Wayne Hughes Title: Member and Manager

by:	/s/ B. Wayne Hughes, Jr.
Name: B. Wayne Hughes, Jr.

by:	/s/ Tamara Hughes Gustavson
Name: Tamara Hughes Gustavson

Schedule A

Name and Address of Stockholder	Number of Shares of Parent Common Stock Owned of Record and Beneficially*
B. W. Hughes Living Trust c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	14,862,452

B. Wayne Hughes 5-04 Annuity Trust c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	2,050,000

B. Wayne Hughes 6-04 Annuity Trust c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	1,624,000

B. Wayne Hughes 9-05 Annuity Trust c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	1,000,000

American Commercial Equities Two LLC c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	310,000

B. Wayne Hughes, Jr. c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	4,329,9531 2

Tamara Hughes Gustavson c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	21,188,1401 3

[1]	Includes 11,348 shares owned jointly by B. Wayne Hughes, Jr. and Tamara Hughes Gustavson.
[2]	Includes 11,896 shares owned by B. Wayne Hughes, Jr. as custodian for his children.
[3]	Includes 2,500 shares owed by Tamara Hughes Gustavson as custodian for her children.
*	Except as noted does not include shares owned by spouses and children or shares held in 401(K) plans or IRAs.

STOCKHOLDERS VOTING AGREEMENT, dated as of March 6, 2006 (this “Agreement”), by and between Public Storage, Inc. (“Parent”) and Charles K. Barbo (the “Stockholder”).

WHEREAS, Shurgard Storage Centers, Inc. (the “Company”), Parent, and Askl Sub LLC, a Delaware limited liability corporation and a direct or indirect subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended or supplemented, the “Merger Agreement”; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder beneficially owns 1,216,942 of shares of Company Common Stock, par value $0.001 per share, (such shares of Company Common Stock being referred to herein as the “Original Shares”; the Original Shares, together with any other shares of Company Common Stock, other capital stock of the Company or other voting securities of the Company beneficially owned as of the date hereof as reflected in Schedule A or acquired (of record or beneficially) by such Stockholder after the date of this Agreement and during the term of this Agreement (including through the exercise of any warrants, stock options or similar instruments), being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. The Stockholder hereby represents and warrants to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability.

(i) The Stockholder has all requisite power and authority to execute and deliver this Agreement.

(ii) This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery by the Stockholder of this Agreement and compliance by the Stockholder with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) any Contract to which the Stockholder is a party or any of the Subject Shares are subject or (ii) subject to the governmental filings and other matters referred to in the following sentence, any Legal Requirement applicable to the Stockholder or the Subject Shares, other than, in the case of the foregoing clauses (i) and (ii), any such conflicts, violations, breaches, defaults, rights, losses, Liens, entitlements or Legal Requirements that, individually or in the aggregate, would not reasonably be expected to impair the ability of such Stockholder to perform its obligations under this Agreement. No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder or the compliance by the Stockholder with the provisions of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and (2) such other items and consents the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair the ability of the Stockholder to perform its obligations under this Agreement.

(b) The Subject Shares. The Stockholder is the beneficial owner of the Original Shares. As of the date of this Agreement, the Stockholder does not own of record any shares of capital stock of the Company other than 415,431 of the Original Shares, nor does the Stockholder beneficially own any shares of capital stock of the Company other than (i) the Original Shares, (ii) shares subject to restricted stock grants and options granted by the Company and (iii) shares held by certain trusts of which the Stockholder is a trustee. The Stockholder has the sole right to vote the Original Shares and, subject to the community property interests of his spouse under the laws of the State of Washington, has the right to sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”) the Original Shares, and none of the Original Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Original Shares, except as set forth in Sections 3 and 4 of this Agreement or as otherwise permitted by this Agreement and except for certain shares subject to a pledge.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows: Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement (collectively, the “Transactions”). The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the Merger Agreement or to consummate the Transactions. Each of this Agreement and the Merger Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement and the Merger Agreement and the consummation of the Transactions do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the articles of incorporation or by-laws of Parent, (ii) any Contract applicable to Parent or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Legal Requirement applicable to Parent or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect or impair the ability of Parent to consummate the Transactions or prevent or materially impede or delay the consummation of the Transactions. No consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions, except for (1) any antitrust filings in conjunction with the Merger, (2) filings with the SEC of such documents under the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger Agreement and the Merger, (3) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of the other jurisdictions in which Parent is qualified to do business, (4) filings with the NYSE and (5) such other items and consents, the failure of which to be obtained or made, individually or in the aggregate, would not have a Purchaser Material Adverse Effect or impair the ability of Parent to consummate the Transactions or prevent or materially impede or delay the consummation of the Transactions.

SECTION 3. Covenants of the Stockholders. The Stockholder covenants and agrees as follows:

(a) At any meeting of the stockholders of the Company at which the Merger and the Merger Agreement will be voted upon by the stockholders (whether annual or special, and whether or not an adjourned or postponed meeting), or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) is sought, in each case held or occurring prior to termination of this Agreement, the Stockholder shall vote (or cause to be voted) all of the Original Shares of the Stockholder and any other Subject Shares then owned of record and beneficially by the Stockholder: (1) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger, and (2) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or (B) impede, interfere with, delay, discourage, postpone, or adversely affect the Merger or the transactions contemplated thereby.

(b) The Stockholder hereby covenants and agrees that, after the date of this Agreement and prior to the termination of this Agreement, the Stockholder will not, directly or indirectly, Transfer any of the Original Shares or Subject Shares, or grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Original Shares or Subject Shares, or deposit such Original Shares or Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Original Shares or Subject Shares unless and until the Stockholder shall have taken all actions (including the endorsement of a legend on the certificates evidencing such Original Shares or Subject Shares) necessary to ensure that such Original Shares or Subject Shares shall at all times be subject to the rights, powers and privileges granted or conferred, and subject to all restrictions, covenants and limitations imposed, by this Agreement and shall have caused any transferee of any of the Original Shares or the Subject Shares to execute and deliver to the other party hereto, an Agreement and irrevocable proxy consistent with the terms contained herein; provided however, that nothing contained herein shall prevent such Stockholder from Transferring Original Shares or Subject Shares which represent in the aggregate 25,000 shares or less of the outstanding shares of the Company for estate tax planning purposes or to any charitable organization.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Subject to Section 8, the Stockholder hereby severally irrevocably grants to, and appoints, David K. Grant or Jane A. Orenstein, in their respective capacities as designees of the Company or other designees of the Company so designated, and each of them individually, or any of them, the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote all of the Stockholder’s Subject Shares owned of record by the Stockholder in accordance with Section 3(a)(1) and Section 3(a)(2)(A) of this Agreement.

(b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder’s Original Shares are not irrevocable and that all such proxies are hereby revoked.

(c) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 23B.07.220(4)(e) of the Washington Business Corporation Act.

SECTION 5. Further Assurances. The Stockholder shall from time to time execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as requested by Parent that are necessary to carry out the purpose and intent of this Agreement.

SECTION 6. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of any Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder’s administrators or successors, and the Stockholder further agrees to take all actions necessary to effectuate the foregoing. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the

Company, the number of Original Shares shall be adjusted appropriately. In addition, in the event of any other acquisition (of record or beneficially) of additional shares of Company Common Stock, other capital stock of the Company or other voting securities of the Company by the Stockholder (including through the exercise of any warrants, stock options or similar instruments), the number of Subject Shares shall be adjusted appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of Company Common Stock, other capital stock of the Company or other voting securities of the Company issued to or acquired (of record or beneficially) by the Stockholder directly or indirectly (including through the exercise of any warrants, stock options or similar instruments), other than shares held in a trust of which the Stockholder is a trustee.

SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8. Termination. Except as set forth below, this Agreement (including the irrevocable proxy granted pursuant to Section 4(a)) shall terminate upon the earliest of (i) the Effective Time and (ii) the date of termination of the Merger Agreement. In the event of the termination of this Agreement pursuant to this Section 8, except as set forth herein, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease except that this Section 8 and Sections 9 and 11 shall survive such termination and; provided, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

SECTION 9. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent:

Public Storage, Inc.

701 Western Avenue

Glendale, CA 91201

Attention: Chief Legal Officer

Facsimile: (818) 548-9288

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Adam O. Emmerich, Esq.

                 David E. Shapiro, Esq.

Facsimile: (212) 403-2000

if to the Stockholder:

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, Washington 98109

Attention: Jane A. Orenstein, Esq.

Facsimile: (206) 652-3710

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Richard L. Posen, Esq.

Facsimile: (212) 728-9255

(c) Interpretation; Headings. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns.

(d) Effectiveness; Entire Agreement. This Agreement shall not be effective until, and shall become effective and binding upon the parties hereto upon, the execution and delivery hereof by Parent and the Stockholder. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, among such parties or any of them with respect to the subject matter hereof (other than the Merger Agreement). The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

(e) Expenses. Whether or not the Transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(f) No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and the persons specified as proxies in Section 4) and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict or choice of law.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

(i) Agreement Made Only in Capacity as Stockholder. No person executing this Agreement who is or becomes during the term hereof a director, officer or employee of the Company makes any agreement or understanding herein in his or her capacity as such a director, officer or employee of the Company. The Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Subject Shares and nothing herein shall require any action to be taken, or limit or affect any actions taken, by a Stockholder in his or her capacity as an officer, director or employee of the Company.

(j) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 10. Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of New York or of any New York state court in the event of any action, suit or proceeding to enforce this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of New York or a New York state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent and the Stockholder have duly executed this Agreement, all as of the date first written above.

PUBLIC STORAGE, INC.

by:
Name: Title:

STOCKHOLDER: CHARLES K. BARBO

by:	/s/ Charles K. Barbo
Name: Charles K. Barbo Title:

Goldman, Sachs & Co.	85 Broad Street	New York, New York 10004
Tel: 212-902-1000

[GOLDMAN SACHS LOGO]

PERSONAL AND CONFIDENTIAL

March 6, 2006

Board of Directors

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2349

Gentlemen:

Attached is our opinion letter, dated March 6, 2006, with respect to the fairness from a financial point of view to Public Storage, Inc. (the “Company”) of the exchange ratio of 0.820 shares of common stock, par value $0.10 per share, of the Company to be issued in exchange for each share of common stock, par value $0.001 per share, of Shurgard Storage Centers, Inc. (“Shurgard”) pursuant to the Agreement and Plan of Merger, dated as of March 6, 2006, among the Company, ASKL Sub LLC, a wholly owned subsidiary of the Company, and Shurgard.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Goldman, Sachs & Co.	85 Broad Street	New York, New York 10004
Tel: 212-902-1000

[GOLDMAN SACHS LOGO]

PERSONAL AND CONFIDENTIAL

March 6, 2006

Board of Directors

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2349

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Public Storage, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 0.820 shares of common stock, par value $0.10 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.001 per share (the “Shurgard Common Stock”), of Shurgard Storage Centers, Inc. (“Shurgard”) pursuant to the Agreement and Plan of Merger, dated as of March 6, 2006 (the “Agreement”), among the Company, ASKL Sub LLC, a wholly owned subsidiary of the Company, and Shurgard.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as (i) co-managing underwriter of a public offering of 5,000,000 depositary shares of 6.50% Series W Cumulative Preferred Stock of the Company in September 2003, (ii) co-managing underwriter of a public offering of 4,400,000 depositary shares of 6.45% Series X Cumulative Preferred Stock of the Company in November 2003, (iii) co-managing underwriter of a public offering of 4,000,000 depositary shares of 625% Series Z Cumulative Preferred Stock of the Company in February 2004, (iv) co-managing underwriter of a public offering of 4,000,000 depositary shares of 6.125% Series A Cumulative Preferred Stock of the Company in March 2004, (v) co-managing underwriter of a public offering of 4,000,000 depositary shares of 7.125% Series B Cumulative Preferred Stock of the Company in June 2004, (vi) co-managing underwriter of a public offering of 4,000,000 depositary shares of 6.60% Series C Cumulative Preferred Stock of the Company in September 2004, (vii) co-managing underwriter of a public offering of 4,000,000 depositary shares of 7.00% Series G Cumulative Preferred Stock of the Company in December 2005 and (viii) co-managing underwriter of a public offering of 4,000,000 depositary shares of 6.95% Series H Cumulative Preferred Stock of the Company in January 2006. We also may provide investment banking services to the Company, Shurgard and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Shurgard and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Shurgard and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Board of Directors

Public Storage, Inc.

March 6, 2006

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Shurgard for the five fiscal years ended December 31, 2004; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Shurgard; certain other communications from the Company and Shurgard to their respective stockholders; certain internal financial analyses and forecasts for Shurgard prepared by its management, as reviewed and approved by the management of the Company (the “Forecasts”); certain internal financial analyses for the Company prepared by the management of the Company; and certain research analyst estimates of the future performance of the Company. We also have held discussions with members of the senior managements of the Company and of Shurgard regarding their assessment of the past and current business operations, financial condition, and future prospects of Shurgard and with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition, and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Shurgard Common Stock, compared certain financial and stock market information for the Company and Shurgard with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the REIT industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Shurgard, as the case may be. As instructed by you, for purposes of rendering this opinion, our review of the expected future financial performance of the Company was limited to discussions with the senior management of the Company regarding certain research analyst estimates of the future financial performance of the Company and certain internal financial analyses for the Company prepared by the management of the Company and our review of such research analyst estimates and such internal financial analyses. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Shurgard or on the expected benefits of the Transaction in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Shurgard or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

March 6, 2006

The Board of Directors

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, Washington 98109

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Shurgard Storage Centers, Inc. (“Shurgard”), other than Public Storage, Inc. (“Public Storage”), ASKL Sub LLC, an indirect subsidiary of Public Storage (“Merger Sub”), and their respective affiliates, of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger, dated as of March 6, 2006 (the “Merger Agreement”), among Shurgard, Public Storage and Merger Sub. As more fully described in the Merger Agreement, (i) Shurgard will be merged with and into Merger Sub (the “Merger”) and (ii) each outstanding share of Class A common stock, par value $0.001 per share, of Shurgard (“Shurgard Common Stock”), other than Shurgard Common Stock owned by Public Storage, Merger Sub or any other subsidiary of Public Storage, will be converted into the right to receive 0.82 (the “Exchange Ratio”) of a share of the common stock, par value $0.10 per share, of Public Storage (“Public Storage Common Stock”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Shurgard and certain senior officers and other representatives and advisors of Public Storage concerning the businesses, operations and prospects of Shurgard and Public Storage. We examined certain publicly available business and financial information relating to Shurgard and Public Storage, including certain publicly available consensus research analysts’ estimates relating to Public Storage which were discussed with us by the management of Public Storage. We also examined certain other information and data relating to Shurgard and Public Storage which were provided to or discussed with us by the managements of Shurgard and Public Storage, including financial forecasts and other information and data relating to Shurgard prepared by the management of Shurgard. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of Shurgard Common Stock and Public Storage Common Stock; the historical and projected earnings and other operating data of Shurgard and Public Storage; and the capitalization and financial condition of Shurgard and Public Storage. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Shurgard and Public Storage and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. We also evaluated certain potential pro forma financial effects of the Merger on Public Storage. In connection with our engagement and at the direction of Shurgard, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of all or a part of Shurgard. We also considered the fact that Shurgard publicly had announced that it would explore its strategic alternatives. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Shurgard and Public Storage that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to Shurgard, we have been advised by the management of Shurgard, and have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the

The Board of Directors

Shurgard Storage Centers, Inc.

March 6, 2006

management of Shurgard as to the future financial performance of Shurgard. As you are aware, we were not provided with, or given access to, internal financial forecasts relating to Public Storage prepared by the management of Public Storage and, accordingly, we have utilized, with your consent, publicly available consensus research analysts’ estimates relating to Public Storage for purposes of certain of our analyses. With respect to such publicly available consensus estimates, we have been advised by the management of Public Storage, and have assumed, with your consent, that such consensus estimates reflect reasonable estimates and judgments as to the future financial performance of Public Storage. We also have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Shurgard, Public Storage or the Merger. We have been advised by the managements of Shurgard and Public Storage that each of Shurgard and Public Storage has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT and have assumed, with your consent, that the Merger will not adversely affect the status or operations of Shurgard or Public Storage as a REIT. We are not expressing any opinion as to what the value of Public Storage Common Stock actually will be when issued pursuant to the Merger or the prices at which Public Storage Common Stock or Shurgard Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Shurgard or Public Storage nor have we made any physical inspection of the properties or assets of Shurgard or Public Storage. Our opinion does not address any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or tax or accounting aspects thereof. We express no view as to, and our opinion does not address, the underlying business decision of Shurgard to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Shurgard or the effect of any other transaction in which Shurgard might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Shurgard in connection with the proposed Merger and will receive a fee for such services, portions of which were payable upon our engagement and in connection with the unsolicited takeover proposal previously made by Public Storage (the “Public Storage Proposal”), a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided services to Shurgard and Public Storage unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including having acted as financial advisor to Shurgard in connection with an acquisition transaction in 2003 and as an underwriter for various preferred stock offerings of Public Storage in 2004 and 2005. In addition, one of our affiliates is acting as syndication agent for, and is a lender under, existing credit facilities of Shurgard and also is a lender under an existing credit facility of Public Storage, for which services such affiliate has received and will receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Shurgard and Public Storage for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Shurgard, Public Storage and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Shurgard in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger.

The Board of Directors

Shurgard Storage Centers, Inc.

March 6, 2006

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to holders of Shurgard Common Stock (other than Public Storage, Merger Sub and their respective affiliates).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

March 6, 2006

Board of Directors

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, Washington 98109

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Shurgard Common Stock (as defined below), other than Public Storage, Inc. (“Public Storage”), ASKL Sub LLC, an indirect subsidiary of Public Storage (“Merger Sub”), and their respective affiliates, of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger, dated as of March 6, 2006 (the “Agreement”), among Public Storage, Merger Sub, and Shurgard Corporation (“Shurgard”). As more fully described in the Agreement, Shurgard will be merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation in the Merger, and each outstanding share of Class A common stock, par value $0.001 per share, of Shurgard (“Shurgard Common Stock”), other than Shurgard Common Stock owned by Public Storage, Merger Sub or any other subsidiary of Public Storage, will be converted into the right to receive 0.82 (the “Exchange Ratio”) of a share of the common stock, par value $0.10 per share, of Public Storage (“Public Storage Common Stock”). The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of Shurgard and Public Storage;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Shurgard;

(iii)	reviewed a draft Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2005;

(iv)	reviewed certain financial forecasts relating to Shurgard prepared by the management of Shurgard (the “Shurgard Forecasts”);

(v)	reviewed certain publicly available consensus research analysts’ estimates for Public Storage (the “Public Storage Consensus Estimates”);

(vi)	discussed the past and current operations, financial condition and prospects of Shurgard and Public Storage with senior executives of Shurgard and Public Storage;

(vii)	reviewed the potential pro forma financial impact of the Merger on the estimated funds from operations per share and certain dividend and other financial statistics of Public Storage;

(viii)	reviewed the reported prices and trading activity for Shurgard Common Stock and Public Storage Common Stock;

(ix)	compared the financial performance of Shurgard and Public Storage and the prices and trading activity of Shurgard Common Stock and Public Storage Common Stock with each other and with that of certain other publicly traded companies we deemed relevant;

(x)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xi)	participated in discussions and negotiations among representatives of Shurgard, Public Storage and their respective advisors;

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Board of Directors

Shurgard Storage Centers, Inc.

March 6, 2006

(xii)	reviewed the Agreement;

(xiii)	considered our efforts to solicit, at the direction of Shurgard, third party indications of interest in the possible acquisition of all or a portion of Shurgard and the fact that Shurgard had publicly announced that it would explore its strategic alternatives; and

(xiv)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the Shurgard Forecasts, we have assumed, at the direction of Shurgard, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Shurgard as to the future financial performance of Shurgard. We have not been provided with, and did not have access to, any financial forecasts relating to Public Storage prepared by the management of Public Storage. Accordingly, upon the advice of the management of Public Storage and with the consent of Shurgard, we have used the Public Storage Consensus Estimates in certain of our analyses and have assumed that the Public Storage Consensus Estimates are a reasonable basis upon which to evaluate the future financial performance of Public Storage. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Shurgard or Public Storage, nor have we been furnished with any such valuations or appraisals. We have assumed, with the consent of Shurgard, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof. We also have assumed, with the consent of Shurgard, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Shurgard, Public Storage or the Merger. We have been advised by the managements of Shurgard and Public Storage that each of Shurgard and Public Storage has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT and further have assumed, with the consent of Shurgard, that the Merger will not adversely affect the status or operations of Shurgard or Public Storage as a REIT.

We express no view or opinion as to any terms or aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or tax or accounting aspects thereof. In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Shurgard or in which Shurgard might engage or as to whether any transaction might be more favorable to Shurgard as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Shurgard to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Public Storage Common Stock actually will be when issued or the prices at which Public Storage Common Stock or Shurgard Common Stock may trade at any time.

We have acted as financial advisor to the Board of Directors of Shurgard in connection with the Merger, for which services we have received and will receive fees, portions of which were payable upon our engagement and in connection with the unsolicited takeover proposal previously made by Public Storage (the “Public Storage Proposal”), a portion of which is payable upon rendering this opinion and a significant portion of which is contingent upon the consummation of the Merger or withdrawal of the Public Storage Proposal. We or our affiliates have provided and currently are providing financial advisory and financing services to Shurgard, for which services we and our affiliates have received and will receive compensation, including acting as (i) book-running manager, lead arranger, administrative agent and lender for existing credit facilities of Shurgard, (ii) lead or co-manager for certain securities offerings of Shurgard and (iii) financial advisor to Shurgard in connection with an acquisition transaction. In addition, Banc of America Specialist Inc., an affiliate of ours, acts as a

F-2

Board of Directors

Shurgard Storage Centers, Inc.

March 6, 2006

specialist for Shurgard Common Stock and Public Storage Common Stock on the New York Stock Exchange. In the ordinary course of our businesses, we and our affiliates may actively trade or hold the securities or loans of Shurgard and Public Storage for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of Shurgard in connection with and for purposes of its evaluation of the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the shareholders of Shurgard should vote or act in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of Shurgard Common Stock (other than Public Storage, Merger Sub and their respective affiliates).

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

F-3

CHAPTER 23B.13. DISSENTERS’ RIGHTS

23B.13.010.    Definitions

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020.    Right to dissent

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the by-laws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030.    Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200.    Notice of dissenters’ rights

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210.    Notice of intent to demand payment

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220.    Dissenters’ rights—Notice

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

23B.13.230.    Duty to demand payment

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240.    Share restrictions

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250.    Payment

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

23B.13.260.    Failure to take action

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270.    After-acquired shares

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280.    Procedure if shareholder dissatisfied with payment or offer

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300.    Court action

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment % 8(a)%8 for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or %8(b)%8 for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310.    Court costs and counsel fees

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In August 1988, Public Storage’s articles of incorporation were amended (as approved by the shareholders in August 1988) to provide that Public Storage may indemnify the agents of the company to the maximum extent permitted under California law. See Section V of the certificate of amendment of articles of incorporation (Exhibit 3.16) and Article VII of the bylaws (Exhibit 3.59) which are incorporated herein by this reference. In October 1988, Public Storage also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit Public Storage to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit Public Storage from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the articles of incorporation and the agreements are subject to the limitations set forth by California law. Public Storage believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the company.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	The following exhibits are filed herewith or incorporated herein by reference:

2.1	Merger Agreement, dated as of March 6, 2006, by and among Shurgard Storage Centers, Inc., ASKL Sub LLC and Public Storage, Inc. Filed with the Registrant’s Form 8-K dated March 7, 2006 and incorporated herein by reference.

3.1	Restated Articles of Incorporation. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.2	Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.3	Amendment to Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with the Registrant’s Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

3.4	Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.5	Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant’s Registration Statement No. 33-56925 and incorporated herein by reference.

3.6	Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock Series B. Filed with the Registrant’s Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference.

3.7	Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.8	Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.9	Amendment to Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock Series C. Filed with Registrant’s Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

3.10	Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant’s Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

3.11	Amendment to Certificate of Determination of Preferences of 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

3.12	Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant’s Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

3.13	Amendment to Certificate of Determination of Preferences for the 10% Cumulative Preferred Stock, Series E of Public Storage, Inc. Filed with Registrant’s Current Report on Form 8-K dated April 25, 2005 and incorporated herein by reference.

3.14	Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant’s Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

3.15	Amendment to Certificate of Determination of Preferences for the 9.75% Cumulative Preferred Stock, Series F of Public Storage, Inc. Filed with Registrant’s Current Report on Form 8-K dated August 17, 2005 and incorporated herein by reference.

3.16	Certificate of Amendment of Articles of Incorporation. Filed with Registrant’s Registration Statement No. 33-63947 and incorporated herein by reference.

3.17	Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

3.18	Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

3.19	Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant’s Registration Statement No. 333-03749 and incorporated herein by reference.

3.20	Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant’s Registration Statement No. 333-08791 and incorporated herein by reference.

3.21	Certificate of Determination for 8-5/8% Cumulative Preferred Stock, Series I. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

3.22	Certificate of Amendment of Articles of Incorporation. Filed with Registrant’s Registration Statement No. 333-18395 and incorporated herein by reference.

3.23	Certificate of Determination for Equity Stock, Series A. Filed with Registrant’s Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

3.24	Certificate of Determination for Equity Stock, Series AA. Filed with Registrant’s Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.25	Certificate Decreasing Shares Constituting Equity Stock, Series A. Filed with Registrant’s Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.26	Certificate of Determination for Equity Stock, Series A. Filed with Registrant’s Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.27	Certificate of Determination for 8% Cumulative Preferred Stock, Series J. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

3.28	Certificate of Correction of Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant’s Registration Statement No. 333-61045 and incorporated herein by reference.

3.29	Certificate of Determination for 8-1/4% Cumulative Preferred Stock, Series K. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

3.30	Certificate of Determination for 8-1/4% Cumulative Preferred Stock, Series L. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L and incorporated herein by reference.

3.31	Certificate of Determination for 8.75% Cumulative Preferred Stock, Series M. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M and incorporated herein by reference.

3.32	Certificate of Determination for Equity Stock, Series AAA. Filed with Registrant’s Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

3.33	Certificate of Determination for 9.5% Cumulative Preferred Stock, Series N. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

3.34	Certificate of Determination for 9.125% Cumulative Preferred Stock, Series O. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

3.35	Certificate of Determination for 8.75% Cumulative Preferred Stock, Series P. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

3.36	Certificate of Determination for 8.600% Cumulative Preferred Stock, Series, Q. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q and incorporated herein by reference.

3.37	Amendment to Certificate of Determination for Equity Stock, Series A. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001 and incorporated herein by reference.

3.38	Certificate of Determination for 8.000% Cumulative Preferred Stock, Series R. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.000% Cumulative Preferred Stock, Series R and incorporated herein by reference.

3.39	Certificate of Determination for 7.875% Cumulative Preferred Stock, Series S. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.875% Cumulative Preferred Stock, Series S and incorporated herein by reference.

3.40	Certificate of Determination for 7.625% Cumulative Preferred Stock, Series T. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series T and incorporated herein by reference.

3.41	Certificate of Determination for 7.625% Cumulative Preferred Stock, Series U. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series U and incorporated herein by reference.

3.42	Amendment to Certificate of Determination for 7.625% Cumulative Preferred Stock, Series T. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002 and incorporated herein by reference.

3.43	Certificate of Determination for 7.500% Cumulative Preferred Stock, Series V. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.500% Cumulative Preferred Stock, Series V and incorporated herein by reference.

3.44	Certificate of Determination for 6.500% Cumulative Preferred Stock, Series W. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.500% Cumulative Preferred Stock, Series W and incorporated herein by reference.

3.45	Certificate of Determination for 6.450% Cumulative Preferred Stock, Series X. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.450% Cumulative Preferred Stock, Series X and incorporated herein by reference.

3.46	Certificate of Determination for 6.85% Cumulative Preferred Stock, Series Y. Filed with the Registrant’s Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

3.47	Certificate of Determination for 6.250% Cumulative Preferred Stock, Series Z. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.250% Cumulative Preferred Stock, Series Z and incorporated herein by reference.

3.48	Certificate of Determination for 6.125% Cumulative Preferred Stock, Series A. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.125% Cumulative Preferred Stock, Series A and incorporated herein by reference.

3.49	Certificate of Determination for 6.40% Cumulative Preferred Stock, Series NN. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

3.50	Certificate of Determination for 7.125% Cumulative Preferred Stock, Series B. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.125% Cumulative Preferred Stock, Series B and incorporated herein by reference.

3.51	Certificate of Determination for 6.60% Cumulative Preferred Stock, Series C. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.60% Cumulative Preferred Stock, Series C and incorporated herein by reference.

3.52	Certificate of Determination for 6.18% Cumulative Preferred Stock, Series D. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.18% Cumulative Preferred Stock, Series D and incorporated herein by reference.

3.53	Certificate of Determination for 6.75% Cumulative Preferred Stock, Series E. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.75% Cumulative Preferred Stock, Series E and incorporated herein by reference.

3.54	Certificate of Determination for 6.45% Cumulative Preferred Stock, Series F. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F and incorporated herein by reference.

3.55	Amendment to Certificate of Determination for 6.45% Cumulative Preferred Stock, Series F. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F and incorporated herein by reference.

3.56	Certificate of Determination for 7.00% Cumulative Preferred Stock, Series G. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.00% Cumulative Preferred Stock, Series G and incorporated herein by reference.

3.57	Certificate of Determination for 6.95% Cumulative Preferred Stock, Series H. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.95% Cumulative Preferred Stock, Series H and incorporated herein by reference.

3.58	Amendment to Certificate of Determination of Preferences of Cumulative Preferred Stock, Series H (8.45%), I (8.625%), J (8%), K (8.25%), L (8.25%), M (8.75%), N (9.5%), O (9.125%) and P (8.75%). Filed with Registrant’s Current Report on Form 8-K dated November 22, 2005 and incorporated herein by reference.

3.59	Bylaws, as amended. Filed with Registrant’s Registration Statement No. 33-64971 and incorporated herein by reference.

3.60	Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant’s Registration Statement No. 333-03749 and incorporated herein by reference.

3.61	Amendment to Bylaws adopted on June 26, 1997. Filed with Registrant’s Registration Statement No. 333-41123 and incorporated herein by reference.

3.62	Amendment to Bylaws adopted on January 6, 1998. Filed with Registrant’s Registration Statement No. 333-41123 and incorporated herein by reference.

3.63	Amendment to Bylaws adopted on February 10, 1998. Filed with Registrant’s Current Report on Form 8-K dated February 10, 1998 and incorporated herein by reference.

3.64	Amendment to Bylaws adopted on March 4, 1999. Filed with Registrant’s Current Report on Form 8-K dated March 4, 1999 and incorporated herein by reference.

3.65	Amendment to Bylaws adopted on May 6, 1999. Filed with Registrants’ Form 10-Q for the quarterly period ended June 30, 1999 and incorporated herein by reference.

3.66	Amendment to Bylaws adopted on November 7, 2002. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002 and incorporated herein by reference.

3.67	Amendment to Bylaws adopted on May 8, 2003. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 and incorporated herein by reference.

3.68	Amendment to Bylaws adopted on August 5, 2003. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 and incorporated herein by reference.

3.69	Amendment to Bylaws adopted on March 11, 2004. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

5.1	Opinion of Stephanie Heim regarding legality of securities being registered. To be filed by amendment.

8.1	Opinion of Hogan & Hartson L.L.P. as to certain federal income tax matters regarding the status of Public Storage as a real estate investment trust. To be filed by amendment.

8.2	Opinion of Perkins Coie LLP regarding certain U.S. income tax aspects of the merger. To be filed by amendment.

8.3	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger. To be filed by amendment.

10.1	Second Amended and Restated Management Agreement by and among Registrant and the entities listed therein dated as of November 16, 1995. Filed with PS Partners, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.2	Amended Management Agreement between Registrant and Public Storage Commercial Properties Group, Inc. dated as of February 21, 1995. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

10.3	Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant’s Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

10.4	Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

10.5	Second Amended and Restated Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of February 25, 1997. Filed with Registrant’s Registration Statement No. 333-22665 and incorporated herein by reference.

10.6	Note Assumption and Exchange Agreement by and among Public Storage Management, Inc., Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant’s Registration Statement No. 33-64971 and incorporated herein by reference.

10.7	Registrant’s 1990 Stock Option Plan. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

10.8	Registrant’s 1994 Stock Option Plan. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

10.9	Registrant’s 1996 Stock Option and Incentive Plan. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

10.10	Deposit Agreement dated as of December 13, 1995, among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

10.11	Deposit Agreement dated as of January 25, 1996, among Registrant, The First national Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

10.12	Employment Agreement between Registrant and B. Wayne Hughes dated as of November 16, 1995. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31,1995 and incorporated herein by reference.

10.13	Deposit Agreement dated as of November 1, 1996, among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

10.14	Limited Partnership Agreement of PSAF Development Partners, L.P. between PSAF Development, Inc. and the Limited Partner dated as of April 10, 1997. Filed with Registrant’s Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

10.15	Deposit Agreement dated as of August 28, 1997 among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

10.16	Agreement of Limited Partnership of PS Business Parks, L.P. dated as of March 17, 1998. Filed with PS Business Parks, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and incorporated herein by reference.

10.17	Deposit Agreement dated as of January 19, 1999 among Registrant, BankBoston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

10.18	Agreement and Plan of Merger among Storage Trust Realty, Registrant and Newco Merger Subsidiary, Inc. dated as of November 12, 1998. Filed with Registrant’s Registration Statement No. 333-68543 and incorporated herein by reference.

10.19	Amendment No. 1 to Agreement and Plan of Merger among Storage Trust Realty, Registrant, Newco Merger Subsidiary, Inc. and STR Merger Subsidiary, Inc. dated as of January 19, 1999. Filed with registrant’s Registration Statement No. 333-68543 and incorporated herein by reference.

10.20	Amended and Restated Agreement of Limited Partnership of Storage Trust Properties, L.P., dated as of March 12, 1999. Filed with Registrant’s Form 10-Q for the quarterly period ended June 30, 1999 and incorporated herein by reference.

10.21	Storage Trust Realty 1994 Share Incentive Plan. Filed with Storage Trust Realty’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

10.22	Amended and Restated Storage Trust Realty Retention Bonus Plan effective as of November 12, 1998. Filed with Registrant’s Registration Statement No. 333-68543 and incorporated herein by reference.

10.23	Deposit Agreement dated as of March 10, 1999 among Registrant, BankBoston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L and incorporated herein by reference.

10.24	Note Purchase Agreement and Guaranty Agreement with respect to $100,000,000 of Senior Notes of Storage Trust Properties, L.P. Filed with Storage Trust Realty’s Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.25	Deposit Agreement dated as of August 17, 1999 among Registrant, BankBoston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M and incorporated herein by reference.

10.26	Limited Partnership Agreement of PSAC Development Partners, L.P. among PS Texas Holdings, Ltd., PS Pennsylvania Trust and PSAC Storage Investors, L.L.C. dated as November 15, 1999. Filed with Registrant’s Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

10.27	Agreement of Limited Liability Company of PSAC Storage Investors, L.L.C. dated as of November 15, 1999. Filed with Registrant’s Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

10.28	Deposit Agreement dated as of January 14, 2000 among Registrant, BankBoston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A and incorporated herein by reference.

10.29	Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of March 29, 2000. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

10.30	Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of August 11, 2000. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

10.31	Registrant’s 2000 Non-Executive/Non-Director Stock Option and Incentive Plan. Filed with Registrant’s Registration Statement No, 333-52400 and incorporated herein by reference.

10.32	Deposit Agreement dated as of January 19, 2001 among Registrant, Fleet National Bank and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q and incorporated herein by reference.

10.33	Registrant’s 2001 Non-Executive/Non-Director Stock Option and Incentive Plan. Filed with Registrant’s Registration Statement No. 333-59218 and incorporated herein by reference.

10.34	Registrant’s 2001 Stock Option and Incentive Plan. Filed with Registrant’s Registration Statement No. 333-59218 and incorporated herein by reference.

10.35	Deposit Agreement dated as of September 28, 2001 among Registrant, Fleet National Bank and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.000% Cumulative Preferred Stock, Series R. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.000% Cumulative Preferred Stock, Series R and incorporated herein by reference.

10.36	Deposit Agreement dated as of October 31, 2001 among Registrant, Fleet National Bank and the holder of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.875% Cumulative Preferred Stock, Series S. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.875% Cumulative Preferred Stock, Series S and incorporated herein by reference.

10.37	Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of November 1, 2001. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 and incorporated herein by reference.

10.38	Deposit Agreement dated as of January 18, 2002 among Registrant, Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series T. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series T and incorporated herein by reference.

10.39	Deposit Agreement dated as of February 19, 2002 among Registrant, Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series U. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series U and incorporated herein by reference.

10.40	Deposit Agreement dated as of September 30, 2002 among Registrant, Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.500% Cumulative Preferred Stock, Series V. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.500% Cumulative Preferred Stock, Series V and incorporated herein by reference.

10.41	Employment Agreement between Registrant and Harvey Lenkin dated as of August 5, 2003. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 and incorporated herein by reference.

10.42	Deposit Agreement dated as of October 6, 2003 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.500% Cumulative Preferred Stock, Series W. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.500% Cumulative Preferred Stock, Series W and incorporated herein by reference.

10.43	Deposit Agreement dated as of November 13, 2003 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.450% Cumulative Preferred Stock, Series X. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.450% Cumulative Preferred Stock, Series X and incorporated herein by reference.

10.44	Deposit Agreement dated as of March 5, 2004 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.250% Cumulative Preferred Stock, Series Z. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.250% Cumulative Preferred Stock, Series Z and incorporated herein by reference.

10.45	Limited Partnership Agreement of PSAF Acquisition Partners, L.P. between PS Texas Holdings, Ltd. and the Limited Partner dated as of December 18, 2003. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

10.46	Second Amendment to Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of March 22, 2004. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

10.47	Second Amendment to Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of March 25, 2004. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

10.48	Deposit Agreement dated as of March 31, 2004 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.125% Cumulative Preferred Stock, Series A. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.125% Cumulative Preferred Stock, Series A and incorporated herein by reference.

10.49	Deposit Agreement dated as of June 30, 2004 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.125% Cumulative Preferred Stock, Series B. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.125% Cumulative Preferred Stock, Series B and incorporated herein by reference.

10.50	Deposit Agreement dated as of September 13, 2004 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.60% Cumulative Preferred Stock, Series C. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.60% Cumulative Preferred Stock, Series C and incorporated herein by reference.

10.51	Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of October 12, 2004. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

10.52	Deposit Agreement dated as of February 28, 2005 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.18% Cumulative Preferred Stock, Series D. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.18% Cumulative Preferred Stock, Series D and incorporated herein by reference.

10.53	Form of 2001 Stock Option and Incentive Plan Non-qualified Stock Option Agreement. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

10.54	Form of Restricted Stock Unit Agreement. Filed with the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

10.55	Form of 2001 Stock Option and Incentive Plan Outside Director Stock Option Agreement. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

10.56	Public Storage, Inc. Performance Based Compensation Plan for Covered Employees. Filed with Registrant’s Current Report on Form 8-K dated May 11, 2005 and incorporated herein by reference.

10.57	Consulting Agreement between Registrant and Harvey Lenkin dated as of June 30, 2005. Filed with Registrant’s Current Report on Form 8-K dated July 1, 2005 and incorporated herein by reference.

10.58	Deposit Agreement dated as of April 27, 2005 among Registrant, Equiserve Inc., Equiserve Trust Company, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.75% Cumulative Preferred Stock, Series E. Filed with Registrant’s Registration Statement on Form 8-A relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.75% Cumulative Preferred Stock, Series E and incorporated herein by reference.

10.59	Deposit Agreement dated as of August 23, 2005 among Registrant, Computershare Shareholder Services, Inc., Equiserve Trust Company, N.A. and the holders of depositary receipts evidencing Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F. Filed with Registrant’s Registration Statement on Form 8-A relating to Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F and incorporated herein by reference.

10.60	Deposit Agreement dated as of October 3, 2005 among Registrant, Computershare Shareholder Services, Inc., Equiserve Trust Company, N.A. and the holders of the depositary receipts evidencing additional Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F. Filed with Registrant’s Registration Statement on Form 8-A relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F and incorporated herein by reference.

10.61	Deposit Agreement dated December 12, 2005 among Registrant and Computershare Shareholder Services, Inc., Equiserve Trust Company, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.00% Cumulative Preferred Stock, Series G. Filed with Registrant’s Registration Statement on Form 8-A relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.00% Cumulative Preferred Stock, Series G and incorporated herein by reference.

10.62	Deposit Agreement dated as of January 19, 2006 among Registrant and Computershare Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.95% Cumulative Preferred Stock, Series H. Filed with Registrant’s Registration Statement on Form 8-A relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.95% Cumulative Preferred Stock, Series H and incorporated herein by reference.

10.63	Form of Indemnification Agreement with Executive Officers. Filed with Registrant’s Annual Report on Form 10-K for the annual period ended December 31, 2005 and incorporated herein by reference.

10.64	Voting Agreement, dated as of March 6, 2006, by and among Charles K. Barbo and Public Storage, Inc. Filed with the Registrant’s Form 8-K dated March 7, 2006 and incorporated herein by reference.

11	Statement Re: Computation of Earnings per Share. Filed with Registrant’s Annual Report on Form 10-K for the annual period ended December 31, 2005 and incorporated herein by reference.

12	Statement Re: Computation of Ratio of Earnings to Fixed Charges. Filed with Registrant’s Annual Report on Form 10-K for the annual period ended December 31, 2005 and incorporated herein by reference.

21	Subsidiaries of the Registrant Filed with Registrant’s Annual Report on Form 10-K for the annual period ended December 31, 2005 and incorporated herein by reference.

23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2	Consent of Ernst & Young LLP. Filed herewith.

23.3	Consent of Deloitte & Touche LLP. Filed herewith.

23.4	Consent of Hogan & Hartson L.L.P. To be filed by amendment.

23.5	Consent of Perkins Coie LLP. To be filed by amendment.

23.6	Consent of Wachtell, Lipton, Rosen & Katz. To be filed by amendment.

23.7	Consent of Stephanie Heim (included as part of her opinion filed as Exhibit 5.1). To be filed by amendment.

99.1	Form of Proxy of Shurgard Storage Centers, Inc. To be filed by amendment.

99.2	Form of Proxy of Public Storage, Inc. To be filed by amendment.

99.3	Consent of Goldman, Sachs & Co. Filed herewith.

99.4	Consent of Citigroup Global Markets Inc. Filed herewith.

99.5	Consent of Banc of America Securities LLC. Filed herewith.

1.	SEC File No. 001-08389 unless otherwise indicated.

ITEM 22.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF GLENDALE, STATE OF CALIFORNIA, ON APRIL 20, 2006.

PUBLIC STORAGE, INC.

By:	/s/ RONALD L. HAVNER, JR.
Name:	Ronald L. Havner, Jr.
Title:	Vice-Chairman of the Board, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John S. Baumann and Stephanie Heim, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a registration statement on Form S-4 with respect to shares of Public Storage, Inc. common stock to be issued in connection with the merger of an indirect subsidiary of Public Storage, Inc. with and into Shurgard Storage Centers, Inc. and any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON APRIL 20, 2006.

/S/ RONALD L. HAVNER, JR. Ronald L. Havner, Jr. Vice-Chairman of the Board, Chief Executive Officer and President (principal executive officer)	/S/ JOHN REYES John Reyes Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

/S/ B. WAYNE HUGHES B. Wayne Hughes Chairman of the Board	/S/ ROBERT J. ABERNETHY Robert J. Abernethy Director

/S/ HARVEY LENKIN Harvey Lenkin Director	/S/ WILLIAM C. BAKER William C. Baker Director

/S/ DANN V. ANGELOFF Dann V. Angeloff Director	/S/ URI P. HARKHAM Uri P. Harkham Director

/S/ JOHN T. EVANS John T. Evans Director	/S/ DANIEL C. STATON Daniel C. Staton Director

/S/ B. WAYNE HUGHES, JR. B. Wayne Hughes, Jr. Director

S-1

EXHIBIT INDEX

2.1	Merger Agreement, dated as of March 6, 2006, by and among Shurgard Storage Centers, Inc., ASKL Sub LLC and Public Storage, Inc. Filed with the Registrant’s Form 8-K dated March 7, 2006 and incorporated herein by reference.

3.1	Restated Articles of Incorporation. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.2	Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.3	Amendment to Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with the Registrant’s Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

3.4	Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.5	Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant’s Registration Statement No. 33-56925 and incorporated herein by reference.

3.6	Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock Series B. Filed with the Registrant’s Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference.

3.7	Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.8	Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant’s Registration Statement No. 33-54557 and incorporated herein by reference.

3.9	Amendment to Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock Series C. Filed with Registrant’s Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

3.10	Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant’s Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

3.11	Amendment to Certificate of Determination of Preferences of 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

3.12	Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant’s Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

3.13	Amendment to Certificate of Determination of Preferences for the 10% Cumulative Preferred Stock, Series E of Public Storage, Inc. Filed with Registrant’s Current Report on Form 8-K dated April 25, 2005 and incorporated herein by reference.

3.14	Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant’s Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

3.15	Amendment to Certificate of Determination of Preferences for the 9.75% Cumulative Preferred Stock, Series F of Public Storage, Inc. Filed with Registrant’s Current Report on Form 8-K dated August 17, 2005 and incorporated herein by reference.

3.16	Certificate of Amendment of Articles of Incorporation. Filed with Registrant’s Registration Statement No. 33-63947 and incorporated herein by reference.

3.17	Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

3.18	Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

3.19	Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant’s Registration Statement No. 333-03749 and incorporated herein by reference.

3.20	Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant’s Registration Statement No. 333-08791 and incorporated herein by reference.

3.21	Certificate of Determination for 8-5/8% Cumulative Preferred Stock, Series I. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

3.22	Certificate of Amendment of Articles of Incorporation. Filed with Registrant’s Registration Statement No. 333-18395 and incorporated herein by reference.

3.23	Certificate of Determination for Equity Stock, Series A. Filed with Registrant’s Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

3.24	Certificate of Determination for Equity Stock, Series AA. Filed with Registrant’s Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.25	Certificate Decreasing Shares Constituting Equity Stock, Series A. Filed with Registrant’s Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.26	Certificate of Determination for Equity Stock, Series A. Filed with Registrant’s Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

3.27	Certificate of Determination for 8% Cumulative Preferred Stock, Series J. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

3.28	Certificate of Correction of Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant’s Registration Statement No. 333-61045 and incorporated herein by reference.

3.29	Certificate of Determination for 8-1/4% Cumulative Preferred Stock, Series K. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

3.30	Certificate of Determination for 8-1/4% Cumulative Preferred Stock, Series L. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L and incorporated herein by reference.

3.31	Certificate of Determination for 8.75% Cumulative Preferred Stock, Series M. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M and incorporated herein by reference.

3.32	Certificate of Determination for Equity Stock, Series AAA. Filed with Registrant’s Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

2

3.33	Certificate of Determination for 9.5% Cumulative Preferred Stock, Series N. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

3.34	Certificate of Determination for 9.125% Cumulative Preferred Stock, Series O. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

3.35	Certificate of Determination for 8.75% Cumulative Preferred Stock, Series P. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

3.36	Certificate of Determination for 8.600% Cumulative Preferred Stock, Series, Q. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q and incorporated herein by reference.

3.37	Amendment to Certificate of Determination for Equity Stock, Series A. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001 and incorporated herein by reference.

3.38	Certificate of Determination for 8.000% Cumulative Preferred Stock, Series R. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.000% Cumulative Preferred Stock, Series R and incorporated herein by reference.

3.39	Certificate of Determination for 7.875% Cumulative Preferred Stock, Series S. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.875% Cumulative Preferred Stock, Series S and incorporated herein by reference.

3.40	Certificate of Determination for 7.625% Cumulative Preferred Stock, Series T. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series T and incorporated herein by reference.

3.41	Certificate of Determination for 7.625% Cumulative Preferred Stock, Series U. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series U and incorporated herein by reference.

3.42	Amendment to Certificate of Determination for 7.625% Cumulative Preferred Stock, Series T. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002 and incorporated herein by reference.

3.43	Certificate of Determination for 7.500% Cumulative Preferred Stock, Series V. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.500% Cumulative Preferred Stock, Series V and incorporated herein by reference.

3.44	Certificate of Determination for 6.500% Cumulative Preferred Stock, Series W. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.500% Cumulative Preferred Stock, Series W and incorporated herein by reference.

3.45	Certificate of Determination for 6.450% Cumulative Preferred Stock, Series X. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.450% Cumulative Preferred Stock, Series X and incorporated herein by reference.

3.46	Certificate of Determination for 6.85% Cumulative Preferred Stock, Series Y. Filed with the Registrant’s Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

3

3.47	Certificate of Determination for 6.250% Cumulative Preferred Stock, Series Z. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.250% Cumulative Preferred Stock, Series Z and incorporated herein by reference.

3.48	Certificate of Determination for 6.125% Cumulative Preferred Stock, Series A. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.125% Cumulative Preferred Stock, Series A and incorporated herein by reference.

3.49	Certificate of Determination for 6.40% Cumulative Preferred Stock, Series NN. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

3.50	Certificate of Determination for 7.125% Cumulative Preferred Stock, Series B. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.125% Cumulative Preferred Stock, Series B and incorporated herein by reference.

3.51	Certificate of Determination for 6.60% Cumulative Preferred Stock, Series C. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.60% Cumulative Preferred Stock, Series C and incorporated herein by reference.

3.52	Certificate of Determination for 6.18% Cumulative Preferred Stock, Series D. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.18% Cumulative Preferred Stock, Series D and incorporated herein by reference.

3.53	Certificate of Determination for 6.75% Cumulative Preferred Stock, Series E. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.75% Cumulative Preferred Stock, Series E and incorporated herein by reference.

3.54	Certificate of Determination for 6.45% Cumulative Preferred Stock, Series F. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F and incorporated herein by reference.

3.55	Amendment to Certificate of Determination for 6.45% Cumulative Preferred Stock, Series F. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F and incorporated herein by reference.

3.56	Certificate of Determination for 7.00% Cumulative Preferred Stock, Series G. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.00% Cumulative Preferred Stock, Series G and incorporated herein by reference.

3.57	Certificate of Determination for 6.95% Cumulative Preferred Stock, Series H. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.95% Cumulative Preferred Stock, Series H and incorporated herein by reference.

3.58	Amendment to Certificate of Determination of Preferences of Cumulative Preferred Stock, Series H (8.45%), I (8.625%), J (8%), K (8.25%), L (8.25%), M (8.75%), N (9.5%), O (9.125%) and P (8.75%). Filed with Registrant’s Current Report on Form 8-K dated November 22, 2005 and incorporated herein by reference.

3.59	Bylaws, as amended. Filed with Registrant’s Registration Statement No. 33-64971 and incorporated herein by reference.

3.60	Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant’s Registration Statement No. 333-03749 and incorporated herein by reference.

3.61	Amendment to Bylaws adopted on June 26, 1997. Filed with Registrant’s Registration Statement No. 333-41123 and incorporated herein by reference.

4

3.62	Amendment to Bylaws adopted on January 6, 1998. Filed with Registrant’s Registration Statement No. 333-41123 and incorporated herein by reference.

3.63	Amendment to Bylaws adopted on February 10, 1998. Filed with Registrant’s Current Report on Form 8-K dated February 10, 1998 and incorporated herein by reference.

3.64	Amendment to Bylaws adopted on March 4, 1999. Filed with Registrant’s Current Report on Form 8-K dated March 4, 1999 and incorporated herein by reference.

3.65	Amendment to Bylaws adopted on May 6, 1999. Filed with Registrants’ Form 10-Q for the quarterly period ended June 30, 1999 and incorporated herein by reference.

3.66	Amendment to Bylaws adopted on November 7, 2002. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002 and incorporated herein by reference.

3.67	Amendment to Bylaws adopted on May 8, 2003. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 and incorporated herein by reference.

3.68	Amendment to Bylaws adopted on August 5, 2003. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 and incorporated herein by reference.

3.69	Amendment to Bylaws adopted on March 11, 2004. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

5.1	Opinion of Stephanie Heim regarding legality of securities being registered. To be filed by amendment.

8.1	Opinion of Hogan & Hartson L.L.P. as to certain federal income tax matters regarding the status of Public Storage as a real estate investment trust. To be filed by amendment.

8.2	Opinion of Perkins Coie LLP regarding certain U.S. income tax aspects of the merger. To be filed by amendment.

8.3	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger. To be filed by amendment.

10.1	Second Amended and Restated Management Agreement by and among Registrant and the entities listed therein dated as of November 16, 1995. Filed with PS Partners, Ltd.’s Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.2	Amended Management Agreement between Registrant and Public Storage Commercial Properties Group, Inc. dated as of February 21, 1995. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

10.3	Second Amended and Restated Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of February 25, 1997. Filed with Registrant’s Registration Statement No. 333-22665 and incorporated herein by reference.

10.4	Registrant’s 1990 Stock Option Plan. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

10.5	Registrant’s 1994 Stock Option Plan. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

10.6	Registrant’s 1996 Stock Option and Incentive Plan. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

5

10.7	Deposit Agreement dated as of December 13, 1995, among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

10.8	Deposit Agreement dated as of January 25, 1996, among Registrant, The First national Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

10.9	Employment Agreement between Registrant and B. Wayne Hughes dated as of November 16, 1995. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31,1995 and incorporated herein by reference.

10.10	Deposit Agreement dated as of November 1, 1996, among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-5/8% Cumulative Preferred Stock, Series I and incorporated herein by reference.

10.11	Limited Partnership Agreement of PSAF Development Partners, L.P. between PSAF Development, Inc. and the Limited Partner dated as of April 10, 1997. Filed with Registrant’s Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

10.12	Deposit Agreement dated as of August 28, 1997 among Registrant, The First National Bank of Boston, and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8% Cumulative Preferred Stock, Series J and incorporated herein by reference.

10.13	Agreement of Limited Partnership of PS Business Parks, L.P. dated as of March 17, 1998. Filed with PS Business Parks, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and incorporated herein by reference.

10.14	Deposit Agreement dated as of January 19, 1999 among Registrant, BankBoston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series K and incorporated herein by reference.

10.15	Agreement and Plan of Merger among Storage Trust Realty, Registrant and Newco Merger Subsidiary, Inc. dated as of November 12, 1998. Filed with Registrant’s Registration Statement No. 333-68543 and incorporated herein by reference.

10.16	Amendment No. 1 to Agreement and Plan of Merger among Storage Trust Realty, Registrant, Newco Merger Subsidiary, Inc. and STR Merger Subsidiary, Inc. dated as of January 19, 1999. Filed with registrant’s Registration Statement No. 333-68543 and incorporated herein by reference.

10.17	Amended and Restated Agreement of Limited Partnership of Storage Trust Properties, L.P., dated as of March 12, 1999. Filed with Registrant’s Form 10-Q for the quarterly period ended June 30, 1999 and incorporated herein by reference.

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10.18	Storage Trust Realty 1994 Share Incentive Plan. Filed with Storage Trust Realty’s Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference.

10.19	Amended and Restated Storage Trust Realty Retention Bonus Plan effective as of November 12, 1998. Filed with Registrant’s Registration Statement No. 333-68543 and incorporated herein by reference.

10.20	Deposit Agreement dated as of March 10, 1999 among Registrant, BankBoston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8-1/4% Cumulative Preferred Stock, Series L and incorporated herein by reference.

10.21	Note Purchase Agreement and Guaranty Agreement with respect to $100,000,000 of Senior Notes of Storage Trust Properties, L.P. Filed with Storage Trust Realty’s Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

10.22	Deposit Agreement dated as of August 17, 1999 among Registrant, BankBoston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.75% Cumulative Preferred Stock, Series M and incorporated herein by reference.

10.23	Limited Partnership Agreement of PSAC Development Partners, L.P. among PS Texas Holdings, Ltd., PS Pennsylvania Trust and PSAC Storage Investors, L.L.C. dated as November 15, 1999. Filed with Registrant’s Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

10.24	Agreement of Limited Liability Company of PSAC Storage Investors, L.L.C. dated as of November 15, 1999. Filed with Registrant’s Current Report on Form 8-K dated November 15, 1999 and incorporated herein by reference.

10.25	Deposit Agreement dated as of January 14, 2000 among Registrant, BankBoston, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A and incorporated herein by reference.

10.26	Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of March 29, 2000. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference.

10.27	Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of August 11, 2000. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and incorporated herein by reference.

10.28	Registrant’s 2000 Non-Executive/Non-Director Stock Option and Incentive Plan. Filed with Registrant’s Registration Statement No, 333-52400 and incorporated herein by reference.

10.29	Deposit Agreement dated as of January 19, 2001 among Registrant, Fleet National Bank and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q. Filed with Registrant’s Form 8-A/A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.600% Cumulative Preferred Stock, Series Q and incorporated herein by reference.

10.30	Registrant’s 2001 Non-Executive/Non-Director Stock Option and Incentive Plan. Filed with Registrant’s Registration Statement No. 333-59218 and incorporated herein by reference.

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10.31	Registrant’s 2001 Stock Option and Incentive Plan. Filed with Registrant’s Registration Statement No. 333-59218 and incorporated herein by reference.

10.32	Deposit Agreement dated as of September 28, 2001 among Registrant, Fleet National Bank and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 8.000% Cumulative Preferred Stock, Series R. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 8.000% Cumulative Preferred Stock, Series R and incorporated herein by reference.

10.33	Deposit Agreement dated as of October 31, 2001 among Registrant, Fleet National Bank and the holder of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.875% Cumulative Preferred Stock, Series S. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.875% Cumulative Preferred Stock, Series S and incorporated herein by reference.

10.34	Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of November 1, 2001. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 and incorporated herein by reference.

10.35	Deposit Agreement dated as of January 18, 2002 among Registrant, Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series T. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series T and incorporated herein by reference.

10.36	Deposit Agreement dated as of February 19, 2002 among Registrant, Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series U. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.625% Cumulative Preferred Stock, Series U and incorporated herein by reference.

10.37	Deposit Agreement dated as of September 30, 2002 among Registrant, Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.500% Cumulative Preferred Stock, Series V. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.500% Cumulative Preferred Stock, Series V and incorporated herein by reference.

10.38	Employment Agreement between Registrant and Harvey Lenkin dated as of August 5, 2003. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 and incorporated herein by reference.

10.39	Deposit Agreement dated as of October 6, 2003 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.500% Cumulative Preferred Stock, Series W. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.500% Cumulative Preferred Stock, Series W and incorporated herein by reference.

10.40	Deposit Agreement dated as of November 13, 2003 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.450% Cumulative Preferred Stock, Series X. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.450% Cumulative Preferred Stock, Series X and incorporated herein by reference.

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10.41	Deposit Agreement dated as of March 5, 2004 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.250% Cumulative Preferred Stock, Series Z. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.250% Cumulative Preferred Stock, Series Z and incorporated herein by reference.

10.42	Limited Partnership Agreement of PSAF Acquisition Partners, L.P. between PS Texas Holdings, Ltd. and the Limited Partner dated as of December 18, 2003. Filed with Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

10.43	Second Amendment to Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of March 22, 2004. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

10.44	Second Amendment to Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of March 25, 2004. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 and incorporated herein by reference.

10.45	Deposit Agreement dated as of March 31, 2004 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.125% Cumulative Preferred Stock, Series A. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.125% Cumulative Preferred Stock, Series A and incorporated herein by reference.

10.46	Deposit Agreement dated as of June 30, 2004 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.125% Cumulative Preferred Stock, Series B. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.125% Cumulative Preferred Stock, Series B and incorporated herein by reference.

10.47	Deposit Agreement dated as of September 13, 2004 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.60% Cumulative Preferred Stock, Series C. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.60% Cumulative Preferred Stock, Series C and incorporated herein by reference.

10.48	Amended and Restated Agreement of Limited Partnership of PSA Institutional Partners, L.P. among PS Texas Holdings, Ltd. and the Limited Partners dated as of October 12, 2004. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

10.49	Deposit Agreement dated as of February 28, 2005 among Registrant, Equiserve Inc., Equiserve Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.18% Cumulative Preferred Stock, Series D. Filed with Registrant’s Form 8-A Registration Statement relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.18% Cumulative Preferred Stock, Series D and incorporated herein by reference.

10.50	Form of 2001 Stock Option and Incentive Plan Non-qualified Stock Option Agreement. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

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10.51	Form of Restricted Stock Unit Agreement. Filed with the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

10.52	Form of 2001 Stock Option and Incentive Plan Outside Director Stock Option Agreement. Filed with Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and incorporated herein by reference.

10.53	Public Storage, Inc. Performance Based Compensation Plan for Covered Employees. Filed with Registrant’s Current Report on Form 8-K dated May 11, 2005 and incorporated herein by reference.

10.54	Consulting Agreement between Registrant and Harvey Lenkin dated as of June 30, 2005. Filed with Registrant’s Current Report on Form 8-K dated July 1, 2005 and incorporated herein by reference.

10.55	Deposit Agreement dated as of April 27, 2005 among Registrant, Equiserve Inc., Equiserve Trust Company, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.75% Cumulative Preferred Stock, Series E. Filed with Registrant’s Registration Statement on Form 8-A relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.75% Cumulative Preferred Stock, Series E and incorporated herein by reference.

10.56	Deposit Agreement dated as of August 23, 2005 among Registrant, Computershare Shareholder Services, Inc., Equiserve Trust Company, N.A. and the holders of depositary receipts evidencing Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F. Filed with Registrant’s Registration Statement on Form 8-A relating to Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F and incorporated herein by reference.

10.57	Deposit Agreement dated as of October 3, 2005 among Registrant, Computershare Shareholder Services, Inc., Equiserve Trust Company, N.A. and the holders of the depositary receipts evidencing additional Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F. Filed with Registrant’s Registration Statement on Form 8-A relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.45% Cumulative Preferred Stock, Series F and incorporated herein by reference.

10.58	Deposit Agreement dated December 12, 2005 among Registrant and Computershare Shareholder Services, Inc., Equiserve Trust Company, N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 7.00% Cumulative Preferred Stock, Series G. Filed with Registrant’s Registration Statement on Form 8-A relating to the Depositary Shares Each Representing 1/1,000 of a Share of 7.00% Cumulative Preferred Stock, Series G and incorporated herein by reference.

10.59	Deposit Agreement dated as of January 19, 2006 among Registrant and Computershare Trust Company N.A. and the holders of the depositary receipts evidencing the Depositary Shares Each Representing 1/1,000 of a Share of 6.95% Cumulative Preferred Stock, Series H. Filed with Registrant’s Registration Statement on Form 8-A relating to the Depositary Shares Each Representing 1/1,000 of a Share of 6.95% Cumulative Preferred Stock, Series H and incorporated herein by reference.

10.60	Form of Indemnification Agreement with Executive Officers. Filed with Registrant’s Annual Report on Form 10-K for the annual period ended December 31, 2005 and incorporated herein by reference.

10.61	Voting Agreement, dated as of March 6, 2006, by and among Charles K. Barbo and Public Storage, Inc. Filed with the Registrant’s Form 8-K dated March 7, 2006 and incorporated herein by reference.

11	Statement Re: Computation of Earnings per Share. Filed with Registrant’s Annual Report on Form 10-K for the annual period ended December 31, 2005 and incorporated herein by reference.

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12	Statement Re: Computation of Ratio of Earnings to Fixed Charges. Filed with Registrant’s Annual Report on Form 10-K for the annual period ended December 31, 2005 and incorporated herein by reference.

21	Subsidiaries of the Registrant Filed with Registrant’s Annual Report on Form 10-K for the annual period ended December 31, 2005 and incorporated herein by reference.

23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2	Consent of Ernst & Young LLP. Filed herewith.

23.3	Consent of Deloitte & Touche LLP. Filed herewith.

23.4	Consent of Hogan & Hartson L.L.P. To be filed by amendment.

23.5	Consent of Perkins Coie LLP. To be filed by amendment.

23.6	Consent of Wachtell, Lipton, Rosen & Katz. To be filed by amendment.

23.7	Consent of Stephanie Heim (included as part of her opinion filed as Exhibit 5.1). To be filed by amendment.

99.1	Form of Proxy of Shurgard Storage Centers, Inc. To be filed by amendment.

99.2	Form of Proxy of Public Storage, Inc. To be filed by amendment.

99.3	Consent of Goldman, Sachs & Co. Filed herewith.

99.4	Consent of Citigroup Global Markets Inc. Filed herewith.

99.5	Consent of Banc of America Securities LLC. Filed herewith.

1.	SEC File No. 001-08389 unless otherwise indicated.

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